Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-171256, 333-171256-01 to 333-171256-02

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 19 TO
MARKET MAKING PROSPECTUS DATED APRIL 4, 2012

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 20, 2013

On February 19, 2013, Energy Future Holdings Corp. filed the attached Current Report on
Form 10-K with the Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012

— OR —

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-12833

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	75-2669310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Bryan Street, Dallas, TX 75201-3411	(214) 812-4600
(Address of principal executive offices) (Zip Code)	(Registrant's telephone number, including area code)
__________________________________________________________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
9.75% Senior Notes due 2019	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None
__________________________________________________________________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes ☒    No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐  Non-Accelerated filer ☒ (Do not check if a smaller reporting company)
Smaller reporting company ☐

Indicate by check mark if the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes ☐ No ☒

At February 19, 2013, there were 1,681,031,995 shares of common stock, without par value, outstanding of Energy Future Holdings Corp. (substantially all of which were owned by Texas Energy Future Holdings Limited Partnership, Energy Future Holdings Corp.’s parent holding company, and none of which is publicly traded).
________________________________________________________________________________
DOCUMENTS INCORPORATED BY REFERENCE
None

Energy Future Holdings Corp.'s (EFH Corp.) annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports are made available to the public, free of charge, on the EFH Corp. website at http://www.energyfutureholdings.com, as soon as reasonably practicable after they have been filed with or furnished to the Securities and Exchange Commission. The information on EFH Corp.'s website shall not be deemed a part of, or incorporated by reference into, this annual report on Form 10-K. The representations and warranties contained in any agreement that we have filed as an exhibit to this annual report on Form 10-K or that we have or may publicly file in the future may contain representations and warranties made by and to the parties thereto at specific dates. Such representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties' risk allocation in the particular transaction, or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes.

This annual report on Form 10-K and other Securities and Exchange Commission filings of EFH Corp. and its subsidiaries occasionally make references to EFH Corp. (or "we," "our," "us" or "the company"), EFCH, EFIH, TCEH, TXU Energy, Luminant, Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. These references reflect the fact that the subsidiaries are consolidated with, or otherwise reflected in, their respective parent company's financial statements for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or vice versa.

i

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

2011 Form 10-K	EFH Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011

Adjusted EBITDA
Adjusted EBITDA means EBITDA adjusted to exclude noncash items, unusual items and other adjustments allowable under certain of our debt arrangements. See the definition of EBITDA below. Adjusted EBITDA and EBITDA are not recognized terms under US GAAP and, thus, are non-GAAP financial measures. We are providing Adjusted EBITDA in this Form 10-K (see reconciliations in Exhibits 99(b), 99(c) and 99(d)) solely because of the important role that Adjusted EBITDA plays in respect of certain covenants contained in our debt arrangements. We do not intend for Adjusted EBITDA (or EBITDA) to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with US GAAP. Additionally, we do not intend for Adjusted EBITDA (or EBITDA) to be used as a measure of free cash flow available for management's discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, our presentation of Adjusted EBITDA (and EBITDA) may not be comparable to similarly titled measures of other companies.

ancillary services
Refers to services necessary to support the transmission of energy and maintain reliable operations for the entire transmission system. These services include monitoring and providing for various types of reserve generation to ensure adequate electricity supply and system reliability.

CAIR	Clean Air Interstate Rule

CFTC	US Commodity Futures Trading Commission

CO2	carbon dioxide

CPNPC
Refers to Comanche Peak Nuclear Power Company LLC, which was formed by subsidiaries of TCEH (holding an 88% equity interest) and Mitsubishi Heavy Industries Ltd. (MHI) (holding a 12% equity interest) for the purpose of developing two new nuclear generation units and obtaining a combined operating license from the NRC for the units.

Competitive Electric segment	the EFH Corp. business segment that consists principally of TCEH

CREZ	Competitive Renewable Energy Zone

CSAPR	the final Cross-State Air Pollution Rule issued by the EPA in July 2011 and vacated by the US Court of Appeals for the District of Columbia Circuit in August 2012 (see Note 3 to Financial Statements)

DOE	US Department of Energy

EBITDA	earnings (net income) before interest expense, income taxes, depreciation and amortization

EFCH	Energy Future Competitive Holdings Company, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of TCEH, and/or its subsidiaries, depending on context

EFH Corp.	Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context, whose major subsidiaries include TCEH and Oncor

EFH Corp. Senior Notes
Refers, collectively, to EFH Corp.'s 10.875% Senior Notes due November 1, 2017 (EFH Corp. 10.875% Notes) and EFH Corp.'s 11.25%/12.00% Senior Toggle Notes due November 1, 2017 (EFH Corp. Toggle Notes).

EFH Corp. Senior Secured Notes	Refers, collectively, to EFH Corp.'s 9.75% Senior Secured Notes due October 15, 2019 (EFH Corp. 9.75% Notes) and EFH Corp.'s 10.000% Senior Secured Notes due January 15, 2020 (EFH Corp. 10% Notes).

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings

EFIH Finance	EFIH Finance Inc., a direct, wholly-owned subsidiary of EFIH, formed for the sole purpose of serving as co-issuer with EFIH of certain debt securities

EFIH Notes
Refers, collectively, to EFIH's and EFIH Finance's 6.875% Senior Secured Notes due August 15, 2017 (EFIH 6.875% Notes), 9.75% Senior Secured Notes due October 15, 2019 (EFIH 9.75% Notes), 10.000% Senior Secured Notes due December 1, 2020 (EFIH 10% Notes), 11% Senior Secured Second Lien Notes due October 1, 2021 (EFIH 11% Notes), 11.75% Senior Secured Second Lien Notes due March 1, 2022 (EFIH 11.75% Notes) and 11.25%/12.25% Senior Toggle Notes due December 1, 2018 (EFIH Toggle Notes).

EPA	US Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

FERC	US Federal Energy Regulatory Commission

GAAP	generally accepted accounting principles

GHG	greenhouse gas

GWh	gigawatt-hours

IRS	US Internal Revenue Service

kWh	kilowatt-hours

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Luminant
subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas market heat rate
Heat rate is a measure of the efficiency of converting a fuel source to electricity. Market heat rate is the implied relationship between wholesale electricity prices and natural gas prices and is calculated by dividing the wholesale market price of electricity, which is based on the price offer of the marginal supplier in ERCOT (generally natural gas plants), by the market price of natural gas. Forward wholesale electricity market price quotes in ERCOT are generally limited to two or three years; accordingly, forward market heat rates are generally limited to the same time period. Forecasted market heat rates for time periods for which market price quotes are not available are based on fundamental economic factors and forecasts, including electricity supply, demand growth, capital costs associated with new construction of generation supply, transmission development and other factors.

MATS	the Mercury and Air Toxics Standard finalized by the EPA in December 2011 and published in February 2012

Merger	The transaction referred to in the Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire EFH Corp., which was completed on October 10, 2007.

MMBtu	million British thermal units

Moody's	Moody's Investors Services, Inc. (a credit rating agency)

MW	megawatts

MWh	megawatt-hours

NERC	North American Electric Reliability Corporation

NOX	nitrogen oxides

NRC	US Nuclear Regulatory Commission

NYMEX	the New York Mercantile Exchange, a physical commodity futures exchange

Oncor
Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp., and/or its consolidated bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC, depending on context, that is engaged in regulated electricity transmission and distribution activities

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context

Oncor Ring-Fenced Entities	Oncor Holdings and its direct and indirect subsidiaries, including Oncor

OPEB	other postretirement employee benefits

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

purchase accounting
The purchase method of accounting for a business combination as prescribed by US GAAP, whereby the cost or "purchase price" of a business combination, including the amount paid for the equity and direct transaction costs are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

Regulated Delivery segment	the EFH Corp. business segment that consists primarily of our investment in Oncor

REP	retail electric provider

RRC	Railroad Commission of Texas, which among other things, has oversight of lignite mining activity in Texas

S&P	Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies Inc. (a credit rating agency)

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SG&A	selling, general and administrative

SO2	sulfur dioxide

Sponsor Group
Refers, collectively, to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH
Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFCH and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context, that are engaged in electricity generation and wholesale and retail energy markets activities, and whose major subsidiaries include Luminant and TXU Energy

TCEH Demand Notes
Refers to certain loans from TCEH to EFH Corp. in the form of demand notes to finance EFH Corp. debt principal and interest payments and, until April 2011, other general corporate purposes of EFH Corp., that are guaranteed on a senior unsecured basis by EFCH and EFIH.

TCEH Finance	TCEH Finance, Inc., a direct, wholly-owned subsidiary of TCEH, formed for the sole purpose of serving as co-issuer with TCEH of certain debt securities

TCEH Senior Notes
Refers, collectively, to TCEH's and TCEH Finance's 10.25% Senior Notes due November 1, 2015 and 10.25% Senior Notes due November 1, 2015, Series B (collectively, TCEH 10.25% Notes) and TCEH's and TCEH Finance's 10.50%/11.25% Senior Toggle Notes due November 1, 2016 (TCEH Toggle Notes).

TCEH Senior Secured Facilities
Refers, collectively, to the TCEH Term Loan Facilities, TCEH Revolving Credit Facility, TCEH Letter of Credit Facility and, until it expired on December 31, 2012, TCEH Commodity Collateral Posting Facility. See Note 8 to Financial Statements for details of these facilities.

TCEH Senior Secured Notes	TCEH's and TCEH Finance's 11.5% Senior Secured Notes due October 1, 2020

TCEH Senior Secured Second Lien Notes
Refers, collectively, to TCEH's and TCEH Finance's 15% Senior Secured Second Lien Notes due April 1, 2021 and TCEH's and TCEH Finance's 15% Senior Secured Second Lien Notes due April 1, 2021, Series B.

TCEQ	Texas Commission on Environmental Quality

Texas Holdings	Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group, that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities

Texas Transmission
Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is not affiliated with EFH Corp., any of EFH Corp.'s subsidiaries or any member of the Sponsor Group

TRE	Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and ERCOT protocols

TXU Energy
TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of TCEH that is a REP in competitive areas of ERCOT and is engaged in the retail sale of electricity to residential and business customers

US	United States of America

VIE	variable interest entity

v

PART I.
Items 1. and 2. BUSINESS AND PROPERTIES

References in this report to "we," "our," "us" and "the company" are to EFH Corp. and/or its subsidiaries, as apparent in the context. See "Glossary" for descriptions of major subsidiaries and other defined terms.

EFH Corp. Business and Strategy

We are a Dallas, Texas-based energy company with a portfolio of competitive and regulated energy businesses in Texas. EFH Corp. is a holding company conducting its operations principally through its TCEH and Oncor subsidiaries. EFCH and its direct subsidiary, TCEH, are wholly-owned. EFIH is wholly-owned and indirectly holds an approximate 80% equity interest in Oncor. Immediately below is an organization chart of the key subsidiaries discussed in this report.
EFCH's principal asset is its investment in TCEH. EFCH is a guarantor of a significant portion of TCEH's debt and $60 million principal amount of EFH Corp.'s debt.

TCEH, through its subsidiaries, is engaged in competitive electricity market activities largely in Texas including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity sales.

TCEH owns or leases 15,427 MW of generation capacity in Texas, which consists of lignite/coal, nuclear and natural gas-fueled generation facilities. TCEH is also one of the largest purchasers of wind-generated electricity in Texas and the US. TCEH provides competitive electricity and related services to 1.75 million retail electricity customers in Texas.

EFIH's principal assets consist of its investment in Oncor Holdings, the principal asset of which is an 80% equity interest in Oncor. EFIH is also a guarantor of $60 million principal amount of EFH Corp.'s debt.

Oncor is engaged in regulated electricity transmission and distribution operations in Texas that are primarily regulated by the PUCT and, in certain instances, the FERC. Oncor provides transmission and distribution services to REPs, which sell electricity to residential and business consumers, as well as transmission services to other electricity distribution companies, cooperatives and municipalities. Oncor operates the largest transmission and distribution system in Texas, delivering electricity to more than 3.2 million homes and businesses and operating more than 119,000 miles of transmission and distribution lines. A significant portion of Oncor's revenues represent fees for services provided to TCEH. Revenues from services provided to TCEH represented 29% and 33% of Oncor's total reported consolidated revenues for the years ended December 31, 2012 and 2011, respectively.

EFH Corp. and Oncor have implemented certain structural and operational "ring-fencing" measures based on commitments made by Texas Holdings and Oncor to the PUCT to further enhance the credit quality of Oncor Holdings and Oncor. These measures serve to mitigate Oncor's and Oncor Holdings' credit exposure to the Texas Holdings Group with the intent to minimize the risk that a court would order any of the assets and liabilities of the Oncor Ring-Fenced Entities to be substantively consolidated with the assets and liabilities of any member of the Texas Holdings Group in the event any such member were to become a debtor in a bankruptcy case. Accordingly, EFH Corp. and EFIH do not control and do not consolidate Oncor Holdings and Oncor for financial reporting purposes. See Notes 1 and 2 to Financial Statements for a description of the material features of these "ring-fencing" measures.

At December 31, 2012, we had approximately 9,100 full-time employees (including approximately 3,500 at Oncor). Approximately 2,840 employees are under collective bargaining agreements (including approximately 790 at Oncor).

EFH Corp.'s Market

We operate primarily within the ERCOT market. This market represents approximately 85% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the Independent System Operator (ISO) of the interconnected transmission grid for those systems. ERCOT's membership consists of approximately 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, investor-owned utilities, REPs and consumers.

The ERCOT market operates under reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure adequacy and reliability of power supply across Texas' main interconnected transmission grid. The ERCOT ISO is responsible for scheduling power on the grid and maintaining reliable operations of the electricity supply system in the market. Its responsibilities include centralized dispatch of the power pool and ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers. The ERCOT ISO also serves as agent for procuring ancillary services for those members who elect not to provide their own ancillary services.

Significant changes in the operations of the wholesale electricity market resulted from the change from a zonal to a nodal market implemented by ERCOT in December 2010. The nodal market design resulted in a substantial increase in the number of settlement price points for participants and established a new "day-ahead market," operated by ERCOT, in which participants can enter into forward sales and purchases of electricity. The nodal market also established hub trading prices, which represent the average of node prices within geographic regions, at which participants can hedge and trade power through bilateral transactions and established congestion revenue rights, which are financial instruments auctioned by ERCOT that allow participants to hedge price differences between settlement points. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Wholesale Market Design – Nodal Market" for additional discussion of the ERCOT nodal market.

Oncor, along with other owners of transmission and distribution facilities in Texas, assists the ERCOT ISO in its operations. Oncor has planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations it owns, primarily within its certificated distribution service area. Oncor participates with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing and constructing new transmission lines in order to remove existing constraints on the ERCOT transmission grid. The new transmission lines are necessary to meet reliability needs, support renewable energy production and increase bulk power transfer capability.

The following data is derived from information published by ERCOT:

Installed generation capacity in the ERCOT market for the year 2012 totaled approximately 84,500 MW, including approximately 2,900 MW mothballed (idled) capacity and more than 10,000 MW of wind and other resources that may not be available coincident with system need. Texas has more installed wind generation capacity than any other state in the US. In 2012, ERCOT's hourly demand peaked at 66,548 MW, which was less than the record peak demand of 68,305 MW in 2011. Of ERCOT's total installed capacity, approximately 59% is natural gas-fueled generation, approximately 28% is lignite/coal and nuclear-fueled generation and approximately 13% is wind and other renewable resources. In November 2010, ERCOT changed its minimum reserve margin planning criterion to 13.75% from 12.5%. In December 2012, ERCOT projected the reserve margin for the summer peak load period to be 13.2% in 2013, 10.9% in 2014, and 10.5% in 2015. Reserve margin represents the percentage by which system generation capacity exceeds anticipated peak load. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Key Risks and Challenges – Declining Reserve Margins and Weather Extremes."

The ERCOT market has limited interconnections to other markets in the US and Mexico, which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

Natural gas-fueled generation is the predominant electricity capacity resource (approximately 59%) in the ERCOT market and accounted for approximately 45% of the electricity produced in the ERCOT market in 2012. Because of the significant amount of natural gas-fueled capacity and the ability of such facilities to more readily increase or decrease production when compared to nuclear and lignite/coal-fueled generation, marginal demand for electricity is usually met by natural gas-fueled facilities. As a result, wholesale electricity prices in ERCOT have generally moved with natural gas prices.

EFH Corp.'s Strategies

Each of our businesses focuses its operations on key safety, reliability, economic and environmental drivers for that business, as described below:

•
TCEH focuses on optimizing and developing its generation fleet to safely provide reliable electricity supply in a cost-effective manner and in consideration of environmental impacts, hedging its commodity price and volume exposure and providing high quality service and innovative energy products to retail and wholesale customers.

•
Oncor focuses on delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in its transmission and distribution infrastructure to maintain its system, serve its growing customer base with a modernized grid and support renewable energy production.

Other elements of our strategies include:

•
Increase value from existing business lines. We strive for top-tier performance across our operations in terms of safety, reliability, cost and customer service. In establishing strategic objectives, we incorporate the following core operating principles:

•	Safety: Placing the safety of communities, customers and employees first;

•	Environmental Stewardship: Continuing to make strategic and operational improvements that lead to cleaner air, land and water;

•	Customer Focus: Delivering products and superior service to help customers more effectively manage their use of electricity;

•	Community Focus: Being an integral part of the communities in which we live, work and serve;

•
Operational Excellence: Incorporating continuous improvement and financial discipline in all aspects of the business to achieve top-tier results that maximize the value of the company for stakeholders, including operating world-class facilities that produce and deliver safe and dependable electricity at affordable prices, and

•	Performance-Driven Culture: Fostering a strong values- and performance-based culture designed to attract, develop and retain best-in-class talent.

•	Drive and support growth of the ERCOT market. We expect to pursue growth opportunities across our existing business lines, including:

•
Pursuing generation development opportunities to help meet ERCOT's growing electricity needs over the longer term from a diverse range of energy sources such as natural gas, nuclear and renewable energy.

•
Working with ERCOT and other market participants to develop policies and protocols that provide appropriate pricing signals that encourage the development of new generation to meet growing electricity demand in the ERCOT market.

•
Profitably increasing the number of retail customers served throughout the competitive ERCOT market areas by delivering superior value through high quality customer service and innovative energy products, including leading energy efficiency initiatives and service offerings.

•
Investing in transmission and distribution, including advanced metering systems initiatives, and constructing new transmission and distribution facilities to meet the needs of the growing Texas market.

•
Manage exposure to wholesale electricity price volatility. We actively manage our exposure to wholesale electricity prices in ERCOT through contracts for physical delivery of electricity, exchange traded and "over-the-counter" financial contracts, ERCOT "day-ahead market" transactions and bilateral contracts with other wholesale market participants, including other generators and end-use customers. These hedging activities include shorter-term agreements, longer-term electricity sales contracts and forward sales of natural gas.

The historical relationship between natural gas prices and wholesale electricity prices in the ERCOT market has provided us an opportunity to manage a portion of our exposure to variability of wholesale electricity prices through a natural gas price hedging program. Under this program, TCEH has entered into market transactions involving natural gas-related financial instruments, and at December 31, 2012, has effectively sold forward approximately 360 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 42,000 GWh at an assumed 8.5 market heat rate) for the period January 1, 2013 through December 31, 2014 at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking together forward wholesale and retail electricity sales with the natural gas positions in the hedging program, we have effectively hedged an estimated 96% and 41% of the price exposure, on a natural gas equivalent basis, related to TCEH's expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). For additional discussion of the natural gas price hedging program, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," specifically sections entitled "Significant Activities and Events and Items Influencing Future Performance – Natural Gas Price Hedging Program and Other Hedging Activities," "Key Risks and Challenges – Natural Gas Price and Market Heat Rate Exposure" and "Financial Condition – Liquidity and Capital Resources – Liquidity Effects of Commodity Hedging and Trading Activities."

•
Strengthen our balance sheet through a liability management program. In 2009, we implemented a liability management program focused on improving our balance sheet by reducing the amount and extending the maturity of our outstanding debt. Activities under the liability management program do not include debt issued by Oncor or its subsidiary. Since inception, the program has resulted in the capture of $2.5 billion of debt discount and the extension of approximately $25.7 billion of debt maturities to 2017-2021. Activities to date have included debt exchanges, issuances and repurchases as well as amendments to, and extensions under, the Credit Agreement governing the TCEH Senior Secured Facilities. As a result of these and other activities, we expect TCEH will have sufficient liquidity to meets its obligations until October 2014, at which time a total of $3.8 billion of the TCEH Term Loan Facilities matures. TCEH's ability to satisfy this obligation is dependent upon the implementation of one or more of the actions described below. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Liability Management Program" and Notes 1 and 8 to Financial Statements for additional discussion of these transactions.

As part of the liability management program, EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) continue to consider and evaluate possible transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements and may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. These transactions and initiatives may include, among others, debt for debt exchanges, recapitalizations, amendments to and extensions of debt obligations and debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries. These actions could result in holders of TCEH debt instruments not recovering the full principal amount of those obligations.

In evaluating whether to undertake any liability management transaction, we will take into account liquidity requirements, prospects for future access to capital, contractual restrictions, the market price of our outstanding debt, the maturity dates of our debt, potential transaction costs and other factors. Any liability management transaction, including any refinancing or extension, may occur on a stand-alone basis or in connection with, or immediately following, other liability management transactions.

•
Pursue new environmental initiatives. We are committed to continue to operate in compliance with all environmental laws, rules and regulations and to reduce our impact on the environment. EFH Corp.'s Sustainable Energy Advisory Board advises us in our pursuit of technology development opportunities that reduce our impact on the environment while balancing the need to help address the energy requirements of Texas. The Sustainable Energy Advisory Board is comprised of individuals who represent the following interests, among others: the environment, labor unions, customers, economic development in Texas and technology/reliability standards. See "Environmental Regulations and Related Considerations" below for discussion of actions we are taking to reduce emissions from our generation facilities and our investments in energy efficiency and related initiatives.

Seasonality

Our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

Operating Segments

We have aligned and report our business activities as two operating segments: the Competitive Electric segment, consisting largely of TCEH and its subsidiaries, and the Regulated Delivery segment, consisting largely of our investment in Oncor. See Note 16 to Financial Statements for additional financial information for the segments.

Competitive Electric Segment

Key management activities, including commodity price risk management and electricity sourcing for our retail and wholesale customers, are performed on an integrated basis. This integration strategy, the execution of which is discussed below in describing the activities of our wholesale operations, is a key consideration in our operating segment determination. For purposes of operational accountability and market identity, the segment operations have been grouped into Luminant, which is engaged in electricity generation and wholesale markets activities, and TXU Energy, which is engaged in retail electricity sales activities. These activities are conducted through separate legal entities.

Luminant — Luminant's existing electricity generation fleet consists of 14 plants in Texas with total installed nameplate generating capacity as shown in the table below:

Fuel Type	Installed Nameplate Capacity (MW)	Number of Plant Sites	Number of Units (a)
Nuclear	2,300	1	2
Lignite/coal (b)	8,017	5	12
Natural gas (c)	5,110	8	26
Total	15,427	14	40
___________

(a)	Leased units consist of six natural gas-fueled combustion turbine units totaling 390 MW of capacity. All other units are owned.

(b)	Includes 1,130 MW representing two units at our Monticello facility for which operations have been suspended until summer 2013 due to low wholesale power prices in ERCOT and other market conditions.

(c)	Includes 1,655 MW representing four units mothballed and not currently available for dispatch. See "Natural Gas-Fueled Generation Operations" below.

The generation units are located primarily on owned land. Nuclear and lignite/coal-fueled units are generally scheduled to run at capacity except for periods of scheduled maintenance activities; however, we reduce production from certain lignite/coal-fueled generation units, referred to as economic backdown, during periods when wholesale electricity market prices are less than the unit's variable production costs. The natural gas-fueled generation units supplement the nuclear and lignite/coal-fueled generation capacity in meeting consumption in peak demand periods as production from certain of these units, particularly combustion-turbine units, can be more readily ramped up or down as demand warrants.

Nuclear Generation Operations — Luminant operates two nuclear generation units at the Comanche Peak plant site, each of which is designed for a capacity of 1,150 MW. Comanche Peak's Unit 1 and Unit 2 went into commercial operation in 1990 and 1993, respectively, and are generally operated at full capacity. Refueling (nuclear fuel assembly replacement) outages for each unit are scheduled to occur every eighteen months during the spring or fall off-peak demand periods. Every three years, the refueling cycle results in the refueling of both units during the same year, which last occurred in 2011. While one unit is undergoing a refueling outage, the remaining unit is intended to operate at full capacity. During a refueling outage, other maintenance, modification and testing activities are completed that cannot be accomplished when the unit is in operation. Over the last three years the refueling outage period per unit has ranged from 22 to 25 days. The Comanche Peak facility operated at a capacity factor of 98.5%, 95.7% and 100% in 2012, 2011 and 2010, respectively.

Luminant has contracts in place for all of its uranium and nuclear fuel conversion, enrichment and fabrication services for 2013. For the period of 2014 through 2019, Luminant has contracts in place for the acquisition of approximately 71% of its uranium requirements and 87% of its nuclear fuel conversion services requirements. In addition, Luminant has contracts in place for all of its nuclear fuel enrichment services through 2014, as well as all of its nuclear fuel fabrication services through 2018. Luminant does not anticipate any significant difficulties in acquiring uranium and contracting for associated conversion and enrichment services in the foreseeable future.

The nuclear industry is developing ways to store used nuclear fuel on site at nuclear generation facilities, primarily through the use of dry cask storage, since there are no facilities for reprocessing or disposal of used nuclear fuel currently in operation in the US. Luminant stores its used nuclear fuel on-site in storage pools or dry cask storage facilities and believes its on-site used nuclear fuel storage capability is sufficient for the foreseeable future.

The Comanche Peak nuclear generation units have an estimated useful life of 60 years from the date of commercial operation. Therefore, assuming that Luminant receives 20-year license extensions, similar to what has been granted by the NRC to several other commercial generation reactors over the past several years, decommissioning activities would be scheduled to begin in 2050 for Comanche Peak Unit 1 and 2053 for Unit 2 and common facilities. Decommissioning costs will be paid from a decommissioning trust that, pursuant to Texas law, is intended to be fully funded from Oncor's customers through an ongoing delivery surcharge. (See Note 17 to Financial Statements for discussion of the decommissioning trust fund.)

Nuclear insurance provisions are discussed in Note 9 to Financial Statements.

Nuclear Generation Development — In 2008, a subsidiary of TCEH filed a combined operating license application with the NRC for two new nuclear generation units, each with approximately 1,700 MW (gross capacity), at its existing Comanche Peak nuclear plant site. In connection with the filing of the application, in 2009, subsidiaries of TCEH and Mitsubishi Heavy Industries Ltd. (MHI) formed a joint venture, Comanche Peak Nuclear Power Company (CPNPC), to further the development of the two new nuclear generation units using MHI's US–Advanced Pressurized Water Reactor technology. The TCEH subsidiary owns an 88% interest in CPNPC, and a MHI subsidiary owns a 12% interest.

Based on the NRC's license application review schedule, we expect the NRC will complete its review in summer 2014 and that a license could be issued by year-end 2014. We have filed a loan guarantee application with the DOE for financing the proposed units prior to commencement of construction.

Lignite/Coal-Fueled Generation Operations — Luminant's lignite/coal-fueled generation fleet capacity totals 8,017 MW and consists of the Big Brown (2 units), Monticello (3 units), Martin Lake (3 units), Oak Grove (2 units) and Sandow (2 units) plant sites. Maintenance outages at these units are scheduled during seasonal off-peak demand periods. Over the last three years, the total annual scheduled and unscheduled outages per unit averaged 40 days (last two years include three recently constructed units discussed immediately below). Luminant's lignite/coal-fueled generation fleet operated at a capacity factor of 70.0% in 2012, 83.5% in 2011 and 82.2% in 2010. This performance reflects increased economic backdown of the units as described above and the suspension of operations until summer 2013 of two units at Monticello as reflected in the footnotes to the generating capacity table above.

In 2009 and 2010, Luminant completed the construction of three lignite-fueled generation units with a total capacity of 2,180 MW. The three units consist of one unit at a leased site that is adjacent to an existing lignite-fueled generation unit (Sandow) and two units at an owned site (Oak Grove). The Sandow unit and the first Oak Grove unit achieved substantial completion (as defined in the engineering, procurement and construction (EPC) agreements for the respective units) in the fourth quarter 2009. The second Oak Grove unit achieved substantial completion (as defined in the EPC agreement for the unit) in the second quarter 2010.

Approximately 71% of the fuel used at Luminant's lignite/coal-fueled generation units in 2012 was supplied from surface-minable lignite reserves dedicated to the Big Brown, Monticello, Martin Lake and Oak Grove plant sites, which are located adjacent to the reserves. Luminant owns or has under lease an estimated 735 million tons of lignite reserves dedicated to these sites, and has an undivided interest in 200 million tons of lignite reserves that provide fuel for the Sandow facility. Luminant also owns or has under lease approximately 85 million tons of reserves not currently dedicated to specific generation plants. In 2012, Luminant recovered approximately 31 million tons of lignite to fuel its generation plants. Luminant utilizes owned and/or leased equipment to remove the overburden and recover the lignite.

Luminant's lignite mining operations include extensive reclamation activities that return the land to productive uses such as wildlife habitats, commercial timberland and pasture land. In 2012, Luminant reclaimed more than 3,700 acres of land. In addition, Luminant planted 1.7 million trees in 2012, the majority of which were part of the reclamation effort.

Luminant meets its fuel requirements at Big Brown, Monticello and Martin Lake by blending lignite with western coal from the Powder River Basin in Wyoming. The coal is purchased from multiple suppliers under contracts of various lengths and is transported from the Powder River Basin to Luminant's generation plants by railcar. Based on its current planned usage, Luminant believes that it has sufficient lignite reserves for the foreseeable future and has contracted the majority of its anticipated western coal requirements through 2013 and all of the related transportation through 2014.

See "Environmental Regulations and Related Considerations - Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions" for discussion of potential effects of recent EPA rules on future operations of our generation units.

Natural Gas-Fueled Generation Operations — Luminant owns or leases a fleet of 26 natural gas-fueled generation units totaling 5,110 MW of capacity, which includes 3,455 MW of currently available capacity and 1,655 MW of capacity representing four units currently mothballed (idled). The natural gas-fueled units predominantly serve as peaking units that can be ramped up or down to balance electricity supply and demand.

In December 2012, Luminant filed a permit application with the TCEQ to build two natural gas combustion turbines totaling 420 MW at its existing DeCordova generation facility. While we believe the current market conditions do not provide adequate economic returns for the development or construction of new generation, we believe additional generation resources will be needed to support continued electricity demand growth in the ERCOT market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Activities and Events and Items Influencing Future Performance - Recent PUCT/ERCOT Actions" for discussion of actions by the PUCT and ERCOT to encourage development of new generation resources.

Wholesale Operations — Luminant's wholesale operations play a pivotal role in our Competitive Electric segment portfolio by optimally dispatching the generation fleet, sourcing all of TXU Energy's electricity requirements and managing commodity price risk associated with retail and wholesale electricity sales and generation fuel requirements.

Our electricity price exposure is managed across the complementary generation, wholesale and retail operations on a portfolio basis. Under this approach, Luminant's wholesale operations manage the risks of imbalances between generation supply and sales load, as well as exposures to natural gas price movements and market heat rate changes (variations in the relationships between natural gas prices and wholesale electricity prices), through wholesale market activities that include physical purchases and sales and transacting in financial instruments.

Luminant's wholesale operations provide TXU Energy and other retail and wholesale customers with electricity-related services to meet their demands and the operating requirements of ERCOT. In consideration of electricity generation resource availability and consumer demand levels that can be highly variable, as well as opportunities to meet longer-term objectives of larger wholesale market participants, Luminant buys and sells electricity in short-term transactions and executes longer-term forward electricity purchase and sales agreements. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the US with more than 900 MW of existing wind power under contract.

Fuel price exposure, primarily relating to Powder River Basin coal, natural gas, uranium and fuel oil, as well as fuel transportation costs, is managed primarily through short- and long-term contracts for physical delivery of fuel as well as financial contracts.

In its hedging activities, Luminant enters into contracts for the physical delivery of electricity and fuel commodities, exchange traded and "over-the-counter" financial contracts and bilateral contracts with other wholesale market participants, including generators and end-use customers. Part of these hedging activities are achieved through a natural gas price hedging program, described above under "EFH Corp.'s Strategies", designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas, principally utilizing natural gas-related financial instruments.

The wholesale operations also dispatch Luminant's available generation capacity. These dispatching activities include economic backdown of lignite/coal-fueled units and ramping up and down of natural gas-fueled units as market conditions warrant. Luminant's dispatching activities are performed through a centrally managed real-time operational staff that optimizes operational activities across the fleet and interfaces with various wholesale market channels. In addition, the wholesale operations manage the fuel procurement requirements for Luminant's fossil fuel generation facilities.

Luminant's wholesale operations include electricity and natural gas trading and third-party energy management activities. Natural gas transactions include direct purchases from natural gas producers, transportation agreements, storage leases and commercial retail sales. Luminant currently manages approximately 10 billion cubic feet of natural gas storage capacity.

Luminant's wholesale operations manage exposure to wholesale commodity and credit-related risk within established transactional risk management policies, limits and controls. These policies, limits and controls have been structured so that they are practical in application and consistent with stated business objectives. Risk management processes include capturing transaction data, monitoring transaction types and notional limits, reviewing and managing credit risk, performing and validating valuations and reporting exposures on a daily basis using risk management information systems designed to support a large transactional portfolio. A risk management forum meets regularly to ensure that business practices comply with approved transactional limits, commodities, instruments, exchanges and markets. Transactional risks are monitored to ensure limits comply with the established risk policy. Risk management also includes a disciplinary program to address any violations of the risk management policies and periodic reviews of these policies to ensure they are responsive to changing market and business conditions.

TXU Energy — TXU Energy serves 1.75 million residential and commercial retail electricity customers in Texas. Approximately 67% of our reported retail revenues in 2012 represented sales to residential customers. Texas is one of the fastest growing states in the nation with a diverse economy and, as a result, has attracted a number of competitors into the retail electricity market; consequently, competition is robust. TXU Energy, as an active participant in this competitive market, provides retail electric service to all areas of the ERCOT market now open to competition, including the Dallas/Fort Worth, Houston, Corpus Christi, and lower Rio Grande Valley areas of Texas. TXU Energy competitively markets its services to add new customers and retain its existing customer base, as well as opportunistically acquire customers from other REPs. There are more than 100 REPs certified to compete within the State of Texas. Based upon data published by the PUCT, at June 30, 2012, approximately 59% of residential customers and 68% of small commercial customers in competitive areas of ERCOT are served by REPs not affiliated with the pre-competition utility. TXU Energy is a REP affiliated with a pre-competition utility, considering EFH Corp.'s history prior to the deregulation of the Texas market.

TXU Energy's strategy focuses on providing its customers with high quality customer service and creating new products and services to meet customer needs; accordingly, customer care enhancements are implemented on an ongoing basis to continually improve customer satisfaction. TXU Energy offers a wide range of residential products to meet varying customer needs and has invested $100 million in energy efficiency initiatives over a five-year period through 2012 as part of a program to offer customers a broad set of innovative energy products and services.

Regulation — Luminant is an exempt wholesale generator under the Energy Policy Act of 2005 and is subject to the jurisdiction of the NRC with respect to its nuclear generation units. NRC regulations govern the granting of licenses for the construction and operation of nuclear-fueled generation facilities and subject such facilities to continuing review and regulation. Luminant also holds a power marketer license from the FERC and, with respect to any wholesale power sales outside the ERCOT market, is subject to market behavior and any other competition-related rules and regulations under the Federal Power Act that are administered by the FERC. In addition, Luminant is subject to the jurisdiction of the RRC's oversight of its lignite mining and reclamation operations.

Luminant is also subject to the jurisdiction of the PUCT's oversight of the competitive ERCOT wholesale electricity market. PUCT rules establish robust oversight, certain limits and a framework for wholesale power pricing and market behavior. Luminant is also subject to the requirements of the ERCOT Protocols, including Nodal Protocols and ERCOT reliability standards as adopted and enforced by the TRE and the NERC, including NERC critical infrastructure protection (CIP) standards. Luminant is also subject to the expanding authority of the CFTC as it continues to implement rules and provide oversight vested in the agency by the Wall Street Reform and Consumer Protection Act of 2010, particularly Title VII, which deals with over-the-counter derivative markets.

TXU Energy is a licensed REP under the Texas Electric Choice Act and is subject to the jurisdiction of the PUCT with respect to provision of electricity service in ERCOT. PUCT rules govern the granting of licenses for REPs, including oversight but not setting of retail prices. TXU Energy is also subject to the requirements of the ERCOT Protocols, including Nodal Protocols and ERCOT reliability standards as adopted and enforced by the TRE and the NERC, including NERC CIP standards.

Regulated Delivery Segment

The Regulated Delivery segment consists largely of our investment in Oncor. Oncor is a regulated electricity transmission and distribution company that provides the service of delivering electricity safely, reliably and economically to end-use consumers through its distribution systems, as well as providing transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. Oncor's service territory comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. Oncor's transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. Most of Oncor's power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. Oncor's transmission and distribution rates are regulated by the PUCT.

Oncor is not a seller of electricity, nor does it purchase electricity for resale. It provides transmission services to other electricity distribution companies, cooperatives and municipalities. It provides distribution services to REPs, which sell electricity to residential, business and other consumers. Oncor is also subject to the requirements of the ERCOT Protocols, including Nodal Protocols and ERCOT reliability standards as adopted and enforced by the TRE and the NERC.

Performance — Oncor achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics in 2012. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market.

Investing in Infrastructure and Technology — In 2012, Oncor invested $1.4 billion in its network to construct, rebuild and upgrade transmission lines and associated facilities, to extend the distribution infrastructure, and to pursue certain initiatives in infrastructure maintenance and information technology. Reflecting its commitment to infrastructure, Oncor and several other ERCOT utilities filed with the PUCT a plan to participate in the construction of transmission improvements designed to interconnect existing and future renewable energy facilities to transmit electricity from Competitive Renewable Energy Zones (CREZs) identified by the PUCT. In 2009, the PUCT awarded CREZ construction projects to Oncor, and Oncor currently estimates the project costs to total approximately $2.0 billion and be largely completed by the end of 2013. Additional voltage support projects are expected to be completed by early 2014, with the exception of one series capacitor project that is scheduled to be completed in December 2015. The projects involve the construction of transmission lines to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. Through 2012, Oncor's cumulative CREZ-related capital expenditures totaled $1.460 billion, including $561 million invested in 2012. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT."

Oncor's technology upgrade initiatives include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is producing electricity service reliability improvements and providing for additional products and services from REPs that enable businesses and consumers to better manage their electricity usage and costs. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits. Oncor reports 15-minute interval, billing-quality electricity consumption data from the meters to ERCOT for market settlement purposes. The data makes it possible for REPs to support new programs and pricing options.

At December 31, 2012, Oncor had installed 3,263,000 advanced digital meters, including 961,000 in 2012, completing its planned deployment of advanced meters to all residential and most nonresidential retail electricity consumers in its service area. Cumulative capital expenditures for the deployment of the advanced meter system totaled $660 million through December 31, 2012, including $142 million invested in 2012.

In a stipulation that was approved by the PUCT in 2007, Oncor committed to a variety of actions, including minimum capital spending of $3.6 billion and spending an additional $100 million (in excess of regulatory requirements discussed below) in energy efficiency initiatives over the five-year period ending December 31, 2012 (not including CREZ). Oncor satisfied these commitments in 2012.

In addition to the potential energy efficiencies from advanced metering and the $100 million in energy efficency spending discussed above, Oncor spent approximately $240 million over the five-year period ending December 31, 2012 in programs designed to improve customer electricity demand efficiencies, including approximately $50 million in 2012.

Electricity Transmission — Oncor's electricity transmission business is responsible for the safe and reliable operations of its transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over Oncor's transmission facilities in coordination with ERCOT.

Oncor is a member of ERCOT, and its transmission business actively assists the operations of ERCOT and market participants. Through its transmission business, Oncor participates with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate Oncor for delivery of electricity over transmission facilities operating at 60 kilovolt (kV) and above. Other services offered by Oncor through its transmission business include, but are not limited to: system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

PURA allows Oncor to update its transmission rates periodically to reflect changes in invested capital. This "capital tracker" provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

At December 31, 2012, Oncor's transmission facilities included 5,760 circuit miles of 345kV transmission lines and 9,713 circuit miles of 138kV and 69kV transmission lines. Sixty-four generation facilities totaling 33,880 MW were directly connected to Oncor's transmission system at December 31, 2012, and 288 transmission stations and 708 distribution substations were served from Oncor's transmission system.

At December 31, 2012, Oncor's transmission facilities have the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
Centerpoint Energy Inc.	8	—	—
American Electric Power Company, Inc (a)	6	7	11
Lower Colorado River Authority	10	22	3
Texas Municipal Power Agency	7	6	—
Texas New Mexico Power	4	9	12
Brazos Electric Power Cooperative, Inc.	8	109	22
Lone Star Transmission	12	—	—
Electric Transmission Texas, LLC	2	1	—
Rayburn Country Electric Cooperative, Inc.	—	38	6
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
Other small systems operating wholly within Texas	—	7	2
___________

(a)	One of the 345-kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Oncor's electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within Oncor's certificated service area. Oncor's distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through 3,169 distribution feeders.

The Oncor distribution system includes over 3.2 million points of delivery at December 31, 2012. Over the past five years, the number of distribution system points of delivery served by Oncor, excluding lighting sites, grew an average of just over 1% per year. Oncor added approximately 40,000 points of delivery in 2012.

The Oncor distribution system consists of 56,615 miles of overhead primary conductors, 21,497 miles of overhead secondary and street light conductors, 15,898 miles of underground primary conductors and 9,840 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25 kV and 12.5 kV.

Oncor's distribution rates for residential and small business users are based on actual monthly consumption (kWh), and rates for large commercial and industrial users are based primarily on the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

Customers — Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of more than 80 REPs, including TXU Energy and certain electric cooperatives in Oncor's certificated service area. Revenues from services provided to TCEH represented 29% of Oncor's total reported consolidated revenues for 2012. Revenues from REP subsidiaries of one nonaffiliated entity collectively represented 15% of Oncor's total reported consolidated revenues for 2012. No other customer represented more than 10% of Oncor's total operating revenues. The consumers of the electricity delivered by Oncor are free to choose their electricity supplier from REPs who compete for their business.

Regulation and Rates — As its operations are wholly within Texas, Oncor is not a public utility as defined in the Federal Power Act and, as a result, it is not subject to general regulation under this Act. However, Oncor is subject to reliability standards adopted and enforced by the TRE and the NERC, including NERC CIP standards, under the Federal Power Act.

In January 2011, Oncor filed for a rate review with the PUCT and 203 cities based on a test year ended June 30, 2010 (PUCT Docket No. 38929). In August 2011, the PUCT issued a final order providing for a distribution rate increase as discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT."

As directed by Senate Bill 1693, which was passed by the Texas Legislature in 2011, the PUCT approved a periodic rate adjustment rule in September 2011, which allows utilities to file, under certain circumstances, up to four rate adjustments between rate reviews to recover distribution-related investments on an interim basis.

At the state level, PURA requires owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility's own use of its system. The PUCT has adopted rules implementing the state open-access requirements for utilities, including Oncor, that are subject to the PUCT's jurisdiction over transmission services.

Securitization Bonds — Oncor's operations include its wholly-owned, bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC. This financing subsidiary was organized for the limited purpose of issuing certain securitization (transition) bonds in 2003 and 2004. Oncor Electric Delivery Transition Bond Company LLC issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. At December 31, 2012, $436 million principal amount of transition bonds maturing between 2013 and 2016 was outstanding. See Note 15 to Financial Statements for discussion of agreements between TCEH and Oncor regarding payment of interest and incremental taxes related to these bonds that were settled in 2012.

Environmental Regulations and Related Considerations

Global Climate Change

Background — There is a debate nationally and internationally about global climate change and how greenhouse gas (GHG) emissions, such as CO2, might contribute to global climate change. GHG emissions from the combustion of fossil fuels, primarily by our lignite/coal-fueled generation units, represent the substantial majority of our total GHG emissions. CO2, methane and nitrous oxide are emitted in this combustion process, with CO2 representing the largest portion of these GHG emissions. We estimate that our generation facilities produced 57 million short tons of CO2 in 2012. Other aspects of our operations result in emissions of GHGs including, among other things, coal piles at our generation plants, sulfur hexafluoride in transmission and distribution equipment, refrigerant from our chilling and cooling equipment, fossil fuel combustion in our motor vehicles and electricity usage at our facilities and headquarters. Our financial condition, liquidity or results of operations could be materially affected by the enactment of statutes or regulations that mandate a reduction in GHG emissions or that impose financial penalties, costs or taxes on those that produce GHG emissions. See Item 1A, "Risk Factors" for additional discussion of risks posed to us regarding global climate change regulation.

Global Climate Change Legislation — Over the past few years, several bills have been introduced in the US Congress or advocated by the Obama Administration that were intended to address climate change using different approaches, including most prominently a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade). In addition to potential federal legislation to regulate GHG emissions, the US Congress has also considered, and may in the future consider, other legislation that could result in the reduction of GHG emissions, such as the establishment of renewable or clean energy portfolio standards.

Through our own evaluation and working in tandem with other companies and industry trade associations, we have supported the development of an integrated package of recommendations for the federal government to address the global climate change issue through federal legislation at various times in the past few years. When GHG legislation involving a cap-and-trade program was being debated, we expressed a view that any such program should be mandatory, economy-wide, consistent with expected technology development timelines and designed in a way to limit potential harm to the economy or grid reliability and protect consumers. We have held that any mechanism for allocation of GHG emission allowances should include substantial allocation of allowances to offset the cost of GHG regulation, including the cost to electricity consumers. In addition, we have participated in a voluntary electric utility industry sector climate change initiative in partnership with the DOE through the Edison Electric Institute (EEI). Our strategies are generally consistent with the "EEI Global Climate Change Points of Agreement" published by the EEI in January 2009 and "The Carbon Principles" announced in February 2008 by three major financial institutions. We have also created a Sustainable Energy Advisory Board that advises us on technology development opportunities that reduce the effects of our operations on the environment while balancing the need to address the energy requirements of Texas. Our Sustainable Energy Advisory Board is comprised of individuals who represent the following interests, among others: the environment, customers, economic development in Texas and technology/reliability standards. If, despite these efforts, a substantial number of our customers or others refuse to do business with us because of our GHG emissions, it could have a material effect on our results of operations, liquidity and financial condition.

Federal Level — The EPA has taken a number of actions regarding GHG emissions. In September 2009, the EPA issued a final rule requiring the reporting of calendar year GHG emissions from specified large GHG emissions sources in the US. This reporting rule applies to our lignite/coal-fueled generation facilities, and we have complied with the requirement since its effective date in 2011. In December 2009, the EPA issued a finding that GHG emissions endanger human health and the environment and that emissions from motor vehicles contribute to that endangerment. The EPA's finding required it to begin regulating GHG emissions from motor vehicles and ultimately stationary sources under existing provisions of the federal Clean Air Act. In March 2010, the EPA determined that the Clean Air Act's Prevention of Significant Deterioration (PSD) program permit requirements would apply to newly identified pollutants such as GHGs when a nation-wide rule requiring the control of a pollutant takes effect. Under this determination, PSD permitting requirements became applicable to GHG emissions from planned stationary sources or planned modifications to stationary sources that had not been issued a PSD permit by January 2, 2011 - the first date that new motor vehicles were required to meet the new GHG standards. In June 2010, the EPA finalized its so-called "tailoring rule" that established new thresholds of GHG emissions for the applicability of permits under the Clean Air Act for stationary sources, including our power generation facilities. The EPA's tailoring rule defines the threshold of GHG emissions for determining applicability of the Clean Air Act's PSD and Title V permitting programs at levels greater than the emission thresholds contained in the Clean Air Act. In December 2010, in response to the State of Texas's indication that it would not take regulatory action to implement the EPA's tailoring rule, the EPA adopted a rule to take over the issuance of permits for GHG emissions from the TCEQ. The State of Texas challenged that rule and the GHG permitting rules through litigation and has refused to implement the GHG permitting rules issued by the EPA. In June 2012, the D.C. Circuit Court upheld all of the EPA's GHG rules and regulations. A number of members of the US Congress from both parties have introduced legislation to either block or delay EPA regulation of GHGs under the Clean Air Act, and legislative activity in this area in the future is possible. In August 2012, various industry groups and states that challenged the rule filed petitions with the D.C. Circuit Court asking for review by the full D.C. Circuit Court of the panel's decision. In December 2012, the D.C. Circuit Court denied these requests. Parties will have approximately 90 days to appeal the D.C. Circuit Court's decision to the US Supreme Court. We cannot predict whether any such appeal will be filed.

In March 2012, the EPA released a proposal for a performance standard for greenhouse gas emissions from new electric generation units (EGUs). The proposed standard, which is currently limited to new sources, is based on the carbon dioxide emission rate from a natural gas-fueled combined cycle EGU. None of our existing generation units would be considered a new source under the proposed rule. While we do not believe the proposed rule, as released, affects our existing generation units, we continue to monitor the rule.

State and Regional Level — There are currently no Texas state regulations in effect concerning GHGs, and there are no regional initiatives concerning GHGs in which the State of Texas is a participant. We oppose state-by-state regulation of GHGs. In October 2009, Public Citizen Inc. filed a lawsuit against the TCEQ and its commissioners seeking to compel the TCEQ to regulate GHG emissions under the Texas Clean Air Act. The Attorney General of Texas filed special exceptions to the Public Citizen pleading, which were granted by the court in May 2010. Public Citizen Inc. appealed the court's ruling and the appeal has been fully briefed and submitted to the appellate court for decision on the briefs. We are not a party to this litigation, but we are continuing to monitor the case.

International Level — In December 2009, leaders of developed and developing countries met in Copenhagen under the United Nations Framework Convention on Climate Change (UNFCCC) and issued the Copenhagen Accord. The Copenhagen Accord provides a mechanism for countries to make economy-wide GHG emission mitigation commitments for reducing emissions of GHGs by 2020 and provides for developed countries to fund GHG emission mitigation projects in developing countries. President Obama participated in the development of, and endorsed, the Copenhagen Accord. In January 2010, the US informed the United Nations that it would reduce GHG emissions by 17% from 2005 levels by 2020, contingent on Congress passing climate change legislation. In December 2011, the UNFCCC met in Durban, South Africa and agreed to develop a document with "legal force" to address climate change by 2015, with reductions effective starting in 2020. In December 2012, the UNFCCC met in Doha, Qatar and 194 countries agreed to an extension of the Kyoto Protocol through 2020. The United States and China are not participants in the Kyoto Protocol extension. The impact, if any, of the Durban agreement or the Kyoto Protocol extension on near-term regulatory or legislative policy cannot yet be determined.

We continue to assess the risks posed by possible future legislative or regulatory changes pertaining to GHG emissions. Because some of the proposals described above are in their formative stages, we are unable to predict the potential effects on our business, results of operations, liquidity or financial condition; however, any such effects could be material. The effect will depend, in large part, on the specific requirements of the legislation or regulation and how much, if any, of the costs are included in wholesale electricity prices.

EFH Corp.'s Voluntary Energy Efficiency, Renewable Energy, and Global Climate Change Efforts — We are actively engaged in, considering, or expect to be actively engaged in, business activities that could result in reduced GHG emissions including:

•
Investing in Energy Efficiency and Related Initiatives by Our Competitive Businesses — Over the last five years, our competitive businesses invested $100 million in energy efficiency and related initiatives, including software- and hardware-based services deployed behind the meter. These programs leverage advanced meter interval data and in-home devices to provide usage and other information and insights to customers, as well as to control energy-consuming equipment. Examples of these initiatives include: the TXU Energy MyEnergy DashboardSM, an online tool showing residential customers how and when they use electricity; the BrightenSM Personal Energy Advisor, an online energy audit tool with personalized tips and projects for saving electricity; the BrightenSM Online Energy Store that provides customers the opportunity to purchase hard-to-find, cost-effective energy-saving products; the BrightenSM iThermostat, a web-enabled programmable thermostat with a load control feature for cycling air conditioners during times of peak energy demand; TXU Energy PowerSmartSM and TXU Energy Free NightsSM, time-based electricity rates, and TXU Energy FlexPowerSM, prepaid electricity plans, that work in conjunction with advanced metering infrastructure; in-home display devices that enable residential customers to monitor whole-house energy usage and cost in real-time and project month-end bill amounts; rate plans that include electricity from renewable resources; the BrightenSM Energy Efficiency Assistance Program that delivered products and services, as well as grants through social service agencies, to save energy at participating low income customer homes and apartment complexes; a program to refer customers to energy efficiency contractors, and the provision of rebates to business customers for purchasing new energy efficient equipment for their facilities through the BrightenSM Greenback Energy Efficiency Rebate Program; the TXU Energy Electricity Usage Report, a weekly email that contains charts and graphs that give customers insight to better control their electricity usage and bills; programs promoting distributed renewable generation to reduce peak summer demand on the grid; and mobile access through smart phones, tablets and other mobile devices with "alert" features that help inform residential customers about recent electricity consumption thresholds.

•
Investing in Energy Efficiency Initiatives by Oncor — In addition to the potential energy efficiencies from advanced metering, Oncor spent approximately $340 million in energy efficiency initiatives over the five year period ending December 31, 2012 through such efforts as traveling across the State of Texas educating consumers about the benefits of energy efficiency, advanced meters and renewable energy, and spending over $24 million in the installation of solar photovoltaic systems in customer homes and facilities that is expected to result in savings of up to 18.8 million kWh of electricity;

•
Participating in the CREZ Program — Oncor is constructing CREZ transmission facilities (currently estimated by Oncor to cost $2.0 billion) that are designed to connect existing and future renewable energy facilities to the electricity transmission system in ERCOT (see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT");

•
Purchasing Electricity from Renewable Sources — We expect to remain a leader in the ERCOT market in providing electricity from renewable sources by purchasing wind power. Our total wind power portfolio is currently more than 900 MW. We also purchase additional renewable energy credits (RECs) to support discretionary sales of renewable power to our customers;

•
Promoting the Use of Solar Power — TXU Energy provides qualified customers, through its TXU Energy SolarLeaseSM program, the ability to finance the addition of solar panels to their homes. TXU Energy also purchases surplus renewable distributed generation from qualified customers. In addition, TXU Energy's Solar Academy works with Texas school districts to teach and demonstrate the benefits of solar power;

•
Investing in Technology — We continue to evaluate the development and commercialization of cleaner power facility technologies, including technologies that support sequestration and/or reduction of CO2; incremental renewable sources of electricity, including wind and solar power; energy storage, including advanced battery and compressed air storage, as well as related technologies that seek to lower emissions intensity. Additionally, we continue to explore and participate in opportunities to accelerate the adoption of electric cars and plug-in hybrid electric vehicles that have the potential to reduce overall GHG emissions and are furthering the advance of such vehicles by supporting, and helping develop infrastructure for, networks of charging stations for electric vehicles;

•
Evaluating the Development of a New Nuclear Generation Facility — As discussed under "Nuclear Generation Development" above, we have filed applications with the NRC for combined construction and operating licenses for two new 1,700 MW nuclear power plants (3,400 MW total) of new nuclear generation capacity (the lowest GHG emission source of baseload generation currently available) at our Comanche Peak nuclear generation facility. In addition, we have (i) filed a loan guarantee application with the DOE for financing of the proposed units and (ii) formed a joint venture with Mitsubishi Heavy Industries Ltd. (MHI) to further develop the units using MHI's US-Advanced Pressurized Water Reactor technology, and

•
Offsetting GHG Emissions by Planting Trees — We are engaged in a number of tree planting programs that offset GHG emissions, resulting in the planting of over 1.7 million trees in 2012. The majority of these trees were planted as part of our mining reclamation efforts but also include TXU Energy's Urban Tree Farm program, which has planted more than 180,000 trees since its inception in 2002.

Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions

Cross-State Air Pollution Rule — In 2005, the EPA issued a final rule (the Clean Air Interstate Rule or CAIR) intended to implement the provisions of the Clean Air Act Section 110(a)(2)(D)(i)(I) (CAA Section 110) requiring states to reduce emissions of sulfur dioxide (SO2) and nitrogen oxides (NOX) that significantly contribute to other states failing to attain or maintain compliance with the EPA's National Ambient Air Quality Standards (NAAQS) for fine particulate matter and/or ozone. In 2008, the US Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) invalidated CAIR, but allowed the rule to continue until the EPA issued a final replacement rule.

In July 2011, the EPA issued the final replacement rule for CAIR (as finally issued, the Cross-State Air Pollution Rule (CSAPR)). The CSAPR included Texas in its annual SO2 and NOX emissions reduction programs, as well as the seasonal NOX emissions reduction program. These programs would have required significant additional reductions of SO2 and NOX emissions from fossil-fueled generation units in covered states (including Texas) and instituted a limited "cap and trade" system as an additional compliance tool to achieve reductions the EPA contends are necessary to implement CAA Section 110. In September 2011, we filed a petition for review in the D.C. Circuit Court challenging the CSAPR as it applies to Texas.

In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including emissions budgets for the State of Texas. In June 2012, the EPA finalized the proposed rule (Second Revised Rule). In total, the emissions budgets established by the Final Revisions along with the Second Revised Rule would require our fossil-fueled generation units to reduce (i) their annual SO2 and NOX emissions by approximately 120,600 tons (56 percent) and 9,000 tons (22 percent), respectively, compared to 2010 actual levels, and (ii) their seasonal NOX emissions by approximately 3,300 tons (18 percent) compared to 2010 levels. We could comply with these emissions limits either through physical reductions or through the purchase of emissions credits from third parties, but the volume of SO2 credits that may be purchased from sources outside of Texas would be subject to limitations starting in 2014. In April 2012, we filed in the D.C. Circuit Court a petition for review of the Final Revisions on the ground, among others, that the rules do not include all of the budget corrections we requested from the EPA. The parties to these proceedings have agreed that the case should be held in abeyance pending the conclusion of the CSAPR rehearing proceeding discussed immediately below. Since the CSAPR rehearing proceeding has concluded, the parties will confer regarding how the case should proceed, if at all.

In August 2012, a three judge panel of the D.C. Circuit Court vacated the CSAPR, remanding it to the EPA for further proceedings. As a result, the CSAPR, the Final Revisions and the Second Revised Rule do not impose any immediate requirements on us, the State of Texas, or other affected parties. The D.C. Circuit Court's order stated that the EPA was expected to continue administering the CAIR pending the EPA's further consideration of the rule. In October 2012, the EPA and certain other parties that supported the CSAPR filed petitions with the D.C. Circuit Court seeking review by the full court of the panel's decision to vacate and remand the CSAPR. In January 2013, the D.C. Circuit Court denied these requests for rehearing, concluding the CSAPR rehearing proceeding. The EPA and the other parties to the proceedings have approximately 90 days to appeal the D.C. Circuit Court's decision to the US Supreme Court. We cannot predict whether any such appeals will be filed.

Given the uncertainty regarding the CSAPR's (including the Final Revisions, the Second Revised Rule or any replacement rules) requirements and the timing of its implementation, we are unable to predict its effects on our results of operations, liquidity or financial condition. See Note 3 to Financial Statements for discussion of accounting actions taken as a result of the CSAPR.

Mercury and Air Toxics Standard — In December 2011, the EPA finalized a rule called the Mercury and Air Toxics Standard (MATS). MATS regulates the emissions of mercury, nonmercury metals, hazardous organic compounds and acid gases. Any additional control equipment retrofits on our lignite/coal-fueled generation units required to comply with MATS as finalized would need to be installed within three to four years from the April 2012 effective date of the rule. In April 2012, we filed a petition for review of MATS in the D.C. Circuit Court. Certain states and industry participants have also filed petitions for review in the D.C. Circuit Court. We cannot predict the timing or outcome of these petitions. In November 2012, the EPA proposed revised standards for new coal-fired generation units and other minor changes to MATS, including changes to the work practice standards affecting all units. We cannot predict the outcome of the final rule.

Regional Haze — SO2 and NOX reductions required under the proposed regional haze/visibility rule (or so-called BART rule) only apply to units built between 1962 and 1977. The reductions are required either on a unit-by-unit basis or by state participation in an EPA-approved regional trading program such as the CAIR. In February 2009, the TCEQ submitted a State Implementation Plan (SIP) concerning regional haze to the EPA, which we believe would not have a material impact on our generation facilities. In December 2011, the EPA proposed a limited disapproval of the SIP due to its reliance on the CAIR and a Federal Implementation Plan for Texas providing that the inclusion in the CSAPR programs meets the regional haze requirements for SO2 and NOX reductions. In June 2012, the EPA finalized the limited disapproval of the Texas regional haze SIP, but did not finalize a Federal Implementation Plan for Texas. We cannot predict whether or when the EPA will finalize a Federal Implementation Plan for Texas regarding regional haze or its impact on our results of operations, liquidity or financial condition. In August 2012, we filed a petition for review in the US Court of Appeals for the Fifth Circuit (Fifth Circuit Court) challenging the EPA's limited disapproval of the Texas regional haze SIP on the grounds that the CAIR continued in effect pending the D.C. Circuit Court's decision in the CSAPR litigation. In September 2012, we filed a petition to intervene in a case filed by industry groups and other states and private parties in the D.C. Circuit Court challenging the EPA's limited disapproval and issuance of Federal Implementation Plans regarding regional haze. The parties to these cases have mutually agreed that the cases should be held in abeyance pending completion of the CSAPR rehearing proceeding described above. Because the CSAPR rehearing proceeding is completed, we anticipate that these cases will no longer be held in abeyance. We cannot predict when or how the Fifth Circuit Court or the D.C. Circuit Court will rule on these petitions.

State Implementation Plan — The Clean Air Act requires each state to monitor air quality for compliance with federal health standards. The EPA is required to periodically review, and if appropriate, revise all national ambient air quality standards. The standards for ozone are not being achieved in several areas of Texas. The TCEQ adopted SIP rules in May 2007 to deal with eight-hour ozone standards, which required NOX emission reductions from certain of our peaking natural gas-fueled units in the Dallas-Fort Worth area. In March 2008, the EPA made the eight-hour ozone standards more stringent. In January 2010, the EPA proposed to further reduce the eight-hour ozone standard and to adopt a secondary standard for the protection of sensitive vegetation from ozone-related damage; however, in September 2011, the White House directed the EPA to withdraw this reconsideration. Since the EPA has not designated nonattainment areas and projects that SIP rules to address attainment of the 2008 standards will not be required until June 2015, we cannot yet predict the impact of this action on our generation facilities. In January 2010, the EPA added a new one-hour NOX National Ambient Air Quality standard that may require actions within Texas to reduce emissions. The TCEQ will be required to revise its monitoring network and submit an implementation plan with compliance required no earlier than January 2021. In June 2010, the EPA adopted a new one-hour SO2 national ambient air quality standard that may require action within Texas to reduce SO2 emissions. Based on current monitoring, Texas has recommended to the EPA that no area in Texas is in nonattainment with this one-hour SO2 standard. The EPA had indicated that it will not make final area designations until June 2013. We cannot predict the impact of the new standards on our business, results of operations or financial condition until the TCEQ adopts (if required) an implementation plan with respect to the standards.

In September 2010, the EPA disapproved a portion of the State Implementation Plan pursuant to which the TCEQ implements its program to achieve the requirements of the Clean Air Act. The EPA disapproved the Texas standard permit for pollution control projects. We hold several permits issued pursuant to the TCEQ standard permit conditions for pollution control projects. We challenged the EPA's disapproval by filing a lawsuit in the Fifth Circuit Court arguing that the TCEQ's adoption of the standard permit conditions for pollution control projects was consistent with the Clean Air Act. In March 2012, the Fifth Circuit Court vacated the EPA's disapproval of the Texas standard permit for pollution control projects and remanded the matter to the EPA for reconsideration. We cannot predict the timing or outcome of the EPA's reconsideration.

In November 2010, the EPA disapproved a different portion of the SIP under which the TCEQ had been phasing out a long-standing exemption for certain emissions that unavoidably occur during startup, shutdown and maintenance activities and replacing that exemption with a more limited affirmative defense that will itself be phased out and replaced by TCEQ-issued generation facility-specific permit conditions. We, like many other electricity generation facility operators in Texas, have asserted applicability of the exemption or affirmative defense, and the TCEQ has not objected to that assertion. We have also applied for and received the generation facility-specific permit amendments. We challenged the EPA's disapproval by filing a lawsuit in the Fifth Circuit Court arguing that the TCEQ's adoption of the affirmative defense and phase-out of that affirmative defense as permits are issued is consistent with the Clean Air Act. In July 2012, the Fifth Circuit Court denied our challenge and ruled that the EPA's actions were in accordance with the Clean Air Act. In October 2012, the Fifth Circuit Court panel withdrew its original opinion and issued a new expanded opinion that again upheld the EPA's disapproval. In November 2012, we filed a petition with the Fifth Circuit Court asking for review by the full Fifth Circuit Court of the panel's new expanded opinion. Other parties to the proceedings also filed a petition with the Fifth Circuit Court asking the panel to reconsider its decision. We cannot predict the timing or outcome of this matter.

Acid Rain Program — The EPA has promulgated Acid Rain Program rules that require fossil-fueled plants to have sufficient SO2 emission allowances and meet certain NOX emission standards. We believe our generation plants meet these SO2 allowance requirements and NOX emission rates.

Installation of Substantial Emissions Control Equipment — Each of our lignite/coal-fueled generation facilities is currently equipped with substantial emissions control equipment. All of our lignite/coal-fueled generation facilities are equipped with activated carbon injection systems to reduce mercury emissions. Flue gas desulfurization systems designed primarily to reduce SO2 emissions are installed at Oak Grove Units 1 and 2, Sandow Units 4 and 5, Martin Lake Units 1, 2, and 3, and Monticello Unit 3. Selective catalytic reduction systems designed to reduce NOX emissions are installed at Oak Grove Units 1 and 2 and Sandow Unit 4. Selective non-catalytic reduction systems designed to reduce NOX emissions are installed at Sandow Unit 5, Monticello Units 1, 2, and 3, and Big Brown Units 1 and 2. Fabric filter systems designed primarily to reduce particulate matter emissions are installed at Oak Grove Units 1 and 2, Sandow Unit 5, Monticello Units 1 and 2, and Big Brown Units 1 and 2. Electrostatic precipitator systems designed primarily to reduce particulate matter emissions are installed at Sandow Unit 4, Martin Lake Units 1, 2, and 3, Monticello Units 1, 2, and 3, and Big Brown Units 1 and 2. Sandow Unit 5 uses a fluidized bed combustion process that facilitates control of NOX and SO2. Flue gas desulfurization systems, fabric filter systems, and electrostatic precipitator systems also assist in reducing mercury and other emissions.

We believe that we hold all required emissions permits for facilities in operation. If the TCEQ adopts implementation plans that require us to install additional emissions controls, or if the EPA adopts more stringent requirements through any of the number of potential rulemaking activities in which it is or may be engaged, we could incur material capital expenditures, higher operating costs and potential production curtailments, resulting in material effects on our results of operations, liquidity and financial condition.

Water

The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe our facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into water. We believe we hold all required waste water discharge permits from the TCEQ for facilities in operation and have applied for or obtained necessary permits for facilities under construction. We also believe we can satisfy the requirements necessary to obtain any required permits or renewals.

In 2010, we obtained a renewed and amended permit for discharge of waste water from our Oak Grove generation facility. Opponents to that permit renewal have initiated a challenge in Travis County, Texas District Court. We and the State of Texas defended the issuance of the permit. In October 2012, the Texas District Court ruled in favor of the issuance of the permit. Opponents have filed an appeal directed at the State of Texas. If the permit is ultimately rejected by the courts, and we are required to undertake additional permitting activity and install additional temperature-control equipment, we could incur material capital expenditures, which could result in material effects on our results of operations, liquidity and financial condition. (See Note 9 to Financial Statements.)

There are also federal rules pertaining to the Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil that affect certain of our facilities. We have implemented SPCC plans as required for those substations, work centers and distribution systems and are currently in compliance with these rules.

Diversion, impoundment and withdrawal of water for cooling and other purposes are subject to the jurisdiction of the TCEQ and the EPA. We believe we possess all necessary permits from the TCEQ for these activities at our current facilities. Clean Water Act Section 316(b) regulations pertaining to existing water intake structures at large generation facilities were published by the EPA in 2004. As prescribed in the regulations, we began implementing a monitoring program to determine the future actions that might need to be taken to comply with these regulations. In January 2007, a federal court ruled against the EPA in a lawsuit brought by environmental groups challenging aspects of these regulations, and in July 2007, the EPA announced that it was suspending the regulations pending further rulemaking. The US Supreme Court issued a decision in April 2009 reversing the federal court's decision, in part, and finding that the EPA permissibly used cost-benefit analysis in the Section 316(b) regulations. Pursuant to a settlement agreement, the EPA issued for comment proposed new Section 316(b) regulations in March 2011 and must adopt the final regulations by June 2013. In the absence of regulations, the EPA has instructed the states implementing the Section 316(b) program, including Texas, to use their best professional judgment in reviewing applications and issuing permits under Section 316(b). Although the proposed rule does not mandate a certain control technology, it does require site-specific assessments of technology feasibility on a case-by-case basis at the state level. Compliance with this rule would be required beginning eight years following promulgation. We cannot predict the substance of the final regulations or the impact they may have on our results of operations, liquidity or financial condition.

Radioactive Waste

We currently, and expect to continue to, ship low-level waste material to a disposal facility outside of Texas. Under the federal Low-Level Radioactive Waste Policy Act of 1980, as amended, the State of Texas is required to provide, either on its own or jointly with other states in a compact, for the disposal of all low-level radioactive waste generated within the state. The State of Texas has agreed to a compact for a disposal facility that would be located in Texas. That compact was ratified by Congress and signed by the President in 1998, and the State of Texas has enacted legislation allowing a private entity to be licensed to accept low-level radioactive waste for disposal. The first disposal facility in Texas for such purposes began operations in 2012, and we expect to ship some forms of waste material to the facility in 2013. Should existing off-site disposal become unavailable, the low-level waste material can be stored on-site. (See discussion under "Luminant – Nuclear Generation Operations" above.)

The nuclear industry is developing ways to store used nuclear fuel on site at nuclear generation facilities, primarily through the use of dry cask storage, since there are no facilities for reprocessing or disposal of used nuclear fuel currently in operation in the US. Luminant stores its used nuclear fuel on-site in storage pools or dry cask storage facilities and believes its on-site used nuclear fuel storage capability is sufficient for the foreseeable future.

Solid Waste, Including Fly Ash Associated with Lignite/Coal-Fueled Generation

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to our facilities. We believe we are in material compliance with all applicable solid waste rules and regulations. In addition, we have registered solid waste disposal sites and have obtained or applied for permits required by such regulations.

In December 2008, an ash impoundment facility at a Tennessee Valley Authority (TVA) site ruptured, releasing a significant quantity of coal ash slurry. No impoundment failures of this magnitude have ever occurred at any of our impoundments, which are significantly smaller than the TVA's and are inspected on a regular basis. We routinely sample groundwater monitoring wells to ensure compliance with all applicable regulations. As a result of the TVA ash impoundment failure, in May 2010, the EPA released a proposed rule that considers regulating coal combustion residuals as either a hazardous waste or a non-hazardous waste. We are unable to predict the requirements of a final rule; however, the potential cost of compliance could be material.

The EPA issued a notice in December 2009 that it had identified several industries, including the electric power industry, which should be subject to financial responsibility requirements under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) consistent with the risk associated with their production, transportation, treatment, storage or disposal of hazardous substances. The EPA indicated in its notice that it would develop regulations that define the scope of those financial responsibility requirements. We do not know the scope of these requirements, nor are we able to estimate the potential cost, which could be material, of complying with any such new requirements.

Environmental Capital Expenditures

Capital expenditures for our environmental projects totaled $270 million in 2012 and are expected to total approximately $100 million in 2013 for environmental control equipment to comply with regulatory requirements. Based on analysis and testing of options to comply with the MATS rule, as well as estimates related to other EPA regulations, including expenditures previously incurred related to the CSAPR, between 2011 and the end of the decade we estimate that we will incur more than $1 billion in capital expenditures for environmental control equipment, though the ultimate total will depend on the evolution of pending or future regulatory requirements. Based on regulations currently in effect, we estimate that we will incur approximately $500 million of environmental capital expenditures between 2013 and 2017, including amounts required to maintain installed environmental control equipment. Our current plan includes the ongoing use of lignite coal as part of the fuel mix at all of our coal facilities, in varying proportions that reflect the economically available fuel supply as well as the configuration of environmental control equipment for each unit.

Item 1A.	RISK FACTORS

Some important factors, in addition to others specifically addressed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," that could have a material impact on our operations, liquidity, financial results and financial condition, or could cause our actual results or outcomes to differ materially from any projected outcome contained in any forward-looking statement in this report, include:

Risks Related to Substantial Indebtedness

Our substantial leverage could adversely affect our ability to fund our operations, limit our ability to react to changes in the economy or our industry (including changes to environmental regulations), limit our ability to raise additional capital and adversely impact our ability to meet obligations under our various debt agreements.

We are highly leveraged. At December 31, 2012, our consolidated principal amount of debt (short-term borrowings and long-term debt, including amounts due currently) totaled $40.1 billion (see Note 8 to Financial Statements), which does not include $6.3 billion principal amount of debt of Oncor. Our substantial indebtedness has, or could have, important consequences, including:

•	making it more difficult for us to make payments on our debt, including our maturities of $3.8 billion of TCEH Term Loan Facilities in October 2014;

•
requiring a substantial portion of our cash flow to be dedicated to the payment of principal and interest on our debt, thereby limiting our liquidity and reducing our ability to use our cash flow to fund operations, capital expenditures, future business opportunities and execution of our growth strategy;

•	increasing our vulnerability to adverse economic, industry or competitive conditions or developments, including changes to environmental regulations;

•	limiting our ability to make strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to develop new (or maintain our current) generation facilities;

•
limiting our ability to obtain additional financing for working capital (including collateral posting), capital expenditures, project development, debt service requirements, acquisitions and general corporate or other purposes, or to refinance existing debt, and increasing the costs of any such financing or refinancing;

•	limiting our ability to find counterparties for our hedging and asset management activities in the wholesale commodity market, and

•
limiting our ability to adjust to changing market and industry conditions (including changes to environmental regulations) and placing us at a disadvantage compared to competitors who are less leveraged and who, therefore, may be able to operate at a lower overall cost (including debt service) and take advantage of opportunities that we cannot.

We may not be able to repay or refinance our debt as or before it becomes due, or obtain additional financing, particularly if wholesale electricity prices in ERCOT do not significantly increase and/or if environmental regulations are adopted that result in significant capital requirements, and the costs of any refinancing may be significant.

We may not be able to repay or refinance our debt as or before it becomes due, including our maturities of $3.8 billion of TCEH Term Loan Facilities in October 2014, or we may only be able to refinance such amounts on terms that will increase our cost of borrowing or on terms that may be more onerous. Our ability to successfully implement any future refinancing of our debt will depend on, among other things, our financial condition and operating performance, which is subject to prevailing economic and competitive conditions, and to certain financial, business and other factors beyond our control, including, without limitation, wholesale electricity prices in ERCOT (which are primarily driven by the price of natural gas and ERCOT market heat rates), environmental regulations and general conditions in the credit markets. Refinancing may also be difficult because of general economic conditions, including the slow economic recovery, the possibility of rising interest rates and uncertainty with respect to US fiscal policy. Because our credit ratings are significantly below investment grade, we may be more heavily exposed to these refinancing risks than other borrowers. In addition, the timing of additional financings may require us to pursue such financings at inopportune times, and we may be able to incur new financing only at significant cost.

At December 31, 2012, a substantial amount of our long-term debt matures in the next few years, including approximately $90 million, $4.0 billion and $3.3 billion principal amount of debt maturing in 2013, 2014 and 2015, respectively. A substantial amount of our debt is comprised of debt incurred under the TCEH Senior Secured Facilities. In April 2011 and January 2013, we secured extensions of a significant portion of the commitments and loans under the TCEH Senior Secured Facilities. However, even after taking these extensions into account, we still have $3.8 billion principal amount of loans under the TCEH Term Loan Facilities that were not extended and will mature in October 2014. In addition, notwithstanding the extensions, the commitments and loans could mature earlier as described in the next paragraph. Moreover, while we were able to extend a significant portion of the commitments and loans under the TCEH Senior Secured Facilities, the extensions were only for three years and the cost of these extensions was significant. As a result, we have a substantial principal amount of debt that matures in 2016 (approximately $1.9 billion) and 2017 (approximately $16.7 billion, including $947 million under the TCEH Letter of Credit Facility that is held in restricted cash).

The extended commitments and loans under the TCEH Senior Secured Facilities include a "springing maturity" provision pursuant to which in the event that (a) more than $500 million aggregate principal amount of the TCEH 10.25% Notes or more than $150 million aggregate principal amount of the TCEH Toggle Notes (in each case, other than notes held by EFH Corp. or its controlled affiliates at March 31, 2011 to the extent held at the determination date), as applicable, remain outstanding as of 91 days prior to the maturity date of the applicable notes and (b) TCEH's consolidated total debt to consolidated EBITDA ratio (as defined in the TCEH Senior Secured Facilities) is greater than 6.00 to 1.00 at such applicable determination date, then the maturity date of the extended commitments and loans will automatically change to 90 days prior to the maturity date of the applicable notes. As a result of this "springing maturity" provision, we may lose the benefit of the extension of the commitments and loans under the TCEH Senior Secured Facilities if we are unable to refinance the requisite portion of the TCEH 10.25% Notes and TCEH Toggle Notes (collectively, the TCEH Senior Notes) by the applicable deadline. The TCEH 10.25% Notes mature on November 1, 2015, and the TCEH Toggle Notes mature on November 1, 2016. If holders of the TCEH Senior Notes are unwilling to extend the maturities of their notes, then, to avoid the "springing maturity" of the extended commitments and loans, we may be required to repay a substantial portion of the TCEH Senior Notes at prices above market or at par. There is no assurance that we will be able to make such payments, whether through cash on hand or additional financings. At December 31, 2012, $3.125 billion and $1.749 billion aggregate principal amount of the TCEH 10.25% Notes and the TCEH Toggle Notes, respectively, were outstanding, excluding amounts held by affiliates.

Wholesale electricity prices in the ERCOT market have generally moved with the price of natural gas. Accordingly, the contribution to earnings and the value of our nuclear and lignite/coal-fueled generation assets are dependent in significant part upon the price of natural gas. Forward natural gas prices have generally trended downward since mid-2008 (from $11.12 per MMBtu in mid-2008 to $4.03 per MMBtu at December 31, 2012 for calendar year 2014). In recent years, natural gas supply has outpaced demand as a result of increased drilling of shale gas deposits combined with lingering demand weakness associated with the economic downturn. Many industry experts expect this supply/demand imbalance to continue for a number of years, thereby depressing natural gas prices for a long-term period. These market conditions are challenging to our liquidity and the long-term profitability of EFH Corp. and its competitive businesses. Specifically, low natural gas prices and their effect in ERCOT on wholesale electricity prices could have a material impact on TCEH's overall profitability for periods in which TCEH does not have significant hedge positions. At December 31, 2012, we have hedged approximately 96% and 41% of our wholesale natural gas price exposure related to expected generation output for 2013 and 2014, respectively, based on currently governing CAIR regulation, and we do not have any significant amounts of hedges in place for periods after 2014. Consequently, a continuation, or further decline, of current forward natural gas prices could result in further declines in the values of TCEH's nuclear and lignite/coal-fueled generation assets and limit or hinder TCEH's ability to hedge its wholesale electricity revenues at sufficient price levels to support its significant interest payments and debt maturities, which could adversely impact its ability to obtain additional liquidity and refinance and/or extend the maturities of its outstanding debt.

Aspects of our current financial condition may also be challenging to our efforts to obtain additional financing (or refinance or extend our existing financing) in the future. For example, our liabilities and those of EFCH exceed our and EFCH's assets as shown on our and EFCH's respective balance sheet prepared in accordance with US GAAP at December 31, 2012. Our reported assets include $4.952 billion of goodwill at December 31, 2012. In 2012 and 2010, we recorded $1.2 billion and $4.1 billion, respectively, noncash goodwill impairment charges reflecting the estimated effect of lower wholesale electricity prices on the enterprise value of TCEH, driven by the sustained decline in forward natural gas prices, as indicated by our cash flow projections and declines in market values of securities of comparable companies. The enterprise value of TCEH will continue to depend on, among other things, wholesale electricity prices in the ERCOT market. Further, third party analyses of TCEH's business performed in connection with goodwill impairment testing in accordance with US GAAP, which have indicated that the principal amount of TCEH's outstanding debt exceeds its enterprise value, may make it more difficult for us to successfully access the capital markets to obtain liquidity and/or implement any refinancing or extensions of our debt or obtain additional financing. Our ability to obtain future financing for our competitive businesses is also limited by the value of our unencumbered assets. Substantially all of our competitive businesses' assets are encumbered (in most cases by both first and second liens), and we have no material assets that could be used as additional collateral in future financing transactions.

EFH Corp.'s (or any applicable subsidiary's) credit ratings and any actual or perceived changes in their creditworthiness could negatively affect EFH Corp.'s (or the subsidiary's) ability to access capital and could require EFH Corp. or its subsidiaries to post collateral or repay certain indebtedness.

EFH Corp.'s (or any applicable subsidiary's) credit ratings could be lowered, suspended or withdrawn entirely at any time by the rating agencies, if in each rating agency's judgment, circumstances warrant. Downgrades in EFH Corp.'s or any of its subsidiaries' long-term debt ratings generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease and could trigger liquidity demands pursuant to the terms of new commodity contracts, leases or other agreements. Future transactions by EFH Corp. or any of its subsidiaries, including the issuance of additional debt or the consummation of additional transactions under our liability management program, could result in temporary or permanent downgrades of EFH Corp.'s or its subsidiaries' credit ratings.

Most of EFH Corp.'s large customers, suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions. Because of EFH Corp.'s (and its applicable subsidiaries') existing credit ratings, the cost to operate its businesses is likely higher because counterparties in some instances could require the posting of collateral in the form of cash or cash-related instruments. If our creditworthiness or perceptions of our creditworthiness deteriorate further, counterparties could decline to do business with EFH Corp. (or its applicable subsidiary).

Despite our current high debt level, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.
We may be able to incur additional debt in the future. Although our debt agreements contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions. Under certain circumstances, the amount of debt, including secured debt, that could be incurred in the future in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we and holders of our existing debt now face could intensify.

EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) may pursue various transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements.

Future transactions and initiatives that we may pursue may have significant effects on our business, capital structure, ownership, liquidity, credit ratings and/or results of operations. For example, in addition to the exchanges, repurchases and extensions of our debt beginning in 2009 reflected in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Liability Management Program," EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) continue to consider and evaluate possible transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements and may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. These transactions and initiatives may include, among others, debt for debt exchanges, recapitalizations, amendments to and extensions of debt obligations and debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries, and could have significant effects on the business, capital structure, ownership, liquidity, credit ratings and/or results of operations of EFH Corp., EFIH, EFCH and TCEH, including significantly deleveraging TCEH. There can be no guarantee that any of such transactions or initiatives would be successful or produce the desired outcome, which could ultimately affect us or our debtholders in a material manner, including debtholders not recovering the full principal amount of TCEH debt.

Our debt agreements contain covenants and restrictions that limit flexibility in operating our businesses, and a breach of any of these covenants or restrictions could result in an event of default under one or more of our debt agreements at different entities within our capital structure, including as a result of cross acceleration or default provisions.

Our debt agreements contain various covenants and other restrictions that, among other things, limit flexibility in operating our businesses. A breach of any of these covenants or restrictions could result in a significant portion of our debt becoming due and payable. Our ability to comply with certain of our covenants and restrictions can be affected by events beyond our control. These covenants and other restrictions limit our ability to, among other things:

•	incur additional debt or issue preferred shares;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make investments;

•	sell or transfer assets;

•	create liens on assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries, and

•	repay, repurchase or modify certain subordinated and other material debt.

There are a number of important limitations and exceptions to these covenants and other restrictions. See Note 8 to Financial Statements for a description of these covenants and other restrictions.

Under the TCEH Senior Secured Facilities, TCEH is required to maintain a consolidated secured debt to consolidated EBITDA ratio below specified levels. TCEH's ability to maintain the consolidated secured debt to consolidated EBITDA ratio below such levels can be affected by events beyond its control, including, without limitation, wholesale electricity prices (which are primarily derived by the price of natural gas and ERCOT market heat rates) and environmental regulations, and there can be no assurance that TCEH will comply with this ratio. At December 31, 2012, TCEH's consolidated secured debt to consolidated EBITDA ratio was 5.9 to 1.00, which compares to the maximum consolidated secured debt to consolidated EBITDA ratio of 8.00 to 1.00 currently permitted under the TCEH Senior Secured Facilities. The secured debt portion of the ratio excludes (a) up to $1.5 billion of debt ($906 million excluded at December 31, 2012) secured by a first-priority lien (including the TCEH Senior Secured Notes) if the proceeds of such debt are used to repay term loans or deposit letter of credit loans under the TCEH Senior Secured Facilities and (b) debt secured by a lien ranking junior to the TCEH Senior Secured Facilities, including the TCEH Senior Secured Second Lien Notes. In addition, under the TCEH Senior Secured Facilities, TCEH is required to timely deliver to the lenders audited annual financial statements that are not qualified as to the status of TCEH and its consolidated subsidiaries as a going concern. See Note 1 to Financial Statements for discussion of TCEH's liquidity and the $3.8 billion of TCEH Term Loan Facilities that matures in October 2014.

A breach of any of these covenants or restrictions could result in an event of default under one or more of our debt agreements at different entities within our capital structure, including as a result of cross acceleration or default provisions. Upon the occurrence of an event of default under one of these debt agreements, our lenders or noteholders could elect to declare all amounts outstanding under that debt agreement to be immediately due and payable and/or terminate all commitments to extend further credit. Such actions by those lenders or noteholders could cause cross defaults or accelerations under our other debt. If we were unable to repay those amounts, the lenders or noteholders could proceed against any collateral granted to them to secure such debt. In the case of a default under debt that is guaranteed, holders of such debt could also seek to enforce the guarantees. If lenders or noteholders accelerate the repayment of all borrowings, we would likely not have sufficient assets and funds to repay those borrowings. Such occurrence could result in EFH Corp. and/or its applicable subsidiary going into bankruptcy, liquidation or insolvency.

The Oncor "ring-fencing" measures contain restrictions that limit flexibility in operating our business.

As described in Note 1 to Financial Statements, EFH Corp. and Oncor have implemented a number of "ring-fencing" measures to enhance the credit quality of Oncor Holdings and its subsidiaries, including Oncor. Those measures, many of which were agreed to and required by the PUCT's Order on Rehearing in Docket No. 34077, include, among other things:

•	Oncor Holdings' and Oncor's board of directors being comprised of a majority of directors that are independent from the Texas Holdings Group, EFH Corp. and its other subsidiaries;

•	Oncor being treated as an unrestricted subsidiary with respect to EFH Corp.'s and EFIH's debt;

•	Oncor not being restricted from incurring its own debt;

•	Oncor not guaranteeing or pledging any of its assets to secure the debt of any member of the Texas Holdings Group, and

•
restrictions on distributions by Oncor, and the right of the independent members of Oncor's board of directors and the largest non-majority member of Oncor to block the payment of distributions to Oncor Holdings (i.e., such distributions not being available to EFH Corp. under certain circumstances).

Lenders and holders of our debt have in the past alleged, and might allege in the future, that we are not operating in compliance with covenants in our debt agreements or make allegations against our directors and officers of breach of fiduciary duty. In addition, holders of credit derivative securities related to our debt securities (including credit default swaps) have in the past claimed, and might claim in the future, that a credit event has occurred under such credit derivative securities. In each case, even if the claims have no merit, these claims could cause the trading price of our debt securities to decline or adversely affect our ability to raise additional capital and/or refinance our existing debt.

Lenders or holders of our debt have in the past alleged, and might allege in the future, that we are not operating in compliance with the covenants in our debt agreements, that a default under our debt agreements has occurred or that our or our subsidiaries' boards of directors or similar bodies or officers are not properly discharging their fiduciary duties, or make other allegations regarding our business, including for the purpose, and potentially having the effect, of causing a default under our debt or other agreements, accelerating the maturity of such debt, protecting claims of debt issued at a certain entity or entities in our capital structure at the expense of debt claims elsewhere in our capital structure and/or obtaining economic benefits from us. These claims have included, and may include in the future, among other things, claims that the TCEH Demand Notes were fraudulent transfers and should be repaid to TCEH, that authorization of the TCEH Demand Notes violated the fiduciary duties of EFCH's and TCEH's boards of directors, that the TCEH Demand Notes were in violation of the terms of our debt agreements or that the interest rate on the TCEH Demand Notes was too low.

Further, holders of credit derivative securities related to our debt securities (including credit default swaps) have in the past claimed, and may claim in the future, that a credit event has occurred under such credit derivative securities based on our financial condition. Even if these claims are without merit, they could nevertheless cause the trading price of our debt to decline and adversely affect our ability to raise additional capital and/or refinance our existing debt.

We may not be able to generate sufficient cash to service our debt and may be forced to take other actions to satisfy the obligations under our debt agreements, which may not be successful.

Our ability to make scheduled payments on our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including, without limitation, wholesale electricity prices (which are primarily driven by the price of natural gas and ERCOT market heat rates) and environmental regulations. We may not be able to maintain a level of cash flows sufficient to pay the principal, premium, if any, and interest on our debt, including the $3.8 billion principal amount of TCEH Term Loan Facilities maturing in October 2014.

If cash flows and capital resources are insufficient to fund our debt obligations, we could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt. These alternative measures may not be successful, may not be completed on economically attractive terms or may not be adequate for us to meet our debt obligations when due. Additionally, our debt agreements limit the use of the proceeds from many dispositions of assets or operations. As a result, we may not be permitted to use the proceeds from these dispositions to satisfy our debt obligations.

Further, if we suffer or appear to suffer, from a lack of available liquidity, the evaluation of our creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with us could be adversely impacted. In particular, such concerns by existing and potential counterparties could significantly limit TCEH's wholesale market activities, including its natural gas price hedging program.

Under the terms of the indentures governing the TCEH Senior Notes, Senior Secured Notes and Senior Secured Second Lien Notes and the terms of the TCEH Senior Secured Facilities, TCEH is restricted from making certain payments to EFH Corp.

EFH Corp. is a holding company and substantially all of its consolidated assets are held by its subsidiaries. At December 31, 2012, TCEH and its subsidiaries held approximately 79% of EFH Corp.'s reported consolidated assets, and for the year ended December 31, 2012, TCEH and its subsidiaries represented all of EFH Corp.'s reported consolidated revenues. Accordingly, TCEH and its subsidiaries constitute an important funding source for EFH Corp. to satisfy its obligations. However, under the terms of the indentures governing the TCEH Senior Notes, Senior Secured Notes and Senior Secured Second Lien Notes and the terms of the TCEH Senior Secured Facilities, TCEH is restricted from making certain payments to EFH Corp., except in the form of certain loans to cover certain of EFH Corp.'s obligations (and dividends and distributions in certain other limited circumstances if permitted by applicable state law). Further, the indentures governing the TCEH Senior Notes, Senior Secured Notes and Senior Secured Second Lien Notes and the terms of the TCEH Senior Secured Facilities do not permit such intercompany loans to service EFH Corp.'s debt unless required for EFH Corp. to pay principal, premium and interest when due on debt incurred by EFH Corp. to finance the Merger or that was in existence prior to the Merger, or any debt incurred by EFH Corp. to replace, refund or refinance such debt. Such loans are also permitted in order to service other debt, subject to limitations on the amount of the loans. In addition, TCEH is prohibited from making certain loans to EFH Corp. if certain events of default under the indentures governing the TCEH Senior Notes, Senior Secured Notes or Senior Secured Second Lien Notes or the terms of the TCEH Senior Secured Facilities have occurred and are continuing. As of the date hereof, none of these events of default has occurred or is continuing.

In addition, the TCEH Senior Secured Facilities contain provisions related to the TCEH Demand Notes, which are guaranteed by EFCH and EFIH on a senior unsecured basis and are demand notes, which means that TCEH can require payment of all or a portion of these notes at any time. These provisions include the following:

•	TCEH may only make loans to EFH Corp. for debt principal and interest payments;

•	borrowings outstanding under the TCEH Demand Notes will not exceed $2 billion in the aggregate at any time; and

•
the sum of (a) the outstanding senior secured indebtedness (including guarantees) issued by EFH Corp. or any subsidiary of EFH Corp. (including EFIH) secured by a second-priority lien on the equity interests that EFIH owns in Oncor Holdings (EFIH Second-Priority Debt) and (b) the aggregate outstanding amount of the TCEH Demand Notes will not exceed, at any time, the maximum amount of EFIH Second-Priority Debt permitted by the indenture governing the EFH Corp. Senior Secured Notes as in effect on April 7, 2011.

If EFH Corp. reborrows amounts from TCEH under the TCEH Demand Notes in the future, a failure by EFH Corp. to repay the TCEH Demand Notes when required, including as a result of any claims made by a creditor of TCEH that these loans constituted fraudulent transfers or breaches of fiduciary duty, could result in defaults under EFH Corp.'s other debt, including debt that EFCH and EFIH guarantee. It would also likely result in EFCH's and EFIH's guarantees of the TCEH Demand Notes being called, which could cause defaults under EFCH's and EFIH's other debt.

Under the terms of the indentures governing certain of the EFIH Notes, EFIH is restricted from making certain payments to EFH Corp.

EFH Corp. is a holding company and substantially all of its consolidated assets are held by its subsidiaries. At December 31, 2012, EFIH held approximately 17% of EFH Corp.'s reported consolidated assets, which assets consist primarily of EFIH's investment in Oncor Holdings. Under the terms of the indentures governing certain of the EFIH Notes, EFIH is restricted from making certain payments, including dividends and loans, to EFH Corp., except in limited circumstances.

EFH Corp. and EFIH have a very limited ability to control activities at Oncor due to structural and operational "ring-fencing" measures.

EFH Corp. and EFIH depend upon Oncor for a significant amount of their cash flows and rely on such cash flows in order to satisfy their obligations. However, EFH Corp. and EFIH have a very limited ability to control the activities of Oncor. As part of the "ring-fencing" measures implemented by EFH Corp. and Oncor, including certain measures required by the PUCT's Order on Rehearing in Docket No. 34077, a majority of the members of Oncor's board of directors are required to meet the New York Stock Exchange requirements for independence in all material respects, and the unanimous, or majority, consent of such directors is required for Oncor to take certain actions. In addition, any new independent directors are required to be appointed by the nominating committee of Oncor Holdings' board of directors, a majority of whose members are independent directors. No member of EFH Corp.'s or EFIH's management is a member of Oncor's board of directors. Under Oncor Holdings' and Oncor's organizational documents, EFH Corp. has limited indirect consent rights with respect to the activities of Oncor, including (i) new issuances of equity securities by Oncor, (ii) material transactions with third parties involving Oncor outside of the ordinary course of business, (iii) actions that cause Oncor's assets to be subject to an increased level of jurisdiction of the FERC, (iv) any changes to the state of formation of Oncor, (v) material changes to accounting methods not required by US GAAP, and (vi) actions that fail to enforce certain tax sharing obligations between Oncor and EFH Corp. In addition, Oncor's organizational agreements contain restrictions on Oncor's ability to make distributions to its members, including indirectly to EFH Corp. or EFIH.

Risks Related to Our Structure

EFH Corp. is a holding company and its obligations are structurally subordinated to existing and future liabilities and preferred stock of its subsidiaries.

EFH Corp.'s cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the payment of such earnings to EFH Corp. in the form of dividends, distributions, loans or otherwise, and repayment of loans or advances from EFH Corp. These subsidiaries are separate and distinct legal entities and have no obligation (other than any existing contractual obligations) to provide EFH Corp. with funds for its payment obligations. Any decision by a subsidiary to provide EFH Corp. with funds for its payment obligations, whether by dividends, distributions, loans or otherwise, will depend on, among other things, the subsidiary's results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary's ability to pay dividends may be limited by covenants in its existing and future debt agreements or applicable law. Further, the distributions that may be paid by Oncor are limited as discussed below.

Because EFH Corp. is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries that do not guarantee such obligations. Therefore, with respect to subsidiaries that do not guarantee EFH Corp.'s obligations, EFH Corp.'s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of such subsidiary's preferred stock. To the extent that EFH Corp. may be a creditor with recognized claims against any such subsidiary, EFH Corp.'s claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by EFH Corp. Subject to restrictions contained in financing arrangements, EFH Corp.'s subsidiaries may incur additional debt and other liabilities.

Oncor may or may not make any distributions to EFH Corp. or EFIH.

EFH Corp. and Oncor have implemented certain structural and operational "ring-fencing" measures, including certain measures required by the PUCT's Order on Rehearing in Docket No. 34077, that were based on principles articulated by rating agencies and commitments made by Texas Holdings and Oncor to the PUCT and the FERC to further enhance Oncor's credit quality. These measures were put in place to mitigate Oncor's credit exposure to the Texas Holdings Group and to reduce the risk that the assets and liabilities of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities.

As part of the ring-fencing measures, a majority of the members of the board of directors of Oncor are required to be, and are, independent from EFH Corp. and EFIH. Any new independent directors of Oncor are required to be appointed by the nominating committee of Oncor Holdings, which is required to be, and is, comprised of a majority of directors that are independent from EFH Corp. and EFIH. The organizational documents of Oncor give these independent directors, acting by majority vote, and, during certain periods, any director designated by Texas Transmission, the express right to prevent distributions from Oncor if they determine that it is in the best interests of Oncor to retain such amounts to meet expected future requirements. Accordingly, there can be no assurance that Oncor will make any distributions to EFH Corp. or EFIH.

In addition, Oncor's organizational documents prohibit Oncor from making any distribution to its owners, including EFH Corp. and EFIH, so long as and to the extent that such distribution would cause Oncor's regulatory capital structure to exceed the debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity.

In 2009, the PUCT awarded Oncor the right to construct transmission lines and facilities associated with its CREZ Transmission Plan, the cost of which is estimated by Oncor to be approximately $2.0 billion (see discussion in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT"). With the award, Oncor has incurred additional debt. In addition, Oncor may incur additional debt in connection with other investments in infrastructure or technology. Accordingly, while Oncor is required to maintain a specified debt-to-equity ratio, there can be no assurance that Oncor's equity balance will be sufficient to maintain the required debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, thereby restricting Oncor from making any distributions to EFH Corp. or EFIH. In addition, any increase in Oncor's interest expense, including as a result of any adverse action with respect to Oncor's credit ratings as discussed below, may reduce the amounts available to be distributed to EFH Corp. or EFIH.

Oncor's ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of Texas Holdings Group entity creditors.

In 2007, EFH Corp. and Oncor implemented certain structural and operational "ring-fencing" measures, including certain measures required by the PUCT's Order on Rehearing in Docket No. 34077, that were based on principles articulated by rating agencies and commitments made by Texas Holdings and Oncor to the PUCT and the FERC to further enhance Oncor's credit quality. These measures were put in place to mitigate Oncor's credit exposure to the Texas Holdings Group and to minimize the risk that a court would order any of Oncor Holdings', Oncor's or Oncor's subsidiary's (collectively, the Oncor Ring-Fenced Entities) assets and liabilities to be substantively consolidated with those of any member of the Texas Holdings Group in the event that a member of the Texas Holdings Group were to become a debtor in a bankruptcy case. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of the assets and liabilities of the debtor and one or more of its affiliates solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a reorganization plan. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation was appropriate under the facts and circumstances, then the assets and liabilities of any Oncor Ring-Fenced Entity that were subject to the substantive consolidation order would be available to help satisfy the debt or contractual obligations of the Texas Holdings Group entity that was a debtor in bankruptcy and subject to the same substantive consolidation order. However, even if any Oncor Ring-Fenced Entity were included in such a substantive consolidation order, the secured creditors of Oncor would retain their liens and priority with respect to Oncor's assets.

If any member of the Texas Holdings Group were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order an Oncor Ring-Fenced Entity's assets and liabilities to be substantively consolidated with those of such member of the Texas Holdings Group or that a proceeding would not result in a disruption of services Oncor receives from, or jointly with, our affiliates. See Note 1 to Financial Statements for additional information on ring-fencing measures.

In addition, Oncor's access to capital markets and cost of debt could be directly affected by its credit ratings. Any adverse action with respect to Oncor's credit ratings would generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Oncor's credit ratings are currently substantially higher than those of the Texas Holdings Group. If credit rating agencies were to change their views of Oncor's independence from any member of the Texas Holdings Group, Oncor's credit ratings would likely decline. Despite the ring-fencing measures, rating agencies have in the past, and could in the future, take an adverse action with respect to Oncor's credit ratings in response to liability management or other activities by EFH Corp. or any of its subsidiaries, including the incurrence of debt by EFH Corp. and/or EFIH which is secured by a lien on the equity of Oncor Holdings held by EFIH. In the event any such adverse action takes place and causes Oncor's borrowing costs to increase, it may not be able to recover these increased costs if they exceed Oncor's PUCT-approved cost of debt determined in its most recent rate case or subsequent rate cases.

Risks Related to Our Businesses

TCEH's revenues and results of operations generally are negatively impacted by decreases in market prices for electricity, natural gas prices and/or market heat rates.

TCEH is not guaranteed any rate of return on capital investments in its businesses. We market and trade electricity, including electricity from our own generation facilities and generation contracted from third parties, as part of our wholesale operations. TCEH's results of operations depend in large part upon wholesale market prices for electricity, natural gas, uranium, coal, fuel oil and transportation in its regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by, among other things, actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times, there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for our generation facilities is purchased under short-term contracts. Prices of fuel (including diesel, natural gas, coal and nuclear fuel) may also be volatile, and the price we can obtain for electricity sales may not change at the same rate as changes in fuel costs. In addition, we purchase and sell natural gas and other energy related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from the following:

•	volatility in natural gas prices;

•	volatility in ERCOT market heat rates;

•	volatility in coal and rail transportation prices;

•	severe or unexpected weather conditions, including drought and limitations on access to water;

•	seasonality;

•	changes in electricity and fuel usage;

•	illiquidity in the wholesale power or other commodity markets;

•	transmission or transportation constraints, inoperability or inefficiencies;

•	availability of competitively-priced alternative energy sources;

•	changes in market structure;

•	changes in supply and demand for energy commodities, including nuclear fuel and related enrichment and conversion services;

•	changes in the manner in which we operate our facilities, including curtailed operation due to market pricing, environmental, safety or other factors;

•	changes in generation efficiency;

•	outages or otherwise reduced output from our generation facilities or those of our competitors;

•	changes in the credit risk or payment practices of market participants;

•	changes in production and storage levels of natural gas, lignite, coal, crude oil, diesel and other refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

•	federal, state and local energy, environmental and other regulation and legislation.

All of our generation facilities are located in the ERCOT market, a market with limited interconnections to other markets. Wholesale electricity prices in the ERCOT market have generally moved with the price of natural gas because marginal electricity demand is generally supplied by natural gas-fueled generation facilities. Accordingly, our earnings and the value of our nuclear and lignite/coal-fueled generation assets, which provided a substantial portion of our supply volumes in 2012, are dependent in significant part upon the price of natural gas. Forward natural gas prices have generally trended downward since mid-2008 (from $11.12 per MMBtu in mid-2008 to $4.03 per MMBtu at December 31, 2012 for calendar year 2014). In recent years natural gas supply has outpaced demand as a result of increased drilling of shale gas deposits combined with lingering demand weakness associated with the economic downturn. Many industry experts expect this supply/demand imbalance to continue for a number of years, thereby depressing natural gas prices for a long-term period.

Wholesale electricity prices also have generally moved with ERCOT market heat rates, which could fall if demand for electricity were to decrease or if more efficient generation facilities are built in ERCOT. Accordingly, our earnings and the value of our nuclear and lignite/coal-fueled generation assets are also dependent in significant part upon market heat rates. As a result, our nuclear and lignite/coal-fueled generation assets could significantly decrease in profitability and value if ERCOT market heat rates decline.

Our assets or positions cannot be fully hedged against changes in commodity prices and market heat rates, and hedging transactions may not work as planned or hedge counterparties may default on their obligations.

We cannot fully hedge the risk associated with changes in commodity prices, most notably electricity and natural gas prices, because of the expected useful life of our generation assets and the size of our position relative to market liquidity. To the extent we have unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact our results of operations, liquidity and financial position, either favorably or unfavorably.

To manage our financial exposure related to commodity price fluctuations, we routinely enter into contracts to hedge portions of purchase and sale commitments, fuel requirements and inventories of natural gas, lignite, coal, crude oil, diesel fuel, uranium and refined products, and other commodities, within established risk management guidelines. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sale contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Although we devote a considerable amount of time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not always function as planned and cannot eliminate all the risks associated with these activities. For example, we hedge the expected needs of our wholesale and retail customers, but unexpected changes due to weather, natural disasters, consumer behavior, market constraints or other factors could cause us to purchase power to meet unexpected demand in periods of high wholesale market prices or resell excess power into the wholesale market in periods of low prices. As a result of these and other factors, we cannot precisely predict the impact that risk management decisions may have on our businesses, results of operations, liquidity or financial position.

With the tightening of credit markets that began in 2008 and the expansion of regulatory oversight through various financial reforms, there has been some decline in the number of market participants in the wholesale energy commodities markets, resulting in less liquidity, particularly in the ERCOT electricity market. Participation by financial institutions and other intermediaries (including investment banks) has particularly declined. Extended declines in market liquidity could materially affect our ability to hedge our financial exposure to desired levels.

To the extent we engage in hedging and risk management activities, we are exposed to the risk that counterparties that owe us money, energy or other commodities as a result of these activities will not perform their obligations. Should the counterparties to these arrangements fail to perform, we could be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, we could incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default on its obligations to pay ERCOT for power taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including us.

Our businesses are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our businesses and/or results of operations.

Our businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in the generation and sale of electricity. We will need to continually adapt to these changes.

Our businesses are subject to changes in state and federal laws (including PURA, the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act, the Energy Policy Act of 2005 and the Dodd-Frank Wall Street Reform and Consumer Protection Act), changing governmental policy and regulatory actions (including those of the PUCT, the NERC, the TRE, the RRC, the TCEQ, the FERC, the EPA, the NRC and the CFTC) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, decommissioning costs, return on invested capital for regulated businesses, market behavior rules, present or prospective wholesale and retail competition and environmental matters. TCEH, along with other market participants, is subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUCT and ERCOT, and, with respect to any wholesale power sales outside the ERCOT market, is subject to market behavior and other competition-related rules and regulations under the Federal Power Act that are administered by the FERC. Changes in, revisions to, or reinterpretations of existing laws and regulations may have a material effect on our businesses.

The Texas Legislature meets every two years (the current legislative session began in January 2013); however, at any time the governor of Texas may convene a special session of the Legislature. During any regular or special session bills may be introduced that, if adopted, could materially affect our businesses, including our results of operations, liquidity or financial condition.

The PUCT and the RRC are subject to a “Sunset” review by the Texas Sunset Advisory Commission during the 2013 session of the Texas Legislature. The powers of the PUCT and the RRC may be materially changed, or the agencies may be abolished, by the Texas Legislature following such review. If the PUCT or the RRC are not renewed or are changed materially by the Texas Legislature pursuant to Sunset review, it could have a material effect on our businesses.

Sunset review is the regular assessment of the continuing need for a state agency to exist, and is grounded in the premise that an agency will be abolished unless legislation is passed to continue its functions. On a specified time schedule, the Texas Sunset Advisory Commission (Sunset Commission) closely reviews each agency and recommends action on each agency to the Texas Legislature, which action may include modifying or even abolishing the agency. The PUCT and the RRC are subject to review by the Sunset Commission in 2013. In 2011, the Texas Legislature extended the authority of the RRC and the PUCT until 2013. In 2013, the RRC will undergo a full sunset review, and the PUCT will undergo a limited sunset review. These agencies, for the most part, govern and operate the electricity and mining markets in Texas upon which our business model is based. If the Texas Legislature materially changes or fails to renew either of these agencies, it could have a material impact on our business. There can be no assurance that future action of the Sunset Commission will not result in legislation during the 2013 Legislative Session that could have a material effect on our results of operations, liquidity or financial condition.

Our cost of compliance with existing and new environmental laws could materially affect our results of operations, liquidity and financial condition.

We are subject to extensive environmental regulation by governmental authorities, including the EPA and the TCEQ. In operating our facilities, we are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits. We may incur significant additional costs beyond those currently contemplated to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements (see Note 9 to Financial Statements).

Over the past couple of years, the EPA has completed several regulatory actions establishing new requirements for control of certain emissions from sources including electricity generation facilities. It is also currently considering several other regulatory actions, as well as contemplating future additional regulatory actions, in each case that may affect our generation facilities or our ability to cost-effectively develop new generation facilities. There is no assurance that the currently-installed emissions control equipment at our coal-fueled generation facilities will satisfy the requirements under any future EPA or TCEQ regulations. Some of the recent regulatory actions, such as the EPA's CSAPR and MATS, could require us to install significant additional control equipment, resulting in material costs of compliance for our generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments if the rules take effect. These costs could result in material effects on our results of operations, liquidity and financial condition.

We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain, maintain or comply with any such approval or if an approval is retroactively disallowed, the operation of our facilities could be stopped, curtailed or modified or become subject to additional costs.

In addition, we may be responsible for any on-site liabilities associated with the environmental condition of facilities that we have acquired, leased or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against us or fail to meet its indemnification obligations to us.

Our results of operations, liquidity and financial condition may be materially affected if new federal and/or state legislation or regulations are adopted to address global climate change, or if we are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

There is a concern nationally and internationally about global climate change and how greenhouse gas (GHG) emissions, such as carbon dioxide (CO2), contribute to global climate change. Over the last few years, several bills addressing climate change have been introduced in the US Congress or discussed by the Obama Administration that were intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or GHG emissions, incentives for the development of low-carbon technology and federal renewable portfolio standards. In addition, a number of federal court cases have been filed in recent years asserting damage claims related to GHG emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including us) that produce GHG emissions.

The EPA rule known as the Prevention of Significant Deterioration (PSD) tailoring rule established thresholds for regulating GHG emissions from stationary sources under the Clean Air Act. The rule requires any source subject to the PSD permitting program, due to emissions of non-GHG pollutants, that increases its GHG emissions by 75,000 tons per year (tpy) to have an operating permit under the Title V Operating Permit Program of the Clean Air Act and install the best available control technology in conjunction with construction activities or plant modifications. PSD permitting requirements also apply to new projects with GHG emissions of at least 100,000 tpy and modifications to existing facilities that increase GHG emissions by at least 75,000 tpy (even if no non-GHG PSD thresholds are exceeded). The EPA has also issued regulations that require certain categories of GHG emitters (including our lignite/coal-fueled generation facilities) to monitor and report their annual GHG emissions.

In March 2012, the EPA released a proposal for a performance standard for greenhouse gas emissions from new electric generation units (EGUs). The proposal, which is currently limited to new sources, is based on the carbon dioxide emission rate from a natural gas-fueled combined cycle EGU. None of our existing generation units would be considered a new source under the proposed rule. While we do not believe the proposed rule, as released, affects our existing generation units, it could affect our ability to cost-effectively develop new generation facilities. If limits or guidelines become applicable to our generation facilities and require us to install new control equipment or substantially alter our operations, it could have a material effect on our results of operations, liquidity and financial condition.

We produce GHG emissions from the combustion of fossil fuels at our generation facilities. Because a substantial portion of our generation portfolio consists of lignite/coal-fueled generation facilities, our results of operations, liquidity and financial condition could be materially affected by the enactment of any legislation or regulation that mandates a reduction in GHG emissions or that imposes financial penalties, costs or taxes upon those that produce GHG emissions. For example, to the extent a cap-and-trade program is adopted, we may be required to incur material costs to reduce our GHG emissions or to procure emission allowances or credits to comply with such a program. The EPA regulation of GHGs under the Clean Air Act, or judicially imposed sanctions or damage awards related to GHG emissions, may require us to make material expenditures to reduce our GHG emissions. In addition, if a significant number of our customers or others refuse to do business with us because of our GHG emissions, it could have a material effect on our results of operations, liquidity or financial condition.

Litigation related to environmental issues, including claims alleging that GHG emissions constitute a public nuisance by contributing to global climate change, has increased in recent years. American Electric Power Co. v. Connecticut, Comer v. Murphy Oil USA and Native Village of Kivalina v. ExxonMobil Corporation all involve nuisance claims for damages purportedly caused by the defendants' emissions of GHGs. Although we are not currently a party to any pending lawsuits alleging that GHG emissions are a public nuisance, these lawsuits could establish precedent that might affect our business or industry generally. Other similar lawsuits have involved claims of property damage, personal injury, challenges to issued permits and citizen enforcement of environmental laws and regulations. We cannot predict the ultimate outcome of the pending proceedings. If we are sued in these or similar proceedings and are ultimately subject to an adverse ruling, we could be required to make substantial capital expenditures for emissions control equipment, halt operations and/or pay substantial damages. Such expenditures or the cessation of operations could adversely affect our results of operations, liquidity and financial condition.

If we are required to comply with the EPA's revised Cross-State Air Pollution Rule (CSAPR), or a similar replacement, and the Mercury and Air Toxics Standard (MATS) we will likely incur material capital expenditures and operating costs and experience material revenue decreases due to reduced generation and wholesale electricity sales volumes.

In July 2011, the EPA issued the CSAPR, a replacement for the Clean Air Interstate Rule (CAIR). In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including emissions budgets for the State of Texas as discussed in Items 1 and 2, "Business and Properties – Environmental Regulations and Related Considerations – Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions." In June 2012, the EPA finalized the proposed rule (Second Revised Rule). In total, the emissions budgets established by the Final Revisions along with the Second Revised Rule would require our fossil-fueled generation units to reduce (i) their annual SO2 and NOX emissions by approximately 120,600 tons (56 percent) and 9,000 tons (22 percent), respectively, compared to 2010 actual levels, and (ii) their seasonal NOX emissions by approximately 3,300 tons (18 percent), compared to 2010 levels. We could comply with these emissions limits either through physical reductions or through the purchase of emissions credits from third parties, but the volume of SO2 credits that may be purchased from sources outside of Texas is subject to limitations starting in 2014. Because the CSAPR was vacated and remanded to the EPA in August 2012 by a three judge panel of the D.C. Circuit Court, the CSAPR, the Final Revisions and the Second Revised Rule do not impose any immediate legal or compliance requirements on us, the State of Texas, or other affected parties. In October 2012, the EPA and certain other parties that supported the CSAPR filed petitions seeking review by the full court of the D.C. Circuit Court's ruling. In January 2013, the D.C. Circuit Court denied the request for rehearing. The EPA and the other parties to these proceedings have approximately 90 days to appeal the D.C. Circuit Court's decision to the US Supreme Court. We cannot predict whether, when, or in what form the CSAPR, the Final Revisions, the Second Revised Rule or any replacements will take effect.

Material capital expenditures would be required to comply with the CSAPR, as revised in June 2012, as well as with other pending and expected environmental regulations, including the MATS, for which we and certain states and industry participants have filed petitions for review in the D.C. Circuit Court. We cannot predict the outcome of these petitions.

Prior to the publication of the final MATS rule and the vacatur and remand of the CSAPR, we estimated that expenditures of more than $1.5 billion before the end of the decade in environmental control equipment would be required to comply with regulatory requirements, including the CSAPR and MATS. We have revised our estimates of capital expenditures for environmental control equipment to comply with regulatory requirements, based on analysis and testing of options to comply with the MATS rule, as well as estimates related to other EPA regulations, including expenditures previously incurred related to the CSAPR. Between 2011 and the end of the decade, we estimate that we will incur more than $1 billion in capital expenditures for environmental control equipment, though the ultimate total will depend on the evolution of pending or future regulatory requirements. Based on regulations currently in effect, we estimate that we will incur approximately $500 million of environmental capital expenditures between 2013 and 2017, including amounts required to maintain installed environmental control equipment.

We cannot predict whether the EPA or any other party will appeal the D.C. Circuit Court's decision with respect to the CSAPR to the US Supreme Court or, if such appeal is granted, how the US Supreme Court will rule on any such appeal of the CSAPR. As a result, there can be no assurance that we will not be required to implement a compliance plan for the CSAPR, the Final Revisions, the Second Revised Rule or any replacement rules in a short time frame or that such plan will not materially affect our results of operations, liquidity or financial condition.

Luminant's mining permits are subject to RRC review.

The RRC reviews on an ongoing basis whether Luminant is compliant with RRC rules and regulations and whether it has met all of the requirements of its mining permits. Any revocation of a mining permit would mean that Luminant would no longer be allowed to mine lignite at the applicable mine to serve its generation facilities. Such event would have a material effect on our results of operations, liquidity and financial condition.

Litigation, legal proceedings, regulatory investigations or other administrative proceedings could expose us to significant liabilities and reputation damage, and have a material effect on our results of operations, and the litigation environment in which we operate poses a significant risk to our businesses.

We are involved in the ordinary course of business in a number of lawsuits involving employment, commercial, and environmental issues, and other claims for injuries and damages, among other matters. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these evaluations and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These evaluations and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from current evaluations and estimates. The settlement or resolution of such claims or proceedings may have a material effect on our results of operations. We use appropriate means to contest litigation threatened or filed against us, but the litigation environment in the State of Texas poses a significant business risk.

We are involved in the ordinary course of business in permit applications and renewals, and we are exposed to the risk that certain of our operating permit applications may not be granted or that certain of our operating permits may not be renewed on satisfactory terms. Failure to obtain and maintain the necessary permits to conduct our businesses could have a material effect on our results of operations, liquidity and financial condition.

We are also involved in the ordinary course of business in regulatory investigations and other administrative proceedings, and we are exposed to the risk that we may become the subject of additional regulatory investigations or administrative proceedings. See Item 3, "Legal Proceedings – Regulatory Reviews." While we cannot predict the outcome of any regulatory investigation or administrative proceeding, any such regulatory investigation or administrative proceeding could result in us incurring material penalties and/or other costs and have a material effect on our results of operations, liquidity and financial condition.

Our collateral requirements for hedging arrangements could be materially impacted if the remaining rules implementing the Financial Reform Act broaden the scope of the Act's provisions regarding the regulation of over-the-counter financial derivatives, making certain provisions applicable to end-users like us.

In July 2010, financial reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act) was enacted. While the legislation is broad and detailed, a few key rulemaking decisions remain to be made by federal governmental agencies to fully implement the Financial Reform Act.

Title VII of the Financial Reform Act provides for the regulation of the over-the-counter (OTC) derivatives (Swaps) market. The Financial Reform Act generally requires OTC derivatives (including the types of asset-backed OTC derivatives that we use to hedge risks associated with commodity and interest rate exposure) to be cleared by a derivatives clearing organization. However, under the end-user clearing exemption, entities are exempt from these clearing requirements if they (i) are not "Swap Dealers" or "Major Swap Participants" and (ii) use Swaps to hedge or mitigate commercial risk. The legislation mandates significant compliance requirements for any entity that is determined to be a Swap Dealer or Major Swap Participant and additional reporting and recordkeeping requirements for all entities that participate in the derivative markets. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Key Risks and Challenges – Financial Services Reform Legislation."

The Financial Reform Act also requires the posting of cash collateral for uncleared swaps. Because these cash collateral requirements are unclear as to whether an end-user or its counterparty (e.g., swap dealer) is required to post cash collateral, there is risk that the cash collateral requirement could be used to effectively negate the end-user clearing exemption. The final rule for margin requirements has not been issued. However, the legislative history of the Financial Reform Act suggests that it was not Congress' intent to require end-users to post cash collateral with respect to swaps. If we were required to post cash collateral on our swap transactions with swap dealers, our liquidity would likely be materially impacted, and our ability to enter into derivatives to hedge our commodity and interest rate risks would be significantly limited.

We cannot predict the outcome of the final rulemakings to implement the OTC derivative market provisions of the Financial Reform Act. Based on our assessment and published guidance from the CFTC, we are not a Swap Dealer or Major Swap Participant and we will be able to take advantage of the End-User Exemption for Swaps that hedge or mitigate commercial risk; however, the remaining rulemakings related to how Swap Dealers and other market participants administer margin requirements could negatively affect our ability to hedge our commodity and interest rate risks. The inability to hedge these risks would likely have a material effect on our results of operations, liquidity and financial condition.

We may suffer material losses, costs and liabilities due to ownership and operation of the Comanche Peak nuclear generation facility.

The ownership and operation of a nuclear generation facility involves certain risks. These risks include:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural, cybersecurity or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error or force majeure;

•	the costs of storage, handling and disposal of nuclear materials, including availability of storage space;

•	the costs of procuring nuclear fuel;

•	the costs of securing the plant against possible terrorist or cybersecurity attacks;

•	limitations on the amounts and types of insurance coverage commercially available, and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of Comanche Peak could materially affect our financial condition and results of operations. The following are among the more significant of these risks:

•
Operational Risk — Operations at any nuclear generation facility could degrade to the point where the facility would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the facility to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation facility could cause regulators to require a shut-down or reduced availability at Comanche Peak.

•
Regulatory Risk — The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC, including potential regulation as a result of the NRC's ongoing analysis and response to the effects of the natural disaster on nuclear generation facilities in Japan in 2010, could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•
Nuclear Accident Risk — Although the safety record of Comanche Peak and other nuclear generation facilities generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impact and property damage. Any accident, or perceived accident, could result in significant liabilities and damage our reputation. Any such resulting liability from a nuclear accident could exceed our resources, including insurance coverage.

The operation and maintenance of electricity generation and delivery facilities involves significant risks that could adversely affect our results of operations, liquidity and financial condition.

The operation and maintenance of electricity generation and delivery facilities involves many risks, including, as applicable, start-up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output, efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant number of our facilities were constructed many years ago. In particular, older generating equipment and transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from (i) increased starting and stopping of generation equipment due to the volatility of the competitive generation market and the prospect of continuing low wholesale electricity prices that may not justify sustained or year-round operation of all our generating facilities, (ii) any unexpected failure to generate electricity, including failure caused by equipment breakdown or forced outage, (iii) damage to facilities due to storms, natural disasters, wars, terrorist or cybersecurity acts and other catastrophic events and (iv) the passage of time and normal wear and tear. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs and/or losses and write downs of our investment in the project or improvement.

We cannot be certain of the level of capital expenditures that will be required due to changing environmental and safety laws and regulations (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist or cybersecurity attacks). The unexpected requirement of large capital expenditures could materially affect our results of operations, liquidity and financial condition.

If we make any major modifications to our power generation facilities, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the Clean Air Act. Any such modifications would likely result in us incurring substantial additional capital expenditures.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above, including the cost of replacement power. Likewise, the ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Our results of operations, liquidity and financial condition may be materially affected by the effects of extreme weather conditions.

Our results of operations may be affected by weather conditions and may fluctuate substantially on a seasonal basis as the weather changes. In addition, we could be subject to the effects of extreme weather. Extreme weather conditions could stress our transmission and distribution system or our generation facilities resulting in outages, increased maintenance and capital expenditures. Extreme weather events, including sustained cold temperatures, hurricanes, storms or other natural disasters, could be destructive and result in casualty losses that are not ultimately offset by insurance proceeds or in increased capital expenditures or costs, including supply chain costs.

Moreover, an extreme weather event could cause disruption in service to customers due to downed wires and poles or damage to other operating equipment, which could result in us foregoing sales of electricity and lost revenue. Similarly, an extreme weather event might affect the availability of generation and transmission capacity, limiting our ability to source or deliver electricity where it is needed or limit our ability to source fuel for our plants (including due to damage to rail infrastructure). These conditions, which cannot be reliably predicted, could have an adverse consequence by requiring us to seek additional sources of electricity when wholesale market prices are high or to sell excess electricity when market prices are low.

Our results of operations, liquidity and financial condition may be materially affected by insufficient water supplies.

Supplies of water are important for our generation facilities. Water in Texas is limited and various parties have made conflicting claims regarding the right to access and use such limited supplies of water. In addition, Texas has experienced sustained drought conditions that could affect the water supply for certain of our generation facilities if adequate rain does not fall in the watershed that supplies the affected areas. If we are unable to access sufficient supplies of water, it could restrict, prevent or increase the cost of operations at certain of our generation facilities.

The rates of Oncor's electricity delivery business are subject to regulatory review, and may be reduced below current levels, which could adversely impact Oncor's results of operations, liquidity and financial condition.

The rates charged by Oncor are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor's rates are regulated based on an analysis of Oncor's costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of Oncor's costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that Oncor's rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor's costs, including regulatory assets reported on Oncor's balance sheet, and the return on invested capital allowed by the PUCT. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT" for discussion of recent and pending rate-related filings with the PUCT.

Ongoing performance improvement initiatives may not achieve desired cost reductions and may instead result in significant additional costs if unsuccessful.

As we seek to improve our financial condition, we have taken, and intend to take steps to reduce our costs. While we have completed and have underway a number of initiatives to reduce costs, it will likely become increasingly difficult to identify and implement significant new cost savings initiatives. The implementation of performance improvement initiatives identified by management may not produce the desired reduction in costs and if unsuccessful, may instead result in significant additional costs as well as significant disruptions in our operations due to employee displacement and the rapid pace of changes to organizational structure and operating practices and processes. Such additional costs or operational disruptions could have an adverse effect on our results of operations, liquidity and financial condition.

Attacks on our infrastructure that breach cyber/data security measures could expose us to significant liabilities and reputation damage and disrupt business operations, which could have a material effect on our results of operations, liquidity and financial condition.

Much of our information technology infrastructure is connected (directly or indirectly) to the Internet. There have been numerous attacks on government and industry information technology systems through the Internet that have resulted in material operational, reputation and/or financial costs. While we have controls in place designed to protect our infrastructure and have not had any significant breaches, a breach of cyber/data security measures that impairs our information technology infrastructure could disrupt normal business operations and affect our ability to control our generation and transmission and distribution assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could adversely affect our reputation, expose the company to material legal/regulatory claims, impair our ability to execute on business strategies and/or materially affect our results of operations, liquidity and financial condition.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets identified as "critical cyber assets." Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

Our retail operations (TXU Energy) may lose a significant number of customers due to competitive marketing activity by other retail electric providers.

Our retail operations face competition for customers. Competitors may offer lower prices and other incentives, which, despite the business' long-standing relationship with customers, may attract customers away from us. We operate in a very competitive retail market, as is reflected in a 21% decline in customers (based on meters) served over the last four years.

In some retail electricity markets, our principal competitor may be the incumbent REP. The incumbent REP has the advantage of long-standing relationships with its customers, including well-known brand recognition.

In addition to competition from the incumbent REP, we may face competition from a number of other energy service providers, other energy industry participants, or nationally branded providers of consumer products and services who may develop businesses that will compete with us. Some of these competitors or potential competitors may be larger or better capitalized than we are. If there is inadequate potential margin in these retail electricity markets, it may not be profitable for us to compete in these markets.

Our retail operations are subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to our reputation and/or the results of the retail operations.

Our retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers license numbers, social security numbers and bank account information. Our retail business may need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center operations, to the retail business. If a significant breach occurred, the reputation of our retail business may be adversely affected, customer confidence may be diminished, or our retail business may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on the business and its results of operations, liquidity and financial condition.

Our retail operations rely on the infrastructure of local utilities or independent transmission system operators to provide electricity to, and to obtain information about, its customers. Any infrastructure failure could negatively impact customer satisfaction and could have a material negative impact on the business and results of operations.

Our retail operations depend on transmission and distribution facilities owned and operated by unaffiliated utilities, as well as Oncor's facilities, to deliver the electricity it sells to its customers. If transmission capacity is inadequate, our ability to sell and deliver electricity may be hindered, and we may have to forgo sales or buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where we have a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower profits. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to our customers could negatively impact customer satisfaction with our service.

Our retail operations offer bundled services to customers, with some bundled services offered at fixed prices and for fixed terms. If our costs for these bundled services exceed the prices paid by our customers, our results of operations could be materially affected.

Our retail operations offer customers a bundle of services that include, at a minimum, electricity plus transmission, distribution and related services. The prices we charge for the bundle of services or for the various components of the bundle, any of which may be fixed by contract with the customer for a period of time, could fall below our underlying cost to provide the components of such services.

The REP certification of our retail operations is subject to PUCT review.

The PUCT may at any time initiate an investigation into whether our retail operations comply with PUCT Substantive Rules and whether we have met all of the requirements for REP certification, including financial requirements. Any removal or revocation of a REP certification would mean that we would no longer be allowed to provide electricity service to retail customers. Such decertification could have a material effect on our results of operations, liquidity and financial condition.

Changes in technology or increased electricity conservation efforts may reduce the value of our generation facilities and/or Oncor's electricity delivery facilities and may significantly impact our businesses in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with our traditional generation facilities. Consequently, where we have facilities, the profitability and market value of our generation assets could be significantly reduced. Changes in technology could also alter the channels through which retail customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, our revenues could be materially reduced.

Electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our generation assets and electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption. Effective energy conservation by our customers could result in reduced energy demand or significantly slow the growth in demand. Such reduction in demand could materially reduce our revenues. Furthermore, we may incur increased capital expenditures if we are required to increase investment in conservation measures.

Our revenues and results of operations may be adversely impacted by decreases in wholesale market prices of electricity due to the development of wind generation sources.

A significant amount of investment in wind generation in the ERCOT market over the past few years has increased overall wind power generation capacity. Generally, the increased capacity has led to lower wholesale electricity prices (driven by lower market heat rates) in the regions at or near wind power development. As a result, the profitability of our generation facilities and power purchase contracts, including certain wind generation power purchase contracts, has been impacted and could be further impacted by the effects of the wind power development, and the value could significantly decrease if wind power generation has a material sustained effect on market heat rates.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations, liquidity and financial condition.

Our liquidity needs could be difficult to satisfy, particularly during times of uncertainty in the financial markets and/or during times when there are significant changes in commodity prices. The inability to access liquidity, particularly on favorable terms, could materially affect our results of operations, liquidity and financial condition.

Our businesses are capital intensive. We rely on access to financial markets and credit facilities as a significant source of liquidity for our capital requirements and other obligations not satisfied by cash-on-hand or operating cash flows. The inability to raise capital or access credit facilities, particularly on favorable terms, could adversely impact our liquidity and our ability to meet our obligations or sustain and grow our businesses and could increase capital costs. Our access to the financial markets and credit facilities could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available liquidity or the ability to obtain or renew credit facilities on acceptable terms;

•	economic weakness in the ERCOT or general US market;

•	changes in interest rates;

•	a deterioration, or perceived deterioration, of EFH Corp.'s (and/or its subsidiaries') creditworthiness or enterprise value;

•	a reduction in EFH Corp.'s or its applicable subsidiaries' credit ratings;

•	a deterioration of the creditworthiness or bankruptcy of one or more lenders or counterparties under our credit facilities that affects the ability of such lender(s) to make loans to us;

•	volatility in commodity prices that increases margin or credit requirements;

•	a material breakdown in our risk management procedures, and

•	the occurrence of changes in our businesses that restrict our ability to access credit facilities.

Although we expect to actively manage the liquidity exposure of existing and future hedging arrangements, given the size of our hedging program, any significant increase in the price of natural gas could result in us being required to provide cash or letter of credit collateral in substantial amounts. Any perceived reduction in our creditworthiness could result in clearing agents or other counterparties requesting additional collateral. An event of default by one or more of our hedge counterparties could result in termination-related settlement payments that reduce available liquidity if we owe amounts related to commodity contracts or delays in receipts of expected settlements if the hedge counterparties owe amounts to us. These events could have a material negative impact on our results of operations, liquidity and financial condition.

In the event that the governmental agencies that regulate the activities of our businesses determine that the creditworthiness of any such business is inadequate to support our activities, such agencies could require us to provide additional cash or letter of credit collateral in substantial amounts to qualify to do business.

In the event our credit facilities are being used largely to support the hedging program as a result of a significant increase in the price of natural gas or significant reduction in creditworthiness, we may have to forego certain capital expenditures or other investments in our businesses or other business opportunities.

Further, a lack of available liquidity could adversely impact the evaluation of our creditworthiness by counterparties and rating agencies. In particular, such concerns by existing and potential counterparties could significantly limit TCEH's wholesale markets activities, including any future hedging activities.

The costs of providing postretirement benefits and related funding requirements are subject to changes in value of fund assets, benefit costs, demographics and actuarial assumptions and may have a material effect on our results of operations, liquidity and financial condition.

Oncor provides, and to a limited extent, we provide pension benefits based on either a traditional defined benefit formula or a cash balance formula, and we also provide (and Oncor participates in) certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Our costs of providing such benefits and related funding requirements are dependent upon numerous factors, assumptions and estimates and are subject to changes in these factors, assumptions and estimates, including the market value of the assets funding the pension and OPEB plans. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

The values of the investments that fund the pension and OPEB plans are subject to changes in financial market conditions. Significant decreases in the values of these investments could increase the expenses of the pension plans and the costs of the OPEB plans and related funding requirements in the future. Our costs of providing such benefits and related funding requirements are also subject to changing employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods. See Note 13 to Financial Statements for further discussion of our pension and OPEB plans, including certain pension plan amendments approved by EFH Corp. in August 2012.

As discussed in Note 3 to Financial Statements, goodwill and/or other intangible assets not subject to amortization that we have recorded in connection with the Merger are subject to at least annual impairment evaluations. As a result, we could be required in the future to write off some or all of this goodwill and other intangible assets, such as the goodwill impairments of $1.2 billion and $4.1 billion recorded in 2012 and 2010, respectively, which may cause adverse impacts on our results of operations and financial condition.

In accordance with accounting standards, goodwill and certain other indefinite-lived intangible assets that are not subject to amortization are reviewed annually or, if certain conditions exist, more frequently, for impairment. Factors such as the economic climate, market conditions, including the market prices for wholesale electricity and natural gas and market heat rates, environmental regulation, and the condition of assets are considered when evaluating these assets for impairment. The actual timing and amounts of any goodwill impairments will depend on many sensitive, interrelated and uncertain variables. Any reduction in or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could cause a material impact on our reported results of operations and financial condition.

The loss of the services of our key management and personnel could adversely affect our ability to operate our businesses.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. Our failure to attract new personnel or retain existing personnel could have a material effect on our businesses.

The Sponsor Group in the aggregate controls and may have conflicts of interest with us in the future.

The Sponsor Group in the aggregate indirectly owns approximately 60% of EFH Corp.'s capital stock on a fully-diluted basis through its investment in Texas Holdings. As a result of this ownership and the Sponsor Group's aggregate ownership in interests of the general partner of Texas Holdings, the Sponsor Group taken as a whole has control over decisions regarding our operations, plans, strategies, finances and structure, including whether to enter into any corporate transaction, and will have the ability to prevent any transaction that requires the approval of EFH Corp.'s shareholders. The Sponsor Group is comprised of Kohlberg Kravis Roberts & Co. L.P., TPG and GS Capital Partners, each of which acts independently of the others with respect to its investment in EFH Corp. and Texas Holdings.

The interests of these entities may differ in material respects from the interests of holders of EFH Corp. and its subsidiaries' debt. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsor Group, as equity holders or as members of the board of directors of EFH Corp., might conflict with our noteholders' and other creditors' interests. The Sponsor Group may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to our noteholders and other creditors. Additionally, the agreements governing the terms of EFH Corp.'s subsidiaries' debt permits them to distribute cash to EFH Corp. to pay advisory fees, dividends or make other restricted payments under certain circumstances, and the Sponsor Group may have an interest in them doing so.

Each member of the Sponsor Group is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Members of the Sponsor Group may also pursue acquisition opportunities that may be complementary to our businesses and, as a result, those acquisition opportunities may not be available to us. So long as the members of the Sponsor Group, or other funds controlled by or associated with the members of the Sponsor Group, continue to indirectly own, in the aggregate, a significant amount of the outstanding shares of EFH Corp.'s common stock, even if such amount is less than 50%, the Sponsor Group will continue to be able to strongly influence or effectively control our decisions.

Item 1B.	UNRESOLVED STAFF COMMENTS

None.

Item 3.	LEGAL PROCEEDINGS

See Items 1 and 2, "Business and Properties – Environmental Regulations and Related Considerations – Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions" for discussion of litigation regarding the CSAPR and the Texas State Implementation Plan as well as certain other environmental regulations.

Litigation Related to Generation Facilities

In November 2010, an administrative appeal challenging the decision of the TCEQ to renew and amend Oak Grove Management Company LLC's (Oak Grove) (a wholly-owned subsidiary of TCEH) Texas Pollutant Discharge Elimination System (TPDES) permit related to water discharges was filed by Robertson County: Our Land, Our Lives and Roy Henrichson in the Travis County, Texas District Court. Plaintiffs sought a reversal of the TCEQ's order and a remand back to the TCEQ for further proceedings. Oral argument was held in this administrative appeal on October 23, 2012, and the court affirmed the TCEQ's issuance of the TPDES permit to Oak Grove. In December 2012, plaintiffs appealed the district court's decision to the Third Court of Appeals in Austin, Texas. While we cannot predict the timing or outcome of this proceeding, we believe the renewal and amendment of the Oak Grove TPDES permit are protective of the environment and were in accordance with applicable law.

In September 2010, the Sierra Club filed a lawsuit in the US District Court for the Eastern District of Texas (Texarkana Division) against EFH Corp. and Luminant Generation Company LLC (a wholly-owned subsidiary of TCEH) for alleged violations of the Clean Air Act (CAA) at Luminant's Martin Lake generation facility. In May 2012, the Sierra Club filed a lawsuit in the US District Court for the Western District of Texas (Waco Division) against EFH Corp. and Luminant Generation Company LLC for alleged violations of the CAA at Luminant's Big Brown generation facility. The Big Brown and Martin Lake cases are currently scheduled for trial in November 2013. While we are unable to estimate any possible loss or predict the outcome, we believe that the Sierra Club's claims are without merit, and we intend to vigorously defend these lawsuits. In addition, in December 2010 and again in October 2011, the Sierra Club informed Luminant that it may sue Luminant for allegedly violating CAA provisions in connection with Luminant's Monticello generation facility. In May 2012, the Sierra Club informed us that it may sue us for allegedly violating CAA provisions in connection with Luminant's Sandow 4 generation facility. While we cannot predict whether the Sierra Club will actually file suit regarding Monticello or Sandow 4 or the outcome of any resulting proceedings, we believe we have complied with the requirements of the CAA at all of our generation facilities.

Regulatory Reviews

In June 2008, the EPA issued an initial request for information to TCEH under the EPA's authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. Historically, as the EPA has pursued its New Source Review enforcement initiative, companies that have received a large and broad request under Section 114, such as the request received by TCEH, have in many instances subsequently received a notice of violation from the EPA, which has in some cases progressed to litigation or settlement. In July 2012, the EPA sent us a notice of violation alleging noncompliance with the CAA's New Source Review Standards and the air permits at our Martin Lake and Big Brown generation facilities. While we cannot predict whether the EPA will initiate enforcement proceedings under the notice of violation, we believe that we have complied with all requirements of the CAA at all of our generation facilities. We cannot predict the outcome of any resulting enforcement proceedings or estimate the penalties that might be assessed in connection with any such proceedings. In September 2012, we filed a petition for review in the United States Court of Appeals for the Fifth Circuit Court seeking judicial review of the EPA's notice of violation. Given recent legal precedent subjecting agency orders like the notice of violation to judicial review, we filed the petition for review to preserve our ability to challenge the EPA's issuance of the notice and its defects. In October 2012, the EPA filed a motion to dismiss our petition. In December 2012, the Fifth Circuit Court issued an order that will delay a ruling on the EPA's motion to dismiss until after the case has been fully briefed and oral argument, if any, is held. We cannot predict the outcome of these proceedings.

Other Matters

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on our results of operations, liquidity or financial condition.

Item 4.	MINE SAFETY DISCLOSURES

We currently own and operate 12 surface lignite coal mines in Texas to provide fuel for our electricity generation facilities. These mining operations are regulated by the US Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977, as amended (the Mine Act), as well as other federal and state regulatory agencies such as the RRC and Office of Surface Mining. The MSHA inspects US mines, including ours, on a regular basis, and if it believes a violation of the Mine Act or any health or safety standard or other regulation has occurred, it may issue a citation or order, generally accompanied by a proposed fine or assessment. Such citations and orders can be contested and appealed, which often results in a reduction of the severity and amount of fines and assessments and sometimes results in dismissal. Disclosure of MSHA citations, orders and proposed assessments are provided in Exhibit 95(a) to this annual report on Form 10-K.

PART II.

Item 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

EFH Corp.'s common stock is privately held and has no established public trading market.

See Note 10 to Financial Statements for discussion of the restrictions on EFH Corp.'s ability to pay dividends.

The number of holders of EFH Corp.'s common stock at February 19, 2013 totaled 121.

Item 6.	SELECTED FINANCIAL DATA

EFH CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(millions of dollars, except ratios)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Operating revenues	$5,636	$7,040	$8,235	$9,546	$11,364
Impairment of goodwill	$(1,200)	$—	$(4,100)	$(90)	$(8,860)
Net income (loss)	$(3,360)	$(1,913)	$(2,812)	$408	$(9,998)
Net (income) loss attributable to noncontrolling interests	$—	$—	$—	$(64)	$160
Net income (loss) attributable to EFH Corp.	$(3,360)	$(1,913)	$(2,812)	$344	$(9,838)
Ratio of earnings to fixed charges (a)	—	—	—	1.24	—
Cash provided by (used in) operating activities	$(818)	$841	$1,106	$1,711	$1,505
Cash provided by (used in) financing activities	$3,373	$(1,014)	$(264)	$422	$2,837
Cash used in investing activities	$(1,468)	$(535)	$(468)	$(2,633)	$(2,934)
Capital expenditures, including nuclear fuel	$(877)	$(684)	$(944)	$(2,545)	$(3,015)

	At December 31,
	2012	2011	2010	2009	2008
Total assets	$40,970	$44,077	$46,388	$59,662	$59,263
Property, plant & equipment — net	$18,705	$19,427	$20,366	$30,108	$29,522
Goodwill and intangible assets	$6,707	$7,997	$8,552	$17,192	$17,379
Investment in unconsolidated subsidiary (Note 2)	$5,850	$5,720	$5,544	$—	$—
Capitalization
Long-term debt, less amounts due currently	$37,815	$35,360	$34,226	$41,440	$40,838
EFH Corp. common stock equity	(11,025)	(7,852)	(5,990)	(3,247)	(3,673)
Noncontrolling interests in subsidiaries	102	95	79	1,411	1,355
Total	$26,892	$27,603	$28,315	$39,604	$38,520
Capitalization ratios
Long-term debt, less amounts due currently	140.6%	128.1%	120.9%	104.6%	106.0%
EFH Corp. common stock equity	(41.0)%	(28.4)%	(21.2)%	(8.2)%	(9.5)%
Noncontrolling interests in subsidiaries	0.4%	0.3%	0.3%	3.6%	3.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Short-term borrowings	$2,136	$774	$1,221	$1,569	$1,237
Long-term debt due currently	$103	$47	$669	$417	$385
___________

(a)	Fixed charges exceeded earnings (see Exhibit 12(a)) by $4.715 billion, $3.217 billion, $2.531 billion and $10.469 billion for the years ended December 31, 2012, 2011, 2010 and 2008, respectively.

Note: See Note 1 to Financial Statements "Basis of Presentation." Results for 2010 reflect the prospective adoption of amended guidance regarding consolidation accounting standards related to variable interest entities that resulted in the deconsolidation of Oncor Holdings as discussed in Note 2 to Financial Statements and amended guidance regarding transfers of financial assets that resulted in the accounts receivable securitization program no longer being accounted for as a sale of accounts receivable and the funding under the program now reported as short-term borrowings as discussed in Note 7 to Financial Statements. Results for 2012 were significantly impacted by a goodwill impairment charge as discussed in Note 3 to Financial Statements. Results for 2011 were significantly impacted by an impairment charge related to emissions allowance intangible assets as discussed in Note 3 to Financial Statements. Results for 2010 were significantly impacted by a goodwill impairment charge as discussed in Note 3 to Financial Statements and debt extinguishment gains as discussed in Note 6 to Financial Statements. Results for 2008 were significantly impacted by impairment charges related to goodwill, trade name and emission allowances intangible assets and natural gas-fueled generation facilities.

See Notes to Financial Statements.

Quarterly Information (Unaudited)
Results of operations by quarter are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year's operations because of seasonal and other factors. All amounts are in millions of dollars and may not add to full year amounts due to rounding.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (a)
2012:
Operating revenues	$1,222	$1,385	$1,752	$1,278
Net loss	$(304)	$(696)	$(407)	$(1,952)

	First Quarter	Second Quarter	Third Quarter (b)	Fourth Quarter
2011:
Operating revenues	$1,672	$1,679	$2,321	$1,368
Net loss	$(362)	$(705)	$(710)	$(136)
___________

(a)	Net loss includes the effect of a goodwill impairment charge (see Note 3 to Financial Statements).

(b)	Net loss includes the effect of an impairment charge related to emissions allowance intangible assets (see Note 3 to Financial Statements).

Item 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2012, 2011 and 2010 should be read in conjunction with Selected Consolidated Financial Data and our audited consolidated financial statements and the notes to those statements.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

Business

EFH Corp., a Texas corporation, is a Dallas-based holding company that conducts its operations principally through its TCEH and Oncor subsidiaries. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. EFCH is a holding company and a wholly-owned subsidiary of EFH Corp., and TCEH is a wholly-owned subsidiary of EFCH. TCEH is a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity sales. EFIH is a holding company and a wholly-owned subsidiary of EFH Corp. Oncor Holdings, a holding company and a wholly-owned subsidiary of EFIH, holds an approximately 80% equity interest in Oncor. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to REPs, including subsidiaries of TCEH, which sell electricity to residential, business and other consumers.

Various "ring-fencing" measures have been taken to enhance the credit quality of Oncor. See Notes 1 and 2 to Financial Statements for a discussion of the reporting of our investment in Oncor (and Oncor Holdings) as an equity method investment effective January 1, 2010 and a description of the "ring-fencing" measures implemented with respect to Oncor. These measures were put in place to further enhance Oncor's credit quality and mitigate Oncor's exposure to the Texas Holdings Group with the intent to minimize the risk that a court would order any of the assets and liabilities of the Oncor Ring-Fenced Entities to be substantively consolidated with those of any member of the Texas Holdings Group in the event any such member were to become a debtor in a bankruptcy case. We believe, as several major credit rating agencies have acknowledged, that the likelihood of such substantive consolidation of the Oncor Ring-Fenced Entities' assets and liabilities is remote in consideration of the ring-fencing measures and applicable law.

Operating Segments

We have aligned and report our business activities as two operating segments: the Competitive Electric segment and the Regulated Delivery segment. The Competitive Electric segment consists largely of TCEH. The Regulated Delivery segment consists largely of our investment in Oncor. See Notes 1 and 2 to Financial Statements for discussion of the deconsolidation of Oncor and its parent, Oncor Holdings, effective in 2010.

See Note 16 to Financial Statements for further information regarding reportable business segments.

Significant Activities and Events and Items Influencing Future Performance

Natural Gas Price Hedging Program and Other Hedging Activities — Because wholesale electricity prices in ERCOT have generally moved with natural gas prices, TCEH has a natural gas price hedging program designed to mitigate the effect of natural gas price changes on future electricity revenues. Under the program, we have entered into market transactions involving natural gas-related financial instruments, and at December 31, 2012, have effectively sold forward approximately 360 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 42,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices as shown in the table below. Volumes and hedge values associated with the natural gas price hedging program are inclusive of offsetting purchases entered into to take into account new wholesale and retail electricity sales contracts and avoid over-hedging. This activity results in both commodity contract asset and liability balances pending the maturity and settlement of the offsetting transactions.

Taking together forward wholesale and retail electricity sales with the natural gas positions in the hedging program, we have effectively hedged an estimated 96% and 41% of the price exposure, on a natural gas equivalent basis, related to TCEH's expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). The natural gas positions were entered into with the continuing expectation that wholesale electricity prices in ERCOT will generally move with prices of natural gas, which we expect to be the marginal fuel for the purpose of setting electricity prices generally 70% to 90% of the time in the ERCOT market. If the relationship changes in the future, the cash flows targeted under the natural gas price hedging program may not be achieved.

The company has entered into related put and call transactions (referred to as collars), primarily for 2014, that effectively hedge natural gas prices within a range. These transactions represented 42% of the positions in the natural gas price hedging program at December 31, 2012, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu.

The following table summarizes the natural gas positions in the hedging program at December 31, 2012:

	Measure	2013	2014	Total
Natural gas hedge volumes (a)	mm MMBtu	~211	~146	~357
Weighted average hedge price (b)	$/MMBtu	~6.89	~7.80	—
Average market price (c)	$/MMBtu	~3.54	~4.03	—
Realization of hedge gains (d)	$ billions	~$1.0	~$0.6	~$1.6
___________

(a)
Where collars are reflected, the volumes are based on the notional position of the derivatives to represent protection against downward price movements. The notional volumes for collars are approximately 150 million MMBtu, which corresponds to a delta position of approximately 146 million MMBtu in 2014.

(b)
Weighted average hedge prices are based on prices of positions in the natural gas price hedging program (excluding offsetting purchases to avoid over-hedging). Where collars are reflected, sales price represents the collar floor price.

(c)	Based on NYMEX Henry Hub prices.

(d)	Based on cumulative unrealized mark-to-market gain at December 31, 2012.

Changes in the fair value of the instruments in the natural gas price hedging program are recorded as unrealized gains and losses in net gain from commodity hedging and trading activities in the statement of income, which has and could continue to result in significant volatility in reported net income. Based on the size of the natural gas price hedging program at December 31, 2012, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition of up to approximately $360 million in pretax unrealized mark-to-market gains or losses.

The natural gas price hedging program has resulted in reported net gains (losses) as follows:

	Year Ended December 31,
	2012	2011	2010
Realized net gain	$1,833	$1,265	$1,151
Unrealized net gain (loss) including reversals of previously recorded amounts related to positions settled	(1,540)	(19)	1,165
Total	$293	$1,246	$2,316

The cumulative unrealized mark-to-market net gain related to positions in the natural gas price hedging program totaled $1.584 billion and $3.124 billion at December 31, 2012 and 2011, respectively. The decline was driven by settlement of maturing positions.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in the future. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost.

The significant cumulative unrealized mark-to-market net gain related to positions in the natural gas price hedging program reflects the sustained decline in forward market natural gas prices as presented in "Key Risks and Challenges" below. Forward natural gas prices have generally trended downward over the past several years. While the natural gas price hedging program is designed to mitigate the effect on earnings of low wholesale electricity prices, depressed forward natural gas prices are challenging to our liquidity and the long-term profitability of EFH Corp.'s competitive businesses. Specifically, low natural gas prices and their effect in ERCOT on wholesale electricity prices could have a material impact on our liquidity and TCEH's overall profitability for periods in which TCEH does not have significant hedge positions. See Note 1 to Financial Statements.

Also see Note 3 to Financial Statements for discussion regarding goodwill impairment charges recorded in 2012 and 2010.

TCEH Interest Rate Swap Transactions — TCEH employs interest rate swaps to hedge exposure to its variable rate debt. As reflected in the table below, at December 31, 2012, TCEH has entered into the following series of interest rate swap transactions that effectively fix the interest rates at between 5.5% and 9.3%.

Fixed Rates			Expiration Dates	Notional Amount
5.5%	-	9.3%	February 2013 through October 2014	$18.46	billion (a)
6.8%	-	9.0%	October 2015 through October 2017	$12.60	billion (b)
___________

(a)
Swaps related to an aggregate $2.6 billion principal amount of debt expired in 2012. Per the terms of the transactions, the notional amount of swaps entered into in 2011 grew by $2.405 billion, substantially offsetting the expired swaps.

(b)
These swaps are effective from October 2014 through October 2017. The $12.6 billion notional amount of swaps includes $3 billion that expires in October 2015 with the remainder expiring in October 2017.

We may enter into additional interest rate hedges from time to time.

TCEH has also entered into interest rate basis swap transactions that further reduce the fixed borrowing costs achieved through the interest rate swaps. Basis swaps in effect at December 31, 2012 totaled $11.967 billion notional amount, a decrease of $5.783 billion from December 31, 2011 reflecting both new and expired swaps. The basis swaps relate to debt outstanding through 2014.

The interest rate swaps have resulted in net losses reported in interest expense and related charges as follows:

	Year Ended December 31,
	2012	2011	2010
Realized net loss	$(670)	$(684)	$(673)
Unrealized net gain (loss)	166	(812)	(207)
Total	$(504)	$(1,496)	$(880)

The cumulative unrealized mark-to-market net liability related to all TCEH interest rate swaps totaled $2.065 billion and $2.231 billion at December 31, 2012 and 2011, respectively, of which $65 million and $76 million (both pretax), respectively, were reported in accumulated other comprehensive income. These fair values can change materially as market conditions change, which could result in significant volatility in reported net income. For example, at December 31, 2012, a one percent change in interest rates would result in an increase or decrease of approximately $675 million in our cumulative unrealized mark-to-market net liability.

First-Lien Security for Natural Gas Hedging Program and Interest Rate Swaps — Approximately 85% of the positions in the natural gas price hedging program and all of the TCEH interest rate swaps are secured by a first-lien interest in the assets of TCEH on a pari passu basis with the TCEH Senior Secured Facilities. Certain entities are counterparties to both our natural gas hedge program positions and our interest rate swaps and have entered into master agreements that provide for netting and setoff of amounts related to these positions. At December 31, 2012, our net liability positions related to these counterparties together with liability positions related to entities that are counterparties to only our interest rate swaps totaled approximately $1.2 billion. This amount is not expected to change materially through 2013 assuming market values do not change significantly.

Pension Plan Actions — In August 2012, EFH Corp. approved certain amendments to its pension plan (see Note 13 to Financial Statements). These actions were completed in the fourth quarter 2012, and the amendments resulted in:

•
splitting off assets and liabilities under the plan associated with employees of Oncor and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new plan sponsored and administered by Oncor (the Oncor Plan);

•
splitting off assets and liabilities under the plan associated with active employees of EFH Corp.'s competitive businesses, other than collective bargaining unit (union) employees, to a Terminating Plan, freezing benefits and vesting all accrued plan benefits for these participants;

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.'s liabilities under the Terminating Plan, and

•	maintaining assets and liabilities under the plan associated with union employees of EFH Corp.'s competitive businesses under the current plan.

Settlement of the Terminating Plan obligations and the full funding of the EFH Corp. competitive operations portion of liabilities (including discontinued businesses) under the Oncor Plan resulted in an aggregate cash contribution by EFH Corp.'s competitive operations of $259 million in the fourth quarter 2012.

EFH Corp.'s competitive operations recorded charges totaling $285 million in the fourth quarter 2012, including $92 million related to the settlement of the Terminating Plan and $193 million related to the competitive business obligations (including discontinued businesses) that are being assumed under the Oncor Plan. These amounts represent the previously unrecognized actuarial losses reported in accumulated other comprehensive income (loss).

Impairment of Goodwill — In 2012 and 2010, we recorded $1.2 billion and $4.1 billion, respectively, noncash goodwill impairment charges (which were not deductible for income tax purposes) related to the Competitive Electric segment. The write-offs reflected the estimated effect of lower wholesale power prices on the enterprise value of the Competitive Electric segment, driven by the sustained decline in forward natural gas prices as discussed above. Recorded goodwill related to the Competitive Electric segment totaled $4.95 billion at December 31, 2012.

The noncash impairment charge did not cause EFH Corp. or its subsidiaries to be in default under any of their respective debt covenants or impact counterparty trading agreements or have a material impact on liquidity.

See Note 3 to Financial Statements and "Application of Critical Accounting Policies" below for more information on goodwill impairment testing and charges.

Liability Management Program — At December 31, 2012, EFH Corp. and its consolidated subsidiaries had $38 billion principal amount of long-term debt outstanding. In October 2009, we implemented a liability management program designed to reduce debt, capture debt discount and extend debt maturities through debt exchanges, repurchases and extensions. Activities under the liability management program do not include debt issued by Oncor or its subsidiaries.

Amendments to the TCEH Senior Secured Facilities completed in April 2011 and January 2013 resulted in the extension of $16.4 billion in loan maturities under the TCEH Term Loan Facilities and the TCEH Letter of Credit Facility from October 2014 to October 2017 and $2.05 billion of commitments under the TCEH Revolving Credit Facility from October 2013 to October 2016.

Other liability management activities since October 2009 (including transactions in early 2013) include debt exchange, issuance and repurchase activities as follows:

Security (except where noted, debt amounts are principal amounts)	Debt Acquired (a)	Debt Issued/Cash Paid
EFH Corp. 10.875% Notes due 2017	$1,967	$—
EFH Corp. Toggle Notes due 2017	3,126	53
EFH Corp. 5.55% Series P Senior Notes due 2014	910	—
EFH Corp. 6.50% Series Q Senior Notes due 2024	549	—
EFH Corp. 6.55% Series R Senior Notes due 2034	459	—
TCEH 10.25% Notes due 2015	1,875	—
TCEH Toggle Notes due 2016	751	—
TCEH Senior Secured Facilities due 2013 and 2014	1,623	—
EFH Corp. and EFIH 9.75% Notes due 2019	252	256
EFH Corp 10% Notes due 2020	1,058	561
EFIH 11% Notes due 2021	—	406
EFIH 10% Notes due 2020	—	3,482
EFIH Toggle Notes due 2018	—	1,392
TCEH 15% Notes due 2021	—	1,221
TCEH 11.5% Notes due 2020 (b)	—	1,604
Cash paid, including use of proceeds from debt issuances in 2010 (c)	—	1,062
Total	$12,570	$10,037

____________

(a)
Includes an aggregate $2.228 billion principal amount of these securities held by EFH Corp. and EFIH, including $564 million of EFH Corp. debt held by EFH Corp. All other debt acquired has been canceled.

(b)
Excludes from the $1.750 billion principal amount $12 million in debt discount and $134 million in proceeds used for transaction costs related to the issuance of these notes and the amendment and extension of the TCEH Senior Secured Facilities. All other proceeds were used to repay borrowings under the TCEH Senior Secured Facilities, and the remaining transaction costs were funded with cash on hand.

(c)
Includes $100 million of the proceeds from the January 2010 issuance of $500 million principal amount of EFH Corp. 10% Notes due 2020 and $290 million of the proceeds from the October 2010 issuance of $350 million principal amount of TCEH 15% Senior Secured Second Lien Notes due 2021. The total $390 million of proceeds was used to repurchase debt.

In 2012, EFIH issued $2.253 billion principal amount of debt, the proceeds from which funded $1.630 billion in dividends to EFH Corp., with the remaining proceeds held as cash on hand. EFH Corp. used a portion of the dividends and cash on hand to repay the balance of the TCEH Demand Notes in January 2013. In 2012 and early 2013, EFIH issued $2.695 billion principal amount of debt in exchange for $3.027 billion principal amount of EFH Corp. debt and $139 million principal amount of EFIH debt. See Note 8 to Financial Statements for discussion of these and other debt-related transactions. Since inception, the transactions in the liability management program have resulted in the capture of $2.5 billion of debt discount and the extension of approximately $25.7 billion of debt maturities to 2017-2021.

EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) continue to consider and evaluate possible transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements and may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. These transactions and initiatives may include, among others, debt for debt exchanges, recapitalizations, amendments to and extensions of debt obligations and debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries.

In evaluating whether to undertake any liability management transaction, we will take into account liquidity requirements, prospects for future access to capital, contractual restrictions, tax consequences, the market price and maturity dates of our outstanding debt, potential transaction costs and other factors. Any liability management transaction, including any refinancing or extension, may occur on a stand-alone basis or in connection with, or immediately following, other liability management transactions.

Also see "Key Risks and Challenges – Substantial Leverage, Uncertain Financial Markets and Liquidity Risk" and Notes 1 and 8 to Financial Statements.

Global Climate Change and Other Environmental Matters — See Items 1 and 2 "Business and Properties – Environmental Regulations and Related Considerations" for discussion of global climate change, recent and anticipated EPA actions and various other environmental matters and their effects on the company.

Wholesale Market Design – Nodal Market — In accordance with a rule adopted by the PUCT in 2003, ERCOT developed a new wholesale market, using a stakeholder process, designed to assign congestion costs to the market participants causing the congestion. The nodal market design was implemented December 1, 2010. Under this new market design, ERCOT:

•	establishes nodes, which are metered locations across the ERCOT grid, for purposes of more granular price determination;

•
operates a voluntary "day-ahead electricity market" for forward sales and purchases of electricity and other related transactions, in addition to the existing "real-time market" that primarily functions to balance power consumption and generation;

•	establishes hub trading prices, which represent the average of certain node prices within four major geographic regions, at which participants can hedge or trade power under bilateral contracts;

•	establishes pricing for load-serving entities based on weighted-average node prices within new geographical load zones, and

•	provides congestion revenue rights, which are instruments auctioned by ERCOT that allow market participants to hedge price differences between settlement points.

ERCOT previously had a zonal wholesale market structure consisting of four geographic zones. The new location-based congestion-management market is referred to as a "nodal" market because wholesale pricing differs across the various nodes on the transmission grid instead of across the geographic zones. There are over 550 nodes in the ERCOT market. The nodal market design was implemented in conjunction with transmission improvements designed to reduce current congestion. We are certified to participate in both the "day-ahead" and "real-time markets." Additionally, all of our operational generation assets and our qualified scheduling entities are certified and operate in the nodal market. Since the opening of the nodal market, the amount of letters of credit posted with ERCOT to support our market participation has fluctuated between $110 million and $420 million based upon weekly settlement activity, and at December 31, 2012, totaled $190 million.

As discussed above, the nodal market design includes the establishment of a "day-ahead market" and hub trading prices to facilitate hedging and trading of electricity by participants. Under the previous zonal market, volumes under our nontrading bilateral purchase and sales contracts, including contracts intended as hedges, were scheduled as physical power with ERCOT and, therefore, reported gross as wholesale revenues or purchased power costs. In conjunction with the transition to the nodal market, unless the volumes represent physical deliveries to retail and wholesale customers or purchases from counterparties, these contracts are reported on a net basis in the income statement in net gain from commodity hedging and trading activities. As a result of these changes, reported wholesale revenues and purchased power costs (and the associated volumes) in 2012 and 2011 were materially less than amounts reported in prior periods.

Recent PUCT/ERCOT Actions — In response to ERCOT's publication of reports (known as the Capacity, Demand, and Reserves report and the Seasonal Assessment of Resource Adequacy report) showing declining reserve margins in the ERCOT market, the PUCT and the ERCOT Board of Directors took action to implement or approve in 2012 several changes to ERCOT protocols designed to establish minimum offer floors for wholesale power offers during deployment of certain reliability-related services, including non-spinning reserve, responsive reserve, reliability unit commitment, and other services. In addition, in June and October 2012 the PUCT approved rules that, among other things, increased the system-wide offer cap that applies to wholesale power offers in ERCOT from its previous level of $3,000 per MWh to $4,500 per MWh effective August 1, 2012, and increased the cap to $5,000, $7,000, and $9,000 per MWh in the summers of 2013, 2014, and 2015, respectively, for the stated purpose of sending appropriate price signals to encourage development of generation resources in ERCOT. Also in June 2012, the Brattle Group, an independent consultant engaged by ERCOT to assess the incentives for generation investment in the ERCOT market, issued a report on potential next steps for addressing generation resource adequacy. The Brattle report discusses a range of potential solutions that could promote resource adequacy in the ERCOT market, ranging from enhancing the current energy-only structure in the ERCOT market to creating a capacity market structure, whereby generators receive capacity payments to ensure available generation in the market and provide a return on the generator's investment, similar to those used in certain other competitive markets in the US. The Brattle report concluded that, even if the wholesale energy offer cap were increased to $9,000 per MWh, the expected corresponding reserve margin that would be obtained in the current energy-only market design would be approximately 10%. ERCOT's current target reserve margin is 13.75%. Discussions are ongoing among ERCOT, the PUCT, market participants and other stakeholders regarding the range of solutions presented in the Brattle report and the actions necessary to continue providing reliable electricity supply in ERCOT.

Seasonal Suspension of Certain Generation Operations — In October 2012, ERCOT approved our filing of notice of intent to suspend operations at two of the three generation units at our Monticello generation facility due to low wholesale power prices and other market conditions. Beginning December 1, 2012, we suspended operations for approximately six months, with both units expected to return to service during the peak demand months in the summer of 2013. Our mines that support the Monticello generation facility will continue year round operations. Based on cash flow projections and related analysis, no asset impairment was recorded as a result of the suspension. At current wholesale market prices of electricity, we do not expect the suspension of operations to significantly impact our results of operations, liquidity or financial condition.

Natural Gas-Fueled Generation Development — In December 2012, Luminant filed a permit application with the TCEQ to build two natural gas combustion turbines totaling 420 MW at its existing DeCordova generation facility. While current market conditions do not provide adequate economic returns for the development or construction of new generation, we believe additional generation resources will be needed to support continued electricity demand growth and reliability in the ERCOT market. See "Recent PUCT/ERCOT Actions" above for discussion of actions by the PUCT and ERCOT to encourage development of new generation resources.

Settlement of Make-Whole Agreements with Oncor — See Note 15 to Financial Statements for discussion of the settlement in the third quarter 2012 of our interest and tax-related reimbursement agreements with Oncor associated with Oncor's bankruptcy-remote financing subsidiary's securitization bonds.

Oncor Technology Initiatives — Oncor continues to invest in technology initiatives that include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is producing electricity service reliability improvements and providing for additional products and services from REPs that enable businesses and consumers to better manage their electricity usage and costs.

Oncor completed the deployment of advanced meters to all residential and most non-residential retail electricity customers in its service area in 2012. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits. Oncor reports 15-minute interval, billing-quality electricity consumption data from the meters to ERCOT for market settlement purposes. The data makes it possible for REPs to support new programs and pricing options.

At December 31, 2012, Oncor had installed 3,263,000 advanced digital meters, including 961,000 in 2012, completing its planned deployment of advanced meters to all residential and most nonresidential retail electricity consumers in its service area. Cumulative capital expenditures for the deployment of the advanced meter system totaled $660 million through December 31, 2012, including $142 million invested in 2012.

Sunset Review — Sunset review is the regular assessment of the continuing need for a state agency to exist, and is grounded in the premise that an agency will be abolished unless legislation is passed to continue its functions. On a specified time schedule, the Texas Sunset Advisory Commission (Sunset Commission) closely reviews each agency and recommends action on each agency to the Texas Legislature, which action may include modifying or even abolishing the agency. The PUCT and the RRC are subject to review by the Sunset Commission in 2013. In 2011, the Texas Legislature extended the authority of the RRC and the PUCT until 2013. In 2013, the RRC will undergo a full sunset review, and the PUCT will undergo a limited sunset review. We cannot predict the outcome of the sunset review process.

Oncor Matters with the PUCT — Competitive Renewable Energy Zones (CREZs) — In 2009, the PUCT awarded Oncor CREZ construction projects (PUCT Docket Nos. 35665 and 37902) requiring 14 related Certificate of Convenience and Necessity (CCN) amendment proceedings before the PUCT for 17 projects. All 17 projects and 14 CCN amendments have been approved by the PUCT. The projects involve the construction of transmission lines and stations to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in the western part of Texas to population centers in the eastern part of Texas. In addition to these projects, ERCOT completed a study in December 2010 that will result in Oncor and other transmission service providers building additional facilities to provide further voltage support to the transmission grid as a result of CREZ. Oncor currently estimates, based on these additional voltage support facilities and the approved routes and stations for its awarded CREZ projects, that CREZ construction costs will total approximately $2.0 billion. CREZ-related costs could change based on finalization of costs for the additional voltage support facilities and final detailed designs of subsequent project routes. At December 31, 2012, Oncor's cumulative CREZ-related capital expenditures totaled $1.460 billion, including $561 million in 2012. Oncor expects that all necessary permitting actions and other requirements and all line and station construction activities for Oncor's CREZ construction projects will be completed by the end of 2013. Additional voltage support projects are expected to be completed by early 2014, with the exception of one series capacitor project that is scheduled to be completed in December 2015.

2011 Rate Review Filing (PUCT Docket No. 38929) — In January 2011, Oncor filed for a rate review with the PUCT and 203 original jurisdiction cities based on a test year ended June 30, 2010. Oncor filed a stipulation in May 2011 that incorporated a Memorandum of Settlement with the parties to the review along with other documentation (stipulation) for the purpose of obtaining final approval of the settlement. The terms of the stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed below) and other expenses. The stipulation resulted in an impact of less than 1% on an average retail residential monthly bill of 1,300 kWh. Approximately $93 million of the increase became effective in July 2011, and the remainder became effective January 1, 2012. Under the stipulation, amortization of Oncor's regulatory assets increased by approximately $24 million ($14 million of which will be recognized as income tax expense) annually beginning January 1, 2012. The stipulation did not change Oncor's authorized regulatory capital structure of 60% debt and 40% equity or its authorized return on equity of 10.25%. In August 2011, the PUCT issued a final order approving the rate review settlement terms contained in a "modified" stipulation, which removed a payment to certain cities of franchise fees as discussed immediately below.

In response to concerns raised by PUCT Commissioners at a July 2011 PUCT open meeting regarding the stipulation, Oncor filed a modified stipulation that removed from the stipulation a one-time payment to certain cities served by Oncor for retrospective franchise fees. Instead, pursuant to the terms of a separate agreement with certain cities served by Oncor, Oncor paid $22 million in retrospective franchise fees to cities that accepted the terms of the separate agreement. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from Oncor's June 2008 rate review filing discussed below. No other significant terms of the stipulation were revised.

Appeals of 2008 Rate Review Filing — In November 2009, Oncor and four other parties appealed to a state district court various portions of the PUCT's final order in Oncor's 2008 rate review filing. In January 2011, the district court reversed the PUCT with respect to two issues: the PUCT's disallowance of certain franchise fees and the PUCT's decision that PURA no longer requires imposition of a rate discount for state colleges and universities. Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues it appealed to the district court and did not prevail upon, as well as the district court's decision to reverse the PUCT with respect to discounts for state colleges and universities. All briefing in the appeal has been completed. Oral argument before the Austin Court of Appeals was completed in April 2012. Oncor is unable to predict the final outcome of the litigation.

Transmission Cost Recovery and Rates (PUCT Docket Nos. 41002, 40451, 39940, 39456, 41166, 40603, 40142 and 39644) — In order to reflect increases or decreases in its wholesale transmission costs, including fees paid to other transmission service providers, Oncor is allowed to file an update to the transmission cost recovery factor (TCRF) component of its retail delivery rates charged to REPs twice a year. In November 2012, Oncor filed an application to update the TCRF, which has been approved by the PUCT and will become effective March 1, 2013. This application was designed to reduce Oncor's billings for the period from March 2013 through August 2013 by $47 million. In June 2012, Oncor filed an application to update the TCRF, which became effective in September 2012. This application was designed to increase Oncor's billings for the period from September 2012 through February 2013 by $129 million.

In November 2011, Oncor filed an application to update the TCRF, which was approved by the PUCT in January 2012 and became effective in March 2012. This application was designed to reduce Oncor's billings for the period from March 2012 through August 2012 by $41 million, reflecting over-recoveries due to hot weather in the summer of 2011. In June 2011, Oncor filed an application to update the TCRF, which became effective in September 2011. This application was designed to increase Oncor's billings for the period from September 2011 through February 2012 by $24 million.

In order to reflect changes in its invested transmission capital, PUCT rules allow Oncor to update its transmission cost of service (TCOS) rates by filing up to two interim TCOS rate adjustments per year. The TCOS rate is charged directly to third-party wholesale transmission providers benefiting from Oncor's transmission system and through the TCRF component of Oncor's delivery rates to REPs with retail customers in Oncor's service territory. In January 2013, Oncor filed an application for an interim update of its TCOS rate. Oncor expects PUCT approval and implementation of the new rate by March 2013. The update is expected to increase Oncor's annualized revenues by approximately $27 million with approximately $17 million of this increase recoverable through transmission costs charged to wholesale customers and $10 million recoverable from REPs through the TCRF component of Oncor's delivery rates.

In July 2012, Oncor filed an application for an interim update of its TCOS rate. The new rate was approved by the PUCT and became effective in August 2012. Oncor's annualized revenues increased by an estimated $30 million with approximately $19 million of this increase recoverable through transmission costs charged to wholesale customers and $11 million recoverable from REPs through the TCRF component of Oncor's delivery rates. In January 2012, Oncor filed an application for an interim update of its TCOS rate. The new rate was approved by the PUCT and became effective in March 2012. Oncor's annualized revenues increased by an estimated $2 million with approximately 65% of this increase recoverable through transmission costs charged to wholesale customers and the remaining 35% recoverable from REPs through the TCRF component of Oncor's delivery rates.

In August 2011, Oncor filed an application for an interim update of its wholesale transmission rate, and the PUCT approved the new rate effective October 27, 2011. Oncor's annualized revenues increased by an estimated $35 million with $22 million of this increase recoverable through transmission rates charged to wholesale customers and the remaining $13 million recoverable from REPs through the TCRF component of Oncor's delivery rates.

Application for 2013 Energy Efficiency Cost Recovery Factor (PUCT Docket No. 40361) — PUCT rules require Oncor to make an annual EECRF filing by the first business day in May for implementation at the beginning of the next calendar year. In May 2012, Oncor filed an application with the PUCT to request approval of an energy efficiency cost recovery factor (EECRF) for 2013. The requested 2013 EECRF was $73 million as compared to $54 million established for 2012 and $51 million for 2011, and would result in a monthly charge for residential customers of $1.23 as compared to the 2012 residential charge of $0.99 per month effective December 31, 2012. In August 2012, the PUCT issued a final order approving the 2013 EECRF, which is designed to recover $62 million of Oncor's costs for the 2013 program year, a $9 million performance bonus based on Oncor's 2011 results and a $2 million increase for under-recovery of 2011 costs.

Summary — We cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly affect our results of operations, liquidity or financial condition.

KEY RISKS AND CHALLENGES

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges. These matters involve risks that could have a material effect on our results of operations, liquidity or financial condition. Also see Item 1A, "Risk Factors."

Substantial Leverage, Uncertain Financial Markets and Liquidity Risk

Our substantial leverage, resulting in large part from debt incurred to finance the Merger, and the covenants contained in our debt agreements require significant cash flows to be dedicated to interest and principal payments and could adversely affect our ability to raise additional capital to fund operations and limit our ability to react to changes in the economy, our industry (including environmental regulations) or our business. Principal amounts of short-term borrowings and long-term debt, including amounts due currently, totaled $40.1 billion at December 31, 2012, and cash interest payments in 2012 totaled $3.2 billion.

Significant amounts of our long-term debt mature in the next few years, including approximate principal amounts of $90 million in 2013, $4.0 billion in 2014 and $3.3 billion in 2015. A substantial amount of our debt is comprised of debt incurred under the TCEH Senior Secured Facilities. In April 2011, we secured an extension of the maturity date of approximately $16.4 billion principal amount of debt under these facilities to 2017, and in April 2011 and January 2013, we secured the extension of the entire $2.05 billion of commitments under the TCEH Revolving Credit Facility from October 2013 to October 2016. Notwithstanding the extension, the maturity could be reset to an earlier date under a "springing maturity" provision if, as of a defined date, certain amounts of TCEH unsecured debt maturing prior to 2017 are not refinanced and TCEH's debt to Adjusted EBITDA ratio exceeds 6.00 to 1.00. In addition, the agreement covering the TCEH Senior Secured Facilities includes a secured debt to Adjusted EBITDA financial maintenance covenant and a covenant requiring TCEH to timely deliver to the lenders audited annual financial statements that are not qualified as to the status of TCEH and its consolidated subsidiaries as a going concern (see "Financial Condition – Liquidity and Capital Resources – Financial Covenants, Credit Rating Provisions and Cross Default Provisions" and Notes 1 and 8 to Financial Statements).

In consideration of our substantial leverage, there can be no assurance that counterparties to our credit facility and hedging arrangements will perform as expected and meet their obligations to us. Failure of such counterparties to meet their obligations or substantial changes in financial markets, the economy, regulatory requirements, our industry or our operations could result in constraints in our liquidity. While traditional counterparties with physical assets to hedge, as well as financial institutions and other parties, continue to participate in the markets, low natural gas and wholesale electricity prices, continued market and regulatory uncertainty and our liquidity and upcoming debt maturities have limited our hedging and trading activities, particularly for longer-dated transactions, which could impact our ability to hedge our commodity price and interest rate exposure to desired levels at reasonable costs. See discussion of credit risk in Item 7A, "Quantitative and Qualitative Disclosures About Market Risk," discussion of available liquidity and liquidity effects of the natural gas price hedging program in "Financial Condition – Liquidity and Capital Resources" and discussion of potential impacts of legislative rulemakings on the OTC derivatives market below in "Financial Services Reform Legislation."

In addition, because our operations are capital intensive, we expect to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or our available credit facilities. Our ability to economically access the capital or credit markets could be restricted at a time when we would like, or need, to access those markets. Lack of such access could have an impact on our flexibility to react to changing economic and business conditions.

Further, a continuation, or further decline, of current forward natural gas prices could result in further declines in the values of TCEH's nuclear and lignite/coal-fueled generation assets and limit or hinder TCEH's ability to hedge its wholesale electricity revenues at sufficient price levels to support its significant interest payments and debt maturities, which could adversely impact TCEH's ability to obtain additional liquidity and refinance and/or extend the maturities of its outstanding debt. See discussion above under "Significant Activities and Events and Items Influencing Future Performance – Natural Gas Price Hedging Program and Other Hedging Activities."

At December 31, 2012, TCEH had $1.2 billion of cash and cash equivalents and $183 million of available capacity under its letter of credit facility. In January 2013, TCEH's liquidity increased by approximately $700 million as a result of the settlement of the TCEH Demand Notes by EFH Corp. Based on the current forecast of cash from operating activities, which reflects current forward market electricity prices, projected capital expenditures and other cash flows, we expect that TCEH will have sufficient liquidity to meets its obligations until October 2014, at which time a total of $3.8 billion of the TCEH Term Loan Facilities matures. TCEH's ability to satisfy this obligation is dependent upon the implementation of one or more of the actions described immediately below.

EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) continue to consider and evaluate possible transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements and may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. Progress to date includes the debt extensions, exchanges, issuances and repurchases completed in 2009 through early 2013, which resulted in the capture of $2.5 billion of debt discount and the extension of approximately $25.7 billion of debt maturities to 2017-2021. Future transactions and initiatives may include, among others, debt for debt exchanges, recapitalizations, amendments to and extensions of debt obligations and debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries. These actions could result in holders of TCEH debt instruments not recovering the full principal amount of those obligations. We have also hedged a substantial portion of variable rate debt exposure through 2017 using interest rate swaps. See "Significant Activities and Events and Items Influencing Future Performance – Liability Management Program" and Note 8 to Financial Statements.

Natural Gas Price and Market Heat Rate Exposure

Wholesale electricity prices in the ERCOT market have historically moved with the price of natural gas because marginal demand for electricity supply is generally met with natural gas-fueled generation facilities. The price of natural gas has fluctuated due to changes in industrial demand, supply availability and other economic and market factors, and such prices have historically been volatile. As shown in the table below, forward natural gas prices have generally trended downward in recent years, reflecting discovery and increased drilling of shale gas deposits combined with lingering demand weakness associated with the economic downturn.

	Forward Market Prices for Calendar Year ($/MMBtu) (a)
Date	2013	2014	2015	2016
December 31, 2008	$7.15	$7.15	$7.21	$7.30
March 31, 2009	$7.11	$7.18	$7.25	$7.33
June 30, 2009	$7.30	$7.43	$7.57	$7.71
September 30, 2009	$7.06	$7.17	$7.31	$7.43
December 31, 2009	$6.67	$6.84	$7.05	$7.24
March 31, 2010	$6.07	$6.36	$6.68	$7.00
June 30, 2010	$5.89	$6.10	$6.37	$6.68
September 30, 2010	$5.29	$5.42	$5.60	$5.76
December 31, 2010	$5.33	$5.49	$5.64	$5.79
March 31, 2011	$5.41	$5.73	$6.08	$6.41
June 30, 2011	$5.16	$5.42	$5.70	$5.98
September 30, 2011	$4.80	$5.13	$5.39	$5.61
December 31, 2011	$3.94	$4.34	$4.60	$4.85
March 31, 2012	$3.47	$3.96	$4.26	$4.51
June 30, 2012	$3.58	$3.95	$4.13	$4.29
September 30, 2012	$3.84	$4.18	$4.37	$4.55
December 31, 2012	$3.54	$4.03	$4.23	$4.42
___________

(a)	Based on NYMEX Henry Hub prices.

In contrast to our natural gas-fueled generation facilities, changes in natural gas prices have no significant effect on the cost of generating electricity from our nuclear and lignite/coal-fueled facilities. All other factors being equal, these nuclear and lignite/coal-fueled generation assets, which provided the substantial majority of supply volumes in 2012, increase or decrease in value as natural gas prices and market heat rates rise or fall, respectively, because of the effect on wholesale electricity prices in ERCOT.

The wholesale market price of electricity divided by the market price of natural gas represents the market heat rate. Market heat rate movements also affect wholesale electricity prices. Market heat rate can be affected by a number of factors including generation resource availability and the efficiency of the marginal supplier (generally natural gas-fueled generation facilities) in generating electricity. While market heat rates have generally increased as natural gas prices have declined, wholesale electricity prices have declined due to the greater effect of falling natural gas prices.

Our market heat rate exposure is impacted by changes in the availability, such as additions and retirements of generation facilities, and mix of generation assets in ERCOT. For example, increased wind generation capacity could result in lower market heat rates. We expect that decreases in market heat rates would decrease the value of our generation assets because lower market heat rates generally result in lower wholesale electricity prices, and vice versa.

With the exposure to variability of natural gas prices and market heat rates in ERCOT, retail sales price management and hedging activities are critical to the profitability of the business and maintaining consistent cash flow levels.

Our approach to managing electricity price risk focuses on the following:

•
employing disciplined, liquidity-efficient hedging and risk management strategies through physical and financial energy-related (electricity and natural gas) contracts intended to partially hedge gross margins;

•	continuing focus on cost management to better withstand gross margin volatility;

•	following a retail pricing strategy that appropriately reflects the magnitude and costs of commodity price, liquidity risk and retail load variability, and

•	improving retail customer service to attract and retain high-value customers.

As discussed above in "Significant Activities and Events and Items Influencing Future Performance," we have implemented a natural gas price hedging program to mitigate the risk of lower wholesale electricity prices due to declines in natural gas prices. While current and forward natural gas prices are currently depressed, we continue to seek opportunities to manage our wholesale power price exposure through hedging activities, including forward wholesale and retail electricity sales. At December 31, 2012, we have no significant hedges beyond 2014.

We mitigate market heat rate risk through retail and wholesale electricity sales contracts and shorter-term heat rate hedging transactions. We evaluate opportunities to mitigate market heat rate risk over extended periods through longer-term electricity sales contracts where practical considering pricing, credit, liquidity and related factors.

The following sensitivity table provides estimates of the potential impact (in $ millions) of movements in natural gas and certain other commodity prices and market heat rates on realized pretax earnings for the periods presented. The estimates related to price sensitivity are based on TCEH's unhedged position and forward prices at December 31, 2012, which for natural gas reflects estimates of electricity generation less amounts hedged through the natural gas price hedging program and amounts under existing wholesale and retail sales contracts. On a rolling basis, generally twelve-months, the substantial majority of retail sales under month-to-month arrangements are deemed to be under contract.

	Balance 2013 (a)	2014	2015
$1.00/MMBtu change in natural gas price (b)	$ ~18	$ ~270	$ ~480
0.1/MMBtu/MWh change in market heat rate (c)	$ ~5	$ ~25	$ ~35
$1.00/gallon change in diesel fuel price	$ ~13	$ ~45	$ ~50
___________

(a)	Balance of 2013 is from February 1, 2013 through December 31, 2013.

(b)
Assumes conversion of electricity positions based on an approximate 8.5 market heat rate with natural gas generally being on the margin 70% to 90% of the time in the ERCOT market (i.e., when coal is forecast to be on the margin, no natural gas position is assumed to be generated).

(c)	Based on Houston Ship Channel natural gas prices at December 31, 2012.

On an ongoing basis, we will continue monitoring our overall commodity risks and seek to balance our portfolio based on our desired level of exposure to natural gas prices and market heat rates and potential changes to our operational forecasts of overall generation and consumption (which is also subject to volatility resulting from customer churn, weather, economic and other factors) in our businesses. Portfolio balancing may include the execution of incremental transactions, including heat rate hedges, the unwinding of existing transactions and the substitution of natural gas hedges with commitments for the sale of electricity at fixed prices. As a result, commodity price exposures and their effect on earnings could materially change from time to time.

New and Changing Environmental Regulations

We are subject to various environmental laws and regulations related to SO2, NOX and mercury as well as other emissions that impact air and water quality. We believe we are in compliance with all current laws and regulations, but regulatory authorities have recently adopted or proposed new rules, such as the EPA's CSAPR and MATS, which could require material capital expenditures if the rules take effect, and authorities continue to evaluate existing requirements and consider proposals for further rules changes. If we make any major modifications to our power generation facilities, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the Clean Air Act. Any such modifications would likely result in substantial additional capital expenditures. (See Note 9 to Financial Statements for discussion of "Litigation Related to Generation Facilities," "Regulatory Reviews" and "Environmental Contingencies." and Items 1 and 2 "Business and Properties – Environmental Regulations and Related Considerations.")

We also continue to closely monitor any potential legislative, regulatory and judicial changes pertaining to global climate change. In view of the fact that a substantial portion of our generation portfolio consists of lignite/coal-fueled generation facilities, our results of operations, liquidity or financial condition could be materially affected by the enactment of any legislation, regulation or judicial action that mandates a reduction in GHG emissions or that imposes financial penalties, costs or taxes on entities that produce GHG emissions, or that establishes federal renewable energy portfolio standards. For example, federal, state or regional legislation or regulation addressing global climate change could result in us either incurring material costs to reduce our GHG emissions or to procure emission allowances or credits to comply with a mandatory cap-and-trade emissions reduction program. See further discussion under Items 1 and 2, "Business and Properties – Environmental Regulations and Related Considerations."

Competitive Retail Markets and Customer Retention

Competitive retail activity in Texas has resulted in retail customer churn. Our total retail customer counts declined 4% in 2012, 9% in 2011 and 6% in 2010. Based upon 2012 results discussed below in "Results of Operations – Competitive Electric Segment," a 1% decline in residential customers would result in a decline in annual revenues of approximately $29 million. In responding to the competitive landscape in the ERCOT marketplace, we are focusing on the following key initiatives:

•	Maintaining competitive pricing initiatives on residential service plans;

•
Profitably growing the retail customer base by actively competing for new and existing customers in areas in Texas open to competition. The customer retention strategy remains focused on continuing to implement initiatives to deliver world-class customer service and improve the overall customer experience;

•
Establishing TXU Energy as the most innovative retailer in the Texas market by continuing to develop tailored product offerings to meet customer needs. Over the past five years, TXU Energy has invested $100 million in retail initiatives aimed at helping consumers conserve energy and demand-side management initiatives that are intended to moderate consumption and reduce peak demand for electricity, and

•
Focusing business market initiatives largely on programs targeted to retain the existing highest-value customers and to recapture customers who have switched REPs. Initiatives include maintaining and continuously refining a disciplined contracting and pricing approach and economic segmentation of the business market to enhance targeted sales and marketing efforts and to more effectively deploy the direct-sales force. Tactical programs put into place include improved customer service, aided by an enhanced customer management system, new product price/service offerings and a multichannel approach for the small business market.

Financial Services Reform Legislation

In July 2010, the US Congress enacted financial reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act). The primary purposes of the Financial Reform Act are, among other things: to address systemic risk in the financial system; to establish a Bureau of Consumer Financial Protection with broad powers to enforce consumer protection laws and promulgate rules against unfair, deceptive or abusive practices; to enhance regulation of the derivatives markets, including the requirement for central clearing of over-the-counter derivative instruments and additional capital and margin requirements for certain derivative market participants and to implement a number of new corporate governance requirements for companies with listed or, in some cases, publicly-traded securities. While the legislation is broad and detailed, a few key rulemaking decisions remain to be made by federal governmental agencies to fully implement the Financial Reform Act.

Title VII of the Financial Reform Act provides for the regulation of the over-the-counter (OTC) derivatives (Swaps) market. The Financial Reform Act generally requires OTC derivatives (including the types of asset-backed OTC derivatives that we use to hedge risks associated with commodity and interest rate exposure) to be cleared by a derivatives clearing organization. However, under the end-user clearing exemption, entities are exempt from these clearing requirements if they (i) are not "Swap Dealers" or "Major Swap Participants" and (ii) use Swaps to hedge or mitigate commercial risk. Existing swaps are grandfathered from the clearing requirements. The legislation mandates significant compliance requirements for any entity that is determined to be a Swap Dealer or Major Swap Participant and additional reporting and recordkeeping requirements for all entities that participate in the derivative markets.

In May 2012, the US Commodity Futures Trading Commission (CFTC) published its final rule defining the terms Swap Dealer and Major Swap Participant. Additionally, in July 2012, the CFTC approved the final rules defining the term Swap and the end-user clearing exemption. The definition of the term Swap and the Swap Dealer/Major Swap Participant rule became effective in October 2012. Accordingly, we are required to assess our activity to determine if we will be required to register as a Swap Dealer or Major Swap Participant. Based on our assessment, we are not a Swap Dealer or Major Swap Participant. In October 2012, the CFTC issued various no-action letters granting temporary relief from enforcement from certain aspects of the definition of Swap and the Swap Dealer/Major Swap Participant rule.

In September 2012, the District Court for the District of Columbia issued an order that vacated and remanded to the CFTC its Position Limit Rule (PLR), which would have been effective in October 2012. The PLR provided for specific position limits related to 28 Core Referenced Futures Contracts, including the NYMEX Henry Hub Natural Gas Futures Contract, the NYMEX Light Sweet Crude Oil Futures Contract and the NYMEX New York Harbor No. 2 Heating Oil Futures Contract. If the PLR had been approved by the court, we would have been required to comply with the portion of the PLR applicable to the contracts noted above, which would result in increased monitoring and reporting requirements. We cannot predict when, or in what form, the CFTC will change the PLR.

The Financial Reform Act also requires the posting of cash collateral for uncleared swaps. Because these cash collateral requirements are unclear as to whether an end-user or its counterparty (e.g., swap dealer) is required to post cash collateral, there is a risk that the cash collateral requirement could be used to effectively negate the end-user clearing exemption. The final rule for margin requirements has not been issued. However, the legislative history of the Financial Reform Act suggests that it was not Congress' intent to require end-users to post cash collateral with respect to swaps. If we were required to post cash collateral on our swap transactions with swap dealers, our liquidity would likely be materially impacted, and our ability to enter into OTC derivatives to hedge our commodity and interest rate risks would be significantly limited.

We cannot predict the outcome of the final rulemakings to implement the OTC derivative market provisions of the Financial Reform Act. Based on our assessment and published guidance from the CFTC, we believe our historical practices related to our use of Swaps does not qualify us as a Swap Dealer or Major Swap Participant, and we believe we will be able to take advantage of the End-User Exemption for Swaps that hedge or mitigate commercial risk; however, the remaining rulemakings related to how Swap Dealers and other market participants administer margin requirements could negatively affect our ability to hedge our commodity and interest rate risks. Accordingly, we (and other market participants) continue to closely monitor the rulemakings and any other potential legislative and regulatory changes and work with regulators and legislators. We have provided them information on our operations, the types of transactions in which we engage, our concerns regarding potential regulatory impacts, market characteristics and related matters.

Exposures Related to Nuclear Asset Outages

Our nuclear assets are comprised of two generation units at the Comanche Peak plant site, each with an installed nameplate capacity of 1,150 MW. These units represent approximately 15% of our total generation capacity. The nuclear generation units represent our lowest marginal cost source of electricity. Assuming both nuclear generation units experienced an outage, the unfavorable impact to pretax earnings is estimated (based upon forward electricity market prices for 2013 at December 31, 2012) to be approximately $1.5 million per day before consideration of any insurance proceeds. Also see discussion of nuclear facilities insurance in Note 9 to Financial Statements.

The inherent complexities and related regulations associated with operating nuclear generation facilities result in environmental, regulatory and financial risks. The operation of nuclear generation facilities is subject to continuing review and regulation by the NRC, including potential regulation as a result of the NRC's ongoing analysis and response to the effects of the natural disaster on nuclear generation facilities in Japan in 2010, covering, among other things, operations, maintenance, emergency planning, security, and environmental and safety protection. The NRC may implement changes in regulations that result in increased capital or operating costs, and it may require extended outages, modify, suspend or revoke operating licenses and impose fines for failure to comply with its existing regulations and the provisions of the Atomic Energy Act. In addition, an unplanned outage at another nuclear generation facility could result in the NRC taking action to shut down the Comanche Peak units as a precautionary measure.

We participate in industry groups and with regulators to remain current on the latest developments in nuclear safety, operation and maintenance and on emerging threats and mitigating techniques. These groups include, but are not limited to, the NRC and the Institute of Nuclear Power Operations (INPO). We also apply the knowledge gained by continuing to invest in technology, processes and services to improve our operations and detect, mitigate and protect our nuclear generation assets. The Comanche Peak plant has not experienced an extended unplanned outage, and management continues to focus on the safe, reliable and efficient operations at the plant.

Oncor's Capital Availability and Cost

Our investment in Oncor, which represents approximately 80% of its membership interests, is a significant value driver of our overall business. Oncor's access to capital markets and cost of debt could be directly affected by its credit ratings. Any adverse action with respect to Oncor's credit ratings would generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease and could result in reduced distributions from Oncor. Oncor's credit ratings are currently substantially higher than those of the Texas Holdings Group. If credit rating agencies were to change their views of Oncor's independence from any member of the Texas Holdings Group, Oncor's credit ratings would likely decline. We believe these risks are substantially mitigated by the significant ring-fencing measures implemented by EFH Corp. and Oncor as described in Note 1 to Financial Statements.

Declining Reserve Margins in ERCOT

Planning reserve margin represents the percentage by which estimated system generation capacity exceeds anticipated peak load. As reflected in the table below, ERCOT is projecting reserve margins in the ERCOT market in 2013 will be below ERCOT's minimum reserve planning criterion of 13.75% and will continue to decline. Weather extremes, unplanned generation facility outages and variability in wind generation all exacerbate the risks of inadequate reserve margins.

	2013	2014	2015	2016
Firm load forecast (MW)	65,952	67,592	69,679	71,613
Resources forecast (MW)	74,633	74,943	76,974	77,703
Reserve margin (a)	13.2%	10.9%	10.5%	8.5%
___________

(a)	Source: ERCOT's "Report on the Capacity, Demand, and Reserves in the ERCOT Region - December 2012." Reserve margin (planning) = (Resources forecast - Firm load forecast) / Firm load forecast.

We and the ERCOT market broadly experienced the effects of weather extremes and reduced generation availability in 2011. Severe cold weather in North Texas caused some generation units to go off-line, including certain of our generation units, resulting in electricity outages and reduced customer satisfaction, as well as loss of revenues and higher costs in our competitive business as we worked to bring our units back on line. The unusually hot 2011 summer in Texas drove higher electricity demand that resulted in wholesale electricity price spikes and requests to consumers to conserve energy during peak load periods, while increasing stress on generation and other electricity grid assets. Unplanned generation unit outages during periods of high electricity demand, combined with inadequate reserve margins, increase the risk of spikes in wholesale power prices and could have significant adverse effects on our results of operations, liquidity and financial condition. Other weather events such as drought that often accompanies hot weather extremes reduces cooling water levels at our generation facilities and can ultimately result in reduced output. Heavy rains present other challenges as flooding in other states can halt rail transportation of coal, and local flooding can reduce our lignite mining capabilities, resulting in fuel shortages and reduced generation.

While there can be no assurance that we can fully mitigate the risks of severe weather events and unanticipated generation unit outages, we have emergency preparedness, business continuity and regulatory compliance policies and procedures that are continuously reviewed and updated to address these risks. Further, we have initiatives in place to improve monitoring of generation equipment maintenance and readiness to increase system reliability and help ensure generation availability. With the learnings from the winter and summer events of 2011, we have implemented new procedures and continuously evaluate plans to assure the highest possible delivery of generation during critical periods, delivering demand side management responses and assuring we utilize our smart grid and advanced meter technology to implement ERCOT mandated rotating outages to noncritical customers. We continue to work with ERCOT and other market participants to develop policies and protocols that provide appropriate pricing signals that encourage the development of new generation to meet growing demand in the ERCOT market. See "Significant Activities and Events and Items Influencing Future Performance – Recent PUCT/ERCOT Actions."

Cyber Security and Infrastructure Protection Risk

A breach of cyber/data security measures that impairs our information technology infrastructure could disrupt normal business operations and affect our ability to control our generation and transmission assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could materially affect our reputation, expose the company to legal claims or impair our ability to execute on business strategies.

We participate in industry groups and with regulators to remain current on emerging threats and mitigating techniques. These groups include, but are not limited to, the US Cyber Emergency Response Team, the National Electric Sector Cyber Security Organization, the NRC and NERC. We also apply the knowledge gained by continuing to invest in technology, processes and services to detect, mitigate and protect our cyber assets. These investments include upgrades to network architecture, regular intrusion detection monitoring and compliance with emerging industry regulation.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are discussed in Note 1 to Financial Statements. We follow accounting principles generally accepted in the US. Application of these accounting policies in the preparation of our consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Impairment of Goodwill and Other Long-Lived Assets

We evaluate long-lived assets (including intangible assets with finite lives) for impairment, in accordance with accounting standards related to impairment or disposal of long-lived assets, whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. One of those indications is a current expectation that "more likely than not" a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For our nuclear and lignite/coal-fueled generation assets, another possible indication would be an expectation of continuing long-term declines in natural gas prices and/or market heat rates. We evaluate investments in unconsolidated subsidiaries for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indications of a loss in value might include a series of operating losses of the investee or a fair value of the investment that is less than its carrying amount. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset, group of assets or investment in unconsolidated subsidiary. Further, the unique nature of our property, plant and equipment, which includes a fleet of generation assets with a diverse fuel mix and individual plants that have varying production or output rates, requires the use of significant judgments in determining the existence of impairment indications and the grouping of assets for impairment testing.

Goodwill and intangible assets with indefinite useful lives are required to be tested for impairment at least annually (we have selected December 1) or whenever events or changes in circumstances indicate an impairment may exist, such as the triggers to evaluate impairments to long-lived assets discussed above. As required by accounting guidance related to goodwill and other intangible assets, we have allocated goodwill to our reporting units, which are our two segments: Competitive Electric and Regulated Delivery, and goodwill impairment testing is performed at the reporting unit level. (See Notes 1 and 2 to Financial Statements for discussion of the deconsolidation of Oncor Holdings at January 1, 2010, which resulted in a reduction in reported goodwill for the amount related to the Regulated Delivery segment, and see above for discussion of impairment testing for equity-method investments such as Oncor Holdings.) Under this goodwill impairment analysis, if at the assessment date, a reporting unit's carrying value exceeds its estimated fair value (enterprise value), the estimated enterprise value of the reporting unit is compared to the estimated fair values of the reporting unit's operating assets (including identifiable intangible assets) and liabilities at the assessment date, and the resultant implied goodwill amount is then compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The determination of enterprise value involves a number of assumptions and estimates. We use a combination of fair value inputs to estimate enterprise values of our reporting units: internal discounted cash flow analyses (income approach), and comparable publicly traded company values (market approach). The income approach involves estimates of future performance that reflect assumptions regarding, among other things, forward natural gas and electricity prices, market heat rates, the effects of environmental rules, generation plant performance and retail sales volume trends, as well as determination of a terminal value using the Gordon Growth Model. Another key variable in the income approach is the discount rate, or weighted average cost of capital, applied to the forecasted cash flows. The determination of the discount rate takes into consideration the capital structure, debt ratings and current debt yields of comparable public companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry. Enterprise value estimates based on comparable company values involve using trading multiples of EBITDA of those selected public companies to derive appropriate multiples to apply to the EBITDA of the reporting units. This approach requires an estimate, using historical acquisition data, of an appropriate control premium to apply to the reporting unit values calculated from such multiples. Critical judgments include the selection of comparable companies and the weighting of the value metrics in developing the best estimate of enterprise value.

Since the Merger, we have recorded goodwill impairment charges totaling $13.390 billion, including $1.2 billion recorded in 2012, $4.1 billion recorded in 2010 and $8.090 billion (excluding $860 million related to the Regulated Delivery segment) recorded largely in 2008. The total impairment charges represent approximately 75% of the goodwill balance resulting from purchase accounting for the Merger. The impairments in 2012 and 2010 reflected the estimated effect of lower wholesale power prices in ERCOT on the enterprise value of the Competitive Electric segment, driven by the sustained decline in forward natural gas prices. The impairment in 2008 primarily arose from the dislocation in the capital markets that increased interest rate spreads and the resulting discount rates used in estimating fair values and the effect of declines in market values of debt and equity securities of comparable companies in the second half of 2008.

See Note 3 to Financial Statements for additional discussion.

Derivative Instruments and Mark-to-Market Accounting

We enter into contracts for the purchase and sale of energy-related commodities, and also enter into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. Under accounting standards related to derivative instruments and hedging activities, these instruments are subject to mark-to-market accounting, and the determination of market values for these instruments is based on numerous assumptions and estimation techniques.

Mark-to-market accounting recognizes changes in the fair value of derivative instruments in the financial statements as market prices change. Such changes in fair value are accounted for as unrealized mark-to-market gains and losses in net income with an offset to derivative assets and liabilities. The availability of quoted market prices in energy markets is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and delivery point. In computing fair value for derivatives, each forward pricing curve is separated into liquid and illiquid periods. The liquid period varies by delivery point and commodity. Generally, the liquid period is supported by exchange markets, broker quotes and frequent trading activity. For illiquid periods, fair value is estimated based on forward price curves developed using modeling techniques that take into account available market information and other inputs that might not be readily observable in the market. We estimate fair value as described in Note 11 to Financial Statements and discussed under "Fair Value Measurements" below.

Accounting standards related to derivative instruments and hedging activities allow for "normal" purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. "Normal" purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting if the election as normal is made. Hedge accounting designations are made with the intent to match the accounting recognition of the contract's financial performance to that of the transaction the contract is intended to hedge.

Under hedge accounting, changes in fair value of instruments designated as cash flow hedges are recorded in other comprehensive income with an offset to derivative assets and liabilities to the extent the change in value is effective; that is, it mirrors the offsetting change in fair value of the forecasted hedged transaction. Changes in value that represent ineffectiveness of the hedge are recognized in net income immediately, and the effective portion of changes in fair value initially recorded in other comprehensive income are reclassified to net income in the period that the hedged transactions are recognized in net income. Although at December 31, 2012, we do not have any derivatives designated as cash flow or fair value hedges, we continually assess potential hedge elections and could designate positions as cash flow hedges in the future. In March 2007, the instruments making up a significant portion of the natural gas price hedging program that were previously designated as cash flow hedges were dedesignated as allowed under accounting standards related to derivative instruments and hedging activities, and subsequent changes in their fair value have been marked-to-market in net income. In addition, in August 2008, interest rate swap transactions in effect at that time were dedesignated as cash flow hedges in accordance with accounting standards, and subsequent changes in their fair value have been marked-to-market in net income. See further discussion of the natural gas price hedging program and interest rate swap transactions under "Significant Activities and Events and Items Influencing Future Performance."

The following tables provide the effects on both the statements of consolidated income (loss) and comprehensive income (loss) of accounting for those derivative instruments (both commodity-related and interest rate swaps) that we have determined to be subject to fair value measurement under accounting standards related to derivative instruments.

	Year Ended December 31,
	2012	2011	2010
Amounts recognized in net income (loss) (after-tax):
Unrealized net gains on positions marked-to-market in net income	$292	$205	$1,257
Unrealized net losses representing reversals of previously recognized fair values of positions settled in the period	(1,162)	(696)	(606)
Unrealized gain on termination of a long-term power sales contract	—	—	75
Reclassifications of net losses on cash flow hedge positions from other comprehensive income	(7)	(19)	(59)
Total net gain (loss) recognized	$(877)	$(510)	$667
Amounts recognized in other comprehensive income (loss) (after-tax):
Reclassifications of net losses on cash flow hedge positions to net income	$7	$19	$59

The effect of mark-to-market and hedge accounting for derivatives on the balance sheet is as follows:

	December 31,
	2012	2011
Commodity contract assets	$2,047	$4,435
Commodity contract liabilities	$(383)	$(1,245)
Interest rate swap assets	$134	$142
Interest rate swap liabilities	$(2,217)	$(2,397)
Net accumulated other comprehensive loss included in shareholders' equity (amounts after tax)	$(43)	$(50)

We report derivative assets and liabilities in the balance sheet without taking into consideration netting arrangements we have with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the balance sheet. See Note 12 to Financial Statements.

Fair Value Measurements

We determine value under the fair value hierarchy established in accounting standards. We utilize several valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. These techniques include, but are not limited to, the use of broker quotes and statistical relationships between different price curves and are intended to maximize the use of observable inputs and minimize the use of unobservable inputs. In applying the market approach, we use a mid-market valuation convention (the mid-point between bid and ask prices) as a practical expedient.

Under the fair value hierarchy, Level 1 and Level 2 valuations generally apply to our commodity-related contracts for natural gas, electricity and fuel, including coal and uranium, derivative instruments entered into for hedging purposes, securities associated with the nuclear decommissioning trust, and interest rate swaps intended to fix and/or lower interest payments on long-term debt. Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Level 2 valuations are based on evaluated prices that reflect observable market information, such as actual trade information of similar securities, adjusted for observable differences. Level 2 inputs include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in markets that are not active;

•	inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals, and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Examples of Level 2 valuation inputs utilized include over-the-counter broker quotes and quoted prices for similar assets or liabilities that are corroborated by correlation or through statistical relationships between different price curves. For example, certain physical power derivatives are executed for a particular location at specific time periods that might not have active markets; however, an active market might exist for such derivatives for a different time period at the same location. We utilize correlation techniques to compare prices for inputs at both time periods to provide a basis to value those derivatives that do not have active markets. (See Note 11 to Financial Statements for additional discussion of how broker quotes are utilized.)

Our Level 3 valuations generally apply to congestion revenue rights, certain coal contracts, options to purchase or sell electricity, and electricity purchase and sales agreements for which the valuations include unobservable inputs, including the hourly shaping of the price curve. Level 3 valuations use largely unobservable inputs, with little or no supporting market activity, and assets and liabilities are classified as Level 3 if such inputs are significant to the fair value determination. We use the most meaningful information available from the market, combined with our own internally developed valuation methodologies, to develop our best estimate of fair value. The determination of fair value for Level 3 assets and liabilities requires significant management judgment and estimation.

Valuations of Level 3 assets and liabilities are sensitive to the assumptions used for the significant inputs. Where market data is available, the inputs used for valuation reflect that information as of our valuation date. In periods of extreme volatility, lessened liquidity or in illiquid markets, there may be more variability in market pricing or a lack of market data to use in the valuation process. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers. Valuation risk is mitigated through the performance of stress testing of the significant inputs to understand the impact that varying assumptions may have on the valuation and other review processes performed to ensure appropriate valuation.

As part of our valuation of assets subject to fair value accounting, counterparty credit risk is taken into consideration by measuring the extent of netting arrangements in place with the counterparty along with credit enhancements and the estimated credit rating of the counterparty. Our valuation of liabilities subject to fair value accounting takes into consideration the market's view of our credit risk along with the existence of netting arrangements in place with the counterparty and credit enhancements posted by us. We consider the credit risk adjustment to be a Level 3 input since judgment is used to assign credit ratings, recovery rate factors and default rate factors.

Level 3 assets totaled $83 million and $124 million at December 31, 2012 and 2011, respectively, and represented approximately 3% and 2%, respectively, of the assets measured at fair value, or less than 1% of total assets in both years. Level 3 liabilities totaled $54 million and $71 million at December 31, 2012 and 2011, respectively, and represented approximately 2% of the liabilities measured at fair value, or less than 1% of total liabilities in both years.

Valuations of several of our Level 3 assets and liabilities are sensitive to changes in discount rates, option-pricing model inputs such as volatility factors and credit risk adjustments. At December 31, 2012 and 2011, a 10% change in electricity price (per MWh) assumptions across unobservable inputs would cause an approximate $8 million and $5 million change, respectively, in net Level 3 assets. A 10% change in coal price assumptions across unobservable inputs would cause an approximate $8 million and $21 million change, respectively, in net Level 3 assets. See Note 11 to Financial Statements for additional information about fair value measurements, including information on unobservable inputs and related valuation sensitivities and a table presenting the changes in Level 3 assets and liabilities for the years ended December 31, 2012, 2011 and 2010.

Variable Interest Entities

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Determining whether or not to consolidate a VIE requires interpretation of accounting rules and their application to existing business relationships and underlying agreements. Amended accounting rules related to VIEs became effective January 1, 2010 and resulted in the deconsolidation of Oncor Holdings, which holds an approximate 80% interest in Oncor. In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the rights granted to the interest holders of the VIE to determine whether we have the right or obligation to absorb profit and loss from the VIE and the power to direct the significant activities of the VIE. See Note 2 to Financial Statements for our analysis of the Oncor relationship and information regarding our consolidated variable interest entities.

Revenue Recognition

Our revenue includes an estimate for unbilled revenue that represents estimated daily kWh consumption after the meter read date to the end of the period multiplied by the applicable billing rates. Estimated daily kWh usage is derived using metered consumption as well as historical kWh usage information adjusted for weather and other measurable factors affecting consumption. Calculations of unbilled revenues during certain interim periods are generally subject to more estimation variability because of seasonal changes in demand. Accrued unbilled revenues totaled $260 million, $269 million and $297 million at December 31, 2012, 2011 and 2010, respectively.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. A significant contingency that we account for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debt expense is based on factors such as historical write-off experience, aging of accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions, effects of hurricanes and other natural disasters and customers' behaviors. Changes in customer count and mix due to competitive activity and seasonal variations in amounts billed add to the complexity of the estimation process. Historical results alone are not always indicative of future results, causing management to consider potential changes in customer behavior and make judgments about the collectability of accounts receivable. Bad debt expense, the substantial majority of which relates to our competitive retail operations, totaled $26 million, $56 million and $108 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Litigation contingencies also may require significant judgment in estimating amounts to accrue. We accrue liabilities for litigation contingencies when such liabilities are considered probable of occurring and the amount is reasonably estimable. No significant amounts have been accrued for such contingencies during the three-year period ended December 31, 2012. See Note 9 to Financial Statements for discussion of significant litigation.

Accounting for Income Taxes

EFH Corp. files a US federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group.

EFH Corp. and its subsidiaries (including EFCH, EFIH, and TCEH, but not including Oncor Holdings and Oncor) are bound by a Federal and State Income Tax Allocation Agreement, which provides, among other things, that each of EFCH, EFIH, TCEH and other subsidiaries under the agreement is required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. EFH Corp., Oncor Holdings and Oncor are parties to a separate tax sharing agreement, which governs the computation of federal income tax liability between EFH Corp., on one hand, and Oncor Holdings and Oncor, on the other hand, and similarly provides, among other things, that each of Oncor Holdings and Oncor will make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

Our income tax expense and related balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve estimates and judgments of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. Our income tax returns are regularly subject to examination by applicable tax authorities. In management's opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future taxes that may be owed as a result of any examination.

In 2010, we reduced our liability for uncertain tax positions by $162 million to reflect the state of negotiations with the IRS on certain disputed tax issues. This reduction consisted of a $225 million reversal of accrued interest ($146 million after-tax), partially offset by a $63 million reclassification to net deferred tax liabilities. Upon conclusion of all issues contested with the IRS from its 1997 through 2002 audit of our federal income tax returns, which is expected to occur in the first half of 2013, we expect to reduce the liability for uncertain tax positions by approximately $700 million with an offsetting decrease in deferred tax assets that arose largely from previous payments of alternative minimum taxes. Any cash income tax liability related to the conclusion of the 1997 through 2002 audit is expected to be immaterial. The IRS audit for the years 2003 through 2006 was concluded in June 2011. A significant number of proposed adjustments are in appeals with the IRS. The results of the audit did not affect management's assessment of issues for purposes of determining the liability for uncertain tax positions. See Notes 1, 4 and 5 to Financial Statements for discussion of income tax matters.

Depreciation and Amortization

Depreciation expense related to generation facilities is based on the estimates of fair value and economic useful lives as determined in the application of purchase accounting for the Merger. The accuracy of these estimates directly affects the amount of depreciation expense. If future events indicate that the estimated lives are no longer appropriate, depreciation expense will be recalculated prospectively from the date of such determination based on the new estimates of useful lives.

The estimated remaining lives range from 20 to 57 years for the lignite/coal- and nuclear-fueled generation units.

Finite-lived intangibles identified as a result of purchase accounting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 3 to Financial Statements for additional information.

RESULTS OF OPERATIONS

Consolidated Financial Results – Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

See comparison of results of the Competitive Electric segment for discussion of variances in: operating revenues; fuel, purchased power costs and delivery fees; net gain from commodity hedging and trading activities; operating costs; depreciation and amortization; SG&A expenses and franchise and revenue-based taxes.

In 2012, a $1.2 billion impairment of goodwill was recorded in the Competitive Electric segment as discussed in Note 3 to Financial Statements.

See Note 6 to Financial Statements for details of other income and deductions.

Interest expense and related charges decreased $786 million, or 18%, to $3.508 billion in 2012. The decrease was driven by a $984 million favorable change in unrealized mark-to-market net gains/losses on interest rate swaps, reflecting a mark-to-market gain of $172 million in 2012 compared to a mark-to-market loss of $812 million in 2011, partially offset by $242 million in higher interest accrued/paid reflecting issuances of EFIH Notes and amendment and extension of the TCEH Senior Secured Facilities completed in April 2011 (see Note 8 to Financial Statements).

Income tax benefit totaled $1.232 billion and $1.134 billion in 2012 and 2011, respectively. The effective rate of 33.6% in 2012, excluding the $1.2 billion nondeductible goodwill impairment charge, was comparable to the 34.0% rate in 2011. See Note 5 to Financial Statements for reconciliation of these comparable effective rates to the US federal statutory rate.

Equity in earnings of our Oncor Holdings unconsolidated subsidiary (net of tax) decreased $16 million to $270 million in 2012. Oncor's results reflected unusual charges of $57 million (pretax) in 2012 related to settlement of a management incentive pay plan and $7 million (pretax) in 2011 related to an inventory write-off. Other drivers of the change in Oncor's results were higher tariffs, reflecting the 2011 rate case and other filings with the PUCT, partially offset by the effect of milder weather on revenues and higher depreciation, operation and maintenance and interest expense. See Note 2 to Financial Statements.

Net loss increased $1.447 billion to $3.360 billion in 2012.

•	Net loss in the Competitive Electric segment increased $1.238 billion to $3.063 billion.

•	Earnings from the Regulated Delivery segment decreased $16 million to $270 million as discussed above.

•
After-tax net expenses from Corporate and Other activities totaled $567 million and $374 million in 2012 and 2011, respectively. The amounts in 2012 and 2011 include recurring interest expense on outstanding debt, as well as corporate general and administrative expenses. The $193 million increase reflected a $93 million pension charge, or $144 million pretax, which represents the Corporate and Other portion of the $285 million total charge ($141 million balance reported in the Competitive Electric segment) related to pension plan actions discussed in Note 13 to Financial Statements. The increase also reflected $72 million in higher net interest expense reflecting debt issuances at EFIH and PIK interest payments on EFH Corp. Toggle Notes, partially offset by lower intercompany borrowings, reflecting the repayment a portion of the TCEH Demand Notes (see Notes 8 and 15 to Financial Statements).

Consolidated Financial Results – Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

See comparison of results of the Competitive Electric segment for discussion of variances in: operating revenues; fuel, purchased power costs and delivery fees; net gain from commodity hedging and trading activities; operating costs; depreciation and amortization; SG&A expenses and franchise and revenue-based taxes.

In 2010, a $4.1 billion impairment of goodwill was recorded in the Competitive Electric segment as discussed in Note 3 to Financial Statements.

See Note 6 to Financial Statements for details of other income and deductions.

Interest expense and related charges increased $740 million, or 21%, to $4.294 billion in 2011. Interest paid/accrued increased $346 million to $3.027 billion driven by higher average rates reflecting debt exchanges and amendments. The balance of the increase reflected $605 million in higher unrealized mark-to-market net losses related to interest rate swaps, $58 million in higher amortization of debt issuance and amendment costs and discounts and $29 million in lower capitalized interest, partially offset by a $227 million decrease in interest accrued or paid with additional toggle notes due to debt exchanges and repurchases and $60 million in lower amortization of interest rate swap losses at dedesignation of hedge accounting.

Income tax benefit totaled $1.134 billion on a pretax loss in 2011 compared to income tax expense totaling $389 million on a pretax gain in 2010, excluding the $4.1 billion nondeductible goodwill impairment charge. The effective rate was 34.0% and 27.8% in 2011 and 2010, respectively, excluding the goodwill impairment charge. The increase in the rate was driven by a $146 million reversal in 2010 of previously accrued interest related to uncertain tax positions due to expected resolution of matters related to the 1997 through 2002 tax audit.

Equity in earnings of our Oncor Holdings unconsolidated subsidiary (net of tax) increased $9 million to $286 million in 2011 reflecting higher earnings at Oncor due to higher revenue rates and the effects of warmer weather, partially offset by higher depreciation and operation and maintenance expense.

Net loss decreased $899 million to $1.913 billion in 2011.

•	Net loss in the Competitive Electric segment decreased $1.638 billion to $1.825 billion.

•	Earnings from the Regulated Delivery segment increased $9 million to $286 million as discussed above.

•
After-tax net expenses from Corporate and Other activities totaled $374 million in 2011 compared to net income of $374 million in 2010. The amounts in 2011 and 2010 include recurring interest expense on outstanding debt, as well as corporate general and administrative expenses. The $748 million change reflected a $693 million (after tax) decrease in debt extinguishment gains (reported in other income) and the $121 million Corporate and Other portion of the 2010 reversal of previously accrued interest on uncertain tax positions discussed above, partially offset by an $86 million (after tax) decrease in interest expense and related charges driven by the effects of the liability management program.

Non-GAAP Earnings Measures

In communications with investors, we use a non-GAAP earnings measure that reflects adjustments to earnings reported in accordance with US GAAP in order to review and analyze underlying operating performance. These adjustments, which are generally noncash, consist of unrealized mark-to-market gains and losses, impairment charges, debt extinguishment gains and other charges, credits or gains that are unusual or nonrecurring. All such items and related amounts are disclosed in our annual report on Form 10-K and quarterly reports on Form 10-Q. Our communications with investors also reference "Adjusted EBITDA," which is a non-GAAP measure used in calculation of ratios in covenants of certain of our debt securities (see "Financial Condition − Liquidity and Capital Resources − Financial Covenants, Credit Rating Provisions and Cross Default Provisions" below).

Competitive Electric Segment
Financial Results

	Year Ended December 31,
	2012	2011	2010
Operating revenues	$5,636	$7,040	$8,235
Fuel, purchased power costs and delivery fees	(2,816)	(3,396)	(4,371)
Net gain from commodity hedging and trading activities	389	1,011	2,161
Operating costs	(888)	(924)	(837)
Depreciation and amortization	(1,344)	(1,471)	(1,380)
Selling, general and administrative expenses	(659)	(728)	(722)
Franchise and revenue-based taxes	(80)	(96)	(106)
Impairment of goodwill	(1,200)	—	(4,100)
Other income	14	45	903
Other deductions	(223)	(526)	(21)
Interest income	46	87	91
Interest expense and related charges	(2,892)	(3,830)	(2,957)
Loss before income taxes	(4,017)	(2,788)	(3,104)
Income tax (expense) benefit	954	963	(359)
Net loss	$(3,063)	$(1,825)	$(3,463)

Competitive Electric Segment
Sales Volume and Customer Count Data

	Year Ended December 31,			2012	2011
	2012	2011	2010	% Change	% Change
Sales volumes:
Retail electricity sales volumes – (GWh):
Residential	23,283	27,337	28,208	(14.8)	(3.1)
Small business (a)	5,914	7,059	8,042	(16.2)	(12.2)
Large business and other customers	10,373	12,828	15,339	(19.1)	(16.4)
Total retail electricity	39,570	47,224	51,589	(16.2)	(8.5)
Wholesale electricity sales volumes (b)	34,524	34,496	51,359	0.1	(32.8)
Total sales volumes	74,094	81,720	102,948	(9.3)	(20.6)

Average volume (kWh) per residential customer (c)	14,617	16,100	15,532	(9.2)	3.7

Weather (North Texas average) – percent of normal (d):
Cooling degree days	114.7%	132.7%	108.9%	(13.6)	21.9
Heating degree days	82.0%	109.7%	116.6%	(25.3)	(5.9)

Customer counts:
Retail electricity customers (end of period and in thousands) (e):
Residential	1,560	1,625	1,771	(4.0)	(8.2)
Small business (a)	176	185	217	(4.9)	(14.7)
Large business and other customers	17	19	20	(10.5)	(5.0)
Total retail electricity customers	1,753	1,829	2,008	(4.2)	(8.9)
___________

(a)	Customers with demand of less than 1 MW annually.

(b)	Includes net amounts related to sales and purchases of balancing energy in the "real-time market."

(c)	Calculated using average number of customers for the period.

(d)
Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce). Normal is defined as the average over the 10-year period from 2000 to 2010.

(e)	Based on number of meters. Typically, large business and other customers have more than one meter; therefore, number of meters does not reflect the number of individual customers.

Competitive Electric Segment
Revenue and Commodity Hedging and Trading Activities

	Year Ended December 31,			2012	2011
	2012	2011	2010	% Change	% Change
Operating revenues:
Retail electricity revenues:
Residential	$2,918	$3,377	$3,663	(13.6)	(7.8)
Small business (a)	738	896	1,052	(17.6)	(14.8)
Large business and other customers	717	997	1,211	(28.1)	(17.7)
Total retail electricity revenues	4,373	5,270	5,926	(17.0)	(11.1)
Wholesale electricity revenues (b)(c)	1,005	1,482	2,005	(32.2)	(26.1)
Amortization of intangibles (d)	21	18	16	16.7	12.5
Other operating revenues	237	270	288	(12.2)	(6.3)
Total operating revenues	$5,636	$7,040	$8,235	(19.9)	(14.5)

Net gain from commodity hedging and trading activities:
Realized net gains on settled positions	$1,953	$971	$1,008	101.1	(3.7)
Unrealized net gains (losses)	(1,564)	40	1,153	—	—
Total	$389	$1,011	$2,161	(61.5)	(53.2)
___________

(a)	Customers with demand of less than 1 MW annually.

(b)
Upon settlement of physical derivative commodity contracts, such as certain electricity sales and purchase agreements and coal purchase contracts, that we mark-to-market in net income, wholesale electricity revenues and fuel and purchased power costs are reported at approximated market prices, as required by accounting rules, instead of the contract price. As a result, these line item amounts include a noncash component, which we deem "unrealized." (The offsetting differences between contract and market prices are reported in net gain from commodity hedging and trading activities.) These amounts are as follows:

	Year Ended December 31,
	2012	2011	2010
Reported in revenues	$(1)	$—	$(28)
Reported in fuel and purchased power costs	39	18	96
Net gain	$38	$18	$68

(c)	Includes net amounts related to sales and purchases of balancing energy in the "real-time market."

(d)	Represents amortization of the intangible net asset value of retail and wholesale power sales agreements resulting from purchase accounting.

Competitive Electric Segment
Production, Purchased Power and Delivery Cost Data

	Year Ended December 31,			2012	2011
	2012	2011	2010	% Change	% Change
Fuel, purchased power costs and delivery fees ($ millions):
Fuel for nuclear facilities	$175	$160	$159	9.4	0.6
Fuel for lignite/coal facilities (a)	816	992	915	(17.7)	8.4
Total nuclear and lignite/coal facilities (a)	991	1,152	1,074	(14.0)	7.3
Fuel for natural gas facilities and purchased power costs (a) (b)	323	426	1,497	(24.2)	(71.5)
Amortization of intangibles (c)	48	111	161	(56.8)	(31.1)
Other costs	194	309	187	(37.2)	65.2
Fuel and purchased power costs	1,556	1,998	2,919	(22.1)	(31.6)
Delivery fees (d)	1,260	1,398	1,452	(9.9)	(3.7)
Total	$2,816	$3,396	$4,371	(17.1)	(22.3)
Fuel and purchased power costs (which excludes generation facilities operating costs) per MWh:
Nuclear facilities	$8.78	$8.30	$7.89	5.8	5.2
Lignite/coal facilities (a) (e)	$20.54	$19.79	$19.28	3.8	2.6
Natural gas facilities and purchased power (a) (f)	$45.06	$53.26	$43.81	(15.4)	21.6
Delivery fees per MWh	$31.75	$29.52	$28.06	7.6	5.2
Production and purchased power volumes (GWh):
Nuclear facilities	19,897	19,283	20,208	3.2	(4.6)
Lignite/coal facilities (g)	49,298	58,165	54,775	(15.2)	6.2
Total nuclear- and lignite/coal facilities	69,195	77,448	74,983	(10.7)	3.3
Natural gas-facilities	1,295	1,233	1,648	5.0	(25.2)
Purchased power (h)	3,604	3,039	26,317	18.6	(88.5)
Total energy supply volumes	74,094	81,720	102,948	(9.3)	(20.6)
Capacity factors:
Nuclear facilities	98.5%	95.7%	100.3%	2.9	(4.6)
Lignite/coal facilities (g)	70.0%	83.5%	82.2%	(16.2)	1.6
Total	76.4%	86.2%	86.6%	(11.4)	(0.5)
___________

(a)	2011 and 2010 reflect reclassifications of start-up fuel to lignite/coal from natural gas facilities to conform to current period presentation.

(b)	See note (b) to the "Revenue and Commodity Hedging and Trading Activities" table on previous page.

(c)
Represents amortization of the intangible net asset values of emission credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel resulting from purchase accounting.

(d)	Includes delivery fee charges from Oncor.

(e)
Includes depreciation and amortization of lignite mining assets (except for incremental depreciation in 2011 due to the CSAPR as discussed in Note 3 to Financial Statements), which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs and excludes unrealized amounts as discussed in footnote (b) to the "Revenue and Commodity Hedging and Trading Activities" table on previous page.

(f)	Excludes volumes related to line loss and power imbalances and unrealized amounts referenced in footnote (d) immediately above.

(g)	Includes the estimated effects of economic backdown of lignite/coal-fueled units totaling 9,550 GWh, 4,290 GWh and 3,536 GWh in 2012, 2011 and 2010, respectively.

(h)	Includes amounts related to line loss and power imbalances.

Competitive Electric Segment – Financial Results — Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Effects of Change in Wholesale Electricity Market — As discussed above under "Significant Activities and Events and Items Influencing Future Performance," the nodal wholesale market design implemented by ERCOT in December 2010 resulted in operational changes that facilitate hedging and trading of power. As part of ERCOT's transition to a nodal wholesale market, volumes under nontrading bilateral purchase and sales contracts are no longer scheduled as physical power with ERCOT. As a result of these changes in market operations, reported wholesale revenues and purchased power costs in 2012 and 2011 were materially less than amounts reported in prior periods. Effective with the nodal market implementation, if volumes delivered to our retail and wholesale customers are less than our generation volumes (as determined on a daily settlement basis), we record additional wholesale revenues. Conversely, if volumes delivered to our retail and wholesale customers exceed our generation volumes, we record additional purchased power costs. The resulting additional wholesale revenues or purchased power costs are offset in net gain from commodity hedging and trading activities.

Operating revenues decreased $1.404 billion, or 20%, to $5.636 billion in 2012.

Retail electricity revenues decreased $897 million, or 17%, to $4.373 billion reflecting an $854 million decline due to lower sales volumes and $43 million in lower average prices. Sales volumes fell 16% reflecting declines in both the residential and business markets. Residential market volumes were lower due to much milder weather and a 4% decrease in customer counts driven by competitive activity. Business market volumes were lower due to a change in customer mix and lower customer counts driven by competitive activity. Overall average retail pricing declined 1% driven by business markets.

Wholesale electricity revenues decreased $477 million, or 32%, to $1.005 billion in 2012 driven by lower average prices, which reflected much milder weather, including the effects on prices of very hot weather in the summer of 2011, as well as lower natural gas prices.

Fuel, purchased power costs and delivery fees decreased $580 million, or 17%, to $2.816 billion in 2012. Lignite/coal fuel costs decreased $176 million driven by an increase in economic backdown and planned and unplanned generation unit outages. Purchased power and other costs (including ancillary services) decreased $124 million reflecting lower wholesale electricity prices and natural gas prices. Delivery fees declined $138 million reflecting lower retail volumes. Natural gas fuel costs decreased $63 million reflecting lower prices. Amortization of intangibles decreased $63 million reflecting lower amortization of emission allowances due to an impairment recorded in the third quarter 2011 and expiration of contracts fair-valued under purchase accounting at the Merger date.

A 15% decrease in lignite/coal-fueled production was driven by increased economic backdown and generation unit planned and unplanned outages, while nuclear-fueled production increased 3% reflecting one refueling outage in 2012 and two in 2011.

Following is an analysis of amounts reported as net gain from commodity hedging and trading activities, which totaled $389 million and $1.011 billion in net gains for the years ended December 31, 2012 and 2011, respectively, and is largely reflective of the natural gas price hedging program discussed above under "Significant Activities and Events and Items Influencing Future Performance – Natural Gas Price Hedging Program and Other Hedging Activities":

	Year Ended December 31, 2012
	Net Realized Gains	Net Unrealized Losses	Total
Hedging positions	$1,885	$(1,542)	$343
Trading positions	68	(22)	46
Total	$1,953	$(1,564)	$389

	Year Ended December 31, 2011
	Net Realized Gains	Net Unrealized Gains	Total
Hedging positions	$912	$21	$933
Trading positions	59	19	78
Total	$971	$40	$1,011

While unrealized losses were recorded in both 2012 and 2011 to reverse previously recorded unrealized gains on positions settled in the periods, the effect of greater declines in natural gas prices in 2011 on a larger hedge position resulted in net unrealized gains in 2011.

Unrealized gains and losses that are related to physical derivative commodity contracts and are reported as revenues and purchased power costs, as required by accounting rules, totaled $38 million and $18 million in net gains in 2012 and 2011, respectively (as discussed in footnote (b) to the "Revenue and Commodity Hedging and Trading Activities" table above).

Operating costs decreased $36 million, or 4%, to $888 million in 2012. The decrease reflected $17 million in lower nuclear generation maintenance costs reflecting one refueling outage in 2012 and two in 2011, $10 million in lower costs related to new systems implementation and process improvements at generation facilities and $5 million in lower lignite-fueled generation maintenance costs reflecting timing and scope of work.

Depreciation and amortization decreased $127 million, or 9%, to $1.344 billion in 2012. The decrease reflected increased useful lives and retirements of certain generation assets and accelerated mine asset depreciation in 2011 due to then planned mine closures needed to comply with the CSAPR.

SG&A expenses decreased $69 million, or 9%, to $659 million in 2012. The decrease reflected $30 million in lower bad debt expense due to improved collection and customer care processes, customer mix and lower revenues, $25 million in lower retail marketing and related expense and $21 million in lower employee compensation and benefits costs.

In 2012, a $1.2 billion impairment of goodwill was recorded as discussed in Note 3 to Financial Statements.

Other income totaled $14 million in 2012 and $45 million in 2011. Other income in 2012 included a $6 million fee received to novate certain hedge transactions between counterparties. Other income in 2011 included $21 million related to the settlement of bankruptcy claims against a counterparty, $7 million for a property damage claim and $6 million from a franchise tax refund related to prior years. See Note 6 to Financial Statements.

Other deductions totaled $223 million in 2012 and $526 million in 2011. Other deductions in 2012 included a $141 million charge related to pension plan actions discussed in Note 13 to Financial Statements, which represents the Competitive Electric Segment portion of the $285 million total charge (balance reported in Corporate and Other), a $35 million impairment charge to writedown equipment remaining from cancelled generation projects and a $24 million impairment of mineral interest assets as a result of lower natural gas drilling activity and prices. Other deductions in 2011 resulting from the issuance of the CSAPR included a $418 million impairment charge for excess SO2 emission allowances due to emission allowance limitations under the CSAPR and a $9 million impairment of mining assets. Other deductions in 2011 also included $86 million in third party fees related to the amendment and extension of the TCEH Senior Secured Facilities. See Note 6 to Financial Statements.

Interest income decreased $41 million, or 47%, to $46 million. The decrease was driven by lower intercompany debt balances.

Interest expense and related charges decreased $938 million, or 24%, to $2.892 billion in 2012. The decrease was driven by a $978 million favorable change in unrealized mark-to-market net gains/losses on interest rate swaps, reflecting a mark-to-market gain of $166 million in 2012 compared to a mark-to-market loss of $812 million in 2011.

Income tax benefit totaled $954 million and $963 million on pretax losses in 2012 and 2011, respectively. The effective rate was 33.9% in 2012, excluding the $1.2 billion nondeductible goodwill impairment charge, and 34.5% in 2011. The decrease in the effective rate was driven by the absence of the domestic production deduction due to an expected loss for federal income tax purposes in 2012 compared to income in 2011.

After-tax loss for the segment increased $1.238 billion to $3.063 billion in 2012 reflecting the $1.2 billion goodwill impairment charge, lower revenues net of fuel, purchased power and delivery fees as well as lower results from commodity hedging and trading activities, partially offset by a favorable change in unrealized mark-to-market net gains/losses on interest rate swaps and the emission allowances impairment in 2011.

Competitive Electric Segment – Financial Results – Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues decreased $1.195 billion, or 15%, to $7.040 billion in 2011.

Retail electricity revenues decreased $656 million, or 11%, to $5.270 billion and reflected the following:

•
An 8% decrease in sales volumes reduced revenues by $501 million and was driven by declines in the large and small business and residential markets. Business market volumes decreased 15% reflecting reduced contract signings driven by competitive activity. Residential market volumes decreased 3% reflecting an 8% decline in customer count driven by competitive activity, partially offset by a 4% increase in average consumption driven by warmer summer weather.

•
Lower average pricing reduced revenues by $155 million reflecting declining prices in all customer segments. Lower average pricing is reflective of competitive activity in a lower wholesale power price environment and a change in business customer mix.

Wholesale electricity revenues decreased $523 million, or 26%, to $1.482 billion in 2011. The decrease is primarily attributable to the nodal market change described above, partially offset by higher production from the new lignite-fueled generation units and lower retail sales volumes.

Fuel, purchased power costs and delivery fees decreased $975 million, or 22%, to $3.396 billion in 2011. Purchased power costs decreased $1.029 billion driven by the effect of the nodal market described above. Delivery fees declined $54 million reflecting lower retail sales volumes, partially offset by higher rates. Amortization of intangible assets decreased $50 million reflecting expiration of contracts fair-valued at the Merger date under purchase accounting. These decreases were partially offset by $77 million in higher coal/lignite costs driven by higher costs related to purchased coal and increased generation.

A 6% increase in lignite/coal-fueled production was driven by increased production from the newly constructed generation facilities, while nuclear-fueled production decreased 5% primarily due to planned outages in 2011.

Following is an analysis of amounts reported as net gain from commodity hedging and trading activities, which totaled $1.011 billion and $2.161 billion in net gains for the years ended December 31, 2011 and 2010, respectively, which reflected the natural gas price hedging program discussed above under "Significant Activities and Events and Items Influencing Future Performance – Natural Gas Price Hedging Program and Other Hedging Activities":

	Year Ended December 31, 2011
	Net Realized Gains	Net Unrealized Gains	Total
Hedging positions	$912	$21	$933
Trading positions	59	19	78
Total	$971	$40	$1,011

	Year Ended December 31, 2010
	Net Realized Gains	Net Unrealized Gains (Losses)	Total
Hedging positions	$961	$1,157	$2,118
Trading positions	47	(4)	43
Total	$1,008	$1,153	$2,161

Unrealized gains and losses that are related to physical derivative commodity contracts and are reported as revenues and purchased power costs, as required by accounting rules, totaled $18 million in net gains in 2011 and $68 million in net gains in 2010.

Operating costs increased $87 million, or 10%, to $924 million in 2011. The increase reflected $48 million in higher nuclear generation maintenance costs reflecting two planned refueling outages in 2011 as compared to one planned refueling outage in 2010 and $27 million in higher costs at legacy lignite/coal-fueled generation units reflecting spending for environmental control systems including the CSAPR, and supply chain technology and equipment reliability process improvements. The increase also reflected $20 million in incremental expense related to a new generation unit placed in service in May 2010. The operating cost increases were partially offset by $9 million in lower maintenance costs at natural gas-fueled generation facilities reflecting the retirement of nine units in 2010.

Depreciation and amortization increased $91 million, or 7%, to $1.471 billion in 2011. The increase reflected $44 million of accelerated depreciation in 2011 resulting from the revised estimated useful lives for mine assets due to the then planned mine closures needed to comply with the CSAPR (see Note 3 to Financial Statements for discussion of the effects of the CSAPR), $37 million in increased depreciation primarily related to lignite/coal-fueled generation facilities reflecting equipment additions and replacements and $36 million in incremental depreciation related to the new lignite-fueled generation unit discussed above. These increases were partially offset by $24 million in decreased amortization of intangible assets largely related to the retail customer relationship and reflecting expected customer attrition (see Note 3 to Financial Statements).

SG&A expenses increased $6 million, or 1%, to $728 million in 2011. The increase was driven by $39 million in higher employee compensation and benefit costs and $16 million in higher information technology and other services costs, partially offset by $52 million in lower retail bad debt expense due to improved collection initiatives and customer mix.

In 2010, a $4.1 billion impairment of goodwill was recorded as discussed in Note 3 to Financial Statements.

Other income totaled $45 million in 2011 and $903 million in 2010. Other income in 2011 included $21 million related to the settlement of bankruptcy claims against a counterparty, $7 million for a property damage claim and $6 million from a franchise tax refund related to prior years. Other income in 2010 included debt extinguishment gains of $687 million, a $116 million gain on termination of a power sales contract, a $44 million gain on the sale of land and related water rights and a $37 million gain associated with the sale of interests in a natural gas gathering pipeline business.

Other deductions totaled $526 million in 2011 and $21 million in 2010. Other deductions in 2011 resulting from the issuance of the CSAPR included a $418 million impairment charge for excess SO2 emissions allowances due to emissions allowance limitations under the CSAPR and a $9 million impairment of mining assets. Other deductions in 2011 also included $86 million in third party fees related to the amendment and extension of the TCEH Senior Secured Facilities. See Notes 3, 6 and 8 to Financial Statements.

Interest expense and related charges increased $873 million, or 30%, to $3.830 billion in 2011. Interest paid/accrued increased $276 million to $2.531 billion driven by higher average rates reflecting debt exchanges and amendments. The balance of the increase reflected $605 million in higher unrealized mark-to-market net losses related to interest rate swaps, $64 million in higher amortization of debt issuance and amendment costs and discounts and $29 million in lower capitalized interest, partially offset by $60 million in lower amortization of interest rate swap losses at dedesignation of hedge accounting and a $51 million decrease in interest accrued or paid with additional toggle notes due to debt exchanges and repurchases.

Income tax benefit totaled $963 million on a pretax loss in 2011 compared to income tax expense totaling $359 million on a pretax gain in 2010 before the nondeductible goodwill impairment charge. The effective rate was 34.5% and 36.0% in 2011 and 2010, respectively, excluding the goodwill impairment charge. The decrease in the rate was driven by lower state taxes due to lower taxable margins, partially offset by the effect of ongoing tax deductions (principally lignite depletion) on a pretax loss in 2011 compared to pretax income in 2010.

After-tax loss for the segment decreased $1.638 billion to $1.825 billion in 2011 reflecting the $4.1 billion goodwill impairment charge in 2010, partially offset in 2011 by lower gains from commodity hedging and trading activities, higher interest expense driven by unrealized mark-to-market net losses related to interest rate swaps, charges and expenses resulting from the issuance of the CSAPR and debt extinguishment gains in 2010.

Competitive Electric Segment — Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the years ended December 31, 2012, 2011 and 2010. The net change in these assets and liabilities, excluding "other activity" as described below, reflects $1.521 billion in unrealized net losses in 2012 and $58 million and $1.219 billion in unrealized net gains in 2011 and 2010, respectively, arising from mark-to-market accounting for positions in the commodity contract portfolio. The portfolio consists primarily of economic hedges but also includes trading positions.

	Year Ended December 31,
	2012	2011	2010
Commodity contract net asset at beginning of period	$3,190	$3,097	$1,718
Settlements of positions (a)	(1,800)	(1,081)	(943)
Changes in fair value of positions in the portfolio (b)	279	1,139	2,162
Other activity (c)	(5)	35	160
Commodity contract net asset at end of period	$1,664	$3,190	$3,097
____________

(a)
Represents reversals of previously recognized unrealized gains and losses upon settlement (offsets realized gains and losses recognized in the settlement period). Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into and settled in the same month.

(b)
Represents unrealized net gains recognized, reflecting net gains related to positions in the natural gas price hedging program (see discussion above under "Significant Activities and Events and Items Influencing Future Performance – Natural Gas Price Hedging Program and Other Hedging Activities"), partially offset by net losses related to other hedging positions. Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into and settled in the same month.

(c)
These amounts do not represent unrealized gains or losses. Includes initial values of positions involving the receipt or payment of cash or other consideration, generally related to options purchased/sold. The 2010 amount includes a $116 million noncash gain on termination of a long-term power sales contract.

Maturity Table — The following table presents the net commodity contract asset arising from recognition of fair values at December 31, 2012, scheduled by the source of fair value and contractual settlement dates of the underlying positions.

	Maturity dates of unrealized commodity contract net asset at December 31, 2012
Source of fair value	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
Prices actively quoted	$(25)	$(3)	$—	$—	$(28)
Prices provided by other external sources	1,089	574	—	—	1,663
Prices based on models	34	(5)	—	—	29
Total	$1,098	$566	$—	$—	$1,664
Percentage of total fair value	66%	34%	—%	—%	100%

The "prices actively quoted" category reflects only exchange-traded contracts for which active quotes are readily available. The "prices provided by other external sources" category represents forward commodity positions valued using prices for which over-the-counter broker quotes are available in active markets. Over-the-counter quotes for power in ERCOT's North Hub extend through 2014 and over-the-counter quotes for natural gas generally extend through 2016, depending upon delivery point. The "prices based on models" category reflects non-exchange-traded options valued using option pricing models. In addition, this category contains other contractual arrangements that may have both forward and option components, as well as other contracts that are valued using proprietary long-term pricing models that utilize certain market based inputs. See Note 11 to Financial Statements for fair value disclosures and discussion of fair value measurements.

FINANCIAL CONDITION

Liquidity and Capital Resources

Operating Cash Flows

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011 — Cash used in operating activities totaled $818 million in 2012 compared to cash provided by operating activities of $841 million in 2011. The change of $1.659 billion reflected net changes in margin deposits totaling $1.0 billion. The change in margin deposits largely relates to the natural gas hedging program; in 2012 more margin deposits were returned to counterparties due to settlement of maturing positions than were received from counterparties due to decreases in natural gas prices, while activity in 2011 reflected the opposite. The change in cash flows also reflected cash contributions of $259 million related to pension plan actions (see Note 13 to Financial Statements), $188 million in higher cash interest payments and an increase of $175 million in working capital used reflecting timing of accounts payable and accrued expense payments.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 — Cash provided by operating activities decreased $265 million to $841 million in 2011. The change included the effect of amended accounting standards related to the accounts receivable securitization program (see Note 7 to Financial Statements), under which the $383 million of funding under the program at the January 1, 2010 adoption was reported as a use of operating cash flows and a source of financing cash flows. Excluding this accounting effect, cash provided by operating activities declined $648 million, which reflected lower cash earnings due to the low wholesale power price environment, lower generation and higher fuel and operating costs at our legacy generation facilities and an approximately $300 million increase in interest payments, partially offset by the contribution from the new lignite-fueled generation units (see Results of Operations). A $408 million increase in net margin deposits received from counterparties was substantially offset by a $249 million decrease in net cash received from Oncor in the form of income tax payments and distributions. A $109 million income tax refund was paid to Oncor in 2011 for overpayments in 2010 related to federal taxes.

Depreciation and amortization expense reported in the statement of cash flows exceeded the amount reported in the statement of income by $179 million, $244 million and $282 million for the years ended December 31, 2012, 2011 and 2010, respectively. The difference represented amortization of nuclear fuel, which is reported as fuel costs in the statement of income consistent with industry practice, and amortization of intangible net assets arising from purchase accounting that is reported in various other income statement line items including operating revenues and fuel and purchased power costs and delivery fees.

Financing Cash Flows

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011 — Cash provided by financing activities totaled $3.373 billion in 2012 compared to cash used in financing activities totaling $1.014 billion in 2011. Activity in 2012 reflected the issuance of $2.253 billion of EFIH senior notes, the proceeds from which were used to repay $950 million in borrowings under the TCEH Revolving Credit Facility and fund a $680 million escrow account, reported as restricted cash, that was used to repay TCEH Demand Notes in January 2013, and an increase in borrowings of $1.384 billion under the TCEH Revolving Credit Facility (see Note 8 to Financial Statements). Activity in 2012 also included a $159 million payment to settle transition bond reimbursement agreements with Oncor (see Note 15 to Financial Statements). Activity in 2011 reflected the amendment and extension of the TCEH Senior Secured Facilities and repayments of certain debt securities discussed immediately below.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 — Cash used in financing activities totaled $1.014 billion and $264 million in 2011 and 2010, respectively. Activity in 2011 reflected the amendment and extension of the TCEH Senior Secured Facilities, including approximately $800 million in transaction costs, and repayment of certain debt securities, including $415 million of pollution control revenue bonds, as discussed in Note 8 to Financial Statements. Activity in 2010 reflected the net repayment of debt as part of the liability management program, partially offset by a $96 million source of financing cash flows, reflecting a $383 million effect of an accounting change related to the accounts receivable securitization program as discussed above, net of a $287 million reduction of borrowings under the program.

See Note 8 to Financial Statements for further detail of short-term borrowings and long-term debt.

Investing Cash Flows

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011 — Cash used in investing activities totaled $1.468 billion and $535 million in 2012 and 2011, respectively. Capital expenditures (excluding nuclear fuel purchases) increased $112 million to $664 million in 2012 reflecting increased environmental-related spending. Nuclear fuel purchases increased $81 million to $213 million due to advance purchases necessary to fabricate fuel assemblies in time for the two nuclear unit refueling outages planned for 2014. Activity in 2012 also included a $680 million increase in restricted cash related to an escrow account to repay the TCEH Demand Notes as discussed above. Activity in 2011 also included a $188 million reduction in restricted cash related to the TCEH Letter of Credit Facility facilitated by the amendment and extension of the TCEH Senior Secured Facilities.

Capital expenditures, including nuclear fuel, in 2012 totaled $877 million and consisted of:

•	$339 million for major maintenance, primarily in existing generation operations;

•	$270 million for environmental expenditures related to generation units;

•	$213 million for nuclear fuel purchases, and

•	$55 million for information technology, nuclear generation development and other corporate investments.

Cash capital expenditures for 2012 are net of $19 million of reimbursements from the DOE related to dry cask storage. We expect to be reimbursed for our allowable costs of constructing dry cask storage for spent nuclear fuel through 2013 in accordance with a settlement agreement with the DOE.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 — Cash used in investing activities totaled $535 million and $468 million in 2011 and 2010, respectively. Investing activities in 2010 reflected the return of a $400 million cash investment posted with a derivative counterparty in 2009. Capital expenditures (excluding nuclear fuel purchases) decreased $286 million to $552 million in 2011 driven by a decrease in spending related to the construction of new generation facilities and timing and scope of maintenance projects. Nuclear fuel purchases increased $26 million to $132 million in 2011 reflecting the refueling of both nuclear-fueled generation units in 2011. Activity in 2011 also included the $188 million reduction in restricted cash discussed above.

Capital expenditures, including nuclear fuel, in 2011 totaled $684 million and consisted of:

•	$338 million for major maintenance, primarily in existing generation operations;

•	$142 million for environmental expenditures related to generation units;

•	$132 million for nuclear fuel purchases, and

•	$72 million for information technology, nuclear generation development and other corporate investments.

Cash capital expenditures in 2011 are net of $24 million of reimbursements from the DOE related to dry cask storage.

Debt Financing Activity — Activities related to short-term borrowings and long-term debt during the year ended December 31, 2012 are as follows (all amounts presented are principal, and repayments and repurchases include amounts related to capital leases and exclude amounts related to debt discount, financing and reacquisition expenses):

	Borrowings	Repayments and Repurchases
TCEH (a)	$196	$(30)
EFCH	—	(10)
EFIH (b)	3,557	—
EFH Corp. (c)	54	(1,770)
Total long-term	3,807	(1,810)
Total short-term – TCEH (d)	1,384	—
Total	$5,191	$(1,810)
___________

(a)
Borrowings represent $181 million of noncash principal increases of TCEH Toggle Notes issued in May and November 2012 in payment of accrued interest and $15 million of sale/leaseback and other lease transactions for mining equipment. Repayments represent $16 million of payments of principal at scheduled maturity dates and $14 million of payments of capital lease liabilities.

(b)	Borrowings include $1.304 billion of EFIH debt issued in exchanges for EFH Corp. debt in December 2012.

(c)
Borrowings represent $54 million of noncash principal increases of EFH Corp. Toggle Notes issued in May and November 2012 in payment of accrued interest. Repayments include $1.761 billion of noncash retirements related to December 2012 debt exchanges.

(d)	Short-term amount represents net borrowings under the TCEH Revolving Credit Facility.

See Note 8 to Financial Statements for further detail of long-term debt and other financing arrangements.

Available Liquidity — The following table summarizes changes in available liquidity for the year ended December 31, 2012.

	Available Liquidity
	December 31, 2012	December 31, 2011	Change
Cash and cash equivalents – EFH Corp. (parent entity)	$314	$660	$(346)
Cash and cash equivalents – EFIH (a)	1,104	46	1,058
Cash and cash equivalents – TCEH	1,175	120	1,055
TCEH Revolving Credit Facility	—	1,384	(1,384)
TCEH Letter of Credit Facility	183	169	14
Total liquidity	$2,776	$2,379	$397
___________

(a)	Includes $680 million in cash held in escrow that was used in January 2013 to settle the TCEH Demand Notes (see Note 8 to Financial Statements).

The increase in available liquidity of $397 million since December 31, 2011 was driven by proceeds from the issuance of $2.25 billion of EFIH Notes (see Note 8 to Financial Statements), partially offset by use of cash of $1.7 billion for the year ended December 31, 2012 reflecting cash used for capital expenditures, including nuclear fuel purchases, and cash used in operating activities. See discussion of cash flows above.

Debt Capacity — We believe that we (excluding the Oncor Ring-Fenced Entities) are permitted under our applicable debt agreements to issue additional debt (in each case, subject to certain exceptions and conditions set forth in our applicable debt documents) as follows:

•
EFH Corp. and EFIH collectively are permitted to issue up to approximately $250 million of additional aggregate principal amount of debt secured by EFIH's equity interest in Oncor Holdings, of which $15 million can be on a first-priority basis and the remainder on a second-priority basis;

•
EFIH is permitted under its debt agreements to issue up to approximately $375 million of additional principal amount of senior unsecured debt (subject to certain exceptions and conditions set forth in its debt agreements). Such unsecured debt may be incurred for, among other things, exchanges for EFH Corp. unsecured debt;

•
TCEH is permitted to issue approximately $2.3 billion of additional aggregate principal amount of debt secured by substantially all of the assets of TCEH and certain of its subsidiaries (of which $410 million can be on a first-priority basis and the remainder on a second-priority basis), and

•	TCEH is permitted to issue an unlimited amount of additional first-priority debt in order to refinance the first-priority debt outstanding under the TCEH Senior Secured Facilities.

These amounts are estimates based on our current interpretation of the covenants set forth in our debt agreements and do not take into account exceptions in the debt agreements that may allow for the incurrence of additional secured or unsecured debt, including, but not limited to, acquisition debt, refinancing debt, capital leases and hedging obligations. Moreover, such amounts could change from time to time as a result of, among other things, the termination of any debt agreement (or specific terms therein) or amendments to the debt agreements that result from negotiations with new or existing lenders. In addition, covenants included in agreements governing additional future debt may impose greater restrictions on our incurrence of secured or unsecured debt. Consequently, the actual amount of senior secured or unsecured debt that we are permitted to incur under our debt agreements could be materially different than the amounts provided above.

Liquidity Needs, Including Capital Expenditures — Capital expenditures and nuclear fuel purchases for 2013 are expected to total approximately $750 million and include:

•	$560 million for investments in TCEH generation facilities, including approximately:

•	$460 million for major maintenance and

•	$100 million for environmental expenditures related to the MATS and other regulations;

•	$140 million for nuclear fuel purchases and

•	$50 million for information technology, nuclear generation development and other corporate investments.

We expect cash flows from operations, cash on hand and availability under our credit facilities discussed in Note 8 to Financial Statements to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for at least the next twelve months.

Pension and OPEB Plan Funding — See Note 13 to Financial Statements and "Significant Activities and Events and Items Influencing Future Performance – Pension Plan Actions" above.

EFIH Toggle Notes Interest Election — EFIH has the option every six months at its discretion, ending with the interest payment due June 2016, to use the payment-in-kind (PIK) feature of its toggle notes ($1.392 billion aggregate principal amount issued in December 2012 and January 2013) in lieu of making cash interest payments. Once EFIH makes a PIK election, the election is valid for each succeeding interest payment period until it revokes the applicable election. Use of the PIK feature will be evaluated at each election period, taking into account market conditions and other relevant factors at such time.

EFIH will make its June 2013 interest payment and expects to make its December 2013 interest payment on the EFIH Toggle Notes by using the PIK feature of those notes. During the applicable PIK interest periods, the interest rate on these notes is increased from 11.25% to 12.25%. As a result of the PIK election, EFIH will increase the aggregate principal amount of the notes by $83 million in June 2013 and is expected to issue an additional $90 million in December 2013. See Note 8 to Financial Statements for further discussion of the EFIH Toggle Notes.

Liquidity Effects of Commodity Hedging and Trading Activities — Commodity hedging and trading transactions typically require a counterparty to post collateral if the forward price of the underlying commodity moves such that the hedging or trading instrument held by such counterparty has declined in value. TCEH uses cash, letters of credit, asset-backed liens and other forms of credit support to satisfy such collateral posting obligations. At December 31, 2012, approximately 85% of the long-term natural gas hedging program transactions were secured by a first-lien interest in the assets of TCEH that is pari passu with the TCEH Senior Secured Facilities, the effect of which is a significant reduction in the liquidity exposure associated with collateral posting requirements for those hedging transactions. See Note 8 to Financial Statements for more information about the TCEH Senior Secured Facilities.

Exchange cleared transactions typically require initial margin (i.e., the upfront cash and/or letter of credit posted to take into account the size and maturity of the positions and credit quality) in addition to variance margin (i.e., the daily cash margin posted to take into account changes in the value of the underlying commodity). The amount of initial margin required is generally defined by exchange rules. Clearing agents, however, typically have the right to request additional initial margin based on various factors including market depth, volatility and credit quality, which may be in the form of cash, letters of credit, a guaranty or other forms as negotiated with the clearing agent. Cash collateral received from counterparties is either used for working capital and other corporate purposes, including reducing short-term borrowings under credit facilities, or is required to be deposited in a separate account and restricted from being used for working capital and other corporate purposes. At December 31, 2012, all cash collateral held was unrestricted. With respect to over-the-counter transactions, counterparties generally have the right to substitute letters of credit for such cash collateral. In such event, the cash collateral previously posted would be returned to such counterparties thereby reducing liquidity in the event that it was not restricted. See Note 17 to Financial Statements regarding restricted cash.

With the natural gas price hedging program, increases in natural gas prices generally result in increased cash collateral and letter of credit postings to counterparties. At December 31, 2012, approximately 65 million MMBtu of positions related to the natural gas price hedging program were not directly secured on an asset-lien basis and thus are subject to cash collateral posting requirements.

At December 31, 2012, TCEH received or posted cash and letters of credit for commodity hedging and trading activities as follows:

•	$69 million in cash has been posted with counterparties for exchange cleared transactions (including initial margin), as compared to $50 million posted at December 31, 2011;

•
$598 million in cash has been received from counterparties, net of $2 million in cash posted, for over-the-counter and other non-exchange cleared transactions, as compared to $1.055 billion received, net of $6 million in cash posted, at December 31, 2011;

•	$376 million in letters of credit have been posted with counterparties, as compared to $363 million posted at December 31, 2011, and

•	$22 million in letters of credit have been received from counterparties, as compared to $103 million received at December 31, 2011.

Income Tax Matters — EFH Corp. files a US federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. EFH Corp. and EFCH are two of the corporate members of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings and TCEH is classified as a disregarded entity for US federal income tax purposes. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group.

EFH Corp. and its subsidiaries (including EFCH, EFIH, and TCEH, but not including Oncor Holdings and Oncor) are bound by a Federal and State Income Tax Allocation Agreement, which provides, among other things, that any corporate member or disregarded entity in the group is required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. EFH Corp., Oncor Holdings and Oncor are parties to a separate tax sharing agreement, which governs the computation of federal income tax liability between EFH Corp., on one hand, and Oncor Holdings and Oncor and its subsidiary, on the other hand, and similarly provides, among other things, that each of Oncor Holdings and Oncor will make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

An excess loss account (ELA) and a deferred intercompany gain (DIG) are reflected in the tax basis of the EFCH stock held by EFH Corp. The difference between EFH Corp.'s tax basis in the stock of EFCH and the amount of the stock investment for financial reporting purposes represents an outside basis difference. Because we have tax strategies available to us that we believe would avoid triggering income tax payments upon a transaction involving our investment in EFCH, we have not recorded deferred income tax liabilities with respect to this outside basis difference. The ELA, totaling approximately $19 billion, was created in connection with the Merger. The DIG, totaling approximately $4 billion, was created as a result of an internal corporate reorganization prior to the Merger. The financing transactions and internal corporate restructurings that created the ELA and DIG involved TCEH and its assets but not EFIH or Oncor Holdings.

The ELA and/or DIG could be triggered as taxable income in certain limited situations, including an EFH Corp. disposition of EFCH stock. The ELA and DIG are not mutually exclusive, and if a triggering event were to occur, the amount reported as taxable income would be less than the total amount of the ELA and DIG.

We have no plans to separate EFCH from EFH Corp. or otherwise enter into a transaction to trigger the ELA or DIG as taxable income. We continue to evaluate various tax strategies to potentially eliminate the ELA and DIG without tax consequences.

Income Tax Payments — In the next twelve months, income tax payments related to the Texas margin tax are expected to total approximately $60 million, and we do not expect to pay any federal income taxes. Net payments totaled $71 million, $37 million and $64 million for the years ended December 31, 2012, 2011 and 2010, respectively.

We cannot reasonably estimate the ultimate amounts and timing of tax payments associated with uncertain tax positions, but expect that no material federal income tax payments related to such positions will be made in the next twelve months (see Note 4 to Financial Statements).

Interest Rate Swap Transactions — See Note 8 to Financial Statements for discussion of TCEH's interest rate swaps.

Accounts Receivable Securitization Program — TCEH participates in an accounts receivable securitization program with financial institutions. In accordance with transfers and servicing accounting standards, the trade accounts receivable amounts under the program are reported as pledged balances and the related funding amounts are reported as short-term borrowings. Under the program, TXU Energy (originator) sells retail trade accounts receivable to TXU Energy Receivables Company, a consolidated, wholly-owned, bankruptcy-remote, direct subsidiary of TCEH. TXU Energy Receivables Company borrows funds from entities established for this purpose by the participating financial institutions using the accounts receivable as collateral. All new trade receivables under the program generated by the originator are continuously purchased by TXU Energy Receivables Company with the proceeds from collections of receivables previously purchased. Funding under the program and its predecessor totaled $82 million and $104 million at December 31, 2012 and 2011, respectively. See Note 7 to Financial Statements.

Distributions of Earnings from Oncor Holdings — Oncor Holdings' distributions of earnings to us totaled $147 million, $116 million and $169 million for the years ended December 31, 2012, 2011 and 2010, respectively. We also received a distribution totaling $31 million from Oncor Holdings on February 15, 2013. See Note 2 to Financial Statements for discussion of limitations on amounts Oncor can distribute to its members.

In 2009, the PUCT awarded certain CREZ construction projects to Oncor. See discussion above under "Significant Activities and Events and Items Influencing Future Performance – Oncor Matters with the PUCT." As a result of the increased capital expenditures for CREZ and the debt-to-equity ratio cap, our distributions from Oncor could be substantially reduced or temporarily discontinued during the CREZ construction period, which is expected to be largely completed by the end of 2013.

Capitalization — Our capitalization ratios consisted of 140.6% and 128.1% long-term debt, less amounts due currently, and (40.6)% and (28.1)% common stock equity, at December 31, 2012 and 2011, respectively. Total debt to capitalization, including short-term debt, was 137.5% and 127.3% at December 31, 2012 and 2011, respectively.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — The terms of the TCEH Senior Secured Facilities contain a maintenance covenant with respect to leverage ratio. At December 31, 2012, we were in compliance with such covenant.

Covenants and Restrictions under Financing Arrangements — The TCEH Senior Secured Facilities and the indentures governing substantially all of the debt EFH Corp.'s subsidiaries (excluding Oncor) have issued in connection with, and subsequent to, the Merger contain covenants that could have a material impact on our liquidity and operations. In particular, the TCEH Senior Secured Facilities include a requirement to timely deliver to the lenders copies of audited annual financial statements that are not qualified as to the status of TCEH and its subsidiaries as a going concern.

Adjusted EBITDA (as used in the restricted payments covenant contained in the indenture governing the EFH Corp. Senior Notes) for the year ended December 31, 2012 totaled $5.257 billion for EFH Corp. See Exhibits 99(b), 99(c) and 99(d) for a reconciliation of net income (loss) to Adjusted EBITDA for EFH Corp., TCEH and EFIH, respectively, for the years ended December 31, 2012 and 2011.

The table below summarizes TCEH's secured debt to Adjusted EBITDA ratio under the maintenance covenant in the TCEH Senior Secured Facilities and various other financial ratios of EFH Corp., EFIH and TCEH that are applicable under certain other thresholds in the TCEH Senior Secured Facilities and the indentures governing the TCEH Senior Notes, the TCEH Senior Secured Notes, the TCEH Senior Secured Second Lien Notes, the EFH Corp. Senior Notes and the EFIH Notes at December 31, 2012 and 2011. The debt incurrence and restricted payments/limitations on investments covenants thresholds described below represent levels that must be met in order for EFH Corp., EFIH or TCEH to incur certain permitted debt or make certain restricted payments and/or investments. EFH Corp. and its consolidated subsidiaries are in compliance with their maintenance covenants. In January 2013, in accordance with amendments to the terms of the EFH Corp. Senior Secured Notes and their governing indentures, restrictive covenants to the notes were removed. Accordingly, the related coverage ratios are not reflected below (see Note 8 to Financial Statements).

	December 31, 2012	December 31, 2011	Threshold Level at December 31, 2012
Maintenance Covenant:
TCEH Senior Secured Facilities:
Secured debt to Adjusted EBITDA ratio (a)	5.88 to 1.00	5.78 to 1.00	Must not exceed 8.00 to 1.00 (b)
Debt Incurrence Thresholds:
EFIH Notes:
EFIH fixed charge coverage ratio (c)	0.3 to 1.0	(d)	At least 2.0 to 1.0
TCEH Senior Notes, Senior Secured Notes and Senior Secured Second Lien Notes:
TCEH fixed charge coverage ratio	1.2 to 1.0	1.3 to 1.0	At least 2.0 to 1.0
TCEH Senior Secured Facilities:
TCEH fixed charge coverage ratio	1.2 to 1.0	1.3 to 1.0	At least 2.0 to 1.0
Restricted Payments/Limitations on Investments Thresholds:
EFH Corp. Senior Notes:
General restrictions (Sponsor Group payments):
EFH Corp. leverage ratio	10.1 to 1.0	9.7 to 1.0	Equal to or less than 7.0 to 1.0
EFIH Notes:
General restrictions (non-EFH Corp. payments):
EFIH fixed charge coverage ratio (c) (e)	2.1 to 1.0	81.7 to 1.0	At least 2.0 to 1.0
General restrictions (EFH Corp. payments):
EFIH fixed charge coverage ratio (c) (e)	0.3 to 1.0	(d)	At least 2.0 to 1.0
EFIH leverage ratio	7.0 to 1.0	5.3 to 1.0	Equal to or less than 6.0 to 1.0
TCEH Senior Notes, Senior Secured Notes and Senior Secured Second Lien Notes:
TCEH fixed charge coverage ratio	1.2 to 1.0	1.3 to 1.0	At least 2.0 to 1.0
TCEH Senior Secured Facilities:
Payments to Sponsor Group:
TCEH total debt to Adjusted EBITDA ratio	8.5 to 1.0	8.7 to 1.0	Equal to or less than 6.5 to 1.0
___________

(a)
At December 31, 2012, includes actual Adjusted EBITDA for the more recently constructed Oak Grove (1 and 2) generation units and the Sandow 5 generation unit and all outstanding debt under the Delayed Draw Term Loan. At December 31, 2011, includes pro forma Adjusted EBITDA for the Oak Grove 2 unit as well as actual Adjusted EBITDA for Sandow 5 and Oak Grove 1 units and all outstanding debt under the Delayed Draw Term Loan.

(b)
Calculation excludes secured debt that ranks junior to the TCEH Senior Secured Facilities and up to $1.5 billion ($906 million excluded at December 31, 2012) principal amount of TCEH senior secured first lien notes whose proceeds are used to prepay term loans or deposit letter of credit loans under the TCEH Senior Secured Facilities.

(c)	The December 31, 2012 calculation excludes interest income on the EFH Corp. Senior Notes that EFIH returned as a dividend to EFH Corp. in January 2013 (see Note 8 to Financial Statements).

(d)	EFIH meets the ratio threshold. Because EFIH's interest income exceeds interest expense, the result of the ratio calculation is not meaningful.

(e)
The EFIH fixed charge coverage ratio for non-EFH Corp. payments includes the results of Oncor Holdings and its subsidiaries. The EFIH fixed charge coverage ratio for EFH Corp. payments excludes the results of Oncor Holdings and its subsidiaries.

Material Credit Rating Covenants and Credit Worthiness Effects on Liquidity — As a result of TCEH's non-investment grade credit rating and considering collateral thresholds of certain retail and wholesale commodity contracts, at December 31, 2012, counterparties to those contracts could have required TCEH to post up to an aggregate of $20 million in additional collateral. This amount largely represents the below market terms of these contracts at December 31, 2012; thus, this amount will vary depending on the value of these contracts on any given day.

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP's obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH's below investment grade credit rating, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. The amount of collateral support required to be posted, as well as the time period of transition charges covered, varies by utility. At December 31, 2012, TCEH has posted collateral support in the form of letters of credit to the applicable utilities in an aggregate amount equal to $26 million, with $11 million of this amount posted for the benefit of Oncor.

The PUCT has rules in place to assure adequate credit worthiness of each REP, including the ability to return customer deposits, if necessary. Under these rules, at December 31, 2012, TCEH posted letters of credit in the amount of $71 million, which are subject to adjustments.

The RRC has rules in place to assure that parties can meet their mining reclamation obligations, including through self-bonding when appropriate. If Luminant Generation Company LLC (a subsidiary of TCEH) does not continue to meet the self-bonding requirements as applied by the RRC, TCEH may be required to post cash, letter of credit or other tangible assets as collateral support in an amount currently estimated to be approximately $850 million to $1.1 billion. The actual amount (if required) could vary depending upon numerous factors, including the amount of Luminant Generation Company LLC's self-bond accepted by the RRC and the level of mining reclamation obligations.

ERCOT has rules in place to assure adequate credit worthiness of parties that participate in the "day-ahead," "real-time" and congestion revenue rights markets operated by ERCOT. Under these rules, TCEH has posted collateral support, predominantly in the form of letters of credit, totaling $190 million at December 31, 2012 (which is subject to daily adjustments based on settlement activity with ERCOT).

Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH would be required to post a letter of credit in an amount equal to $170 million to secure its payment obligations to Oncor in the event, which has not occurred, two or more rating agencies downgrade Oncor's credit ratings below investment grade.

Other arrangements of EFH Corp. and its subsidiaries, including Oncor's credit facility, the accounts receivable securitization program (see Note 7 to Financial Statements) and certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the relevant credit ratings.

Material Cross Default/Acceleration Provisions — Certain of our financing arrangements contain provisions that could result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as "cross default" or "cross acceleration" provisions.

A default by TCEH or any of its restricted subsidiaries in respect of indebtedness, excluding indebtedness relating to the accounts receivable securitization program, in an aggregate amount in excess of $200 million may result in a cross default under the TCEH Senior Secured Facilities. Under these facilities, such a default will allow the lenders to accelerate the maturity of outstanding balances ($22.276 billion at December 31, 2012) under such facilities.

The indentures governing the TCEH Senior Notes, TCEH Senior Secured Notes and the TCEH Senior Secured Second Lien Notes contain a cross acceleration provision where a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of TCEH or any of its restricted subsidiaries in an aggregate amount equal to or greater than $250 million may cause the acceleration of the TCEH Senior Notes, TCEH Senior Secured Notes and TCEH Senior Secured Second Lien Notes.

Under the terms of a TCEH rail car lease, which had $41 million in remaining lease payments at December 31, 2012 and terminates in 2017, if TCEH failed to perform under agreements causing its indebtedness in an aggregate principal amount of $100 million or more to become accelerated, the lessor could, among other remedies, terminate the lease and effectively accelerate the payment of any remaining lease payments due under the lease.

Under the terms of another TCEH rail car lease, which had $44 million in remaining lease payments at December 31, 2012 and terminates in 2028, if obligations of TCEH in excess of $200 million in the aggregate for payments of obligations to third party creditors under lease agreements, deferred purchase agreements or loan or credit agreements are accelerated prior to their original stated maturity, the lessor could, among other remedies, terminate the lease and effectively accelerate the payment of any remaining lease payments due under the lease.

The indentures governing the EFIH Notes contain a cross acceleration provision whereby a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of EFIH or any of its restricted subsidiaries or of any debt that EFIH guarantees in an aggregate amount equal to or greater than $250 million may cause the acceleration of the EFIH Notes.

The accounts receivable securitization program contains a cross default provision with a threshold of $200 million that applies in the aggregate to the originator, any parent guarantor of an originator or any subsidiary acting as collection agent under the program. TXU Energy Receivables Company (a direct subsidiary of TCEH) has a cross default threshold of $50,000. If any of these cross default provisions were triggered, the program could be terminated.

We enter into energy-related and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if we were to default under an obligation in respect of borrowings in excess of thresholds, which vary, stated in the contracts. The subsidiaries whose default would trigger cross default vary depending on the contract.

Each of TCEH's natural gas hedging agreements and interest rate swap agreements that are secured with a lien on its assets on a pari passu basis with the TCEH Senior Secured Facilities and TCEH Senior Secured Notes contain a cross default provision. In the event of a default by TCEH or any of its subsidiaries relating to indebtedness (such amounts varying by contract but ranging from $200 million to $250 million) that results in the acceleration of such debt, then each counterparty under these hedging agreements would have the right to terminate its hedge or interest rate swap agreement with TCEH and require all outstanding obligations under such agreement to be settled.

Other arrangements, including leases, have cross default provisions, the triggering of which would not be expected to result in a significant effect on liquidity.

Long-Term Contractual Obligations and Commitments — The following table summarizes our contractual cash obligations at December 31, 2012 (see Notes 8 and 9 to Financial Statements for additional disclosures regarding these long-term debt and noncancellable purchase obligations).

Contractual Cash Obligations:	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Long-term debt – principal (a)	$91	$7,332	$18,589	$11,878	$37,890
Long-term debt – interest (b)	3,328	6,318	4,870	4,628	19,144
Operating and capital leases (c)	63	101	125	172	461
Obligations under commodity purchase and services agreements (d)	945	1,179	528	870	3,522
Total contractual cash obligations	$4,427	$14,930	$24,112	$17,548	$61,017
___________

(a)
Excludes short-term borrowings (including $2.054 billion of borrowings under the TCEH Revolving Credit Facilities that mature in 2016), capital lease obligations (shown separately), unamortized premiums and discounts and fair value premiums and discounts related to purchase accounting. Also excludes $83 million of additional principal amount of notes expected to be issued in June 2013 and due in 2018, reflecting the election of the PIK feature on toggle notes as discussed above under "EFIH Toggle Notes Interest Election."

(b)
Includes net amounts payable under interest rate swaps. Variable interest payments and net amounts payable under interest rate swaps are calculated based on interest rates in effect at December 31, 2012.

(c)	Includes short-term noncancellable leases.

(d)
Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing and other purchase commitments. Amounts presented for variable priced contracts reflect the year-end 2012 price for all periods except where contractual price adjustment or index-based prices are specified.

The following are not included in the table above:

•	arrangements between affiliated entities and intercompany debt (see Note 15 to Financial Statements);

•
individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancellable without payment of a substantial cancellation penalty;

•	employment contracts with management, and

•
liabilities related to uncertain tax positions totaling $1.788 billion (as well as accrued interest totaling $217 million) discussed in Note 4 to Financial Statements as the ultimate timing of payment, if any, is not known.

Guarantees — See Note 9 to Financial Statements for details of guarantees.

OFF–BALANCE SHEET ARRANGEMENTS

See Notes 2 and 9 to Financial Statements regarding VIEs and guarantees, respectively.

COMMITMENTS AND CONTINGENCIES

See Note 9 to Financial Statements for discussion of commitments and contingencies.

CHANGES IN ACCOUNTING STANDARDS

There have been no recently issued accounting standards effective after December 31, 2012 that are expected to materially impact our financial statements.

Item7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

Market risk is the risk that we may experience a loss in value as a result of changes in market conditions affecting factors, such as commodity prices and interest rates, that may be experienced in the ordinary course of business. Our exposure to market risk is affected by a number of factors, including the size, duration and composition of our energy and financial portfolio, as well as the volatility and liquidity of markets. Instruments used to manage this exposure include interest rate swaps to manage interest rate risk related to debt, as well as exchange-traded, over-the-counter contracts and other contractual arrangements to manage commodity price risk.

Risk Oversight

We manage the commodity price, counterparty credit and commodity-related operational risk related to the competitive energy business within limitations established by senior management and in accordance with overall risk management policies. Interest rate risk is managed centrally by the corporate treasury function. Market risks are monitored by risk management groups that operate independently of the wholesale commercial operations, utilizing defined practices and analytical methodologies. These techniques measure the risk of change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, position review, Value at Risk (VaR) methodologies and stress test scenarios. Key risk control activities include, but are not limited to, transaction review and approval (including credit review), operational and market risk measurement, transaction authority oversight, validation of transaction capture, market price validation and reporting, portfolio valuation and reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

We have a corporate risk management organization that is headed by the Chief Financial Officer, who also functions as the Chief Risk Officer. The Chief Risk Officer, through his designees, enforces applicable risk limits, including the respective policies and procedures to ensure compliance with such limits, and evaluates the risks inherent in our businesses.

Commodity Price Risk

The competitive business is subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products it markets or purchases. We actively manage the portfolio of owned generation assets, fuel supply and retail sales load to mitigate the near-term impacts of these risks on results of operations. Similar to other participants in the market, we cannot fully manage the long-term value impact of structural declines or increases in natural gas and power prices and spark spreads (differences between the market price of electricity and its cost of production).

In managing energy price risk, we enter into a variety of market transactions including, but not limited to, short- and long-term contracts for physical delivery, exchange-traded and over-the-counter financial contracts and bilateral contracts with customers. Activities include hedging, the structuring of long-term contractual arrangements and proprietary trading. We continuously monitor the valuation of identified risks and adjust positions based on current market conditions. We strive to use consistent assumptions regarding forward market price curves in evaluating and recording the effects of commodity price risk.

Natural Gas Price Hedging Program — See "Significant Activities and Events and Items Influencing Future Performance" above for a description of the program, including potential effects on reported results.

VaR Methodology — A VaR methodology is used to measure the amount of market risk that exists within the portfolio under a variety of market conditions. The resultant VaR produces an estimate of a portfolio's potential for loss given a specified confidence level and considers, among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities.

A Monte Carlo simulation methodology is used to calculate VaR and is considered by management to be the most effective way to estimate changes in a portfolio's value based on assumed market conditions for liquid markets. The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e., the time necessary for management action, such as to liquidate positions); and (iii) historical estimates of volatility and correlation data.

Trading VaR — This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts entered into for trading purposes based on a 95% confidence level and an assumed holding period of five to 60 days.

	Year Ended December 31,
	2012	2011
Month-end average Trading VaR:	$7	$4
Month-end high Trading VaR:	$12	$8
Month-end low Trading VaR:	$1	$1
VaR for Energy-Related Contracts Subject to Mark-to-Market (MtM) Accounting — This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts marked-to-market in net income (principally hedges not accounted for as cash flow hedges and trading positions), based on a 95% confidence level and an assumed holding period of five to 60 days.

	Year Ended December 31,
	2012	2011
Month-end average MtM VaR:	$132	$195
Month-end high MtM VaR:	$206	$268
Month-end low MtM VaR:	$96	$121

Earnings at Risk (EaR) — This measurement estimates the potential reduction of pretax earnings for the periods presented, due to changes in market conditions, of all energy-related contracts marked-to-market in net income and contracts not marked-to-market in net income that are expected to be settled within the fiscal year (physical purchases and sales of commodities). A 95% confidence level and a five to 60 day holding period are assumed in determining EaR.

	Year Ended December 31,
	2012	2011
Month-end average EaR:	$109	$170
Month-end high EaR:	$161	$228
Month-end low EaR:	$77	$121

The increase in the Trading VaR risk measure above reflected higher near-term market volatility and an increase in trading positions. The decreases in the MtM VaR and EaR risk measures above reflected a reduction of positions in the natural gas price hedging program due to maturities and lower forward natural gas prices.

Interest Rate Risk

The table below provides information concerning our financial instruments at December 31, 2012 and 2011 that are sensitive to changes in interest rates, which consist of debt obligations and interest rate swaps. We have entered into interest rate swaps under which we have exchanged fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments under our credit facilities. In addition, we have entered into certain interest rate basis swaps to further reduce borrowing costs as discussed in Note 8 to Financial Statements. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. Average interest rate and average receive rate for variable rate instruments are based on rates in effect at December 31, 2012. See Note 8 to Financial Statements for a discussion of debt obligations.

	Expected Maturity Date
	(millions of dollars, except percentages)
	2013	2014	2015	2016	2017	There- after	2012 Total Carrying Amount	2012 Total Fair Value	2011 Total Carrying Amount	2011 Total Fair Value
Long-term debt (including current maturities):
Fixed rate debt amount (a)	$91	$141	$3,147	$1,769	$640	$11,673	$17,461	$11,999	$15,464	$10,249
Average interest rate (b)	7.24%	5.93%	10.24%	11.22%	7.71%	10.95%	10.67%		10.29%
Variable rate debt amount	$—	$3,890	$154	$154	$16,026	$205	$20,429	$13,891	$20,429	$13,153
Average interest rate	—%	3.76%	4.75%	4.75%	4.74%	0.23%	4.51%		4.54%
Total debt	$91	$4,031	$3,301	$1,923	$16,666	$11,878	$37,890	$25,890	$35,893	$23,402
Debt swapped to fixed:
Amount (c)	$1,600	$16,860	$3,000	$—	$9,600	$—
Average pay rate	8.53%	8.24%	6.85%	—%	8.95%	—%
Average receive rate	4.81%	4.81%	4.87%	—%	4.88%	—%
Variable basis swaps:
Amount	$10,917	$1,050	$—	$—	$—	$—	$11,967		$19,167
Average pay rate	0.33%	0.32%	—%	—%	—	—	0.33%		0.39%
Average receive rate	0.21%	0.21%	—%	—%	—	—	0.21%		0.26%
___________

(a)
Reflects the remarketing date and not the maturity date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 8 to Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.

(b)	Reflects 11.25% cash rate for EFIH Toggle Notes.

(c)
$18.46 billion notional amount outstanding that matures in 2013 through October 2014 and $12.6 billion notional amount beginning October 2014 that mature through October 2017. Notional amounts maturing in 2013 will be replaced by accretion of existing swaps maturing through October 2014.

At December 31, 2012, the potential reduction of annual pretax earnings over the next twelve months due to a one percentage-point (100 basis points) increase in floating interest rates on long-term debt totaled $11 million, taking into account the interest rate swaps discussed in Note 8 to Financial Statements.

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties. We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies prescribe practices for evaluating a potential counterparty's financial condition, credit rating and other quantitative and qualitative credit criteria and authorize specific risk mitigation tools including, but not limited to, use of standardized master agreements that allow for netting of positive and negative exposures associated with a single counterparty. We have processes for monitoring and managing credit exposure of our businesses including methodologies to analyze counterparties' financial strength, measurement of current and potential future exposures and contract language that provides rights for netting and setoff. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to assess overall credit exposure. This evaluation results in establishing exposure limits or collateral requirements for entering into an agreement with a counterparty that creates exposure. Further, we have established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Prospective material changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

Credit Exposure — Our gross exposure to credit risk associated with trade accounts receivable (retail and wholesale) and net asset positions (before credit collateral) arising from commodity contracts and hedging and trading activities totaled $1.321 billion at December 31, 2012. The components of this exposure are discussed in more detail below.

Assets subject to credit risk at December 31, 2012 include $454 million in retail trade accounts receivable before taking into account cash deposits held as collateral for these receivables totaling $64 million. The risk of material loss (after consideration of bad debt allowances) from nonperformance by these customers is unlikely based upon historical experience. Allowances for uncollectible accounts receivable are established for the potential loss from nonpayment by these customers based on historical experience, market or operational conditions and changes in the financial condition of large business customers.

The remaining credit exposure arises from wholesale trade receivables, commodity contracts and hedging and trading activities, including interest rate hedging. Counterparties to these transactions include energy companies, financial institutions, electric utilities, independent power producers, oil and gas producers, local distribution companies and energy trading and marketing companies. At December 31, 2012, the exposure to credit risk from these counterparties totaled $867 million taking into account the netting provisions of the master agreements described above but before taking into account $612 million in credit collateral (cash, letters of credit and other credit support). The net exposure (after credit collateral) of $255 million decreased $326 million for the year ended December 31, 2012, driven by maturities of positions in the natural gas price hedging program.

Of this $255 million net exposure, essentially all is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies' published ratings and our internal credit evaluation process. Those customers and counterparties without a S&P rating of at least BBB- or similar rating from another major rating agency are rated using internal credit methodologies and credit scoring models to estimate a S&P equivalent rating. The company routinely monitors and manages credit exposure to these customers and counterparties on this basis.

The following table presents the distribution of credit exposure at December 31, 2012 arising from wholesale trade receivables, commodity contracts and hedging and trading activities. This credit exposure represents wholesale trade accounts receivable and net asset positions in the balance sheet arising from hedging and trading activities after taking into consideration netting provisions within each contract, setoff provisions in the event of default and any master netting contracts with counterparties. Credit collateral includes cash and letters of credit, but excludes other credit enhancements such as liens on assets. See Note 12 to Financial Statements for further discussion of portions of this exposure related to activities marked-to-market in the financial statements.

				Gross Exposure by Maturity
	Exposure Before Credit Collateral	Credit Collateral	Net Exposure	2 years or less	Between 2-5 years	Greater than 5 years	Total
Investment grade	$866	$612	$254	$866	$—	$—	$866
Noninvestment grade	1	—	1	1	—	—	1
Totals	$867	$612	$255	$867	$—	$—	$867
Investment grade	99.9%		99.6%
Noninvestment grade	0.1%		0.4%

In addition to the exposures in the table above, contracts classified as "normal" purchase or sale and non-derivative contractual commitments are not marked-to-market in the financial statements. Such contractual commitments may contain pricing that is favorable considering current market conditions and therefore represent economic risk if the counterparties do not perform. Nonperformance could have a material impact on future results of operations, liquidity and financial condition.

Significant (10% or greater) concentration of credit exposure exists with three counterparties, which represented 19%, 15% and 10% of the $255 million net exposure. We view exposure to these counterparties to be within an acceptable level of risk tolerance due to the counterparties' credit ratings, each of which is rated as investment grade, and the importance of our business relationship with the counterparties.

With respect to credit risk related to the natural gas price hedging program, all of the transaction volumes are with counterparties that have an investment grade credit rating. However, there is current and potential credit concentration risk related to the limited number of counterparties that comprise the substantial majority of the program, with such counterparties being in the banking and financial sector. The transactions with these counterparties contain certain credit rating provisions that would require the counterparties to post collateral in the event of a material downgrade in the credit rating of the counterparties. An event of default by one or more hedge counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts are owed to the counterparties related to the commodity contracts or delays in receipts of expected settlements if the hedge counterparties owe amounts to us. While the potential concentration of risk with these counterparties is viewed to be within an acceptable risk tolerance, the exposure to hedge counterparties is managed through the various ongoing risk management measures described above.

FORWARD-LOOKING STATEMENTS

This report and other presentations made by us contain "forward-looking statements." All statements, other than statements of historical facts, that are included in this report, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as financial or operational projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our businesses and operations (often, but not always, through the use of words or phrases such as "intends," "plans," "will likely," "unlikely," "expected," "anticipated," "estimated," "should," "projection," "target," "goal," "objective" and "outlook"), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under Item 1A, "Risk Factors" and the discussion under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this report and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

•
prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the US Congress, the US Federal Energy Regulatory Commission, the NERC, the TRE, the PUCT, the RRC, the NRC, the EPA, the TCEQ, the US Mine Safety and Health Administration and the US Commodity Futures Trading Commission, with respect to, among other things:

◦	allowed prices;

◦	allowed rates of return;

◦	permitted capital structure;

◦	industry, market and rate structure;

◦	purchased power and recovery of investments;

◦	operations of nuclear generation facilities;

◦	operations of fossil-fueled generation facilities;

◦	operations of mines;

◦	acquisition and disposal of assets and facilities;

◦	development, construction and operation of facilities;

◦	decommissioning costs;

◦	present or prospective wholesale and retail competition;

◦	changes in tax laws and policies;

◦	changes in and compliance with environmental and safety laws and policies, including the CSAPR, MATS and climate change initiatives, and

◦	clearing over the counter derivatives through exchanges and posting of cash collateral therewith;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	economic conditions, including the impact of an economic downturn;

•	our ability to collect trade receivables from counterparties;

•	our ability to attract and retain profitable customers;

•	our ability to profitably serve our customers;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices, including the price of natural gas;

•	changes in prices of transportation of natural gas, coal, crude oil and refined products;

•	changes in market heat rates in the ERCOT electricity market;

•	our ability to effectively hedge against unfavorable commodity prices, including the price of natural gas, market heat rates and interest rates;

•	weather conditions, including drought and limitations on access to water, and other natural phenomena, and acts of sabotage, wars or terrorist or cybersecurity threats or activities;

•	population growth or decline, or changes in market supply or demand and demographic patterns, particularly in ERCOT;

•	changes in business strategy, development plans or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

•	changes in operating expenses, liquidity needs and capital expenditures;

•	commercial bank market and capital market conditions and the potential impact of disruptions in US and international credit markets;

•	the willingness of our lenders to extend the maturities of our debt instruments and the terms and conditions of any such extensions;

•	access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in capital markets;

•	activity in the credit default swap market related to our debt instruments;

•	restrictions placed on us by the agreements governing our debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on, or refinance, our debt instruments;

•	our ability to successfully execute our liability management program or otherwise address our debt maturities;

•	any defaults under certain of our financing arrangements that could trigger cross default or cross acceleration provisions under other financing arrangements;

•	our ability to make intercompany loans or otherwise transfer funds among different entities in our corporate structure;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	changes in technology used by and services offered by us;

•	changes in electricity transmission that allow additional electricity generation to compete with our generation assets;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•
changes in assumptions used to estimate costs of providing employee benefits, including medical and dental benefits, pension and OPEB, and future funding requirements related thereto, including joint and several liability exposure under ERISA;

•	changes in assumptions used to estimate future executive compensation payments;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	significant changes in critical accounting policies;

•	actions by credit rating agencies;

•	adverse claims by our creditors or holders of our debt securities;

•	our ability to effectively execute our operational strategy, and

•	our ability to implement cost reduction initiatives.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this report are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the PUCT and NYMEX. We did not commission any of these publications or reports. Some data is also based on good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this report. Similarly, while we believe that such internal and external research is reliable, it has not been verified by any independent sources, and we make no assurances that the predictions contained therein are accurate.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Energy Future Holdings Corp.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Energy Future Holdings Corp. and subsidiaries ("EFH Corp.") as of December 31, 2012 and 2011, and the related statements of consolidated income (loss), comprehensive income (loss), cash flows and equity for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and financial statement schedule are the responsibility of EFH Corp.'s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Energy Future Holdings Corp. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

EFH Corp. continues to experience net losses, has substantial indebtedness and has significant cash interest requirements. EFH Corp.'s ability to satisfy its obligations in October 2014, which include the maturities of $3.8 billion of TCEH Term Loan Facilities, is dependent upon the completion of one or more actions discussed in Note 1 to the consolidated financial statements. Also see Note 8 to the consolidated financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), EFH Corp.'s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2013 expressed an unqualified opinion on EFH Corp.'s internal control over financial reporting.

/s/ Deloitte & Touche LLP
Dallas, Texas
February 19, 2013

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS)

	Year Ended December 31,
	2012	2011	2010
	(millions of dollars)
Operating revenues	$5,636	$7,040	$8,235
Fuel, purchased power costs and delivery fees	(2,816)	(3,396)	(4,371)
Net gain from commodity hedging and trading activities	389	1,011	2,161
Operating costs	(888)	(924)	(837)
Depreciation and amortization	(1,373)	(1,499)	(1,407)
Selling, general and administrative expenses	(674)	(742)	(751)
Franchise and revenue-based taxes	(80)	(96)	(106)
Impairment of goodwill (Note 3)	(1,200)	—	(4,100)
Other income (Note 6)	30	118	2,051
Other deductions (Note 6)	(380)	(553)	(31)
Interest income	2	2	10
Interest expense and related charges (Note 17)	(3,508)	(4,294)	(3,554)
Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(4,862)	(3,333)	(2,700)
Income tax (expense) benefit (Note 5)	1,232	1,134	(389)
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 2)	270	286	277
Net loss	$(3,360)	$(1,913)	$(2,812)

See Notes to Financial Statements.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2012	2011	2010
	(millions of dollars)
Net loss	$(3,360)	$(1,913)	$(2,812)
Other comprehensive income, net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax (expense) benefit of $(90), $(24) and $8) (Note 13)	166	45	(13)
Cash flow hedges — Net decrease in fair value of derivatives held by unconsolidated subsidiary (net of tax benefit of $—, $13 and $—)	—	(23)	—
Cash flow hedges derivative value net loss related to hedged transactions recognized during the period and reported in:
Net loss (net of tax benefit of $3, $10 and $31)	7	19	59
Equity in earnings of unconsolidated subsidiaries (net of tax benefit of $1, $— and $—)	2	—	—
Total other comprehensive income	175	41	46
Comprehensive loss	$(3,185)	$(1,872)	$(2,766)

See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(millions of dollars)
Cash flows — operating activities:
Net loss	$(3,360)	$(1,913)	$(2,812)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,552	1,743	1,689
Deferred income tax expense (benefit), net	(1,252)	(1,219)	604
Impairment of goodwill (Note 3)	1,200	—	4,100
Unrealized net (gain) loss from mark-to-market valuations of commodity positions	1,526	(58)	(1,221)
Unrealized net (gain) loss from mark-to-market valuations of interest rate swaps (Note 8)	(172)	812	207
Interest expense on toggle notes payable in additional principal (Notes 8 and 17)	209	219	446
Amortization of debt related costs, discounts, fair value discounts and losses on dedesignated cash flow hedges (Note 17)	238	267	280
Equity in earnings of unconsolidated subsidiaries	(270)	(286)	(277)
Distributions of earnings from unconsolidated subsidiaries	147	116	169
Charges related to pension plan actions (Note 13)	285	—	—
Impairment of emissions allowances intangible assets (Note 3)	—	418	—
Other asset impairments (Note 6)	71	9	—
Third-party fees related to debt amendment and extension (Note 6) (reported as financing)	—	100	—
Debt extinguishment gains (Notes 6 and 8)	—	(51)	(1,814)
Gain on termination of long-term power sales contract (Note 6)	—	—	(116)
Bad debt expense (Note 7)	26	56	108
Accretion expense related primarily to mining reclamation obligations (Note 17)	37	48	57
Stock-based incentive compensation expense	11	13	19
Net (gain) loss on sale of assets	4	(3)	(81)
Other, net	—	(6)	8
Changes in operating assets and liabilities:
Accounts receivable — trade	21	176	258
Impact of accounts receivable securitization program (Note 7)	—	—	(383)
Inventories	19	(23)	(6)
Accounts payable — trade	(142)	(120)	(93)
Payables due to unconsolidated subsidiary	(118)	(78)	—
Commodity and other derivative contractual assets and liabilities	9	(31)	(44)
Margin deposits, net	(476)	540	132
Other — net assets	(61)	(7)	21
Other — net liabilities	(322)	119	(145)
Cash provided by (used in) operating activities	$(818)	$841	$1,106

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(millions of dollars)
Cash flows — financing activities:
Issuances of long-term debt (Note 8)	$2,253	$1,750	$853
Repayments/repurchases of long-term debt (Note 8)	(41)	(1,431)	(1,351)
Net short-term borrowings under accounts receivable securitization program (Note 7)	(22)	8	96
Increase (decrease) in other short-term borrowings (Note 8)	1,384	(455)	172
Decrease in note payable to unconsolidated subsidiary (Note 15)	(20)	(39)	(37)
Settlement of agreements with unconsolidated affiliate (Note 15)	(159)	—	—
Sale/leaseback of equipment	15	—	—
Contributions from noncontrolling interests	7	16	32
Debt amendment, exchange and issuance costs and discounts, including third-party fees expensed	(44)	(857)	(62)
Other, net	—	(6)	33
Cash provided by (used in) financing activities	3,373	(1,014)	(264)
Cash flows — investing activities:
Capital expenditures	(664)	(552)	(838)
Nuclear fuel purchases	(213)	(132)	(106)
Proceeds from sales of assets	2	52	147
Restricted cash related to debt issuance (Note 8)	(680)	—	—
Reduction of restricted cash related to TCEH Letter of Credit Facility (Note 8)	—	188	—
Other changes in restricted cash	129	(96)	(33)
Proceeds from sales of environmental allowances and credits	—	10	12
Purchases of environmental allowances and credits	(25)	(17)	(30)
Proceeds from sales of nuclear decommissioning trust fund securities	106	2,419	974
Investments in nuclear decommissioning trust fund securities	(122)	(2,436)	(990)
Redemption of investment with derivative counterparty	—	—	400
Other, net	(1)	29	(4)
Cash used in investing activities	(1,468)	(535)	(468)

Net change in cash and cash equivalents	1,087	(708)	374
Effect of deconsolidation of Oncor Holdings	—	—	(29)
Cash and cash equivalents — beginning balance	826	1,534	1,189
Cash and cash equivalents — ending balance	$1,913	$826	$1,534

See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$1,913	$826
Restricted cash (Note 17)	680	129
Trade accounts receivable — net (includes $445 and $524 in pledged amounts related to a VIE (Notes 2 and 7))	718	767
Inventories (Note 17)	393	418
Commodity and other derivative contractual assets (Note 12)	1,595	3,025
Margin deposits related to commodity positions	71	56
Other current assets	143	82
Total current assets	5,513	5,303
Restricted cash (Note 17)	947	947
Receivable from unconsolidated subsidiary (Note 15)	825	1,235
Investment in unconsolidated subsidiary (Note 2)	5,850	5,720
Other investments (Note 17)	767	709
Property, plant and equipment — net (Note 17)	18,705	19,427
Goodwill (Note 3)	4,952	6,152
Identifiable intangible assets — net (Note 3)	1,755	1,845
Commodity and other derivative contractual assets (Note 12)	586	1,552
Other noncurrent assets, primarily unamortized debt amendment and issuance costs	1,070	1,187
Total assets	$40,970	$44,077
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings (includes $82 and $104 related to a VIE (Notes 2 and 8))	$2,136	$774
Long-term debt due currently (Note 8)	103	47
Trade accounts payable	394	574
Payables due to unconsolidated subsidiary (Note 15)	19	177
Commodity and other derivative contractual liabilities (Note 12)	1,044	1,950
Margin deposits related to commodity positions	600	1,061
Accumulated deferred income taxes (Note 5)	48	54
Accrued interest	571	480
Other current liabilities	353	497
Total current liabilities	5,268	5,614
Accumulated deferred income taxes (Note 5)	2,828	3,989
Commodity and other derivative contractual liabilities (Note 12)	1,556	1,692
Notes or other liabilities due to unconsolidated subsidiary (Note 15)	—	138
Long-term debt, less amounts due currently (Note 8)	37,815	35,360
Other noncurrent liabilities and deferred credits (Note 17)	4,426	5,041
Total liabilities	51,893	51,834
Commitments and Contingencies (Note 9)
Equity (Note 10):
Common stock (shares outstanding 2012 — 1,680,539,245; 2011 — 1,679,539,245)	2	2
Additional paid-in capital	7,959	7,947
Retained deficit	(18,939)	(15,579)
Accumulated other comprehensive loss	(47)	(222)
EFH Corp. shareholders' equity	(11,025)	(7,852)
Noncontrolling interests in subsidiaries	102	95
Total equity	(10,923)	(7,757)
Total liabilities and equity	$40,970	$44,077
See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED EQUITY

	Year Ended December 31,
	2012	2011	2010
	(millions of dollars)
Common stock stated value of $0.001 effective May 2009 (number of authorized shares — 2,000,000,000):
Balance at beginning of period	$2	$2	$2
Balance at end of period (number of shares outstanding: 2012 — 1,680,539,245; 2011 — 1,679,539,245; 2010 — 1,671,812,118)	2	2	2
Additional paid-in capital:
Balance at beginning of period	7,947	7,937	7,914
Effects of stock-based incentive compensation plans	12	11	24
Common stock repurchases	—	—	(2)
Other	—	(1)	1
Balance at end of period	7,959	7,947	7,937
Retained earnings (deficit):
Balance at beginning of period	(15,579)	(13,666)	(10,854)
Net loss attributable to EFH Corp.	(3,360)	(1,913)	(2,812)
Balance at end of period	(18,939)	(15,579)	(13,666)
Accumulated other comprehensive loss, net of tax effects:
Pension and other postretirement employee benefit liability adjustments:
Balance at beginning of period	(149)	(194)	(181)
Change in unrecognized (gains) losses related to pension and OPEB plans	166	45	(13)
Balance at end of period	17	(149)	(194)
Amounts related to dedesignated cash flow hedges:
Balance at beginning of period	(73)	(69)	(128)
Change during the period	9	(4)	59
Balance at end of period	(64)	(73)	(69)
Total accumulated other comprehensive loss at end of period	(47)	(222)	(263)
EFH Corp. shareholders' equity at end of period (Note 10)	(11,025)	(7,852)	(5,990)
Noncontrolling interests in subsidiaries (Note 10):
Balance at beginning of period	95	79	1,411
Net income attributable to noncontrolling interests	—	—	—
Investments by noncontrolling interests	7	16	32
Effect of deconsolidation of Oncor Holdings (Notes 1 and 2)	—	—	(1,363)
Other	—	—	(1)
Noncontrolling interests in subsidiaries at end of period	102	95	79
Total equity at end of period	$(10,923)	$(7,757)	$(5,911)
See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to "we," "our," "us" and "the company" are to EFH Corp. and/or its subsidiaries, as apparent in the context. See "Glossary" for defined terms.

EFH Corp., a Texas corporation, is a Dallas-based holding company that conducts its operations principally through its TCEH and Oncor subsidiaries. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. EFCH is a holding company and a wholly-owned subsidiary of EFH Corp., and TCEH is a wholly-owned subsidiary of EFCH. TCEH is a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity sales. EFIH is a holding company and a wholly-owned subsidiary of EFH Corp. Oncor Holdings, a holding company and a wholly-owned subsidiary of EFIH, holds an approximately 80% equity interest in Oncor. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to REPs, including subsidiaries of TCEH, which sell electricity to residential, business and other consumers. Oncor (and its majority owner, Oncor Holdings) are not consolidated in EFH Corp.'s financial statements in accordance with consolidation accounting standards related to variable interest entities (VIEs) (see Note 2).

TCEH operates largely in the ERCOT market, and wholesale electricity prices in that market have generally moved with the price of natural gas. Wholesale electricity prices have significant implications to its profitability and cash flows and, accordingly, the value of its business.

Various "ring-fencing" measures have been taken to enhance the credit quality of Oncor. Such measures include, among other things: the sale of a 19.75% equity interest in Oncor to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; Oncor's board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. Moreover, Oncor's operations are conducted, and its cash flows managed, independently from the Texas Holdings Group.

We have two reportable segments: the Competitive Electric segment, consisting largely of TCEH, and the Regulated Delivery segment, consisting largely of our investment in Oncor. See Note 16 for further information concerning reportable business segments.

Liquidity Considerations

EFH Corp.'s competitive business has been and is expected to continue to be adversely affected by the sustained decline in natural gas prices and its effect on wholesale and retail electricity prices in ERCOT. Further, the remaining natural gas hedges that TCEH entered into when forward market prices of natural gas were significantly higher than current prices will mature in 2013 and 2014. These market conditions challenge the long-term profitability and operating cash flows of EFH Corp.'s competitive businesses and the ability to support their significant interest payments and debt maturities, and could adversely impact their ability to obtain additional liquidity and service, refinance and/or extend the maturities of their outstanding debt.

Note 8 provides the details of EFH Corp.'s and its consolidated subsidiaries' short-term borrowings and long-term debt, including principal amounts and maturity dates, as well as details of recent debt activity, including the three-year extension of the portion of the TCEH Revolving Credit Facility that would have expired in 2013. At December 31, 2012, TCEH had $1.2 billion of cash and cash equivalents and $183 million of available capacity under its letter of credit facility. Based on the current forecast of cash from operating activities, which reflects current forward market electricity prices, projected capital expenditures and other cash flows, including the settlement of the TCEH Demand Notes by EFH Corp., we expect that TCEH will have sufficient liquidity to meets its obligations until October 2014, at which time a total of $3.8 billion of the TCEH Term Loan Facilities matures. TCEH's ability to satisfy this obligation is dependent upon the implementation of one or more of the actions described immediately below.

EFH Corp. and its subsidiaries (other than Oncor Holdings and its subsidiaries) continue to consider and evaluate possible transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements and may from time to time enter into discussions with their lenders and bondholders with respect to such transactions and initiatives. These transactions and initiatives may include, among others, debt for debt exchanges, recapitalizations, amendments to and extensions of debt obligations and debt for equity exchanges or conversions, including exchanges or conversions of debt of EFCH and TCEH into equity of EFH Corp., EFCH, TCEH and/or any of their subsidiaries. These actions could result in holders of TCEH debt instruments not recovering the full principal amount of those obligations.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with US GAAP. See Note 2 for discussion of the prospective adoption of amended guidance regarding consolidation accounting standards related to VIEs that resulted in the deconsolidation of Oncor Holdings effective January 1, 2010 and Note 7 for discussion of amended guidance regarding transfers of financial assets that resulted in the accounts receivable securitization program no longer being accounted for as a sale of accounts receivable and the funding under the program reported as short-term borrowings effective January 1, 2010. Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method (see Note 2). All intercompany items and transactions have been eliminated in consolidation. Any acquisitions of outstanding debt for cash, including notes that had been issued in lieu of cash interest, are presented in the financing activities section of the statement of cash flows. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

We enter into contracts for the purchase and sale of electricity, natural gas, coal, uranium and other commodities and also enter into other derivative instruments such as options, swaps, futures and forwards primarily to manage our commodity price and interest rate risks. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses, unless the criteria for certain exceptions are met, and an offsetting derivative asset or liability is recorded in the balance sheet. This recognition is referred to as "mark-to-market" accounting. The fair values of our unsettled derivative instruments under mark-to-market accounting are reported in the balance sheet as commodity and other derivative contractual assets or liabilities. We report derivative assets and liabilities in the balance sheet without taking into consideration netting arrangements we have with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the balance sheet. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. See Notes 11 and 12 for additional information regarding fair value measurement and commodity and other derivative contractual assets and liabilities. Under the election criteria of accounting standards related to derivative instruments and hedging activities, we may elect the "normal" purchase and sale exemption. A commodity-related derivative contract may be designated as a "normal" purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business. If designated as normal, the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for "hedge accounting," which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., a forecasted sale of electricity in the future at market prices or the payment of interest related to variable rate debt), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for changes in the fair value of cash flow hedges, derivative assets and liabilities are recorded on the balance sheet with an offset to other comprehensive income to the extent the hedges are effective and the hedged transaction remains probable of occurring. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. If the relationship between the hedge and the hedged transaction ceases to exist or is dedesignated, hedge accounting is discontinued, and the amounts recorded in other comprehensive income are reclassified to net income as the previously hedged transaction impacts net income. Changes in value of fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. In the statement of cash flow, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions.

To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge's effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Changes in fair value that represent hedge ineffectiveness, even if the hedge continues to be assessed as effective, are immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

At December 31, 2012 and 2011, there were no derivative positions accounted for as cash flow or fair value hedges. Accumulated other comprehensive income includes amounts related to interest rate swaps previously designated as cash flow hedges that are being reclassified to net income as the hedged transactions impact net income (see Note 8).

Realized and unrealized gains and losses from transacting in energy-related derivative instruments are primarily reported in the income statement in net gain (loss) from commodity hedging and trading activities. In accordance with accounting rules, upon settlement of physical derivative sales and purchase contracts that are marked-to-market in net income, related wholesale electricity revenues and fuel and purchased power costs are reported at approximated market prices, instead of the contract price. As a result, this noncash difference between market and contract prices is included in the operating revenues and fuel and purchased power costs and delivery fees line items of the income statement, with offsetting amounts included in net gain (loss) from commodity hedging and trading activities.

Revenue Recognition

We record revenue from electricity sales and delivery service under the accrual method of accounting. Revenues are recognized when electricity or delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the revenues earned from the meter reading date to the end of the period (unbilled revenue).

We report physically delivered commodity sales and purchases in the income statement on a gross basis in revenues and fuel, purchased power and delivery fees, respectively, and we report all other commodity related contracts and financial instruments (primarily derivatives) in the income statement on a net basis in net gain (loss) from commodity hedging and trading activities. As part of ERCOT's transition to a nodal wholesale market effective December 1, 2010, volumes under nontrading bilateral purchase and sales contracts, including contracts intended as hedges, are no longer scheduled as physical power with ERCOT. Accordingly, unless the volumes represent physical deliveries to customers or purchases from counterparties, effective with the nodal market implementation, such contracts are reported net in the income statement in net gain (loss) from commodity hedging and trading activities instead of reported gross as wholesale revenues or purchased power costs. As a result of the changes in wholesale market operations, effective with the nodal market implementation, if volumes delivered to our retail and wholesale customers are less than our generation volumes (as determined on a daily settlement basis), we record additional wholesale revenues, and if volumes delivered to our retail and wholesale customers exceed our generation volumes, we record additional purchased power costs. The additional wholesale revenues or purchased power costs are offset in net gain (loss) from commodity hedging and trading activities.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever indications of impairment exist. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. See Note 3 for discussion of impairments of intangible assets and mining-related assets in 2012 and 2011.

We evaluate investments in unconsolidated subsidiaries for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indicators that should be evaluated for possible impairment of investments include recurring operating losses of the investee or fair value measures that are less than carrying value. Any impairment recognition is based on fair value that is not reflective of temporary conditions. Fair value is determined primarily by discounted long-term cash flows, supported by available market valuations, if applicable.

Finite-lived intangibles identified as a result of purchase accounting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 3 for additional information.

Goodwill and Intangible Assets with Indefinite Lives

We evaluate goodwill and intangible assets with indefinite lives for impairment at least annually (at December 1). See Note 3 for details of goodwill and intangible assets with indefinite lives, including discussion of fair value determinations and goodwill impairments recorded in 2012, 2010 and 2009.

Amortization of Nuclear Fuel

Amortization of nuclear fuel is calculated on the units-of-production method and is reported as fuel costs.

Major Maintenance

Major maintenance costs incurred during generation plant outages and the costs of other maintenance activities are charged to expense as incurred and reported as operating costs.

Defined Benefit Pension Plans and OPEB Plans

We offer pension benefits to eligible employees based on either a traditional defined benefit formula or a cash balance formula and also offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. The pension and OPEB accrued benefit obligations reported in the balance sheet are in accordance with accounting standards related to employers' accounting for defined benefit pension and other postretirement plans. See Notes 13 and 15 for additional information regarding pension and OPEB plans, including a discussion of amendments to the EFH Corp. pension plan approved in August 2012.

Stock-Based Incentive Compensation

Our 2007 Stock Incentive Plan authorizes discretionary grants to directors, officers and qualified managerial employees of EFH Corp. or its affiliates of non-qualified stock options, stock appreciation rights, restricted shares, shares of common stock, the opportunity to purchase shares of common stock and other stock-based awards. Stock-based compensation expense is recognized over the vesting period based on the grant-date fair value of those awards. See Note 14 for information regarding stock-based incentive compensation.

Sales and Excise Taxes

Sales and excise taxes are accounted for as a "pass through" item on the balance sheet with no effect on the income statement; i.e., the tax is billed to customers and recorded as trade accounts receivable with an offsetting amount recorded as a liability to the taxing jurisdiction.

Franchise and Revenue-Based Taxes

Unlike sales and excise taxes, franchise and gross receipt taxes are not a "pass through" item. These taxes are assessed to us by state and local government bodies, based on revenues or kWh delivered, as a cost of doing business and are recorded as an expense. Rates we charge to customers are intended to recover our costs, including the franchise and gross receipt taxes, but we are not acting as an agent to collect the taxes from customers.

Income Taxes

We file a consolidated federal income tax return, and pursuant to tax sharing agreements federal income taxes are calculated for our subsidiaries substantially as if the entities file separate corporate income tax returns. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities as required under accounting rules. Oncor is a partnership for US federal income tax purposes, and we provide deferred income taxes on the difference between the book and tax basis of our investment in Oncor. See Note 5.

We report interest and penalties related to uncertain tax positions as current income tax expense. See Note 4.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. See Note 9 for a discussion of contingencies.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Restricted Cash

The terms of certain agreements require the restriction of cash for specific purposes. At December 31, 2012, $947 million of cash was restricted to support letters of credit and $680 million related to an escrow account used to repay the TCEH Demand Notes in January 2013. See Notes 8 and 17 for more details regarding restricted cash.

Fair Value of Nonderivative Financial Instruments

The carrying amounts of financial assets classified as current assets and the carrying amounts of financial liabilities classified as current liabilities approximate fair value due to the short maturity of such balances, which include cash equivalents, accounts receivable and accounts payable.

Property, Plant and Equipment

As a result of purchase accounting, carrying amounts of property, plant and equipment related to competitive businesses were adjusted to estimated fair values at the Merger date. Subsequent additions have been recorded at cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead, including payroll-related costs.

Depreciation of our property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation expense is calculated on a component asset-by-asset basis. Estimated depreciable lives are based on management's estimates of the assets' economic useful lives. See Note 17.

Asset Retirement Obligations

A liability is initially recorded at fair value for an asset retirement obligation associated with the retirement of tangible long-lived assets in the period in which it is incurred if a fair value is reasonably estimable. These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. The obligation is initially measured at fair value. Over time, the liability is accreted for the change in present value and the initial capitalized costs are depreciated over the remaining useful lives of the assets. See Note 17.

Capitalized Interest

Interest related to qualifying construction projects and qualifying software projects is capitalized in accordance with accounting guidance related to capitalization of interest cost. See Note 17.

Inventories

Inventories are reported at the lower of cost (on a weighted average basis) or market unless expected to be used in the generation of electricity. Also see discussion immediately below regarding environmental allowances and credits.

Environmental Allowances and Credits

We account for all environmental allowances and credits as identifiable intangible assets with finite lives that are subject to amortization. The recorded values of these intangible assets were originally established reflecting fair value determinations as of the date of the Merger under purchase accounting. Amortization expense associated with these intangible assets is recognized on a unit of production basis as the allowances or credits are consumed in generation operations. The environmental allowances and credits are assessed for impairment when conditions or events occur that could affect the carrying value of the assets and are evaluated with the generation units to the extent they are planned to be consumed in generation operations. See Note 6 for details of impairment amounts recorded in 2011.

Investments

Investments in unconsolidated subsidiaries that are 50% or less owned and/or do not meet accounting standards criteria for consolidation are accounted for under the equity method. See Note 2 for discussion of VIEs and equity method investments.

Investments in a nuclear decommissioning trust fund are carried at current market value in the balance sheet. Assets related to employee benefit plans represent investments held to satisfy deferred compensation liabilities and are recorded at current market value. See Note 17 for discussion of these and other investments.

Noncontrolling Interests

See Note 10 for discussion of accounting for noncontrolling interests in subsidiaries.

2.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

As discussed below, our balance sheet includes assets and liabilities of VIEs that meet the consolidation standards. Oncor Holdings, an indirect wholly-owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is not consolidated in EFH Corp.'s financial statements, and instead is accounted for as an equity method investment, because the structural and operational "ring-fencing" measures discussed in Note 1 prevent us from having power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. The maximum exposure to loss from our interests in VIEs does not exceed our carrying value. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method.

Consolidated VIEs

See discussion in Note 7 regarding the VIE related to our accounts receivable securitization program that is consolidated under the accounting standards on a prospective basis effective January 1, 2010.

We also consolidate Comanche Peak Nuclear Power Company LLC (CPNPC), which was formed by subsidiaries of TCEH and Mitsubishi Heavy Industries Ltd. (MHI) for the purpose of developing two new nuclear generation units at our existing Comanche Peak nuclear-fueled generation facility using MHI's US-Advanced Pressurized Water Reactor technology and to obtain a combined operating license from the NRC. CPNPC is currently financed through capital contributions from the subsidiaries of TCEH and MHI that hold 88% and 12% of CPNPC's equity interests, respectively (see Note 10).

The carrying amounts and classifications of the assets and liabilities related to our consolidated VIEs are as follows:

	December 31,			December 31,
Assets:	2012	2011	Liabilities:	2012	2011
Cash and cash equivalents	$43	$10	Short-term borrowings	$82	$104
Accounts receivable	445	525	Trade accounts payable	1	1
Property, plant and equipment	134	132	Other current liabilities	7	9
Other assets, including $12 million and $2 million of current assets	16	6
Total assets	$638	$673	Total liabilities	$90	$114

The assets of our consolidated VIEs can only be used to settle the obligations of the VIE, and the creditors of our consolidated VIEs do not have recourse to our assets to settle the obligations of the VIE.

Non-Consolidation of Oncor Holdings

The adoption of amended accounting standards resulted in the deconsolidation of Oncor Holdings, which holds an approximate 80% interest in Oncor, and the reporting of our investment in Oncor Holdings under the equity method on a prospective basis effective January 1, 2010.

In reaching the conclusion to deconsolidate, we conducted an extensive analysis of Oncor Holdings' underlying governing documents and management structure. Oncor Holdings' unique governance structure was adopted in conjunction with the Merger, when the Sponsor Group, EFH Corp. and Oncor agreed to implement structural and operational measures to "ring-fence" (the Ring-Fencing Measures) Oncor Holdings and Oncor as discussed in Note 1. The Ring-Fencing Measures were designed to prevent, among other things, (i) increased borrowing costs at Oncor due to the attribution to Oncor of debt from any of our other subsidiaries, (ii) the activities of our competitive operations following the Merger resulting in the deterioration of Oncor's business, financial condition and/or investment in infrastructure, and (iii) Oncor becoming substantively consolidated into a bankruptcy proceeding involving any member of the Texas Holdings Group. The Ring-Fencing Measures effectively separate the daily operational and management control of Oncor Holdings and Oncor from EFH Corp. and its other subsidiaries. By implementing the Ring-Fencing Measures, Oncor maintained its investment grade credit rating following the Merger, and we reaffirmed Oncor's independence from our competitive businesses to the PUCT.

We determined the most significant activities affecting the economic performance of Oncor Holdings (and Oncor) are the operation, maintenance and growth of Oncor's electric transmission and distribution assets and the preservation of its investment grade credit profile. The boards of directors of Oncor Holdings and Oncor have ultimate responsibility for the management of the day-to-day operations of their respective businesses, including the approval of Oncor's capital expenditure and operating budgets and the timing and prosecution of Oncor's rate cases. While both boards include members appointed by EFH Corp., a majority of the board members are independent in accordance with rules established by the New York Stock Exchange, and therefore, we concluded for purposes of applying the amended accounting standards that EFH Corp. does not have the power to control the activities deemed most significant to Oncor Holdings' (and Oncor's) economic performance.

In assessing EFH Corp.'s ability to exercise control over Oncor Holdings and Oncor, we considered whether it could take actions to circumvent the purpose and intent of the Ring-Fencing Measures (including changing the composition of Oncor Holdings' or Oncor's board) in order to gain control over the day-to-day operations of either Oncor Holdings or Oncor. We also considered whether (i) EFH Corp. has the unilateral power to dissolve, liquidate or force into bankruptcy either Oncor Holdings or Oncor, (ii) EFH Corp. could unilaterally amend the Ring-Fencing Measures contained in the underlying governing documents of Oncor Holdings or Oncor, and (iii) EFH Corp. could control Oncor's ability to pay distributions and thereby enhance its own cash flow. We concluded that, in each case, no such opportunity exists.

Our investment in unconsolidated subsidiary as presented in the balance sheet totaled $5.850 billion and $5.720 billion at December 31, 2012 and 2011, respectively, and consists almost entirely of our interest in Oncor Holdings (100% owned), which we account for under the equity method as described above. Oncor provides services, principally electricity distribution, to TCEH's retail operations, and the related revenues represented 29%, 33% and 36% of Oncor Holdings' consolidated operating revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

See Note 15 for discussion of Oncor Holdings' and Oncor's transactions with EFH Corp. and its other subsidiaries.

Distributions from Oncor Holdings — Oncor Holdings' distributions of earnings to us totaled $147 million, $116 million and $169 million for the years ended December 31, 2012, 2011 and 2010, respectively. Distributions were limited to Oncor's cumulative net income until December 31, 2012 and may not be paid except to the extent Oncor maintains a required regulatory capital structure, as discussed below. At December 31, 2012, $167 million was eligible to be distributed to Oncor's members after taking into account the remaining regulatory capital structure limit, of which approximately 80% relates to our ownership interest in Oncor. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings.

For the period beginning October 11, 2007 and ending December 31, 2012, distributions (other than distributions of the proceeds of any equity issuance) paid by Oncor to its members were limited by a PUCT order to an amount not to exceed Oncor's cumulative net income determined in accordance with US GAAP, as adjusted. Adjustments consisted of the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. The noncash impacts consisted of removing the effect of an $860 million goodwill impairment charge in 2008 and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments were a $72 million ($46 million after tax) one-time refund to customers in September 2008 and funds spent as part of a five-year, $100 million commitment for additional energy efficiency initiatives that was completed in 2012.

Oncor's distributions continue to be limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2012, Oncor's regulatory capitalization ratio was 58.8% debt and 41.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility's debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes bonds issued by Oncor Electric Delivery Transition Bond Company, which were issued in 2003 and 2004 to recover specific generation-related regulatory asset stranded and other qualified costs. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of accounting for the Merger (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2012, $167 million was available for distribution under the capital structure restriction, of which approximately 80% relates to our ownership interest in Oncor.

In addition to distributions of earnings, under a tax sharing agreement we received income tax net payments from Oncor and Oncor Holdings totaling $35 million for the year ended December 31, 2012, paid income tax net refunds to Oncor and Oncor Holdings totaling $89 million for the year ended December 31, 2011 and received income tax net payments from Oncor and Oncor Holdings totaling $107 million for the year ended December 31, 2010 (see Note 15).

Oncor Holdings Financial Statements— Condensed statements of consolidated income of Oncor Holdings and its subsidiaries for the years ended December 31, 2012, 2011 and 2010 are presented below:

	Year Ended December 31,
	2012	2011	2010
Operating revenues	$3,328	$3,118	$2,914
Operation and maintenance expenses	(1,171)	(1,097)	(1,009)
Depreciation and amortization	(771)	(719)	(673)
Taxes other than income taxes	(415)	(400)	(384)
Other income	26	30	36
Other deductions	(64)	(9)	(8)
Interest income	24	32	38
Interest expense and related charges	(374)	(359)	(347)
Income before income taxes	583	596	567
Income tax expense	(243)	(236)	(220)
Net income	340	360	347
Net income attributable to noncontrolling interests	(70)	(74)	(70)
Net income attributable to Oncor Holdings	$270	$286	$277

Assets and liabilities of Oncor Holdings at December 31, 2012 and 2011 are presented below:

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$45	$12
Restricted cash	55	57
Trade accounts receivable — net	338	303
Trade accounts and other receivables from affiliates	53	179
Inventories	73	71
Accumulated deferred income taxes	26	73
Prepayments and other current assets	82	74
Total current assets	672	769
Restricted cash	16	16
Other investments	83	73
Property, plant and equipment — net	11,318	10,569
Goodwill	4,064	4,064
Note receivable due from TCEH	—	138
Regulatory assets — net	1,788	1,730
Other noncurrent assets	78	73
Total assets	$18,019	$17,432
LIABILITIES
Current liabilities:
Short-term borrowings	$735	$392
Long-term debt due currently	125	494
Trade accounts payable — nonaffiliates	121	197
Income taxes payable to EFH Corp.	34	2
Accrued taxes other than income	153	151
Accrued interest	95	108
Other current liabilities	110	112
Total current liabilities	1,373	1,456
Accumulated deferred income taxes	1,736	1,688
Investment tax credits	24	28
Long-term debt, less amounts due currently	5,400	5,144
Other noncurrent liabilities and deferred credits	1,999	1,832
Total liabilities	$10,532	$10,148

3.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

The following table provides information regarding our goodwill balance, all of which relates to the Competitive Electric segment. There were no changes to the goodwill balance for the year ended December 31, 2011. None of the goodwill is being deducted for tax purposes.

Goodwill before impairment charges	$18,342
Accumulated impairment charges through 2011 (a)	(12,190)
Balance at December 31, 2011	6,152
Additional impairment charge in 2012	(1,200)
Balance at December 31, 2012 (b)	$4,952
____________

(a)	Includes $4.1 billion recorded in 2010 and $8.090 billion largely recorded in 2008 as described below.

(b)	Net of accumulated impairment charges totaling $13.390 billion.

Goodwill Impairments

Goodwill and intangible assets with indefinite useful lives are required to be tested for impairment at least annually (we have selected a December 1 test date) or whenever events or changes in circumstances indicate an impairment may exist.

Because our analyses indicate that the carrying value of the Competitive Electric segment exceeds its estimated fair value (enterprise value), we perform the following steps in testing goodwill for impairment: first, we estimate the debt-free enterprise value of the business as of the testing date (December 1 for annual testing) taking into account future estimated cash flows and current securities values of comparable companies; second, we estimate the fair values of the individual operating assets and liabilities of the business at that date; third, we calculate "implied" goodwill as the excess of the estimated enterprise value over the estimated value of the net operating assets; and finally, we compare the implied goodwill amount to the carrying value of goodwill and, if the carrying amount exceeds the implied value, we record an impairment charge for the amount the carrying value of goodwill exceeds implied goodwill.

Changes in circumstances that we monitor closely include trends in natural gas prices. Wholesale electricity prices in the ERCOT market, in which our Competitive Electric segment largely operates, have generally moved with natural gas prices as marginal electricity demand is generally supplied by natural gas-fueled generation facilities. Accordingly, declining natural gas prices, which we have experienced since mid-2008, negatively impact our profitability and cash flows and reduce the value of our generation assets, which consist largely of lignite/coal and nuclear-fueled facilities. While we have mitigated these effects with hedging activities, we are significantly exposed to this price risk. This market condition increases the risk of a goodwill impairment.

Key inputs into our goodwill impairment testing at December 1, 2012 were as follows.

•	The carrying value (excluding debt) of the Competitive Electric segment exceeded its estimated enterprise value by approximately 40%.

•
Enterprise value was estimated using a two-thirds weighting of value based on internally developed cash flow projections and a one-third weighting of value using implied cash flow multiples based on current securities values of comparable publicly traded companies.

•
The discount rate applied to internally developed cash flow projections was 9.25%. The discount rate represents the weighted average cost of capital consistent with the risk inherent in future cash flows, taking into account the capital structure, debt ratings and current debt yields of comparable public companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry.

•
The cash flow projections assume rising wholesale electricity prices, though the forecasted electricity prices are less than those assumed in the cash flow projections used in the 2011 goodwill impairment testing.

•	Enterprise value based on internally developed cash flow projections reflected annual estimates through 2018, with a terminal year value calculated using the "Gordon Growth Formula."

Changes in the above and other assumptions could materially affect the calculated amount of implied goodwill.

In the fourth quarter 2012, we recorded a $1.2 billion noncash goodwill impairment charge related to the Competitive Electric segment. This amount represents our best estimate of impairment pending finalization of the fair value calculations, which is expected in the first quarter 2013. The impairment charge reflected a decline in the estimated enterprise value of the Competitive Electric segment. The decline was due largely to lower wholesale electricity prices, reflecting the sustained decline in natural gas prices, and the maturing of positions in our natural gas hedge program, as reflected in our cash flow projections, as well as declines in market values of securities of comparable companies. The impairment test was based upon values at the December 1, 2012 test date.

In the third quarter 2010, we recorded a $4.1 billion noncash goodwill impairment charge related to the Competitive Electric segment. The impairment charge reflected a decline in the estimated enterprise value of the Competitive Electric segment. The decline was due largely to lower wholesale electricity prices, reflecting the sustained decline in natural gas prices, as reflected in our cash flow projections, as well as declines in market values of securities of comparable companies. The impairment test was based upon values as of the July 31, 2010 test date.

In the first quarter 2009, we completed the fair value calculations supporting a $8.950 billion goodwill impairment charge, substantially all of which was recorded in 2008, that consisted of an impairment of $8.09 billion related to the Competitive Electric segment and $860 million related to the Regulated Delivery segment. This charge was the first goodwill impairment recorded subsequent to the Merger date.

The impairment determinations involved significant assumptions and judgments. The calculations supporting the estimates of the enterprise value of our businesses and the fair values of their operating assets and liabilities utilized models that take into consideration multiple inputs, including commodity prices, discount rates, debt yields, the effects of environmental rules, securities prices of comparable publicly traded companies and other inputs, assumptions regarding each of which could have a significant effect on valuations. The fair value measurements resulting from these models are classified as non-recurring Level 3 measurements consistent with accounting standards related to the determination of fair value (see Note 11). Because of the volatility of these factors, we cannot predict the likelihood of any future impairment.

Identifiable Intangible Assets

Identifiable intangible assets reported in the balance sheet are comprised of the following:

	December 31, 2012			December 31, 2011
Identifiable Intangible Asset	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$463	$378	$85	$463	$344	$119
Favorable purchase and sales contracts	552	314	238	548	288	260
Capitalized in-service software	356	174	182	318	137	181
Environmental allowances and credits (a)	594	393	201	582	375	207
Mining development costs	163	82	81	140	55	85
Total intangible assets subject to amortization	$2,128	$1,341	787	$2,051	$1,199	852
Retail trade name (not subject to amortization)			955			955
Mineral interests (not currently subject to amortization) (b)			13			38
Total intangible assets			$1,755			$1,845
____________

(a)	See discussion below regarding impairment of emission allowance intangible assets reported in other deductions in the third quarter 2011 as a result of the EPA's issuance of the CSAPR in July 2011.

(b)
In 2012, we recorded an impairment charge (reported in other deductions) totaling $24 million related to certain mineral interests whose fair value declined as a result of lower expected natural gas drilling activity and prices. The impairment was based on a Level 3 valuation (see Note 11).

Amortization expense related to intangible assets (including income statement line item) consisted of:

Identifiable Intangible Asset	Income Statement Line	Segment	Useful lives at December 31, 2012 (weighted average in years)	Year Ended December 31,
				2012	2011	2010
Retail customer relationship	Depreciation and amortization	Competitive Electric	5	$34	$51	$78
Favorable purchase and sales contracts	Operating revenues/fuel, purchased power costs and delivery fees	Competitive Electric	11	25	31	35
Capitalized in-service software	Depreciation and amortization	All	5	40	40	35
Environmental allowances and credits	Fuel, purchased power costs and delivery fees	Competitive Electric	25	18	71	92
Mining development costs	Depreciation and amortization	Competitive Electric	3	27	38	11
Total amortization expense				$144	$231	$251

Following is a description of the separately identifiable intangible assets recorded as part of purchase accounting for the Merger. The intangible assets were recorded at estimated fair value as of the Merger date, based on observable prices or estimates of fair value using valuation models.

•
Retail customer relationship – Retail customer relationship intangible asset represents the fair value of the non-contracted customer base and is being amortized using an accelerated method based on customer attrition rates and reflecting the expected pattern in which economic benefits are realized over their estimated useful life.

•
Favorable purchase and sales contracts – Favorable purchase and sales contracts intangible asset primarily represents the above market value of commodity contracts for which: (i) we had made the "normal" purchase or sale election allowed by accounting standards related to derivative instruments and hedging transactions or (ii) the contracts did not meet the definition of a derivative. The amortization periods of these intangible assets are based on the terms of the contracts. Unfavorable purchase and sales contracts are recorded as other noncurrent liabilities and deferred credits (see Note 17).

•
Retail trade name – The trade name intangible asset represents the fair value of the TXU Energy trade name, and was determined to be an indefinite-lived asset not subject to amortization. This intangible asset is evaluated for impairment at least annually in accordance with accounting guidance related to goodwill and other intangible assets.

•
Environmental allowances and credits – This intangible asset represents the fair value of environmental credits, substantially all of which were expected to be used in our power generation activities. These credits are amortized utilizing a units-of-production method.

Estimated Amortization of Intangible Assets – The estimated aggregate amortization expense of intangible assets for each of the next five fiscal years is as follows:

Year	Estimated Amortization Expense
2013	$133
2014	$116
2015	$105
2016	$86
2017	$67

Cross-State Air Pollution Rule Issued by the EPA

In July 2011, the EPA issued the Cross-State Air Pollution Rule (CSAPR), compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from our fossil-fueled generation units. In order to meet the emissions reduction requirements by the dates mandated in July 2011, we determined it would be necessary to idle two of our lignite/coal-fueled generation units at our Monticello facility by the end of 2011, switch the fuel we use at three lignite/coal-fueled generation units from a blend of Texas lignite and Wyoming Powder River Basin coal to 100 percent Powder River Basin coal, cease lignite mining operations that serve our Big Brown and Monticello generation facilities in the first quarter 2012 and construct upgraded scrubbers at five of our lignite/coal-fueled generation units. The action plan to cease operations at the mines required an evaluation of the remaining useful lives and recoverability of recorded values of tangible and intangible assets related to the mines. This evaluation resulted in the recording of accelerated depreciation and amortization expense in the third and fourth quarters of 2011 related to mine assets totaling $44 million. Also, in the third quarter 2011, we recorded asset impairments totaling $9 million related to capital projects in progress at the mines.

Additionally, because of emissions allowance limitations under the CSAPR, we would have had excess SO2 emission allowances under the Clean Air Act's existing acid rain cap-and-trade program, and market values of such allowances were estimated to be de minimis based on Level 3 fair value estimates, which are described in Note 11. Accordingly, we recorded a noncash impairment charge of $418 million (before deferred income tax benefit) related to our existing SO2 emission allowance intangible assets in the third quarter 2011. SO2 emission allowances granted to us were recorded as intangible assets at fair value in connection with purchase accounting related to the Merger in October 2007.

In light of a judicial stay of the CSAPR at the end of 2011 and the U.S. Court of Appeals' for the District of Columbia Circuit August 2012 decision to vacate the CSAPR and remand it to the EPA for further proceedings (see Note 9), we did not idle the two Monticello generation units at the end of 2011 and have continued mining lignite at the mines that serve the Big Brown and Monticello generation facilities.

4.	ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES

Accounting guidance related to uncertain tax positions requires that all tax positions subject to uncertainty be reviewed and assessed with recognition and measurement of the tax benefit based on a "more-likely-than-not" standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable.

We file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of our income tax returns for the years ending prior to January 1, 2007 are complete, but the tax years 1997 to 2006 remain in appeals with the IRS, with closing agreements reached on such appeals for tax years 1997 to 2002 currently under review by the IRS Joint Committee. Federal income tax returns are under examination for tax years 2007 to 2009. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2002.

The IRS audit for the years 2003 through 2006 was concluded in June 2011. A significant number of proposed adjustments are in appeals with the IRS. The results of the audit did not affect management's assessment of issues for purposes of determining the liability for uncertain tax positions.

In 2010, we engaged in negotiations with the IRS regarding the 2002 worthlessness loss associated with our discontinued Europe business as well as other matters. Accordingly, we have adjusted the liability for uncertain tax positions to reflect the most likely settlement of the issues. The adjustment resulted in a net reduction of the liability for uncertain tax positions totaling $162 million. This reduction consisted of a $225 million reversal of accrued interest ($146 million after tax), reported as a reduction of income tax expense, principally related to the discontinued Europe business, partially offset by $63 million in adjustments related to several other positions that have been accounted for as reclassifications to net deferred tax liabilities. The conclusion of all issues contested from the 1997 through 2002 audit, including IRS Joint Committee review, is expected to occur in 2013. Upon such conclusion, we expect to further reduce the liability for uncertain tax positions by approximately $700 million with an offsetting decrease in deferred tax assets that arose largely from previous payments of alternative minimum taxes. Any cash income tax liability related to the conclusion of the 1997 through 2002 audit is expected to be immaterial.

We classify interest and penalties related to uncertain tax positions as current income tax expense. Amounts recorded related to interest and penalties totaled an expense of $16 million and $18 million in 2012 and 2011, respectively, and a benefit of $115 million in 2010 (all amounts after tax).

Noncurrent liabilities included a total of $217 million and $193 million in accrued interest at December 31, 2012 and 2011, respectively. The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as accumulated deferred income taxes.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in the consolidated balance sheet, during the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Balance at January 1, excluding interest and penalties (a)	$1,779	$1,642	$1,566
Additions based on tax positions related to prior years	19	81	312
Reductions based on tax positions related to prior years	(33)	(6)	(308)
Additions based on tax positions related to the current year	23	62	72
Balance at December 31, excluding interest and penalties	$1,788	$1,779	$1,642
___________

(a)	2010 reflects the deconsolidation of Oncor Holdings, which had a balance of $72 million, at January 1, 2010.

Of the balance at December 31, 2012, $1.569 billion represents tax positions for which the uncertainty relates to the timing of recognition in tax returns. The disallowance of such positions would not affect the effective tax rate, but could accelerate the payment of cash to the taxing authority to an earlier period.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should we sustain such positions on income tax returns previously filed, tax liabilities recorded would be reduced by $219 million, and accrued interest would be reversed resulting in a $35 million after-tax benefit, resulting in increased net income and a favorable impact on the effective tax rate.

Other than the items discussed above, we do not expect the total amount of liabilities recorded related to uncertain tax positions will significantly increase or decrease within the next 12 months.

5.	INCOME TAXES

EFH Corp. files a US federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. EFH Corp. and EFCH are two of the corporate members of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings and TCEH is classified as a disregarded entity for US federal income tax purposes. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group.

EFH Corp. and its subsidiaries (including EFCH, EFIH, and TCEH, but not including Oncor Holdings and Oncor) are bound by a Federal and State Income Tax Allocation Agreement, which provides, among other things, that any corporate member or disregarded entity in the group is required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. EFH Corp., Oncor Holdings and Oncor are parties to a separate tax sharing agreement, which governs the computation of federal income tax liability between EFH Corp., on one hand, and Oncor Holdings and Oncor, on the other hand, and similarly provides, among other things, that each of Oncor Holdings and Oncor will make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2012	2011	2010
Current:
US Federal	$(19)	$46	$(256)
State	39	39	41
Total current	20	85	(215)
Deferred:
US Federal	(1,233)	(1,222)	590
State	(19)	3	14
Total deferred	(1,252)	(1,219)	604
Total	$(1,232)	$(1,134)	$389
Reconciliation of income taxes computed at the US federal statutory rate to income tax expense:

	Year Ended December 31,
	2012	2011	2010
Income (loss) before income taxes	$(4,862)	$(3,333)	$(2,700)
Income taxes at the US federal statutory rate of 35%	$(1,702)	$(1,167)	$(945)
Nondeductible goodwill impairment	420	—	1,435
Texas margin tax, net of federal benefit	12	27	34
Interest accrued for uncertain tax positions, net of tax	16	18	(115)
Nondeductible interest expense	22	15	11
Lignite depletion allowance	(19)	(23)	(21)
Other	19	(4)	(10)
Income tax expense (benefit)	$(1,232)	$(1,134)	$389
Effective tax rate	25.3%	34.0%	(14.4)%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2012 and 2011 are as follows:

	December 31,
	2012			2011
	Total	Current	Noncurrent	Total	Current	Noncurrent
Deferred Income Tax Assets
Alternative minimum tax credit carryforwards	$381	$—	$381	$382	$—	$382
Employee benefit obligations	127	—	127	207	—	207
Net operating loss (NOL) carryforwards	1,197	—	1,197	699	—	699
Unfavorable purchase and sales contracts	221	—	221	231	—	231
Debt extinguishment gains	729	—	729	560	—	560
Accrued interest	240	—	240	210	—	210
Other	197	—	197	318	—	318
Total	3,092	—	3,092	2,607	—	2,607
Deferred Income Tax Liabilities
Property, plant and equipment	4,327	—	4,327	4,239	—	4,239
Commodity contracts and interest rate swaps	731	31	700	1,391	31	1,360
Identifiable intangible assets	514	—	514	631	—	631
Debt fair value discounts	373	—	373	323	—	323
Other	23	17	6	66	23	43
Total	5,968	48	5,920	6,650	54	6,596
Net Deferred Income Tax Liability	$2,876	$48	$2,828	$4,043	$54	$3,989

At December 31, 2012 we had $381 million of alternative minimum tax credit carryforwards (AMT) available to offset future tax payments. The AMT credit carryforwards have no expiration date. At December 31, 2012, we had net operating loss (NOL) carryforwards for federal income tax purposes of $3.4 billion that expire between 2028 and 2033. The NOL carryforwards can be used to offset future taxable income. We expect to utilize all of our NOL carryforwards prior to their expiration dates.

The income tax effects of the components included in accumulated other comprehensive income at December 31, 2012 and 2011 totaled a net deferred tax asset of $25 million and $119 million, respectively.

See Note 4 for discussion regarding accounting for uncertain tax positions.

Effect of Health Care Legislation — The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act enacted in March 2010 reduces, effective in 2013, the amount of OPEB costs deductible for federal income tax purposes by the amount of the Medicare Part D subsidy we receive. Under income tax accounting rules, deferred tax assets related to accrued OPEB liabilities must be reduced immediately for the future effect of the legislation. Accordingly, in 2010, EFH Corp.'s and Oncor's deferred tax assets were reduced by $50 million. Of this amount, $8 million was recorded as a charge to income tax expense and $42 million was recorded in receivables from unconsolidated subsidiary, reflecting a regulatory asset recorded by Oncor (before gross-up for liability in lieu of deferred income taxes) as the additional income taxes are expected to be recoverable by Oncor in its future revenue rates.

6.	OTHER INCOME AND DEDUCTIONS

	Year Ended December 31,
	2012	2011	2010
Other income:
Office space rental income (a)	$12	$12	$12
Consent fee related to novation of hedge positions between counterparties (b)	6	—	—
Insurance/litigation settlements (b)	2	—	6
Sales tax refunds	—	5	5
Debt extinguishment gains (Note 8) (c)	—	51	1,814
Settlement of counterparty bankruptcy claims (b)(d)	—	21	—
Property damage claim (b)	—	7	—
Franchise tax refund (b)	—	6	—
Gain on termination of long-term power sales contract (b)(e)	—	—	116
Gain on sale of land/water rights (b)	—	—	44
Gain on sale of interest in natural gas gathering pipeline business (b)	—	—	37
All other	10	16	17
Total other income	$30	$118	$2,051
Other deductions:
Charges related to pension plan actions (Note 13) (f)	$285	$—	$—
Impairment of remaining assets from cancelled generation development program (b)	35	—	—
Impairment of mineral interests (Note 3) (b)	24	—	—
Other asset impairments	11	—	—
Counterparty contract settlement (b)	4	—	—
Loss on sales of land (b)	4	—	—
Net third-party fees paid in connection with the amendment and extension of the TCEH Senior Secured Facilities (Note 8) (g)	—	100	—
Impairment of emission allowances (Note 3) (b)(h)	—	418	—
Impairment of assets related to mining operations (Note 3) (b)(h)	—	9	—
Professional fees incurred related to the Merger (a)	—	—	5
Ongoing pension and OPEB expense related to discontinued businesses (a)	10	13	7
All other	7	13	19
Total other deductions	$380	$553	$31
____________

(a)	Reported in Corporate and Other.

(b)	Reported in Competitive Electric segment.

(c)	2010 includes $687 million reported in Competitive Electric segment. All other amounts relate to Corporate and Other.

(d)
Represents net cash received as a result of the settlement of bankruptcy claims against a hedging/trading counterparty. A reserve of $26 million was established in 2008 related to amounts then due from the counterparty.

(e)
In November 2010, the counterparty to a long-term power sales agreement terminated the contract, which had a remaining term of 27 years. The contract was a derivative and subject to mark-to-market accounting. The termination resulted in a noncash gain of $116 million, which represented the derivative liability as of the termination date.

(f)	Includes $141 million reported in Competitive Electric segment and $144 million reported in Corporate and Other.

(g)	Includes $86 million reported in Competitive Electric segment and $14 million in Corporate and Other.

(h)	Charges resulting from the EPA's issuance of the CSAPR in July 2011, including a $418 million impairment charge for excess emission allowances and $9 million in mining asset write-offs (see Note 3).

7.	TRADE ACCOUNTS RECEIVABLE AND ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

In November 2012, TCEH entered into a new accounts receivable securitization program, and EFH Corp. terminated the previous program. Upon termination of the program, TXU Energy repurchased receivables previously sold and then sold them to TXU Energy Receivables Company, a new entity that is described below. Except as noted below, the new program is substantially the same as the terminated program.

Under the program, TXU Energy (originator) sells all of its trade accounts receivable to TXU Energy Receivables Company, which is an entity created for the special purpose of purchasing receivables from the originator and is a consolidated, wholly-owned, bankruptcy-remote subsidiary of TCEH. TXU Energy Receivables Company borrows funds from entities established for this purpose by the participating financial institutions (funding entities) using the accounts receivable as collateral. A direct subsidiary of EFH Corp. with similar characteristics performed these functions under the terminated program by selling undivided interests in the purchased accounts receivable to the funding entities.

The trade accounts receivable amounts under the program are reported in the financial statements as pledged balances, and the related funding amounts are reported as short-term borrowings. Prior to January 1, 2010, the program activity was accounted for as a sale of accounts receivable, under accounting rules then applicable to the program, which resulted in the funding being recorded as a reduction of accounts receivable.

The maximum funding amount currently available under the program is $200 million, which approximates the expected usage and applies only to receivables related to non-executory retail sales contracts, as compared to $350 million under the terminated program. Program funding decreased to $82 million at December 31, 2012 from $104 million at December 31, 2011. Because TCEH's credit ratings were lower than Ba3/BB-, under the terms of the program available funding is reduced by the amount of customer deposits held by the originator, which totaled $36 million at December 31, 2012.

TXU Energy Receivables Company issues a subordinated note payable to the originator for the difference between the face amount of the accounts receivable purchased, less a discount, and cash paid to the originator. Because the subordinated note is limited to 25% of the uncollected accounts receivable purchased, and the amount of borrowings are limited by terms of the financing agreement, any additional funding to purchase the receivables is sourced from cash on hand and/or capital contributions from TCEH. Under the program, the subordinated note issued by TXU Energy Receivables Company is subordinated to the security interests of the funding entities. There was no subordinated note limit under the terminated program. The balance of the subordinated note payable, which is eliminated in consolidation, totaled $97 million and $420 million at December 31, 2012 and December 31, 2011, respectively.

All new trade receivables under the program generated by the originator are continuously purchased by TXU Energy Receivables Company with the proceeds from collections of receivables previously purchased and, as necessary, increased borrowings or funding sources as described immediately above. Changes in the amount of borrowings by TXU Energy Receivables Company reflect seasonal variations in the level of accounts receivable, changes in collection trends and other factors such as changes in sales prices and volumes.

The discount from face amount on the purchase of receivables from the originator principally funds program fees paid to the funding entities. The program fees consist primarily of interest costs on the underlying financing and are reported as interest expense and related charges. The discount also funds a servicing fee, which is reported as SG&A expense, paid by TXU Energy Receivables Company to TXU Energy, which provides recordkeeping services and is the collection agent under the program.

Program fee amounts were as follows:

	Year Ended December 31,
	2012	2011	2010
Program fees	$9	$9	$10
Program fees as a percentage of average funding (annualized)	6.7%	6.4%	3.8%

Activities of TXU Energy Receivables Company and TXU Receivables Company were as follows:

	Year Ended December 31,
	2012	2011	2010
Cash collections on accounts receivable	$4,566	$5,080	$6,334
Face amount of new receivables purchased	(4,496)	(4,992)	(6,100)
Discount from face amount of purchased receivables	11	11	12
Program fees paid to funding entities	(9)	(9)	(10)
Servicing fees paid for recordkeeping and collection services	(2)	(2)	(2)
Increase (decrease) in subordinated notes payable	(323)	(96)	53
Capital contribution from TCEH, net of cash held	275	—	—
Cash flows used by (provided to) originator under the program	$22	$(8)	$287

Under the previous accounting rules, changes in funding under the program were reported as operating cash flows. The accounting rules effective January 1, 2010 required that the amount of funding under the program as of the adoption date ($383 million) be reported as a use of operating cash flows and a source of financing cash flows, with all subsequent changes in funding reported as financing activities.

The new program extends the expiration date by two years to November 2015, provided that the expiration date will change to June 2014 if at that time more than $500 million aggregate principal amount of the term loans and deposit letter of credit loans under the TCEH Senior Secured Facilities maturing prior to October 2017 remain outstanding. The new program is subject to the same financial maintenance covenant as the TCEH Senior Credit Facilities as discussed in Note 8. The program may be terminated upon the occurrence of a number of specified events, including if the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days outstanding ratio exceed stated thresholds, unless the funding entities waive such events of termination. The thresholds apply to the entire portfolio of sold receivables. In addition, the program may be terminated if TXU Energy Receivables Company defaults in any payment with respect to debt in excess of $50,000 in the aggregate for such entities, or if EFH Corp., TCEH, any affiliate of TCEH acting as collection agent, any parent guarantor of the originator or the originator defaults in any payment with respect to debt (other than hedging obligations) in excess of $200 million in the aggregate for such entities. At December 31, 2012, there were no such events of termination.

If the program was terminated, TCEH's liquidity would be reduced because collections of sold receivables would be used by TXU Energy Receivables Company to repay borrowings from the funding entities instead of purchasing new receivables. We expect that the level of cash flows would normalize in approximately 16 to 30 days following termination.

Trade Accounts Receivable

	December 31,
	2012	2011
Wholesale and retail trade accounts receivable, including $454 and $524 in pledged retail receivables	$727	$794
Allowance for uncollectible accounts	(9)	(27)
Trade accounts receivable — reported in balance sheet	$718	$767

Gross trade accounts receivable at December 31, 2012 and 2011 included unbilled revenues of $260 million and $269 million, respectively.

Allowance for Uncollectible Accounts Receivable

	Year Ended December 31,
	2012	2011	2010
Allowance for uncollectible accounts receivable at beginning of period (a)	$27	$64	$81
Increase for bad debt expense	26	56	108
Decrease for account write-offs	(44)	(67)	(125)
Reversal of reserve related to counterparty bankruptcy (Note 6)	—	(26)	—
Allowance for uncollectible accounts receivable at end of period	$9	$27	$64
___________

(a)	The beginning balance in 2010 is reduced by $2 million reflecting the deconsolidation of Oncor (see Note 2).

8.	SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-Term Borrowings

At December 31, 2012, outstanding short-term borrowings totaled $2.136 billion, which included $2.054 billion under the TCEH Revolving Credit Facility at a weighted average interest rate of 4.40%, excluding customary fees, and $82 million under the accounts receivable securitization program discussed in Note 7.

At December 31, 2011, outstanding short-term borrowings totaled $774 million, which included $670 million under the TCEH Revolving Credit Facility at a weighted average interest rate of 4.46%, excluding certain customary fees, and $104 million under the accounts receivable securitization program.

Credit Facilities

Credit facilities with cash borrowing and/or letter of credit availability at December 31, 2012 are presented below. The facilities are all senior secured facilities of TCEH.

		December 31, 2012
Facility	Maturity Date	Facility Limit	Letters of Credit	Cash Borrowings	Availability
TCEH Revolving Credit Facility (a)	October 2013	$645	$—	$645	$—
TCEH Revolving Credit Facility (a)	October 2016	1,409	—	1,409	—
TCEH Letter of Credit Facility (b)	October 2017 (b)	1,062	—	1,062	—
Total TCEH		$3,116	$—	$3,116	$—
___________

(a)
Facility used for borrowings for general corporate purposes. Borrowings are classified as short-term borrowings. At December 31, 2012, borrowings under the facility maturing October 2013 bear interest at LIBOR plus 3.50%, and a commitment fee is payable quarterly in arrears at a rate per annum equal to 0.50% of the average daily unused portion of the facility. At December 31, 2012, borrowings under the facility maturing October 2016 bear interest at LIBOR plus 4.50%, and a commitment fee is payable quarterly in arrears at a rate per annum equal to 1.00% of the average daily unused portion of the facility. In January 2013, commitments maturing in 2013 were extended to 2016 as discussed below.

(b)
Facility, $42 million of which matures in October 2014, used for issuing letters of credit for general corporate purposes, including, but not limited to, providing collateral support under hedging arrangements and other commodity transactions that are not secured by a first-lien interest in the assets of TCEH. The borrowings under this facility have been recorded by TCEH as restricted cash that supports issuances of letters of credit and are classified as long-term debt. At December 31, 2012, the restricted cash totaled $947 million, after reduction for a $115 million letter of credit drawn in 2009 related to an office building financing. At December 31, 2012, the restricted cash supports $764 million in letters of credit outstanding, leaving $183 million in available letter of credit capacity.

Amendment and Extension of TCEH Revolving Credit Facility — In January 2013, the Credit Agreement governing the TCEH Senior Secured Facilities was amended to extend the maturity date of the $645 million of commitments maturing in October 2013 to October 2016, bringing the maturity date of the entire commitment of $2.054 billion to October 2016. The extended commitments will have the same terms and conditions as the existing commitments expiring in October 2016 under the Credit Agreement. Fees in consideration for the extension were settled through the incurrence of $340 million principal amount of incremental TCEH Term Loan Facilities maturing in October 2017. In connection with the extension request, TCEH eliminated its ability to draw letters of credit under the TCEH Revolving Credit Facility. At the date of the extension, there were no outstanding letters of credit under the TCEH Revolving Credit Facility.

Long-Term Debt

At December 31, 2012 and 2011, long-term debt consisted of the following:

	December 31,
	2012	2011
EFH Corp. (parent entity)
9.75% Fixed Senior Secured First Lien Notes due October 15, 2019	$115	$115
10% Fixed Senior Secured First Lien Notes due January 15, 2020	1,061	1,061
10.875% Fixed Senior Notes due November 1, 2017 (a)	64	196
11.25 / 12.00% Senior Toggle Notes due November 1, 2017 (a)	60	438
5.55% Fixed Series P Senior Notes due November 15, 2014 (a)	92	326
6.50% Fixed Series Q Senior Notes due November 15, 2024 (a)	230	740
6.55% Fixed Series R Senior Notes due November 15, 2034 (a)	291	744
8.82% Building Financing due semiannually through February 11, 2022 (b)	53	61
Unamortized fair value premium related to Building Financing (b)(c)	11	14
Capital lease obligations	—	1
Unamortized premium	—	6
Unamortized fair value discount (c)	(137)	(430)
Total EFH Corp.	1,840	3,272
EFIH
6.875% Fixed Senior Secured First Lien Notes due August 15, 2017	503	—
9.75% Fixed Senior Secured First Lien Notes due October 15, 2019	141	141
10% Fixed Senior Secured First Lien Notes due December 1, 2020	2,180	2,180
11% Fixed Senior Secured Second Lien Notes due October 1, 2021	406	406
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022	1,750	—
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,304	—
Unamortized premium	351	—
Unamortized discount	(131)	—
Total EFIH	6,504	2,727
EFCH
9.58% Fixed Notes due in annual installments through December 4, 2019 (d)	35	41
8.254% Fixed Notes due in quarterly installments through December 31, 2021 (d)	39	43
1.113% Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037 (e)	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
Unamortized fair value discount (c)	(7)	(8)
Total EFCH	76	85
TCEH
Senior Secured Facilities:
3.746% TCEH Term Loan Facilities maturing October 10, 2014 (e)(f)	3,809	3,809
3.712% TCEH Letter of Credit Facility maturing October 10, 2014 (e)	42	42
4.746% TCEH Term Loan Facilities maturing October 10, 2017 (a)(e)(f)	15,351	15,351
4.712% TCEH Letter of Credit Facility maturing October 10, 2017 (e)	1,020	1,020
11.5% Fixed Senior Secured Notes due October 1, 2020	1,750	1,750
15% Fixed Senior Secured Second Lien Notes due April 1, 2021	336	336
15% Fixed Senior Secured Second Lien Notes due April 1, 2021, Series B	1,235	1,235
10.25% Fixed Senior Notes due November 1, 2015 (a)	1,833	1,833
10.25% Fixed Senior Notes due November 1, 2015, Series B (a)	1,292	1,292
10.50 / 11.25% Senior Toggle Notes due November 1, 2016	1,749	1,568

	December 31,
	2012	2011
Pollution Control Revenue Bonds:
Brazos River Authority:
5.40% Fixed Series 1994A due May 1, 2029	39	39
7.70% Fixed Series 1999A due April 1, 2033	111	111
6.75% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013 (g)	16	16
7.70% Fixed Series 1999C due March 1, 2032	50	50
8.25% Fixed Series 2001A due October 1, 2030	71	71
8.25% Fixed Series 2001D-1 due May 1, 2033	171	171
0.143% Floating Series 2001D-2 due May 1, 2033 (h)	97	97
0.400% Floating Taxable Series 2001I due December 1, 2036 (i)	62	62
0.143% Floating Series 2002A due May 1, 2037 (h)	45	45
6.75% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013 (g)	44	44
6.30% Fixed Series 2003B due July 1, 2032	39	39
6.75% Fixed Series 2003C due October 1, 2038	52	52
5.40% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014 (g)	31	31
5.00% Fixed Series 2006 due March 1, 2041	100	100
Sabine River Authority of Texas:
6.45% Fixed Series 2000A due June 1, 2021	51	51
5.20% Fixed Series 2001C due May 1, 2028	70	70
5.80% Fixed Series 2003A due July 1, 2022	12	12
6.15% Fixed Series 2003B due August 1, 2022	45	45
Trinity River Authority of Texas:
6.25% Fixed Series 2000A due May 1, 2028	14	14
Unamortized fair value discount related to pollution control revenue bonds (c)	(112)	(120)
Other:
7.46% Fixed Secured Facility Bonds with amortizing payments through January 2015	12	28
7% Fixed Senior Notes due March 15, 2013	5	5
Capital leases	64	63
Other	3	3
Unamortized discount	(10)	(11)
Unamortized fair value discount (c)	(1)	(1)
Total TCEH	29,498	29,323
Total EFH Corp. consolidated	37,918	35,407
Less amount due currently	(103)	(47)
Total long-term debt	$37,815	$35,360
___________

(a)	Excludes the following debt held by EFIH or EFH Corp. (parent entity) and eliminated in consolidation:

	December 31,
	2012	2011
EFH Corp. 10.875% Fixed Senior Notes due November 1, 2017	$1,685	$1,591
EFH Corp. 11.25 / 12.00% Senior Toggle Notes due November 1, 2017	3,441	2,784
EFH Corp. 5.55% Fixed Series P Senior Notes due November 15, 2014	279	45
EFH Corp. 6.50% Fixed Series Q Senior Notes due November 15, 2024	516	6
EFH Corp. 6.55% Fixed Series R Senior Notes due November 15, 2034	456	3
TCEH 4.746% Term Loan Facilities maturing October 10, 2017	19	19
TCEH 10.25% Fixed Senior Notes due November 1, 2015	213	213
TCEH 10.25% Fixed Senior Notes due November 1, 2015, Series B	150	150
Total	$6,759	$4,811

(b)	This financing is the obligation of a subsidiary of EFH Corp. and will be serviced with cash drawn by the beneficiary of a letter of credit that was previously issued to secure the obligation.

(c)	Amount represents unamortized fair value adjustments recorded under purchase accounting.

(d)
EFCH's obligations with respect to these financings are guaranteed by EFH Corp. and secured on a first-priority basis by, among other things, an undivided interest in the Comanche Peak nuclear generation facility.

(e)	Interest rates in effect at December 31, 2012.

(f)	Interest rate swapped to fixed on $18.46 billion principal amount of maturities through October 2014 and up to an aggregate $12.6 billion principal amount from October 2014 through October 2017.

(g)
These series are in the multiannual interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.

(h)	Interest rates in effect at December 31, 2012. These series are in a daily interest rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit.

(i)	Interest rate in effect at December 31, 2012. This series is in a weekly interest rate mode and is classified as long-term as it is supported by long-term irrevocable letters of credit.

Debt Amounts Due Currently

Amounts due currently (within twelve months) at December 31, 2012 total $103 million and consist of $60 million principal amount of TCEH pollution control revenue bonds (PCRBs) subject to mandatory tender and remarketing in April 2013, which we expect to repurchase in April 2013, and $43 million of scheduled installment payments on capital leases and debt securities.

Debt Related Activity in 2013

Issuance of EFIH 10% Notes and EFIH Toggle Notes in Exchange for EFH Corp. and EFIH Debt — In exchanges in January 2013, EFIH and EFIH Finance issued $1.302 billion principal amount of EFIH 10% Senior Secured Notes due 2020 (New EFIH 10% Notes) for $1.310 billion total principal amount of EFH Corp. and EFIH senior secured notes consisting of: (i) $113 million principal amount of EFH Corp. 9.75% Senior Secured Notes due 2019 (EFH Corp. 9.75% Notes), (ii) $1.058 billion principal amount of EFH Corp. 10% Senior Secured Notes due 2020 (EFH Corp. 10% Notes), and (iii) $139 million principal amount of EFIH 9.75% Senior Secured Notes due 2019 (EFIH 9.75% Notes). The New EFIH 10% Notes have terms and conditions substantially the same as the existing EFIH 10% Notes discussed below. EFIH cancelled the EFIH notes it received in the exchanges.

In connection with these debt exchange transactions, EFH Corp. received the requisite consents from holders of the EFH Corp. 9.75% Notes and EFH Corp. 10% Notes and EFIH received the requisite consents from holders of the EFIH 9.75% Notes applicable to certain amendments to the respective indentures governing such notes. These amendments, among other things, (i) eliminated EFIH's pledge of its 100% ownership of the membership interests it owns in Oncor Holdings as collateral for the EFH Corp. 9.75% Notes, EFH Corp. 10% Notes and EFIH 9.75% Notes, (ii) made EFCH and EFIH unrestricted subsidiaries under the EFH Corp. 9.75% Notes and EFH Corp. 10% Notes, thereby eliminating EFCH's and EFIH's guarantees of the notes, (iii) eliminated substantially all of the restrictive covenants in the indentures and (iv) eliminated certain events of default, modified covenants regarding mergers and consolidations and modified or eliminated certain other provisions in such indentures.

In additional exchanges in January 2013, EFIH and EFIH Finance issued $89 million principal amount of additional 11.25%/12.25% Toggle Notes due 2018 (EFIH Toggle Notes) for $95 million total principal amount of EFH Corp. senior notes consisting of: (i) $31 million principal amount of EFH Corp. 10.875% Senior Notes due 2017 (EFH Corp. 10.875% Notes), (ii) $33 million principal amount of EFH Corp. 11.25%/12.00% Senior Toggle Notes due 2017 (EFH Corp. Toggle Notes), (iii) $2 million principal amount of EFH Corp. 5.55% Series P Notes due 2014 (EFH Corp. 5.55% Notes) and (iv) $29 million principal amount of EFH Corp. 6.50% Series Q Notes due 2024 (EFH Corp. 6.50% Notes). The additional EFIH Toggle Notes have the same terms and conditions as the existing EFIH Toggle Notes discussed below.

Largely in early 2013, EFIH returned $6.518 billion principal amount of EFH Corp. debt that it received in debt exchanges, including $1.799 billion received in December 2012 and January 2013, as a dividend to EFH Corp., which cancelled it, leaving $1.361 billion principal amount of affiliate debt still held by EFIH. The debt returned included $1.754 billion principal amount of EFH Corp. 10.875% Notes, $3.593 billion principal amount of EFH Corp. Toggle Notes, $1.058 billion principal amount of EFH Corp. 10% Notes and $113 million principal amount of EFH Corp. 9.75% Notes.

Debt Related Activity in 2012

Issuances of debt for cash in 2012 consisted of the $503 million principal amount of EFIH 6.875% Senior Secured Notes due 2017 (net proceeds of $502 million excluding accrued interest received) and $1.750 billion principal amount of EFIH 11.75% Senior Secured Second Lien Notes due 2022 (net proceeds of $1.716 billion net of accrued interest received), as discussed below.

Repayments of long-term debt in the year ended December 31, 2012 totaled $41 million and consisted of $26 million of payments of principal at scheduled maturity dates and $15 million of contractual payments under capital leases.

Issuance of EFIH Toggle Notes in Exchange for EFH Corp. Debt — In exchanges in December 2012, EFIH and EFIH Finance issued $1.304 billion principal amount of EFIH Toggle Notes in exchange for $1.761 billion total principal amount of EFH Corp. debt consisting of $234 million of EFH Corp. 5.55% Notes, $510 million of EFH Corp. 6.50% Notes, $453 million of EFH Corp. 6.55% Series R Senior Notes due 2034 (EFH Corp. 6.55% Notes), $132 million of EFH Corp. 10.875% Notes and $432 million of EFH Corp. Toggle Notes.

In connection with the debt exchange transactions, EFH Corp. received the requisite consents from holders of the EFH Corp. 6.50% Notes and EFH Corp. 6.55% Notes applicable to certain amendments to the respective indentures governing such notes. These amendments, among other things, eliminated substantially all of the restrictive covenants, eliminated certain events of default, modified covenants regarding mergers and consolidations and modified or eliminated certain other provisions in such indentures, including the limitation on the incurrence of secured indebtedness.

Accounting and Income Tax Effects of the December 2012 Debt Exchanges — In consideration of the circumstances and terms of the exchanges, accounting rules require that the gain on the exchanges, which totaled $336 million, be deferred and amortized to interest income over the life of the debt issued. The deferred gain is reported as debt premium associated with the EFIH Toggle Notes.

For federal income tax purposes, the transactions resulted in taxable cancellation of debt income of approximately $480 million, which was fully offset by utilization of operating loss carryforwards. The transactions resulted in a cash charge under the Texas margin tax of $3 million (reported as income tax expense).

The EFIH Toggle Notes mature in December 2018, with interest payable semiannually on June 1 and December 1 beginning June 1, 2013 at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. For any interest period until June 1, 2016, EFIH may elect to pay interest on the Toggle Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH Toggle Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. Once EFIH makes a PIK election, the election is valid for each succeeding interest payment period until EFIH revokes the election. The interest payment due on June 1, 2013 will be paid 100% in PIK interest.

The indenture governing the EFIH Toggle Notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, EFIH's and its restricted subsidiaries' ability to:

•	make restricted payments, including certain investments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets, and

•	engage in certain transactions with affiliates.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes when due. If certain events of default occur and are continuing under the notes and the indenture, the trustee or the holders of at least 30% in principal amount outstanding of the notes may declare the principal amount of the notes to be due and payable immediately. Currently, there are no restricted subsidiaries under the indenture (other than EFIH Finance, which has no assets). Oncor Holdings, Oncor and their respective subsidiaries are unrestricted subsidiaries under the EFIH Toggle Notes and the indenture and, accordingly, are not subject to any of the restrictive covenants in the notes and the related indenture.

Until December 1, 2014, EFIH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFIH Toggle Notes from time to time at a redemption price of 111.25% of the aggregate principal amount of the notes being redeemed, plus accrued interest. EFIH may redeem the notes at any time prior to December 1, 2014 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture governing the notes. EFIH may also redeem the notes, in whole or in part, at any time on or after December 1, 2014, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture governing the notes), EFIH must offer to repurchase the notes at 101% of their principal amount, plus accrued interest.

The EFIH Toggle Notes were issued in private placements and are not registered under the Securities Act. EFIH has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH Toggle Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH Toggle Notes. If the registration statement has not been filed and declared effective within 365 days after the date the initial EFIH Toggle notes were issued (a Registration Default), the annual interest rate on the notes will increase by 25 basis points for the first 90-day period during which a Registration Default continues, and thereafter, the annual interest rate on the notes will increase by 50 basis points for the remaining period during which the Registration Default continues. If the Registration Default is cured, the interest rate on the notes will revert to the original level.

Issuances of EFIH 6.875% Senior Secured Notes — In October 2012, EFIH and EFIH Finance issued $253 million principal amount of 6.875% Senior Secured Notes due 2017 (EFIH 6.875% Notes). The offering was issued at a premium of $8 million, which will be amortized to interest expense over the life of the notes. In August 2012, EFIH and EFIH Finance issued $250 million principal amount of EFIH 6.875% Notes and $600 million principal amount of 11.75% Senior Secured Second Lien Notes due 2022 (EFIH 11.75% Notes). The EFIH 11.75% Notes are discussed further below. Of the net proceeds from the August 2012 issuances, $680 million was placed in escrow (and is reported as restricted cash in the balance sheet) and was issued as a dividend to EFH Corp. in January 2013, and EFH Corp. used the dividend and cash on hand to repay the balance of the demand notes payable by EFH Corp. to TCEH. Remaining proceeds from the August and October 2012 issuances are to be used for general corporate purposes.

The EFIH 6.875% Notes mature in August 2017, with interest payable in cash semiannually in arrears on February 15 and August 15, beginning February 15, 2013, at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes are secured on a first-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 10% Notes.

The EFIH 6.875% Notes are senior obligations of EFIH and rank equally in right of payment with all senior indebtedness of EFIH and are senior in right of payment to any future subordinated indebtedness of EFIH. The EFIH 6.875% Notes are effectively senior to all unsecured indebtedness of EFIH, to the extent of the value of the EFIH Collateral, and are effectively subordinated to any indebtedness of EFIH secured by assets of EFIH other than the EFIH Collateral, to the extent of the value of such assets. Furthermore, the EFIH 6.875% Notes are structurally subordinated to all indebtedness and other liabilities of EFIH's subsidiaries (other than EFIH Finance), including Oncor Holdings and its subsidiaries.

The indenture governing the EFIH 6.875% Notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, EFIH's and its restricted subsidiaries' ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets, and

•	engage in certain transactions with affiliates.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes when due. If certain events of default occur and are continuing under the notes and the indenture, the trustee or the holders of at least 30% in principal amount outstanding of the notes may declare the principal amount of the notes to be due and payable immediately.

There currently are no restricted subsidiaries under the indenture related to the EFIH 6.875% Notes (other than EFIH Finance, which has no assets). Oncor Holdings, the immediate parent of Oncor, and its subsidiaries are unrestricted subsidiaries under the indenture and, accordingly, are not subject to any of the restrictive covenants in the indenture.

Until February 15, 2015, EFIH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFIH 6.875% Notes from time to time at a redemption price of 106.875% of the aggregate principal amount of the notes being redeemed, plus accrued interest. EFIH may redeem the notes at any time prior to February 15, 2015 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture governing the notes. EFIH may also redeem the notes, in whole or in part, at any time on or after February 15, 2015, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture governing the notes), EFIH must offer to repurchase the notes at 101% of their principal amount, plus accrued interest.

The EFIH 6.875% Notes were issued in private placements and are not registered under the Securities Act. EFIH has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 6.875% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 6.875% Notes. If the registration statement has not been filed and declared effective within 365 days after the date the initial EFIH 6.875% Notes were issued (a Registration Default), the annual interest rate on the notes will increase by 25 basis points for the first 90-day period during which a Registration Default continues, and thereafter, the annual interest rate on the notes will increase by 50 basis points for the remaining period during which the Registration Default continues. If the Registration Default is cured, the interest rate on the notes will revert to the original level.

Issuances of EFIH 11.75% Senior Secured Second Lien Notes — In February and August 2012, EFIH and EFIH Finance issued $1.150 billion and $600 million principal amount of EFIH 11.75% Notes, respectively. The February 2012 offerings were issued at a discount of $12 million, and the August 2012 offering was issued at a premium of $14 million, both of which will be amortized to interest expense over the life of the notes. The net proceeds from the February 2012 issuance were used to pay a $950 million dividend to EFH Corp., and the balance was retained as cash on hand. EFH Corp. used the proceeds from the dividend to repay a portion of the demand notes payable by EFH Corp. to TCEH. TCEH used the majority of the $950 million to repay all borrowings under the TCEH Revolving Credit Facility. Use of proceeds from the August 2012 issuance is discussed above in connection with the issuance of EFIH 6.875% Notes.

The EFIH 11.75% Notes mature in March 2022, with interest payable in cash semiannually in arrears on March 1 and September 1 at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes.

Until March 1, 2015, EFIH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFIH 11.75% Notes from time to time at a redemption price of 111.750% of the aggregate principal amount of the notes being redeemed, plus accrued interest. EFIH may redeem the notes at any time prior to March 1, 2017 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture governing the notes. EFIH may also redeem the notes, in whole or in part, at any time on or after March 1, 2017, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture governing the notes), EFIH must offer to repurchase the notes at 101% of their principal amount, plus accrued interest.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act. EFIH has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed by February 5, 2013, the annual interest rate on the notes increased by 25 basis points and will remain at that level until the earlier of the completion of the exchange offer or May 6, 2013. If the exchange offer is not complete by May 6, 2013, the annual interest rate on the notes will increase by an additional 25 basis points (to 12.25%) until the exchange offer is complete. Once the exchange offer is complete, the interest rate on the notes will revert to the original level.

Debt Related Activity in 2011

Issuances of debt for cash in 2011 consisted of the $1.750 billion principal amount of TCEH 11.5% Senior Secured Notes discussed below (net proceeds of $1.703 billion).

Repayments of long-term debt in 2011 totaled $1.431 billion and included $958 million of long-term debt borrowings under the TCEH Senior Secured Facilities as discussed below, $437 million of principal payments at scheduled maturity or remarketing dates (including $415 million of pollution control revenue bonds), $20 million of repurchases ($47 million principal amount as discussed below) and $16 million of contractual payments under capitalized lease obligations. In addition, short-term borrowings of $455 million under the TCEH Revolving Credit Facility were repaid.

Amendment and Extension of TCEH Senior Secured Facilities — Borrowings under the TCEH Senior Secured Facilities totaled $22.276 billion at December 31, 2012 and consisted of:

•	$3.809 billion of TCEH Term Loan Facilities maturing in October 2014 with interest payable at LIBOR plus 3.50%;

•	$15.351 billion of TCEH Term Loan Facilities maturing in October 2017 with interest payable at LIBOR plus 4.50%;

•	$42 million of cash borrowed under the TCEH Letter of Credit Facility maturing in October 2014 with interest payable at LIBOR plus 3.50% (see discussion under "Credit Facilities" above);

•	$1.020 billion of cash borrowed under the TCEH Letter of Credit Facility maturing in October 2017 with interest payable at LIBOR plus 4.50% (see discussion under "Credit Facilities" above), and

•
Amounts borrowed under the TCEH Revolving Credit Facility, which may be reborrowed from time to time until October 2016 and represent the entire amount of commitments under the facility totaling $2.054 billion at December 31, 2012. See "Credit Facilities" above for discussion regarding the $645 million in commitments maturing in 2013 that were extended to 2016 in January 2013.

The TCEH Commodity Collateral Posting Facility, under which there were no borrowings in 2012, matured in December 2012.

In April 2011, (i) the Credit Agreement governing the TCEH Senior Secured Facilities was amended, (ii) the maturity dates of approximately 80% of the borrowings under the term loans (initial term loans and delayed draw term loans) and deposit letter of credit loans under the TCEH Senior Secured Facilities and approximately 70% of the commitments under the TCEH Revolving Credit Facility were extended, (iii) borrowings totaling $1.604 billion under the TCEH Senior Secured Facilities were repaid from proceeds of issuance of $1.750 billion principal amount of TCEH 11.5% Senior Secured Notes as discussed below and (iv) the amount of commitments under the TCEH Revolving Credit Facility was reduced by $646 million.

The amendment to the Credit Agreement included, among other things, amendments to certain covenants contained in the TCEH Senior Secured Facilities (including the financial maintenance covenant), as well as acknowledgement by the lenders that (i) the terms of the intercompany notes receivable (as described below) from EFH Corp. payable to TCEH complied with the TCEH Senior Secured Facilities, including the requirement that these loans be made on an "arm's-length" basis, and (ii) no mandatory repayments were required to be made by TCEH relating to "excess cash flows," as defined under covenants of the TCEH Senior Secured Facilities, for fiscal years 2008, 2009 and 2010.

As amended, the maximum ratios for the secured debt to Adjusted EBITDA financial maintenance covenant are 8.00 to 1.00 for test periods through December 31, 2014, and decline over time to 5.50 to 1.00 for the test periods ending March 31, 2017 and thereafter. In addition, (i) up to $1.5 billion principal amount of TCEH senior secured first lien notes (including $906 million of the TCEH Senior Secured Notes discussed below), to the extent the proceeds are used to repay term loans and deposit letter of credit loans under the TCEH Senior Secured Facilities and (ii) all senior secured second lien debt will be excluded for the purposes of the secured debt to Adjusted EBITDA financial maintenance covenant.

The amendment contained certain provisions related to TCEH Demand Notes that arise from cash loaned for (i) debt principal and interest payments (P&I Note) and (ii) other general corporate purposes of EFH Corp. (SG&A Note). TCEH also agreed in the Amendment:

•	not to make any further loans to EFH Corp. under the SG&A Note (at December 31, 2012, the outstanding balance of the SG&A Note was $233 million, reflecting the repayment discussed below);

•	that borrowings outstanding under the P&I Note will not exceed $2.0 billion in the aggregate at any time (at December 31, 2012, the outstanding balance of the P&I Note was $465 million), and

•
that the sum of (i) the outstanding indebtedness (including guarantees) issued by EFH Corp. or any subsidiary of EFH Corp. (including EFIH) secured by a second-priority lien on the equity interests that EFIH owns in Oncor Holdings (EFIH Second-Priority Debt) and (ii) the aggregate outstanding amount of the SG&A Note and P&I Note will not exceed, at any time, the maximum amount of EFIH Second-Priority Debt permitted by the indenture governing the EFH Corp. 10% Notes as in effect on April 7, 2011.

Further, in connection with the amendment, in April 2011 the following actions were completed related to the intercompany loans:

•	EFH Corp. repaid $770 million of borrowings under the SG&A Note (using proceeds from TCEH's repayment of the $770 million TCEH borrowed from EFH Corp. in January 2011 under a demand note), and

•
EFIH and EFCH guaranteed, on an unsecured basis, the remaining balance of the SG&A Note (consistent with the existing EFIH and EFCH unsecured guarantees of the P&I Note and the EFH Corp. Senior Notes discussed below).

Pursuant to the extension of the TCEH Senior Secured Facilities in April 2011:

•
the maturity of $15.351 billion principal amount of first lien term loans held by accepting lenders was extended from October 10, 2014 to October 10, 2017 and the interest rate with respect to the extended term loans was increased from LIBOR plus 3.50% to LIBOR plus 4.50%;

•
the maturity of $1.020 billion principal amount of first lien deposit letter of credit loans held by accepting lenders was extended from October 10, 2014 to October 10, 2017 and the interest rate with respect to the extended deposit letter of credit loans was increased from LIBOR plus 3.50% to LIBOR plus 4.50%, and

•
the maturity of $1.409 billion of the commitments under the TCEH Revolving Credit Facility held by accepting lenders was extended from October 10, 2013 to October 10, 2016, the interest rate with respect to the extended revolving commitments was increased from LIBOR plus 3.50% to LIBOR plus 4.50% and the undrawn fee with respect to such commitments was increased from 0.50% to 1.00%.

Upon the effectiveness of the extension, TCEH paid an up-front extension fee of 350 basis points on extended term loans and extended deposit letter of credit loans.

Each of the loans described above that matures in 2016 or 2017 includes a "springing maturity" provision pursuant to which (i) in the event that more than $500 million aggregate principal amount of the TCEH 10.25% Notes due in 2015 (other than notes held by EFH Corp. or its controlled affiliates at March 31, 2011 to the extent held at the determination date as defined in the Credit Agreement) or more than $150 million aggregate principal amount of the TCEH Toggle Notes due in 2016 (other than notes held by EFH Corp. or its controlled affiliates at March 31, 2011 to the extent held at the determination date as defined in the Credit Agreement), as applicable, remain outstanding as of 91 days prior to the maturity date of the applicable notes and (ii) TCEH's total debt to Adjusted EBITDA ratio (as defined in the TCEH Senior Secured Facilities) is greater than 6.00 to 1.00 at the applicable determination date, then the maturity date of the extended loans will automatically change to 90 days prior to the maturity date of the applicable notes.

Under the terms of the TCEH Senior Secured Facilities, the commitments of the lenders to make loans to TCEH are several and not joint. Accordingly, if any lender fails to make loans to TCEH, TCEH's available liquidity could be reduced by an amount up to the aggregate amount of such lender's commitments under the TCEH Senior Secured Facilities.

The TCEH Senior Secured Facilities are fully and unconditionally guaranteed jointly and severally on a senior secured basis by EFCH, and subject to certain exceptions, each existing and future direct or indirect wholly-owned US subsidiary of TCEH. The TCEH Senior Secured Facilities, along with the TCEH Senior Secured Notes and certain commodity hedging transactions and the interest rate swaps described under "TCEH Interest Rate Swap Transactions" below, are secured on a first priority basis by (i) substantially all of the current and future assets of TCEH and TCEH's subsidiaries who are guarantors of such facilities and (ii) pledges of the capital stock of TCEH and certain current and future direct or indirect subsidiaries of TCEH.

The TCEH Senior Secured Facilities contain customary negative covenants that, among other things, restrict, subject to certain exceptions, TCEH and its restricted subsidiaries' ability to:

•	incur additional debt;

•	create additional liens;

•	enter into mergers and consolidations;

•	sell or otherwise dispose of assets;

•	make dividends, redemptions or other distributions in respect of capital stock;

•	make acquisitions, investments, loans and advances, and

•	pay or modify certain subordinated and other material debt.

The TCEH Senior Secured Facilities contain certain customary events of default for senior leveraged acquisition financings, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

Accounting and Income Tax Effects of the Amendment and Extension — Based on application of the accounting rules, including analyses of discounted cash flows, the amendment and extension transactions were determined not to be an extinguishment of debt. Accordingly, no gain was recognized, and transaction costs totaling $699 million, consisting of consent and extension payments to loan holders, were capitalized. Amounts capitalized will be amortized to interest expense through the maturity dates of the respective loans. Net third party fees related to the amendment and extension totaling $100 million were expensed (see Note 6).

The transactions were determined to be a significant modification of debt for federal income tax purposes, resulting in taxable cancellation of debt income of approximately $2.5 billion. The income will be reversed as deductions in future years (through 2017), and consequently a deferred tax asset has been recorded. The effect of the income on federal income taxes payable related to 2011 was largely offset by current year deductions, including the impact of bonus depreciation, and utilization of approximately $600 million in operating loss carryforwards. The transactions resulted in a cash charge under the Texas margin tax of $13 million (reported as income tax expense).

Issuance of TCEH 11.5% Senior Secured Notes — In April 2011, TCEH and TCEH Finance issued $1.750 billion principal amount of 11.5% Senior Secured Notes due 2020, and used the proceeds, net of issuance fees and a $12 million discount, to:

•
repay $770 million principal amount of term loans under the TCEH Senior Secured Facilities (representing amortization payments that otherwise would have been paid from March 2011 through September 2014);

•	repay $188 million principal amount of deposit letter of credit loans under the TCEH Senior Secured Facilities;

•	repay $646 million of borrowings under the TCEH Revolving Credit Facility (with commitments under the facility being reduced by the same amount), and

•
fund $99 million of the $799 million of total transaction costs associated with the amendment and extension of the TCEH Senior Secured Facilities discussed above, with the remainder of the transaction costs paid with cash on hand.

Issuance of EFIH 11% Senior Secured Second Lien Notes in Exchange for EFH Corp. Debt — In April 2011, EFIH and EFIH Finance issued $406 million principal amount of 11% Senior Secured Second Lien Notes due 2021 in exchange for $428 million of EFH Corp. debt consisting of $163 million principal amount of EFH Corp. 10.875% Notes due 2017, $229 million principal amount of EFH Corp. Toggle Notes due 2017 and $36 million principal amount of EFH Corp. 5.55% Series P Senior Notes due 2014. The transaction resulted in a debt extinguishment gain of $25 million (reported as other income).

Issuance of New EFH Corp. Toggle Notes in Exchange for EFH Corp. Series P Notes — In a private exchange in October 2011, EFH Corp. issued $53 million principal amount of new EFH Corp. 11.25%/12.00% Toggle Notes due 2017 in exchange for $65 million principal amount of EFH Corp. 5.55% Series P Senior Notes due 2014 (EFH Corp. 5.55% Notes), which EFH Corp. retired. The new EFH Corp. Toggle Notes have substantially the same terms and conditions and are subject to the same indenture as the existing EFH Corp. Toggle Notes. A premium totaling $6 million was recorded on the transaction and is being amortized to interest expense over the life of the new notes. Concurrent with the exchange, EFIH returned $53 million principal amount of EFH Corp. Toggle Notes as a dividend to EFH Corp., which cancelled them. EFIH had previously held the EFH Corp. Toggle Notes as an investment, which was eliminated in consolidation.

2011 Debt Repurchases — In the fourth quarter 2011, EFH Corp. repurchased $40 million principal amount of TCEH 10.25% Notes due 2015 and $7 million principal amount of EFH Corp. 5.55% Notes in private transactions for $20 million in cash. EFH Corp. retired the 5.55% Notes and is holding the TCEH 10.25% Notes as an investment, which is eliminated in consolidation. The transactions resulted in debt extinguishment gains totaling $26 million (reported as other income).

Maturities

Long-term debt maturities at December 31, 2012, excluding amounts held by EFH Corp. and EFIH as a result of debt exchanges and eliminated in consolidation, are as follows (see discussion above regarding transactions in early 2013):

Year	EFH Corp. (parent entity)	EFIH	EFCH	TCEH	Total
2013	$7	$—	$11	$73	$91
2014 (a)	98	—	12	3,921	4,031
2015	5	—	13	3,283	3,301
2016	4	—	15	1,904	1,923
2017 (a) (b)	129	503	7	16,027	16,666
Thereafter (a)	1,723	5,781	25	4,349	11,878
Unamortized premiums	11	351	—	—	362
Unamortized discounts	(137)	(131)	(7)	(123)	(398)
Capital lease obligations	—	—	—	64	64
Total	$1,840	$6,504	$76	$29,498	$37,918
___________

(a)
Long-term debt maturities for EFH Corp. (parent entity) total $8.290 billion, consisting of $371 million in 2014, $5.250 billion in 2017 and $2.669 billion after 2017, and include $6.377 billion held by EFIH that is not included above.

(b)	TCEH Senior Secured Facilities due in 2017 are subject to a "springing maturity" provision as discussed above.

Information Regarding Other Significant Outstanding Debt

TCEH 11.5% Senior Secured Notes — At December 31, 2012, the principal amount of the TCEH 11.5% Senior Secured Notes totaled $1.750 billion. The notes mature in October 2020, with interest payable in cash quarterly in arrears on January 1, April 1, July 1 and October 1, at a fixed rate of 11.5% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities (collectively, the Guarantors). The notes are secured, on a first-priority basis, by security interests in all of the assets of TCEH, and the guarantees are secured on a first-priority basis by all of the assets and equity interests held by the Guarantors, in each case, to the extent such assets and equity interests secure obligations under the TCEH Senior Secured Facilities (the TCEH Collateral), subject to certain exceptions and permitted liens.

The notes are (i) senior obligations and rank equally in right of payment with all senior indebtedness of TCEH, (ii) senior in right of payment to all existing or future unsecured and second-priority secured debt of TCEH to the extent of the value of the TCEH Collateral and (iii) senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of the TCEH Senior Secured Notes by the Guarantors are effectively senior to any unsecured and second-priority debt of the Guarantors to the extent of the value of the TCEH Collateral. The guarantees are effectively subordinated to all debt of the Guarantors secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt.

The indenture for the TCEH Senior Secured Notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, TCEH's and its restricted subsidiaries' ability to:

•	make restricted payments, including certain investments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets, and

•	engage in certain transactions with affiliates.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes when due. If certain events of default occur under the indenture, the trustee or the holders of at least 30% of aggregate principal amount of all outstanding TCEH Senior Secured Notes may declare the principal amount on all such notes to be due and payable immediately.

Until April 1, 2014, TCEH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the TCEH Senior Secured Notes from time to time at a redemption price of 111.5% of the aggregate principal amount of the notes being redeemed, plus accrued interest. TCEH may redeem the notes at any time prior to April 1, 2016 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture. TCEH may also redeem the notes, in whole or in part, at any time on or after April 1, 2016, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture), TCEH must offer to repurchase the notes at 101% of their principal amount, plus accrued interest.

TCEH 15% Senior Secured Second Lien Notes (including Series B) — At December 31, 2012, the principal amount of the TCEH 15% Senior Secured Second Lien Notes totaled $1.571 billion. These notes mature in April 2021, with interest payable in cash quarterly in arrears on January 1, April 1, July 1 and October 1 at a fixed rate of 15% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and, subject to certain exceptions, each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities. The notes are secured, on a second-priority basis, by security interests in all of the assets of TCEH, and the guarantees (other than the guarantee of EFCH) are secured on a second-priority basis by all of the assets and equity interests of all of the Guarantors other than EFCH (collectively, the Subsidiary Guarantors), in each case, to the extent such assets and security interests secure obligations under the TCEH Senior Secured Facilities on a first-priority basis, subject to certain exceptions (including the elimination of the pledge of equity interests of any Subsidiary Guarantor to the extent that separate financial statements would be required to be filed with the SEC for such Subsidiary Guarantor under Rule 3-16 of Regulation S-X) and permitted liens. The guarantee from EFCH is not secured.

The notes are senior obligations of the issuer and rank equally in right of payment with all senior indebtedness of TCEH, are senior in right of payment to all existing or future unsecured debt of TCEH to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral) and are senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to TCEH's obligations under the TCEH Senior Secured Facilities, the TCEH Senior Secured Notes and TCEH's commodity and interest rate hedges that are secured by a first-priority lien on the TCEH Collateral and any future obligations subject to first-priority liens on the TCEH Collateral, to the extent of the value of the TCEH Collateral, and to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of the TCEH Senior Secured Second Lien Notes by the Subsidiary Guarantors are effectively senior to any unsecured debt of the Subsidiary Guarantors to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral). These guarantees are effectively subordinated to all debt of the Subsidiary Guarantors secured by the TCEH Collateral on a first-priority basis or that is secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt. EFCH's guarantee ranks equally with its unsecured debt (including debt it guarantees on an unsecured basis) and is effectively subordinated to any of its secured debt to the extent of the value of the collateral securing that debt.

The indenture for the TCEH Senior Secured Second Lien Notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, TCEH's and its restricted subsidiaries' ability to:

•	make restricted payments, including certain investments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets, and

•	engage in certain transactions with affiliates.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes when due. In general, all of the series of TCEH Senior Secured Second Lien Notes vote together as a single class. As a result, if certain events of default occur under the indenture, the trustee or the holders of at least 30% of aggregate principal amount of all outstanding TCEH Senior Secured Second Lien Notes may declare the principal amount on all such notes to be due and payable immediately.

Until October 1, 2013, TCEH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of each series of the TCEH Senior Secured Second Lien Notes from time to time at a redemption price of 115.00% of the aggregate principal amount of the notes being redeemed, plus accrued interest. TCEH may redeem each series of the notes at any time prior to October 1, 2015 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture. TCEH may also redeem each series of the notes, in whole or in part, at any time on or after October 1, 2015, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture), TCEH must offer to repurchase each series of the notes at 101% of their principal amount, plus accrued interest.

TCEH 10.25% Senior Notes (including Series B) and 10.50/11.25% Senior Toggle Notes (collectively, the TCEH Senior Notes) — At December 31, 2012, the principal amount of the TCEH Senior Notes totaled $4.874 billion, excluding $363 million aggregate principal amount held by EFH Corp. and EFIH, and the notes are fully and unconditionally guaranteed on a joint and several unsecured basis by TCEH's direct parent, EFCH (which owns 100% of TCEH), and by each subsidiary that guarantees the TCEH Senior Secured Facilities. The TCEH 10.25% Notes mature in November 2015, with interest payable in cash semi-annually in arrears on May 1 and November 1 at a fixed rate of 10.25% per annum. The TCEH Toggle Notes mature in November 2016, with interest payable semi-annually in arrears on May 1 and November 1 at a fixed rate of 10.50% per annum for cash interest and at a fixed rate of 11.25% per annum for PIK Interest, which option expired with the November 1, 2012 interest payment.

TCEH may redeem the TCEH 10.25% Notes and TCEH Toggle Notes, in whole or in part, at any time, at specified redemption prices, plus accrued and unpaid interest, if any. Upon the occurrence of a change of control of EFCH or TCEH, TCEH must offer to repurchase the TCEH Senior Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The indenture for the TCEH Senior Notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, TCEH's and its restricted subsidiaries' ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets, and

•	engage in certain transactions with affiliates.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes when due. If certain events of default occur and are continuing under the indenture, the trustee or the holders of at least 30% in principal amount of the notes may declare the principal amount on the notes to be due and payable immediately.

EFIH 10% Senior Secured Notes — At December 31, 2012 and January 31, 2013, the principal amount of the EFIH 10% Notes totaled $2.180 billion and $3.482 billion, respectively. The notes mature in December 2020, with interest payable in cash semiannually in arrears on June 1 and December 1 at a fixed rate of 10% per annum. The notes are secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes as discussed above.

The EFIH 10% Notes are senior obligations of EFIH and rank equally in right of payment with all existing and future senior indebtedness of EFIH, including the EFIH 6.875% Notes. The EFIH 10% Notes have substantially the same terms, covenants and events of default as the EFIH 6.875% Notes discussed above.

Until December 1, 2013, EFIH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFIH 10% Notes from time to time at a redemption price of 110% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest, if any. EFIH may redeem the EFIH 10% Notes, in whole or in part, at any time prior to December 1, 2015 at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, and the applicable premium as defined in the indenture. EFIH may redeem any of the EFIH 10% Notes, in whole or in part, at any time on or after December 1, 2015, at specified redemption prices, plus accrued and unpaid interest, if any. Upon the occurrence of a change of control (as defined in the indenture), EFIH may be required to offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

EFIH 11% Senior Secured Second Lien Notes — At December 31, 2012, the principal amount of the EFIH 11% Notes totaled $406 million. The notes mature in October 2021, with interest payable in cash semiannually in arrears on May 15 and November 15 at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms, covenants and events of default as the EFIH 11.75% Notes discussed above.

Until May 15, 2014, EFIH may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFIH 11% Notes from time to time at a redemption price of 111% of the aggregate principal amount of the notes being redeemed, plus accrued interest. EFIH may redeem the notes at any time prior to May 15, 2016 at a price equal to 100% of their principal amount, plus accrued interest and the applicable premium as defined in the indenture. EFIH may also redeem the notes, in whole or in part, at any time on or after May 15, 2016, at specified redemption prices, plus accrued interest. Upon the occurrence of a change of control (as described in the indenture), EFIH must offer to repurchase the notes at 101% of their principal amount, plus accrued interest.

EFH Corp. 10.875% Senior Notes and 11.25/12.00% Senior Toggle Notes (collectively, EFH Corp. Senior Notes) — At December 31, 2012, the principal amount of the EFH Corp. Senior Notes totaled $124 million, excluding $5.126 billion principal amount held by EFIH. After the exchanges and other transactions in early 2013 described above, the principal amount of the notes outstanding totals $60 million, none of which was held by EFIH. The notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by EFCH and EFIH. The notes mature in November 2017, with interest payable in cash semi-annually in arrears on May 1 and November 1 at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.250% per annum for cash interest and 12.000% per annum for PIK Interest, which option expired with the November 1, 2012 interest payment.

EFH Corp. may redeem these notes, in whole or in part, at any time, at specified redemption prices, plus accrued and unpaid interest, if any.

The indenture also contains customary events of default, including, among others, failure to pay principal or interest on the notes or the guarantees when due. If an event of default occurs under the indenture, the trustee or the holders of at least 30% in principal amount outstanding of the notes may declare the principal amount on the notes to be due and payable immediately.

Material Cross Default/Acceleration Provisions — Certain of our financing arrangements contain provisions that could result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as "cross default" or "cross acceleration" provisions.

Intercreditor Agreement — TCEH has entered into an intercreditor agreement with Citibank, N.A. and five secured commodity hedge counterparties (the Secured Commodity Hedge Counterparties). The intercreditor agreement takes into account, among other things, the possibility that TCEH could issue notes and/or loans secured by collateral (other than the collateral that secures the TCEH Senior Secured Facilities) that ranks on parity with, or junior to, TCEH's existing first lien obligations under the TCEH Senior Secured Facilities. The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties will rank pari passu with the lien granted with respect to the collateral of the secured parties under the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will be entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided in the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties' lien on such collateral relative to the priority of lien granted to the secured parties under the TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

Second Lien Intercreditor Agreement — TCEH has also entered into a second lien intercreditor agreement (the Second Lien Intercreditor Agreement) with Citibank, N.A., as senior collateral agent, and The Bank of New York Mellon Trust Company, N.A., as initial second priority representative. The Second Lien Intercreditor Agreement provides that liens on the collateral that secure the obligations under the TCEH Senior Secured Facilities, the obligations of the Secured Commodity Hedge Counterparties and any other obligations which are permitted to be secured on a pari passu basis therewith (collectively, the First Lien Obligations) will rank prior to the liens on such collateral securing the obligations under the TCEH Senior Secured Second Lien Notes, and any other obligations which are permitted to be secured on a pari passu basis (collectively, the Second Lien Obligations). The Second Lien Intercreditor Agreement provides that the holders of the First Lien Obligations will be entitled to the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral until paid in full, and that the holders of the Second Lien Obligations will not be entitled to receive any such proceeds until the First Lien Obligations have been paid in full. The Second Lien Intercreditor Agreement also provides that the holders of the First Lien Obligations will control enforcement actions with respect to such collateral, and the holders of the Second Lien Obligations will not be entitled to commence any such enforcement actions, with limited exceptions. The Second Lien Intercreditor Agreement also provides that releases of the liens on the collateral by the holders of the First Lien Obligations will automatically require that the liens on such collateral by the holders of the Second Lien Obligations be automatically released, and that amendments, waivers or consents with respect to any of the collateral documents in connection with the First Lien Obligations apply automatically to any comparable provision of the collateral documents in connection with the Second Lien Obligations.

Fair Value of Long-Term Debt

At December 31, 2012 and 2011, the estimated fair value of our long-term debt (excluding capital leases) totaled $25.890 billion and $23.402 billion, respectively, and the carrying amount totaled $37.854 billion and $35.343 billion, respectively. At December 31, 2012, the estimated fair value of our short-term borrowings under the TCEH Revolving Credit Facilities totaled $1.500 billion and the carrying amount totaled $2.054 billion. We determine fair value in accordance with accounting standards as discussed in Note 11, and at December 31, 2012, our debt fair value represents Level 2 valuations. We obtain security pricing from a vendor who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg.

TCEH Interest Rate Swap Transactions

TCEH employs interest rate swaps to hedge exposure to its variable rate debt. As reflected in the table below, at December 31, 2012, TCEH has entered into the following series of interest rate swap transactions that effectively fix the interest rates at between 5.5% and 9.3%.

Fixed Rates			Expiration Dates	Notional Amount
5.5%	-	9.3%	February 2013 through October 2014	$18.46	billion (a)
6.8%	-	9.0%	October 2015 through October 2017	$12.60	billion (b)
___________

(a)
Swaps related to an aggregate $2.6 billion principal amount of debt expired in 2012. Per the terms of the transactions, the notional amount of swaps entered into in 2011 grew by $2.405 billion, substantially offsetting the expired swaps.

(b)
These swaps are effective from October 2014 through October 2017. The $12.6 billion notional amount of swaps includes $3 billion that expires in October 2015 with the remainder expiring in October 2017.

TCEH has also entered into interest rate basis swap transactions that further reduce the fixed borrowing costs achieved through the interest rate swaps. Basis swaps in effect at December 31, 2012 totaled $11.967 billion notional amount, a decrease of $5.783 billion from December 31, 2011 reflecting both new and expired swaps. The basis swaps relate to debt outstanding through 2014.

The interest rate swap counterparties are secured on an equal and ratable basis by the same collateral package granted to the lenders under the TCEH Senior Secured Facilities.

The interest rate swaps have resulted in net losses reported in interest expense and related charges as follows:

	Year Ended December 31,
	2012	2011	2010
Realized net loss	$(670)	$(684)	$(673)
Unrealized net gain (loss)	166	(812)	(207)
Total	$(504)	$(1,496)	$(880)

The cumulative unrealized mark-to-market net liability related to all TCEH interest rate swaps totaled $2.065 billion and $2.231 billion at December 31, 2012 and 2011, respectively, of which $65 million and $76 million (both pretax), respectively, were reported in accumulated other comprehensive income.

9.	COMMITMENTS AND CONTINGENCIES

Contractual Commitments

At December 31, 2012, we had noncancellable commitments under energy-related contracts, leases and other agreements as follows:

	Coal purchase and transportation agreements	Pipeline transportation and storage reservation fees	Capacity payments under electricity purchase agreements (a)	Nuclear Fuel Contracts	Other Contracts
2013	$432	$31	$99	$158	$130
2014	308	29	—	116	43
2015	292	12	—	167	26
2016	123	—	—	124	26
2017	43	—	—	110	24
Thereafter	44	—	—	645	119
Total	$1,242	$72	$99	$1,320	$368
___________

(a)
On the basis of current expectations of demand from electricity customers as compared with capacity and take-or-pay payments, management does not consider it likely that any material payments will become due for electricity not taken beyond capacity payments.

Expenditures under our coal purchase and coal transportation agreements totaled $245 million, $463 million and $445 million for the years ended December 31, 2012, 2011 and 2010, respectively.

At December 31, 2012, future minimum lease payments under both capital leases and operating leases are as follows:

	Capital Leases	Operating Leases (a)
2013	$14	$49
2014	10	47
2015	7	37
2016	6	47
2017	35	37
Thereafter	—	172
Total future minimum lease payments	72	$389
Less amounts representing interest	8
Present value of future minimum lease payments	64
Less current portion	12
Long-term capital lease obligation	$52
___________

(a)	Includes operating leases with initial or remaining noncancellable lease terms in excess of one year.

Rent reported as operating costs, fuel costs and SG&A expenses totaled $102 million, $91 million and $89 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions. Material guarantees are discussed below.

Disposed TXU Gas Company operations — In connection with the sale of the assets of TXU Gas Company to Atmos Energy Corporation (Atmos) in October 2004, EFH Corp. agreed to indemnify Atmos, until October 1, 2014, for up to $500 million for any liability related to assets retained by TXU Gas Company, including certain inactive gas plant sites not acquired by Atmos, and up to $1.4 billion for contingent liabilities associated with preclosing tax and employee related matters. The maximum aggregate amount under these indemnities that we may be required to pay is $1.9 billion. To date, we have not been required to make any payments to Atmos under any of these indemnity obligations, and no such payments are currently anticipated.

See Note 8 for discussion of guarantees and security for certain of our debt.

Letters of Credit

At December 31, 2012, TCEH had outstanding letters of credit under its credit facilities totaling $764 million as follows:

•	$376 million to support risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions and collateral postings with ERCOT;

•
$208 million to support floating rate pollution control revenue bond debt with an aggregate principal amount of $204 million (the letters of credit are available to fund the payment of such debt obligations and expire in 2014);

•	$71 million to support TCEH's REP financial requirements with the PUCT, and

•	$109 million for miscellaneous credit support requirements.

Litigation Related to Generation Facilities

In November 2010, an administrative appeal challenging the decision of the TCEQ to renew and amend Oak Grove Management Company LLC's (Oak Grove) (a wholly-owned subsidiary of TCEH) Texas Pollutant Discharge Elimination System (TPDES) permit related to water discharges was filed by Robertson County: Our Land, Our Lives and Roy Henrichson in the Travis County, Texas District Court. Plaintiffs sought a reversal of the TCEQ's order and a remand back to the TCEQ for further proceedings. Oral argument was held in this administrative appeal on October 23, 2012, and the court affirmed the TCEQ's issuance of the TPDES permit to Oak Grove. In December 2012, plaintiffs appealed the district court's decision to the Third Court of Appeals in Austin, Texas. While we cannot predict the timing or outcome of this proceeding, we believe the renewal and amendment of the Oak Grove TPDES permit are protective of the environment and were in accordance with applicable law.

In September 2010, the Sierra Club filed a lawsuit in the US District Court for the Eastern District of Texas (Texarkana Division) against EFH Corp. and Luminant Generation Company LLC (a wholly-owned subsidiary of TCEH) for alleged violations of the Clean Air Act (CAA) at Luminant's Martin Lake generation facility. In May 2012, the Sierra Club filed a lawsuit in the US District Court for the Western District of Texas (Waco Division) against EFH Corp. and Luminant Generation Company LLC for alleged violations of the CAA at Luminant's Big Brown generation facility. The Big Brown and Martin Lake cases are currently scheduled for trial in November 2013. While we are unable to estimate any possible loss or predict the outcome, we believe that the Sierra Club's claims are without merit, and we intend to vigorously defend these lawsuits. In addition, in December 2010 and again in October 2011, the Sierra Club informed Luminant that it may sue Luminant for allegedly violating CAA provisions in connection with Luminant's Monticello generation facility. In May 2012, the Sierra Club informed us that it may sue us for allegedly violating CAA provisions in connection with Luminant's Sandow 4 generation facility. While we cannot predict whether the Sierra Club will actually file suit regarding Monticello or Sandow 4 or the outcome of any resulting proceedings, we believe we have complied with the requirements of the CAA at all of our generation facilities.

See below for discussion of litigation regarding the CSAPR and the Texas State Implementation Plan.

Regulatory Reviews

In June 2008, the EPA issued an initial request for information to TCEH under the EPA's authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. Historically, as the EPA has pursued its New Source Review enforcement initiative, companies that have received a large and broad request under Section 114, such as the request received by TCEH, have in many instances subsequently received a notice of violation from the EPA, which has in some cases progressed to litigation or settlement. In July 2012, the EPA sent us a notice of violation alleging noncompliance with the CAA's New Source Review Standards and the air permits at our Martin Lake and Big Brown generation facilities. While we cannot predict whether the EPA will initiate enforcement proceedings under the notice of violation, we believe that we have complied with all requirements of the CAA at all of our generation facilities. We cannot predict the outcome of any resulting enforcement proceedings or estimate the penalties that might be assessed in connection with any such proceedings. In September 2012, we filed a petition for review in the United States Court of Appeals for the Fifth Circuit Court seeking judicial review of the EPA's notice of violation. Given recent legal precedent subjecting agency orders like the notice of violation to judicial review, we filed the petition for review to preserve our ability to challenge the EPA's issuance of the notice and its defects. In October 2012, the EPA filed a motion to dismiss our petition. In December 2012, the Fifth Circuit Court issued an order that will delay a ruling on the EPA's motion to dismiss until after the case has been fully briefed and oral argument, if any, is held. We cannot predict the outcome of these proceedings, including the financial effects, if any.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxides (NOx) emissions from our fossil-fueled generation units. In September 2011, we filed a petition for review in the US Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) challenging the CSAPR as it applies to Texas. If the CSAPR had taken effect, it would have caused us to, among other actions, idle two lignite/coal-fueled generation units and cease certain lignite mining operations by the end of 2011.

In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and our generation assets as compared to the July 2011 version of the rule. In April 2012, we filed in the D.C. Circuit Court a petition for review of the Final Revisions on the ground, among others, that the rules do not include all of the budget corrections we requested from the EPA. The parties to the case have agreed that the case should be held in abeyance pending the conclusion of the CSAPR rehearing proceeding discussed below. In June 2012, the EPA finalized the proposed rule (Second Revised Rule). As compared to the proposed revisions to the CSAPR issued by the EPA in October 2011, the Final Revisions and the Second Revised Rule finalize emissions budgets for our generation assets that are approximately 6% lower for SO2, 3% higher for annual NOx and 2% higher for seasonal NOx.

In August 2012, a three judge panel of the D.C. Circuit Court vacated the CSAPR, remanding it to the EPA for further proceedings. As a result, the CSAPR, the Final Revisions and the Second Revised Rule do not impose any immediate requirements on us, the State of Texas, or other affected parties. The D.C. Circuit Court's order stated that the EPA was expected to continue administering the CAIR (the predecessor rule to the CSAPR) pending the EPA's further consideration of the rule. In October 2012, the EPA and certain other parties that supported the CSAPR filed petitions with the D.C. Circuit Court seeking review by the full court of the panel's decision to vacate and remand the CSAPR. In January 2013, the D.C. Circuit Court denied these requests for rehearing, concluding the CSAPR rehearing proceeding. The EPA and the other parties have approximately 90 days to appeal the D.C. Circuit Court's decision to the US Supreme Court. We cannot predict whether any such appeals will be filed.

State Implementation Plan (SIP)

In September 2010, the EPA disapproved a portion of the State Implementation Plan pursuant to which the TCEQ implements its program to achieve the requirements of the Clean Air Act. The EPA disapproved the Texas standard permit for pollution control projects. We hold several permits issued pursuant to the TCEQ standard permit conditions for pollution control projects. We challenged the EPA's disapproval by filing a lawsuit in the US Court of Appeals for the Fifth Circuit (Fifth Circuit Court) arguing that the TCEQ's adoption of the standard permit conditions for pollution control projects was consistent with the Clean Air Act. In March 2012, the Fifth Circuit Court vacated the EPA's disapproval of the Texas standard permit for pollution control projects and remanded the matter to the EPA for reconsideration. We cannot predict the timing or outcome of the EPA's reconsideration, including the financial effects, if any.

In November 2010, the EPA disapproved a different portion of the SIP under which the TCEQ had been phasing out a long-standing exemption for certain emissions that unavoidably occur during startup, shutdown and maintenance activities and replacing that exemption with a more limited affirmative defense that will itself be phased out and replaced by TCEQ-issued generation facility-specific permit conditions. We, like many other electricity generation facility operators in Texas, have asserted applicability of the exemption or affirmative defense, and the TCEQ has not objected to that assertion. We have also applied for and received the generation facility-specific permit amendments. We challenged the EPA's disapproval by filing a lawsuit in the Fifth Circuit Court arguing that the TCEQ's adoption of the affirmative defense and phase-out of that affirmative defense as permits are issued is consistent with the Clean Air Act. In July 2012, the Fifth Circuit Court denied our challenge and ruled that the EPA's actions were in accordance with the Clean Air Act. In October 2012, the Fifth Circuit Court panel withdrew its original opinion and issued a new expanded opinion that again upheld the EPA's disapproval. In November 2012, we filed a petition with the Fifth Circuit Court asking for review by the full Fifth Circuit Court of the panel's new expanded opinion. Other parties to the proceedings also filed a petition with the Fifth Circuit Court asking the panel to reconsider its decision. We cannot predict the timing or outcome of this matter, including the financial effects, if any.

Other Matters

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on our results of operations, liquidity or financial condition.

Environmental Contingencies

See discussion above regarding the CSAPR issued by the EPA in July 2011 and revised in February 2012 that include provisions which, among other things, place limits on SO2 and NOX emissions produced by electricity generation plants. The CSAPR provisions and the Mercury and Air Toxics Standard (MATS) issued by the EPA in December 2011, would require substantial additional capital investment in our lignite/coal-fueled generation facilities.

We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We believe that we are in compliance with current environmental laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable and could materially affect our financial condition, results of operations and liquidity.

The costs to comply with environmental regulations could be significantly affected by the following external events or conditions:

•	enactment of state or federal regulations regarding CO2 and other greenhouse gas emissions;

•
other changes to existing state or federal regulation regarding air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters, including revisions to CAIR currently being developed by the EPA as a result of court rulings discussed above and MATS, and

•	the identification of sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party under applicable environmental laws or regulations.

Labor Contracts

Certain personnel engaged in TCEH activities are represented by labor unions and covered by collective bargaining agreements with varying expiration dates. In November 2011, three-year labor agreements were reached covering bargaining unit personnel engaged in lignite-fueled generation operations (excluding Sandow) and lignite mining operations (excluding Three Oaks). Also in November 2011, a four-year labor agreement was reached covering bargaining unit personnel engaged in natural gas-fueled generation operations. In October 2010, two-year labor agreements were reached covering bargaining unit personnel engaged in the Sandow lignite-fueled generation operations and the Three Oaks lignite mining operations, and although the term of these agreements have now expired, we are currently negotiating new labor agreements for the Sandow operations and Three Oaks Mine and are operating under the terms of the existing agreements for these two facilities. In August 2010, a three-year labor agreement was reached covering bargaining unit personnel engaged in nuclear-fueled generation operations. We do not expect any changes in collective bargaining agreements to have a material effect on our results of operations, liquidity or financial condition.

Nuclear Insurance

Nuclear insurance includes liability coverage, property damage, decontamination and premature decommissioning coverage and accidental outage and/or extra expense coverage. The liability coverage is governed by the Price-Anderson Act (Act), while the property damage, decontamination and premature decommissioning coverage are promulgated by the rules and regulations of the NRC. We intend to maintain insurance against nuclear risks as long as such insurance is available. The company is self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Such losses could have a material effect on our financial condition and results of operations and liquidity.

With regard to liability coverage, the Act provides financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $12.5 billion and requires nuclear generation plant operators to provide financial protection for this amount. The US Congress could impose revenue-raising measures on the nuclear industry to pay claims exceeding the $12.5 billion limit for a single incident mandated by the Act. As required, the company provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, the company has $375 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

Under the SFP, in the event of an incident at any nuclear generation plant in the US, each operating licensed reactor in the US is subject to an assessment of up to $117.5 million plus a 3% insurance premium tax, subject to increases for inflation every five years. Assessments are limited to $17.5 million per operating licensed reactor per year per incident. The company's maximum potential assessment under the industry retrospective plan would be $235 million (excluding taxes) per incident but no more than $35 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $375 million per accident at any nuclear facility. The SFP and liability coverage are not subject to any deductibles.

With respect to nuclear decontamination and property damage insurance, the NRC requires that nuclear generation plant license-holders maintain at least $1.06 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. The company maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $2.25 billion (subject to $5 million deductible per accident), above which the company is self-insured. This insurance coverage consists of a primary layer of coverage of $500 million provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company and $1.25 billion of premature decommissioning coverage also provided by NEIL. The European Mutual Association for Nuclear Insurance provides additional insurance limits of $500 million in excess of NEIL's $1.75 billion coverage.

The company maintains Accidental Outage Insurance through NEIL to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week waiting period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

If NEIL's losses exceeded its reserves for the applicable coverage, potential assessments in the form of a retrospective premium call could be made up to ten times annual premiums. The company maintains insurance coverage against these potential retrospective premium calls.

Also, under the NEIL policies, if there were multiple terrorism losses occurring within a one-year time frame, NEIL would make available one industry aggregate limit of $3.2 billion plus any amounts it recovers from other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply.

10.	EQUITY

Equity Issuances and Repurchases

Changes in common stock shares outstanding for each of the last three years are reflected (in millions of shares) in the table below. Essentially all shares issued and purchased were as a result of stock-based compensation transactions for the benefit of certain officers, directors and employees. See Note 14 for discussion of stock-based compensation.

	Year Ended December 31,
	2012	2011	2010
Shares outstanding at beginning of year	1,679.5	1,671.8	1,668.1
Shares issued (a)	1.0	7.7	3.9
Shares repurchased	—	—	(0.1)
Shares outstanding at end of year	1,680.5	1,679.5	1,671.8
____________

(a)
Includes share awards granted to directors and other nonemployees (see Note 14). 2011 and 2010 issuances also included 0.2 million and 1.2 million shares of previously issued restricted or deferred stock units that vested in 2011 and 2010, respectively.

Dividend Restrictions

EFH Corp. has not declared or paid any dividends since the Merger.

The indenture governing the EFH Corp. Senior Notes includes covenants that, among other things and subject to certain exceptions, restrict our ability to pay dividends or make other distributions in respect of our common stock. Accordingly, our net income is restricted from being used to make distributions on our common stock unless such distributions are expressly permitted under these indentures and/or on a pro forma basis, after giving effect to such distribution, EFH Corp.'s consolidated leverage ratio is equal to or less than 7.0 to 1.0. For purposes of this calculation, "consolidated leverage ratio" is defined as the ratio of consolidated total debt (as defined in the indenture) to Adjusted EBITDA, in each case, consolidated with its subsidiaries other than Oncor Holdings and its subsidiaries. EFH Corp.'s consolidated leverage ratio was 10.1 to 1.0 at December 31, 2012.

The indentures governing the EFIH Notes generally restrict EFIH from making any cash distribution to EFH Corp. for the ultimate purpose of making a cash dividend on our common stock unless at the time, and after giving effect to such dividend, EFIH's consolidated leverage ratio is equal to or less than 6.0 to 1.0. Under the indentures governing the EFIH Notes, the term "consolidated leverage ratio" is defined as the ratio of EFIH's consolidated total debt (as defined in the indentures) to EFIH's Adjusted EBITDA on a consolidated basis (including Oncor's Adjusted EBITDA). EFIH's consolidated leverage ratio was 7.0 to 1.0 at December 31, 2012. In addition, the EFIH Notes generally restrict EFIH's ability to make distributions or loans to EFH Corp., unless such distributions or loans are expressly permitted under the indentures governing the EFIH Notes.

The TCEH Senior Secured Facilities generally restrict TCEH from making any cash distribution to any of its parent companies for the ultimate purpose of making a cash dividend on our common stock unless at the time, and after giving effect to such distribution, TCEH's consolidated total debt (as defined in the TCEH Senior Secured Facilities) to Adjusted EBITDA would be equal to or less than 6.5 to 1.0. At December 31, 2012, the ratio was 8.5 to 1.0.

In addition, the TCEH Senior Secured Facilities and indentures governing the TCEH Senior Notes, TCEH Senior Secured Notes and TCEH Senior Secured Second Lien Notes generally restrict TCEH's ability to make distributions or loans to any of its parent companies, EFCH and EFH Corp., unless such distributions or loans are expressly permitted under the TCEH Senior Secured Facilities and the indentures governing such notes.

Under applicable law, we are also prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent.

Common Stock Registration Rights

The Sponsor Group and certain other investors entered into a registration rights agreement with EFH Corp. upon closing of the Merger. Pursuant to this agreement, in certain instances, the Sponsor Group can cause EFH Corp. to register shares of EFH Corp.'s common stock owned directly or indirectly by them under the Securities Act. In certain instances, the Sponsor Group and certain other investors are also entitled to participate on a pro rata basis in any registration of EFH Corp.'s common stock under the Securities Act that it may undertake.

See Note 14 for discussion of stock-based compensation plans.

Noncontrolling Interests

At December 31, 2012, ownership of Oncor's membership interests was as follows: 80.03% held indirectly by EFH Corp., 0.22% held indirectly by Oncor's management and board of directors and 19.75% held by Texas Transmission. See Notes 1 and 2 for discussion of the deconsolidation of Oncor effective January 1, 2010.

As discussed in Note 2, we consolidate a joint venture formed in 2009 for the purpose of developing two new nuclear generation units, which results in a noncontrolling interests component of equity. Net loss attributable to the noncontrolling interests was immaterial for the years ended December 31, 2012, 2011 and 2010.

11.	FAIR VALUE MEASUREMENTS

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a "mid-market" valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•
Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Our Level 1 assets and liabilities include exchange-traded commodity contracts. For example, a significant number of our derivatives are NYMEX futures and swaps transacted through clearing brokers for which prices are actively quoted.

•
Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs. For example, our Level 2 assets and liabilities include forward commodity positions at locations for which over-the-counter broker quotes are available.

•
Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value. For example, our Level 3 assets and liabilities include certain derivatives whose values are derived from pricing models that utilize multiple inputs to the valuations, including inputs that are not observable or easily corroborated through other means. See further discussion below.

Our valuation policies and procedures are developed, maintained and validated by a centralized risk management group that reports to the Chief Financial Officer, who also functions as the Chief Risk Officer. Risk management functions include valuation model validation, risk analytics, risk control, credit risk management and risk reporting.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. These methods include, among others, the use of broker quotes and statistical relationships between different price curves.

In utilizing broker quotes, we attempt to obtain multiple quotes from brokers (generally non-binding) that are active in the commodity markets in which we participate (and require at least one quote from two brokers to determine a pricing input as observable); however, not all pricing inputs are quoted by brokers. The number of broker quotes received for certain pricing inputs varies depending on the depth of the trading market, each individual broker's publication policy, recent trading volume trends and various other factors. In addition, for valuation of interest rate swaps, we use generally accepted interest swap valuation models utilizing month-end interest rate curves.

Certain derivatives and financial instruments are valued utilizing option pricing models that take into consideration multiple inputs including commodity prices, volatility factors, discount rates and other inputs. Additionally, when there is not a sufficient amount of observable market data, valuation models are developed that incorporate proprietary views of market factors. Significant unobservable inputs used to develop the valuation models include volatility curves, correlation curves, illiquid pricing locations and credit/non-performance risk assumptions. Those valuation models are generally used in developing long-term forward price curves for certain commodities. We believe the development of such curves is consistent with industry practice; however, the fair value measurements resulting from such curves are classified as Level 3.

The significant unobservable inputs and valuation models are developed by employees trained and experienced in market operations and fair value measurement and validated by the company's risk management group, which also further analyzes any significant changes in Level 3 measurements. Significant changes in the unobservable inputs could result in significant upward or downward changes in the fair value measurement.

With respect to amounts presented in the following fair value hierarchy tables, the fair value measurement of an asset or liability (e.g., a contract) is required to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement. Certain assets and liabilities would be classified in Level 2 instead of Level 3 of the hierarchy except for the effects of credit reserves and non-performance risk adjustments, respectively. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability being measured.

Assets and liabilities measured at fair value on a recurring basis consisted of the following:

December 31, 2012
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$180	$1,784	$83	$—	$2,047
Interest rate swaps	—	134	—	—	134
Nuclear decommissioning trust – equity securities (c)	249	144	—	—	393
Nuclear decommissioning trust – debt securities (c)	—	261	—	—	261
Total assets	$429	$2,323	$83	$—	$2,835
Liabilities:
Commodity contracts	$208	$121	$54	$—	$383
Interest rate swaps	—	2,217	—	—	2,217
Total liabilities	$208	$2,338	$54	$—	$2,600

December 31, 2011
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$395	$3,915	$124	$1	$4,435
Interest rate swaps	—	142	—	—	142
Nuclear decommissioning trust – equity securities (c)	208	124	—	—	332
Nuclear decommissioning trust – debt securities (c)	—	242	—	—	242
Total assets	$603	$4,423	$124	$1	$5,151
Liabilities:
Commodity contracts	$446	$727	$71	$1	$1,245
Interest rate swaps	—	2,397	—	—	2,397
Total liabilities	$446	$3,124	$71	$1	$3,642
____________

(a)	See table below for description of Level 3 assets and liabilities.

(b)	Fair values are determined on a contract basis, but certain contracts result in a current asset and a noncurrent liability, or vice versa, as presented in the balance sheet.

(c)	The nuclear decommissioning trust investment is included in the other investments line in the balance sheet. See Note 17.

In conjunction with ERCOT's transition to a nodal wholesale market structure effective December 2010, we have entered into certain derivative transactions (primarily congestion revenue rights transactions) that are valued at illiquid pricing locations (unobservable inputs), thus requiring classification as Level 3 assets or liabilities.

Commodity contracts consist primarily of natural gas, electricity, fuel oil, uranium and coal derivative instruments entered into for hedging purposes and include physical contracts that have not been designated "normal" purchases or sales. See Note 12 for further discussion regarding the company's use of derivative instruments.

Interest rate swaps include variable-to-fixed rate swap instruments that are economic hedges of interest on long-term debt as well as interest rate basis swaps designed to effectively reduce the hedged borrowing costs. See Note 8 for discussion of interest rate swaps.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of the nuclear generation units. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the NRC and the PUCT.

There were no significant transfers between Level 1 and Level 2 of the fair value hierarchy for the years ended December 31, 2012, 2011 and 2010. See the table of changes in fair values of Level 3 assets and liabilities below for discussion of transfers between Level 2 and Level 3 for the years ended December 31, 2012, 2011 and 2010.

The following table presents the fair value of the Level 3 assets and liabilities by major contract type (all related to commodity contracts) and the significant unobservable inputs used in the valuations at December 31, 2012:

	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique	Significant Unobservable Input	Range (b)
Electricity purchases and sales	$5	$(9)	$(4)	Valuation Model	Illiquid pricing locations (c)	$20 to $40/ MWh
					Hourly price curve shape (d)	$20 to $50/ MWh

Electricity spread options	34	(10)	24	Option Pricing Model	Gas to power correlation (e)	20% to 90%
					Power volatility (f)	20% to 40%

Electricity congestion revenue rights	41	(2)	39	Market Approach (g)	Illiquid price differences between settlement points (h)	$0.00 to $0.50

Coal purchases	—	(32)	(32)	Market Approach (g)	Illiquid price variances between mines (i)	$0.00 to $1.00
					Probability of default (j)	5% to 40%
					Recovery rate (k)	0% to 40%

Other	3	(1)	2
Total	$83	$(54)	$29
____________

(a)
Electricity purchase and sales contracts include wind generation agreements and hedging positions in the ERCOT west region, as well as power contracts, the valuations of which include unobservable inputs related to the hourly shaping of the price curve. Electricity spread options consist of physical electricity call options. Electricity congestion revenue rights contracts consist of forward purchase contracts (swaps and options) used to hedge electricity price differences between settlement points within ERCOT. Coal purchase contracts relate to western (Powder River Basin) coal.

(b)	The range of the inputs may be influenced by factors such as time of day, delivery period, season and location.

(c)	Based on the historical range of forward average monthly ERCOT West Hub prices.

(d)	Based on the historical range of forward average hourly ERCOT North Hub prices.

(e)	Estimate of the historical range based on forward natural gas and on-peak power prices for the ERCOT hubs most relevant to our spread options.

(f)	Based on historical forward price changes.

(g)
While we use the market approach, there is either insufficient market data to consider the valuation liquid or the significance of credit reserves or non-performance risk adjustments results in a Level 3 designation.

(h)	Based on the historical price differences between settlement points in ERCOT North Hub.

(i)	Based on the historical range of price variances between mine locations.

(j)	Estimate of the range of probabilities of default based on past experience and the length of the contract as well as our and counterparties' credit ratings.

(k)	Estimate of the default recovery rate based on historical corporate rates.

The following table presents the changes in fair value of the Level 3 assets and liabilities (all related to commodity contracts) for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Net asset balance at beginning of period	$53	$342	$81
Total unrealized valuation gains (losses)	(17)	(1)	266
Purchases, issuances and settlements (a):
Purchases	73	117	68
Issuances	(23)	(15)	(31)
Settlements	(12)	(41)	(11)
Transfers into Level 3 (b)	(42)	—	(12)
Transfers out of Level 3 (b)	(3)	(349)	(19)
Net change (c)	(24)	(289)	261
Net asset balance at end of period	$29	$53	$342
Unrealized valuation gains (losses) relating to instruments held at end of period	(24)	17	111
____________

(a)	Settlements reflect reversals of unrealized mark-to-market valuations previously recognized in net income. Purchases and issuances reflect option premiums paid or received.

(b)
Includes transfers due to changes in the observability of significant inputs. Transfers in and out occur at the end of each quarter, which is when the assessments are performed. Transfers out during 2012 reflect increased observability of pricing related to certain congestion revenue rights. Transfers in during 2012 were driven by an increase in nonperformance risk adjustments related to certain coal purchase contracts as well as certain power contracts that include unobservable inputs related to the hourly shaping of the price curve. Transfers out during 2011 were driven by the effect of an increase in option market trading activity on our natural gas collars for 2014 and increased liquidity in forward periods for coal purchase contracts for 2014. All Level 3 transfers during the years presented are in and out of Level 2.

(c)
Substantially all changes in values of commodity contracts are reported in the income statement in net gain from commodity hedging and trading activities, except in 2010, a gain of $116 million on the termination of a long-term power sales contract is reported in other income in the income statement. Activity excludes changes in fair value in the month the position settled as well as amounts related to positions entered into and settled in the same month.

12.	COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

Strategic Use of Derivatives

We transact in derivative instruments, such as options, swaps, futures and forward contracts, primarily to manage commodity price risk and interest rate risk exposure. Our principal activities involving derivatives consist of a commodity hedging program and the hedging of interest costs on our long-term debt. See Note 11 for a discussion of the fair value of all derivatives.

Natural Gas Price Hedging Program — TCEH has a natural gas price hedging program designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas, thereby hedging future revenues from electricity sales and related cash flows. In ERCOT, the wholesale price of electricity has generally moved with the price of natural gas. Under the program, TCEH has entered into market transactions involving natural gas-related financial instruments and has sold forward natural gas through 2014. These transactions are intended to hedge a portion of electricity price exposure related to expected lignite/coal- and nuclear-fueled generation for this period. Unrealized gains and losses arising from changes in the fair value of the instruments under the program as well as realized gains and losses upon settlement of the instruments are reported in the income statement in net gain (loss) from commodity hedging and trading activities.

Interest Rate Swap Transactions — Interest rate swap agreements are used to reduce exposure to interest rate changes by converting floating-rate debt to fixed rates, thereby hedging future interest costs and related cash flows. Interest rate basis swaps are used to effectively reduce the hedged borrowing costs. Unrealized gains and losses arising from changes in the fair value of the swaps as well as realized gains and losses upon settlement of the swaps are reported in the income statement in interest expense and related charges. See Note 8 for additional information about interest rate swap agreements.

Other Commodity Hedging and Trading Activity — In addition to the natural gas price hedging program, TCEH enters into derivatives, including electricity, natural gas, fuel oil, uranium, emission and coal instruments, generally for shorter-term hedging purposes. To a limited extent, TCEH also enters into derivative transactions for proprietary trading purposes, principally in natural gas and electricity markets.

Financial Statement Effects of Derivatives

Substantially all derivative contractual assets and liabilities arise from mark-to-market accounting consistent with accounting standards related to derivative instruments and hedging activities. The following tables provide detail of commodity and other derivative contractual assets and liabilities (with the column totals representing the net positions of the contracts) as reported in the balance sheets at December 31, 2012 and 2011:

December 31, 2012
	Derivative assets		Derivative liabilities
	Commodity contracts	Interest rate swaps	Commodity contracts	Interest rate swaps	Total
Current assets	$1,461	$134	$—	$—	$1,595
Noncurrent assets	586	—	—	—	586
Current liabilities	—	—	(366)	(678)	(1,044)
Noncurrent liabilities	—	—	(17)	(1,539)	(1,556)
Net assets (liabilities)	$2,047	$134	$(383)	$(2,217)	$(419)

December 31, 2011
	Derivative assets		Derivative liabilities
	Commodity contracts	Interest rate swaps	Commodity contracts	Interest rate swaps	Total
Current assets	$2,883	$142	$—	$—	$3,025
Noncurrent assets	1,552	—	—	—	1,552
Current liabilities	(1)	—	(1,162)	(787)	(1,950)
Noncurrent liabilities	—	—	(82)	(1,610)	(1,692)
Net assets (liabilities)	$4,434	$142	$(1,244)	$(2,397)	$935

At December 31, 2012 and 2011, there were no derivative positions accounted for as cash flow or fair value hedges.

Margin deposits that contractually offset these derivative instruments are reported separately in the balance sheet and totaled $568 million and $1.006 billion in net liabilities at December 31, 2012 and 2011, respectively. Reported amounts as presented in the above table do not reflect netting of assets and liabilities with the same counterparties under existing netting arrangements. This presentation can result in significant volatility in derivative assets and liabilities because we may enter into offsetting positions with the same counterparties, resulting in both assets and liabilities, and the underlying commodity prices can change significantly from period to period.

The following table presents the pretax effect of derivatives on net income (gains (losses)), including realized and unrealized effects:

	Year Ended December 31,
Derivative (income statement presentation)	2012	2011	2010
Commodity contracts (Net gain from commodity hedging and trading activities) (a)	$279	$1,139	$2,162
Commodity contracts (Other income) (b)	—	—	116
Interest rate swaps (Interest expense and related charges) (c)	(503)	(1,496)	(880)
Net gain (loss)	$(224)	$(357)	$1,398
____________

(a)
Amount represents changes in fair value of positions in the derivative portfolio during the period, as realized amounts related to positions settled are assumed to equal reversals of previously recorded unrealized amounts.

(b)	Represents a noncash gain on termination of a long-term power sales contract (see Note 6).

(c)	Includes unrealized mark-to-market net (gain) loss as well as the net realized effect on interest paid/accrued, both reported in "Interest Expense and Related Charges" (see Note 17).

The following table presents the pretax effect (all losses) on net income and other comprehensive income (OCI) of derivative instruments previously accounted for as cash flow hedges. There were no amounts recognized in OCI for the years ended December 31, 2012, 2011 or 2010.

Derivative type (income statement presentation of loss reclassified from accumulated OCI into income)	Year Ended December 31,
	2012	2011	2010
Interest rate swaps (interest expense and related charges)	$(8)	$(27)	$(87)
Interest rate swaps (depreciation and amortization)	(2)	(2)	(2)
Commodity contracts (operating revenues)	—	—	(1)
Total	$(10)	$(29)	$(90)

There were no transactions designated as cash flow hedges during the years ended December 31, 2012, 2011 or 2010.

Accumulated other comprehensive income related to cash flow hedges (excluding Oncor's interest rate hedge) at December 31, 2012 and 2011 totaled $43 million and $50 million in net losses (after-tax), respectively, substantially all of which relates to interest rate swaps. We expect that $6 million of net losses (after-tax) related to cash flow hedges included in accumulated other comprehensive income at December 31, 2012 will be reclassified into net income during the next twelve months as the related hedged transactions affect net income.

Derivative Volumes — The following table presents the gross notional amounts of derivative volumes at December 31, 2012 and 2011:

	December 31,
	2012	2011
Derivative type	Notional Volume		Unit of Measure
Interest rate swaps:
Floating/fixed (a)	$32,760	$32,955	Million US dollars
Basis (b)	$11,967	$19,167	Million US dollars
Natural gas:
Natural gas price hedge forward sales and purchases (c)	875	1,602	Million MMBtu
Locational basis swaps	495	728	Million MMBtu
All other	1,549	841	Million MMBtu
Electricity	76,767	105,673	GWh
Congestion Revenue Rights (d)	111,185	142,301	GWh
Coal	13	23	Million tons
Fuel oil	47	51	Million gallons
Uranium	441	480	Thousand pounds
____________

(a)
Includes notional amount of interest rate swaps maturing between February 2013 and October 2014 as well as notional amount of swaps effective from October 2014 with maturity dates through October 2017 (see Note 8).

(b)	The December 31, 2011 amount includes $1.417 billion notional amount of swaps entered into but not effective until February 2012.

(c)
Represents gross notional forward sales, purchases and options transactions in the natural gas price hedging program. The net amount of these transactions was approximately 360 million MMBtu and 700 million MMBtu at December 31, 2012 and 2011, respectively.

(d)	Represents gross forward purchases associated with instruments used to hedge price differences between settlement points in the nodal wholesale market design in ERCOT.

Credit Risk-Related Contingent Features of Derivatives

The agreements that govern our derivative instrument transactions may contain certain credit risk-related contingent features that could trigger liquidity requirements in the form of cash collateral, letters of credit or some other form of credit enhancement. Certain of these agreements require the posting of collateral if our credit rating is downgraded by one or more credit rating agencies; however, due to our credit ratings being below investment grade, substantially all of such collateral posting requirements are already effective.

At December 31, 2012 and 2011, the fair value of liabilities related to derivative instruments under agreements with credit risk-related contingent features that were not fully cash collateralized totaled $58 million and $364 million, respectively. The liquidity exposure associated with these liabilities was reduced by cash and letter of credit postings with the counterparties totaling $12 million and $78 million at December 31, 2012 and 2011, respectively. If all the credit risk-related contingent features related to these derivatives had been triggered, including cross default provisions, at December 31, 2012 there were no remaining liquidity requirements, and at December 31, 2011 the remaining related liquidity requirement would have totaled $7 million after reduction for net accounts receivable and derivative assets under netting arrangements.

In addition, certain derivative agreements that are collateralized primarily with liens on certain of our assets include indebtedness cross-default provisions that could result in the settlement of such contracts if there were a failure under other financing arrangements to meet payment terms or to comply with other covenants that could result in the acceleration of such indebtedness. At December 31, 2012 and 2011, the fair value of derivative liabilities subject to such cross-default provisions, largely related to interest rate swaps, totaled $2.299 billion and $2.816 billion, respectively, before consideration of the amount of assets subject to the liens. No cash collateral or letters of credit were posted with these counterparties at December 31, 2012 or 2011 to reduce the liquidity exposure. If all the credit risk-related contingent features related to these derivatives, including amounts related to cross-default provisions, had been triggered at December 31, 2012 and 2011, the remaining related liquidity requirement after reduction for derivative assets under netting arrangements but before consideration of the amount of assets subject to the liens would have totaled $1.141 billion and $1.183 billion, respectively. See Note 8 for a description of other obligations that are supported by liens on certain of our assets.

As discussed immediately above, the aggregate fair values of liabilities under derivative agreements with credit risk-related contingent features, including cross-default provisions, totaled $2.357 billion and $3.180 billion at December 31, 2012 and 2011, respectively. These amounts are before consideration of cash and letter of credit collateral posted, net accounts receivable and derivative assets under netting arrangements and assets subject to related liens.

Some commodity derivative contracts contain credit risk-related contingent features that do not provide for specific amounts to be posted if the features are triggered. These provisions include material adverse change, performance assurance, and other clauses that generally provide counterparties with the right to request additional credit enhancements. The amounts disclosed above exclude credit risk-related contingent features that do not provide for specific amounts or exposure calculations.

Concentrations of Credit Risk Related to Derivatives

We have significant concentrations of credit risk with the counterparties to its derivative contracts. At December 31, 2012, total credit risk exposure to all counterparties related to derivative contracts totaled $2.279 billion (including associated accounts receivable). The net exposure to those counterparties totaled $255 million at December 31, 2012 after taking into effect netting arrangements, setoff provisions and collateral. At December 31, 2012, the credit risk exposure to the banking and financial sector represented 93% of the total credit risk exposure and 52% of the net exposure, a significant amount of which is related to the natural gas price hedging program, and the largest net exposure to a single counterparty totaled $50 million.

Exposure to banking and financial sector counterparties is considered to be within an acceptable level of risk tolerance because all of this exposure is with counterparties with investment grade credit ratings. However, this concentration increases the risk that a default by any of these counterparties would have a material effect on our financial condition, results of operations and liquidity. The transactions with these counterparties contain certain provisions that would require the counterparties to post collateral in the event of a material downgrade in their credit rating.

We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies authorize specific risk mitigation tools including, but not limited to, use of standardized master agreements that allow for netting of positive and negative exposures associated with a single counterparty. Credit enhancements such as parent guarantees, letters of credit, surety bonds, liens on assets and margin deposits are also utilized. Prospective material changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. The process can result in the subsequent reduction of the credit limit or a request for additional financial assurances. An event of default by one or more counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts are owed to the counterparties related to the derivative contracts or delays in receipts of expected settlements if the counterparties owe amounts to us.

13.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

EFH Corp. is the plan sponsor of the EFH Retirement Plan (the Plan), which provides benefits to eligible employees of subsidiaries (participating employers), including Oncor prior to the pension plan actions described immediately below. The Plan is a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of ERISA. The Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs. Since October 1, 2007, all new employees, with the exception of employees hired by Oncor, have not been eligible to participate in the Plan. New hires at Oncor have been eligible to participate in the Cash Balance Formula of the Plan. It is our policy to fund the Plan to the extent deductible under existing federal tax regulations.

In August 2012, EFH Corp. approved certain amendments to the Plan. These actions were completed in the fourth quarter 2012, and the amendments resulted in:

•
splitting off assets and liabilities under the Plan associated with employees of Oncor and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new plan sponsored and administered by Oncor;

•
splitting off assets and liabilities under the Plan associated with active employees of EFH Corp.'s competitive businesses, other than collective bargaining unit (union) employees, to a Terminating Plan, freezing benefits and vesting all accrued plan benefits for these participants;

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.'s liabilities under the Terminating Plan, and

•	maintaining assets and liabilities associated with union employees of EFH Corp.'s competitive businesses under the Plan.

Settlement of the Terminating Plan obligations and the full funding of the EFH Corp. competitive operations portion of liabilities (including discontinued businesses) under the Oncor Plan resulted in an aggregate cash contribution by EFH Corp.'s competitive operations of $259 million in the fourth quarter 2012.

EFH Corp.'s competitive operations recorded charges totaling $285 million in the fourth quarter 2012, including $92 million related to the settlement of the Terminating Plan and $193 million related to the competitive business obligations (including discontinued businesses) that are being assumed under the Oncor Plan. These amounts represent the previously unrecognized actuarial losses reported in accumulated other comprehensive income (loss). TCEH's allocated share of the charges totaled $141 million. TCEH settled $91 million of this allocation with EFH Corp. in cash in 2012 and expects to settle the remaining $50 million with EFH Corp. in the first quarter 2013.

We also have supplemental unfunded retirement plans for certain employees whose retirement benefits cannot fully be earned under the qualified Retirement Plan, the information for which is included below.

EFH Corp. offers OPEB in the form of health care and life insurance to eligible employees (including Oncor's) and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. In 2011, we announced a change to the OPEB plan whereby, effective January 1, 2013, Medicare-eligible retirees from the competitive business will be subject to a cap on increases in subsidies received under the plan to offset medical costs.

Regulatory Recovery of Pension and OPEB Costs

PURA provides for the recovery by Oncor, in its regulated revenue rates, of pension and OPEB costs applicable to services of Oncor's active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of our electric utility business effective January 1, 2002. Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in Oncor's approved (by the PUCT) revenue rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings, including amounts related to pre-2002 service of EFH Corp. employees. Regulatory assets and liabilities are ultimately subject to PUCT approval.

Pension and OPEB Costs

	Year Ended December 31,
	2012	2011	2010
Pension costs (a)	$512	$141	$100
OPEB costs	25	94	80
Total benefit costs	537	235	180
Less amounts expensed by Oncor (and not consolidated)	(36)	(37)	(37)
Less amounts deferred principally as a regulatory asset or property by Oncor	(165)	(130)	(93)
Net amounts recognized as expense by EFH Corp. and consolidated subsidiaries	$336	$68	$50
___________

(a)	As a result of pension plan actions discussed in this Note, 2012 includes $285 million recorded by EFH Corp. as a settlement charge and $81 million recorded by Oncor as a regulatory asset.

At December 31, 2012 and 2011, Oncor had recorded regulatory assets totaling $1.010 billion and $884 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Market-Related Value of Assets Held in Postretirement Benefit Trusts

We use the calculated value method to determine the market-related value of the assets held in trust. We include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Detailed Information Regarding Pension Benefits

The following information is based on December 31, 2012, 2011 and 2010 measurement dates (includes amounts related to Oncor, except for the pension plan status at December 31, 2012):

	Year Ended December 31,
	2012	2011	2010
Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate (a)	5.00%	5.50%	5.90%
Expected return on plan assets	7.40%	7.70%	8.00%
Rate of compensation increase	3.81%	3.74%	3.71%
Components of Net Pension Cost:
Service cost	$44	$45	$42
Interest cost	157	162	160
Expected return on assets	(161)	(157)	(160)
Amortization of prior service cost	—	1	1
Amortization of net actuarial loss	106	90	57
Effect of pension plan actions (b)	366	—	—
Net periodic pension cost	$512	$141	$100
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net loss	$57	$54	$27
Amortization of net loss	(31)	(29)	(19)
Effect of pension plan actions (c)	(307)	—	—
Total loss (income) recognized in other comprehensive income	$(281)	$25	$8
Total recognized in net periodic benefit cost and other comprehensive income	$231	$166	$108
Assumptions Used to Determine Benefit Obligations:
Discount rate	4.30%	5.00%	5.50%
Rate of compensation increase	3.50%	3.81%	3.74%
___________

(a)
As a result of the amendments discussed above, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 2012 was 4.20%.

(b)	Includes settlement charges of $285 million recorded by EFH Corp. and $81 million recorded by Oncor as a regulatory asset.

(c)	Includes $285 million in actuarial losses reclassified to net income (loss) as a settlement charge and a $22 million plan curtailment adjustment.

	Year Ended December 31,
	2012	2011
Change in Pension Obligation:
Projected benefit obligation at beginning of year	$3,331	$3,072
Service cost	45	46
Interest cost	159	165
Actuarial loss	299	181
Benefits paid	(140)	(133)
Plan curtailment	(27)	—
Settlements	(513)	—
Plans sponsored by Oncor (a)	(2,880)	—
Other transfers	11	—
Projected benefit obligation at end of year	$285	$3,331
Accumulated benefit obligation at end of year	$258	$3,130
Change in Plan Assets:
Fair value of assets at beginning of year	$2,409	$2,185
Actual return on assets	297	178
Employer contributions	369	179
Benefits paid	(140)	(133)
Settlements	(513)	—
Plans sponsored by Oncor	(2,271)	—
Fair value of assets at end of year	$151	$2,409
Funded Status:
Projected pension benefit obligation	$(285)	$(3,331)
Fair value of assets	151	2,409
Funded status at end of year (b)	$(134)	$(922)
Amounts Recognized in the Balance Sheet Consist of:
Other noncurrent assets (c)	$11	$23
Other current liabilities	(2)	(5)
Other noncurrent liabilities	(143)	(940)
Net liability recognized	$(134)	$(922)
Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Net loss	$2	$286
Amounts Recognized by Oncor as Regulatory Assets Consist of:
Net loss	$58	$659
Prior service cost	—	—
Net amount recognized	$58	$659
___________

(a)	Amount includes $62 million related to a non-qualified plan.

(b)	2012 amount includes $101 million for which Oncor is contractually responsible and is expected to be recovered in Oncor's rates.

(c)	Amounts represent overfunded plans.

The following table provides information regarding pension plans with projected benefit obligation (PBO) and accumulated benefit obligation (ABO) in excess of the fair value of plan assets.

	December 31,
	2012	2011
Pension Plans with PBO and ABO in Excess Of Plan Assets:
Projected benefit obligations	$281	$3,327
Accumulated benefit obligation	$254	$3,126
Plan assets	$136	$2,394

Pension Plan Investment Strategy and Asset Allocations

Our investment objective for the Retirement Plan is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Considering the pension plan actions discussed in this Note, the target allocation ranges have shifted to fixed income securities from equities. US equities, international equities and fixed income securities were previously in the ranges of 12% to 34%, 10% to 26% and 40% to 70%, respectively. Equity securities are held to enhance returns by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. Our investment strategy for fixed income investments is to maintain a high grade portfolio of securities which assist us in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Asset Category:	Target Allocation Ranges
US equities	8%	-	14%
International equities	6%	-	12%
Fixed income	74%	-	86%

Fair Value Measurement of Pension Plan Assets

At December 31, 2012, pension plan assets measured at fair value (see Note 11) on a recurring basis consisted of the following:

Asset Category:	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$(4)	$—	$(4)
Equity securities:
US	—	17	—	17
International	—	13	—	13
Fixed income securities:
Corporate bonds (a)	—	54	—	54
US Treasuries	—	47	—	47
Other (b)	—	24	—	24
Total assets	$—	$151	$—	$151
___________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.

(b)	Other consists primarily of municipal bonds.

At December 31, 2011, pension plan assets measured at fair value on a recurring basis consisted of the following:

Asset Category:	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$94	$—	$94
Equity securities:
US	411	84	—	495
International	238	78	—	316
Fixed income securities:
Corporate bonds (a)	—	1,341	—	1,341
US Treasuries	—	53	—	53
Other (b)	—	96	—	96
Preferred securities	—	—	14	14
Total assets	$649	$1,746	$14	$2,409
___________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.

(b)	Other consists primarily of US agency securities.

Assets previously classified as Level 3 were transferred to the Oncor Plan at December 31, 2012.

Detailed Information Regarding Postretirement Benefits Other Than Pensions

The following OPEB information is based on December 31, 2012, 2011 and 2010 measurement dates (includes amounts related to Oncor):

	Year Ended December 31,
	2012	2011	2010
Assumptions Used to Determine Net Periodic Benefit Cost:
Discount rate	4.95%	5.55%	5.90%
Expected return on plan assets	6.80%	7.10%	7.60%
Components of Net Postretirement Benefit Cost:
Service cost	$9	$14	$13
Interest cost	44	65	61
Expected return on assets	(12)	(14)	(15)
Amortization of net transition obligation	1	1	1
Amortization of prior service cost/(credit)	(32)	(1)	(1)
Amortization of net actuarial loss	15	29	21
Net periodic OPEB cost	$25	$94	$80
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Prior service credit	$—	$(77)	$—
Net (gain) loss	17	(15)	14
Amortization of net gain	(1)	(2)	(1)
Amortization of prior service credit	11	—	—
Total loss recognized in other comprehensive income	$27	$(94)	$13
Total recognized in net periodic benefit cost and other comprehensive income	$52	$—	$93
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	4.10%	4.95%	5.55%

	Year Ended December 31,
	2012	2011
Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year	$916	$1,191
Service cost	9	14
Interest cost	44	65
Participant contributions	17	17
Medicare Part D reimbursement	4	7
Plan amendments	—	(204)
Actuarial (gain) loss	111	(112)
Benefits paid	(69)	(62)
Benefit obligation at end of year	$1,032	$916
Change in Plan Assets:
Fair value of assets at beginning of year	$200	$211
Actual return on assets	25	8
Employer contributions	18	26
Participant contributions	17	17
Benefits paid	(69)	(62)
Fair value of assets at end of year	$191	$200
Funded Status:
Benefit obligation	$(1,032)	$(916)
Fair value of assets	191	200
Funded status at end of year (a)	$(841)	$(716)
Amounts Recognized on the Balance Sheet Consist of:
Other current liabilities	$(6)	$(5)
Other noncurrent liabilities	(835)	(711)
Net liability recognized	$(841)	$(716)
Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Prior service credit	$(65)	$(77)
Net loss	34	19
Net amount recognized	$(31)	$(58)
Amounts Recognized by Oncor as Regulatory Assets Consist of:
Net loss	$246	$178
Prior service credit	(111)	(131)
Net transition obligation	—	1
Net amount recognized	$135	$48
___________

(a)	2012 amount includes $724 million for which Oncor is contractually responsible, substantially all of which is expected to be recovered in Oncor's rates.

The following tables provide information regarding the assumed health care cost trend rates.

	December 31,
	2012	2011
Assumed Health Care Cost Trend Rates-Not Medicare Eligible :
Health care cost trend rate assumed for next year	8.50%	9.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022
Assumed Health Care Cost Trend Rates-Medicare Eligible :
Health care cost trend rate assumed for next year	7.50%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates :
Effect on accumulated postretirement obligation	$117	$(103)
Effect on postretirement benefits cost	$6	$(5)

OPEB Plan Investment Strategy and Asset Allocations

Our investment objective for the OPEB plan primarily follows the objectives of the Retirement Plan discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2012 provided below are consistent with the company's asset allocation targets.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2012, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

Asset Category:	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$10	$—	$10
Equity securities:
US	50	6	—	56
International	31	—	—	31
Fixed income securities:
Corporate bonds (a)	—	42	—	42
US Treasuries	—	4	—	4
Other (b)	45	3	—	48
Total assets	$126	$65	$—	$191
___________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.

(b)	Other consists primarily of US agency securities.

At December 31, 2011, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

Asset Category:	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$10	$—	$10
Equity securities:
US	53	4	—	57
International	23	3	—	26
Fixed income securities:
Corporate bonds (a)	—	55	—	55
US Treasuries	—	2	—	2
Other (b)	46	3	—	49
Preferred securities	—	—	1	1
Total assets	$122	$77	$1	$200
___________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.

(b)	Other consists primarily of US agency securities.

There was no significant change in the fair values of Level 3 assets in the periods presented.

Expected Long-Term Rate of Return on Assets Assumption

The Retirement Plan strategic asset allocation is determined in conjunction with the plan's advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The study incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Retirement Plan
Asset Class:	Expected Long-Term Rate of Return
US equity securities	7.7%
International equity securities	9.3%
Fixed income securities	4.1%
Weighted average	5.4%

OPEB Plan
Plan Type:	Expected Long-Term Returns
401(h) accounts	7.4%
Life Insurance VEBA	6.4%
Union VEBA	6.4%
Non-Union VEBA	3.2%
Weighted average	6.7%

VEBA refers to Voluntary Employee Beneficiary Association, a form of trust fund permitted under federal tax laws with the sole purpose of providing employee benefits.

Significant Concentrations of Risk

The plans' investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to us. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

We selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2012 consisted of 332 corporate bonds with an average rating of AA using Moody's, S&P and Fitch ratings.

Amortization in 2013

We estimate amortization of the net actuarial loss and prior service cost for the defined benefit pension plan from accumulated other comprehensive income into net periodic benefit cost will be immaterial. We estimate amortization of the net actuarial loss and prior service credit for the OPEB plan from accumulated other comprehensive income into net periodic benefit cost will total $30 million and a $31 million credit, respectively.

Contributions in 2012 and 2013

Our cash contributions in 2012 related to our retirement benefit plans totaled $366 million related to the pension plans, of which $93 million was funded by Oncor, and $18 million related to the OPEB plans, of which $11 million was funded by Oncor. Estimated funding for calendar year 2013 totals $7 million for the pension plans, including amounts related to nonqualified plans, and $18 million for the OPEB plan, with approximately $17 million to be funded by Oncor for pension and OPEB plans.

Future Benefit Payments

Estimated future benefit payments to beneficiaries, including amounts related to nonqualified plans, are as follows:

	2013	2014	2015	2016	2017	2018-22
Pension benefits	$7	$8	$10	$12	$13	$91
OPEB	$51	$53	$56	$59	$62	$336

Thrift Plan

Our employees may participate in a qualified savings plan (the Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under applicable law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are not covered by the Retirement Plan or who are covered under the Cash Balance Formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan's investment options. Our contributions to the Thrift Plan totaled $21 million, $20 million and $19 million for the years ended December 31, 2012, 2011 and 2010, respectively.

14.	STOCK-BASED COMPENSATION

EFH Corp. 2007 Stock Incentive Plan

In December 2007, we established the 2007 Stock Incentive Plan for Key Employees of EFH Corp. and its Affiliates (2007 SIP). Incentive awards under the 2007 SIP may be granted to directors and officers and qualified managerial employees of EFH Corp. or its subsidiaries or affiliates in the form of non-qualified stock options, stock appreciation rights, restricted shares, deferred shares, shares of common stock, the opportunity to purchase shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of EFH Corp.'s shares of common stock. The 2007 SIP permits the grant of awards for 72 million shares of common stock, subject to adjustments under applicable laws for certain events, such as a change in control, and no such grants may be issued after December 26, 2017. Shares related to grants that are forfeited, terminated, cancelled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company are available for new grants under the 2007 SIP.

Stock-based compensation expense recorded for the years ended December 31, 2012, 2011 and 2010 was as follows:

	Year Ended December 31,
Type of award	2012	2011	2010
Restricted stock units granted to employees	$6	$3	$—
Stock options granted to employees	5	7	17
Other share and share-based awards	—	3	2
Total compensation expense	$11	$13	$19

Restricted Stock Units — Restricted stock unit activity in 2012 consisted of grants of 4.1 million units and forfeitures of 0.8 million units. Restricted stock unit activity in 2011, consisted of the issuance of 20.5 million units in exchange for stock options as discussed below, grants of 4.7 million units and forfeitures of 1.0 million units. Restricted stock units vest as common stock of EFH Corp, upon the earlier of September 2014 or a change of control, or on a prorated basis upon certain defined events such as termination of employment. Compensation expense per unit is based on the estimated value of EFH Corp. stock at the grant date, less a marketability discount factor. To determine expense related to units issued in exchange for stock options, the unit value is further reduced by the fair value of the options exchanged. At December 31, 2012, there was approximately $14.5 million of unrecognized compensation expense related to nonvested restricted stock units expected to be recognized through September 2014.

Stock Options — No options were granted to employees in 2012 or 2011. Options to purchase 3.8 million shares of EFH Corp. common stock were granted to certain management employees in 2010. Of the options granted in 2010, 1.6 million were granted in exchange for previously granted options. The exercise period for vested awards was 10 years from grant date. The options initially provided the holder the right to purchase EFH Corp. common stock for $5.00 per share. The terms of the options were fixed at grant date. One-half of the options initially granted were to vest solely based upon continued employment over a specific period of time, generally five years, with the options vesting ratably on an annual basis over the period (Time-Based Options). One-half of the options initially granted were to vest based upon both continued employment and the achievement of targeted five-year EFH Corp. EBITDA levels (Performance-Based Options). Prior to vesting, expenses were recorded if the achievement of the EBITDA levels was probable, and amounts recorded were adjusted or reversed if the probability of achievement of such levels changed. Probability of vesting was evaluated at least each quarter. The stock option expense presented in the table above relates to Time-Based Options except for $3 million in 2010 related to Performance-Based Options.

In October 2009, in consideration of the then recent economic dislocation and the desire to provide incentives for retention, grantees of Performance-Based Options (excluding named executive officers and a small group of other employees) were provided an offer, which substantially all accepted, to exchange their unvested Performance-Based Options granted under the 2007 SIP with a strike price of $5.00 per share and a vesting schedule through October 2012 for new time-based stock options (Cliff-Vesting Options) with a strike price of $3.50 per share (the then most recent market valuation of each share), with one-half of these options to vest in September 2012 and one-half of these options to vest in September 2014. Additionally, certain named executive officers and a small group of other employees were granted an aggregate 3.1 million Cliff-Vesting Options with a strike price of $3.50 per share, to vest in September 2014, and substantially all of these employees also accepted an offer to exchange half of their unvested Performance-Based Options with a strike price of $5.00 per share and a vesting schedule through December 2012 for new time-based stock options with a strike price of $3.50 per share, to vest in September 2014.

In December 2010, in consideration of the desire to enhance retention incentives, EFH Corp. offered employee grantees of all stock options (excluding named executive officers and a limited number of other employees) the right to exchange their vested and unvested options for restricted stock units payable in shares (at a ratio of two options for each stock unit). The exchange offer closed in February 2011, and substantially all eligible employees accepted the offer, which resulted in the issuance of 9.4 million restricted stock units in exchange for 16.1 million time-based options (including 5.2 million that were vested) and 2.8 million performance-based options (including 2.0 million that were vested).

In October 2011, in consideration of the desire to enhance retention incentives, EFH Corp. offered its named executive officers and a limited number of other officers the right to exchange their vested and unvested options for restricted stock units payable in shares on terms largely consistent with offers made in December 2010 to other employee grantees of stock options. The exchange offer closed in October 2011, and all eligible employees accepted the offer, which resulted in the issuance of 11.1 million restricted stock units in exchange for 16.7 million time-based options (including 6.2 million that were vested) and 5.5 million performance-based options (including 3.5 million that were vested).

The fair value of all options granted was estimated using the Black-Scholes option pricing model and the assumptions noted in the table below. Since EFH Corp. is a private company, expected volatility was based on actual historical experience of comparable publicly-traded companies for a term corresponding to the expected life of the options. The expected life represents the period of time that options granted were expected to be outstanding and was calculated using the simplified method prescribed by the SEC Staff Accounting Bulletin No. 107. The simplified method was used since EFH Corp. did not have stock option history upon which to base the estimate of the expected life and data for similar companies was not reasonably available. The risk-free rate was based on the US Treasury security with terms equal to the expected life of the option at the grant date.

The weighted average grant-date fair value of the Time-Based Options granted in 2010 was $1.16 per option.

Assumptions supporting the fair values were as follows:

	Year Ended December 31, 2010
Assumptions:	Time-Based Options
Expected volatility	30%	-	35%
Expected annual dividend	—	-	—
Expected life (in years)	6.1	-	7.3
Risk-free rate	2.69%	-	3.20%

Compensation expense for Time-Based Options is based on the grant-date fair value and recognized over the original vesting period as employees perform services. At December 31, 2012, there was no unrecognized compensation expense related to nonvested Time-Based Options granted to employees. The exchange of time-based options for restricted stock units was considered a modification of the option award for accounting purposes.

A summary of Time-Based Options activity is presented below:

Time-Based Options Activity in 2012:	Options (millions)	Weighted Average Exercise Price
Total outstanding at beginning of period	1.5	$4.67
Granted	—	$—
Exercised	—	$—
Forfeited	(0.4)	$4.33
Total outstanding at end of period (weighted average remaining term of 5 – 10 years)	1.1	$4.93
Exercisable at end of period (weighted average remaining term of 5 – 10 years)	—	$—
Expected forfeitures	(1.1)	$4.93
Expected to vest at end of period (weighted average remaining term of 5 – 10 years)	—	$—

Time-Based Options Activity in 2011:	Options (millions)	Weighted Average Exercise Price
Total outstanding at beginning of period	37.2	$4.31
Granted	—	$—
Exercised	—	$—
Forfeited	(2.9)	$4.01
Exchanged	(32.8)	$4.32
Total outstanding at end of period (weighted average remaining term of 6 – 10 years)	1.5	$4.67
Exercisable at end of period (weighted average remaining term of 6 – 10 years)	—	$—
Expected forfeitures	(1.5)	$4.67
Expected to vest at end of period (weighted average remaining term of 6 – 10 years)	—	$—

Time-Based Options Activity in 2010:	Options (millions)	Weighted Average Exercise Price
Total outstanding at beginning of period	35.6	$4.42
Granted	3.8	$3.41
Exercised	—	$—
Forfeited	(2.2)	$4.53
Total outstanding at end of period (weighted average remaining term of 7 – 10 years)	37.2	$4.31
Exercisable at end of period (weighted average remaining term of 7 – 10 years)	(4.8)	$4.71
Expected forfeitures	(0.1)	$5.00
Expected to vest at end of period (weighted average remaining term of 7 – 10 years)	32.3	$4.25

	2012		2011		2010
Nonvested Time-Based Options Activity:	Options (millions)	Weighted Average Grant- Date Fair Value	Options (millions)	Weighted Average Grant- Date Fair Value	Options (millions)	Weighted Average Grant- Date Fair Value
Total nonvested at beginning of period	—	$—	23.0	$1.59	26.2	$1.67
Granted	—	$—	—	$—	3.8	$1.16
Vested	—	$—	—	$—	(4.8)	$1.63
Forfeited	—	$—	(1.6)	$1.24	(2.2)	$1.70
Exchanged	—	$—	(21.4)	$1.54	—	$—
Total nonvested at end of period	—	$—	—	$—	23.0	$1.59

Compensation expense for Performance-Based Options was based on the grant-date fair value and recognized over the requisite performance and service periods for each tranche of options depending upon the achievement of financial performance.

At December 31, 2012, there was no unrecognized compensation expense related to nonvested Performance-Based Options because the options are no longer expected to vest as a result of exchanges. A total of 4.8 million of the 2008 and 2.0 million of the 2009 Performance-Based Options had vested.

A summary of Performance-Based Options activity is presented below:

Performance-Based Options Activity in 2012:	Options (millions)	Weighted Average Exercise Price
Outstanding at beginning of period	1.8	$5.00
Granted	—	$—
Exercised	—	$—
Forfeited	(0.8)	$5.00
Total outstanding at end of period (weighted average remaining term of 5 – 7 years)	1.0	$—
Exercisable at end of period (weighted average remaining term of 5 – 7 years)	—	$—
Expected forfeitures	(1.0)	$5.00
Expected to vest at end of period (weighted average remaining term of 5 – 7 years)	—	$—

Performance-Based Options Activity in 2011:	Options (millions)	Weighted Average Exercise Price
Outstanding at beginning of period	11.1	$4.89
Granted	—	$—
Exercised	—	$—
Forfeited	(1.0)	$5.00
Exchanged	(8.3)	$4.89
Total outstanding at end of period (weighted average remaining term of 6 – 8 years)	1.8	$5.00
Exercisable at end of period (weighted average remaining term of 6 – 8 years)	—	$—
Expected forfeitures	(1.8)	$5.00
Expected to vest at end of period (weighted average remaining term of 6 – 8 years)	—	$—

Performance-Based Options Activity in 2010:	Options (millions)	Weighted Average Exercise Price
Outstanding at beginning of period	12.5	$4.90
Granted	—	$—
Exercised	—	$—
Forfeited	(1.4)	$5.00
Total outstanding at end of period (weighted average remaining term of 7 – 10 years)	11.1	$4.89
Exercisable at end of period (weighted average remaining term of 7 – 10 years)	(2.0)	$5.00
Expected forfeitures	—	$—
Expected to vest at end of period (weighted average remaining term of 7 – 10 years)	9.1	$4.87

	2012				2011				2010
Performance-Based Nonvested Options Activity:	Options (millions)	Grant-Date Fair Value			Options (millions)	Grant-Date Fair Value			Options (millions)	Grant-Date Fair Value
Total nonvested at beginning of period	0.5	$1.92	-	$2.01	4.3	$1.16	-	$2.11	7.7	$1.16	-	$2.11
Granted	—	$—	-	$—	—	—	-	—	—	—	-	—
Vested	(0.5)	$1.92	-	$2.01	—	—	-	—	(2.0)	$1.62	-	$1.87
Forfeited	—	$—	-	$—	(1.0)	$1.66	-	$2.01	(1.4)	$1.60	-	$1.87
Exchanged	—	$—	-	$—	(2.8)	$1.16	-	$2.11	—	—	-	—
Total nonvested at end of period	—	$—	-	$—	0.5	$1.92	-	$2.01	4.3	$1.16	-	$2.11

Other Share and Share-Based Awards — In 2008, we granted 2.4 million deferred share awards, each of which represents the right to receive one share of EFH Corp. stock, to certain management employees who agreed to forego share-based awards that vested at the Merger date. The deferred share awards are fully vested and are payable in cash or stock upon the earlier of a change of control or separation of service. An additional 1.2 million deferred share awards were granted to certain management employees in 2008, approximately half of which are payable in cash or stock and the balance payable in stock; all of these awards have since vested or have been surrendered upon termination of employment. No expense was recognized in 2012. Expenses recognized in 2011 and 2010 related to these grants totaled $0.1 million and $0.4 million, respectively. Deferred share awards that are payable in cash or stock are accounted for as liability awards; therefore, the effects of changes in the estimated value of EFH Corp. shares are recognized in earnings. As a result of the decline in estimated value of EFH Corp. shares, share-based compensation expense in 2012, 2011 and 2010 was reduced by $1.0 million, $3.5 million and $3.3 million, respectively.

Directors and other nonemployees were granted 1.0 million shares of EFH Corp. stock in 2012, 7.5 million shares in 2011 and 2.7 million shares in 2010. The shares vest over periods of one to two years, and a portion may be settled in cash. Expense recognized in 2012, 2011 and 2010 related to these grants totaled $1.3 million, $6.8 million and $4.7 million, respectively.

In addition, options to purchase 5.0 million shares of EFH Corp. common stock were granted to a director in 2012. The options provide the holder the right to purchase EFH Corp. common stock for $0.50 per share. At December 31, 2012, there was approximately $0.7 million of unrecognized compensation expense related to these options which is expected to be recognized ratably over a remaining weighted-average period of approximately one to three years.

15.	RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions.

•
We pay an annual management fee under the terms of a management agreement with the Sponsor Group, which we reported in SG&A expense totaling $38 million, $37 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively.

•
In 2007, TCEH entered into the TCEH Senior Secured Facilities with syndicates of financial institutions and other lenders. These syndicates included affiliates of GS Capital Partners, which is a member of the Sponsor Group. Affiliates of each member of the Sponsor Group have from time to time engaged in commercial banking transactions with us and/or provided financial advisory services to us, in each case in the normal course of business.

•
In January 2013, fees paid to Goldman, Sachs & Co. (Goldman), an affiliate of GS Capital Partners for services related to debt exchanges totaled $2 million, described as follows: (i) Goldman acted as a dealer manager for the offers by EFIH and EFIH Finance to exchange new EFIH 10% Notes for EFH Corp. 9.75% Notes, EFH Corp. 10% Notes and EFIH 9.75% Notes (collectively, the Old Notes) and as a solicitation agent in the solicitation of consents by EFH Corp. and EFIH and EFIH Finance to amendments to the Old Notes and indentures governing the Old Notes and (ii) Goldman acted as a dealer manager for the offers by EFIH and EFIH Finance to exchange EFIH Toggle Notes for EFH Corp. 10.875% Notes and EFH Corp. Toggle Notes. See Note 8 for further discussion of these exchange offers.

For the year ended December 31, 2012, fees paid to Goldman related to debt issuances totaled $10 million, described as follows: (i) Goldman acted as a joint book-running manager and initial purchaser in the February 2012 issuance of $1.15 billion principal amount of EFIH 11.750% Senior Secured Second Lien Notes (see Note 8) for which it received fees totaling $7 million, and (ii) Goldman acted as joint book-running manager and initial purchaser in the August 2012 issuance of $600 million principal amount of 11.750% Senior Secured Second Lien Notes and $250 million principal amount of EFIH 6.875% Senior Secured Notes (see Note 8) for which it received fees totaling $3 million. In the October 2012 issuance of $253 million principal amount of EFIH 6.875% Notes, Goldman acted as joint book-running manager and initial purchaser for which it was paid $1 million. A broker-dealer affiliate of KKR served as a co-manager and initial purchaser and an affiliate of TPG served as an adviser in all of these transactions, for which they each received a total of $4 million.

For the year ended December 31, 2011, fees paid to Goldman related to debt issuances, exchanges, amendments and extensions totaled $26 million, described as follows: (i) Goldman acted as a joint lead arranger and joint book-runner in the April 2011 amendment and extension of the TCEH Senior Secured Facilities (see Note 8) and received fees totaling $17 million and (ii) Goldman acted as a joint book-running manager and initial purchaser in the issuance of $1.750 billion principal amount of TCEH Senior Secured Notes as part of the April 2011 amendment and extension and received fees totaling $9 million. Affiliates of KKR and TPG served as advisers to these transactions, and each received $5 million as compensation for their services.

For the year ended December 31, 2010, fees paid to Goldman related to debt issuances and exchanges totaled $11 million, described as follows: (i) Goldman acted as an initial purchaser in the issuance of $500 million principal amount of EFH Corp. 10% Notes in January 2010 for which it received fees totaling $3 million; (ii) Goldman acted as a dealer manager and solicitation agent in EFH Corp. and EFIH debt exchange offers completed in August 2010 for which it received fees totaling $7 million; (iii) Goldman also acted as an initial purchaser in the issuance of $350 million principal amount of TCEH 15% Senior Secured Second Lien Notes (Series B) in October 2010 and received fees totaling $1 million.

•	Affiliates of GS Capital Partners are parties to certain commodity and interest rate hedging transactions with us in the normal course of business.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•
TCEH has made loans to EFH Corp. in the form of demand notes (TCEH Demand Notes) that have been pledged as collateral under the TCEH Senior Secured Facilities for (i) debt principal and interest payments and (ii) other general corporate purposes (SG&A Note) for EFH Corp. The TCEH Demand Notes are eliminated in consolidation in these consolidated financial statements. The TCEH Demand Notes totaled $698 million and $1.592 billion at December 31, 2012 and 2011, respectively, including $233 million in the SG&A Note at both dates. The reduction of the balance of the TCEH Demand Notes for the year ended December 31, 2012 was funded by debt issued by EFIH. EFH Corp. settled the balance of the TCEH Demand Notes in January 2013. See Note 8 for additional discussion.

•
As part of EFH Corp.'s liability management program, EFH Corp. (parent entity) and EFIH have purchased, or received in exchanges, certain debt securities of EFH Corp. and TCEH, which they have held. Principal and interest payments received by EFH Corp. and EFIH on these investments have been used, in part, to service their outstanding debt. These investments are eliminated in consolidation in these consolidated financial statements. At December 31, 2012, EFIH held $6.377 billion principal amount of EFH Corp. debt and $79 million principal amount of TCEH debt. At December 31, 2012, EFH Corp. held $303 million principal amount of TCEH debt. After the transactions in early 2013 discussed in Note 8, including EFIH's distribution of EFH Corp. debt as a dividend to EFH Corp., EFIH held $1.361 billion principal amount of affiliate debt.

•
TCEH's retail operations pay Oncor for services it provides, principally the delivery of electricity. Expenses recorded for these services totaled $1.0 billion, $1.0 billion and $1.1 billion for the years ended December 31, 2012, 2011 and 2010, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at December 31, 2012 and 2011 reflect amounts due currently to Oncor totaling $53 million and $138 million, respectively (included in payables due to unconsolidated subsidiary), primarily related to these electricity delivery fees.

•
In August 2012, TCEH and Oncor agreed to settle at a discount two agreements related to securitization (transition) bonds issued by Oncor's bankruptcy-remote financing subsidiary in 2003 and 2004 to recover generation-related regulatory assets. Under the agreements, TCEH had been reimbursing Oncor as described immediately below. Under the settlement, TCEH paid, and Oncor received, $159 million in cash. The settlement was executed by EFIH acquiring the right to reimbursement under the agreements from Oncor and then selling these rights for the same amount to TCEH. The transaction resulted in a $2 million (after tax) decrease in investment in unconsolidated subsidiary in accordance with accounting rules for related party transactions.

Oncor collects transition surcharges from its customers to recover the transition bond payment obligations. Oncor's incremental income taxes related to the transition surcharges it collects had been reimbursed by TCEH quarterly under a noninterest bearing note payable to Oncor that was to mature in 2016. The note balance at the August 2012 settlement date totaled $159 million. TCEH's payments on the note totaled $20 million, $39 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Under an interest reimbursement agreement, TCEH had reimbursed Oncor on a monthly basis for interest expense on the transition bonds. The remaining interest to be paid through 2016 under the agreement totaled $53 million at the August 2012 settlement date. Only the monthly accrual of interest under this agreement was reported as a liability. This interest expense totaled $16 million, $32 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively.

•
Oncor pays EFH Corp. subsidiaries for financial and other administrative services and shared facilities at cost. Such amounts reduced reported SG&A expense by $35 million, $38 million and $40 million and for the years ended December 31, 2012, 2011 and 2010, respectively.

•
Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility is funded by a delivery fee surcharge billed to REPs by Oncor, as collection agent, and remitted monthly to TCEH for contribution to the trust fund with the intent that the trust fund assets, reported in other investments in our balance sheet, will ultimately be sufficient to fund the actual future decommissioning liability, reported in noncurrent liabilities in our balance sheet. The delivery fee surcharges remitted to TCEH totaled $16 million, $17 million and $16 million for the years ended December 31, 2012, 2011 and 2010, respectively. Income and expenses associated with the trust fund and the decommissioning liability incurred by TCEH are offset by a net change in a receivable/payable that ultimately will be settled through changes in Oncor's delivery fee rates. At December 31, 2012 and 2011, the excess of the trust fund balance over the decommissioning liability resulted in a payable totaling $284 million and $225 million, respectively, included in noncurrent liabilities.

•
We file a consolidated federal income tax return that includes Oncor Holdings' results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor's results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings' and Oncor's results. However, under a tax sharing agreement, Oncor Holdings' and Oncor's federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes payable to or receivable from Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns. Our current amount receivable from Oncor Holdings and Oncor related to income taxes totaled $34 million and $2 million at December 31, 2012 and 2011, respectively. EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $35 million for the year ended December 31, 2012, issued net income tax refunds to Oncor Holdings and Oncor totaling $89 million (net of $20 million in tax payments from Oncor Holdings) for the year ended December 31, 2011 and received income tax payments from Oncor Holdings and Oncor totaling $107 million for the year ended December 31, 2010.

•
Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP's obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH's credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2012 and 2011, TCEH had posted letters of credit in the amount of $11 million and $12 million, respectively, for the benefit of Oncor.

•
As a result of the pension plan actions discussed in Note 13, in December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor's active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously contractually agreed to assume responsibility for pension and OPEB liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the nonrecoverable pension liabilities under the Oncor Plan. After the pension plan actions, the remaining participants in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees. EFH Corp. is the sponsor of the OPEB plan and remains liable for the majority of the OPEB plan obligations. Accordingly, EFH Corp.'s balance sheet reflects unfunded pension and OPEB liabilities related to plans that it sponsors, including recoverable and nonrecoverable amounts, but also reflects a receivable from Oncor for that portion of the unfunded liabilities for which Oncor is contractually responsible, substantially all of which is expected to be recovered in Oncor's rates. At December 31, 2012 and 2011, the receivable amounts totaled $825 million and $1.235 billion, respectively, classified as noncurrent. Under ERISA, EFH Corp. and Oncor remain jointly and severally liable for the funding of the EFH Corp. and Oncor pension plans. We view the risk of the retained liability under ERISA related to the Oncor Plan to be not significant.

•
Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH would be required to post a letter of credit in an amount equal to $170 million to secure its payment obligations to Oncor in the event, which has not occurred, two or more rating agencies downgrade Oncor's credit rating below investment grade.

16.	SEGMENT INFORMATION

Our operations are aligned into two reportable business segments: Competitive Electric and Regulated Delivery. The segments are managed separately because they are strategic business units that offer different products or services and involve different risks.

The Competitive Electric segment is engaged in competitive market activities consisting of electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity sales to residential and business customers, all largely in Texas. These activities are conducted by TCEH.

The Regulated Delivery segment consists largely of our investment in Oncor. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. These activities are conducted by Oncor, including its wholly owned bankruptcy-remote financing subsidiary. See Note 2 for discussion of the reporting of Oncor Holdings and, accordingly, the Regulated Delivery segment, as an equity method investment. See Note 15 for discussion of material transactions with Oncor, including payment to Oncor of electricity delivery fees, which are based on rates regulated by the PUCT.

Corporate and Other represents the remaining nonsegment operations consisting primarily of discontinued businesses, general corporate expenses and interest on EFH Corp. (parent entity), EFIH and EFCH debt.

The accounting policies of the business segments are the same as those described in the summary of significant accounting policies in Note 1. We evaluate performance based on net income (loss). We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices or regulated rates.

	Year Ended December 31,
	2012	2011	2010
Operating revenues (all Competitive Electric)	$5,636	$7,040	$8,235
Depreciation and amortization
Competitive Electric	$1,344	$1,471	$1,380
Corp. and Other	29	28	27
Consolidated	$1,373	$1,499	$1,407
Equity in earnings of unconsolidated subsidiaries (net of tax) (all Regulated Delivery)	$270	$286	$277
Interest income
Competitive Electric	$46	$87	$91
Corp. and Other	143	139	151
Eliminations	(187)	(224)	(232)
Consolidated	$2	$2	$10
Interest expense and related charges
Competitive Electric	$2,892	$3,830	$2,957
Corp. and Other	803	688	829
Eliminations	(187)	(224)	(232)
Consolidated	$3,508	$4,294	$3,554
Income tax expense (benefit)
Competitive Electric	$(954)	$(963)	$359
Corp. and Other	(278)	(171)	30
Consolidated	$(1,232)	$(1,134)	$389
Net income (loss):
Competitive Electric	$(3,063)	$(1,825)	$(3,463)
Regulated Delivery	270	286	277
Corp. and Other	(567)	(374)	374
Consolidated	$(3,360)	$(1,913)	$(2,812)
Investment in equity investees
Competitive Electric	$8	$—	$—
Regulated Delivery	5,842	5,720	5,544
Consolidated	$5,850	$5,720	$5,544
Total assets
Competitive Electric	$33,002	$37,409	$39,202
Regulated Delivery	5,842	5,720	5,544
Corp. and Other	4,861	4,394	5,045
Eliminations	(2,735)	(3,446)	(3,403)
Consolidated	$40,970	$44,077	$46,388
Capital expenditures
Competitive Electric	$630	$529	$796
Corp. and Other	34	23	42
Consolidated	$664	$552	$838

17.	SUPPLEMENTARY FINANCIAL INFORMATION

Interest Expense and Related Charges

	Year Ended December 31,
	2012	2011	2010
Interest paid/accrued (including net amounts settled/accrued under interest rate swaps)	$3,269	$3,027	$2,681
Accrued interest to be paid with additional toggle notes (Note 8)	209	219	446
Unrealized mark-to-market net (gain) loss on interest rate swaps (a)	(172)	812	207
Amortization of interest rate swap losses at dedesignation of hedge accounting	8	27	87
Amortization of fair value debt discounts resulting from purchase accounting	44	52	63
Amortization of debt issuance, amendment and extension costs and discounts	186	188	130
Capitalized interest	(36)	(31)	(60)
Total interest expense and related charges	$3,508	$4,294	$3,554
____________

(a)
Year ended December 31, 2012 amount includes net gains totaling $166 million related to TCEH swaps (see Note 8) and net gains totaling $6 million related to EFH Corp. swaps substantially closed through offsetting positions.

Restricted Cash

	December 31, 2012		December 31, 2011
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts in escrow to settle TCEH Demand Notes (Notes 8 and 15)	$680	$—	$—	$—
Amounts related to margin deposits held	—	—	129	—
Amounts related to TCEH's Letter of Credit Facility (Note 8)	—	947	—	947
Total restricted cash	$680	$947	$129	$947

Inventories by Major Category

	December 31,
	2012	2011
Materials and supplies	$201	$177
Fuel stock	168	203
Natural gas in storage	24	38
Total inventories	$393	$418

Other Investments

	December 31,
	2012	2011
Nuclear plant decommissioning trust	$654	$574
Assets related to employee benefit plans, including employee savings programs, net of distributions	70	90
Land	41	41
Miscellaneous other	2	4
Total other investments	$767	$709

Nuclear Decommissioning Trust — Investments in a trust that will be used to fund the costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor's customers as a delivery fee surcharge over the life of the plant and deposited in the trust fund. Net gains and losses on investments in the trust fund are offset by a corresponding change in a receivable/payable that will ultimately be settled through changes in Oncor's delivery fees rates (see Note 15). A summary of investments in the fund follows:

	December 31, 2012
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$246	$16	$(1)	$261
Equity securities (c)	245	161	(13)	393
Total	$491	$177	$(14)	$654

	December 31, 2011
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$231	$13	$(2)	$242
Equity securities (c)	230	121	(19)	332
Total	$461	$134	$(21)	$574
____________

(a)	Includes realized gains and losses on securities sold.

(b)
The investment objective for debt securities is to invest in a diversified tax efficient portfolio with an overall portfolio rating of AA or above as graded by S&P or Aa2 by Moody's. The debt securities are heavily weighted with municipal bonds. The debt securities had an average coupon rate of 4.38% at both December 31, 2012 and 2011, and an average maturity of 6 years at both December 31, 2012 and 2011.

(c)	The investment objective for equity securities is to invest tax efficiently and to match the performance of the S&P 500 Index.

Debt securities held at December 31, 2012 mature as follows: $94 million in one to five years, $55 million in five to ten years and $112 million after ten years.

The following table summarizes proceeds from sales of available-for-sale securities and the related realized gains and losses from such sales.

	Year Ended December 31,
	2012	2011	2010
Realized gains	$1	$1	$1
Realized losses	$(2)	$(3)	$(2)
Proceeds from sales of securities	$106	$2,419	$974
Investments in securities	$(122)	$(2,436)	$(990)

Property, Plant and Equipment

	December 31,
	2012	2011
Competitive Electric:
Generation and mining	$23,564	$23,006
Nuclear fuel (net of accumulated amortization of $941 and $776)	361	320
Other assets	35	41
Corporate and Other	217	212
Total	24,177	23,579
Less accumulated depreciation	5,937	4,803
Net of accumulated depreciation	18,240	18,776
Construction work in progress:
Competitive Electric	444	642
Corporate and Other	21	9
Total construction work in progress	465	651
Property, plant and equipment — net	$18,705	$19,427

Depreciation expense totaled $1.247 billion, $1.345 billion and $1.255 billion for the years ended December 31, 2012, 2011 and 2010, respectively.

Assets related to capital leases included above totaled $70 million and $69 million at December 31, 2012 and 2011, respectively, net of accumulated depreciation.
Asset Retirement and Mining Reclamation Obligations

These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to changes in the nuclear plant decommissioning liability, as all costs are recoverable through the regulatory process as part of Oncor's delivery fees.

The following table summarizes the changes to these obligations, reported in other current liabilities and other noncurrent liabilities and deferred credits in the balance sheet, for the years ended December 31, 2012 and 2011:

	Nuclear Plant Decommissioning	Mining Land Reclamation and Other	Total
Liability at January 1, 2011	$329	$164	$493
Additions:
Accretion	19	29	48
Incremental reclamation costs (a)	—	67	67
Reductions:
Payments	—	(72)	(72)
Liability at December 31, 2011	$348	$188	$536
Additions:
Accretion	20	37	57
Incremental reclamation costs (a)	—	36	36
Reductions:
Payments	—	(93)	(93)
Liability at December 31, 2012	368	168	536
Less amounts due currently	—	(84)	(84)
Noncurrent liability at December 31, 2012	$368	$84	$452
____________

(a)	Reflecting additional land to be reclaimed.

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	December 31,
	2012	2011
Uncertain tax positions (including accrued interest)	$2,005	$1,972
Retirement plan and other employee benefits (a)	1,035	1,664
Asset retirement and mining reclamation obligations	452	505
Unfavorable purchase and sales contracts	620	647
Nuclear decommissioning cost over-recovery (Note 15) (b)	284	225
Other	30	28
Total other noncurrent liabilities and deferred credits	$4,426	$5,041
____________

(a)	Includes $825 million and $1.235 billion at December 31, 2012 and 2011, respectively, representing pension and OPEB liabilities related to Oncor (see Note 15).

(b)
Balance at December 31, 2011 was previously classified as a liability due to unconsolidated subsidiary. Because Oncor only acts as collection agent to balance the amounts ultimately collected from its customers with the actual future cost to decommission the nuclear plant, the classification as a liability due Oncor was corrected.

Unfavorable Purchase and Sales Contracts – Unfavorable purchase and sales contracts primarily represent the extent to which contracts on a net basis were unfavorable to market prices at the date of the Merger. These are contracts for which: (i) TCEH has made the "normal" purchase or sale election allowed or (ii) the contract did not meet the definition of a derivative under accounting standards related to derivative instruments and hedging transactions. Under purchase accounting, TCEH recorded the value at October 10, 2007 as a deferred credit. Amortization of the deferred credit related to unfavorable contracts is primarily on a straight-line basis, which approximates the economic realization, and is recorded as revenues or a reduction of purchased power costs as appropriate. The amortization amount totaled $27 million, $26 million and $27 million for the years ended December 31, 2012, 2011 and 2010, respectively. See Note 3 for intangible assets related to favorable purchase and sales contracts.

The estimated amortization of unfavorable purchase and sales contracts for each of the next five fiscal years is as follows:

Year	Amount
2013	$26
2014	$25
2015	$25
2016	$25
2017	$25

Supplemental Cash Flow Information

	Year Ended December 31,
	2012	2011	2010
Cash payments (receipts) related to:
Interest paid (a)	$3,151	$2,958	$2,693
Capitalized interest	$(36)	$(31)	$(60)
Interest paid (net of capitalized interest) (a)	$3,115	$2,927	$2,633
Income taxes	$71	$37	$64
Noncash investing and financing activities:
Principal amount of toggle notes issued in lieu of cash interest (Note 8)	$235	$206	$399
Construction expenditures (b)	$50	$67	$84
Debt exchange transactions	$457	$34	$1,641
Capital leases	$15	$1	$9
Gain on termination of long-term power sales contract (Note 6)	$—	$—	$(116)
____________

(a)	Net of interest received on interest rate swaps.

(b)	Represents end-of-period accruals.

Item 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A.	CONTROLS AND PROCEDURES

An evaluation was performed under the supervision and with the participation of our management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of the disclosure controls and procedures in effect at December 31, 2012. Based on the evaluation performed, our management, including the principal executive officer and principal financial officer, concluded that the disclosure controls and procedures were effective.

There has been no change in our internal control over financial reporting during the most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ENERGY FUTURE HOLDINGS CORP.
MANAGEMENT'S ANNUAL REPORT ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Energy Future Holdings Corp. is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) for the company. Energy Future Holdings Corp.'s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in condition or the deterioration of compliance with procedures or policies.

The management of Energy Future Holdings Corp. performed an evaluation as of December 31, 2012 of the effectiveness of the company's internal control over financial reporting based on the Committee of Sponsoring Organizations of the Treadway Commission's (COSO's) Internal Control - Integrated Framework. Based on the review performed, management believes that as of December 31, 2012 Energy Future Holdings Corp.'s internal control over financial reporting was effective.

The independent registered public accounting firm of Deloitte & Touche LLP as auditors of the consolidated financial statements of Energy Future Holdings Corp. has issued an attestation report on Energy Future Holdings Corp.'s internal control over financial reporting.

/s/ JOHN F. YOUNG	/s/ PAUL M. KEGLEVIC
John F. Young, President and	Paul M. Keglevic, Executive Vice President
Chief Executive Officer	and Chief Financial Officer

February 19, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Energy Future Holdings Corp.
Dallas, Texas

We have audited the internal control over financial reporting of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. EFH Corp.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on EFH Corp.'s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, EFH Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule at and for the year ended December 31, 2012 of EFH Corp. and our report dated February 19, 2013 expressed an unqualified opinion on those financial statements and financial statement schedule, and included an emphasis of a matter paragraph related to EFH Corp.'s continued net losses, substantial indebtedness and significant cash interest requirements, as well as EFH Corp.'s ability to satisfy its obligations in October 2014, which include the maturities of $3.8 billion of TCEH Term Loan Facilities, being dependent upon the completion of one or more actions described in Note 1 to the consolidated financial statements.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2013

Item 9B.	OTHER INFORMATION

None.

PART III.

Item 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names of EFH Corp.'s directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Served As Director Since	Business Experience
Arcilia C. Acosta (1)(3)	47	2008
Arcilia C. Acosta has served as a Director of EFH Corp. since May 2008. Ms. Acosta is the founder, President and CEO of CARCON Industries & Construction, L.L.C. (CARCON) and its subsidiaries. She is also the founder, President and CEO of Southwestern Testing Laboratories, L.L.C. (STL). CARCON's principal business is commercial, institutional and transportation, design and build construction. STL's principal business is geotechnical engineering, construction materials testing and environmental consulting services. Ms. Acosta is a former Chair of the State of Texas Hispanic Chambers organization known as the Texas Association of Mexican American Chambers of Commerce (TAMACC) and the Greater Dallas Hispanic Chamber of Commerce. Ms. Acosta serves on the Board of Directors of EFCH, TCEH, the Dallas Citizens Council, U.T. Southwestern Board of Visitors, The Texas Tech Alumni Association National Board of Directors and The Dallas Education Foundation.

David Bonderman	70	2007
David Bonderman has served as a Director of EFH Corp. since October 2007. He is a founding partner of TPG Capital, L.P. (TPG). Mr. Bonderman serves on the boards of the following companies: Caesars Entertainment Corporation (formerly Harrah's Entertainment), CoStar Group, Inc., General Motors Company, JSC VTB Bank, and Ryanair Holdings plc, for which he serves as Chairman of the Board. During the past five years, Mr. Bonderman also served on the boards of Armstrong World Industries, Inc., Burger King Holdings, Inc., Gemalto N.V., Univision Communications, Inc. and Washington Mutual, Inc.

Donald L. Evans (2)(3)	66	2007
Donald L. Evans has served as a Director and Non-Executive Chairman of EFH Corp. since October 2007. He is also a Senior Partner at Quintana Energy Partners, L.P. He was CEO of the Financial Services Forum from 2005 to 2007, after serving as the 34th secretary of the U.S. Department of Commerce. Before serving as Secretary of Commerce, Mr. Evans was the former CEO of Tom Brown, Inc., a large independent energy company. He also previously served as a member and chairman of the Board of Regents of the University of Texas System. Mr. Evans is a director of Genesis Energy, L. P.

Thomas D. Ferguson	59	2008
Thomas D. Ferguson has served as a Director of EFH Corp. since December 2008. He is a Managing Director of Goldman, Sachs & Co., having joined the firm in 2002. Mr. Ferguson heads the asset management efforts for the merchant bank's U.S. real estate and infrastructure investment activity. He currently serves on the board of American Golf, for which he serves as the company's non-executive Chairman, Agriculture Company of America, EFIH and Oncor. He formerly held board seats at Associated British Ports, the largest port company in the UK, Carrix, one of the largest private container terminal operators in the world, as well as Red de Carreteras, a toll road concessionaire in Mexico.

Brandon A. Freiman	31	2012
Brandon A Freiman has served as a Director of EFH Corp. since June 2012. He has been with KKR since 2007 where he is a director. He has been directly involved in several of the firm's investments including El Paso Midstream Group, Accelerated Oil Technologies, LLC, Del Monte Foods, Fortune Creek Midstream, Westbrick Energy, LTD and Bayonne Water JV and has portfolio company responsibilities for Rockwood Holdings, Inc. Mr. Freiman is a director of Fortune Creek Midstream, Westbrick Energy, LTD, Accelerated Oil Technologies, LLC and Bayonne Water JV.

Name	Age	Served As Director Since	Business Experience
Scott Lebovitz	37	2007
Scott Lebovitz has served as a Director of EFH Corp. since October 2007. He has been a Managing Director of Goldman, Sachs & Co. in its Principal Investment Area since 2007 having joined Goldman, Sachs & Co. in 1997. Mr. Lebovitz serves on the boards of both public and private companies, including Associated Asphalt Partners, LLC, EdgeMarc Energy Holdings, LLC, EF Energy Holdings, LLC, EW Energy Holdings, LLC, Cobalt International Energy, Inc., EFCH and TCEH. During the past five years, Mr. Lebovitz also served on the board of CVR Energy, Inc.

Marc S. Lipschultz (3)	44	2007
Marc S. Lipschultz has served as a Director of EFH Corp. since October 2007. He joined KKR in 1995 and is the global head of KKR's Energy and Infrastructure business. Mr. Lipschultz serves on KKR's Infrastructure Investment Committee and its Oil & Gas Investment Committee.

Michael MacDougall (2)	42	2007
Michael MacDougall has served as a Director of EFH Corp. since October 2007. He is a partner of TPG. Mr. MacDougall leads the firm's global energy and natural resources investing efforts. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. Mr. MacDougall is a director of both public and private companies, including Copano Energy, L.L.C., Graphic Packaging Holding Company, Harvester Holdings, LLC and its two subsidiaries, Petro Harvester Oil and Gas, LLC and 2CO Energy Limited, Maverick American Natural Gas, LLC, Nexeo Solutions Holdings, LLC, Northern Tier Energy, LLC, EFCH, and TCEH and is a director of the general partner of Valerus Compression Services, L.P. During the past five years, he also served on the boards of Aleris International and Kraton Performance Polymers Inc. Mr. MacDougall is also a member of the boards of directors of Islesboro Affordable Property, The Opportunity Network and the University of Texas Development Board.

Kenneth Pontarelli (2)(3)	42	2007
Kenneth Pontarelli has served as a Director of EFH Corp. since October 2007. He is a Managing Director of Goldman, Sachs & Co. in its Principal Investment Area. He transferred to the Principal Investment Area in 1999 and was promoted to Managing Director in 2004. Mr. Pontarelli serves as a director of both public and private companies, including Tervita Corporation, Cobalt International Energy, L.P., EFIH, and Expro International Group Ltd. During the past five years, he also served on the boards of CVR Energy, Inc. and Kinder Morgan, Inc.

William K. Reilly	73	2007
William K. Reilly has served as a Director of EFH Corp. since October 2007. He is a Senior Advisor to TPG and a founding partner of Aqua International Partners, an investment group that invests in companies that serve the water and renewable energy sectors, having previously served as the seventh Administrator of the EPA. Mr. Reilly is a director of the following public companies: ConocoPhillips and Royal Caribbean International. During the past five years, he also served on the boards of Eden Springs, Ltd. of Israel and E.I DuPont de Nemours and Company. Before serving as EPA Administrator, Mr. Reilly was President of World Wildlife Fund and President of The Conservation Foundation. He previously served as Executive Director of the Rockefeller Task Force on Land Use and Urban Growth, a senior staff member of the President's Council on Environmental Quality, Associate Director of the Urban Policy Center and the National Urban Coalition and Co-Chairman of the National Commission on Energy Policy. Mr. Reilly was appointed by the President to serve as Co-Chair of the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling.

Jonathan D. Smidt (2)	40	2007
Jonathan D. Smidt has served as a Director of EFH Corp. since October 2007. He has been with KKR since 2000, where he is a partner and senior member of the firm's Energy and Infrastructure team and leads KKR Natural Resources, the firm's platform to acquire and operate oil and natural gas assets. Currently, he is a director of Laureate Education Inc., EFCH and TCEH.

Name	Age	Served As Director Since	Business Experience
John F. Young (2)	56	2008
John F. Young has served as a Director and President and Chief Executive of EFH Corp. since January 2008. Before joining EFH Corp., Mr. Young served in many leadership roles at Exelon Corporation from March 2003 to January 2008 including Executive Vice President of Finance and Markets and Chief Financial Officer of Exelon Corporation; President of Exelon Generation; and President and Chief Operating Officer of Exelon Power. Prior to joining Exelon Corporation, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation. Mr. Young is also a director of EFCH, EFIH, TCEH, Luminant, Nuclear Electric Insurance Limited and USAA.

Kneeland Youngblood (1)	57	2007
Kneeland Youngblood has served as a Director of EFH Corp. since October 2007. He is a founding partner of Pharos Capital Group, a private equity firm that focuses on providing growth and expansion capital to businesses in technology, business services and health care services. During the last five years, Mr. Youngblood served on the boards of Burger King Holdings, Inc., Starwood Hotels and Resorts Worldwide, Inc. and Gap Inc. Mr. Youngblood is a director of EFIH and a member of the Council on Foreign Relations.

_______________

(1)	Member of Audit Committee.

(2)	Member of Executive Committee.

(3)	Member of Organization and Compensation Committee

There is no family relationship between any of the above-named directors.

Director Qualifications

In October 2007, David Bonderman, Donald L. Evans, Scott Lebovitz, Marc S. Lipschultz, Michael MacDougall, Kenneth Pontarelli, William K. Reilly, Jonathan D. Smidt, and Kneeland Youngblood were elected to EFH Corp.'s board of directors (the Board). Arcilia C. Acosta, Thomas D. Ferguson and John F. Young joined the Board in 2008 and Brandon A. Freiman joined the board in 2012. Messrs. Bonderman, Ferguson, Freiman, Lebovitz, Lipschultz, MacDougall, Pontarelli, and Smidt are collectively referred to as the "Sponsor Directors." Ms. Acosta and Messrs. Evans, Reilly, Young, and Youngblood are collectively referred to as the "Non-Sponsor Directors."

Each of the Sponsor Directors was elected to the Board pursuant to the Limited Partnership Agreement of Texas Energy Future Holdings Limited Partnership, the holder of a majority of the outstanding capital stock of EFH Corp. Pursuant to this agreement, Messrs. Freiman, Lipschultz and Smidt were appointed to the Board as a consequence of their relationships with Kohlberg Kravis Roberts & Co.; Messrs. Bonderman and MacDougall were appointed to the Board as a consequence of their relationships with TPG Capital, L.P., and Messrs. Ferguson, Lebovitz and Pontarelli were appointed to the Board as a consequence of their relationships with GS Capital Partners.

When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of EFH Corp.'s business and structure, the Board focused primarily on the qualifications summarized in each of the Board member's biographical information set forth above. In addition, EFH Corp. believes that each of its directors possesses high ethical standards, acts with integrity, and exercises careful judgment. Each is committed to employing his/her skills and abilities in the long-term interests of EFH Corp and its stakeholders. Finally, our directors are knowledgeable and experienced in business, governmental, and civic endeavors, further qualifying them for service as members of the Board.

The Sponsor Directors possess experience in owning and managing privately held enterprises and are familiar with corporate finance and strategic business planning activities of highly-leveraged companies such as EFH Corp. Some of the Sponsor Directors also have experience advising and overseeing the operations of large industrial, manufacturing or retail companies similar to our businesses. Finally, several of the Sponsor Directors possess substantial expertise in advising and managing companies in segments of the energy industry, including, among others, power generation, oil and gas, and energy infrastructure and transportation.

As a group and individually, the Non-Sponsor Directors possess extensive experience in governmental and civic endeavors and in the business community, in each case, in the markets where our businesses operate.

Mr. Young's employment agreement provides that he will serve as a member of the Board during the time he is employed by EFH Corp. Before joining EFH Corp. as President and Chief Executive Officer, he held various senior management positions at other companies in the energy industry over twenty years, including, most recently, his role as Executive Vice President of Finance and Markets and Chief Financial Officer of Exelon Corporation.

Ms. Acosta manages the operations of a large commercial construction company in Texas and has significant experience within the local Hispanic business community, having served as the chair of the Greater Dallas Hispanic Chamber of Commerce and the Texas Association of Mexican American Chambers of Commerce. Her experience and expertise in financial matters qualify her to serve as EFH Corp's "audit committee financial expert." Mr. Evans has demonstrated ability and achievement in both the private and public sectors, serving as U.S. Secretary of Commerce during the Bush Administration, and both before and after his government service, acting as Chairman and Chief Executive Officer of a publicly-owned energy company, Tom Brown, Inc. Mr. Reilly possesses a distinguished record of public service and extensive policy-making experience as a former administrator of the EPA, lectures extensively on environmental issues facing companies operating in the energy industry and has served as Co-Chairman of the National Commission on Energy Policy. Mr. Youngblood has served on numerous boards for large public companies, has extensive experience managing and advising companies in his capacity as a partner in a private equity firm (not affiliated with the Sponsor Group), is highly knowledgeable of federal and state political matters, and has served on the board of directors of the United States Enrichment Corporation, a company that contracts with the US Department of Energy to produce enriched uranium for use in nuclear power plants.

Executive Officers

The names and information regarding EFH Corp.'s executive officers are set forth below:

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected to Present Offices	Business Experience (Preceding Five Years)
John F. Young	56	President and Chief Executive Officer of EFH Corp.	January 2008
John F. Young was elected President and Chief Executive Officer of EFH Corp. in January 2008. Before joining EFH Corp., Mr. Young served in many leadership roles at Exelon Corporation from March 2003 to January 2008, including Executive Vice President of Finance and Markets and Chief Financial Officer of Exelon Corporation; President of Exelon Generation; and President and Chief Operating Officer of Exelon Power. Prior to joining Exelon Corporation, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation.

James A. Burke	44	Executive Vice President of EFH Corp. and President and Chief Executive of TXU Energy	August 2005
James A. Burke was elected Executive Vice President of EFH Corp. in February 2013 and President and Chief Executive of TXU Energy in August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy.

Stacey H. Doré	40	Executive Vice President and General Counsel of EFH Corp.	February 2013
Stacey H. Doré was elected Executive Vice President and General Counsel of EFH Corp. in February 2013 having previously served as Senior Vice President and General Counsel of EFH Corp. from April 2012 to February 2013. Ms. Doré was Vice President and General Counsel of Luminant from November 2011 to March 2012 having previously served as Vice President and Associate General Counsel of EFH Corp. from July 2008 to November 2011. Prior to joining EFH Corp., she was an attorney at Vinson & Elkins LLP, where she engaged in a business litigation practice.

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected to Present Offices	Business Experience (Preceding Five Years)
Paul M. Keglevic	59	Executive Vice President and Chief Financial Officer of EFH Corp.	July 2008
Paul M. Keglevic was elected Executive Vice President and Chief Financial Officer of EFH Corp. in July 2008. Before joining EFH Corp., he was an audit partner at PricewaterhouseCoopers. Mr. Keglevic was PricewaterhouseCoopers' Utility Sector Leader from 2002 to 2008 and Clients and Sector Assurance Leader from 2007 to 2008.

Carrie L. Kirby	45	Executive Vice President of EFH Corp.	February 2013
Carrie L. Kirby was elected Executive Vice President of EFH Corp. in February 2013 having previously served as Senior Vice President of EFH Corp. from April 2012 to February 2013 and oversees human resources. Previously she was Vice President of Human Resources of TXU Energy.

M. A. McFarland	43	Executive Vice President of EFH Corp. and President and Chief Executive of Luminant	July 2008
M. A. McFarland was elected President and Chief Executive of Luminant in December 2012 and Executive Vice President of EFH Corp. in July 2008. He previously served as Executive Vice President and Chief Commercial Officer of Luminant. Before joining Luminant, Mr. McFarland served as Senior Vice President of Mergers, Acquisitions and Divestitures and as a Vice President in the wholesale marketing and trading division power team at Exelon Corporation.

John D. O'Brien	52	Executive Vice President of EFH Corp.	February 2013
John D. O'Brien was elected Executive Vice President of EFH Corp. in February 2013 having previously served as Senior Vice President of EFH Corp. from October 2011 to February 2013. Before joining EFH, he served as Senior Vice President of Government and Regulatory Affairs at NRG Energy from 2007 to 2011 and Vice President of Environmental and Regulatory Affairs at Exelon Power, a subsidiary of Exelon Corporation, from 2004 to 2007.

There is no family relationship between any of the above-named executive officers.

Audit Committee Financial Expert

The Board has determined that Arcilia C. Acosta is an "Audit Committee Financial Expert" as defined in Item 407(d)(5) of SEC Regulation S-K and Ms. Acosta is independent under the New York Stock Exchange's audit committee independence requirements for issuers of debt securities.

Code of Conduct

EFH Corp. maintains certain corporate governance documents on EFH Corp's website at www.energyfutureholdings.com. EFH Corp.'s Code of Conduct can be accessed by selecting "Investor Relations" on the EFH Corp. website. EFH Corp.'s Code of Conduct applies to all of its employees, officers (including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer) and directors. Any amendments to the Code of Conduct will be posted on EFH Corp.'s website. Printed copies of the corporate governance documents that are posted on EFH Corp.'s website are also available to any investor upon request to the Secretary of EFH Corp. at 1601 Bryan Street, Dallas, Texas 75201-3411.

Procedures for Shareholders to Nominate Directors; Arrangement to Serve as Directors

The Amended and Restated Limited Liability Company Agreement of Texas Energy Future Capital Holdings LLC, the general partner of Texas Holdings, generally requires that the members of Texas Energy Future Capital Holdings LLC take all necessary action to ensure that the persons who serve as its managers also serve on the EFH Corp. Board. In addition, Mr. John Young's employment agreement provides that he will be elected as a member of the Board during the time he is employed by EFH Corp.

Because of these requirements, together with Texas Holdings' controlling ownership of EFH Corp.'s outstanding common stock, there is no policy or procedure with respect to shareholder recommendations for nominees to the EFH Corp. Board.

Item 11.	EXECUTIVE COMPENSATION

Organization and Compensation Committee

The Organization and Compensation Committee (the "O&C Committee") of EFH Corp.'s Board of Directors (the "Board") is comprised of four non-employee directors: Arcilia C. Acosta, Donald L. Evans, Marc S. Lipschultz and Kenneth Pontarelli. The primary responsibility of the O&C Committee is to:

•
determine and oversee the compensation program of EFH Corp. and its subsidiaries (other than the Oncor Ring-Fenced Entities), including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•
evaluate the performance of EFH Corp.'s Chief Executive Officer (the "CEO") and the other executive officers of EFH Corp. and its subsidiaries (other than the Oncor Ring-Fenced Entities) (collectively, the "executive officers"), including John F. Young, President and Chief Executive Officer of EFH Corp.; Paul M. Keglevic, Executive Vice President and Chief Financial Officer of EFH Corp.; David A. Campbell, former President and Chief Executive Officer of Luminant; James A. Burke, President and Chief Executive Officer of TXU Energy and Executive Vice President of EFH Corp.; and M.A. McFarland, President and Chief Executive Officer of Luminant and Executive Vice President of EFH Corp. (collectively, the "Named Executive Officers"), and

•	approve executive compensation based on those evaluations.

Compensation Risk Assessment

Our management team initiates EFH Corp.'s internal risk review and assessment process for our compensation policies and practices by assessing, among other things, (1) the mix of cash and equity payouts at various compensation levels; (2) the performance time horizons used by our plans; (3) the use of multiple financial and operational performance metrics that are readily monitored and reviewed; (4) the equity investment that most of our senior and middle management employees have in EFH Corp. common stock; (5) the lack of an active trading market and other impediments to liquidity associated with EFH Corp. common stock; (6) the incorporation of both operational and financial goals and individual performance modifiers; (7) the inclusion of maximum caps and other plan-based mitigants on the amount of certain of our awards; and (8) multiple levels of review and approval of awards (including approval of our O&C Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds). Following their assessment, our management team prepares a report, which is provided to EFH Corp.'s Audit Committee for review. After review and adjustment, if any, as determined by EFH Corp.'s Audit Committee, the Audit Committee provides the report to the O&C Committee. EFH Corp.'s management and Audit Committee have determined that the risks arising from EFH Corp.'s compensation policies and practices are not reasonably likely to have a material adverse effect on EFH Corp.

Compensation Discussion and Analysis

Executive Summary

Resignation of David Campbell/Promotion of M.A. McFarland

Effective January 1, 2013, Mr. Campbell resigned as President and Chief Executive Officer of Luminant. Following Mr. Campbell's resignation, EFH Corp. promoted Mr. McFarland, who has served as Executive Vice President and Chief Commercial Officer of Luminant since July 2008, to the position of President and Chief Executive Officer of Luminant, effective January 1, 2013. In connection with his promotion, Mr. McFarland entered into an amended and restated employment agreement, as described more fully herein.

Significant Executive Compensation Actions

EFH Corp.'s executive compensation programs are designed to implement our pay-for-performance compensation philosophy, which places an emphasis on pay-at-risk. As a result, our compensation programs balance long-term and short-term objectives and generally consist of salary, bonuses, equity, benefits and perquisites. In December 2012, following a review of our businesses' strong performance in 2012 despite the sustained decline in ERCOT wholesale electricity prices (primarily as a result of lower forward natural gas prices), the increased environmental regulatory requirements of the electricity generation industry, our position as a highly-leveraged, privately-owned company, and the analysis of our compensation practices and plans and accompanying discussions with an independent consultant, the O&C Committee approved an increase in the base salaries for certain of our Named Executive Officers, and an increase in the annual cash bonus opportunity for Mr. Young to better align the compensation of our Named Executive Officers with the compensation of similarly performing executive officers in companies we consider our peer group. These adjustments, which became effective January 1, 2013, are described more fully herein.

Significant Business Activities in 2012

Liability Management Program

In 2009, we initiated a liability management program designed to reduce debt, capture debt discount and extend debt maturities through debt exchanges, repurchases and extensions. As part of the program, in December 2012, we initiated a request to extend up to $645 million of commitments under the TCEH Revolving Credit Facility from October 2013 to October 2016, which resulted in the extension of all such commitments. Additionally in December 2012, we launched a number of exchanges, which streamlined our capital structure. The debt exchanges, which closed in December 2012 and January 2013, resulted in the capture of approximately $470 million of debt discount. The TCEH Revolving Credit Facility extension and these debt exchanges are more fully described in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Activities and Events and Items Influencing Future Performance" and Note 8 to Financial Statements in this Form 10-K. Since inception, the program has resulted in the capture of approximately $2.5 billion of debt discount and the extension of approximately $25.7 billion of debt maturities to 2017-2021.

Regulatory Environment

During 2012, EFH Corp. continued to balance Texas' energy requirements while facing new and evolving environmental regulatory changes. In 2012, the PUCT and the ERCOT Board of Directors implemented or approved several changes to ERCOT protocols designed to establish minimum offer floors for wholesale power offers during deployment of certain reliability-related services, including non-spinning reserve, responsive reserve, reliability unit commitment, and other services. In addition, in June and October 2012 the PUCT approved rules that, among other things, increased the system-wide offer cap that applies to wholesale power offers in ERCOT for the stated purpose of sending appropriate price signals to encourage development of generation resources in ERCOT. Additionally, in June 2012, the Brattle Group, an independent consultant engaged by ERCOT to assess the incentives for generation investment in the ERCOT market, issued a report on potential next steps for addressing generation resource adequacy. In August 2012, a three judge panel of the U.S. Court of Appeals for the District of Columbia Circuit ("D.C. Circuit Court") vacated the CSAPR and in January 2013, the D.C. Circuit denied the EPA's petitions for rehearing and rehearing en banc. In December 2011 the EPA published the final MATS rule, and in April 2012, EFH Corp. subsequently filed a petition for review challenging the rule in the D.C. Circuit Court. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Items 1 and 2 "Business and Properties - Environmental Regulations and Related Considerations" in this Form 10-K for a detailed discussion of resource adequacy, CSAPR and MATS.

Operational Performance

2012 was a strong year for operational and financial performance at both TXU Energy and Luminant. TXU Energy reached organizational highs in customer satisfaction and retention metrics, achieved a year over year 42% improvement in residential attrition rates, reduced bad debt expense to its lowest level since before competition started in 2002 and achieved record low customer complaints, continuing top tier PUC complaint performance. Luminant achieved record summer generation reliability while realizing its lowest fossil safety incident rate.

Compensation Philosophy

We have a pay-for-performance compensation philosophy, which places an emphasis on pay-at-risk. In other words, a significant portion of an executive officer's compensation is comprised of variable, at-risk incentive compensation. Our compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to retain our executive officers and strongly align their interests with our stakeholders by emphasizing long-term incentive compensation. Given the competitive nature of the unregulated market in ERCOT, the evolving regulatory environment, and our substantial leverage, we believe such retention of talent is critical to our continued success.

To achieve the goals of our compensation philosophy, we believe that:

•	compensation plans should balance both long-term and short-term objectives;

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance and stakeholder value;

•	the overall compensation program should place an increased emphasis on pay-at-risk with increased responsibility;

•	the overall compensation program should attract, motivate and retain top talent executive officers to serve in key roles; and

•
an executive officer's individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer's business unit or area of responsibility as well as the executive officer's individual performance.

We believe our compensation philosophy supports our businesses by:

•	aligning performance measures with our business objectives to drive the financial and operational performance of EFH Corp. and its business units;

•	rewarding business unit and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	attracting and retaining the best performers, and

•	effectively aligning the correlation between the long-term interests of our executive officers and stakeholders.

Elements of Compensation

The material elements of our executive compensation program are:

•	a base salary;

•	the opportunity to earn an annual performance-based cash bonus based on the achievement of specific corporate, business unit and individual performance goals, and

•
long-term incentive awards, primarily in the form of long-term cash incentive awards and restricted stock units ("Restricted Stock Units") under and subject to the terms of the 2007 Stock Incentive Plan for Key Employees of EFH Corp. and Affiliates (the "2007 Stock Incentive Plan").

In addition, executive officers generally have the opportunity to participate in certain of our broad-based employee benefit plans, including our Thrift (401(k)) Plan and health and welfare plans, and to receive certain perquisites.

Compensation of the CEO

In determining the compensation of the CEO, the O&C Committee annually follows a thorough and detailed process. At the end of each year, the O&C Committee reviews a self-assessment prepared by the CEO regarding his performance and the performance of our businesses and meets (with and without the CEO) to evaluate and discuss his performance and the performance of our businesses.

While the O&C Committee tries to ensure that the bulk of the CEO's compensation is directly linked to his performance and the performance of our businesses, the O&C Committee also seeks to set his compensation in a manner that is competitive with compensation for similarly performing executive officers with similar responsibilities in companies we consider our peers.

Compensation of Other Executive Officers

In determining the compensation of each of our executive officers (other than the CEO), the O&C Committee seeks the input of the CEO. At the end of each year, the CEO reviews a self-assessment prepared by each executive officer and assesses the executive officer's performance against business unit (or area of responsibility) and individual goals and objectives. The O&C Committee and the CEO then review the CEO's assessments and, in that context, the O&C Committee approves the compensation for each executive officer.

Assessment of Compensation Elements

We design the majority of our executive officers' compensation to be linked directly to corporate and business unit (or area of responsibility) performance. For example, each executive officer's annual performance-based cash bonus is primarily based on the achievement of certain corporate and business unit financial and operational targets (such as management EBITDA, as discussed herein, cost management, generation output, customer satisfaction, etc.). In addition, each executive officer's long-term cash incentive award is based on achievement of certain operational and financial performance metrics. We also try to ensure that our executive compensation program is competitive with our peer companies in order to effectively motivate and retain our executive officers.

The following is a detailed discussion of the principal compensation elements provided to our executive officers and the amendments made thereto in 2012. Additional detail about each of the elements can be found in the compensation tables, including the footnotes and the narrative discussion following certain of the tables.

2012 Executive Compensation Evaluation and Adjustment

In October 2012, the O&C Committee engaged Towers Watson & Co. ("Towers Watson"), an independent compensation consultant to review the compensation practices we implemented in February 2011 and to confirm whether such practices continue to be aligned with our compensation philosophy. In December 2012, Towers Watson delivered to the O&C Committee its report, which included market data for a peer group composed of the following companies:

Allegheny Energy, Inc.	Ameren Corp.	American Electric Power Co. Inc
Calpine Corp.	Constellation Energy Group Inc.	Dominion Resources Inc.
Duke Energy Corp.	Edison International	Entergy Corp.
Exelon Corp.	FirstEnergy Corp.	PPL Corp.
NextEra Energy, Inc.	NRG Energy, Inc.(1)	Southern Co.
Progress Energy Inc.	Public Service Enterprise Group Inc.
Xcel Energy Inc.
____________

(1)	NRG Energy, Inc. is the successor by merger to GenOn Energy, Inc.

In December 2012, after a comprehensive review of the performance of our businesses in 2012, and taking into consideration the review of our compensation practices and plans by Towers Watson and their subsequent market analysis, the sustained decline in ERCOT wholesale electricity prices (primarily as a result of lower forward natural gas prices), the increased environmental regulatory requirements of the electricity generation industry, and our position as a highly-leveraged, privately-owned company, the O&C Committee approved increases to the base salaries for certain of our Named Executive Officers as more fully described in the paragraph entitled "Base Salary" below and an increase in the target annual cash bonus opportunity of Mr. Young to 125% of his base salary, effective January 1, 2013. The O&C Committee implemented these changes to provide a total executive compensation package comparable to the executive compensation packages of similarly performing executives of our peers and to maintain a strong alignment between our Named Executive Officers and our stakeholders.

In connection with the adjustment to Mr. Young's target annual cash bonus opportunity and Mr. McFarland's promotion to President and Chief Executive Officer of Luminant, we entered into amended and restated employment agreements, with Mr. Young and Mr. McFarland. Mr. Young's amended and restated employment agreement, effective December 26, 2012, incorporates his increase in base salary and the amendment to his target annual cash bonus opportunity. Mr. McFarland's amended and restated employment agreement, effective January 1, 2013, reflects his position as President and Chief Executive Officer of Luminant.

In July 2012, Mr. Keglevic's Amended Deferred Share Agreement was amended. Pursuant to the terms of the Second Amendment to the Deferred Share Agreement, Mr. Keglevic received a cash payment of $3,200,000 (the "Deferred Amount") and payment of certain related taxes, upon his continued employment with EFH Corp. on September 30, 2012.

Base Salary

Base salary should reward executive officers for the scope and complexity of their position and the level of responsibility required. We believe that a competitive level of base salary is required to attract, motivate and retain qualified talent.

The O&C Committee annually reviews base salaries and periodically uses independent compensation consultants to ensure the base salaries are market-competitive. The O&C Committee may also review an executive officer's base salary from time to time during a year, including if the executive officer is given a promotion or if his responsibilities are significantly modified.

We want to ensure our cash compensation is competitive and sufficient to incent executive officers to remain with us, recognizing our high performance expectations across a broad set of operational, financial, customer service and community-oriented goals and objectives and the higher risk levels associated with being a significantly-leveraged company. Although base salaries did not change from 2011 to 2012, in December 2012, in connection with the assessment of the compensation of our executive officers and following the analysis of our compensation practices and plans by, and discussions with, Towers Watson, the O&C Committee determined the base salaries for certain of the Named Executive Officers should increase in 2013. Beginning January 2013, Mr. Young's base salary was increased to $1,350,000, Mr. Keglevic's base salary was increased to $735,000, Mr. Burke's base salary was increased to $675,000, and Mr. McFarland's base salary was increased to $675,000.

Annual Performance-Based Cash Bonus - Executive Annual Incentive Plan

The Executive Annual Incentive Plan ("EAIP") provides an annual performance-based cash bonus for the successful attainment of certain annual financial and operational performance targets that are established annually at each of the corporate and business unit levels by the O&C Committee. Under the terms of the EAIP, performance against these targets, which are generally set at levels to incent high performance (while at the same time balancing the needs for safety and investment in our business), drives bonus funding. As a general matter, target level performance is based on EFH Corp.'s board-approved financial and operational plan (the "Financial Plan") for the upcoming year. The O&C Committee's expectation when setting target level performance is that the business will achieve the target level of performance during the upcoming year. Threshold and superior levels are for performance levels that are below or above expectations. Based on the level of attainment of these performance targets, an aggregate EAIP funding percentage amount for all participants is determined.

Our financial performance targets typically include "management" EBITDA, a non-GAAP financial measure. When the O&C Committee reviews management EBITDA for purposes of determining our performance against the applicable management EBITDA target, it includes our net income (loss) before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor Group, together with such adjustments as the O&C Committee shall determine appropriate in its discretion after good faith consultation with our CEO and Chief Financial Officer, including adjustments consistent with those included in the comparable definitions in TCEH's Senior Secured Facilities (to the extent considered appropriate for executive compensation purposes). Our management EBITDA targets are also adjusted for acquisitions, divestitures or major capital investment initiatives to the extent that they were material and not contemplated in our Financial Plan. The management EBITDA targets are intended to measure achievement of the Financial Plan and the adjustments to management EBITDA described above primarily represent elements of our performance that are either beyond the control of management or were not predictable at the time the Financial Plan was approved. Given our Named Executive Officer's business unit responsibilities, our management EBITDA calculations for Messrs. Young and Keglevic include Oncor, while management EBITDA calculations for the remaining Named Executive Officers exclude Oncor. Under the terms of the EAIP, the O&C Committee has broad authority to make these or any other adjustments to EBITDA that it deems appropriate in connection with its evaluation and compensation of our executive officers. Management EBITDA is an internal measure used only for performance management purposes, and EFH Corp. does not intend for management EBITDA to be an alternative to any measure of financial performance presented in accordance with GAAP. Management EBITDA is calculated similarly to Adjusted EBITDA, which is disclosed elsewhere in this Form 10-K and defined in the glossary to this Form 10-K, and reflects substantially all the computational elements of Adjusted EBITDA.

Financial and Operational Performance Targets

The following table provides a summary of the weight given to the various business unit scorecards, which constitute the performance targets, for each of the Named Executive Officers.

	Weight
Name	EFH Corp. Management EBITDA(2)	EFH Business Services Scorecard Multiplier	Luminant Scorecard Multiplier	TXU Energy Scorecard Multiplier	Luminant Energy Scorecard Multiplier	Total	Payout
John F. Young(1)	50%	50%				100%	126%
Paul M. Keglevic(1)	50%	50%				100%	126%
David A. Campbell	25%		75%			100%	132%
James A. Burke	25%			75%		100%	143%
M.A. McFarland	25%	25%	25%		25%	100%	140%
____________

(1)	Mr. Young and Mr. Keglevic are measured on EFH Corp. Management EBITDA (including Oncor) while the remaining Named Executive Officers are measured on EFH Corp. Management EBITDA (excluding Oncor).

(2)
The targeted EFH Corp. Management EBITDA (including Oncor) for the fiscal year ended December 31, 2012 was $5.099 billion. The targeted EFH Corp. Management EBITDA (excluding Oncor) for the fiscal year ended December 31, 2012 was $3.277 billion. The actual EFH Corp. Management EBITDA (including Oncor) for the fiscal year ended December 31, 2012 was $5.215 billion, which was above target. The actual EFH Corp. Management EBITDA (excluding Oncor) for the fiscal year ended December 31, 2012 was $3.414 billion, which was above target.

The following table provides a summary of the performance targets included in the EFH Business Services Scorecard Multiplier.

EFH Business Services Scorecard Multiplier	Weight	Performance(1)	Payout
EFH Corp. Management EBITDA (excluding Oncor)(2)	20%	135%	27%
Luminant Scorecard Multiplier(3)	20%	130%	26%
TXU Energy Scorecard Multiplier(3)	20%	145%	29%
EFH Corp. (excluding Oncor) Total Spend	20%	130%	26%
EFH Business Services Costs	20%	120%	24%
Total	100%		132%
____________

(1)
Performance payouts equal 100% if the target amount is achieved for a particular metric, 50% if the threshold amount is achieved and 200% if the superior amount is achieved. The actual performance payouts are interpolated between threshold and target or target and superior, as applicable, with a maximum performance payout for any particular metric being equal to 200%.

(2)
The targeted EFH Corp. Management EBITDA (excluding Oncor) for the fiscal year ended December 31, 2012 was $3.277 billion. The actual EFH Corp. Management EBITDA (excluding Oncor) for the fiscal year ended December 31, 2012 was $3.414 billion, which was above target.

(3)	The performance targets included in the Luminant Scorecard Multiplier and the TXU Energy Scorecard Multiplier are summarized below.

The following table provides a summary of the performance targets included in the Luminant Scorecard Multiplier.

Luminant Scorecard Multiplier	Weight	Performance(1)	Payout
Luminant Management EBITDA	37.5%	136%	51%
Luminant Available Generation - Coal (June-Sept. 15)	10.0%	200%	20%
Luminant Available Generation - Coal (Jan.-May, Sept. 16-Dec.)	10.0%	80%	8%
Luminant Available Generation – Nuclear	7.5%	62%	5%
Luminant O&M/SG&A	15.0%	128%	19%
Luminant Capital Expenditures	10.0%	110%	16%
Luminant Fossil Fuel Costs	10.0%	165%	11%
Total	100.0%		130%
____________

(1)
Performance payouts equal 100% if the target amount is achieved for a particular metric, 50% if the threshold amount is achieved and 200% if the superior amount is achieved. The actual performance payouts are interpolated between threshold and target or target and superior, as applicable, with a maximum performance payout for any particular metric being equal to 200%.

The following table provides a summary of the performance targets included in the TXU Energy Scorecard Multiplier.

TXU Energy Scorecard Multiplier	Weight	Performance(1)	Payout
TXU Energy Management EBITDA	40.0%	130%	52%
TXU Energy Total Costs	20.0%	160%	32%
Contribution Margin	15.0%	153%	23%
Residential Customer Count	10.0%	110%	11%
Customer Satisfaction	3.0%	200%	6%
Average Days Sales Outstanding	3.0%	200%	6%
TXU Energy Energizing Event Success	3.0%	100%	3%
TXU Energy Customer Satisfaction (Complaints)	3.0%	200%	6%
TXU Energy System Availability (Downtime)	3.0%	200%	6%
Total	100.0%		145%
____________

(1)
Performance payouts equal 100% if the target amount is achieved for a particular metric, 50% if the threshold amount is achieved and 200% if the superior amount is achieved. The actual performance payouts are interpolated between threshold and target or target and superior, as applicable, with a maximum performance payout for any particular metric being equal to 200%.

The following table provides a summary of the performance targets included in the Luminant Energy Scorecard Multiplier.

Luminant Energy Scorecard Multiplier	Weight	Performance(1)	Payout
Luminant Management EBITDA	45.0%	136%	61%
Luminant Energy SG&A	15.0%	172%	26%
Incremental Value Created	30.0%	182%	55%
Liquidity Utilization	10.0%	200%	20%
Total	100.0%		162%
____________

(1)
Performance payouts equal 100% if the target amount is achieved for a particular metric, 50% if the threshold amount is achieved and 200% if the superior amount is achieved. The actual performance payouts are interpolated between threshold and target or target and superior, as applicable, with a maximum performance payout for any particular metric being equal to 200%.

Individual Performance Modifier

After approving the actual performance against the applicable targets under the EAIP, the O&C Committee and/or the CEO reviews the performance of each of our executive officers on an individual and comparative basis. Based on this review, which includes an analysis of both objective and subjective criteria, as determined by the O&C Committee in its sole discretion, including the CEO's recommendations (with respect to all executive officers other than himself), the O&C Committee approves an individual performance modifier for each executive officer. Under the terms of the EAIP, the individual performance modifier can range from an outstanding rating (150%) to an unacceptable rating (0%). To calculate an executive officer’s final annual cash incentive bonus, the executive officer’s corporate/business unit payout percentages are multiplied by the executive officer’s target incentive level, which is computed as a percentage of annualized base salary, and then by the executive officer’s individual performance modifier.

Actual Award

The following table provides a summary of the 2012 performance-based cash bonus for each Named Executive Officer under the EAIP.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award
John F. Young (1)	100%	$1,200,000	$2,268,000
Paul M. Keglevic (2)	85%	$552,500	$1,009,418
David A. Campbell (3)	85%	$595,000	$785,400
James A. Burke (4)	85%	$535,500	$1,033,783
M.A. McFarland (5)	85%	$510,000	$963,900
____________

(1)
Mr. Young's incentive award is based on the successful achievement of the financial performance targets for EFH Corp. (including Oncor) and EFH Business Services and the financial and operational performance targets for Luminant and TXU Energy and an individual performance modifier. In 2012, Mr. Young successfully led EFH Corp. to exceed management EBITDA targets while maintaining the company's strong safety record, shaped our environmental and legislative strategies and worked effectively with regulators at the state and federal level to implement these strategies, and cultivated a capable and respected management team despite the challenges facing EFH Corp. Given these and other significant achievements, the O&C Committee approved an individual performance modifier that increased Mr. Young's incentive award.

(2)
Mr. Keglevic's incentive award is based on the successful achievement of the financial performance targets for EFH Corp. (including Oncor) and EFH Business Services and the financial and operational performance targets for Luminant and TXU Energy and an individual performance modifier. In 2012, Mr. Keglevic led our liability management program, including an extension of $645 million in commitments under the TCEH Revolving Credit Facility and the streamlining of our capital structure. Mr Keglevic continued to focus on liquidity management and creating efficiencies across EFH Corp. and its subsidiaries. Given these and other significant achievements, the O&C Committee approved and individual performance modifier that increased Mr. Keglevic's incentive award.

(3)
Although Mr. Campbell resigned, effective January 1, 2013, under the terms of his employment agreement, he is entitled to receive his entire annual cash incentive award with a target level individual performance modifier for 2012. Mr. Campbell's incentive award is based on the successful achievement of a financial performance target for EFH Corp. (excluding Oncor) and the financial and operational performance targets for Luminant in 2012. In 2012, Mr. Campbell successfully led Luminant to record summer generation reliability while attaining its lowest fossil safety incident rate since the Company has maintained such records. In addition, Mr Campbell led Luminant's successful response to the CSAPR.

(4)
Mr. Burke's incentive award is based on the successful achievement of a financial performance target for EFH Corp. (excluding Oncor) and the financial and operational performance targets for TXU Energy and an individual performance modifier. In 2012, TXU Energy's focus on product innovation and customer satisfaction resulted in record low levels of PUC complaints, record high levels of customer satisfaction, and low customer attrition. Under his leadership, TXU Energy achieved strong financial performance in a competitive market, including significantly lowering bad debt expense during 2012. Given these significant accomplishments and other achievements (including his continued commitment to foster TXU Energy's brand and reputation with its customers and stakeholders), the O&C Committee approved an individual performance modifier that increased Mr. Burke's incentive award.

(5)
Mr. McFarland's incentive award is based on the successful achievement of the financial performance targets for EFH Corp. (excluding Oncor) and EFH Business Services, the financial and operational performance targets for Luminant and Luminant Energy and an individual performance modifier. In 2012, Mr. McFarland delivered strong financial results despite declining wholesale power prices, managed our hedging program, developed our resource adequacy program and was instrumental in our response to the CSAPR. Given these significant accomplishments and other achievements (including his restructuring of our operations team at Luminant), the O&C Committee approved an individual performance modifier that increased Mr. McFarland's incentive award.

Discretionary Cash Bonuses

The O&C Committee, in its discretion, may from time to time provide special awards to our executive officers, including the Named Executive Officers in connection with their contribution to our achievements. In February 2012, in recognition of Mr. Campbell's and Mr. McFarland's performance in connection with EFH Corp. and its subsidiaries' strategic and operational responses to federal environmental regulations and activities, the O&C Committee approved discretionary cash bonuses for each in the amount of $500,000 and $150,000, respectively, which were paid in March 2012. In September 2012, Mr. Keglevic received $500,000 as the second and final payment of a discretionary cash bonus he was granted in connection with his contribution to our liability management program.

Long-Term Incentive Awards

Long-Term Cash Incentive

Our long-term cash incentive awards are designed to provide incentive to our Named Executive Officers to achieve top operational and financial performance because the awards are based on either a percentage of the executive officer's annual performance-based cash bonus or the achievement of management EBITDA targets. The following long-term cash incentive awards currently affect our Named Executive Officers' total compensation for 2012:

•
Initial LTI Award - granted in 2009 and earned by each of our Named Executive Officers in 2011, the Initial LTI Award ("Initial LTI Award") entitled each Named Executive Officer to receive on September 30, 2012, if such Named Executive Officer remained employed by EFH Corp. on such date a one-time, lump-sum cash payment equal to 75% (100% with respect to Mr. Young) of the aggregate annual cash incentive award received by such Named Executive Officers for fiscal years 2009, 2010, and 2011;

•
2011 LTI Award - granted in 2011 and earned by each of our Named Executive Officers in 2011, the 2011 LTI Award ("2011 LTI Award") entitled each Named Executive Officer to receive an amount between $650,000 and $1,300,000 ($750,000 and $1,500,000 with respect to Mr. Young) based upon the amount of management EBITDA actually achieved by EFH Corp. as compared to the management EBITDA threshold and target amounts previously set by the O&C Committee for the 2011 fiscal year, one-half of which was paid on September 30, 2012, and one-half of which will be paid on September 30, 2013 if such Named Executive Officer remains employed by EFH Corp. on such date (with exceptions in limited circumstances); and

•
2015 LTI Award - granted in 2011, provides each Named Executive Officer the opportunity to earn between $500,000 and $1,000,000 ($1,350,000 and $2,700,000 with respect to Mr. Young) in each of 2012, 2013, and 2014, with the amount of the award for each year to be determined based upon the amount of management EBITDA actually achieved by EFH Corp. as compared to the management EBITDA threshold and target amounts previously set by the O&C Committee, in each case, for the years ended December 31, 2012, 2013, and 2014. Payment of the 2015 LTI Award will be deferred until March 2015 and is conditioned upon the Named Executive Officer's continued employment with EFH Corp. on such date (with exceptions in limited circumstances).

The table below sets forth the Initial LTI Award and 2011 LTI Award earned by each Named Executive Officer in 2011, and the amounts paid on September 30, 2012 and to be paid September 30, 2013, respectively, in connection therewith if such Named Executive Officer remains employed by EFH Corp. on such date (with exceptions in limited circumstances) as well as the portion of the 2015 LTI Award earned by each Named Executive Officer in 2012, and the amounts to be paid in March 2015 if such Named Executive Officer remains employed by EFH Corp. on such date (with exceptions in limited circumstances):

Name	Initial LTI Award Earned	2011 LTI Award Earned	2012 Portion of LTI Award Earned	Amount Distributed 9/30/2012	Amount To Be Distributed 9/30/2013(1)	Amount To Be Distributed 3/2015
John F. Young	$5,240,600	$1,500,000	$2,700,000	$5,990,600	$750,000	$2,700,000
Paul M. Keglevic	$1,795,144	$1,300,000	$1,000,000	$2,445,144	$650,000	$1,000,000
David A. Campbell(2)	$1,887,638	$1,300,000	$1,000,000	$2,537,638	$0	$0
James A. Burke	$1,901,293	$1,300,000	$1,000,000	$2,551,293	$650,000	$1,000,000
M.A. McFarland	$1,832,765	$1,300,000	$1,000,000	$2,482,765	$650,000	$1,000,000
____________

(1)
The amount to be distributed is subject, in limited circumstances, to pro-ration in the event of the Named Executive Officer's termination without "cause" or resignation for "good reason" (including following a change of control of EFH Corp.), or in the event of such Named Executive Officer's death or disability, as described in greater detail in the Named Executive Officer's employment agreement.

(2)	Because Mr. Campbell resigned voluntarily, effective January 1, 2013, he forfeited the 2011 LTI Award to be distributed September 30, 2013 and the 2015 LTI Award in its entirety.

In connection with the grant of the 2011 LTI Award and 2015 LTI Award, and in consideration of the retention incentive that the 2011 LTI Award and the 2015 LTI Award provide to our Named Executive Officers, the O&C Committee approved the provision of irrevocable standby letters of credit under the terms of the TCEH Senior Secured Credit Facilities to each Named Executive Officer. These letters of credit support EFH Corp.'s payment obligations under the 2011 LTI Award and 2015 LTI Award.

Long-Term Equity Incentives

We believe it is important to strongly align the interests of our executive officers and stakeholders through equity-based compensation. The purpose of the 2007 Stock Incentive Plan, which was previously approved by our Board, is to:

•
promote our long-term financial interests and growth by attracting and retaining management and other personnel with the training, experience and ability to make a substantial contribution to our success;

•	motivate management and other personnel by means of growth-related incentives to achieve long-range goals; and

•	align the long-term interests of our stakeholders and the interests of our executive officers through opportunities for stock (or stock-based) ownership in EFH Corp.

Because we are a privately-held company, our 2007 Stock Incentive Plan does not contain provisions, and we do not have any equity grant practices in place, designed to coordinate the granting of equity awards with the public release of material information. Please refer to the Grants of Plan-Based Awards - 2012 table, including the footnotes thereto, and the Outstanding Equity Awards at Fiscal Year-End-2012 table, including the footnotes thereto, for a more detailed description of the outstanding Restricted Stock Units held by each of the Named Executive Officers.

Annual Grant of Restricted Stock Units:

Pursuant to the terms of their employment agreements, each Named Executive Officer is entitled to an annual grant of Restricted Stock Units ("Annual RSUs"), which cliff vest in 2014. The O&C Committee approved the Annual RSU grant for 2012 on February 15, 2012, which resulted in each Named Executive Officer receiving 500,000 Restricted Stock Units (1,500,000 with respect to Mr. Young and 666,667 with respect to Mr. Campbell) on February 29, 2012. The award of Annual RSUs for 2013 is expected to be made following, and in connection with, the February meeting of the O&C Committee. In the future, we may make additional discretionary grants of equity-based compensation to reward high performance or achievement. Please refer to the Grants of Plan-Based Awards - 2012 table, and the Outstanding Equity Awards at Fiscal Year-End-2012 table, including the footnotes to these tables, for a more detailed description of the RSUs granted to and held by each of the Named Executive Officers during, and at the end of, our last fiscal year.

Other Elements of Compensation

General

Our executive officers generally have the opportunity to participate in certain of our broad-based employee compensation plans, including our Thrift (401(k)) Plan, and health and welfare plans. In August 2012, EFH Corp. approved certain amendments to its retirement plan that resulted in the splitting off of, termination, vesting in, and distribution of all accrued benefits for certain participants under the Retirement Plan, including certain of our Named Executive Officers. Please refer to the footnotes to the Summary Compensation table for a more detailed description of our Thrift Plan, and the narrative that follows the Pension Benefits table for a more detailed description of the modifications to our Retirement Plan and Supplemental Retirement Plan.

Perquisites

We provide our executives with certain perquisites on a limited basis. Those perquisites that exist are generally intended to enhance our executive officers' ability to conduct company business. These benefits include financial planning, preventive health maintenance, reimbursement for certain club memberships and certain spousal travel expenses. Expenditures for the perquisites described below are disclosed by individual in footnote 7 to the Summary Compensation Table. The following is a summary of perquisites offered to our Named Executive Officers that are not available to all employees:

Executive Financial Planning: We pay for our executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executive officers. Furthermore, we believe that such service helps ensure greater accuracy and compliance with individual tax regulations by our executive officers.

Health Services: We pay for our executive officers to receive annual physical health exams. Also, in 2012, we purchased an annual membership for Messrs. Young and Keglevic to participate in a comprehensive health plan that provides anytime personal and private physician access and health care. The health of our executive officers is important given the vital leadership role they play in directing and operating the company. Our executive officers are important assets of EFH Corp., and these benefits are designed to help ensure their health and long-term ability to serve our stakeholders.

Club Memberships: We reimburse certain of our executives for the cost of golf and social club memberships, provided that the club membership provides for a business-use opportunity, such as client networking and entertainment. The club membership reimbursements are provided to assist the executives in cultivating business relationships.

Spouse Travel Expenses: From time to time, we pay for an executive officer's spouse to travel with the executive officer when taking a business trip.

Payments Contingent Upon a Change of Control of EFH Corp.

We have entered into employment agreements with each of our Named Executive Officers. Each of the employment agreements provides that certain payments and benefits will be paid upon the expiration or termination of the agreement under various circumstances, including termination without cause, resignation for good reason and termination of employment within a fixed period of time following a change in control of EFH Corp. We believe these provisions are important in order to attract, motivate, and retain the caliber of executive officers that our business requires and provide incentive for our executive officers to fully consider potential changes that are in our and our stakeholders' best interest, even if such changes could result in the executive officers' termination of employment. For a description of the applicable provisions in the employment agreements of our Named Executive Officers see "Potential Payments upon Termination or Change in Control."

Other

Under the terms of Mr. Young's employment agreement, we have purchased a 10-year term life insurance policy (to be paid to a beneficiary of his choice) in an insured amount equal to $10,000,000. In addition, under the terms of Mr. Young's employment agreement we have agreed to provide a supplemental retirement plan, with a value of $3,000,000 if Mr. Young remains employed by EFH Corp. through December 31, 2014 (with customary exceptions for death, disability and leaving for "good reason" or termination "without cause"). Each of these benefits was included as a part of Mr. Young's compensation package to set his compensation in a manner that is competitive with compensation for chief executive officers in companies we consider our peers.

Accounting and Tax Considerations

Accounting Considerations

Because our common stock is not registered or publicly traded, the O&C Committee does not generally consider the effect of accounting principles when making executive compensation decisions.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. Because EFH Corp. is a privately-held company, Section 162(m) will not limit the tax deductibility of any executive compensation for 2012, and the O&C Committee does not take it into account when making executive compensation decisions.

Organization and Compensation Committee Report

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Form 10-K. Based on this review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Form 10-K.

Organization and Compensation Committee
Donald L. Evans, Chair
Arcilia C. Acosta
Marc S. Lipschultz
Kenneth Pontarelli

Summary Compensation Table—2012

The following table provides information for the fiscal years ended December 31, 2012, 2011 and 2010 regarding the aggregate compensation paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compen-sation ($)(7)	Total ($)
John F. Young President & CEO of EFH Corp.	2012 2011 2010	1,200,000 1,200,000 1,200,000	— — —	525,000 5,347,500 —	— — 3,405,000	4,968,000 8,468,600 2,043,600	4,337 3,123 2,761	72,848 105,484 210,826	6,770,185 15,124,707 6,862,187
Paul M. Keglevic(1)EVP & Chief Financial Officer of EFH Corp.	2012 2011 2010	650,000 650,000 650,000	50,000 1,050,000 50,000	175,000 1,782,500 —	— — —	2,009,418 3,890,744 933,725	4,403 3,788 3,185	4,326,288 73,437 39,416	7,215,109 7,450,469 1,676,326
David A. Campbell(2)Former President & CEO of Luminant	2012 2011 2010	700,000 700,000 700,000	500,000 — —	233,333 2,728,000 —	— —	1,785,400 4,080,138 981,750	102,048 118,810 76,485	30,693 40,223 17,911	3,351,474 7,667,171 1,776,146
James A. Burke EVP-EFH Corp. & President & CEO of TXU Energy	2012 2011 2010	630,000 630,000 630,000	— — —	175,000 1,637,250 —	— — —	2,033,783 3,946,709 932,841	82,916 89,310 76,713	32,977 55,298 17,305	2,954,676 6,358,567 1,656,859
M.A. McFarland (3)EVP-EFH Corp. & President & Chief Executive Officer of Luminant	2012 2011 2010	600,000 600,000 600,000	150,000 350,000 —	175,000 1,519,000 —	— — —	1,963,900 3,940,605 948,090	— — —	43,406 63,602 17,418	2,932,306 6,473,207 1,565,508
___________

(1)
Mr. Keglevic's employment agreement provides that we pay him a signing bonus equal to $550,000 as follows: (i) $250,000 payable in July 2008; (ii) $150,000 payable in July 2009 and (iii) $50,000 payable in July 2010, 2011 and 2012. The amount for 2012 reported as "Bonus" for Mr. Keglevic represents the 2012 portion of his signing bonus. The amount reported as "Bonus" in 2011 includes the discretionary cash bonus Mr. Keglevic was granted in 2011 in connection with his contributions to our liability management program, half of which was paid in 2011 and half of which was paid in September 2012.

(2)
In December 2012, Mr. Campbell notified us of his resignation, which was effective January 1, 2013. The amount reported as "Bonus" for Mr. Campbell represents a $500,000 special award granted in connection with his contribution to Luminant's strategic and operational responses to federal environmental regulations and activities, which was paid in March 2012.

(3)
On January 1, 2013, Mr. McFarland assumed the role of President and Chief Executive Officer of Luminant. The amount for 2012 reported as "Bonus" for Mr. McFarland represents a $150,000 special award granted in connection with his contribution to Luminant's strategic and operational responses to federal environmental regulations and activities, which was paid in March 2012.

(4)
The amounts reported as "Stock Awards" represent the grant date fair value of the 2012 Annual RSUs. These awards cliff vest in September of 2014. The expense for these awards will be recognized in accordance with FASB ASC Topic 718. Additional assumptions relating to the valuation are described in the footnotes to the Grants of Plan-Based Awards Table.

(5)
The amounts in 2012 reported as “Non-Equity Incentive Plan Compensation” were earned by the executive officers in 2012 under the EAIP, and the 2015 LTI Award. In December 2012, the O&C Committee approved the payment of, and we paid, 80% of the target EAIP bonus for each EAIP participant, including the Named Executive Officers. The remaining portion of each participant's EAIP bonus will be based on our annual financial and operational performance and the individual performance of each EAIP participant and will be paid in March of 2013. Though a portion of the 2015 LTI Award was earned in 2012, it will not be paid until March 2015 and is conditioned upon the Named Executive Officer's continued employment (with exceptions in limited circumstances). The amounts for each Named Executive Officer are as follows: (a) for Mr. Young, $2,268,000 for the EAIP and $2,700,000 for the 2015 LTI Award; (b) for Mr. Keglevic $1,009,418 for the EAIP and $1,000,000 for the 2015 LTI Award; (c) for Mr. Campbell, $785,400 for the EAIP and $1,000,000 for the 2015 LTI Award; (d) for Mr. Burke $1,033,783 for the EAIP and $1,000,000 for the 2015 LTI Award; (e) for Mr. McFarland $963,900 for the EAIP and $1,000,000 for the 2015 LTI Award. The deferred amounts of the 2015 LTI Awards are reported in the table entitled “Nonqualified Deferred Compensation - 2012” under the headings "Registrant Contributions in Last FY" and "Aggregate Balance at Last FYE." Mr. Campbell will receive $785,400 in connection with his EAIP pursuant to the terms of his employment agreement; however, he will not receive the $1,000,000 he earned in connection with his 2015 LTI Award.

(6)
The amounts in 2012 reported under "Change in Pension Value and Nonqualified Deferred Compensation Earnings" include the aggregate increase in actuarial value of the EFH Retirement Plan and Supplemental Retirement Plan. For a more detailed description of EFH Corp.'s retirement plans, including the transfers of certain assets and liabilities from the Supplemental Retirement Plan and/or Salary Deferral Program to the cash balance component of the Retirement Plan, please refer to the narrative that follows the table entitled "Pension Benefits - 2012". There are no above-market earnings for nonqualified deferred compensation that is deferred under the Salary Deferral Program.

(7)	The amounts for 2012 reported as "All Other Compensation" are attributable to the Named Executive Officer's receipt of compensation as described in the following table:

	Perquisites(a)
Name	Matching Contribution to Thrift Plan(b)	Cost of Letter of Credit(c)	Attorney's Fees	Premium Payments on Life Insurance Policy	Personal Physical Care(d)	Financial Planning(e)	Country Club Dues	Executive Physical	Taxable Reimbursement for Spouse	Other	Total
John F. Young	$15,000	$11,968		$17,185(f)	$10,000	$10,730	$7,779		$186		$72,848
Paul M. Keglevic	$14,729	$5,264	$3,938(g)		$15,000		$22,712(h)		$1,522	$4,263,123(i)	$4,326,288
David A. Campbell	$12,667	$5,124				$10,730		$2,172			$30,693
James A. Burke	$14,638	$5,264				$9,410		$3,665			$32,977
M.A. McFarland	$15,000	$5,264					$20,638(j)	$2,504			$43,406
___________

(a)	For purposes of preparing this table, all perquisites are valued on the basis of the actual cost to EFH Corp.

(b)
Our Thrift Plan allows participating employees to contribute a portion of their regular salary or wages to the plan. Under the EFH Thrift Plan, EFH Corp. matches a portion of an employee's contributions. This matching contribution is 100% of each Named Executive Officer's contribution up to 6% of the named Executive Officer's salary up to the IRS annual compensation limit. All matching contributions are invested in Thrift Plan investments as directed by the participant.

(c)	For a discussion of the Letters of Credit received by our Named Executive Officers, please see "Compensation Discussion and Analysis - Long-Term Incentive Awards - Long-Term Cash Incentive."

(d)
For a discussion of the Personal Physical Care received by certain of our Named Executive Officers, please see "Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites - Health Services."

(e)
For a discussion of the Financial Planning received by certain of our Named Executive Officers, please see "Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites - Executive Financial Planning."

(f)
For further discussion of the life insurance policy purchased for Mr. Young pursuant to the terms of his employment agreement, please see "Compensation Discussion and Analysis - Other Elements of Compensation - Other."

(g)
The amounts received by Mr. Keglevic in 2012 for attorneys' fees represent the attorneys' fees incurred in connection with the Second Amendment to his Deferred Share Agreement and paid on his behalf by us.

(h)	The amounts received by Mr. Keglevic in 2012 for the cost of his country club membership include a pro-rated portion of his initiation fee.

(i)
The amounts reported in the "Other" column for Mr. Keglevic include $3,200,000 paid pursuant to his Second Amendment to Deferred Share Agreement and $1,063,123 in additional taxes under Section 409A of the Code associated with this payment.

(j)	The amounts received by Mr. McFarland in 2012 for the cost of his country club membership include a pro-rated portion of his initiation fee.

Grants of Plan-Based Awards – 2012

The following table sets forth information regarding grants of compensatory awards to our Named Executive Officers during the fiscal year ended December 31, 2012.

		Date of Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Unit (#)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
John F. Young	2/15/2012(1)2/29/2012	2/15/2012	600,000	1,200,000	2,400,000	1,500,000(2)	525,000
Paul M. Keglevic	2/15/2012(1)2/29/2012	2/15/2012	276,250	552,500	1,105,000	500,000(2)	175,000
David A. Campbell(4)	2/15/2012(1)2/29/2012	2/15/2012	297,500	595,000	1,190,000	666,667(2)	233,333
James A. Burke	2/15/2012(1)2/29/2012	2/15/2012	267,750	535,500	1,071,000	500,000(2)	175,000
M.A. McFarland	2/15/2012(1)2/29/2012	2/15/2012	255,000	510,000	1,020,000	500,000(2)	175,000
___________

(1)
Represents the threshold, target and maximum amounts available under the EAIP for each Named Executive Officer. Amounts representing 80% of the estimated target awards for the 2012 plan year were paid in December 2012. The remaining portion of the actual awards are expected to be paid in March 2013. Each payment is reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” and is described above under the section entitled “Annual Performance Bonus - EAIP”.

(2)
Represents grants of Annual RSUs, which cliff-vest September 30, 2014, as described above under the section entitled "Long-Term Equity Incentives." The vesting of the Annual RSUs is contingent upon the Named Executive Officer's continued employment with EFH Corp. on September 30, 2014, subject, in limited circumstances, to pro-ration in the event of the Named Executive Officer's termination without "cause" or resignation for "good reason," or in the event of such Named Executive Officer's death or disability, each as described in greater detail in the Named Executive Officer's employment agreement, and complete vesting in the event of a change in control (as that term is defined in the 2007 Stock Incentive Plan) of EFH Corp., such that all ungranted Annual RSUs that would have been granted to the Named Executive Officer in each of 2012 and 2013 will be immediately granted and vested.

(3)	The amounts reported under "Grant Date Fair Value of Stock and Option Awards" represent the grant date fair value of restricted stock units related to the grant of Annual RSUs.

(4)
Because Mr. Campbell voluntarily resigned, effective January 1, 2013, he forfeited his Annual RSUs as described in this table. However, in accordance with the terms of his employment agreement as more fully described above under the section entitled "Annual Performance Bonus - EAIP, Actual Award", Mr. Campbell will receive the remaining portion of his EAIP award in March 2013.

For a discussion of certain material terms of the employment agreements with the Named Executive Officers, please see "Assessment of Compensation Elements" and "Potential Payments upon Termination or Change in Control."

Outstanding Equity Awards at Fiscal Year-End– 2012

Name	# of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (3)
John F. Young	7,500,000	$3,000,000
Paul M. Keglevic	2,500,000	$1,000,000
David A. Campbell(2)	3,733,334	$1,493,334
James A. Burke	2,325,000	$930,000
M.A. McFarland	2,200,000	$880,000
___________

(1)
The amounts reported for each Named Executive Officer in the "# of Shares or Units of Stock that Have Not Vested" column include Restricted Stock Units ("RSUs") granted pursuant to our 2007 Stock Incentive Plan. The RSUs are scheduled to cliff vest on September 30, 2014 provided the Named Executive Officer has remained continuously employed by EFH Corp. through that date (with exceptions in limited circumstances) as described above in the section entitled "Long-Term Equity Incentives."

(2)	Because Mr. Campbell voluntarily resigned, effective January 1, 2013, he forfeited his RSUs.

(3)
There is no established public market for our common stock. Our board of directors values our common stock on an annual basis (in December of each year). The valuation is primarily done to set the exercise or base price of awards granted under the 2007 Stock Incentive Plan. In determining the valuation of our common stock, our Board, with the assistance of third party valuation experts, utilizes several valuation techniques, including discounted cash flow and comparable company analysis. The amount reported above under the heading "Market Value of Shares or Units of Stock That Have Not Vested" reflects the fair market value (as determined by our Board) of our common stock as of December 31, 2012.

Pension Benefits – 2012

The table set forth below illustrates present value on December 31, 2012 of each Named Executive Officer's Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on their years of service and remuneration through December 31, 2012:

Name	Plan Name	Number of Years Credited Service (#)(1)	PV of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(2)
John F. Young	Retirement Plan Supplemental Retirement Plan	— —	— —	168,173 —
Paul M. Keglevic	Retirement Plan Supplemental Retirement Plan	— —	— —	143,874 —
David A. Campbell(2)	Retirement Plan Supplemental Retirement Plan	7.3333 10.2500	— 243,861	203,382 —
James A. Burke	Retirement Plan Supplemental Retirement Plan	6.9167 6.9167	— 197,117	189,886 —
M.A. McFarland	Retirement Plan Supplemental Retirement Plan	— —	— —	— —
___________

(1)
Because they were hired after October 1, 2007, Messrs. Young, Keglevic and McFarland are generally not eligible to participate in our Retirement Plan. However, Messrs. Young and Keglevic participate in the cash balance component of the Retirement Plan solely with respect to amounts that were transferred from the Salary Deferral Program and/or the Supplemental Retirement Plan in 2009 and in 2012.

(2)
The amounts reported as "Payments During Last Fiscal Year" reflect the balance in each Named Executive Officer's Retirement Plan account, which was distributed in December 2012 in accordance with the amendments to the Retirement Plan discussed below.

Until the fourth quarter of 2012, EFH Corp. and its participating subsidiaries maintained the Retirement Plan for certain of our Named Executive Officers and other non-union eligible employees, which was intended to be qualified under applicable provisions of the Code and covered by ERISA. The Retirement Plan contained both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 were eligible to participate in the traditional defined benefit component. Because none of our Named Executive Officers were hired before January 1, 2002, no Named Executive Officer participated in the traditional defined benefit component. Employees hired after January 1, 2002 and before October 1, 2007 were eligible to participate in the cash balance component and receive monthly contribution credits based on age and years of accredited service. In addition, effective December 31, 2009 and September 20, 2012, certain assets and liabilities under the Salary Deferral Program and the Supplemental Retirement Plan were transferred to the cash balance component of the Retirement Plan. Because they were hired in 2004, Messrs. Campbell and Burke participated in the cash balance component of the Retirement Plan. Following the December 2009 transfers under the Salary Deferral Program and Supplemental Retirement Plan, Messrs. Young and Keglevic also participated in the cash balance component of the Retirement Plan.

Under the cash balance component of the Retirement Plan, hypothetical accounts were established for participants and credited with monthly contribution credits equal to a percentage of the participant's compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant's combined age and years of accredited service), contribution credits equal to the amounts transferred from the Salary Deferral Program and/or the Supplemental Retirement Plan in 2009 and 2012, and interest credits on all of such amounts based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year.

In August 2012, EFH Corp. approved certain amendments to the Retirement Plan. These amendments resulted in: (1) the splitting off of assets and liabilities under the Retirement Plan associated with employees of Oncor and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new plan sponsored and administered by Oncor (the Oncor Plan); (2) the maintaining of assets and liabilities associated with union employees of EFH Corp.'s competitive businesses under the current plan; (3) the splitting off of assets and liabilities under the plan associated with active employees of EFH Corp.'s competitive businesses other than union employees to a terminating plan, freezing benefits and vesting all accrued plan benefits for these participants; and (4) the termination of, distributions of benefits under, and settlement of, all of EFH Corp.'s liabilities under the terminating plan. Because Messrs. Young, Keglevic, Campbell and Burke participated in the cash balance component of the Retirement Plan, each was entitled to a distribution of the balance in his account under the Retirement Plan in December 2012.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the Retirement Plan. The benefits under the Supplemental Retirement Plan were frozen in September, 2012. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the cash balance component of the Retirement Plan. Participation in EFH Corp.'s Supplemental Retirement Plan was limited to employees of all of its businesses other than Oncor, who were employed by EFH Corp. (or its participating subsidiaries) on or before October 1, 2007. In connection with the freezing of benefits under the Supplemental Retirement Plan, no additional contributions will be made under the Supplemental Retirement Plan; however, the amounts existing thereunder will be paid out in accordance with the terms of the Supplemental Retirement Plan.

Benefits accrued under the Supplemental Retirement Plan after December 31, 2004, are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of the accumulated benefit for the Retirement Plan (the cash balance component) was calculated as the value of their cash balance account projected to age 65 at an assumed growth rate of 3.75% and then discounted back to December 31, 2012 at 4.3%. No mortality or turnover assumptions were applied.

Nonqualified Deferred Compensation – 2012(1)

The following table sets forth information regarding plans that provide for the deferral of the Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2012:

Name	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
John F. Young	$2,700,000	$41,544	($5,990,600)	$3,668,736
Paul M. Keglevic	$1,000,000	$434	($2,995,144)	$1,650,000
David A. Campbell(6)	$1,000,000	$14,191	($2,635,073)	$1,950,814
James A. Burke	$1,000,000	$32,940	($2,614,336)	$2,032,947
M.A. McFarland	$1,000,000	$—	($2,482,765)	$1,650,000
___________

(1)
The amounts reported in the Nonqualified Deferred Compensation table include deferrals and the company match under the Salary Deferral Program. Under EFH Corp.'s Salary Deferral Program each employee of EFH Corp. and its participating subsidiaries who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($115,000 for the program year beginning January 1, 2012) may elect to defer up to 50% of annual base salary, and/or up to 85% of the annual incentive award, for a maturity period of seven years, for a maturity period ending with the retirement of such employee, or for a combination thereof. EFH Corp. provided no matching contributions for 2012. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the Salary Deferral Program distributes the deferred compensation, any vested matching awards and the applicable earnings in cash as a lump sum or in annual installments at the participant's election made at the time of deferral. EFH Corp. is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow EFH Corp. to fully recover the cost of the retirement option. Since 2010, certain executive officers, including the Named Executive Officers, are not eligible to participate in the Salary Deferral Program, and beginning in 2013, no employee, other than Oncor employees, will be eligible to participate in the Salary Deferral Program. As of December 2012, Messrs. Young, Campbell and Burke had balances in the Salary Deferral Program, which will be distributed according to the terms of the plan.

(2)
The amounts reported as "Registrant Contributions in Last FY" include the portion of the 2015 LTI Award based on 2012 management EBITDA, which will be paid in March 2015 (subject to certain conditions and exceptions in limited circumstances) for all Named Executive Officers.

(3)	The amounts reported as "Aggregate Earnings in Last FY" include the interest earnings on the Salary Deferral Program amounts for each Named Executive Officer.

(4)
The amounts reported as "Aggregate Withdrawals/Distributions" (i) include the Initial LTI Award and one-half of the 2011 LTI Award for all Named Executive Officers, which were paid in September 2012, but (ii) exclude amounts transferred from the Supplemental Retirement Plan and/or Salary Deferral Program to the cash balance component of the Retirement Plan as of September 20, 2012 for Messrs. Young ($124,639), Keglevic ($88,089), Campbell ($5,150) and Burke ($9,271). The amount reported as “Aggregate Withdrawals/Distributions” for Mr. Keglevic also includes the payment of $500,000 as the second and final payment of a discretionary cash bonus he was granted in connection with his contributions to our liability management program and the $50,000 portion of his signing bonus he received in July 2012. The amount reported as “Aggregate Withdrawals/Distributions” for Messrs. Campbell and Burke include distributions from the Salary Deferral Plan in the amounts of $93,810 and $59,780, respectively.

(5)
The amounts reported as "Aggregate Balance at Last FYE" include the following for all Named Executive Officers: (i) the portion of the 2011 LTI Award, which will be paid in September 2013 (subject to exceptions in limited circumstances), (ii) the portion of the 2015 LTI Award based on 2012 management EBITDA, and (iii) any amounts contributed under the Salary Deferral Plan. The amounts reported as “Aggregate Balance at Last FYE” for Messrs. Campbell and Burke also include the fair market value of deferred shares (492,750 shares with respect to Mr. Campbell and 443,474 shares with respect to Mr. Burke) that each is entitled to receive on the earlier to occur of their termination of employment or a change of control of EFH Corp.

(6)
Because Mr. Campbell voluntarily resigned, effective January 1, 2013, he forfeited the portion of his 2011 LTI Award to be paid in September 2013 and the portion of his 2015 LTI Award based on 2012 management EBITDA as described in footnotes 2 and 5 of this Nonqualified Deferred Compensation - 2012 Table. Upon his resignation, Mr. Campbell received 492,750 shares of EFH Corp. common stock pursuant to the terms of his Deferred Share Agreement. Accordingly, upon his resignation, Mr. Campbell forfeited $1,650,000 of the amount reported in the "Aggregate Balance at Last FYE" column.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to each of the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of his termination, including if such termination is voluntary, for cause, as a result of death, as a result of disability, without cause or for good reason or without cause or for good reason in connection with a change in control.

The information in the tables below is presented assuming termination of employment as of December 31, 2012.

Employment Arrangements with Contingent Payments

As of December 31, 2012, each of Messrs. Young, Keglevic, Campbell, Burke and McFarland had employment agreements with change in control and severance provisions. With respect to each Named Executive Officer's employment agreement, a change in control is generally defined as (i) a transaction that results in a sale of substantially all of our assets or capital stock to another person who is not an affiliate of any member of the Sponsor Group and such person having more seats on our Board than the Sponsor Group, (ii) a transaction that results in a person not in the Sponsor Group owning more than 50% of our common stock and such person having more seats on our Board than the Sponsor Group or (iii) a transaction that results in the Sponsor Group owning less than 20% of our common stock and the Sponsor Group not being able to appoint a majority of the directors to our Board.

Each Named Executive Officer’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with us or solicit our customers or employees for his own personal benefit during the term of the employment agreement and 24 months (with respect to Mr. Young) or 18 months (with respect to Messrs. Keglevic, Campbell, Burke and McFarland) after the employment agreement expires or is terminated.

Each of our Named Executive Officers has been granted long-term cash incentive awards, including the 2011 LTI Award and 2015 LTI Award, as more fully described above in "Long-Term Cash Incentive." In the event of such Named Executive Officer's termination without cause, resignation for good reason or termination due to death or disability (or in certain circumstances when the Named Executive Officer's employment term is not extended) the 2011 LTI Award and 2015 Award will vest and become payable, to the extent earned, on a pro-rated basis. In the event of termination without cause or resignation for good reason following a change in control of EFH Corp., the 2011 LTI Award and 2015 LTI Award will vest and become payable, to the extent earned, on the same pro-rata basis; however the pro-rata calculation will include the actual management EBITDA for any earned, but unpaid, fiscal years prior to termination and the target level of management EBITDA, without regard to the actual achievement of management EBITDA, for any subsequent applicable years.

Each of our Named Executive Officers received in 2012, and has the opportunity to receive in 2013, a grant of Annual RSUs, following the approval of the O&C Committee at its February O&C Committee meeting. In the event of such Named Executive Officer's termination without cause, resignation for good reason or termination due to death or disability, such year's Annual RSUs will vest on a pro-rata basis based on a ratio, the numerator of which is the length of time of the executive officer's employment from the date of the grant of such year's Annual RSUs to his termination and the denominator of which is the length of time from the date of grant of the Annual RSUs to the original vesting date. In the event of a change of control of EFH Corp., all ungranted Annual RSUs that would have been made to the executive in 2013 will be immediately granted and vested.

In 2011, each of our Named Executive Officers surrendered all of his existing stock options in exchange for a one-time lump sum grant of Restricted Stock Units (the "Exchange RSUs") granted pursuant to our 2007 Stock Incentive Plan that cliff-vest on September 30, 2014, with exceptions in limited circumstances in exchange for forfeiting all rights in respect of any and all options to purchase shares of EFH Corp.'s common stock that had been previously granted to the executive officers under the 2007 Stock Incentive Plan. As of December 31, 2012, each of our Named Executive Officers held Exchange RSUs. Under the applicable agreements governing these Exchange RSUs, in the event of such Named Executive Officer's termination without cause or resignation for good reason (or in certain circumstances when the Named Executive Officer's employment term is not extended) following a change in control of EFH Corp., such Named Executive Officer's Exchange RSUs would immediately vest as to 100% of the shares of EFH Corp. common stock subject to such Restricted Stock Units immediately prior to the change in control of EFH Corp. Additionally, in the event of such Named Executive Officer's termination without cause, resignation for good reason or termination due to death or disability (or in certain circumstances when the Named Executive Officer's employment term is not extended), such Named Executive Officer's Exchange RSUs will vest on a pro rata basis based on a ratio, the numerator of which is the length of time of the Named Executive Officer's employment from the date of the grant of the Exchange RSU to his termination and the denominator of which is the length of time from the date of grant of the Exchange RSUs to the original vesting date.

Messrs. Campbell and Burke are each entitled to receive shares of EFH Corp. common stock (492,750 shares with respect to Mr. Campbell and 443,474 shares with respect to Mr. Burke), pursuant to the terms of their respective deferred share agreements, on the earlier to occur of their termination for any reason or a change in control of EFH Corp.

Because Mr. Campbell voluntarily resigned, effective January 1, 2013, he received 492,750 shares of EFH Corp. common stock and forfeited the remainder of his 2011 LTI Award, his 2015 LTI Award, and his RSUs, as reflected in Table Number 3 below.

Excise Tax Gross-Ups

Pursuant to their employment agreements, if any of our Named Executive Officers is subject to the imposition of the excise tax imposed by Section 4999 of the Code, related to the executive's employment, but the imposition of such tax could be avoided by approval of our shareholders as described in Section 280G(b)(5)(B) of the Code, then such executive may cause EFH Corp. to seek such approval, in which case EFH Corp. will use its reasonable best efforts to cause such approval to be obtained and such executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Section 4999. If such executive fails to cause EFH Corp. to seek such approval or fails to cooperate and execute the waivers necessary in the approval process, such executive shall not be entitled to any gross-up payment for any resulting tax under Section 4999. Because we believe the shareholder approval exception to such excise tax will apply, the tables below do not reflect any amounts for such gross-up payments.

1. Mr. Young

Potential Payments to Mr. Young upon Termination as of December 31, 2012 (per employment agreement and restricted stock agreements, each in effect as of December 31, 2012)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance					$4,800,000	$7,200,000
EAIP(1)	$552,000	$552,000	$552,000	$552,000
Supplemental Retirement Benefit			$3,000,000	$3,000,000	$3,000,000	$3,000,000
LTI Cash Retention Award:
- 2011 LTI Award			$750,000	$750,000	$750,000	$750,000
- 2015 LTI Award			$2,700,000	$2,700,000	$2,700,000	$2,700,000
LTI Equity Incentive Award:
- Annual RSUs			$511,710	$511,710	$511,710	$1,800,000
- Exchange RSUs			$932,628	$932,628	$932,628	$1,800,000
Health & Welfare:
- Medical/COBRA					$36,428	$36,428
- Dental/COBRA					$3,088	$3,088
Totals	$552,000	$552,000	$8,446,338	$8,446,338	$12,733,854	$17,289,516
____________

(1)	The EAIP amount represents the remaining portion of Mr. Young's 2012 EAIP bonus, which is to be paid in March 2013.

Mr. Young has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Young's voluntary resignation without good reason or termination with cause:

a.	accrued but unpaid base salary and unused vacation earned through the date of termination;

b.	accrued but unpaid annual bonus earned for the previously completed year;

c.	unreimbursed business expenses; and

d.	payment of employee benefits, including equity compensation, if any, to which Mr. Young may be entitled.

2.	In the event of Mr. Young's death or disability:

a.	a prorated annual incentive bonus for the year of termination;

b.	value of supplemental retirement benefit for Mr. Young, payment of which would commence on December 31, 2014;

c.	the pro-rata cash retention award earned prior to the date of termination;

d.	the pro-rata equity incentive award earned prior to the date of termination; and

e.	payment of employee benefits, including equity compensation, if any, to which Mr. Young may be entitled.

3.	In the event of Mr. Young's termination without cause or resignation for good reason:

a.	a lump sum payment equal to (i) three times his annualized base salary and (ii) a prorated annual incentive bonus for the year of termination;

b.	value of supplemental retirement benefit for Mr. Young, payment of which would commence on December 31, 2014;

c.	the pro-rata cash retention award earned prior to the date of termination;

d.	the pro-rata equity incentive award earned prior to the date of termination;

e.	payment of employee benefits, including equity compensation, if any, to which Mr. Young may be entitled; and

f.	certain continuing health care and company benefits.

4.	In the event of Mr. Young's termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp.:

a.	a lump sum payment equal to three times the sum of (i) his annualized base salary and (ii) his annual bonus target;

b.	value of supplemental retirement benefit for Mr. Young, payment of which would commence on December 31, 2014;

c.	the pro-rata cash retention award earned prior to the date of termination;

d.	all Exchange RSUs;

e.	all Annual RSUs;

f.	payment of employee benefits, including equity compensation, if any, to which Mr. Young may be entitled; and

g.	certain continuing health care and company benefits.

2. Mr. Keglevic

Potential Payments to Mr. Keglevic upon Termination as of December 31, 2012 (per employment agreement and restricted stock unit agreements, each in effect as of December 31, 2012)

Benefit	Voluntary(1)	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance					$1,852,500	$2,405,000
EAIP(2)	$254,150	$254,150	$254,150	$254,150
LTI Cash Retention Award:
- 2011 LTI Award			$650,000	$650,000	$650,000	$650,000
- 2015 LTI Award			$1,000,000	$1,000,000	$1,000,000	$1,000,000
LTI Equity Incentive Award:
- Annual RSUs			$170,570	$170,570	$170,570	$600,000
- Exchange RSUs			$310,876	$310,876	$310,876	$600,000
Health & Welfare
- Dental/COBRA					$1,642	$1,642
Totals	$254,150	$254,150	$2,385,596	$2,385,596	$3,985,588	$5,256,642
_______________

(1)
Pursuant to his employment agreement, if Mr. Keglevic voluntarily resigned on or before December 31, 2012, he would have been required to return to EFH Corp. the $50,000 portion of his signing bonus he received in July 2012.

(2)	The EAIP amount represents the remaining portion of Mr. Keglevic's 2012 EAIP bonus, which is to be paid in March 2013.

Mr. Keglevic has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Keglevic's voluntary resignation without good reason or termination with cause:

a.	accrued but unpaid base salary and unused vacation earned through the date of termination;

b.	accrued but unpaid annual bonus earned for the previously completed year;

c.	unreimbursed business expenses; and

d.	payment of employee benefits, including equity compensation, if any, to which Mr. Keglevic may be entitled.

2.	In the event of Mr. Keglevic's death or disability:

a.	a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination; and

d.	payment of employee benefits, including stock compensation, if any, to which Mr. Keglevic may be entitled.

3.	In the event of Mr. Keglevic's termination without cause or resignation for good reason:

a.	a lump sum payment equal to (i) two times his annualized base salary, (ii) a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination;

d.	payment of employee benefits, including stock compensation, if any, to which Mr. Keglevic may be entitled; and

e.	certain continuing health care and company benefits.

4.	In the event of Mr. Keglevic's termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp.:

a.	a lump sum payment equal to two times the sum of (i) his annualized base salary and (ii) his annual bonus target;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	all Exchange RSUs;

d.	all Annual RSUs;

e.	payment of employee benefits, including stock compensation, if any, to which Mr. Keglevic may be entitled; and

f.	certain continuing health care and company benefits.

3. Mr. Campbell

Potential Payments to Mr. Campbell upon Termination as of December 31, 2012 (per employment agreement, deferred share agreement and restricted stock unit agreements, each in effect as of December 31, 2012). Because Mr. Campbell resigned, effective January 1, 2013, Mr. Campbell forfeited certain compensation as discussed above and received the amount reflected in the "Total" cell for the "Voluntary" column below.

Benefit	Voluntary
Cash Severance
EAIP(1)	$309,400
Distribution of Deferred Shares(2)	$197,100
LTI Cash Retention Award:
- 2011 LTI Award
- 2015 LTI Award
LTI Equity Incentive Award:
- Annual RSUs
- Exchange RSUs
Health & Welfare
- Medical/COBRA
- Dental/COBRA
Totals	$506,500
_______________

(1)	The EAIP amount represents the remaining portion of Mr. Campbell's 2012 EAIP bonus, which is to be paid in March 2013.

(2)
The amount reported under the heading "Distribution of Deferred Shares" represents the fair market value of 492,750 shares of EFH Corp. common stock as of December 31, 2012, that Mr. Campbell is entitled to receive, pursuant to the terms of his deferred share agreement, on the earlier to occur of his termination of employment for any reason or a change in the effective control of EFH Corp.

Mr. Campbell has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Campbell's voluntary resignation without good reason or termination with cause:

a.	accrued but unpaid base salary and unused vacation earned through the date of termination;

b.	accrued but unpaid annual bonus earned for the previously completed year;

c.	unreimbursed business expenses; and

d.	payment of employee benefits, including equity compensation, if any, to which Mr. Campbell may be entitled.

4. Mr. Burke

Potential Payments to Mr. Burke upon Termination as of December 31, 2012 (per employment agreement, deferred share agreement and restricted stock unit agreements, each in effect as of December 31, 2012)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance					$1,795,500	$2,331,000
EAIP(1)	$337,365	$337,365	$337,365	$337,365
Distribution of Deferred Shares (2)	$177,390	$177,390	$177,390	$177,390	$177,390	$177,390
LTI Cash Retention Award:
- 2011 LTI Award			$650,000	$650,000	$650,000	$650,000
- 2015 LTI Award			$1,000,000	$1,000,000	$1,000,000	$1,000,000
LTI Equity Incentive Award:
- Annual RSUs			$170,570	$170,570	$170,570	$600,000
- Exchange RSUs			$274,607	$274,607	$274,607	$530,000
Health & Welfare
- Medical/COBRA					$27,885	$27,885
- Dental/COBRA					$2,470	$2,470
Totals	$514,755	$514,755	$2,609,932	$2,609,932	$4,098,422	$5,318,745
_______________

(1)	The EAIP amount represents the remaining portion of Mr. Burke's 2012 EAIP bonus, which is to be paid in March 2013.

(2)
The amount reported under the heading "Distribution of Deferred Shares" represents the fair market value of 443,474 shares of EFH Corp. common stock as of December 31, 2012 that Mr. Burke is entitled to receive, pursuant to the terms of his deferred share agreement, on the earlier to occur of his termination of employment for any reason or a change in the effective control of EFH Corp.

Mr. Burke has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances.

1.	In the event of Mr. Burke's voluntary resignation without good reason or termination with cause:

a.	accrued but unpaid base salary and unused vacation earned through the date of termination;

b.	accrued but unpaid annual bonus earned for the previously completed year;

c.	unreimbursed business expenses; and

d.	payment of employee benefits, including equity compensation, if any, to which Mr. Burke may be entitled.

2.	In the event of Mr. Burke's death or disability:

a.	a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination; and

d.	payment of employee benefits, including stock compensation, if any, to which Mr. Burke may be entitled.

3.	In the event of Mr. Burke's termination without cause or resignation for good reason:

a.	a lump sum payment equal to (i) two times his annualized base salary, (ii) a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination;

d.	payment of employee benefits, including stock compensation, if any, to which Mr. Burke may be entitled; and

e.	certain continuing health care and company benefits.

4.	In the event of Mr. Burke's termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp.:

a.	a lump sum payment equal to two times the sum of (i) his annualized base salary and (ii) his annual bonus target;

b.	the pro-rata retention award earned prior to the date of termination;

c.	all Exchange RSUs;

d.	all Annual RSUs;

e.	payment of employee benefits, including stock compensation, if any, to which Mr. Burke may be entitled; and

f.	certain continuing health care and company benefits.

5. Mr. McFarland

Potential Payments to Mr. McFarland upon Termination as of December 31, 2012 (per employment agreement and restricted stock unit agreements, each in effect as of December 31, 2012)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance					$1,710,000	$2,220,000
EAIP(1)	$306,000	$306,000	$306,000	$306,000
LTI Cash Retention Award:
- 2011 LTI Award			$650,000	$650,000	$650,000	$650,000
- 2015 LTI Award			$1,000,000	$1,000,000	$1,000,000	$1,000,000
LTI Equity Incentive Award:
- Annual RSUs			$170,570	$170,570	$170,570	$600,000
- Exchange RSUs			$248,701	$248,701	$248,701	$480,000
Health & Welfare
- Medical/COBRA					$27,885	$27,885
- Dental/COBRA					$2,470	$2,470
Totals	$306,000	$306,000	$2,375,271	$2,375,271	$3,809,626	$4,980,355
_______________

(1)	The EAIP amount represents the remaining portion of Mr. McFarland's 2012 EAIP bonus, which is to be paid in March 2013.

Mr. McFarland entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. McFarland's voluntary resignation without good reason or termination with cause:

a.	accrued but unpaid base salary and unused vacation earned through the date of termination;

b.	accrued but unpaid annual bonus earned for the previously completed year;

c.	unreimbursed business expenses; and

d.	payment of employee benefits, including equity compensation, if any, to which Mr. McFarland may be entitled.

2.	In the event of Mr. McFarland's death or disability:

a.	a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination; and

d.	payment of employee benefits, including stock compensation, if any, to which Mr. McFarland may be entitled.

3.	In the event of Mr. McFarland's termination without cause or resignation for good reason:

a.	a lump sum payment equal to (i) two times his annualized base salary, (ii) a prorated annual incentive bonus for the year of termination;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	the pro-rata equity incentive award earned prior to the date of termination;

d.	payment of employee benefits, including stock compensation, if any, to which Mr. McFarland may be entitled; and

e.	certain continuing health care and company benefits.

4.	In the event of Mr. McFarland's termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp.:

a.	a lump sum payment equal to two times the sum of (i) his annualized base salary and (ii) his annual bonus target;

b.	the pro-rata cash retention award earned prior to the date of termination;

c.	all Exchange RSUs;

d.	all Annual RSUs;

e.	payment of employee benefits, including stock compensation, if any, to which Mr. McFarland may be entitled; and

f.	certain continuing health care and company benefits.

Compensation Committee Interlocks and Insider Participation

There are no relationships among our executive officers, members of the O&C Committee or entities whose executives served on the O&C Committee that required disclosure under applicable SEC rules and regulations. For a description of related person transactions involving members of the O&C Committee, see Item 13, entitled "Related Person Transactions."

Director Compensation

The table below sets forth information regarding the aggregate compensation paid to the members of the Board during the year ended December 31, 2012. Directors who are officers of EFH Corp. or members of the Sponsor Group (or their respective affiliates) do not receive any fees for service as a director. EFH Corp. reimburses directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Arcilia C. Acosta (1)	187,500	100,000	—	—	287,500
David Bonderman	—	—	—	—	—
Donald L. Evans (2)	—	—	748,000	2,600,000	3,348,000
Thomas D. Ferguson	—	—	—	—	—
Brandon Freiman (4)	—	—	—	—	—
Frederick M. Goltz (3)	—	—	—	—	—
James R. Huffines (1)(3)	125,000	100,000	—	—	225,000
Scott Lebovitz	—	—	—	—	—
Jeffrey Liaw (3)	—	—	—	—	—
Marc S. Lipschultz	—	—	—	—	—
Michael MacDougall	—	—	—	—	—
Lyndon L. Olson, Jr. (1)(3)	191,667	100,000	—	—	291,667
Kenneth Pontarelli	—	—	—	—	—
William K. Reilly (1)	187,500	100,000	—	—	287,500
Jonathan D. Smidt	—	—	—	—	—
John F. Young	—	—	—	—	—
Kneeland Youngblood (1)	187,500	100,000	—	—	287,500
______________

(1)
In the second quarter of 2012, the fees Ms. Acosta and Messrs. Huffines, Olson, Reilly and Youngblood receive for their service as directors increased from $150,000 to $200,000 annually. Ms. Acosta and Messrs. Huffines, Olson, Reilly and Youngblood also receive an annual equity award (paid in shares of EFH Corp. common stock) valued at $100,000 (the grant date fair value) for their service as a director. The amount for Mr. Huffines reflects the pro-rated portion of his fees received prior to his resignation on July 2, 2012. The amount for Mr. Olson reflects the pro-rated portion of his fees received prior to his decision not to stand for re-election in October 2012.

(2)
Effective January 1, 2012, we entered into a consulting agreement with Mr. Evans, pursuant to which Mr. Evans receives an annual fee of $2,500,000. Under the terms of the consulting agreement, Mr. Evans also received (i) a grant of 4,400,000 options to purchase the common stock of EFH Corp. at a strike price of $0.50 per share, which vest in four equal installments from December 2012 to December 2015, (ii) a modification of the strike price of his 600,000 vested options to purchase the common stock of EFH Corp. to $0.50 per share, and (iii) payment by EFH Corp. of (a) $100,000 annually for office expenses and administrative support, (b) up to $200,000 annually in salary payments to a chief of staff, and (c) executive assistant services in Dallas and Midland, Texas. The amount reported as "All Other Compensation" includes Mr. Evan's annual fee, and annual office expenses and administrative support. The amount reported as "Option Awards" includes the grant date fair value of Mr. Evan's 4,400,000 options and the incremental fair value of his 600,000 options.

(3)
Messrs Goltz, Huffines, and Liaw resigned from the Board effective May 3, 2012, July 2, 2012, and December 31, 2012, respectively. On October 26, 2012, Mr. Olson notified the Company that he declined to stand for reelection to the Board.

(4)
Mr. Freiman was elected to the Board pursuant to the Limited Partnership Agreement of Texas Energy Future Holdings Limited Partnership and the Limited Liability Company Agreement of Texas Energy Future Capital Holdings LLC, its general partner, to fill the vacancy left upon the resignation of Mr. Goltz in May of 2012.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table presents information concerning stock-based compensation plans as of December 31, 2012. (See Note 14 to Financial Statements.)

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders(3)	45,798,184	$1.85	18,526,105
Total	45,798,184	$1.85	18,526,105
____________

(1)	Includes 19.6 million restricted stock units issued in exchange for previously issued stock options.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price.

(3)	See Note 14 to Financial Statements for a description of the material features of equity compensation plans.

Beneficial Ownership of Common Stock of Energy Future Holdings Corp.

The following table lists the number of shares of common stock of EFH Corp. beneficially owned by each director and certain executive officers of EFH Corp. and the holders of more than 5% of EFH Corp.'s common stock as of February 1, 2013.

The amounts and percentages of shares of common stock of EFH Corp. beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name	Number of Shares Beneficially Owned	Percent of Class
Texas Holdings (1)(2)(3)(4)	1,657,600,000	98.48%
Arcilia C. Acosta (6)	323,529	*
David Bonderman (2)	1,657,600,000	98.48%
Donald L. Evans (7)	2,100,000	*
Thomas D. Ferguson (3)	1,657,600,000	98.48%
Brandon Freiman (5)	—	—%
Scott Lebovitz (3)	1,657,600,000	98.48%
Marc S. Lipschultz (5)	—	—%
Michael MacDougall (8)	—	—%
Kenneth Pontarelli (3)	1,657,600,000	98.48%
William K. Reilly (9)	453,529	*
Jonathan D. Smidt (5)	—	—%
John F. Young	1,012,222	*
Kneeland Youngblood (11)	393,529	*
James A. Burke (10)	443,474	*
M. A. McFarland	63,550	*
David A. Campbell	492,750	*
Paul M. Keglevic	—	—%
All directors and current executive officers as a group (20 persons)	1,662,882,583	98.79%
___________
* Less than 1%.

(1)
Texas Holdings beneficially owns 1,657,600,000 shares of EFH Corp. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC ("Texas Capital"), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The TPG Funds, the Goldman Entities and the KKR Entities (each as defined below, and collectively, the "Texas Capital Funds") collectively own 91.08% of the outstanding units of Texas Capital. The Texas Capital Funds exercise control over Texas Capital, and each has the right to designate and remove the managers of Texas Capital appointed by such Texas Capital Fund. Because of these relationships, each of the Texas Capital Funds may be deemed to have beneficial ownership of the shares of EFH Corp. held by Texas Holdings, but each disclaims beneficial ownership of such shares. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(2)
The TPG Funds (as defined below) beneficially own 302,923,439.752 units of Texas Capital, representing 27.01% of the outstanding units, including (i) 271,639,218.931 units held by TPG Partners V, L.P., a Delaware limited partnership ("TPG Partners V"), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership ("TPG GenPar V"), whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership ("TPG Holdings"), (ii) 29,999,994.650 units held by TPG Partners IV, L.P., a Delaware limited partnership ("TPG Partners IV"), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 710,942.673 units held by TPG FOF V-A, L.P., a Delaware limited partnership (“TPG FOF A”), whose general partner is TPG GenPar V and (iv) 573,283.498 units held by TPG FOF V-B, L.P., a Delaware limited partnership ("TPG FOF B" and, together with TPG Partners V, TPG Partners IV and TPG FOF A, the "TPG Funds"), whose general partner is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation ("Group Advisors"). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the units held by the TPG Funds. David Bonderman is also a manager of Texas Capital. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of EFH Corp. held by Texas Holdings except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)
GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (collectively, the "Goldman Entities") beneficially own 303,094,945.954 units of Texas Capital, representing 27.02% of the outstanding units. Affiliates of The Goldman Sachs Group, Inc. ("Goldman Sachs") are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of Goldman Sachs and the Goldman Entities disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. Messrs. Ferguson, Lebovitz and Pontarelli are managers of Texas Capital and executives with affiliates of Goldman Sachs. By virtue of their position in relation to Texas Capital and the Goldman Entities, Messrs. Ferguson, Lebovitz and Pontarelli may be deemed to have beneficial ownership with respect to the units of Texas Capital held by the Goldman Entities. Each of Messrs. Ferguson, Lebovitz and Pontarelli disclaims beneficial ownership of the shares of EFH Corp. held by Texas Holdings except to the extent of their pecuniary interest in those shares. The address of each entity and individual listed in this footnote is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

(4)
KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., KKR North American Co-Invest Fund I L.P. and TEF TFO Co-Invest, LP (collectively, the "KKR Entities") beneficially own 415,473,419.680 units of Texas Capital, representing 37.05% of the outstanding units. The KKR Entities disclaim beneficial ownership of any shares of our common stock in which they do not have a pecuniary interest. KKR & Co. L.P., as the holding company of affiliates that directly or indirectly control the KKR Entities, other than KKR Partners III, LP., may be deemed to share voting and dispositive power with respect to the shares beneficially owned by such KKR Entities, but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest in those shares. As the designated members of KKR Management LLC (which is the general partner of KKR & Co. L.P.) and the managing members of KKR III GP LLC (which is the general partner of KKR Partners III, L.P.), Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the shares beneficially owned by the KKR Entities but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest in those shares. The address of each entity and individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

(5)
Messrs. Freiman, Lipschultz and Smidt are managers of Texas Capital and executives of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. None of Messrs. Freiman, Lipschultz or Smidt have voting or investment power over and each disclaim beneficial ownership of the units held by the KKR Entities and the shares of EFH Corp. held by Texas Holdings, except in each case to the extent of their pecuniary interest. The address of each individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

(6)	70,000 shares held in a family limited partnership, ACA Family LP.

(7)	Includes 1,700,000 shares issuable upon exercise of vested options.

(8)
Michael MacDougall is a TPG partner. Mr. MacDougall is a manager of Texas Capital. Mr. MacDougall does not have voting or investment power over and disclaims beneficial ownership of the units of Texas Capital held by the TPG Funds and the shares of EFH Corp. held by Texas Holdings. The address of Mr. MacDougall is c/o Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(9)
William K. Reilly is a TPG senior advisor. Mr. Reilly does not have voting or investment power over and disclaims beneficial ownership of the units of Texas Capital held by the TPG Funds. The address of Mr. Reilly is c/o Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(10)
Shares consist of 443,474 vested deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp.

(11)	100,000 shares held in a limited partnership, Burton Hills Limited, LP.

Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policies and Procedures Relating to Related Party Transactions

The Board has adopted a related person transactions policy. Under this policy, a related person transaction shall be consummated or shall continue only if:

1.
the Audit Committee of the Board approves or ratifies such transaction in accordance with the policy and determines that the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party;

2.	the transaction is approved by the disinterested members of the Board or the Executive Committee; or

3.	the transaction involves compensation approved by the Organization and Compensation Committee of the Board.

For purposes of this policy, the term "related person" includes EFH Corp.'s directors, executive officers, 5% shareholders and their immediate family members. "Immediate family members" means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law or any person (other than a tenant or employee) sharing the household of a director, executive officer or 5% shareholder.

A "related person transaction" is a transaction between EFH Corp. or its subsidiaries and a related person, other than the types of transactions described below, which are deemed to be pre-approved by the Audit Committee of the Board:

1.	any compensation paid to a director if the compensation is required to be reported under Item 402 of Regulation S-K of the Securities Act;

2.
any transaction with another company at which a related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's ownership interests;

3.
any charitable contribution, grant or endowment by EFH Corp. to a charitable organization, foundation or university at which a related person's only relationship is as an employee (other than an executive officer) or director;

4.
transactions where the related person's interest arises solely from the ownership of EFH Corp.'s equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

5.	transactions involving a related party where the rates or charges involved are determined by competitive bids;

6.	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, as rates or charges fixed in conformity with law or governmental authority;

7.	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar service;

8.	transactions available to all employees or customers generally (unless required to be disclosed under Item 404 of Regulation S-K of the Securities Act, if applicable);

9.	transactions involving less than $100,000 when aggregated with all similar transactions;

10.	transactions between EFH Corp. and its subsidiaries or between subsidiaries of EFH Corp.;

11.	transactions not required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, and

12.	open market purchases of EFH Corp.'s or its subsidiaries' debt or equity securities and interest payments on such debt.

The Board has determined that it is appropriate for the Audit Committee of the Board to review and approve or ratify related person transactions. Accordingly, at least annually, management reviews related person transactions to be entered into, or previously entered into, by EFH Corp. or its subsidiaries, if any. After review, the Audit Committee of the Board approves, ratifies or disapproves such transactions. Management updates the Audit Committee of the Board as to any material changes to such related person transactions. In unusual circumstances, EFH Corp. or its subsidiaries may enter into related person transactions in advance of receiving approval, provided that such related person transactions are reviewed as soon as reasonably practicable by the Audit Committee of the Board. If the Audit Committee of the Board determines not to ratify such transactions, EFH Corp. makes all reasonable efforts to cancel or otherwise terminate the affected transactions.

The related person transactions described below under "Related Person Transactions - Business Affiliations," were ratified by the Audit Committee of the Board pursuant to the policy described above. All other related person transactions were approved prior to the Board's adoption of this policy, but were approved by either the Board or its Executive Committee. Transactions described below under "Related Person Transactions - Transactions with Sponsor Affiliates" are not related person transactions under the EFH Corp. policy because they are not with a director, executive officer, 5% shareholder or any of their immediate family members, but are described in the interest of greater disclosure.

Related Person Transactions

Limited Partnership Agreement of Texas Energy Future Holdings Limited Partnership; Limited Liability Company Agreement of Texas Energy Future Capital Holdings LLC

The Sponsor Group and certain investors who agreed to co-invest with the Sponsor Group or through a vehicle jointly controlled by the Sponsor Group to provide equity financing for the Merger (Co-Investors) entered into (i) a limited partnership agreement (LP Agreement) in respect of EFH Corp.'s parent company, Texas Holdings and (ii) the LLC Agreement in respect of Texas Holdings' sole general partner, Texas Capital. The LP Agreement provides that Texas Capital has the right to vote or execute consents with respect to any shares of EFH Corp.'s common stock owned by Texas Holdings. The LLC Agreement and LP Agreement contain agreements among the parties with respect to the election of EFH Corp.'s directors, restrictions on the issuance or transfer of interests in EFH Corp., including tag-along rights and drag-along rights, and other corporate governance provisions (including the right to approve various corporate actions).

The LLC Agreement provides that Texas Capital and its members will take all action required to ensure that the managers of Texas Capital are also members of EFH Corp.'s Board. Pursuant to the LLC Agreement each of (i) KKR 2006 Fund L.P. and affiliated investment funds, (ii) TPG Partners V, L.P. and affiliated investment funds and (iii) certain funds affiliated with Goldman, Sachs & Co. (Goldman), an affiliate of GS Capital Partners, has the right to designate three managers of Texas Capital. These rights are subject to maintenance of certain investment levels in Texas Holdings.

Registration Rights Agreement

The Sponsor Group and the Co-Investors entered into a registration rights agreement with EFH Corp. upon completion of the Merger. Pursuant to this agreement, in certain circumstances, the Sponsor Group can cause EFH Corp. to register shares of EFH Corp.'s common stock owned directly or indirectly by them under the Securities Act. In certain circumstances, the Sponsor Group and the Co-Investors are also entitled to participate on a pro rata basis in any registration of EFH Corp.'s common stock under the Securities Act that it may undertake. Ms. Acosta and Messrs. Evans, Reilly and Youngblood, each of whom are members of our Board, and Messrs. Young, Burke, Keglevic, McFarland, and O'Brien, each of whom are executive officers of EFH Corp., are parties to this agreement.

Management Services Agreement

In October 2007, in connection with the Merger, the Sponsor Group and Lehman Brothers Inc. entered into a management agreement with EFH Corp. (Management Agreement), pursuant to which affiliates of the Sponsor Group provide management, consulting, financial and other advisory services to EFH Corp. Pursuant to the Management Agreement, affiliates of the Sponsor Group are entitled to receive an aggregate annual management fee of $35 million, which amount increases 2% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the Management Agreement. The Management Agreement will continue in effect from year to year, unless terminated upon a change of control of EFH Corp. or in connection with an initial public offering of EFH Corp. or if the parties thereto mutually agree to terminate the Management Agreement. In addition, the Management Agreement provides that the Sponsor Group will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances. Under terms of the Management Agreement, EFH Corp. paid $38 million, inclusive of expenses, to the Sponsor Group during 2012.

Indemnification Agreement

Concurrently with entering into the Management Agreement, the Sponsor Group, Texas Holdings and EFH Corp. entered into an indemnification agreement (Indemnification Agreement), pursuant to which EFH Corp. and Texas Holdings agree to indemnify the Sponsor Group and their affiliates against any claims relating to (i) certain securities and financing transactions relating to the Merger, (ii) the performance of transaction services pursuant to the Management Agreement, (iii) actions or failures to act by EFH Corp., Texas Holdings, Texas Capital or their subsidiaries or affiliates (collectively, Company Group), (iv) service as an officer or director of, or at the request of, any member of the Company Group, and (v) any breach or alleged breach of fiduciary duty as a director or officer of any member of the Company Group.

Sale Participation Agreement

Ms. Acosta and Messrs. Evans, Reilly and Youngblood, each of whom are members of our Board, and Mmes. Doré and Kirby and Messrs. Young, Burke, Keglevic, McFarland, and O'Brien, each of whom are executive officers, entered into sale participation agreements with EFH Corp. Pursuant to the terms of these agreements, among other things, shares of EFH Corp.'s common stock held by these individuals are subject to tag-along and drag-along rights in the event of a sale by the Sponsor Group of shares of EFH Corp.'s common stock held by the Sponsor Group.

Certain Certificate of Formation Provisions

EFH Corp.'s restated certificate of formation contains provisions limiting our directors' obligations in respect of corporate opportunities.

Management Stockholders' Agreement

Subject to a management stockholders' agreement, certain members of management, including EFH Corp.'s directors, executive officers, along with other members of management, elected to invest in EFH Corp. by contributing cash or common stock, or a combination of both, to EFH Corp. prior to or following the Merger and receiving common stock in EFH Corp. in exchange therefore. The net aggregate amount of this investment as of December 31, 2012 is approximately $42 million. The management stockholders' agreement creates certain rights and restrictions on these shares of common stock, including transfer restrictions and tag-along, drag-along, put, call and registration rights in certain circumstances.

Director Stockholders' Agreement

Certain members of our Board have entered into a stockholders' agreement with EFH Corp. These stockholders' agreements create certain rights and restrictions on the equity, including transfer restrictions and tag-along, drag-along, put, call and registration rights in certain circumstances.

Business Affiliations

Mr. Olson, a member of our board until October 26, 2012, has an ownership interest in and serves on the board of Texas Meter and Device Company (TMD), a company that conducts tests on Oncor's high voltage personal protective equipment. Mr. Olson and his brother collectively directly own approximately 24% of TMD. This entity is majority owned by its chief executive officer. In 2012, Oncor paid TMD approximately $795,000 for its services. The business relationship with TMD commenced several years prior to Mr. Olson joining the Board.

Mr. Olsen has an ownership interest in and serves on the board of Metrum Technologies (MT), a company that is a subsidiary of Texas Meter and Device Company and provides Oncor with certain technology based products for Oncor's advanced metering devices. Mr. Olson and his brother collectively directly own approximately 19% of MT. This entity is majority owned by its chief executive officer. In 2012, Oncor paid MT approximately $565,000 for its services. The business relationship with MT commenced several years prior to Mr. Olson joining the Board.

Mr. Olsen is chairman of the New York and Sweden offices of Hill+Knowlton Strategies (HKS). Mr. Olsen is also a member of HKS' Global Counsel. HKS is the parent company of Public Strategies Inc. (PSI). PSI performs certain consulting services for EFH Corp. and its subsidiaries, primarily in the areas of public relations and public advocacy. Mr. Olsen does not have any ownership interest in HKS or its subsidiaries. In 2012, EFH Corp. and its subsidiaries paid approximately $2.3 million to PSI for its services and approximately $64,000 to HKS for its services.

Transactions with Sponsor Affiliates

In December 2012 and January 2013, Goldman acted as a dealer manager for the offers by EFIH to exchange EFIH 10% Senior Secured Notes due 2020 for EFH Corp. 9.75% Senior Secure Notes due 2019, EFH Corp. 10% Senior Secured Notes due 2020, and EFIH 9.75% Senior Secured Notes due 2019 (collectively, the Old Notes) and as a solicitation agent in the solicitation of consents by EFH Corp. and EFIH to amendments to the Old Notes and indentures governing the Old Notes and received fees totaling approximately $1 million. In December 2012 and January 2013, Goldman acted as a dealer manager for the offers by EFIH to exchange EFIH 11.25%/12.25% Senior Toggle Notes due 2018 for EFH Corp. 10.875% Senior Notes due 2017 and EFH Corp. 11.25%/12.00% Senior Toggle Notes due 2017 and received fees totaling approximately $100,000.

Goldman acted as a joint book-running manager and initial purchaser in the February 2012 issuance of $1.15 billion principal amount of EFIH 11.750% Senior Secured Second Lien Notes due 2022 and received fees totaling approximately $7 million. Further, Goldman acted as a joint book-running manager and initial purchaser in the August 2012 issuance of $250 million principal amount of EFIH 6.875% Senior Secured Notes due 2017 and $600 million principal amount of EFIH 11.750% Senior Secured Second Lien Notes due 2022 and received fees totaling approximately $3 million. In addition, Goldman acted as a joint book-running manager and initial purchaser in the October 2012 issuance of $253 million principal amount of EFIH 6.875% Notes due 2017 and received fees totaling approximately $1 million.

An affiliate of Kohlberg Kravis Roberts & Co. L.P. served as a co-manager and initial purchaser in, and an affiliate of TPG served as an advisor in, each of the above transactions and each received fees totaling approximately $4 million.

TCEH has entered into the TCEH Senior Secured Facilities, and Oncor has entered into a revolving credit facility, each with syndicates of financial institutions and other lenders. These syndicates included affiliates of GS Capital Partners.

Affiliates of GS Capital Partners have from time to time engaged in commercial and investment banking and financial advisory transactions with EFH Corp. in the normal course of business. Affiliates of Goldman are party to certain commodity and interest rate hedging transactions with EFH Corp. in the normal course of business.

From time to time affiliates of the Sponsor Group may acquire debt or debt securities issued by EFH Corp. or its subsidiaries in open market transactions or through loan syndications.

Members of the Sponsor Group and/or their respective affiliates have from time to time entered into, and may continue to enter into, arrangements with the Company to use our products and services in the ordinary course of their business, which often result in revenues to the Company in excess of $120,000 annually. In addition, the Company has entered into, and may continue to enter into, arrangements with members of the Sponsor Group and/or their respective affiliates to use their products and services in the ordinary course of their business, which often result in revenues to members of the Sponsor Group or their respective affiliates in excess of $120,000 annually.

Director Independence

Though not formally considered by the Board because EFH Corp.'s common stock is not currently registered under the Securities Exchange Act of 1934, as amended, with the SEC or traded on any national securities exchange, based upon the listing standards for issuers of equity securities on the New York Stock Exchange (NYSE), the national securities exchange upon which EFH Corp.'s common stock was traded prior to the Merger, only Ms. Acosta and Mr. Youngblood would be considered independent. Because of their relationships with the Sponsor Group or with EFH Corp. directly, none of the other directors would be considered independent under the NYSE listing standards for issuers of equity securities. See "Certain Relationships and Related Party Transactions" and Item 11, "Executive Compensation - Director Compensation." Accordingly, we believe that Ms. Acosta is the only member of the Organization and Compensation Committee who would meet the NYSE's independence requirements for issuers of equity securities. We believe that none of the members of EFH Corp.'s Executive Committee, which now functions as the nominating/governance committee, would meet the NYSE's independence requirements for issuers of equity securities. Under the NYSE's audit committee independence requirement for issuers of debt securities, Ms. Acosta and Mr. Youngblood, who constitute the Audit Committee, are considered independent.

Item 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Deloitte & Touche LLP has been the independent auditor for EFH Corp. and for its Predecessor (TXU Corp.) since its organization in 1996.

The Audit Committee of the EFH Corp. Board of Directors has adopted a policy relating to the engagement of EFH Corp.'s independent auditor. The policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, and providing services necessary to complete SEC filings, EFH Corp.'s independent auditor may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent auditor must be authorized by the Audit Committee in accordance with preapproval procedures which are defined in the policy. The preapproval procedures require:

1.	The annual review and preapproval by the Audit Committee of all anticipated audit and non-audit services; and

2.	The quarterly preapproval by the Audit Committee of services, if any, not previously approved and the review of the status of previously approved services.

The Audit Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in the SEC rules. All services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (Deloitte & Touche) for EFH Corp. in 2012 were preapproved by the Audit Committee.

The policy defines those non-audit services which EFH Corp.'s independent auditor may also be engaged to provide as follows:

1.	Audit-related services, including:

a.	due diligence accounting consultations and audits related to mergers, acquisitions and divestitures;

b.	employee benefit plan audits;

c.	accounting and financial reporting standards consultation;

d.	internal control reviews, and

e.	attest services, including agreed-upon procedures reports that are not required by statute or regulation.

2.	Tax-related services, including:

a.	tax compliance;

b.	general tax consultation and planning;

c.	tax advice related to mergers, acquisitions, and divestitures, and

d.	communications with and request for rulings from tax authorities.

3.	Other services, including:

a.	process improvement, review and assurance;

b.	litigation and rate case assistance;

c.	forensic and investigative services, and

d.	training services.
The policy prohibits EFH Corp. from engaging its independent auditor to provide:

1.	Bookkeeping or other services related to EFH Corp.'s accounting records or financial statements;

2.	Financial information systems design and implementation services;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal audit outsourcing services;

6.	Management or human resource functions;

7.	Broker-dealer, investment advisor, or investment banking services;

8.	Legal and expert services unrelated to the audit, and

9.	Any other service that the Public Company Accounting Oversight Board determines, by regulation, to be impermissible.

In addition, the policy prohibits EFH Corp.'s independent auditor from providing tax or financial planning advice to any officer of EFH Corp.

Compliance with the Audit Committee's policy relating to the engagement of Deloitte & Touche is monitored on behalf of the Audit Committee by EFH Corp.'s chief accounting officer. Reports describing the services provided by Deloitte & Touche and fees for such services are provided to the Audit Committee no less often than quarterly.

For the years ended December 31, 2012 and 2011, fees billed (in US dollars) to EFH Corp. by Deloitte & Touche were as follows:

	2012	2011
Audit Fees. Fees for services necessary to perform the annual audit, review SEC filings, fulfill statutory and other service requirements, provide comfort letters and consents	$6,449,000	$6,298,000
Audit-Related Fees. Fees for services including employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	628,000	445,000
Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities	—	19,000
All Other Fees. Fees for services including process improvement reviews, forensic accounting reviews, litigation assistance and training services	256,000	—
Total	$7,333,000	$6,762,000

PART IV.

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Schedule I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

ENERGY FUTURE HOLDINGS CORP. (PARENT) SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Selling, general and administrative expenses	$(25)	$(26)	$(32)
Other income	1	10	137
Other deductions	(1)	(14)	—
Interest income	164	132	178
Interest expense and related charges	(1,115)	(1,114)	(1,082)
Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(976)	(1,012)	(799)
Income tax benefit	340	341	305
Equity in losses of consolidated subsidiaries	(2,994)	(1,528)	(2,595)
Equity in earnings of unconsolidated subsidiaries (net of tax)	270	286	277
Net loss	(3,360)	(1,913)	(2,812)
Other comprehensive income (net of tax expense of $94 million, $21 million and $23 million)	175	41	46
Comprehensive income (loss)	$(3,185)	$(1,872)	$(2,766)

See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. (PARENT) SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENTS OF CASH FLOWS (Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows — operating activities
Net loss	$(3,360)	$(1,913)	$(2,812)
Adjustments to reconcile net loss to cash provided by (used in)operating activities:
Equity in losses of consolidated subsidiaries	2,994	1,528	2,595
Equity in earnings of unconsolidated subsidiaries	(270)	(286)	(277)
Deferred income tax benefit — net	(235)	(218)	(56)
Interest expense on toggle notes payable in additional principal	334	361	333
Impairment of investment in long-term debt of affiliates	27	53	40
Amortization of debt related costs	48	52	74
Debt extinguishment gains	—	(3)	(133)
Charges related to pension plan actions	1	—	—
Other, net	(4)	9	7
Changes in operating assets and liabilities:
Distributions received from subsidiaries	—	—	2
Other – net assets	94	—	328
Other – net liabilities	(68)	(50)	67
Cash provided by (used in) operating activities	$(439)	$(467)	$168
Cash flows — financing activities
Issuances of long-term debt	$—	$—	$500
Repayments/repurchases of long-term debt	—	(5)	(96)
Repayment of note — affiliate	—	—	770
Distributions received from subsidiaries	950	—	—
Change in notes/advances — affiliate	(871)	(292)	(785)
Other, net	—	(16)	(28)
Cash provided by (used in) financing activities	$79	$(313)	$361
Cash flows — investing activities
Capital contribution to subsidiary	—	—	(440)
Investment in affiliate debt	—	(15)	(105)
Investment (posted with) redeemed from derivative counterparty	—	—	400
Other, net	—	11	—
Cash used in investing activities	$—	$(4)	$(145)
Net change in cash and cash equivalents	(360)	(784)	384
Cash and cash equivalents — beginning balance	659	1,443	1,059
Cash and cash equivalents — ending balance	$299	$659	$1,443

See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. (PARENT) SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED BALANCE SHEETS (Millions of Dollars)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$299	$659
Trade accounts receivable — net	13	13
Income taxes receivable — net	60	37
Accounts receivable from affiliates	222	33
Notes receivable from affiliates	212	182
Commodity and other derivative contractual assets	132	142
Other current assets	2	3
Total current assets	940	1,069
Receivables from unconsolidated subsidiary	825	1,235
Equity investment in consolidated subsidiaries	(2,339)	1,407
Investment in long-term debt of subsidiaries	92	115
Other investments	55	58
Income taxes receivable from affiliate	—	119
Notes receivable from affiliates	20	12
Accumulated deferred income taxes	970	902
Other noncurrent assets, principally unamortized issuance costs	70	77
Total assets	$633	$4,994
LIABILITIES AND EQUITY
Current liabilities:
Notes/advances from affiliates	$315	$263
Trade accounts payable	2	1
Notes payable to affiliates	698	1,592
Commodity and other derivative contractual liabilities	150	166
Accumulated deferred income taxes	3	3
Accrued interest	172	171
Other current liabilities	5	5
Total current liabilities	1,345	2,201
Notes or other liabilities due affiliates/unconsolidated subsidiary	1,282	1,282
Long-term debt, less amounts due currently	7,895	7,619
Other noncurrent liabilities and deferred credits	1,136	1,744
Total liabilities	11,658	12,846
Shareholders' equity	(11,025)	(7,852)
Total liabilities and equity	$633	$4,994

See Notes to Financial Statements.

ENERGY FUTURE HOLDINGS CORP. (PARENT)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The accompanying unconsolidated condensed balance sheets, statements of income (loss) and cash flows present results of operations and cash flows of EFH Corp. (Parent). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules of the SEC. Because the unconsolidated condensed financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the financial statements and related notes of Energy Future Holdings Corp. and Subsidiaries included in Item 8 of this Annual Report on Form 10-K. EFH Corp.'s subsidiaries have been accounted for under the equity method. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

2.	INVESTMENT IN LONG-TERM DEBT OF SUBSIDIARY

As a result of debt exchanges and purchases in 2009 through 2011, EFH Corp. (Parent) holds debt securities of TCEH with carrying values totaling $92 million and $115 million at December 31, 2012 and 2011, respectively, reported as investment in long-term debt of subsidiaries.

As of December 31, 2012 and 2011, all of these debt securities are classified as available-for-sale. In accordance with accounting guidance for investments classified as available-for-sale, at December 31, 2012 the securities are recorded at fair value and unrealized gains or losses are recorded in other comprehensive income unless such losses are other than temporary, in which case they are reported as impairments. The principal amounts, coupon rates, maturities and carrying value are as follows:

	December 31, 2012		December 31, 2011
	Principal Amount	Carrying Value (a)	Principal Amount	Carrying Value (a)
Available-for-sale securities:
TCEH 4.746% Term Loan Facilities maturing October 10, 2017 (b)	$19	$12	$19	$16
TCEH 10.25% Fixed Senior Notes due November 1, 2015 (both periods include $102 million principal amount of Series B Notes)	284	80	284	99
Total available-for-sale securities	$303	$92	$303	$115
_____________

(a)	Carrying value equals fair value.

(b)	Interest rates in effect at December 31, 2012.

Impairments — In 2012, we deemed the declines in values of the TCEH securities were other than temporary and recorded a $27 million impairment recorded as a reduction of interest income. In 2011, we deemed the declines in values of TCEH securities were other than temporary and recorded a $53 million impairment recorded as a reduction of interest income. We considered that the securities were in a loss position for more than 12 months and that declines in natural gas prices and other corresponding effects on the profitability and cash flows of TCEH (which has below investment grade credit ratings) were unlikely to reverse in the near term. In 2010, we recorded a $40 million impairment of TCEH securities. As a result of the impairments, no cumulative unrealized losses were recorded in accumulated other comprehensive income at December 31, 2012, 2011 and 2010.

Interest income recorded on these investments was as follows:

	Year Ended December 31,
	2012	2011	2010
Held-to-maturity securities:
Interest received/accrued	$—	$—	$18
PIK interest received related TCEH toggle notes	—	—	4
Accretion of purchase discount	—	—	11
Total interest income related to held-to-maturity securities	—	—	33
Available-for-sale securities:
Interest received/accrued	30	26	—
Accretion of purchase discount	1	2	—
Impairments related to issuer credit	(27)	(53)	(40)
Total interest income related to available-for-sale securities	4	(25)	(40)
Total interest income	$4	$(25)	$(7)

We determine value under the fair value hierarchy established in accounting standards. Under the fair value hierarchy, Level 2 valuations are based on evaluated prices that reflect observable market information, such as actual trade information of similar securities, adjusted for observable differences. The fair value of our investment in long-term debt of subsidiaries is estimated at the lesser of either the call price or the market value as determined by broker quotes and quoted market prices for similar securities in active markets. For the periods presented, the fair values of our investment in long-term debt of subsidiaries represent Level 2 valuations.

3.	GUARANTEES

As discussed below, EFH Corp. (Parent) has entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions. Material guarantees are discussed below.

Disposed TXU Gas Company Operations — In connection with the sale of the assets of TXU Gas Company to Atmos Energy Corporation (Atmos) in October 2004, EFH Corp. agreed to indemnify Atmos, until October 1, 2014, for up to $500 million for any liability related to assets retained by TXU Gas Company, including certain inactive gas plant sites not acquired by Atmos, and up to $1.4 billion for contingent liabilities associated with preclosing tax and employee related matters. The maximum aggregate amount under these indemnities that we may be required to pay is $1.9 billion. To date, we have not been required to make any payments to Atmos under any of these indemnity obligations, and no such payments are currently anticipated.

Assumption of Indebtedness — In 1990, EFCH purchased an electric co-op's minority ownership interest in the Comanche Peak nuclear generation facilities and assumed the co-op's indebtedness to the US government related to the co-op's investment in the facilities (without the co-op being released from its obligations under such indebtedness). EFCH is making principal and interest payments in an amount sufficient to satisfy the co-op's requirements under the indebtedness. In the event that payments on the indebtedness are not made in a timely manner, the US government would be entitled to enforce the payment of the debt against EFCH. At December 31, 2012, the balance of the indebtedness on EFCH's balance sheet was $74 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities. EFH Corp. (Parent) has guaranteed EFCH's obligation under this agreement.

4.	DIVIDEND RESTRICTIONS

The indenture governing the EFH Corp. Senior Notes includes covenants that, among other things and subject to certain exceptions, restrict our ability to pay dividends or make other distributions in respect of our common stock. Accordingly, our net income is restricted from being used to make distributions on our common stock unless such distributions are expressly permitted under these indentures and/or on a pro forma basis, after giving effect to such distribution, EFH Corp. (Parent)'s consolidated leverage ratio is equal to or less than 7.0 to 1.0. For purposes of this calculation, "consolidated leverage ratio" is defined as the ratio of consolidated total debt (as defined in the indenture) to Adjusted EBITDA, in each case, consolidated with its subsidiaries other than Oncor Holdings and its subsidiaries. EFH Corp. (Parent)'s consolidated leverage ratio was 10.1 to 1.0 at December 31, 2012.

The indentures governing the EFIH Notes generally restrict EFIH from making any cash distribution to EFH Corp. for the ultimate purpose of making a cash dividend on our common stock unless at the time, and after giving effect to such dividend, EFIH's consolidated leverage ratio is equal to or less than 6.0 to 1.0. Under the indentures governing the EFIH Notes, the term "consolidated leverage ratio" is defined as the ratio of EFIH's consolidated total debt (as defined in the indentures) to EFIH's Adjusted EBITDA on a consolidated basis (including Oncor's Adjusted EBITDA). EFIH's consolidated leverage ratio was 7.0 to 1.0 at December 31, 2012. In addition, the EFIH Notes generally restrict EFIH's ability to make distributions or loans to EFH Corp., unless such distributions or loans are expressly permitted under the indentures governing the EFIH Notes.

The TCEH Senior Secured Facilities generally restrict TCEH from making any cash distribution to any of its parent companies for the ultimate purpose of making a cash dividend on our common stock unless at the time, and after giving effect to such dividend, its consolidated total debt (as defined in the TCEH Senior Secured Facilities) to Adjusted EBITDA would be equal to or less than 6.5 to 1.0. At December 31, 2012, the ratio was 8.5 to 1.0.

In addition, the TCEH Senior Secured Facilities and indentures governing the TCEH Senior Notes, TCEH Senior Secured Notes and TCEH Senior Secured Second Lien Notes generally restrict TCEH's ability to make distributions or loans to any of its parent companies, EFCH and EFH Corp., unless such distributions or loans are expressly permitted under the TCEH Senior Secured Facilities and the indentures governing such notes.

Under applicable law, we are prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent.

EFH Corp. (Parent) has not declared or paid any dividends since the Merger.

EFH Corp. (Parent) received dividends from its consolidated subsidiaries totaling $950 million and $2 million for the years ended December 31, 2012 and 2010, respectively. EFH Corp. (Parent) did not receive any dividends from its consolidated subsidiaries in the year ended December 31, 2011.

5.	SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2012	2011	2010
Cash payments (receipts) related to:
Interest paid	$675	$1,097	$1,022
Income taxes	(227)	(91)	(4)
Noncash investing and financing activities:
Debt exchange transactions	—	12	200
Principal amount of toggle notes issued in lieu of cash	398	355	324
____________

(a)	Represents end-of-period accruals.

(b) Oncor Holdings Financial Statements are presented pursuant to Rules 3–09 and 3–16 of Regulation S-X as Exhibit 99(e).

(c) Exhibits:
EFH Corp. Exhibits to Form 10-K for the Fiscal Year Ended December 31, 2012

Exhibits	Previously Filed* With File Number	As Exhibit

(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation, or Succession
2(a)	1-12833 Form 8-K (filed February 26, 2007)	2.1	—
Agreement and Plan of Merger, dated February 25, 2007, by and among Energy Future Holdings Corp. (formerly known as TXU Corp.), Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp.

(3(i))	Articles of Incorporation

3(a)	1-12833 Form 8-K (filed October 11, 2007)	3.1	—	Restated Certificate of Formation of Energy Future Holdings Corp.

(3(ii))	By-laws

3(b)	1-12833 Form 10-Q (Quarter ended June 30, 2012) (filed July 31, 2012)	3(b)	—	Amended and Restated Bylaws of Energy Future Holdings Corp.

(4)	Instruments Defining the Rights of Security Holders, Including Indentures**

	Energy Future Holdings Corp.

4(a)	1-12833 Form 10-K (2007) (filed March 31, 2008)	4(c)	—	Indenture (For Unsecured Debt Securities Series P), dated November 1, 2004, between Energy Future Holdings Corp. and The Bank of New York Mellon, as trustee.

4(b)	1-12833 Form 8-K (filed July 7, 2010)	99.1	—	Supplemental Indenture, dated July 1, 2010, to Indenture (For Unsecured Debt Securities Series P), dated November 1, 2004.

4(c)	1-12833 Form 10-K (2004) (filed March 16, 2005)	4(q)	—	Officers’ Certificate, dated November 26, 2004, establishing the form and certain terms of Energy Future Holdings Corp.’s 5.55% Series P Senior Notes due 2014.

4(d)	1-12833 Form 10-K (2010) (filed February 18, 2011)	4(d)	—
Indenture (For Unsecured Debt Securities Series Q), dated November 1, 2004, between Energy Future Holdings Corp. and The Bank of New York Mellon, as trustee. Energy Future Holdings Corp.’s Indentures for its Series R Senior Notes are not filed as it is substantially similar to this Indenture.

4(e)	1-12833 Form 10-K (2004) (filed March 16, 2005)	4(r)	—	Officer’s Certificate, dated November 26, 2004, establishing the form and certain terms of Energy Future Holdings Corp.’s 6.50% Series Q Senior Notes due 2024.

4(f)	1-12833 Form 8-K (filed December 5, 2012)	4.3	—
Supplemental Indenture, dated December 5, 2012, to the indenture, dated November 1, 2004, between Energy Future Holdings Corp. and The Bank of New York Mellon, as trustee (For Unsecured Debt Securities Series Q).

4(g)	1-12833 Form 10-K (2004) (filed March 16, 2005)	4(s)	—	Officer’s Certificate, dated November 26, 2004, establishing the form and certain terms of Energy Future Holdings Corp.’s 6.55% Series R Senior Notes due 2034.

4(h)	1-12833 Form 8-K (filed December 5, 2012)	4.4	—
Supplemental Indenture, dated December 5, 2012, to the indenture, dated November 1, 2004, between Energy Future Holdings Corp. and The Bank of New York Mellon, as trustee (For Unsecured Debt Securities Series R).

4(i)	1-12833 Form 8-K (filed October 31, 2007)	4.1	—
Indenture, dated October 31, 2007, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon, as trustee, relating to Senior Notes due 2017 and Senior Toggle Notes due 2017.

Exhibits	Previously Filed* With File Number	As Exhibit

4(j)	1-12833 Form 10-K (2009) (filed February 19, 2010)	4(f)	—	Supplemental Indenture, dated July 8, 2008, to Indenture, dated October 31, 2007.

4(k)	1-12833 Form 10-Q (Quarter ended June 30, 2009) (filed August 4, 2009)	4(a)	—	Second Supplemental Indenture, dated August 3, 2009, to Indenture, dated October 31, 2007.

4(l)	1-12833 Form 8-K (filed July 30, 2010)	99.1	—	Third Supplemental Indenture, dated July 29, 2010, to Indenture, dated October 31, 2007.

4(m)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	4(b)	—	Fourth Supplemental Indenture, dated October 18, 2011, to Indenture dated October 31, 2007.

4(n)	1-12833 Form 8-K (filed November 20, 2009)	4.1	—
Indenture, dated November 16, 2009, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 9.75% Senior Secured Notes due 2019.

4(o)	1-12833 Form 8-K (January 30, 2013)	4.1	—
Supplemental Indenture, dated January 25, 2013, to the Indenture, dated November 16, 2009, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 9.75% Senior Secured Notes due 2019.

4(p)	333-171253 Form S-4 (filed January 24, 2011)	4(k)	—
Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(q)	333-165860 Form S-3 (filed April 1, 2010)	4(j)	—
First Supplemental Indenture, dated March 16, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(r)	1-12833 Form 10-Q (Quarter ended June 30, 2010) (filed August 2, 2010)	4(a)	—
Second Supplemental Indenture, dated April 13, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(s)	1-12833 Form 10-Q (Quarter ended June 30, 2010) (filed August 2, 2010)	4(b)	—
Third Supplemental Indenture, dated April 14, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(t)	1-12833 Form 10-Q (Quarter ended June 30, 2010) (filed August 2, 2010)	4(c)	—
Fourth Supplemental Indenture, dated May 21, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(u)	1-12833 Form 10-Q (Quarter ended June 30, 2010) (filed August 2, 2010)	4(d)	—
Fifth Supplemental Indenture, dated July 2, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

Exhibits	Previously Filed* With File Number	As Exhibit
4(v)	1-12833 Form 10-Q (Quarter ended June 30, 2010) (filed August 2, 2010)	4(e)	—
Sixth Supplemental Indenture, dated July 6, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(w)	333-171253 Form S-4 (filed January 24, 2011)	4(r)	—
Seventh Supplemental Indenture, dated July 7, 2010, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(x)	1-12833 Form 8-K (January 30, 2013)	4.2	—
Eighth Supplemental Indenture, dated January 25, 2013, to the Indenture, dated January 12, 2010, among Energy Future Holdings Corp., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

Oncor Electric Delivery Company LLC

4(y)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York Mellon, as trustee.

4(z)	1-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York Mellon.

4(aa)	333-100240 Form 10-Q (Quarter ended March 31, 2008) (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York Mellon.

4(bb)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the form and certain terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(cc)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York Mellon, as trustee.

4(dd)	333-100240 Form 10-Q (Quarter ended March 31, 2008) (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York.

4(ee)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the form and certain terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022.

4(ff)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the form and certain terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2023.

4(gg)	333-100240 Form 10-Q (Quarter ended March 31, 2008) (filed May 15, 2008)	4(a)	—
Deed of Trust, Security Agreement and Fixture Filing, dated May 15, 2008, by Oncor Electric Delivery Company LLC, as grantor, to and for the benefit of, The Bank of New York Mellon Trust, as collateral agent and trustee.

4(hh)	333-100240 Form 10-K (2008) (filed March 2, 2009)	4(n)	—	First Amendment, dated March 2, 2009, to Deed of Trust, Security Agreement and Fixture Filing, dated May 15, 2008.

4(ii)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment, dated September 3, 2010, to Deed of Trust, Security Agreement and Fixture Filing, dated May 15, 2008.

Exhibits	Previously Filed* With File Number	As Exhibit
4(jj)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment, dated November 10, 2011, to Deed of Trust, Security Agreement and Fixture Filing, dated May 15, 2008.

4(kk)	333-100242 Form 8-K (filed September 9, 2008)	4.1	—
Officer’s Certificate, dated September 8, 2008, establishing the form and certain terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038.

4(ll)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the form and certain terms of Oncor Electric Delivery Company LLC’s 5.25% Senior Secured Notes due 2040.

4(mm)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—
Officer's Certificate, dated October 8, 2010, establishing the form and certain terms of Oncor Electric Delivery Company LLC's 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020.

4(nn)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer's Certificate, dated November 23, 2011, establishing the terms of Oncor's 4.55% Senior Secured Notes due 2041.

4(oo)	333-100240 Form 8-K (filed November 23, 2011)	4.2	—	Registration Rights Agreement, dated November 23, 2011, among Oncor Electric Delivery Company LLC and the representatives of the initial purchasers of Oncor's 4.55% Senior Secured Notes due 2041.

4(pp)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer's Certificate, dated May 18, 2012, establishing the terms of Oncor's 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

4(qq)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—
Registration Rights Agreement, dated May 18, 2012, among Oncor Electric Delivery Company LLC and the representatives of the initial purchasers of Oncor's 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

	Texas Competitive Electric Holdings Company LLC

4(rr)	333-108876 Form 8-K (filed October 31, 2007)	4.2	—
Indenture, dated October 31, 2007, among Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc., the guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.25% Senior Notes due 2015.

4(ss)	1-12833 Form 8-K (filed December 12, 2007)	4.1	—
First Supplemental Indenture, dated December 6, 2007, to Indenture, dated October 31, 2007, relating to Texas Competitive Electric Holdings Company LLC’s and TCEH Finance, Inc.’s 10.25% Senior Notes due 2015, Series B, and 10.50%/11.25% Senior Toggle Notes due 2016.

4(tt)	1-12833 Form 10-Q (Quarter ended June 30, 2009) (filed August 4, 2009)	4(b)	—
Second Supplemental Indenture, dated August 3, 2009, to Indenture, dated October 31, 2007, relating to Texas Competitive Electric Holdings Company LLC’s and TCEH Finance, Inc.’s 10.25% Senior Notes due 2015, 10.25% Senior Notes due 2015, Series B, and 10.50%/11.25% Senior Toggle Notes due 2016.

4(uu)	1-12833 Form 8-K (filed October 8, 2010)	4.1	—
Indenture, dated October 6, 2010, among Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc., the guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 15% Senior Secured Second Lien Notes due 2021.

4(vv)	1-12833 Form 8-K (filed October 26, 2010)	4.1	—	First Supplemental Indenture, dated October 20, 2010, to the Indenture, dated October 6, 2010.

Exhibits	Previously Filed* With File Number	As Exhibit
4(ww)	1-12833 Form 8-K (filed November 17, 2010)	4.1	—	Second Supplemental Indenture, dated November 15, 2010, to the Indenture, dated October 6, 2010.

4(xx)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	4(a)	—	Third Supplemental Indenture, dated as of September 26, 2011, to the Indenture, dated October 6, 2010.

4(yy)	1-12833 Form 8-K (filed October 8, 2010)	4.3	—
Second Lien Pledge Agreement, dated October 6, 2010, among Texas Competitive Electric Holdings Company LLC, TCEH Finance, Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as collateral agent for the benefit of the second lien secured parties.

4(zz)	1-12833 Form 8-K (filed October 8, 2010)	4.4	—
Second Lien Security Agreement, dated October 6, 2010, among Texas Competitive Electric Holdings Company LLC, TCEH Finance, Inc., the subsidiary guarantors named therein and The Bank Of New York Mellon Trust Company, N.A., as collateral agent and as the initial second priority representative for the benefit of the second lien secured parties.

4(aaa)	1-12833 Form 8-K (filed October 8, 2010)	4.5	—
Second Lien Intercreditor Agreement, dated October 6, 2010, among Texas Competitive Electric Holdings Company LLC, TCEH Finance, Inc., the subsidiary guarantors named therein, Citibank, N.A., as collateral agent for the senior collateral agent and the administrative agent, The Bank of New York Mellon Trust Company, N.A., as the initial second priority representative.

4(bbb)	1-12833 Form 10-K (2010) (filed February 18, 2011)	4(aaa)	—
Form of Second Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing to Fidelity National Title Insurance Company, as trustee, for the benefit of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent and Initial Second Priority Representative for the benefit of the Second Lien Secured Parties, as Beneficiary.

4(ccc)	1-12833 Form 8-K (filed April 20, 2011)	4.1	—
Indenture, dated as of April 19, 2011, among Texas Competitive Electric Holdings Company LLC, TCEH Finance Inc., the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.5% Senior Secured Notes due 2020.

4(ddd)	1-12833 Form 8-K (filed April 20, 2011)	4.2	—
Form of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Fling to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as Collateral Agent for the benefit of the Holders of the 11.5% Senior Secured Notes due 2020, as Beneficiary.

4(eee)	1-12833 Form 8-K (filed April 20, 2011)	4.3	—
Form of Deed of Trust and Security Agreement to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as Collateral Agent for the benefit of the Holders of the 11.5% Senior Secured Notes dues 2020, as Beneficiary.

4(fff)	1-12833 Form 8-K (filed April 20, 2011)	4.4	—
Form of Subordination and Priority Agreement, among Citibank, N.A., as beneficiary under the First Lien Credit Deed of Trust, The Bank of New York Mellon Trust Company, N.A., as beneficiary under the Second Lien Indenture Deed of Trust, Citibank, N.A., as beneficiary under the First Lien Indenture Deed of Trust, Texas Competitive Electric Holdings Company LLC and the subsidiary guarantors party thereto.

	Energy Future Intermediate Holding Company LLC

4(ggg)	1-12833 Form 8-K (filed November 20, 2009)	4.2	—
Indenture, dated November 16, 2009, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 9.75% Senior Secured Notes due 2019.

Exhibits	Previously Filed* With File Number	As Exhibit
4(hhh)	1-12833 Form 8-K (filed January 30, 2013)	4.3	—
Supplemental Indenture, dated January 25, 2013, to the indenture, dated November 16, 2009, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 9.75% Senior Secured Notes due 2019.

4(iii)	1-12833 Form 8-K (filed August 18, 2010)	4.1	—
Indenture, dated August 17, 2010, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(jjj)	1-12833 Form 8-K (filed January 30, 2013)	4.4	—
First Supplemental Indenture, dated January 29, 2013, to the indenture, dated August 17, 2010, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 10.000% Senior Secured Notes due 2020.

4(kkk)	1-12833 Form 10-Q (Quarter ended March 31, 2011) (filed April 29, 2011)	4(e)	—
Indenture, dated as of April 25, 2011, among Energy Future Intermediate Holding Company LLC, EFIH Finance, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11% Senior Secured Second Lien Notes due 2021.

4(lll)	1-12833 Form 8-K (filed February 7, 2012)	4.1	—
First Supplemental Indenture, dated February 6, 2012, to the indenture dated April 25, 2011, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to 11.750% Senior Secured Second Lien Notes due 2022.

4(mmm)	1-12833 Form 8-K (filed February 29, 2012)	4.1	—
Second Supplemental Indenture, dated February 28, 2012, to the indenture dated April 25, 2011, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to 11.750% Senior Secured Second Lien Notes due 2022.

4(nnn)	1-12833 Form 10-Q (Quarter ended June 30, 2012) (filed July 31, 2012)	4(a)	—
Third Supplemental Indenture, dated May 31, 2012, to the indenture dated April 25, 2011, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to 11.750% Senior Secured Second Lien Notes due 2022.

4(ooo)	1-12833 Form 8-K (filed August 17, 2012)	4.2	—
Fourth Supplemental Indenture, dated August 14, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.75% Senior Secured Second Lien Notes due 2022.

4(ppp)	1-12833 Form 8-K (filed August 17, 2012)	4.1	—
Indenture, dated August 14, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 6.875% Senior Secured Notes due 2017.

4(qqq)	1-12833 Form 8-K (filed October 24, 2012)	4.1	—
First Supplemental Indenture, dated October 23, 2012, to the indenture dated August 14, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 6.875% Senior Secured Notes due 2017.

4(rrr)	1-12833 Form 8-K (filed December 5, 2012)	4.1	—
Indenture, dated December 5, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.25%/12.25% Senior Toggle Notes due 2018.

4(sss)	1-12833 Form 8-K (filed December 21, 2012)	4.1	—
First Supplemental Indenture, dated December 19, 2012, to the indenture dated December 5, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.25%/12.25% Senior Toggle Notes due 2018.

Exhibits	Previously Filed* With File Number	As Exhibit
4(ttt)	1-12833 Form 8-K (filed January 30, 2013)	4.5	—
Second Supplemental Indenture, dated January 29, 2013, to the indenture dated December 5, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.25%/12.25% Senior Toggle Notes due 2018.

4(uuu)			—
Third Supplemental Indenture, dated January 30, 2013, to the indenture, dated December 5, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., and the Bank of New York Mellon Trust Company, N.A., as trustee, relating to 11.25%/12.25% Senior Toggle Notes due 2018.

4(vvv)	1-12833 Form 10-Q (Quarter ended March 31, 2011) (filed April 29, 2011)	4(f)	—	Junior Lien Pledge Agreement, dated as of April 25, 2011, from Energy Future Intermediate Holding Company LLC, as pledgor, to The Bank of New York Mellon Trust Company, N.A., as collateral trustee.

4(www)	1-12833 Form 8-K (filed February 7, 2012)	4.2	—
Registration Rights Agreement, dated February 6, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the initial purchasers named therein, relating to 11.750% Senior Secured Second Lien Notes due 2022.

4(xxx)	1-12833 Form 8-K (filed February 29, 2012)	4.2	—
Registration Rights Agreement, dated February 28, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the initial purchasers named therein, relating to 11.750% Senior Secured Second Lien Notes due 2022.

4(yyy)	1-12833 Form 8-K (filed August 17, 2012)	4.3	—	Registration Rights Agreement, dated August 14, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the initial purchasers named therein.

4(zzz)	1-12833 Form 8-K (filed October 24, 2012)	4.2	—	Registration Rights Agreement, dated October 23, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the initial purchasers named therein.

4(aaaa)	1-12833 Form 8-K (filed December 5, 2012)	4.2	—	Registration Rights Agreement, dated as of December 5, 2012, among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc. and the exchange holders named therein.

(10)	Material Contracts

	Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	1-12833 Form 8-K (filed May 23, 2005)	10.6	—	Energy Future Holdings Corp. Executive Change in Control Policy effective May 20, 2005.

10(b)	333-153529 Amendment No. 2 to Form S-4 (filed December 23, 2008)	10(p)	—	Amendment to the Energy Future Holdings Corp. Executive Change in Control Policy, dated December 23, 2008.

10(c)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(e)	—	Amendment to the Energy Future Holdings Corp. Executive Change in Control Policy, dated December 20, 2010.

10(d)	1-12833 Form 8-K (filed May 23, 2005)	10.7	—	Energy Future Holdings Corp. 2005 Executive Severance Plan and Summary Plan Description.

10(e)	333-153529 Amendment No. 2 to Form S-4 (filed December 23, 2008)	10(n)	—	Amendment to the Energy Future Holdings Corp. 2005 Executive Severance Plan and Summary Plan Description, dated December 23, 2008.

10(f)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(f)	—	Amendment to the Energy Future Holdings Corp. 2005 Executive Severance Plan and Summary Plan Description, dated December 10, 2010.

Exhibits	Previously Filed* With File Number	As Exhibit

10(g)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(a)	—	2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its affiliates.

10(h)	1-12833 Form 10-K (2009) (filed February 19, 2010)	10(ii)	—	Amendment No. 1 to the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, dated July 14, 2009, effective as of December 23, 2008.

10(i)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(i)	—	EFH Executive Annual Incentive Plan, effective as of January 1, 2010.

10(j)	1-12833 Form 10-K (2008) (filed March 3, 2009)	10(q)	—	EFH Second Supplemental Retirement Plan, effective as of October 10, 2007.

10(k)	1-12833 Form 10-K (2009) (filed February 19, 2010)	10(ee)	—	Amendment to EFH Second Supplemental Retirement Plan, dated July 31, 2009.

10(l)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(l)	—	Second Amendment to EFH Second Supplemental Retirement Plan, dated April 9, 2010 with effect as of January 1, 2010.

10(m)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(m)	—	Third Amendment to EFH Second Supplemental Retirement Plan, dated April 21, 2010 with effect as of January 1, 2010.

10(n)	1-12833 Form 10-K (2011) (filed February 21, 2012)	10(n)	—	Fourth Amendment to EFH Second Supplemental Retirement Plan, dated June 17, 2011.

10(o)	1-12833 Form 10-K (2009) (filed February 19, 2010)	10(dd)	—	EFH Salary Deferral Program, effective January 1, 2010.

10(p)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(o)	—	Amendment to EFH Salary Deferral Program, effective January 20, 2011.

10(q)	1-12833 Form 10-K (2011) (filed February 21, 2012)	10(q)	—	Second Amendment to EFH Salary Deferral Program, dated June 17, 2011.

10(r)	1-12833 Form 10-Q (Quarter ended September 30, 2012) (filed October 30, 2012)	10(a)	—	Third Amendment to the EFH Salary Deferral Program, effective September 20, 2012.

10(s)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(b)	—	Registration Rights Agreement, dated October 10, 2007, among Texas Energy Future Holdings Limited Partnership, Energy Future Holdings Corp. and the stockholders party thereto.

10(t)	1-12833 Form 10-Q (Quarter ended March 31, 2008) (filed May 15, 2008)	10(a)	—	Form of Stockholder’s Agreement (for Directors) among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership and the stockholder party thereto.

10(u)	1-12833 Form 10-Q (Quarter ended March 31, 2008) (filed May 15, 2008)	10(b)	—	Form of Sale Participation Agreement (for Directors) between Texas Energy Future Holdings Limited Partnership and the stockholder party hereto.

10(v)	1-12833 Form 10-Q (Quarter ended June 30, 2008) (filed August 14, 2008)	10(f)	—	Form of Management Stockholder’s Agreement (For Executive Officers) among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership and the stockholder party thereto.

Exhibits	Previously Filed* With File Number	As Exhibit
10(w)	1-12833 Form 10-Q (Quarter ended June 30, 2008) (filed August 14, 2008)	10(g)	—	Form of Sale Participation Agreement (For Executive Officers) between Texas Energy Future Holdings Limited Partnership and the stockholder party thereto.

10(x)	1-12833 Form 10-K (2009) (filed February 19, 2010)	10(m)	—	Form of Amended and Restated Non-Qualified Stock Option Agreement (For Executive Officers) between Energy Future Holdings Corp. and the optionee thereto.

10(y)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(i)	—	Form of Restricted Stock Unit Agreement between Energy Future Holdings Corp. and the stockholder party thereto.

10(z)	1-12833 Form 10-K (2011) (filed February 21, 2012)	10(y)	—	EFH Corp. Retention Award Plan (For Key Employees), effective December 20, 2011.

10(aa)	1-12833 Form 10-K (2011) (filed February 21, 2012)	10(z)	—	Form of Participation Agreement (For Key Employees) between Energy Future Holdings Corp. and the participant party thereto.

10(bb)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(f)	—	Energy Future Holdings Corp. Non-Employee Director Compensation Arrangements.

10(cc)	1-12833 Form 10-K (2011) (filed February 21, 2012)	10(bb)	—	Second Amended and Restated Consulting Agreement, dated January 1, 2012, between Energy Future Holdings Corp. and Donald L. Evans.

10(dd)			—	Amended and Restated Employment Agreement, dated effective December 26, 2012, between Energy Future Holdings Corp. and John Young.

10(ee)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(r)	—	Management Stockholder’s Agreement, dated February 1, 2008, among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership and John Young.

10(ff)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(s)	—	Sale Participation Agreement, dated February 1, 2008, between Texas Energy Future Holdings Limited Partnership and John F. Young.

10(gg)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(b)	—	Amended and Restated Employment Agreement, dated October 17, 2011, among EFH Corporate Services Company, Energy Future Holdings Corp. and Paul M. Keglevic.

10(hh)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(ee)	—	Deferred Share Agreement, dated July 1, 2008, between Energy Future Holdings Corp. and Paul Keglevic.

10(ii)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(h)	—	First Amendment to Deferred Share Agreement, dated October 17, 2011, between Energy Future Holdings Corp. and Paul Keglevic.

10(jj)	1-12833 Form 10-Q (Quarter ended June 30, 2012) (filed July 31, 2012)	10(a)	—	Second Amendment to Deferred Share Agreement, dated July 25, 2012, between Energy Future Holdings Corp. and Paul M. Keglevic.

10(kk)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(e)	—	Amended and Restated Employment Agreement, dated October 17, 2011, among Luminant Holding Company LLC, Energy Future Holdings Corp. and David A. Campbell.

Exhibits	Previously Filed* With File Number	As Exhibit

10(ll)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(y)	—
Additional Payment Agreement, dated October 10, 2007, among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership, Texas Competitive Electric Holdings Company LLC and David Campbell.

10(mm)	1-12833 Form 10-K (2010) (filed February 18, 2011)	10(hh)	—	Deferred Share Agreement, dated May 20, 2008, between Energy Future Holdings Corp. and David Campbell.

10(nn)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(d)	—	Amended and Restated Employment Agreement, dated October 17, 2011, among TXU Retail Company LLC, Energy Future Holdings Corp. and James A. Burke.

10(oo)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(ff)	—
Additional Payment Agreement, dated October 10, 2007, among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership, Texas Competitive Electric Holdings Company LLC and James Burke.

10(pp)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(nn)	—	Deferred Share Agreement, dated October 9, 2007, between Texas Energy Future Holdings Limited Partnership and James Burke.

10(qq)			—	Amended and Restated Employment Agreement, dated effective January 1, 2013, among Luminant Holding Company LLC, Energy Future Holdings Corp. and Mark Allen McFarland.

10(rr)			—	Not used.

10(ss)	1-12833 Form 10-Q (Quarter ended September 30, 2011) (filed October 28, 2011)	10(g)	—	Employment Agreement, dated October 17, 2011, among EFH Corporate Services Company, Energy Future Holdings Corp., and John D. O'Brien, Jr.

10(tt)	1-12833 Form 10-Q (Quarter ended March 31, 2012) (filed May 1, 2012)	10(a)	—	Employment Agreement, dated April 27, 2012, among EFH Corporate Services Company, Energy Future Holdings Corp., and Stacey H. Doré.

10(uu)	1-12833 Form 10-Q (Quarter ended March 31, 2012) (filed May 1, 2012)	10(b)	—	Employment Agreement, dated April 27, 2012, among EFH Corporate Services Company, Energy Future Holdings Corp., and Carrie L. Kirby.

Credit Agreements and Related Agreements

10(vv)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—
Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank N.A., as fronting banks for letters of credit issued thereunder.

10(ww)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—
Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Exhibits	Previously Filed* With File Number	As Exhibit
10(xx)	333-171253 Post-Effective Amendment #1 to Form S-4 (filed February 7, 2011)	10(rr)	—
$24,500,000,000 Credit Agreement, dated October 10, 2007, among Energy Future Competitive Holdings Company; Texas Competitive Electric Holdings Company LLC, as the borrower; the several lenders from time to time parties thereto; Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer; Goldman Sachs Credit Partners L.P., as posting agent, posting syndication agent and posting documentation agent; JPMorgan Chase Bank, N.A., as syndication agent and revolving letter of credit issuer; Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners; Goldman Sachs Credit Partners L.P., as posting lead arranger and bookrunner; Credit Suisse, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Morgan Stanley Senior Funding, Inc., as co-documentation agents; and J. Aron & Company, as posting calculation agent.

10(yy)	1-12833 Form 8-K (filed August 10, 2009)	10.1	—	Amendment No. 1, dated August 7, 2009, to the $24,500,000,000 Credit Agreement.

10(zz)	1-12833 Form 8-K (filed April 20, 2011)	10.1	—	Amendment No. 2, dated April 7, 2011, to the $24,500,000,000 Credit Agreement.

10(aaa)	1-12833 Form 8-K (filed January 7, 2013)	10.1	—	December 2012 Extension Amendment, dated January 4, 2013, to the $24,500,000,000 Credit Agreement.

10(bbb)	1-12833 Form 8-K (filed January 7, 2013)	10.2	—	Incremental Amendment No. 1, dated January 4, 2013, to the $24,500,000,000 Credit Agreement.

10(ccc)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(ss)	—
Guarantee, dated October 10, 2007, by the guarantors party thereto in favor of Citibank, N.A., as collateral agent for the benefit of the secured parties under the $24,500,000,000 Credit Agreement, dated October 10, 2007.

10(ddd)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(vv)	—
Form of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as beneficiary.

10(eee)	1-12833 Form 10-Q (Quarter ended March 31, 2011) (filed April 29, 2011)	10(b)	—
Form of First Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as Beneficiary.

10(fff)	1-12833 Form 8-K (filed August 10, 2009)	10.2	—
Amended and Restated Collateral Agency and Intercreditor Agreement, dated October 10, 2007, as amended and restated as of August 7, 2009, among Energy Future Competitive Holdings Company; Texas Competitive Electric Holdings Company LLC; the subsidiary guarantors party thereto; Citibank, N.A., as administrative agent and collateral agent; Credit Suisse Energy LLC, J. Aron & Company, Morgan Stanley Capital Group Inc., Citigroup Energy Inc., each as a secured hedge counterparty; and any other person that becomes a secured party pursuant thereto.

10(ggg)	1-12833 Form 8-K (filed August 10, 2009)	10.3	—
Amended and Restated Security Agreement, dated October 10, 2007, as amended and restated as of August 7, 2009, among Texas Competitive Electric Holdings Company LLC, the subsidiary grantors party thereto, and Citibank, N.A., as collateral agent for the benefit of the first lien secured parties, including the secured parties under the $24,500,000,000 Credit Agreement, dated October 10, 2007.

Exhibits	Previously Filed* With File Number	As Exhibit
10(hhh)	1-12833 Form 8-K (filed August 10, 2009)	10.4	—
Amended and Restated Pledge Agreement, dated October 10, 2007, as amended and restated as of August 7, 2009, among Energy Future Competitive Holdings Company, Texas Competitive Electric Holdings Company LLC, the subsidiary pledgors party thereto, and Citibank, N.A., as collateral agent for the benefit first lien secured parties, including the secured parties under the $24,500,000,000 Credit Agreement, dated October 10, 2007.

10(iii)	1-12833 Form 8-K filed November 20, 2009)	4.3	—
Pledge Agreement, dated November 16, 2009, made by Energy Future Intermediate Holding Company LLC and the additional pledgers to The Bank of New York Mellon Trust Company, N.A., as collateral trustee for the holders of parity lien obligations.

10(jjj)	1-12833 Form 8-K (filed November 20, 2009)	4.4	—
Collateral Trust Agreement, dated November 16, 2009, among Energy Future Intermediate Holding Company LLC, The Bank of New York Mellon Trust Company, N.A., as first lien trustee and as collateral trustee, and the other secured debt representatives party thereto.

Other Material Contracts

10(kkk)	1-12833 Form 10-K (2003) (filed March 15, 2004)	10(qq)	—
Lease Agreement, dated February 14, 2002, between State Street Bank and Trust Company of Connecticut, National Association, an owner trustee of ZSF/Dallas Tower Trust, a Delaware grantor trust, as lessor and EFH Properties Company, as Lessee (Energy Plaza Property).

10(lll)	1-12833 Form 10-Q (Quarter ended June 30, 2007) (filed August 9, 2007)	10.1	—	First Amendment, dated June 1, 2007, to Lease Agreement, dated February 14, 2002.

10(mmm)	333-100240 Form 10-K (2004) (filed March 23, 2005)	10(i)	—
Agreement, dated March 10, 2005, between Oncor Electric Delivery Company LLC and TXU Energy Company LLC, allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery Company LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(nnn)	1-12833 Form 10-K (2006) (filed March 2, 2007)	10(iii)	—
Amended and Restated Transaction Confirmation by Generation Development Company LLC, dated February 2007 (subsequently assigned to Texas Competitive Electric Holdings Company LLC on October 10, 2007) (confidential treatment has been requested for portions of this exhibit).

10(ooo)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(ppp)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(qqq)	333-100240 Form 10-K (2010) (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

10(rrr)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(sss)	—	ISDA Master Agreement, dated October 25, 2007, between Texas Competitive Electric Holdings Company LLC and Goldman Sachs Capital Markets, L.P.

10(sss)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(ttt)	—	Schedule to the ISDA Master Agreement, dated October 25, 2007, between Texas Competitive Electric Holdings Company LLC and Goldman Sachs Capital Markets, L.P.

10(ttt)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(uuu)	—	Form of Confirmation between Texas Competitive Electric Holdings Company LLC and Goldman Sachs Capital Markets, L.P.

Exhibits	Previously Filed* With File Number	As Exhibit
10(uuu)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(vvv)	—	ISDA Master Agreement, dated October 29, 2007, between Texas Competitive Electric Holdings Company LLC and Credit Suisse International.

10(vvv)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(www)	—	Schedule to the ISDA Master Agreement, dated October 29, 2007, between Texas Competitive Electric Holdings Company LLC and Credit Suisse International.

10(www)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(xxx)	—	Form of Confirmation between Texas Competitive Electric Holdings Company LLC and Credit Suisse International.

10(xxx)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(yyy)	—
Management Agreement, dated October 10, 2007, among Energy Future Holdings Corp., Texas Energy Future Holdings Limited Partnership, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co. and Lehman Brothers Inc.

10(yyy)	1-12833 Form 10-K (2007) (filed March 31, 2008)	10(cccc)	—
Indemnification Agreement, dated October 10, 2007, among Texas Energy Future Holdings Limited Partnership, Energy Future Holdings Corp., Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. and Goldman, Sachs & Co.

10(zzz)	1-12833 Form 10-Q (Quarter ended September 30, 2008) (filed November 6, 2008)	10(g)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Holdings Company LLC, dated November 5, 2008.

10(aaaa)	333-100240 Form 10-K (2008) (filed March 3, 2009)	3(c)	—	Amendment No. 1, dated February 18, 2009, to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery LLC.

10(bbbb)	333-100240 Form 10-Q (Quarter ended September 30, 2008) (filed November 6, 2008)	4(c)	—
Investor Rights Agreement, dated November 5, 2008, among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(cccc)	333-100240 Form 10-Q (Quarter ended September 30, 2008) (filed November 6, 2008)	4(d)	—
Registration Rights Agreement, dated November 5, 2008, among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(dddd)	333-100240 Form 10-Q (Quarter ended September 30, 2008) (filed November 6, 2008)	10(b)	—
Amended and Restated Tax Sharing Agreement, dated November 5, 2008, among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC, Energy Future Intermediate Holding Company LLC and Energy Future Holdings Corp.

10(eeee)	1-12833 Form 10-Q (Quarter ended September 30, 2012) (filed October 30, 2012)	10(b)	—	Federal and State Income Tax Allocation Agreement, effective January 1, 2010, by and among members of the Energy Future Holdings Corp. consolidated group.

10(ffff)	1-12833 Form 8-K (filed December 6, 2012)	10.1	—
First Lien Trade Receivables Financing Agreement, dated as of November 30, 2012, among TXU Energy Receivables Company LLC, as Borrower, TXU Energy Retail Company LLC, as Collection Agent, certain Investors, CitiBank, N.A., as the Initial Bank, and CitiBank, N.A., as Administrative Agent and as a Group Managing Agent.

Exhibits	Previously Filed* With File Number	As Exhibit
10(gggg)	1-12833 Form 8-K (filed December 6, 2012)	10.2	—
Trade Receivables Sale Agreement, dated as of November 30, 2012, among TXU Energy Retail Company LLC, as Originator, as Collection Agent and as Originator Agent and TXU Energy Receivables Company LLC, as Buyer, and Energy Future Holdings Corp.

(12)	Statement Regarding Computation of Ratios

12(a)			—	Computation of Ratio of Earnings to Fixed Charges.

(21)	Subsidiaries of the Registrant

21(a)			—	Subsidiaries of Energy Future Holdings Corp.

(23)	Consent of Experts

23(a)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm, relating to the consolidated financial statements of Energy Future Holdings Corp.

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm, relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC

31	Rule 13a - 14(a)/15d-14(a) Certifications

31(a)			—	Certification of John F. Young, principal executive officer of Energy Future Holdings Corp., pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31(b)			—	Certification of Paul M. Keglevic, principal financial officer of Energy Future Holdings Corp., pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Section 1350 Certifications

32(a)			—	Certification of John F. Young, principal executive officer of Energy Future Holdings Corp., pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32(b)			—
Certification of Paul M. Keglevic, principal financial officer of Energy Future Holdings Corp., pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(95)	Mine Safety Disclosures

95(a)			—	Mine Safety Disclosures

(99)	Additional Exhibits

99(a)	33-55408 Post-Effective Amendment No. 1 to Form S-3 (filed July, 1993)	99(b)	—	Amended Agreement dated January 30, 1990, between Energy Future Competitive Holdings Company and Tex-La Electric Cooperative of Texas, Inc.

99(b)			—	Energy Future Holdings Corp. Consolidated Adjusted EBITDA reconciliation for the years ended December 31, 2012 and 2011.

99(c)			—	Texas Competitive Electric Holdings Company LLC Consolidated Adjusted EBITDA reconciliation for the years ended December 31, 2012 and 2011.

99(d)			—	Energy Future Intermediate Holding Company LLC Consolidated Adjusted EBITDA reconciliation for the years ended December 31, 2012 and 2011.

Exhibits	Previously Filed* With File Number	As Exhibit
99(e)			—	Oncor Electric Delivery Holdings Company LLC financial statements presented pursuant to Rules 3–09 and 3–16 of Regulation S–X.

XBRL Data Files

101.INS			—	XBRL Instance Document

101.SCH			—	XBRL Taxonomy Extension Schema Document

101.CAL			—	XBRL Taxonomy Extension Calculation Document

101.DEF			—	XBRL Taxonomy Extension Definition Document

101.LAB			—	XBRL Taxonomy Extension Labels Document

101.PRE			—	XBRL Taxonomy Extension Presentation Document
____________

*	Incorporated herein by reference

**
Certain instruments defining the rights of holders of long-term debt of the Company’s subsidiaries included in the financial statements filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees, upon request of the SEC, to furnish a copy of any such omitted instrument.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Energy Future Holdings Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.
Date:	February 19, 2013	By	/s/ JOHN F. YOUNG
(John F. Young, President and Chief Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of Energy Future Holdings Corp. and in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN F. YOUNG	Principal Executive	February 19, 2013
(John F. Young, President and Chief Executive Officer)	Officer and Director

/s/ PAUL M. KEGLEVIC	Principal Financial Officer	February 19, 2013
(Paul M. Keglevic, Executive Vice President and Chief Financial Officer)

/s/ STANLEY J. SZLAUDERBACH	Principal Accounting Officer	February 19, 2013
(Stanley J. Szlauderbach, Senior Vice President and Controller)

/s/ DONALD L. EVANS	Director	February 19, 2013
(Donald L. Evans, Chairman of the Board)

/s/ ARCILIA C. ACOSTA	Director	February 19, 2013
(Arcilia C. Acosta)

/s/ DAVID BONDERMAN	Director	February 19, 2013
(David Bonderman)

/s/ THOMAS D. FERGUSON	Director	February 19, 2013
(Thomas D. Ferguson)

/s/ BRANDON A. FREIMAN	Director	February 19, 2013
(Brandon A. Freiman)

/s/ SCOTT LEBOVITZ	Director	February 19, 2013
(Scott Lebovitz)

/s/ MARC S LIPSCHULTZ	Director	February 19, 2013
(Marc S. Lipschultz)

/s/ MICHAEL MACDOUGALL	Director	February 19, 2013
(Michael MacDougall)

/s/ KENNETH PONTARELLI	Director	February 19, 2013
(Kenneth Pontarelli)

/s/ WILLIAM K. REILLY	Director	February 19, 2013
(William K. Reilly)

/s/ JONATHAN D. SMIDT	Director	February 19, 2013
(Jonathan D. Smidt)

/s/ KNEELAND YOUNGBLOOD	Director	February 19, 2013
(Kneeland Youngblood)

Exhibit 4(uuu)

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of January 30, 2013, among Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (“EFIH Finance” and, together with EFIH, the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of December 5, 2012 (the “Base Indenture”), providing for the issuance of $1,144,770,000 aggregate principal amount of 11.25%/12.25% Senior Toggle Notes due 2018 (the “Initial Toggle Notes”), a First Supplemental Indenture, dated as of December 19, 2012 (the “First Supplemental Indenture”), providing for the issuance of $159,032,000 aggregate principal amount of 11.25%/12.25% Senior Toggle Notes due 2018 (the “December 2012 Additional Toggle Notes”), and a Second Supplemental Indenture, dated as of January 29, 2013 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of $63,930,000 aggregate principal amount of 11.25%/12.25% Senior Toggle Notes due 2018 as Additional Notes (the “January 2013 Additional Toggle Notes” and, together with the Initial Toggle Notes and the December 2012 Additional Toggle Notes, the “Existing Toggle Notes”);

WHEREAS, on December 5, 2012, the Issuer issued the Initial Toggle Notes;

WHEREAS, on December 19, 2012, the Issuer issued the December 2012 Additional Toggle Notes;

WHEREAS, on January 29, 2013, the Issuer issued the January 2013 Additional Toggle Notes;

WHEREAS, Section 2.01(d) of the Indenture provides for the issuance from time to time of Additional Notes by the Issuer;

WHEREAS, the Issuer desires to issue $24,713,000 aggregate principal amount of Additional Notes on the date hereof (the “New Toggle Notes”); WHEREAS, pursuant to the terms of the Indenture, the New Toggle Notes shall rank pari passu and be consolidated with, and form a single class with, the Existing Toggle Notes;

WHEREAS, Section 9.01(9) of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the Indenture; provided that such Additional Notes are issued in compliance with the provisions of the Indenture;

WHEREAS, there are no Guarantors under the Indenture as of the date hereof;

WHEREAS, the New Toggle Notes shall be issued in compliance with the Indenture; WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture and the Trustee has received the request of the Issuer to join with the Issuer in the execution of this Third Supplemental Indenture accompanied by a resolution of its Board of Directors authorizing the execution of this Third Supplemental Indenture and the documents referred to in the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Persons who are now or hereafter become Holders of the New Toggle Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ADDITIONAL NOTES. Pursuant to this Third Supplemental Indenture, the New Toggle Notes are hereby created and established under the Indenture, and shall constitute “Additional Notes” thereunder, and are being issued by the Issuer on the date hereof in an aggregate principal amount of $24,713,000, which shall increase the aggregate principal amount of, and shall form part of the same series as, the Existing Toggle Notes. The New Toggle Notes issued hereunder shall rank pari passu and be consolidated with and form a single class with the Existing Toggle Notes and shall have the same terms as to status, redemption or otherwise as the Existing Toggle Notes for all purposes under the Indenture, including, among other things, for purposes of waivers, amendments and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes under the Indenture, as supplemented by this Third Supplemental Indenture, shall include the New Toggle Notes. The New Toggle Notes shall be issued in global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof in substantially the form of Exhibit A hereto. The terms and provisions of the New Toggle Notes set forth in Exhibit A hereto shall constitute and are expressly made a part of this Third Supplemental Indenture.

3. MANDATORY EXCHANGE OF REGULATION S GLOBAL NOTES. New Toggle Notes issued in the form of Regulation S Global Notes (collectively, the “Initial Regulation S Global Notes”) shall bear the Temporary Regulation S Note CUSIP set forth on Exhibit A hereto until the 40th day after the date hereof. Notwithstanding the provisions of Section 2.06 of the Indenture, on or after such 40th day, at the option of the Issuer, upon instruction of the Issuer to the Trustee, beneficial interests in the Initial Regulation S Global Notes shall automatically be exchanged for beneficial interests in one or more Regulation S Global Notes bearing the Permanent Regulation S Note CUSIP set forth on Exhibit A hereto in accordance with such procedures as the Depositary shall require. Upon such exchange of beneficial interests pursuant to this Section 3, the Registrar shall reflect on its books and records the date of such exchange 3 and a decrease and increase in the principal amount of the applicable Regulation S Global Notes, equal to the principal amount of beneficial interests exchanged. Following any such exchange pursuant to this Section 3, the Initial Regulation S Global Notes shall be cancelled.

4. MANDATORY REDEMPTION. The provisions of Section 3.08 and paragraph 6 of the Notes shall apply to the New Toggle Notes.

5. NO EXCHANGE OF EXISTING NOTES REQUIRED. The execution of this Third Supplemental Indenture shall not require the exchange of or modification to the certificates representing Notes issued and outstanding prior to the date hereof.
6. GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. RATIFICATION, CONFIRMATION AND PRESERVATION OF INDENTURE. Except as expressly supplemented hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the New Toggle Notes and this Third Supplemental Indenture. Upon the execution and delivery of this Third Supplemental Indenture by the Issuer and the Trustee, this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and the Issuer, each Guarantor, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Third Supplemental Indenture (whether or not made), unless the context shall otherwise require.

8. INDENTURE AND THIRD SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Third Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together for all purposes.

9. BENEFITS OF THIRD SUPPLEMENTAL INDENTURE. Nothing in this Third Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person other than the parties hereto and thereto and each Guarantor and their respective successors hereunder and thereunder, any Paying Agent, any Registrar and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

10. SUCCESSORS. All agreements of the Issuer in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

11. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the New Toggle Notes or for or in respect of the recitals or statements contained herein or therein, all of which recitals and statements are made solely by the Issuer.

12. COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

13. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental indenture to be duly executed, all as of the date first above written.

ENERGY FUTURE INTERMEDIATE HOLDING
COMPANY LLC

By: /s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

EFIH FINANCE INC.

By: /s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By: /s/ Julie Hoffman Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

[Supplemental Indenture - Private Exchange]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Tax Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [ ]1
ISIN: [ ]
[RULE 144A] [[TEMPORARY] REGULATION S] GLOBAL NOTE

11.25%/12.25% Senior Toggle Notes due 2018

No. [R-1][S-1][TS-1]                                              [$ ]

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
EFIH FINANCE INC.

promise to pay to [ ] or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of [ ] United States Dollars ($[ ])] on December 1, 2018.

Interest Payment Dates: June 1 and December 1, commencing on June 1, 2013.

Record Dates: May 15 and November 15

[SIGNATURE PAGE FOLLOWS]

_______________
1    Rule 144A Note CUSIP: 29269Q AG2
Rule 144A Note ISIN: US29269QAG29
Permanent Regulation S Note CUSIP: U29197 AF4
Permanent Regulation S Note ISIN: USU29197AF40
Temporary Regulation S Note CUSIP: U29197 AH0
Temporary Regulation S Note ISIN: USU29197AH06 A-2

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

ENERGY FUTURE INTERMEDIATE
HOLDING COMPANY LLC

By:
Name:
Title:

EFIH FINANCE INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

[Back of Note]

This Note is one of a duly authorized series of notes of the Issuer designated as the “11.25%/12.25% Senior Toggle Notes due 2018” (the “Notes”), previously issued in an aggregate principal amount of $1,144,770,000 on December 5, 2012, in an aggregate principal amount of $159,032,000 on December 19, 2012 and in an aggregate principal amount of $63,930,000 on January 29, 2013, for a total aggregate principal amount of $1,367,732,000, and as a result of a further issuance of $24,713,000 aggregate principal amount of Notes on January 30, 2013, now issued in an aggregate principal amount of $1,392,445,000 under the Indenture referred to below.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (collectively, the “Issuer”), promise to pay interest on the principal amount of this Note at a rate per annum set forth below from December 5, 2012 until maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Issuer will pay interest (including Additional Interest, if any) semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2013, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) without interest accruing on the amount then so payable from such day that is not a Business Day until such Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 5, 2012. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (including Additional Interest, if any)(without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Cash Interest on the Notes will accrue at a rate of 11.25% per annum and be payable in cash. PIK Interest on the Notes will accrue at a rate of 12.25% per annum and be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) (or, if necessary, pursuant to the requirements of DTC or otherwise, to authenticate new global Notes executed by the Issuer with such increased principal amounts) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest A-4 in respect of 50% of the principal amount of the Notes held by such Holder on the relevant Record Date and PIK Interest in respect of 50% of the principal amount of the Notes held by such Holder on the relevant Record Date. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on December 1, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

(2) METHOD OF PAYMENT. For any interest payment period ending prior to June 1, 2016, the Issuer may, at its option elect to pay interest on the Notes:

(i) entirely in cash (“Cash Interest”);

(ii) entirely by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); or

(iii) on 50% of the outstanding principal amount of the Notes in cash and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of such interest period; provided that the interest payment with respect to the first interest period shall be payable entirely in PIK Interest, and the Issuer shall not be required to deliver a notice to the Trustee with respect to the election for such first interest period. The Trustee shall promptly deliver a corresponding notice to the Holder of this Note. In the absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period. Beginning with the June 1, 2016 Interest Payment Date, the Issuer will make all interest payments on this Note entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under Sections 3.07, 4.10 and 4.14 of the Indenture shall be made solely in cash.

The Issuer will pay Cash Interest on the Notes (including Additional Interest, if any) to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of Cash Interest (including Additional Interest, if any) may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and premium, if any, and interest (including Additional Interest, if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of December 5, 2012, as supplemented by a First Supplemental Indenture, dated as of December 19, 2012, a Second Supplemental Indenture, dated as of January 29, 2013, and a Third Supplemental Indenture, dated as of January 30, 2013, each between the Issuer and the Trustee (as so supplemented, the “Indenture”). This Note is one of a duly authorized issue of notes of the Issuer designated as its 11.25%/12.25% Senior Toggle Notes due 2018 (the “Notes”). The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth below, the Issuer will not be entitled to redeem Notes at its option prior to December 1, 2014.

(b) At any time prior to December 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Notes or otherwise delivered in accordance with procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest (including Additional Interest, if any) to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c) From and after December 1, 2014, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Notes, or otherwise delivered in accordance with the procedures of DTC, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest (including Additional Interest, if any) to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2014	105.6250%
2015	105.6250%
2016 and thereafter	102.8125%

(d) Prior to December 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of all Notes at a redemption price equal to 111.25% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the original aggregate principal amount of Initial Notes and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offerings may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(e) If the Issuer redeems less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under Section 3.02 of the Indenture.

(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) MANDATORY REDEMPTION. Except as set forth below, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date (each, an “AHYDO Redemption Date”), the Issuer will be required to redeem for cash a portion of the then outstanding Notes equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of the Notes redeemed pursuant to any Mandatory Principal Redemption will be 100% of the aggregate principal amount of such portion of the Notes to be redeemed plus any accrued interest thereon (including Additional Interest, if any) on the date of the redemption. “Mandatory Principal Redemption Amount” means, as of each AHYDO Redemption Date, the portion of the Notes required to be redeemed at such date to prevent the Notes from being treated as “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Issuer's obligation to make any Mandatory Principal Redemption with respect to the Notes that remain outstanding on such AHYDO Redemption Date.

(7) NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed or delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 A-10 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(8) OFFERS TO REPURCHASE.

(a) If a Change of Control or EFIH/EFH Merger occurs, the Issuer shall make an offer (in the case of a Change of Control, a “Change of Control Offer”; and, in the case of an EFIH/EFH Merger, an “EFIH/EFH Merger Offer”) to each Holder to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any) to the date of purchase (in the case of a Change of Control, the “Change of Control Payment”; and, in the case of an EFIH/EFH Merger, the “EFIH/EFH Merger Payment”), subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer or EFIH/EFH Merger Offer, as applicable, shall be made in accordance with Section 4.14 of the Indenture.

(b) If EFIH or any of its Restricted Subsidiaries consummates an Asset Sale (other an Asset Sale of Collateral or Other Oncor Assets), within 10 Business Days of each date that the aggregate amount of Excess Proceeds exceeds $200.0 million, EFIH shall make an offer to all Holders of the Notes, and if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes, and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, EFIH may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or such Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Notes and such Senior Indebtedness will be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered.

(c) EFIH may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale (other than an Asset Sale of Collateral or other Oncor-related Assets); provided that such Asset Sale Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

(d) If EFIH or any of its Restricted Subsidiaries consummates an Asset Sale of Collateral or other Oncor-related Assets and a Collateral Asset Sales Offer, or sequential Collateral Asset Sales Offers to holders of Senior Lien Debt and Junior Lien Debt, EFIH or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any of any other unsecured Senior Indebtedness of EFIH, to the holders of such other unsecured Senior Indebtedness (a “Collateral Asset Sale Excess Proceeds Offer”) to A-10 purchase the maximum aggregate principal amount of such unsecured Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Offer Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the date fixed for the closing of such offer, in accordance with the terms and procedures set forth in this Indenture and the other applicable indentures or agreements.

(e) The Issuer (and, if applicable, EFH Corp.) may, at its option, make a Collateral Asset Sale Excess Proceeds Offer using proceeds from any Asset Sale of Collateral or other Oncor-related Assets at any time after consummation of such Asset Sale of Collateral; provided that such Collateral Asset Sale Excess Proceeds Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of such Collateral Asset Sale Excess Proceeds Offer, any Net Proceeds not required to be used to purchase the Notes and such unsecured Senior Indebtedness shall not be deemed Collateral Offer Excess Proceeds and EFIH and its Restricted Subsidiaries may use any remaining Net Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Required Holders of at least 30% in aggregate principal amount of the then outstanding Required Debt may declare the principal of and premium, if any, interest (including Additional Interest, if any) and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all principal of, and premium, if any, interest (including Additional Interest, if any) and any other monetary obligations on, all the then outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Required Holders of a majority in aggregate principal amount of the then outstanding Required Debt may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest (including Additional Interest, if any)) if it determines that withholding notice is in their interest. The Required Holders of a majority in aggregate principal amount of the then outstanding Required Debt by notice to the Trustee may on behalf of the Required Holders of all of the Required Debt waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, or premium, if any, or interest (including Additional Interest, if any) on, any of the Notes held by a non-consenting Holder. EFIH is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and EFIH is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action EFIH proposes to take with respect thereto.

(13) AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

(14) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of December 5, 2012, among the Issuer and the other parties named on the signature pages thereof (the “Registration Rights Agreement”), including the right to receive Additional Interest, if any (as defined in the Registration Rights Agreement).

(15) GOVERNING LAW. THE INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(16) CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Energy Future Intermediate Holding Company LLC
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411
Facsimile No.: (214) 812-6032
Attention: General Counsel
and
Facsimile No.: (214) 812-4097
Attention: Treasurer

and

EFIH Finance Inc.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411
Facsimile No.: (214) 812-6032
Attention: General Counsel
or
Facsimile No.: (214) 812-4097
Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:___________________________________________________
(Insert assignee's legal name)

______________________________________________________________________________________________________
Insert assignee's Soc. Sec. or tax I.D. no.)

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________
(Print or type assignee's name, address and zip code)

and irrevocably appoint _________________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:_______________
Your Signature____________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*_______________

_______________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10(d), 4.10(f) or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10(d)    ☐ Section 4.10(f)    ☐ Section 4.14
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10(d), 4.10(f) or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$___________
Date:____________
Your Signature____________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:_______________________________
Signature Guarantee *____________________

_______________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[ ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following each decrease or increase	Signature of authorized officer of Trustee or Custodian

Exhibit 10(dd)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated December 27, 2012 is made by and between ENERGY FUTURE HOLDINGS CORP. (the "Company") and JOHN YOUNG ("Executive") (individually, each a "Party" and collectively, the "Parties").
WITNESSETH

WHEREAS, the Parties previously entered into an employment agreement dated January 6, 2008 and effective January 31, 2008 ("Original Effective Date") and most recently amended and restated effective July 1, 2011; and

WHEREAS, the Parties desire to amend and restate the employment agreement, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement, as restated, and Executive's employment hereunder shall be effective as of December 26, 2012 ("Effective Date") and shall end as of 11:59:59 P.M. on June 30, 2015 (the "Initial Term"). Subject to the provisions of Section 7 of this Agreement, this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a "Renewal Term"), unless, the Company or Executive provides the other Party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2.Position and Duties.

(a)During the Employment Term, Executive shall serve as Chief Executive Officer (“CEO”) of the Company. Executive shall also serve as a member of the board of directors of the Company (as used herein, the term “Board” shall mean the board of directors of the Company or a committee designated by such board), without additional compensation. In such position, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the Board, which duties, authority and responsibilities shall be customary for Executive's position in a business of similar size, type and nature to that of the Company. Executive shall be the senior most executive officer of the Company and shall report to the Board with respect to his responsibilities to the Company.

(b)During the Employment Term, Executive will devote Executive's full business time and best efforts to performance of the duties described in Section 2(a) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, directly or indirectly, with performance of Executive's duties; provided, however, that nothing herein shall preclude Executive from participating in civic and charitable activities and boards and from serving on the outside board of directors of one other company and, subject to the prior approval of the Board which approval shall not be unreasonably withheld, from accepting appointment to or continuing to serve on such additional boards of directors or trustees of any other business or corporation; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

3.Base Salary. From the Effective Date and during the remainder of the Employment Term, the Company shall pay Executive a base salary of $1,350,000 annually, payable in regular installments in accordance with the Company's usual payment practices. Executive may be entitled to increases in his base salary in the sole discretion of the Board, which shall make such determinations following its annual review process for executives. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.Annual Bonus. Beginning January 1, 2013 and with respect to each fiscal year during the remainder of the Employment Term, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) pursuant to the terms and conditions of the EFH Executive Annual Incentive Plan (“AIP”) of 125% of Base Salary (“Target Award”). The amount of the Annual Bonus shall be based upon the achievement of annual business performance targets and Executive's individual performance, both as approved by the Board; provided, however, if the Company and/or Executive achieve superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award constituting 200% of his Target Award. Each Annual Bonus, if any, shall be paid to Executive within two and one-half (2½) months after the end of the applicable fiscal year.

5.Employee Benefits; Perquisites; Fringe Benefits.

(a)Welfare, Savings and Retirement Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's group health, life, disability, and all tax qualified and nonqualified benefit plans, as in effect from time to time (collectively "Employee Benefits"), on a basis which is no less favorable than is offered to other members of the Strategy and Policy Committee, to the extent consistent with applicable law and the terms of the applicable plans.

(b)Fringe Benefits; Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company (including, without limitation, the Company's payment on behalf of Executive of monthly dues of a country club selected by Executive) to the extent the Company provides similar benefits or perquisites (or both) to other members of the Strategy and Policy Committee and Executive is otherwise eligible to participate.

(c)At the beginning of each calendar year during the Employment Term, Executive shall be entitled to the greater of: five (5) weeks of paid vacation, or the maximum number of days Executive is entitled to under the Company's vacation or paid time off policy, as applicable. Executive shall be entitled to carry over up to five (5) days of unused vacation from one calendar year to the next; provided that, any carryover vacation days not used in the next calendar year shall be forfeited. Executive shall also be entitled to paid sick leave benefits in accordance with those provided to other similarly situated executives during the Employment Term.

(d)Executive shall be entitled to the additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

6.Business Expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, provided claims for reimbursement are submitted timely and with appropriate supporting documentation.

7.Termination. Executive's employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either Party will be required to give the other Party at least sixty (60) days advance written notice of termination of Executive's employment. Notwithstanding the foregoing, the Company may, in lieu of providing sixty (60) days advance written notice of termination, immediately terminate Executive's employment for Cause; provided, that, the Company provides Executive with the compensation and benefits then in effect at the time of such termination to which Executive would have been entitled had he continued employment with the Company for such sixty (60) day period. The provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its Affiliates (as defined in Section 8(c) below).

(a)By the Company for Cause or by Executive Due to Voluntary Resignation without Good Reason.

(i)Executive's employment may be terminated by the Company for Cause (as defined below) or by Executive's voluntary resignation without Good Reason (as defined below) and, in either case, Executive shall be entitled to receive:

(A)within six (6) calendar days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;

(B)in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company), any accrued but unpaid Annual Bonus earned for any previously completed fiscal year;

(C)within sixty (60) days of Executive's claim for reimbursement, payment for any unreimbursed business expenses properly incurred by Executive in accordance with the Company's policies prior to the date of Executive's termination; provided that claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to the Company within ninety (90) days following the date of Executive's termination of employment;
(D)Employee Benefits and equity compensation, if any, as to which Executive may be entitled under the employee benefit plans of the Company and its Affiliates or any agreement between the Company (and/or its Affiliates) and Executive; and

(E)any amounts payable or that may become payable pursuant to Section 7(g) and/or Section 9(g) (the amounts described in clauses (A) through (E) hereof being referred to as the "Accrued Rights").

Following termination of Executive's employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)For purposes of this Agreement, the terms:

(A)"Cause" shall mean (i) if, in carrying out his duties to the Company, Executive engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 8), (b) gross neglect, or (c) gross misconduct resulting in material economic harm to the Company; provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after

Executive receives from the Company written notice thereof; or (ii) Executive's conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(B)"Good Reason" shall mean, provided that Executive has not previously given the Company his written consent, (i) a reduction in Executive's Base Salary or Executive's annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company proportionately); (ii) a transfer of Executive's primary workplace by more than fifty (50) miles from the workplace on the Effective Date; (iii) a substantial adverse change in Executive's title, duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive's reporting responsibilities pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

(b)Disability or Death.

(i)Executive's employment shall terminate upon Executive's death and may be terminated by the Company if Executive has a Disability (as defined below) and, in either case, Executive or Executive's estate (as the case may be) shall be entitled to receive:

(A)the Accrued Rights;

(B)a portion of the Target Award that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, such portion to be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of Executive's termination, and the denominator of which is 365 (the "Pro-Rata Bonus"), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive's employment had not terminated; and

(C)any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)"Disability" shall mean Executive's physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive's duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive's duties or responsibilities to another individual, on account of Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a long-term disability, then Executive's employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of a Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree on a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and

Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of Disability.

(c)By the Company Without Cause; Resignation by Executive for Good Reason. Executive's employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive's resignation for Good Reason and, in either case (except as otherwise provided in Section 7(e)), Executive shall be entitled to receive:

(i)the Accrued Rights;

(ii)provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company):

(A)a lump sum payment equal to: (I) three (3) times Executive's Base Salary, and (II) the Pro-Rata Bonus, payable as soon as practicable but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; and
(B)Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company's group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) thirty (30) months from the date of termination of Executive's employment (the "Severance Period"), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage (determined on a coverage by coverage and benefit by benefit basis) under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(c)(ii)(B) when, in the absence of the benefits provided in this Section 7(c)(ii)(B), Executive would not be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and
(iii)any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or upon Executive's resignation for Good Reason, except as set forth in this Section 7(c) or otherwise provided in Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Expiration of Employment Term.

(i)In the event Executive elects not to extend the Employment Term pursuant to Section 1 and Executive's employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive's employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights. Except as set forth in this Section 7(d)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)In the event the Company elects not to extend the Employment Term pursuant to Section 1 and Executive's employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive's employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive's employment without Cause pursuant to Section 7(c) or Section 7(e), as applicable. Except as set forth in this Section 7(d)(ii) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)Change in Control. Notwithstanding any provision contained herein, if Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:

(i)the Accrued Rights;

(ii)provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), a lump sum payment equal to three (3) times the sum of Executive's annualized Base Salary and Executive's Target Award, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination;

(iii)provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company's group health plans on the same terms and conditions as active employees of the Company until the earlier of (A) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (B) until Executive is, or becomes, eligible for comparable coverage (determined on a coverage by coverage and benefit by benefit basis) under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(e)(iii) when, in the absence of the benefits provided in this Section 7(e)(iii) Executive would not be entitled to continuation coverage under Code Section 4980B, Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(iv)any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment without Cause (other than by reason of Executive's death or Disability) or upon Executive's resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in this Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other Party in accordance with Section 9(j) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g)Code Section 4999.

(i)If, by reason of, or in connection with, any transaction that occurs after the Original Effective Date, Executive would be subject to the imposition of the excise tax imposed by Code Section 4999 related to Executive's employment with the Company, whether before or after termination of Executive's employment, but the imposition of such tax could be avoided by approval of shareholders described in Code Section 280G(b)(5)(B), then Executive may ask the Company to seek such approval, in which case the Company will use its reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Code Section 4999. If Executive fails to request that the Company seek such approval, or if Executive does request that the Company seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Section 7(g)(ii) shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Code Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Code Section 4999, then the provisions of Section 7(g)(ii) shall apply without any precedent obligation of Executive to seek such approval.

(ii)Gross-Up Payment.

(A)In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any Affiliate, or one or more trusts established by the Company or any Affiliate for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B)All determinations required to be made under this Section 7(g)(ii), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the

Company (the "Accounting Firm"”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7(g)(ii), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Section 7(g)(ii)(C)). As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 7(g)(ii)(C) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).
(C)Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(g)(ii)(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D)If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 7(g)(ii), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 7(g)(ii)(C)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(g)(ii)(C), a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(E)For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Section 7(g)(ii) shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.

8.Restrictive Covenants.

(a).In consideration of the Company entering into this Agreement with Executive and hereby promising and committing itself to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:

(i).at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of the Company, the Sponsor Group, or any of their respective Affiliates, except when required to perform his duties to the Company or one of its Affiliates, or by law or judicial process, provided that Executive gives the Company reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:

General Counsel
Energy Future Holdings Corp.
1601 Bryan Street, 41st Floor
Dallas, Texas 75201
(214) 812-5153 (facsimile);

(ii).at any time during the Employment Term and for a period of twenty-four (24) months thereafter (the "Non-Compete Period"), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, the Company or any of their respective subsidiaries operates or conducts business; or

(iii).at any time during the Employment Term and for a period of twenty-four (24) months thereafter, directly or indirectly (A) solicit customers or clients of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates or otherwise solicit such customers or clients to compete with any business of the Company or any of its Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive's employment, employed by the Company or any of its Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of this Section 8(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) Section 8(a)(ii) shall not be violated by reason of any exercise of tag-along rights under the Sale Participation Agreement, by and between the Company (and related parties) and Executive (the "Sale Participation Agreement") or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.

(b).Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has had access to Confidential Information, the Parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in this Section 8, the Company's rights and remedies with respect Executive's Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder's Agreement, by and between the Company (and related parties) and Executive (the "Management Stockholder's Agreement") shall be limited to those set forth in Section 22(c) of the Management Stockholder's Agreement.

(c).For purposes of this Agreement, the terms listed below shall be defined as follows:

(i)."Affiliate" shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

(ii)."Competing Business" shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of the Company or any of its Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, the Company, or any of their respective subsidiaries operates.

(iii)."Confidential Information" shall mean information: (A) disclosed to or known by Executive as a consequence of or through his employment with the Company or any Affiliate; (B) not publicly available or not generally known outside the Company or any Affiliate; and (C) that relates to the business and/or development of the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company, or any Affiliate that gives the Company or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or any Affiliate; information regarding the Company's or any Affiliate's business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and the Company's or any Affiliate's files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during his employment with the Company or an Affiliate or learned from other employees or contractors of the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such.

(iv)."Person" shall mean "person," as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).

(v)."Restricted Group" shall mean, collectively the Company, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.

(vi)."Sponsor Group" shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.

9.Miscellaneous.

(a).Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.

(b).Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the Parties with respect to the employment of Executive by the Company and/or its Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein.

(c).No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party's rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d).Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e).Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company, provided that the assignee expressly assumes all obligations of the Company under this Agreement and all other related agreements to which Executive and the Company are parties. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f).Set Off; Mitigation. Except as otherwise provided in Section 9(o), the obligations of the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to the Company and/or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.

(g).Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, if, at the time of Executive's termination of employment, the Company has securities that are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 7 is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then, to the extent permitted by Code Section 409A, the Company will defer any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Code Section 409A), provided that amounts which do not exceed the limits set forth in Code Section 402(g)(1)(B) in the year of such termination shall be payable immediately upon termination. Any payments or benefits deferred due to such requirements will be paid in a lump sum to Executive at the end of such six (6) month period. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(g).

(h).Indemnity. The Company and its subsidiaries shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the board of directors or managers (as applicable) of any of the Company and/or its subsidiaries, to the maximum extent provided under each of the Company's and such subsidiaries' charter, certificate of formation, limited partnership agreement, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, the Company's subsidiaries (to the extent not covered under the terms of the Company's insurance policy), and each of their respective successors, shall purchase and maintain, at their own expense, directors' and officers' liability insurance providing coverage for Executive in the same amount as, and with terms no less favorable than, for members of their respective boards of directors or managers (as applicable).

(i).Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive's death before receiving all amounts and benefits due to him hereunder, such amounts shall be payable to Executive's estate or as otherwise provided under applicable benefit plans or arrangements.

(j).Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company: Energy Future Holdings Corp.
1601 Bryan Street, 41st Floor
Dallas, Texas 75201-3411
Attention: General Counsel

If to Executive: The most recent address on file with the Company

(k).Executive Representation. Executive hereby represents to the Company that his execution and delivery of this Agreement and performance of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l).Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

(m).Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

(n).Cooperation. For a period of six (6) years after his termination, Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder, provided that the Company and its Affiliates shall use reasonable efforts to avoid material interference with Executive's business or personal activities. The Company shall pay all of Executive's reasonable expenses incurred in connection with providing such cooperation.

(o).Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts he owes in relation to any travel or credit cards issued or sponsored by the Company, the energy conservation program, the appliance purchase program, or salary, bonus, vacation or other benefit overpayments, may be offset and deducted from any payments due to Executive pursuant to this Agreement.

(p).Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q).Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

(r).Return of Property. Executive agrees that if Executive's employment with the Company is terminated (for any reason), Executive shall not take with Executive, but will leave with the Company, all computers, cell phones, access cards, computer or electronic storage devices, any other Company property and all Confidential Information, work product, records, files, electronic mail, memoranda, reports, documents and other information that is the property of the Company, in whatever form (including on computer disk or any electronic storage device), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive's termination (regardless of the reason) or any time at the request of the Company. Executive acknowledges that all such items are and remain the property of the Company.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
ENERGY FUTURE HOLDINGS CORP.

By:     /s/ Donald L. Evans
Donald L. Evans
Chairman of the Board of Directors

EXECUTIVE:

/s/ John Young
John Young

Exhibit I

In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit I, subject to the terms and conditions set forth herein:

(a)Executive shall have the opportunity to earn the retention awards set forth in this Exhibit I, collectively referred to herein as the "Retention Award", subject to the terms and conditions set forth herein:

(i)Executive shall earn a long-term cash bonus award equal to 100% of the aggregate Annual Bonus amount actually earned by Executive in respect of fiscal years 2009, 2010, and 2011 (the "First Retention Award"). The First Retention Award earned by Executive shall be paid to Executive in a lump sum on September 30, 2012; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by the Company or an Affiliate thereof on September 30, 2012.

(ii)Executive shall earn an additional long-term cash bonus award in an amount between $750,000 and $1,500,000 determined by the Company's performance as indicated by the level of EFH Management EBITDA actually achieved for the fiscal year ended December 31, 2011 relative to the EFH Management EBITDA threshold and target amounts set by the Board for such fiscal year (the "Second Retention Award"). For the achievement of the threshold level of EFH Management EBITDA in respect of such year, Executive shall earn $750,000, for the achievement of at least the target level of EFH Management EBITDA in respect of such year, Executive shall earn $1,500,000 (the "Second Retention Target Award"), and for the achievement of EFH Management EBITDA in between the threshold and target levels in respect of such year, Executive shall earn an amount between $750,000 and $1,500,000 as determined by linear interpolation. The Second Retention Award, if earned, shall be paid to Executive in two equal installments on September 30, 2012 and September 30, 2013; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by the Company or an Affiliate thereof on the applicable payment date.

(iii)Executive shall earn an additional long-term cash bonus award in an amount between $1,350,000 and $2,700,000 per fiscal year determined by the Company's performance as indicated by the level of EFH Management EBITDA actually achieved for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014 relative to the EFH Management EBITDA threshold and target amounts set by the Board for each respective fiscal year (the "Third Retention Award"). For the achievement of the threshold level of EFH Management EBITDA in respect of any such year, Executive shall earn $1,350,000, for the achievement of at least the target level of EFH Management EBITDA in respect of any such year, Executive shall earn $2,700,000 (the "Third Retention Target Award"), and for the achievement of EFH Management EBITDA in between the threshold and target levels in respect of any such year, Executive shall earn an amount between $1,350,000 and $2,700,000 as determined by linear interpolation. The Third Retention Award, if earned, shall be paid to Executive in a lump sum on March 13, 2015; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by the Company or an Affiliate thereof on March 13, 2015.

(iv)The process followed by the O&C Committee in establishing the EFH Management EBITDA threshold and target amounts for purposes of the Second Retention Award and the Third Retention Award shall be consistent with the O&C Committee's prior practice.

(v)In the event Executive's employment is terminated pursuant to Section 7(b), 7(c), 7(d)(ii), or 7(e) hereof, in any case, prior to the payment date of an applicable Retention Award, Executive shall be entitled to receive the Retention Award, or a portion thereof, that Executive would otherwise have been entitled to receive pursuant to sub-paragraphs (a)(i), (a)(ii), and (a)(iii) of this Exhibit I, calculated as set forth below (the sum of such amounts referred to herein as the "Pro-Rata Retention Award"), with such Pro-Rata Retention Award payable to Executive as soon as practical but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; provided, that, in the case of a termination of employment pursuant to Section 7(c), 7(d)(ii), or 7(e), Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company).

(A)with respect to the First Retention Award, (x) 100% of the aggregate Annual Bonus amount(s) actually earned by Executive in respect of any applicable fiscal year completed prior to the date of Executive's termination, plus (y) if the termination occurs prior to January 1, 2012, 100% of the Pro-Rata Bonus amount calculated pursuant to Section 7(b)(i)(B) above (for avoidance of doubt, the First Retention Award payment shall not be based on any Annual Bonus or Pro-Rata Bonus earned by or paid to Executive with respect to fiscal year 2012); plus

(B)with respect to the Second Retention Award, (x) if the termination occurs prior to January 1, 2012, a portion of the Second Retention Award to be determined by multiplying the Second Retention Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by the Company or an Affiliate thereof in the fiscal year of Executive's termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2012, the actual earned amount of the Second Retention Award; plus

(C)with respect to the Third Retention Award, (x) if the termination occurs prior to January 1, 2015, a portion of the Third Retention Award equal to (1) the amount that would have been payable under sub-paragraph (a)(iii) of this Exhibit I for any completed fiscal year, plus (2) a portion of the Third Retention Award to be determined by multiplying the Third Retention Target Award for the year of Executive's termination by a fraction, the numerator of which is the number of days during which Executive was employed by the Company or an Affiliate thereof in the fiscal year of Executive's termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2015, the actual earned amount of the Third Retention Award.

(vi)Notwithstanding any provision of this Exhibit I to the contrary, in the event of a Change in Control, Executive's entitlement to the Retention Awards shall be determined without regard to the achievement of EFH Management EBITDA in respect of the fiscal year in which such Change in Control occurs and any subsequent year, and the amount earned by Executive shall be determined as if target level of EFH Management EBITDA were achieved for any such year, but to the extent the Retention Award is attributable to any prior fiscal year, actual EFH Management EBITDA for such prior year shall be used.

(vii)To assure payment of the Company's obligations under sub-paragraphs (a)(ii) and (a)(iii) above, the Company has obtained the issuance of an Irrevocable Standby Letter of Credit (the "LOC") for the benefit of Executive from a bank (the "Issuer") on the following terms:

(A)The LOC shall be in the amount of $9,600,000.

(B)The LOC shall expire on .

(C)The LOC shall not be transferable.

(D)Partial and multiple draws shall be permitted under the LOC. [Information Omitted.]

(viii)A copy of the LOC so issued is attached hereto as Exhibit I(A).

(ix)Any amount paid under the LOC to the United States Treasury in respect of the Company's tax account shall be credited as withheld income and payroll taxes with respect to Executive, and the Company shall properly report such amount on IRS Form W-2 issued to Executive for the applicable tax year.

(x)For purposes hereof, "EFH Management EBITDA" shall mean Energy Future Holdings Corp. consolidated EBITDA; where:

(A)"EBITDA" shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor Group and/or its Affiliates, together with such adjustments as the O&C Committee shall determine appropriate in its discretion after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer. Such adjustments will be consistent with those included in the definition of EBITDA in the Energy Future Holdings Corp. Indenture related to its 10.000% Senior Secured Notes due 2020, as such indenture is in effect on the Effective Date, to the extent considered appropriate for management compensation purposes, which will include but are not limited to, adjustments to reflect unrealized mark-to-market valuations of hedging instruments; fees and expenses relating to the Company's receivables financing facilities; the amortization of nuclear fuel costs; and any effects of adjustments in the financial statements resulting from the application of purchase accounting; but which for clarification will not include, without limitation, adjustments to reflect unrealized cost savings and planned and unplanned outages. In any event and notwithstanding anything herein to the contrary, the O&C Committee shall have the discretion to make any further adjustments to the calculation of EBITDA as it deems fair and appropriate after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer.

(B)The O&C Committee shall, fairly and appropriately, following the O&C Committee's good faith consultation with the Chief Executive Officer and/or Chief Financial Officer, adjust the calculation of EBITDA to reflect the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the O&C Committee in good faith determines require adjustment of EBITDA. The O&C Committee's determination of such adjustment shall be based on the effect of such event on the Company's consolidated financial statements.
(C)
(b)As soon as administratively practicable following the February O&C Committee meeting in 2013, provided Executive remains continuously employed by the Company or an Affiliate thereof through the grant date, Executive shall be entitled to receive on such date, a grant of 1,500,000 restricted stock units under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement, in such form and substance as attached hereto as Exhibit I(B), to be entered into by and between the Company and Executive with respect to the grant. In the event of a Change in Control prior to such grant date, the restricted stock units that would have been granted under this sub-paragraph (b) of this Exhibit I shall be issued and shall be vested immediately prior to the effective date of the Change in Control. The rights and obligations of Executive and the Company shall be governed by the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement entered into incident to such grant.

Exhibit I(A)

DATE: _______________

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

BENEFICIARY:
JOHN YOUNG
[ON RECORD WITH THE COMPANY]

APPLICANT:
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
ON BEHALF OF ENERGY FUTURE HOLDINGS CORP.
1601 BRYAN STREET, 44TH FLOOR
DALLAS, TX 75201-3411

AMOUNT:    USD 9,600,000.00 (NINE MILLION SIX HUNDRED THOUSAND AND 00/100 U.S. DOLLARS)

EXPIRY DATE:

LADIES AND GENTLEMEN:

BY ORDER OF OUR CLIENT, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC FOR THE ACCOUNT OF ENERGY FUTURE HOLDINGS CORP. (THE “ACCOUNT PARTY”), WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. (THIS “LETTER OF CREDIT”) IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF NINE MILLION SIX HUNDRED THOUSAND U.S. DOLLARS ($9,600,000.00), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER, CITICORP NORTH AMERICA, INC., 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, AND, SUBJECT TO THE FURTHER TERMS HEREOF, EXPIRES WITH OUR CLOSE OF BUSINESS ON .

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, PURPORTEDLY SIGNED BY YOU (OR YOUR SUCCESSOR(S) OR HEIR(S) AT LAW), AND OTHERWISE IN THE FORM ATTACHED HERETO AS EXHIBIT A, APPROPRIATELY COMPLETED.

FUNDS UNDER THIS LETTER OF CREDIT WILL BE AVAILABLE FOR DRAWING IN ACCORDANCE WITH THE FOLLOWING SCHEDULE; HOWEVER, IN NO EVENT SHALL THE TOTAL AMOUNT OF ALL PAYMENTS MADE UNDER THIS LETTER OF CREDIT EXCEED THE AMOUNT OF $9,600,000.00:

AVAILABILITY PERIODS		AMOUNT AVAILABLE IN U.S. DOLLARS

FROM AND INCLUDING [ ]	THROUGH AND INCLUDING [ ]	[ ]

FOR THE AVOIDANCE OF DOUBT, ANY UNUTILIZED AMOUNT IN ANY GIVEN AVAILABILITY PERIOD WILL BE CUMMULATIVELY ADDED TO THE AMOUNT AVAILABLE IN THE IMMEDIATELY SUCCEEDING AVAILABILITY PERIOD.

FURTHERMORE, THE MAXIMUM AGGREGATE AMOUNT THAT MAY BE DRAWN BY YOU DURING THE TERM OF THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY REDUCED BY THE AGGREGATE AMOUNT OF ANY PRIOR PAYMENTS MADE UNDER THIS LETTER OF CREDIT.

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED HEREUNDER. THIS LETTER OF CREDIT SHALL AUTOMATICALLY TERMINATE AFTER PAYMENT OF ANY DRAW MADE UNDER STATEMENT (B) IN THE FORM OF SIGHT DRAFT ATTACHED HERETO AS EXHIBIT A.

THIS LETTER OF CREDIT IS NOT TRANSFERABLE.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS LETTER OF CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER OUR RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED HEREIN “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY OR SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN NEW YORK CITY ARE AUTHORIZED OR REQUIRED TO CLOSE BY LAW.

PAYMENT OF DRAWINGS MADE HEREUNDER SHALL BE MADE IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:

•
SIXTY PERCENT (60%) OF EACH SUCH DRAWING SHALL BE PAYABLE PURSUANT TO BENEFICIARY'S (OR HIS SUCCESSOR(S) OR HEIR(S) AT LAW) WRITTEN WIRE INSTRUCTIONS SET FORTH IN THE APPROPRIATELY COMPLETED AND PRESENTED SIGHT DRAFT(S), AND

•	FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:

ABA REFERENCE #: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER'S TIN: 75-2669310
NAME CONTROL: ENER
EMPLOYER'S FULL NAME: ENERGY FUTURE HOLDINGS CORP.
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH DRAWING OCCURS]

THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT, 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO. __________.

VERY TRULY YOURS,

CITIBANK, N.A.
BY: JOSEPH CHESAKIS, VICE PRESIDENT

BY:     /s/ Joseph Chesakis
    AUTHORIZED SIGNATURE

EXHIBIT A TO
LETTER OF CREDIT NO. ___________
FORM OF SIGHT DRAFT

VIA OVERNIGHT MAIL

_______________, 20__

CITIBANK, N.A.
C/O CITICORP NORTH AMERICA, INC., AS SERVICER
3800 CITIBANK CENTER, BUILDING B
3RD FLOOR
TAMPA, FLORIDA 33610
ATTENTION: LETTER OF CREDIT DEPT.

RE: LETTER OF CREDIT NO. ____________

[STATE ONE OF THE FOLLOWING (A) OR (B):]

(A)    I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. _________ UNDER THE PROVISIONS OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED AS OF ____________________________ (THE “EMPLOYMENT AGREEMENT”), BETWEEN ENERGY FUTURE HOLDINGS CORP. (“EFH CORP”) AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) I REMAIN EMPLOYED BY EFH CORP, THE ACCOUNT PARTY (AS DEFINED IN IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________) OR AN AFFILIATE OF EFH CORP AND/OR THE ACCOUNT PARTY AS OF THE DATE OF THIS DRAW AND I AM ENTITLED TO THE FULL AMOUNT EARNED AND PAYABLE. I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF EFH CORP, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF EFH CORP OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.

OR

(B)    I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ UNDER THE PROVISIONS OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED AS OF ____________________________ (THE “EMPLOYMENT AGREEMENT”), BETWEEN ENERGY FUTURE HOLDINGS CORP. (“EFH CORP”) AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) MY EMPLOYMENT WAS TERMINATED PURSUANT TO SECTION 7(B), 7(C), 7(D)(II), or 7(E) OF THE EMPLOYMENT AGREEMENT PRIOR TO THE DATE OF THIS DRAW AND I AM ENTITLED TO EITHER THE FULL AMOUNT EARNED OR A PRO-RATED AMOUNT (PURSUANT TO SUB-PARAGRAPH (A)(V) OF EXHIBIT I TO THE EMPLOYMENT AGREEMENT). I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF EFH CORP, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF EFH CORP OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.

YOU ARE HEREBY INSTRUCTED TO REMIT THE PAYMENT OF $________________ IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:

•	SIXTY PERCENT (60%) OF SUCH AMOUNT, OR $________________, SHALL BE PAYABLE TO

ACCOUNT NAME: [INSERT]
ACCOUNT #: [INSERT]
ABA REFERENCE #: [INSERT]
NAME OF BANK DEPOSITORY: [INSERT]

•	FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:

ABA REFERENCE #: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER'S TIN: 75-2669310
NAME CONTROL: ENER
EMPLOYER'S FULL NAME: ENERGY FUTURE HOLDINGS CORP.
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH DRAWING OCCURS]

[IF STATEMENT B ABOVE IS UTILIZED INCLUDE THE FOLLOWING STATEMENT] [THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________ SHALL AUTOMATICALLY TERMINATE AFTER SUCH PAYMENT IS DULY MADE].

By: _______________________________
[BENEFICIARY] OR
[BENEFICIARY'S SUCCESSOR(S) OR HEIR(S) AT LAW]

Exhibit I(B)
2007 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF
ENERGY FUTURE HOLDINGS CORP. AND ITS AFFILIATES

RESTRICTED STOCK UNIT AGREEMENT

To: [Name]            Date of Grant: [Date]            Number of Shares: [#]
This Agreement is made and entered into as of the Date of Grant set forth above by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and you;
WHEREAS, the Company adopted the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company or a Subsidiary;
WHEREAS, a “Restricted Stock Unit” shall represent your right to receive one share of common stock of the Company (the “Stock”) upon the lapse of the restrictions on your award, plus the additional rights to receive dividend equivalents (“Dividend Equivalent Right,” or “DER”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”);
WHEREAS, a copy of the Plan has been made available to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and
WHEREAS, you desire to accept the Award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, you and the Company agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth above, an award consisting of [#] Restricted Stock Units (subject to any adjustment made to this Award pursuant to Section 8 of the Plan in connection with a stock split, spin-off, recapitalization or other transaction that affects the Company's equity securities). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2.No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6 or 7, as the case may be.

3.Dividend Equivalent Rights. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track, (a) to the extent the dividend paid to stockholders generally was a cash dividend, the cash value you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date, or (b) to the extent the dividend paid to stockholders generally was paid in the form of property, the property you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date. All DER amounts credited to your bookkeeping account pursuant to this Section 3, if any, shall be deemed converted into shares of Stock on the date that the Restricted Stock Units vest (based on the Fair Market Value (as such term is defined in the Management Stockholder's Agreement) of Stock on such date and rounded down to the nearest whole share of Stock) and paid to you in the form of additional shares of Stock on the date that the underlying Restricted Stock Units associated with such DER amounts are settled pursuant to Section 5 below. In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts. No interest will be payable with respect to DER amounts credited to your bookkeeping account, if any, that represent cash dividends. Property, if any, deemed credited to DER bookkeeping accounts representing dividends paid in property will be deemed invested in such property until the DER amounts are deemed converted to shares of Stock pursuant to this Section 3. The bookkeeping accounts, if any, created to track DER amounts are phantom accounts and the Company is under no obligation to set aside cash or property with respect to any DER amounts. Valuations made pursuant to this Section 3 (including any valuation of property deemed credited to a bookkeeping account) will be made by the Committee, or its designee, in its sole discretion and such valuation will be final and binding.

4.Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or 7 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement. The Restricted Stock Units are also subject to forfeiture to the Company (the “Forfeiture Restrictions”) pursuant to Section 7 of this Agreement.

5.Issuance of Stock.

(a)No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or 7. After the Restricted Stock Units vest pursuant to Section 6 or 7, as applicable, the Company shall, subject to any conditions described in subsection (b) below, promptly and within 30 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. Such issuance shall be made as soon as administratively practicable, but may be delayed, in the sole discretion of the Committee, if required by applicable securities law; provided, that, in no event shall the issuance of Stock be made later than March 15th of the year following the year of vesting, or as otherwise may be permitted under Treasury Regulation § 1.409A-1(b)(4)(ii). The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

(b)You hereby acknowledge that by accepting this Award, the issuance of Stock pursuant to the settlement of your Restricted Stock Units pursuant to this Agreement shall be subject to all the terms and conditions of any Management Stockholder's Agreement and Sale Participation Agreement previously executed by you, as such forms may be modified under the terms of such agreements; provided, however, that if you have not previously executed a Management Stockholder's Agreement and/or a Sale Participation Agreement with the Company, you agree that, prior to the Company's issuance of Stock to you pursuant to this Agreement, you will execute such documents in the form required by the Company. All Stock issued to you pursuant to this Agreement will (a) constitute “Stock” (as such term is defined in the Management Stockholder's Agreement) for all purposes under the Management Stockholder's Agreement, and (b) be treated as “Common Stock” underlying “Options” (as such terms are defined in the Sale Participation Agreement) for all purposes under the Sale Participation Agreement.

(c)The shares of Stock deliverable upon vesting of the Restricted Stock Units, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.

6.Expiration of Restrictions and Risk of Forfeiture. Unless otherwise provided in Section 7 below, the restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire on September 30, 2014, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the continuous employ of, or a service provider to, the Company or its Subsidiaries until September 30, 2014.

7.Termination of Services or Change in Control Events.

(a)Termination of Employment Other Than without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability (“Cause”, “Good Reason”, and “Disability” as defined in your employment agreement with the Company or any of its Subsidiaries then in effect at the time of your termination of employment) prior to September 30, 2014, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of your termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.

(b)Termination of Employment without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability prior to September 30, 2014, a portion of the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse with respect to such Restricted Stock Units on the effective date of your termination of employment. The portion of the Restricted Stock Units that shall become vested upon your termination of employment shall be determined by multiplying the number of Restricted Stock Units set forth in Section 1 by a fraction, the numerator of which is the number of days you were employed by the Company or any of its Subsidiaries from [February __, 20__] through the effective date of your termination of employment, and the denominator of which is the number of days between [February __, 20__] and September 30, 2014; all remaining Restricted Stock Units shall become null and void and shall be forfeited to the Company upon your termination of employment. The Restricted Stock Units that become vested pursuant to this Section 7(b) will be settled in accordance with Section 5 above.

(c)Change in Control. In the event that the Company undergoes a Change in Control (as defined in the Plan) prior to September 30, 2014, the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse on the effective date of such a Change in Control, provided that you have remained in the continuous employ of, or a service provider to, the Company or its Subsidiaries from the Date of Grant until the effective date of the Change in Control. Upon a Change in Control, your Restricted Stock Units will be settled in accordance with Section 5 above.

8.Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will not be considered as having terminated employment with the Company; however, your rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9.Payment of Taxes. It shall be a condition of the obligations of the Company upon delivery of the Stock pursuant to Section 5 above that you pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Stock. The Company may, in its sole discretion, and you hereby authorize the Company to take such actions as may be necessary, in the opinion of the Company's counsel (including, without limitation, withholding Stock otherwise deliverable to you hereunder through a net settlement and/or withholding amounts from any compensation or other amount owing to you from the Company), to satisfy the obligations for payment of the minimum amount of any such taxes. Notwithstanding the foregoing provisions of this Section 9, you may, at your election, be permitted to elect to use Stock otherwise deliverable to you hereunder, having an equivalent Fair Market Value (as such term is defined in the Management Stockholder's Agreement) to the payment that would otherwise be made by you to the Company pursuant to the foregoing provisions of this Section 9, to satisfy such obligations. You are hereby advised to seek your own tax counsel regarding the taxation of the Restricted Stock Units made hereunder.

10.Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is, at the time of issuance, in effect with respect to such shares or (a) in the opinion of legal counsel to the Company, such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.Lock-Up Period. You hereby agree that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, you will not sell or otherwise transfer any Stock acquired hereunder or other securities of the Company during the 180 day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

12.Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 5(b), 10 and 11 of this Agreement on all certificates representing shares issued with respect to this Award.

13.Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or to perform services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

14.Furnish Information. You agree to furnish to the Company all information reasonably requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation with respect to the transactions contemplated by this Agreement.

15.No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17.No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

18.Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

19.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

20.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

21.Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax, legal and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you and as a factor weighing against the advisability of granting any such future award to you.

22.Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24.Company Action. Any action required of the Company under this Agreement shall be by resolution of the Board or the Committee or by a person or entity authorized to act by resolution of the Board.

25.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27.Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division) each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units, the Plan, or this Agreement. In any such dispute, each of you and the Company agree not to raise, and do hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

28.Amendment. This Agreement may be amended in accordance with the terms of the Plan.

29.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
[Remainder of page intentionally left blank]

In Witness Whereof, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.
By: ________________________________
Its: ________________________________

GRANTEE
________________________________________
Name: __________________________________
Address: ________________________________
_______________________________________

Exhibit II

In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit II, subject to the terms and conditions set forth herein:

(a)Service Crediting. For purposes of eligibility to receive retiree medical benefits under any retiree medical benefit plan or program of the Company or its Affiliates, Executive shall be deemed eligible for such benefits upon retirement at any time after reaching age 55, so long as Executive has completed five (5) years of service with the Company and its Affiliates following January 31, 2008; provided that in all other respects Executive shall be subject to the terms and conditions of any such retiree medical plan (including with respect to any requirement for employee contributions).

(b)Life Insurance. During the Employment Term, the Company shall maintain in effect, at the Company's cost, a ten (10) year term life insurance policy on the life of Executive in the amount of $10,000,000, payable to such beneficiary as designated by Executive. If Executive terminates employment prior to the expiration of the ten (10) year term of such policy, he may continue to maintain the policy at his own expense or the policy may be allowed to lapse.

(c)Annuity Benefit. Provided Executive remains continuously employed by the Company through December 31, 2014, the Company shall purchase on Executive's behalf, as soon as administratively feasible, but in no event later than March 15, 2015, a single premium annuity contract from an insurance company acceptable to Executive, providing an annual annuity commencing on such date thereafter and payable in such form (e.g., life annuity, term certain and life annuity or joint and survivor annuity) as specified by Executive (the “Annuity Contract”). The Annuity Contract shall provide the specified annuity in the amount which may be provided by a single premium of the net amount remaining after withholding all applicable income and payroll taxes, from a non-periodic payment of $3,000,000. If, prior to December 31, 2014, Executive has been terminated without Cause by the Company, resigns for Good Reason, or terminates employment due to death or Disability, Executive (or his personal representative, as the case may be) shall be entitled to such Annuity Contract as soon as administratively practicable following Executive's termination of employment, but in no event later than March 15th of the year following such termination of employment. If Executive is terminated by the Company for Cause or resigns without Good Reason prior to December 31, 2014, he shall forfeit his right to the Annuity Contract.

(d)Additional Cooperation. Notwithstanding anything in Section 9(n) to the contrary, (i) Executive and the Company shall coordinate with Executive's schedule so as to minimize the extent to which any cooperation obligation under Section 9(n) interferes with Executive's other business activities, and (ii) the Company shall pay Executive's travel expenses (transportation, lodging, meals, etc.) in a level of comfort comparable to that enjoyed while employed hereunder and reasonable attorneys' fees of counsel selected by him, incurred in order to satisfy Executive's obligations under Section 9(n).

Exhibit 10 (qq)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated December 12, 2012 is made by and between LUMINANT HOLDING COMPANY LLC (“Luminant”), ENERGY FUTURE HOLDINGS CORP. (the parent entity of Luminant, referred to herein as the “Company”) and MARK ALLEN MCFARLAND (“Executive”) (individually, each a “Party” and collectively, the “Parties”).
WITNESSETH
WHEREAS, the Parties previously entered into an employment agreement dated July 7, 2008 (“Original Effective Date”) and most recently amended and restated effective July 1, 2011; and
WHEREAS, Executive has been appointed as Chief Executive Officer of Luminant effective January 1, 2013; and
WHEREAS, the Parties desire to amend and restate the employment agreement, in each case on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company, Luminant and Executive agree as follows:
1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement, as restated, and Executive's employment hereunder shall be effective as of January 1, 2013 (“Effective Date”) and shall end as of 11:59:59 P.M. on June 30, 2015 (the “Initial Term”). Subject to the provisions of Section 7 of this Agreement, this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a “Renewal Term”), unless, the Company or Executive provides the other Party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by Luminant hereunder is hereinafter referred to as the “Employment Term.”
2.Position and Duties.

(a)From the Effective Date and during the remainder of the Employment Term, Executive shall serve as Chief Executive Officer of Luminant and as Executive Vice President of the Company. In both positions, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the President and CEO of the Company, which duties, authority and responsibilities shall be customary for Executive's position in a business of similar size, type and nature to that of Luminant or the Company, as appropriate. Executive shall report to the President and CEO of the Company with respect to his responsibilities to Luminant and the Company. Executive shall also serve as a member of the Strategy and Policy Committee for the Company.

(b)During the Employment Term, Executive will devote Executive's full business time and best efforts to performance of the duties described in Section 2(a) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, directly or indirectly, with performance of Executive's duties. Executive may participate in civic and charitable activities and may serve on the board of non-profit organizations and on the board of one outside company, provided that Executive obtains prior approval of the board of directors of the Company (as used herein, the term “Board” shall mean the board of directors of the Company or a committee designated by such board), which shall not be unreasonably withheld, prior to accepting appointment or reappointment to a board of directors or trustees of any other business, corporation or charitable organization; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

3.Base Salary. From the Effective Date and during the remainder of the Employment Term, Luminant shall pay Executive a base salary of $675,000 annually, payable in regular installments in accordance with Luminant's usual payment practices. Executive may be entitled to increases in his base salary in the sole discretion of the Board, which shall make such determinations following its annual review process for executives. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.Annual Bonus. With respect to each fiscal year during the Employment Term, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) pursuant to the terms and conditions of the EFH Executive Annual Incentive Plan (“AIP”) of 85% of Base Salary (“Target Award”). The amount of the Annual Bonus shall be based upon the achievement of annual business performance targets and Executive's individual performance, both as approved by the Board; provided, however, if Luminant, the Company and/or Executive achieve superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award of up to 200% of his Target Award. Each Annual Bonus, if any, shall be paid to Executive within two and one-half (2½) months after the end of the applicable fiscal year.

5.Employee Benefits; Perquisites; Fringe Benefits.

(a)During the Employment Term, Executive shall be entitled to participate in the Company's group health, life, disability, and all tax qualified and nonqualified benefit plans, as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is offered to other members of the Strategy and Policy Committee (with the exception of the CEO of the Company), to the extent consistent with applicable law and the terms of the applicable plans.

(b)During the Employment Term, Executive shall be entitled to fringe benefits consistent with the practices of the Company to the extent the Company provides similar benefits to other members of the Strategy and Policy Committee (with the exception of the CEO of the Company) and Executive is otherwise eligible to participate in such fringe benefit programs.

(c)At the beginning of each calendar year during the Employment Term, Executive shall be entitled to the greater of: five (5) weeks of paid vacation, or the maximum number of days Executive is entitled to under the Company's vacation or paid time off policy, as applicable. Executive shall be entitled to carry over up to five (5) days of unused vacation from one calendar year to the next; provided that, any carryover vacation days not used in the next calendar year shall be forfeited. Executive shall also be entitled to paid sick leave benefits in accordance with those provided to other similarly situated executives during the Employment Term.

(d)Executive shall be entitled to the additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

6.Business Expenses. Subject to Luminant's standard policies and procedures with respect to expense reimbursement, Luminant shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, provided claims for reimbursement are submitted timely and with appropriate supporting documentation.

7.Termination. Executive's employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either Party will be required to give the other Party at least sixty (60) days advance written notice of termination of Executive's employment. Notwithstanding the foregoing, the Company may, in lieu of providing sixty (60) days advance written notice of termination, immediately terminate Executive's employment for Cause; provided, that, the Company provides Executive with the compensation and benefits then in effect at the time of such termination to which Executive would have been entitled had he continued employment with the Company for such sixty (60) day period. The provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with Luminant and its Affiliates (as defined in Section 8(c) below).

(a)By the Company for Cause or by Executive Due to Voluntary Resignation without Good Reason.

(i)Executive's employment may be terminated by the Company for Cause (as defined below) or by Executive's voluntary resignation without Good Reason (as defined below) and, in either case, Executive shall be entitled to receive:

(A)within six (6) calendar days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;

(B)in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with Luminant or the Company), any accrued but unpaid Annual Bonus earned for any previously completed fiscal year;

(C)within sixty (60) days of Executive's claim for reimbursement, payment for any unreimbursed business expenses properly incurred by Executive in accordance with Luminant's policies prior to the date of Executive's termination; provided that claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to Luminant within ninety (90) days following the date of Executive's termination of employment;

(D)Employee Benefits and equity compensation, if any, as to which Executive may be entitled under the employee benefit plans of Luminant and its Affiliates or any agreement between Luminant (and/or its Affiliates) and Executive; and

(E)any amounts payable or that may become payable pursuant to Section 7(g) and/or Section 9(g) (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following termination of Executive's employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)For purposes of this Agreement, the terms:

(A)“Cause” shall mean (i) if, in performing his duties to Luminant, Executive engages in conduct that constitutes (a) a material breach of his fiduciary duty to Luminant, the Company, or their shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 8), (b) gross neglect, or (c) gross misconduct resulting in material economic harm to Luminant or the Company; provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after Executive receives from the Company written notice thereof; or (ii) Executive's conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(B)“Good Reason” shall mean, provided that Executive has not previously given the Company his written consent, (i) a reduction in Executive's Base Salary or Executive's annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company proportionately); (ii) a transfer of Executive's primary workplace by more than fifty (50) miles from the workplace on the Effective Date; (iii) a substantial adverse change in Executive's duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive's line of reporting to superior officers pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial or inadvertent failure by Luminant or the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

(b)Disability or Death.

(i)Executive's employment shall terminate upon Executive's death and may be terminated by the Company if Executive has a Disability (as defined below) and, in either case, Executive or Executive's estate (as the case may be) shall be entitled to receive:

(A)the Accrued Rights;

(B)a portion of the Target Award that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, such portion to be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by Luminant in the fiscal year of Executive's termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive's employment had not terminated; and

(C)any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(ii)“Disability” shall mean Executive's physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive's duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive's duties or responsibilities to another individual, on account of Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a long-term disability, then Executive's employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of a Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree on a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of Disability.

(c)By the Company Without Cause; Resignation by Executive for Good Reason. Executive's employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive's resignation for Good Reason and, in either case (except as otherwise provided in Section 7(e)), Executive shall be entitled to receive:

(i)the Accrued Rights;

(ii)provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Luminant, the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company):

(A)a lump sum payment equal to: (I) two (2) times Executive's Base Salary, and (II) the Pro-Rata Bonus, payable as soon as practicable but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; and

(B)Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company's group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) two (2) years from the date of termination of Executive's employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(c)(ii)(B) when, in the absence of the benefits provided in this Section 7(c)(ii)(B), Executive would not be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(iii)    any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or upon Executive's resignation for Good Reason, except as set forth in this Section 7(c) or otherwise provided in Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Expiration of Employment Term.

(i)In the event Executive elects not to extend the Employment Term pursuant to Section 1 and Executive's employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive's employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights. Except as set forth in this Section 7(d)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)In the event the Company elects not to extend the Employment Term pursuant to Section 1 and Executive's employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive's employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive's employment without Cause pursuant to Section 7(c) or Section 7(e), as applicable. Except as set forth in this Section 7(d)(ii) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)    Change in Control. Notwithstanding any provision contained herein, if Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:

(i)    the Accrued Rights;

(ii)    provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Luminant, the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), a lump sum payment equal to two (2) times the sum of Executive's annualized Base Salary and Executive's Target Award, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination;

(iii)provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Luminant, the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company's group health plans on the same terms and conditions as active employees of the Company until the earlier of (A) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (B) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(e)(iii) when, in the absence of the benefits provided in this Section 7(e)(iii) Executive would not be entitled to continuation coverage under Code Section 4980B, Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(iv)any additional benefits and compensation set forth in Exhibits I and II attached hereto, subject to the terms and conditions thereof.

Following Executive's termination of employment without Cause (other than by reason of Executive's death or Disability) or upon Executive's resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in this Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other Party in accordance with Section 9(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g)    Code Section 4999.

(i)    If, by reason of, or in connection with, any transaction that occurs after the Original Effective Date, Executive would be subject to the imposition of the excise tax imposed by Code Section 4999 related to Executive's employment with the Company, whether before or after termination of Executive's employment, but the imposition of such tax could be avoided by approval of shareholders described in Code Section 280G(b)(5)(B), then Executive may ask the Company to seek such approval, in which case the Company will use its reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Code Section 4999. If Executive fails to request that the Company seek such approval, or if Executive does request that the Company seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Section 7(g)(ii) shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Code Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Code Section 4999, then the provisions of Section 7(g)(ii) shall apply without any precedent obligation of Executive to seek such approval.

(ii)    Gross-Up Payment.

(A)In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any Affiliate, or one or more trusts established by the Company or any Affiliate for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the

Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B)All determinations required to be made under this Section 7(g)(ii), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7(g)(ii), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Section 7(g)(ii)(C)). As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 7(g)(ii)(C) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).

(C)Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(g)(ii)(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D)If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 7(g)(ii), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 7(g)(ii)(C)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(g)(ii)(C), a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(E)For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Section 7(g)(ii) shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.

8.    Restrictive Covenants.

(a)In consideration of the Company and Luminant entering into this Agreement with Executive and hereby promising and committing themselves to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:

(i)at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of Luminant, the Company, the Sponsor Group, or any of their respective Affiliates, except when required to perform his duties to Luminant, the Company or one of its Affiliates, or by law or judicial process, provided that Executive gives the Company reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:

General Counsel
Energy Future Holdings Corp.
1601 Bryan Street, 41st Floor
Dallas, Texas 75201
(214) 812-5153 (facsimile);

(ii)at any time during the Employment Term and for a period of eighteen (18) months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, the Company or any of their respective subsidiaries operates or conducts business; or

(iii)at any time during the Employment Term and for a period of eighteen (18) months thereafter, directly or indirectly (A) solicit customers or clients of Luminant, the Company or any of its Affiliates to terminate their relationship with Luminant, the Company or any of its Affiliates or otherwise solicit such customers or clients to compete with any business of Luminant, the Company or any of its Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive's employment, employed by Luminant, the Company or any of its Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of this Section 8(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Luminant, the Company or its Affiliates that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) Section 8(a)(ii) shall not be violated by reason of any exercise of tag-along rights under the Sale Participation Agreement, by and between the Company (and related parties) and Executive (the “Sale Participation Agreement”) or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.
(b)Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has had access to Confidential Information, the Parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Luminant, the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in this Section 8, the Company's rights and remedies with respect Executive's Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder's Agreement, by and between the Company (and related parties) and Executive (the “Management Stockholder's Agreement”) shall be limited to those set forth in Section 22(c) of the Management Stockholder's Agreement.

(c)For purposes of this Agreement, the terms listed below shall be defined as follows:

(i)“Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; and, by way of clarification and not by limitation, the Company and Luminant are Affiliates of each other; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

(ii)“Competing Business” shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of Luminant, the Company or any of its Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, the Company, or any of their respective subsidiaries operates.

(iii)“Confidential Information” shall mean information: (A) disclosed to or known by Executive as a consequence of or through his employment with Luminant, the Company or any Affiliate; (B) not publicly available or not generally known outside Luminant, the Company or any Affiliate; and (C) that relates to the business and/or development of Luminant, the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of Luminant, the Company, or any Affiliate that gives Luminant, the Company or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of Luminant, the Company or any Affiliate; information regarding Luminant's, the Company's or any Affiliate's business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Luminant's, the Company's or any Affiliate's files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during his employment with Luminant, the Company or an Affiliate or learned from other employees or contractors of Luminant, the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such.

(iv)“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).

(v)“Restricted Group” shall mean, collectively the Company, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.

(vi)“Sponsor Group” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.

9.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.

(b)Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the Parties with respect to the employment of Executive by Luminant, the Company and/or its Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein.

(c)    No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party's rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)    Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Luminant or the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of Luminant or the Company, provided that the assignee expressly assumes all obligations of Luminant and/or the Company under this Agreement and all other related agreements to which Executive, the Company and/or Luminant are parties. Upon such assignment, the rights and obligations of Luminant and/or the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f)    Set Off; Mitigation. Except as otherwise provided in Section 9(o), the obligations of Luminant and the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to Luminant, the Company and/or their Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.

(g)    Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, if, at the time of Executive's termination of employment, the Company has securities that are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 7 is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then, to the extent permitted by Code Section 409A, the Company will defer any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Code Section 409A), provided that amounts which do not exceed the limits set forth in Code Section 402(g)(1)(B) in the year of such termination shall be payable immediately upon termination. Any payments or benefits deferred due to such requirements will be paid in a lump sum to

Executive at the end of such six (6) month period. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(g).

(h)    Indemnity. The Company and its subsidiaries shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the board of directors or managers (as applicable) of any of the Company and/or its subsidiaries, to the maximum extent provided under each of the Company's and such subsidiaries' charter, certificate of formation, limited partnership agreement, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, the Company's subsidiaries (to the extent not covered under the terms of the Company's insurance policy), and each of their respective successors, shall purchase and maintain, at their own expense, directors' and officers' liability insurance providing coverage for Executive in the same amount as, and with terms no less favorable than, for members of their respective boards of directors or managers (as applicable).

(i)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive's death before receiving all amounts and benefits due to him hereunder, such amounts shall be payable to Executive's estate or as otherwise provided under applicable benefit plans or arrangements.

(j)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company or Luminant:	Energy Future Holdings Corp. 1601 Bryan Street, 41st Floor Dallas, Texas 75201-3411 Attention: General Counsel

If to Executive:	The most recent address on file with the Company

(k)    Executive Representation. Executive hereby represents to Luminant and the Company that his execution and delivery of this Agreement and performance of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l)    Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

(m)    Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this

Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

(n)    Cooperation. For a period of six (6) years after his termination, Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder, provided that the Company and its Affiliates shall use reasonable efforts to avoid material interference with Executive's business or personal activities. The Company shall pay all of Executive's reasonable expenses incurred in connection with providing such cooperation.

(o)    Withholding. Luminant may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts he owes in relation to any travel or credit cards issued or sponsored by Luminant or the Company, the energy conservation program, the appliance purchase program, or salary, bonus, vacation or other benefit overpayments, may be offset and deducted from any payments due to Executive pursuant to this Agreement.

(p)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q)    Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

(r)    Return of Property. Executive agrees that if Executive's employment with Luminant or the Company is terminated (for any reason), Executive shall not take with Executive, but will leave with the Company, all computers, cell phones, access cards, computer or electronic storage devices, any other Company property and all Confidential Information, work product, records, files, electronic mail, memoranda, reports, documents and other information that is the property of the Company, in whatever form (including on computer disk or any electronic storage device), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive's termination (regardless of the reason) or any time at the request of the Company. Executive acknowledges that all such items are and remain the property of the Company.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
ENERGY FUTURE HOLDINGS CORP.

By:     /s/ John F. Young
John F. Young
President and Chief Executive Officer

LUMINANT HOLDING COMPANY LLC

By:     /s/ Carrie L. Kirby
Carrie L. Kirby
Senior Vice President

EXECUTIVE:

/s/ Mark Allen McFarland
Mark Allen McFarland

Exhibit I

In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit I, subject to the terms and conditions set forth herein:
(a)Executive shall have the opportunity to earn the retention awards set forth in this Exhibit I, collectively referred to herein as the “Retention Award”, subject to the terms and conditions set forth herein:
(i)Executive shall earn a long-term cash bonus award equal to 75% of the aggregate Annual Bonus amount actually earned by Executive in respect of fiscal years 2009, 2010, and 2011 (the “First Retention Award”). The First Retention Award earned by Executive shall be paid to Executive in a lump sum on September 30, 2012; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by Luminant, the Company or an Affiliate thereof on September 30, 2012.

(ii)Executive shall earn an additional long-term cash bonus award in an amount between $650,000 and $1,300,000 determined by the Company's performance as indicated by the level of Competitive Management EBITDA actually achieved for the fiscal year ended December 31, 2011 relative to the Competitive Management EBITDA threshold and target amounts set by the Board for such fiscal year (the “Second Retention Award”). For the achievement of the threshold level of Competitive Management EBITDA in respect of such year, Executive shall earn $650,000, for the achievement of at least the target level of Competitive Management EBITDA in respect of such year, Executive shall earn $1,300,000 (the “Second Retention Target Award”), and for the achievement of Competitive Management EBITDA in between the threshold and target levels in respect of such year, Executive shall earn an amount between $650,000 and $1,300,000 as determined by linear interpolation. The Second Retention Award, if earned, shall be paid to Executive in two equal installments on September 30, 2012 and September 30, 2013; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by Luminant, the Company or an Affiliate thereof on the applicable payment date.

(iii)Executive shall earn an additional long-term cash bonus award in an amount between $500,000 and $1,000,000 per fiscal year determined by the Company's performance as indicated by the level of Competitive Management EBITDA actually achieved for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014 relative to the Competitive Management EBITDA threshold and target amounts set by the Board for each respective fiscal year (the “Third Retention Award”). For the achievement of the threshold level of Competitive Management EBITDA in respect of any such year, Executive shall earn $500,000, for the achievement of at least the target level of Competitive Management EBITDA in respect of any such year, Executive shall earn $1,000,000 (the “Third Retention Target Award”), and for the achievement of Competitive Management EBITDA in between the threshold and target levels in respect of any such year, Executive shall earn an amount between $500,000 and $1,000,000 as determined by linear interpolation. The Third Retention Award, if earned, shall be paid to Executive in a lump sum on March 13, 2015; provided, that, subject to the provisions of sub-paragraph (a)(v) of this Exhibit I, Executive is employed by Luminant, the Company or an Affiliate thereof on March 13, 2015.

(iv)The process followed by the O&C Committee in establishing the Competitive Management EBITDA threshold and target amounts for purposes of the Second Retention Award and the Third Retention Award shall be consistent with the O&C Committee's prior practice.

(v)In the event Executive's employment is terminated pursuant to Section 7(b), 7(c), 7(d)(ii), or 7(e) hereof, in any case, prior to the payment date of an applicable Retention Award, Executive shall be entitled to receive the Retention Award, or a portion thereof, that Executive would otherwise have been entitled to receive pursuant to sub-paragraphs (a)(i), (a)(ii), and (a)(iii) of this Exhibit I, calculated as set forth below (the sum of such amounts referred to herein as the “Pro-Rata Retention Award”), with such Pro-Rata Retention Award payable to Executive as soon as practical but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; provided, that, in the case of a termination of employment pursuant to Section 7(c), 7(d)(ii), or 7(e), Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Luminant, the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company).

(A)with respect to the First Retention Award, (x) 75% of the aggregate Annual Bonus amount(s) actually earned by Executive in respect of any applicable fiscal year completed prior to the date of Executive's termination, plus (y) if the termination occurs prior to January 1, 2012, 75% of the Pro-Rata Bonus amount calculated pursuant to Section 7(b)(i)(B) above (for avoidance of doubt, the First Retention Award payment shall not be based on any Annual Bonus or Pro-Rata Bonus earned by or paid to Executive with respect to fiscal year 2012); plus

(B)with respect to the Second Retention Award, (x) if the termination occurs prior to January 1, 2012, a portion of the Second Retention Award to be determined by multiplying the Second Retention Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by Luminant, the Company or an Affiliate thereof in the fiscal year of Executive's termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2012, the actual earned amount of the Second Retention Award; plus

(C)with respect to the Third Retention Award, (x) if the termination occurs prior to January 1, 2015, a portion of the Third Retention Award equal to (1) the amount that would have been payable under sub-paragraph (a)(iii) of this Exhibit I for any completed fiscal year, plus (2) a portion of the Third Retention Award to be determined by multiplying the Third Retention Target Award for the year of Executive's termination by a fraction, the numerator of which is the number of days during which Executive was employed by Luminant, the Company or an Affiliate thereof in the fiscal year of Executive's termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2015, the actual earned amount of the Third Retention Award.

(vi)Notwithstanding any provision of this Exhibit I to the contrary, in the event of a Change in Control, Executive's entitlement to the Retention Awards shall be determined without regard to the achievement of Competitive Management EBITDA in respect of the fiscal year in which such Change in Control occurs and any subsequent year, and the amount earned by Executive shall be determined as if target level of Competitive Management EBITDA were achieved for any such year, but to the extent the Retention Award is attributable to any prior fiscal year, actual Competitive Management EBITDA for such prior year shall be used.

(vii)To assure payment of the Company's obligations under sub-paragraphs (a)(ii) and (a)(iii) above, the Company has obtained the issuance of an Irrevocable Standby Letter of Credit (the “LOC”) for the benefit of Executive from a bank (the “Issuer”) on the following terms:

(A)The LOC shall be in the amount of $4,300,000.

(B)The LOC shall expire on .

(C)The LOC shall not be transferable.

(D)Partial and multiple draws shall be permitted under the LOC. [Information Omitted.]

(viii)A copy of the LOC so issued is attached hereto as Exhibit I(A).

(ix)Any amount paid under the LOC to the United States Treasury in respect of the Company's tax account shall be credited as withheld income and payroll taxes with respect to Executive, and the Company shall properly report such amount on IRS Form W-2 issued to Executive for the applicable tax year.

(x)For purposes hereof, “Competitive Management EBITDA” shall mean the sum of Energy Future Holdings Corp. consolidated EBITDA less Oncor Electric Delivery Holdings Company LLC EBITDA; where:

(A)“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor Group and/or its Affiliates, together with such adjustments as the O&C Committee shall determine appropriate in its discretion after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer. Such adjustments will be consistent with those included in the definition of EBITDA in the Energy Future Holdings Corp. Indenture related to its 10.000% Senior Secured Notes due 2020, as such indenture is in effect on the Effective Date, to the extent considered appropriate for management compensation purposes, which will include but are not limited to, adjustments to reflect unrealized mark-to-market valuations of hedging instruments; fees and expenses relating to the Company's receivables financing facilities; the amortization of nuclear fuel costs; and any effects of adjustments in the financial statements resulting from the application of purchase accounting; but which for clarification will not include, without limitation, adjustments to reflect unrealized cost savings and planned and unplanned outages. In any event and notwithstanding anything herein to the contrary, the O&C Committee shall have the discretion to make any further adjustments to the calculation of EBITDA as it deems fair and appropriate after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer.

(B)The O&C Committee shall, fairly and appropriately, following the O&C Committee's good faith consultation with the Chief Executive Officer and/or Chief Financial Officer, adjust the calculation of EBITDA to reflect the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the O&C Committee in good faith determines require adjustment of EBITDA. The O&C Committee's determination of such adjustment shall be based on the effect of such event on the Company's consolidated financial statements.

(b)As soon as administratively practicable following the February O&C Committee meeting in 2013, provided Executive remains continuously employed by Luminant, the Company or an Affiliate thereof through each applicable grant date, Executive shall be entitled to receive on such date, a grant of 500,000 restricted stock units under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement, in such form and substance as attached hereto as Exhibit I(B), to be entered into by and between the Company and Executive with respect to each annual grant. In the event of a Change in Control prior to such grant date, the restricted stock units that would have been granted under this sub-paragraph (b) of this Exhibit I shall be issued and shall be vested immediately prior to the effective date of the Change in Control. The rights and obligations of Executive and the Company shall be governed by the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement entered into incident to each such grant.

Exhibit I(A)
DATE: ______________

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

BENEFICIARY:
MARK ALLEN MCFARLAND
[ON RECORD WITH THE COMPANY]

APPLICANT:
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
ON BEHALF OF LUMINANT HOLDING COMPANY LLC
1601 BRYAN STREET, 44TH FLOOR
DALLAS, TX 75201-3411

AMOUNT:    USD 4,300,000.00.00 (FOUR MILLION THREE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS)

EXPIRY DATE:

LADIES AND GENTLEMEN:

BY ORDER OF OUR CLIENT, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC FOR THE ACCOUNT OF LUMINANT HOLDING COMPANY LLC (THE “ACCOUNT PARTY”), WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. (THIS “LETTER OF CREDIT”) IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF FOUR MILLION THREE HUNDRED THOUSAND U.S. DOLLARS ($4,300,000.00), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER, CITICORP NORTH AMERICA, INC., 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, AND, SUBJECT TO THE FURTHER TERMS HEREOF, EXPIRES WITH OUR CLOSE OF BUSINESS ON .

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, PURPORTEDLY SIGNED BY YOU (OR YOUR SUCCESSOR(S) OR HEIR(S) AT LAW), AND OTHERWISE IN THE FORM ATTACHED HERETO AS EXHIBIT A, APPROPRIATELY COMPLETED.

FUNDS UNDER THIS LETTER OF CREDIT WILL BE AVAILABLE FOR DRAWING IN ACCORDANCE WITH THE FOLLOWING SCHEDULE; HOWEVER, IN NO EVENT SHALL THE TOTAL AMOUNT OF ALL PAYMENTS MADE UNDER THIS LETTER OF CREDIT EXCEED THE AMOUNT OF $4,300,000.00:

AVAILABILITY PERIODS		AMOUNT AVAILABLE IN U.S. DOLLARS

FROM AND INCLUDING [ ]	THROUGH AND INCLUDING [ ]	[ ]

FOR THE AVOIDANCE OF DOUBT, ANY UNUTILIZED AMOUNT IN ANY GIVEN AVAILABILITY PERIOD WILL BE CUMMULATIVELY ADDED TO THE AMOUNT AVAILABLE IN THE IMMEDIATELY SUCCEEDING AVAILABILITY PERIOD.

FURTHERMORE, THE MAXIMUM AGGREGATE AMOUNT THAT MAY BE DRAWN BY YOU DURING THE TERM OF THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY REDUCED BY THE AGGREGATE AMOUNT OF ANY PRIOR PAYMENTS MADE UNDER THIS LETTER OF CREDIT.

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED HEREUNDER. THIS LETTER OF CREDIT SHALL AUTOMATICALLY TERMINATE AFTER PAYMENT OF ANY DRAW MADE UNDER STATEMENT (B) IN THE FORM OF SIGHT DRAFT ATTACHED HERETO AS EXHIBIT A.

THIS LETTER OF CREDIT IS NOT TRANSFERABLE.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS LETTER OF CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER OUR RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED HEREIN “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY OR SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN NEW YORK CITY ARE AUTHORIZED OR REQUIRED TO CLOSE BY LAW.

PAYMENT OF DRAWINGS MADE HEREUNDER SHALL BE MADE IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:

•
SIXTY PERCENT (60%) OF EACH SUCH DRAWING SHALL BE PAYABLE PURSUANT TO BENEFICIARY'S (OR HIS SUCCESSOR(S) OR HEIR(S) AT LAW) WRITTEN WIRE INSTRUCTIONS SET FORTH IN THE APPROPRIATELY COMPLETED AND PRESENTED SIGHT DRAFT(S), AND

•	FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:

ABA REFERENCE #: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER'S TIN: 54-2127719
NAME CONTROL: LUMI
EMPLOYER'S FULL NAME: LUMINANT HOLDING COMPANY LLC
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH
DRAWING OCCURS]

THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT, 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO. .

VERY TRULY YOURS,

CITIBANK, N.A.
BY: JOSEPH CHESAKIS, VICE PRESIDENT

BY:     / s / Joseph Chesakis
    AUTHORIZED SIGNATURE

EXHIBIT A TO
LETTER OF CREDIT NO.
FORM OF SIGHT DRAFT

VIA OVERNIGHT MAIL

_______________, 20__

CITIBANK, N.A.
C/O CITICORP NORTH AMERICA, INC., AS SERVICER
3800 CITIBANK CENTER, BUILDING B
3rd FLOOR
TAMPA, FLORIDA 33610
ATTENTION: LETTER OF CREDIT DEPT.

RE: LETTER OF CREDIT NO.

[STATE ONE OF THE FOLLOWING (A) OR (B):]

(A)    I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. UNDER THE PROVISIONS OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED AS OF ____________________________ (THE “EMPLOYMENT AGREEMENT”), BETWEEN LUMINANT HOLDING COMPANY LLC (“LUMINANT HOLDING LLC”) AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) I REMAIN EMPLOYED BY LUMINANT HOLDING LLC, THE ACCOUNT PARTY (AS DEFINED IN IRREVOCABLE STANDBY LETTER OF CREDIT NO. ) OR AN AFFILIATE OF LUMINANT HOLDING LLC AND/OR THE ACCOUNT PARTY AS OF THE DATE OF THIS DRAW AND I AM ENTITLED TO THE FULL AMOUNT EARNED AND PAYABLE. I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF LUMINANT HOLDING LLC, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF LUMINANT HOLDING LLC OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.

OR

(B)    I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. UNDER THE PROVISIONS OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED AS OF ____________________________ (THE “EMPLOYMENT AGREEMENT”), BETWEEN LUMINANT HOLDING COMPANY LLC (“LUMINANT HOLDING LLC”) AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) MY EMPLOYMENT WAS TERMINATED PURSUANT TO SECTION 7(B), 7(C), 7(D)(II), or 7(E) OF THE EMPLOYMENT AGREEMENT PRIOR TO THE DATE OF THIS DRAW AND I AM ENTITLED TO EITHER THE FULL AMOUNT EARNED OR A PRO-RATED AMOUNT (PURSUANT TO SUB-PARAGRAPH (A)(V) OF EXHIBIT I TO THE EMPLOYMENT AGREEMENT). I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF LUMINANT HOLDING LLC, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF LUMINANT HOLDING LLC OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.

YOU ARE HEREBY INSTRUCTED TO REMIT THE PAYMENT OF $________________ IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:

•	SIXTY PERCENT (60%) OF SUCH AMOUNT, OR $________________, SHALL BE PAYABLE TO

ACCOUNT NAME: [INSERT]
ACCOUNT #: [INSERT]
ABA REFERENCE #: [INSERT]
NAME OF BANK DEPOSITORY: [INSERT]

•	FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:

ABA REFERENCE #: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER'S TIN: 54-2127719
NAME CONTROL: LUMI
EMPLOYER'S FULL NAME: LUMINANT HOLDING COMPANY LLC
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH DRAWING OCCURS]

[IF STATEMENT B ABOVE IS UTILIZED INCLUDE THE FOLLOWING STATEMENT] [THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT IRREVOCABLE STANDBY LETTER OF CREDIT NO. SHALL AUTOMATICALLY TERMINATE AFTER SUCH PAYMENT IS DULY MADE].

By: _______________________________
[BENEFICIARY] OR
[BENEFICIARY'S SUCCESSOR(S) OR HEIR(S) AT LAW]

Exhibit I(B)
2007 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF
ENERGY FUTURE HOLDINGS CORP. AND ITS AFFILIATES

RESTRICTED STOCK UNIT AGREEMENT

To: [Name]            Date of Grant: [Date]            Number of Shares: [#]
This Agreement is made and entered into as of the Date of Grant set forth above by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and you;
WHEREAS, the Company adopted the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company or a Subsidiary;
WHEREAS, a “Restricted Stock Unit” shall represent your right to receive one share of common stock of the Company (the “Stock”) upon the lapse of the restrictions on your award, plus the additional rights to receive dividend equivalents (“Dividend Equivalent Right,” or “DER”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”);
WHEREAS, a copy of the Plan has been made available to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and
WHEREAS, you desire to accept the Award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, you and the Company agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth above, an award consisting of [#] Restricted Stock Units (subject to any adjustment made to this Award pursuant to Section 8 of the Plan in connection with a stock split, spin-off, recapitalization or other transaction that affects the Company's equity securities). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2.No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6 or 7, as the case may be.

3.Dividend Equivalent Rights. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track, (a) to the extent the dividend paid to stockholders generally was a cash dividend, the cash value you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date, or (b) to the extent the dividend paid to stockholders generally was paid in the form of property, the property you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date. All DER amounts credited to your bookkeeping account pursuant to this Section 3, if any, shall be deemed converted into shares of Stock on the date that the Restricted Stock Units vest (based on the Fair Market Value (as such term is defined in the Management Stockholder's Agreement) of Stock on such date and rounded down to the nearest whole share of Stock) and paid to you in the form of additional shares of Stock on the date that the underlying Restricted Stock Units associated with such DER amounts are settled pursuant to Section 5 below. In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts. No interest will be payable with respect to DER amounts credited to your bookkeeping account, if any, that represent cash dividends. Property, if any, deemed credited to DER bookkeeping accounts representing dividends paid in property will be deemed invested in such property until the DER amounts are deemed converted to shares of Stock pursuant to this Section 3. The bookkeeping accounts, if any, created to track DER amounts are phantom accounts and the Company is under no obligation to set aside cash or property with respect to any DER amounts. Valuations made pursuant to this Section 3 (including any valuation of property deemed credited to a bookkeeping account) will be made by the Committee, or its designee, in its sole discretion and such valuation will be final and binding.

4.Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or 7 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement. The Restricted Stock Units are also subject to forfeiture to the Company (the “Forfeiture Restrictions”) pursuant to Section 7 of this Agreement.

5.Issuance of Stock.

(a)No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or 7. After the Restricted Stock Units vest pursuant to Section 6 or 7, as applicable, the Company shall, subject to any conditions described in subsection (b) below, promptly and within 30 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. Such issuance shall be made as soon as administratively practicable, but may be delayed, in the sole discretion of the Committee, if required by applicable securities law; provided, that, in no event shall the issuance of Stock be made later than March 15th of the year following the year of vesting, or as otherwise may be permitted under Treasury Regulation § 1.409A-1(b)(4)(ii). The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

(b)You hereby acknowledge that by accepting this Award, the issuance of Stock pursuant to the settlement of your Restricted Stock Units pursuant to this Agreement shall be subject to all the terms and conditions of any Management Stockholder's Agreement and Sale Participation Agreement previously executed by you, as such forms may be modified under the terms of such agreements; provided, however, that if you have not previously executed a Management Stockholder's Agreement and/or a Sale Participation Agreement with the Company, you agree that, prior to the Company's issuance of Stock to you pursuant to this Agreement, you will execute such documents in the form required by the Company. All Stock issued to you pursuant to this Agreement will (a) constitute “Stock” (as such term is defined in the Management Stockholder's Agreement) for all purposes under the Management Stockholder's Agreement, and (b) be treated as “Common Stock” underlying “Options” (as such terms are defined in the Sale Participation Agreement) for all purposes under the Sale Participation Agreement.

(c)The shares of Stock deliverable upon vesting of the Restricted Stock Units, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.

6.Expiration of Restrictions and Risk of Forfeiture. Unless otherwise provided in Section 7 below, the restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire on September 30, 2014, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the continuous employ of, or a service provider to, the Company or its Subsidiaries until September 30, 2014.

7.Termination of Services or Change in Control Events.

(a)Termination of Employment Other Than without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability (“Cause”, “Good Reason”, and “Disability” as defined in your employment agreement with the Company or any of its Subsidiaries then in effect at the time of your termination of employment) prior to September 30, 2014, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of your termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.

(b)Termination of Employment without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability prior to September 30, 2014, a portion of the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse with respect to such Restricted Stock Units on the effective date of your termination of employment. The portion of the Restricted Stock Units that shall become vested upon your termination of employment shall be determined by multiplying the number of Restricted Stock Units set forth in Section 1 by a fraction, the numerator of which is the number of days you were employed by the Company or any of its Subsidiaries from [February __, 20__] through the effective date of your termination of employment, and the denominator of which is the number of days between [February __, 20__] and September 30, 2014; all remaining Restricted Stock Units shall become null and void and shall be forfeited to the Company upon your termination of employment. The Restricted Stock Units that become vested pursuant to this Section 7(b) will be settled in accordance with Section 5 above.

(c)Change in Control. In the event that the Company undergoes a Change in Control (as defined in the Plan) prior to September 30, 2014, the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse on the effective date of such a Change in Control, provided that you have remained in the continuous employ of, or a service provider to, the Company or its Subsidiaries from the Date of Grant until the effective date of the Change in Control. Upon a Change in Control, your Restricted Stock Units will be settled in accordance with Section 5 above.

8.Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will not be considered as having terminated employment with the Company; however, your rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9.Payment of Taxes. It shall be a condition of the obligations of the Company upon delivery of the Stock pursuant to Section 5 above that you pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Stock. The Company may, in its sole discretion, and you hereby authorize the Company to take such actions as may be necessary, in the opinion of the Company's counsel (including, without limitation, withholding Stock otherwise deliverable to you hereunder through a net settlement and/or withholding amounts from any compensation or other amount owing to you from the Company), to satisfy the obligations for payment of the minimum amount of any such taxes. Notwithstanding the foregoing provisions of this Section 9, you may, at your election, be permitted to elect to use Stock otherwise deliverable to you hereunder, having an equivalent Fair Market Value (as such term is defined in the Management Stockholder's Agreement) to the payment that would otherwise be made by you to the Company pursuant to the foregoing provisions of this Section 9, to satisfy such obligations. You are hereby advised to seek your own tax counsel regarding the taxation of the Restricted Stock Units made hereunder.

10.Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is, at the time of issuance, in effect with respect to such shares or (a) in the opinion of legal counsel to the Company, such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.Lock-Up Period. You hereby agree that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, you will not sell or otherwise transfer any Stock acquired hereunder or other securities of the Company during the 180 day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

12.Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 5(b), 10 and 11 of this Agreement on all certificates representing shares issued with respect to this Award.

13.Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or to perform services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

14.Furnish Information. You agree to furnish to the Company all information reasonably requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation with respect to the transactions contemplated by this Agreement.

15.No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17.No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

18.Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

19.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

20.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

21.Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax, legal and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you and as a factor weighing against the advisability of granting any such future award to you.

22.Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24.Company Action. Any action required of the Company under this Agreement shall be by resolution of the Board or the Committee or by a person or entity authorized to act by resolution of the Board.

25.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27.Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division) each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units, the Plan, or this Agreement. In any such dispute, each of you and the Company agree not to raise, and do hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

28.Amendment. This Agreement may be amended in accordance with the terms of the Plan.

29.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

[Remainder of page intentionally left blank]

In Witness Whereof, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.
By: ________________________________
Its: ________________________________

GRANTEE
________________________________________
Name: __________________________________
Address: ________________________________
_______________________________________

Exhibit II
In addition to the benefits and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits and compensation set forth in this Exhibit II, subject to the terms and conditions set forth herein:
Survival of Prior Agreements. Notwithstanding Section 9(b), this Agreement shall not supersede the Deferred Share Agreement, by and among the Company and Executive, dated July 7, 2008.

EXHIBIT 12(a)

	Year Ended December 31,
	2012	2011	2010	2009	2008
EARNINGS:
Income (loss) from continuing operations	$(3,360)	$(1,913)	$(2,812)	$408	$(9,998)
Subtract: Equity in earnings of unconsolidated subsidiaries (net of tax)	(270)	(286)	(277)	—	—
Add: Total federal income tax expense (benefit)	(1,232)	(1,134)	389	367	(471)
Fixed charges (see detail below)	3,578	4,360	3,646	3,225	5,280
Distributed income of equity investees	147	116	169	—	—
Total earnings (loss)	$(1,137)	$1,143	$1,115	$4,000	$(5,189)
FIXED CHARGES:
Interest expense	$3,544	$4,326	$3,614	$3,190	$5,246
Rentals representative of the interest factor	34	34	32	35	34
Total fixed charges	$3,578	$4,360	$3,646	$3,225	$5,280
RATIO OF EARNINGS TO FIXED CHARGES (a)	—	—	—	1.24	—
____________

(a)	Fixed charges exceeded earnings by $4.715, $3.217 billion, $2.531 billion and $10.469 billion for the years ended December 31, 2012, 2011, 2010 and 2008, respectively.

Exhibit 21(a)
ENERGY FUTURE HOLDINGS CORP.
SUBSIDIARY HIERARCHY
Effective December 31, 2012

Jurisdiction
Energy Future Holdings Corp.	Texas
Energy Future Competitive Holdings Company	Texas
Texas Competitive Electric Holdings LLC	Delaware
TCEH Finance, Inc.	Delaware
Generation MT Company LLC	Delaware
Luminant Holding Company LLC	Delaware
Luminant Energy Company LLC	Texas
Luminant ET Services Company	Texas
Luminant Energy Trading California Company	Texas
Luminant Generation Company LLC	Texas
Nuclear Energy Future Holdings LLC	Delaware
Nuclear Energy Future Holdings II LLC	Delaware
Comanche Peak Nuclear Power Company LLC(1)	Delaware
Valley NG Power Company LLC	Texas
Luminant Renewables Company LLC	Texas
Generation SVC Company	Texas
Big Brown 3 Power Company LLC	Texas
Big Brown Power Company LLC	Texas
Collin Power Company LLC	Delaware
DeCordova Power Company LLC	Texas
DeCordova II Power Company LLC	Delaware
Lake Creek 3 Power Company LLC	Texas
Martin Lake 4 Power Company LLC	Texas
Monticello 4 Power Company LLC	Texas
Morgan Creek 7 Power Company LLC	Texas
Oak Grove Management Company LLC	Delaware
Oak Grove Power Company LLC	Texas
Sandow Power Company LLC	Texas
Tradinghouse 3 & 4 Power Company LLC	Texas
Tradinghouse Power Company LLC	Texas
Valley Power Company LLC	Texas
Big Brown Lignite Company LLC	Texas
Luminant Big Brown Mining Company LLC	Texas
Luminant Mining Company LLC	Texas
Oak Grove Mining Company LLC	Texas
Luminant Mineral Development Company LLC	Texas
NCA Resources Development Company LLC	Texas
Greenway Development Holding Company LLC	Delaware
TXU Energy Receivables Company LLC	Delaware
TXU Energy Retail Company LLC	Texas
TXU Retail Services Company	Delaware
TXU Energy Solutions Company LLC	Texas
TXU SEM Company	Delaware
4Change Energy Holdings LLC	Texas
4Change Energy Company	Texas
Brighten Holdings LLC	Delaware
Brighten Energy LLC	Delaware

Energy Future Intermediate Holding Company LLC	Delaware
EFIH Finance Inc.	Delaware
Oncor Electric Delivery Holdings Company LLC	Delaware
Oncor Electric Delivery Company LLC (2)	Delaware
Oncor Management Investment LLC (3)	Delaware
Oncor Electric Delivery Transition Bond Company LLC	Delaware
Oncor Electric Delivery Administration Corp.	Texas
Oncor License Holdings Company LLC	Texas
Oncor Communications Holdings Company LLC	Delaware
EFH Renewables Company LLC	Delaware
EFH Corporate Services Company	Texas
EFH CG Management Company LLC	Texas
Generation Development Company LLC	Delaware
NCA Development Company LLC	Texas
EFH Properties Company	Texas
Basic Resources Inc.	Texas
TXU Receivables Company	Delaware
EFH Vermont Insurance Company	Vermont
LSGT Gas Company LLC	Texas
LSGT SACROC, Inc.	Texas
Humphreys & Glasgow Limited	United Kingdom
EEC Holdings, Inc	Nevada
EECI, Inc.	Nevada
Ebasco Services of Canada, Ltd	Canada
_______________________

(1)	88% ownership interest

(2)	80.033% ownership interest

(3)
Oncor Management Investment LLC owns 0.217% of Oncor Electric Delivery Company LLC. Regarding the ownership of Oncor Management Investment LLC, Oncor Electric Delivery Company LLC owns 100% of the Class A membership interests. Certain management employees of Oncor Electric Delivery Company LLC own 100% of the Class B membership interests.

Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172332 on Form S-8 of our reports dated February 19, 2013, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries ("EFH Corp.") (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to EFH Corp.'s continued net losses, substantial indebtedness and significant cash interest requirements as well as EFH Corp.'s ability to satisfy its obligations in October 2014, which include the maturities of the $3.8 billion of TCEH Term Loan Facilities, being dependent upon the completion of one or more actions described in Note 1 to the consolidated financial statements) and the effectiveness of EFH Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EFH Corp. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2013

Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Energy Future Holdings Corp. Registration Statement No. 333-172332 on Form S-8 of our report dated February 19, 2013, related to the financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Energy Future Holdings Corp. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2013

Exhibit 31(a)
ENERGY FUTURE HOLDINGS CORP.
Certificate Pursuant to Section 302
of Sarbanes - Oxley Act of 2002

I, John F. Young, certify that:

1.	I have reviewed this annual report on Form 10-K of Energy Future Holdings Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:	February 19, 2013		/s/ JOHN F. YOUNG
		Name:	John F. Young
		Title:	President and Chief Executive Officer

Exhibit 31(b)
ENERGY FUTURE HOLDINGS CORP.
Certificate Pursuant to Section 302
of Sarbanes - Oxley Act of 2002

I, Paul M. Keglevic, certify that:

1.	I have reviewed this annual report on Form 10-K of Energy Future Holdings Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:	February 19, 2013		/s/ PAUL M. KEGLEVIC
		Name:	Paul M. Keglevic
		Title:	Executive Vice President and Chief Financial Officer

Exhibit 32(a)

ENERGY FUTURE HOLDINGS CORP.
Certificate Pursuant to Section 906
of Sarbanes - Oxley Act of 2002
CERTIFICATION OF CEO

The undersigned, John F. Young, President and Chief Executive Officer of Energy Future Holdings Corp. (the "Company"), DOES HEREBY CERTIFY that, to his knowledge:

1.
The Company's Annual Report on Form 10-K for the period ended December 31, 2012 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 19th day of February, 2013.

/s/ JOHN F. YOUNG
Name:	John F. Young
Title:	President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Energy Future Holdings Corp. and will be retained by Energy Future Holdings Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32(b)
ENERGY FUTURE HOLDINGS CORP.
Certificate Pursuant to Section 906
of Sarbanes - Oxley Act of 2002
CERTIFICATION OF CFO

The undersigned, Paul M. Keglevic, Executive Vice President and Chief Financial Officer of Energy Future Holdings Corp. (the "Company"), DOES HEREBY CERTIFY that, to his knowledge:

1.
The Company's Annual Report on Form 10-K for the period ended December 31, 2012 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 19th day of February, 2013.

/s/ PAUL M. KEGLEVIC
Name:	Paul M. Keglevic
Title:	Executive Vice President and Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Energy Future Holdings Corp. and will be retained by Energy Future Holdings Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 95(a)

Mine Safety Disclosures

Safety is a top priority in all our businesses, and accordingly, it is a key component of our focus on operational excellence, our employee performance reviews and employee compensation. Our health and safety program objectives are to prevent workplace accidents and ensure that all employees return home safely and comply with all regulations.

We currently own and operate 12 surface lignite coal mines in Texas to provide fuel for our electricity generation facilities. These mining operations are regulated by the US Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977, as amended (the Mine Act), as well as other regulatory agencies such as the RRC. The MSHA inspects US mines, including ours, on a regular basis and if it believes a violation of the Mine Act or any health or safety standard or other regulation has occurred, it may issue a citation or order, generally accompanied by a proposed fine or assessment. Such citations and orders can be contested and appealed to the Federal Mine Safety and Health Review Commission (FMSHRC), which often results in a reduction of the severity and amount of fines and assessments and sometimes results in dismissal. The number of citations, orders and proposed assessments vary depending on the size of the mine as well as other factors.

Disclosures related to specific mines pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K sourced from data documented at January 3, 2013 in the MSHA Data Retrieval System for the twelve months ended December 31, 2012 (except pending legal actions, which are at December 31, 2012), are as follows:

Mine (a)	Section 104 S and S Citations (b)	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (c)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to Have Pattern Under Section 104(e)	Legal Actions Pending at Last Day of Period (d)	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Beckville	2	—	—	—	—	25	—	—	—	6	2	2
Big Brown	7	—	—	—	—	6	—	—	—	3	3	2
Kosse	10	—	—	—	—	144	—	—	—	5	2	—
Oak Hill	—	—	—	—	—	1	—	—	—	2	—	—
Sulphur Springs	4	—	—	—	—	6	—	—	—	1	1	4
Tatum	3	—	—	—	—	5	—	—	—	2	—	—
Three Oaks	8	—	1	—	—	76	—	—	—	3	2	1
Turlington	—	—	—	—	—	—	—	—	—	1	1	—
Winfield South	1	—	—	—	—	1	—	—	—	1	1	1
____________

(a)	Excludes mines for which there were no applicable events.

(b)	Includes MSHA citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(c)
Total value in thousands of dollars for proposed assessments received from MSHA for all citations and orders issued in the twelve months ended December 31, 2012, including but not limited to Sections 104, 107 and 110 citations and orders that are not required to be reported.

(d)	Pending actions before the FMSHRC involving a coal or other mine. All 24 are contests of proposed penalties.

Exhibit 99(b) Energy Future Holdings Corp. Consolidated Adjusted EBITDA Reconciliation (millions of dollars)

	Year Ended December 31,
	2012	2011
Net loss	$(3,360)	$(1,913)
Income tax benefit	(1,232)	(1,134)
Interest expense and related charges	3,508	4,294
Depreciation and amortization	1,373	1,499
EBITDA	$289	$2,746
Oncor Holdings distributions of earnings	147	116
Interest income	(2)	(2)
Amortization of nuclear fuel	156	142
Purchase accounting adjustments (a)	74	204
Impairment of goodwill	1,200	—
Impairment and write-down of other assets (b)	48	433
Debt extinguishment gains	—	(51)
Equity in earnings of unconsolidated subsidiary	(270)	(286)
Unrealized net (gain) loss resulting from commodity hedging and trading transactions	1,526	(58)
EBITDA amount attributable to consolidated unrestricted subsidiaries	4	—
Noncash compensation expense (c)	11	13
Transition and business optimization costs (d)	35	39
Transaction and merger expenses (e)	39	37
Restructuring and other (f)	15	80
Charges related to pension plan actions (g)	285	—
Expenses incurred to upgrade or expand a generation station (h)	100	100
Adjusted EBITDA per Incurrence Covenant	$3,657	$3,513
Add Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions)	1,600	1,523
Adjusted EBITDA per Restricted Payments Covenant	$5,257	$5,036
___________

(a)
Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits and gains on asset sales not recognized in net income due to purchase accounting. Adjustments in 2011 include $46 million related to an asset sale.

(b)	Impairment of assets in 2011 includes impairment of emission allowances and certain mining assets due to EPA rule issued in July 2011.

(c)	Noncash compensation expenses represent amounts recorded under stock-based compensation accounting standards and exclude capitalized amounts.

(d)
Transition and business optimization costs include certain incentive compensation expenses, as well as professional fees and other costs related to generation plant reliability and supply chain efficiency initiatives.

(e)	Transaction and merger expenses primarily represent Sponsor Group management fees.

(f)
Restructuring and other in 2011 includes gains on termination of a long-term power sales contract and settlement of amounts due from hedging/trading counterparty, fees related to the amendment and extension of the TCEH Senior Secured Facilities, and reversal of certain liabilities accrued in purchase accounting.

(g)
Charges related to pension plan actions resulted from the termination and payout of pension obligations for active nonunion employees of EFH Corp.'s competitive businesses and the assumption by Oncor under a new Oncor pension plan of all of EFH Corp.'s pension obligations to retirees and terminated vested participants. The charges represent actuarial losses previously recorded as other comprehensive income.

(h)	Expenses incurred to upgrade or expand a generation station represent noncapital outage costs.

Exhibit 99(c) Texas Competitive Electric Holdings Company LLC Consolidated Adjusted EBITDA Reconciliation (millions of dollars)

	Year Ended December 31,
	2012	2011
Net loss	$(2,948)	$(1,740)
Income tax benefit	(894)	(917)
Interest expense and related charges	2,752	3,699
Depreciation and amortization	1,343	1,470
EBITDA	$253	$2,512
Interest income	(46)	(87)
Amortization of nuclear fuel	156	142
Purchase accounting adjustments (a)	55	157
Impairment of goodwill	1,200	—
Impairment and write-down of other assets (b)	6	430
Unrealized net (gain) loss resulting from commodity hedging and trading transactions	1,526	(58)
EBITDA amount attributable to consolidated unrestricted subsidiaries	(4)	(7)
Corporate depreciation, interest and income tax expenses included in SG&A expense	17	16
Noncash compensation expense (c)	7	12
Transition and business optimization costs (d)	33	42
Transaction and merger expenses (e)	38	37
Restructuring and other (f)	14	72
Charges related to pension plan actions (g)	141	—
Expenses incurred to upgrade or expand a generation station (h)	100	100
Adjusted EBITDA per Incurrence Covenant	$3,496	$3,368
Expenses related to unplanned generation station outages	78	181
Pro forma adjustment for Oak Grove 2 reaching 70% capacity in Q2 2011 (i)	—	27
Other adjustments allowed to determine Adjusted EBITDA per Maintenance Covenant (j)	—	8
Adjusted EBITDA per Maintenance Covenant	$3,574	$3,584
___________

(a)
Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits and gains on asset sales not recognized in net income due to purchase accounting. Adjustments in 2011 include $46 million related to an asset sale.

(b)	Impairment of assets in 2011 includes impairment of emission allowances and certain mining assets due to EPA rule issued in July 2011.

(c)	Noncash compensation expenses represent amounts recorded under stock-based compensation accounting standards and exclude capitalized amounts.

(d)
Transition and business optimization costs include certain incentive compensation expenses, as well as professional fees and other costs related to generation plant reliability and supply chain efficiency initiatives.

(e)	Transaction and merger expenses primarily represent Sponsor Group management fees.

(f)
Restructuring and other in 2011 includes gains on termination of a long-term power sales contract and settlement of amounts due from hedging/trading counterparty, fees related to the amendment and extension of the TCEH Senior Secured Facilities, and reversal of certain liabilities accrued in purchase accounting.

(g)
Charges related to pension plan actions resulted from the termination and payout of pension obligations for active nonunion employees of EFH Corp.'s competitive businesses and the assumption by Oncor under a new Oncor pension plan of all of EFH Corp.'s pension obligations to retirees and terminated vested participants. The charges represent actuarial losses previously recorded as other comprehensive income.

(h)	Expenses incurred to upgrade or expand a generation station represent noncapital outage costs.

(i)
Pro forma adjustment for the year ended 2011 represents the annualization of the actual nine months ended December 31, 2011 EBITDA results for Oak Grove 2, which achieved the requisite 70% average capacity factor in the second quarter 2011.

(j)	Primarily pre-operating expenses relating to Oak Grove and Sandow 5.

Exhibit 99(d) Energy Future Intermediate Holding Company LLC Consolidated Adjusted EBITDA Reconciliation (millions of dollars)

	Year Ended December 31,
	2012	2011
Net income	$315	$417
Income tax expense	27	73
Interest expense and related charges	526	348
EBITDA	$868	$838
Oncor Holdings distributions of earnings	147	116
Interest income	(598)	(552)
Equity in earnings of unconsolidated subsidiary (net of tax)	(270)	(286)
Adjusted EBITDA per Incurrence Covenant	$147	$116
Add Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions)	1,600	1,523
Adjusted EBITDA per Restricted Payments Covenant	$1,747	$1,639

Exhibit 99(e)

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

AN ENERGY FUTURE HOLDINGS CORP. ENTERPRISE

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012

AND

INDEPENDENT AUDITORS' REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Bondco
Refers to Oncor Electric Delivery Transition Bond Company LLC, a wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that has issued securitization (transition) bonds to recover certain regulatory assets and other costs.

CREZ	Competitive Renewable Energy Zone
Deed of Trust
Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.
EFH Retirement Plan
Refers to the defined benefit pension plan sponsored by EFH Corp., in which Oncor participates. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) into a new plan. See Oncor Retirement Plan below.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.
ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas
ERISA	Employee Retirement Income Security Act of 1974, as amended
Fitch	Fitch Ratings, Ltd. (a credit rating agency)
GAAP	generally accepted accounting principles
Investment LLC
Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

IRS	US Internal Revenue Service
LIBOR	London Interbank Offered Rate. an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.
Limited Liability Company Agreement	The Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 5, 2008, by and among Oncor Holdings, Texas Transmission and Investment LLC, as amended
Luminant
Refers to subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Moody's	Moody's Investors Services, Inc. (a credit rating agency)
Oncor
Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings
Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor Retirement Plan
Refers to the defined benefit pension plan sponsored by Oncor. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) into a new plan. Effective January 1, 2013, Oncor assumed sponsorship of this new plan.

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.
OPEB	other postretirement employee benefits
OPEB Plan
Refers to an EFH Corp.-sponsored plan (in which Oncor participates) that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from Oncor.

PUCT	Public Utility Commission of Texas
PURA	Texas Public Utility Regulatory Act
purchase accounting
The purchase method of accounting for a business combination as prescribed by US GAAP, whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

REP	retail electric provider
S&P	Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. (a credit rating agency)
SARs	Stock Appreciation Rights
SARs Plan	Refers to the Oncor Stock Appreciation Rights Plan.
Sponsor Group
Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH
Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of Energy Future Competitive Holdings Company and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context. Its major subsidiaries include Luminant and TXU Energy.

TCRF	transmission cost recovery factor
Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.
Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.
Texas Transmission
Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.'s subsidiaries or any member of the Sponsor Group.

TXU Energy
Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of TCEH engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

US	United States of America
VIE	variable interest entity

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to "we," "our," "us" and "the company" are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Member of
Oncor Electric Delivery Holdings Company LLC
Dallas, Texas

We have audited the accompanying consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the "Company") which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related statements of consolidated income, comprehensive income, membership interests and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oncor Electric Delivery Holdings Company LLC and its subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2013

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Affiliated	$962	$1,026	$1,061
Nonaffiliated	2,366	2,092	1,853
Total operating revenues	3,328	3,118	2,914
Operating expenses:
Wholesale transmission service	502	439	393
Operation and maintenance	669	658	616
Depreciation and amortization	771	719	673
Income taxes (Note 3)	240	209	193
Taxes other than income taxes	415	400	384
Total operating expenses	2,597	2,425	2,259
Operating income	731	693	655
Other income and deductions:
Other income (Note 13)	26	30	36
Other deductions (Note 13)	64	9	8
Nonoperating income taxes (Note 3)	3	27	27
Interest income	24	32	38
Interest expense and related charges (Note 13)	374	359	347
Net income	340	360	347
Net income attributable to noncontrolling interests	(70)	(74)	(70)
Net income attributable to Oncor Holdings	$270	$286	$277

See Notes to Financial Statements.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010
Net income	$340	$360	$347
Other comprehensive income (loss):
Cash flow hedges (Notes 1 and 6):
Net decrease in fair value of derivatives (net of tax benefit of — ,$17,and —)	—	(29)	—
Derivative value net loss recognized in net income (net of tax benefit of $1, — and — )	3	—	—
Total cash flow hedges	3	(29)	—
Defined benefit pension and OPEB plans (net of tax benefit of $1, — and —) (Note 10)	(3)	—	—
Total other comprehensive loss	—	(29)	—
Comprehensive income	340	331	347
Comprehensive income attributable to noncontrolling interests	(70)	(68)	(70)
Comprehensive income attributable to Oncor Holdings	$270	$263	$277

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows — operating activities:
Net income	$340	$360	$347
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	802	732	682
Deferred income taxes — net	182	229	155
Amortization of investment tax credits	(4)	(5)	(5)
Other — net	—	2	—
Changes in operating assets and liabilities:
Accounts receivable - trade (including affiliates)	52	(36)	(1)
Inventories	(3)	25	(4)
Accounts payable — trade (including affiliates)	(9)	17	(17)
Deferred revenues (Note 4)	(101)	(16)	11
Other — assets	(15)	147	3
Other — liabilities	(8)	(160)	(74)
Cash provided by operating activities	1,236	1,295	1,097
Cash flows — financing activities:
Issuances of long-term debt (Note 6)	900	300	475
Repayments of long-term debt (Note 6)	(1,018)	(113)	(108)
Net increase (decrease) in short term borrowings (Note 5)	343	15	(239)
Distributions to parent (Note 8)	(147)	(116)	(169)
Distributions to noncontrolling interests	(45)	(29)	(42)
Decrease in note receivable from TCEH (Note 12)	20	40	37
Sale of related-party agreements (Note 12)	159	—	—
Debt discount, financing and reacquisition expenses — net	(46)	(17)	(15)
Other	(1)	—	—
Cash provided by (used in) financing activities	165	80	(61)
Cash flows — investing activities:
Capital expenditures	(1,389)	(1,362)	(1,020)
Other — net	21	(34)	(12)
Cash used in investing activities	(1,368)	(1,396)	(1,032)
Net change in cash and cash equivalents	33	(21)	4
Cash and cash equivalents — beginning balance	12	33	29
Cash and cash equivalents — ending balance	$45	$12	$33
See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	At December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$45	$12
Restricted cash — Bondco (Note 13)	55	57
Trade accounts receivable from nonaffiliates — net (Note 13)	338	303
Trade accounts and other receivables from affiliates (Note 12)	53	179
Materials and supplies inventories — at average cost	73	71
Accumulated deferred income taxes (Note 3)	26	73
Prepayments and other current assets	82	74
Total current assets	672	769
Restricted cash — Bondco (Note 13)	16	16
Investments and other property (Note 13)	83	73
Property, plant and equipment — net (Note 13)	11,318	10,569
Goodwill (Notes 1 and 13)	4,064	4,064
Note receivable from TCEH (Note 12)	—	138
Regulatory assets — net — Oncor (Note 4)	1,453	1,303
Regulatory assets — net — Bondco (Note 4)	335	427
Other noncurrent assets	78	73
Total assets	$18,019	$17,432
LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$735	$392
Long-term debt due currently — Oncor (Note 6)	—	376
Long-term debt due currently — Bondco (Note 6)	125	118
Trade accounts payable	121	197
Income taxes payable to EFH Corp. (Note 12)	34	2
Accrued taxes other than income taxes	153	151
Accrued interest	95	108
Other current liabilities	110	112
Total current liabilities	1,373	1,456
Long-term debt, less amounts due currently — Oncor (Note 6)	5,090	4,711
Long-term debt, less amounts due currently — Bondco (Note 6)	310	433
Accumulated deferred income taxes (Notes 1, 3 and 12)	1,736	1,688
Investment tax credits	24	28
Other noncurrent liabilities and deferred credits (Notes 12 and 13)	1,999	1,832
Total liabilities	10,532	10,148
Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account	5,867	5,745
Accumulated other comprehensive loss, net of tax effects	(25)	(25)
Oncor Holdings membership interest	5,842	5,720
Noncontrolling interests in subsidiary	1,645	1,564
Total membership interests	7,487	7,284
Total liabilities and membership interests	$18,019	$17,432

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010
Capital account:
Balance at beginning of period	$5,745	$5,546	$5,397
Net income attributable to Oncor Holdings	270	286	277
Distributions paid to parent	(147)	(116)	(169)
Sale of related-party agreements (net of tax benefit of $1, — and — ) (Note 12)	(1)	—	—
Capital contributions (a)	—	29	40
Other	—	—	1
Balance at end of period	5,867	5,745	5,546
Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(25)	(2)	(2)
Net effects of cash flow hedges (net of tax expense (benefit) of $1, $(13) and — ) (Note 6)	2	(23)	—
Defined benefit pension and OPEB plans (net of tax benefit of $1, — and —) (Note 10)	(2)	—	—
Balance at end of period	(25)	(25)	(2)
Oncor Holdings membership interest at end of period	5,842	5,720	5,544
Noncontrolling interests in subsidiary (Note 9):
Balance at beginning of period	1,564	1,452	1,363
Net income attributable to noncontrolling interests	70	74	70
Distributions to noncontrolling interests	(45)	(29)	(42)
Change related to future tax distributions from Oncor	56	73	61
Net effects of cash flow hedges (net of tax benefit of — , $4, and — )	1	(6)	—
Defined benefit pension and OPEB plans (net of tax) (Note 10)	(1)	—	—
Noncontrolling interests in subsidiary at end of period	1,645	1,564	1,452
Total membership interests at end of period	$7,487	$7,284	$6,996
____________

(a)	Reflects noncash settlement of certain income taxes payable arising as a result of the sale of noncontrolling interests in Oncor.

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to "we," "our," "us" and "the company" are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. The financial statements reflect almost entirely the operations of Oncor; consequently, there are no separate reportable business segments. See "Glossary" for definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements reflect almost entirely the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 29%, 33% and 36% of total operating revenues for the years ended December 31, 2012, 2011 and 2010, respectively. We are a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Our consolidated financial statements include our indirect, bankruptcy-remote financing subsidiary, Bondco, a VIE (see Note 13). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various "ring-fencing" measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor's credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: Oncor's sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor's board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

See Note 9 for discussion of noncontrolling interests.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with US GAAP and on the same basis as our audited financial statements for the year ended December 31, 2011 included in EFH Corp.'s Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 21, 2012 (Commission File No. 001-12833). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. Subsequent events have been evaluated through the date these consolidated financial statements were issued.

From time to time, certain prior period amounts are reclassified to conform to the current period presentation. In the statements of consolidated cash flows included in this report, amounts previously reported as changes in deferred advanced metering system revenues for the years ended December 31, 2011 and 2010 are included in and reported as deferred revenues to conform to the current period presentation. In addition to deferred advanced metering system revenues, other reconcilable revenues (TCRF and energy efficiency surcharges), which were previously reported as changes in other operating assets and liabilities, are included in and reported as deferred revenues.

As discussed in Note 12, the balance sheet at December 31, 2011 has been restated to remove the regulatory liability for nuclear plant decommissioning and related receivable from TCEH related to nuclear plant decommissioning.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). See Note 13.

Income Taxes

EFH Corp. files a consolidated federal income tax return. Effective with the November 2008 sale of equity interests in Oncor, Oncor became a partnership for US federal income tax purposes, and subsequently only EFH Corp.'s share of partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current accumulated deferred income taxes as discussed in Note 3.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is required to be recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for "hedge accounting," which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., debt with variable interest rate payments), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income to the extent the hedges are effective. Amounts remain in accumulated other comprehensive income and are reclassified into net income as the related transactions (hedged items) settle and affect net income. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. Fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge's effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Hedge ineffectiveness, even if the hedge continues to be assessed as effective, is immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, energy efficiency and advanced meter surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred expenses are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Revenue Recognition

Revenue from delivery services are recorded under the accrual method of accounting. Revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimate for revenues earned from the meter reading date to the end of the period adjusted for the impact of weather (unbilled revenue).

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) or whenever events or changes in circumstances indicate that an impairment may exist.

Goodwill impairment tests performed in 2012 and 2010 were based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values (quantitative assessment).

Effective with the December 1, 2011 test, we adopted new accounting guidance that provides the option of using a qualitative assessment in which we may consider macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant events. Based on the results of the qualitative assessment performed, we concluded that no further testing for impairment was required in 2011.

System of Accounts

Our accounting records have been maintained in accordance with the US Federal Energy Regulatory Commission Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit (OPEB) Plans

Oncor participates in pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and the OPEB Plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). See Note 10 for additional information regarding the pension plans and the OPEB Plan

Stock-Based Incentive Compensation

In 2008, Oncor implemented the SARs Plan for certain management that purchased equity interests in the company indirectly by investing in Investment LLC. Oncor implemented the Director SARs Plan in 2009. SARs have been awarded under the SARs Plan and are being accounted for based upon the provisions of guidance for share-based payment. See Note 11 for information regarding stock-based compensation, including SARs granted to certain members of Oncor's board of directors and a 2012 early exercise of all outstanding SARS under both the SARs Plan and Director SARs Plan.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plan trusts as presented in Note 10.

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a "mid-market" valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•
Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•
Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kilowatt-hours delivered and are the principal component of "taxes other than income taxes" as reported in the income statement. Franchise taxes are not a "pass through" item. Rates charged to customers by Oncor are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 13 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory obligation to retire assets in the future.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion of capitalized AFUDC is accounted for as other income. Oncor recorded $1 million of equity AFUDC in the year ended December 31, 2012 and none for each of the years ended December 31, 2011 and 2010. See Note 13 for detail of amounts charged to interest expense.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 4 for details of regulatory assets and liabilities.

Sale of Noncontrolling Interests

See Note 9 for discussion of noncontrolling interests.

2.	REGULATORY MATTERS

2011 Rate Review

In January 2011, Oncor filed a rate review with the PUCT and 203 original jurisdiction cities based on a test year ended June 30, 2010 (PUCT Docket No. 38929). In April 2011, Oncor and the other parties reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. Oncor filed a stipulation (including a proposed order and proposed tariffs) in May 2011 that incorporated the Memorandum of Settlement along with pleadings and other documentation (Stipulation) for the purpose of obtaining final approval of the settlement. The terms of the Stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed below) and other expenses. Approximately $93 million of the increase became effective July 1, 2011, and the remainder became effective January 1, 2012. Under the Stipulation, amortization of regulatory assets increased by approximately $24 million ($14 million of which will be recognized as tax expense) annually beginning January 1, 2012. The Stipulation did not change Oncor's authorized regulatory capital structure of 60% debt and 40% equity or its authorized return on equity of 10.25%. Under the terms of the Stipulation, Oncor cannot file another general base rate review prior to July 1, 2013, but is not restricted from filing wholesale transmission rate, TCRF, distribution-related investment and other rate updates and adjustments permitted by Texas state law and PUCT rules.

In response to concerns raised by PUCT Commissioners at a July 2011 PUCT open meeting regarding the Stipulation, Oncor filed a modified stipulation that removed from the Stipulation a one-time payment to certain cities it serves for retrospective franchise fees (Modified Stipulation). Instead, pursuant to the terms of a separate agreement with certain cities it serves, through December 31, 2012, Oncor has made $22 million in retrospective franchise fee payments to cities that accepted the terms of the separate agreement. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from Oncor's June 2008 rate review filing (discussed below). No other significant terms of the Stipulation were revised. In August 2011, the PUCT issued a final order approving the settlement terms contained in the Modified Stipulation.

Effective July 1, 2011, pursuant to the PUCT's final order, Oncor no longer recovers the cost of wholesale transmission service through base rates, and wholesale transmission service expenses incurred are reconcilable to revenues billed under the TCRF rider. For this purpose, all wholesale transmission service expenses consist of amounts charged under a PUCT-approved transmission tariff including Oncor's own wholesale transmission tariff. Oncor accounts for the difference between amounts charged under the TCRF rate and wholesale transmission service expense as a regulatory asset or regulatory liability (under- or over-recovered wholesale transmission service expense (see Note 1)). At December 31, 2012, approximately $60 million ($40 million after tax) was deferred as under-recovered wholesale transmission service expense (see Note 4).

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to Oncor's June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. In November 2009, the PUCT issued an order on rehearing that established a new rate class but did not change the revenue requirements. Oncor and four other parties appealed various portions of the rate review final order to a state district court, and oral argument was held in October 2010.  In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT's disallowance of certain franchise fees and the PUCT's decision that PURA no longer requires imposition of a rate discount for state colleges and universities.  Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues it appealed to the district court and did not prevail upon, as well as the district court's decision to reverse the PUCT with respect to discounts for state colleges and universities. Oral argument before the Austin Court of Appeals was completed in April 2012. There is no deadline for the court to act. Oncor is unable to predict the outcome of the appeal.

Stipulation Approved by the PUCT

In April 2008, the PUCT entered an order (PUCT Docket No. 34077), which became final in June 2008, approving the terms of a stipulation relating to a filing in 2007 by Oncor and Texas Holdings with the PUCT pursuant to Section 14.101(b) of PURA and PUCT Substantive Rule 25.75. Among other things, the stipulation required Oncor to file a rate review no later than July 1, 2008 based on a test year ended December 31, 2007, which it filed in June 2008. The PUCT issued a final order with respect to the rate review in August 2009. In July 2008, Nucor Steel filed an appeal of the PUCT's order in the 200th District Court of Travis County, Texas (District Court). A hearing on the appeal was held in June 2010, and the District Court affirmed the PUCT order in its entirety. Nucor Steel appealed that ruling to the Austin Court of Appeals in July 2010. In March 2012, the Austin Court of Appeals affirmed the District Court's ruling, which is now final

In addition to commitments Oncor made in its filings in the PUCT review, the stipulation included the following provisions, among others:

•
Oncor provided a one-time $72 million refund to its REP customers in the September 2008 billing cycle. The refund was in the form of a credit on distribution fee billings. The liability for the refund was previously recorded as part of purchase accounting.

•
Cash distributions paid by Oncor were limited through December 31, 2012, to an amount not to exceed its net income (determined in accordance with US GAAP, subject to certain defined adjustments) for the period beginning October 11, 2007 and ending December 31, 2012, and continue to be limited by an agreement that Oncor's regulatory capital structure, as determined by the PUCT, will be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity (see Note 8).

•
Oncor committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. This spending did not include the capital spending on CREZ facilities. Oncor satisfied this spending commitment in 2012.

•
Oncor committed to an additional $100 million in spending over the five-year period ending December 31, 2012 on demand-side management or other energy efficiency initiatives. These additional expenditures will not be recoverable in rates, and this amount was recorded as a regulatory liability as part of purchase accounting and consistent with accounting standards related to the effect of certain types of regulation. Oncor satisfied this spending commitment in 2012.

•	If Oncor's credit rating is below investment grade with two or more rating agencies, TCEH will post a letter of credit in an amount of $170 million to secure TXU Energy's payment obligations to Oncor.

•	Oncor agreed not to request recovery of goodwill or any future impairment of the goodwill in its rates.

3.	INCOME TAXES

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2012	2011	2010
Reported in operating expenses:
Current:
US federal	$23	$(55)	$(6)
State	21	21	21
Deferred:
US federal	200	248	183
State	—	—	—
Amortization of investment tax credits	(4)	(5)	(5)
Total	240	209	193
Reported in other income and deductions:
Current:
US federal	21	45	55
State	—	1	1
Deferred federal	(18)	(19)	(29)
Total	3	27	27
Total income tax expense	$243	$236	$220

Reconciliation of income taxes computed at the US federal statutory rate to income taxes:

	Year Ended December 31,
	2012	2011	2010
Income before income taxes	$583	$596	$567
Income taxes at the US federal statutory rate of 35%	$204	$209	$198
Amortization of investment tax credits — net of deferred tax effect	(4)	(5)	(5)
Amortization (under regulatory accounting) of statutory tax rate changes	(3)	(3)	(3)
Amortization of Medicare subsidy regulatory asset	14	—	—
Texas margin tax, net of federal tax benefit	14	14	13
Medicare subsidy	—	—	(1)
Nondeductible losses (gains) on benefit plan investments	(2)	(1)	(1)
Other, including audit settlements	20	22	19
Income tax expense	$243	$236	$220
Effective rate	41.7%	39.6%	38.8%

At December 31, 2012 and 2011, net amounts of $1.710 billion and $1.615 billion, respectively, were reported in the balance sheets as accumulated deferred income taxes. These amounts include $1.713 billion and $1.605 billion, respectively, related to our investment in the Oncor partnership.

We also have AMT credit carryforwards and NOL carryforwards related to our investment in the Oncor partnership. At December 31, 2012 and 2011, we had $52 million and $49 million of alternative minimum tax (AMT) credit carryforwards, respectively, available to offset future tax sharing payments. The AMT credit carryforwards have no expiration date. At December 31, 2012, we had net operating loss (NOL) carryforwards for federal income tax purposes of $217 million that expire between 2028 and 2032.  The NOL carryforwards can be used to offset future taxable income.  We expect to use all of our NOL carryforwards prior to their expiration date.

Accounting For Uncertainty in Income Taxes

EFH Corp. and its subsidiaries file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of EFH Corp. and its subsidiaries' income tax returns for the years ending prior to January 1, 2007 are complete, but the tax years 1997 through 2006 remain in appeals with the IRS. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2002.

The IRS audit for the years 2003 through 2006 was concluded in June 2011.  A number of proposed adjustments are in appeals with the IRS.  The results of the audit did not affect management's assessment of issues for purposes of determining the liability for uncertain tax positions.

We have been advised by EFH Corp. that the conclusion of all issues contested from the 1997 through 2002 IRS audit, including Joint Committee review, could occur during the first quarter of 2013. Upon such conclusion, we would expect to further reduce the liability for uncertain tax positions by approximately $29 million with a cash payment to EFH Corp. as required under the tax sharing agreement. Other than these items, we do not expect the total amount of liabilities recorded related to uncertain tax positions will change significantly in the next 12 months.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
Balance at January 1, excluding interest and penalties	$126	$82	$71
Additions based on tax positions related to prior years	18	44	31
Reductions based on tax positions related to prior years	—	—	(20)
Balance at December 31, excluding interest and penalties	$144	$126	$82

Of the balances at December 31, 2012 and 2011, $133 million and $115 million, respectively, represent tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period.

Noncurrent liabilities included a total of $25 million and $21 million in accrued interest at December 31, 2012 and 2011, respectively. Amounts recorded related to interest and penalties totaled an expense of $3 million and $2 million in the years ended December 31, 2012 and 2011, respectively, and a benefit of $1 million in the year ended December 31, 2010, as a result of reversals of previously accrued amounts (all amounts after tax). The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as accumulated deferred income taxes.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. or we sustain such positions on income tax returns previously filed, our liabilities recorded would be reduced by $11 million, resulting in increased net income and a favorable impact on the effective tax rate.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Regulatory liabilities at December 31, 2011 have been restated to remove the $225 million regulatory liability for nuclear plant decommissioning (see Note 12). Amounts not earning a return through rate regulation are noted

	Remaining Rate Recovery/Amortization Period at December 31, 2012	Carrying Amount
		December 31, 2012	December 31, 2011
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	4 years	$409	$531
Employee retirement costs	7 years	87	103
Employee retirement costs to be reviewed (b)(c)	To be determined	186	74
Employee retirement liability (a)(c)(d)	To be determined	738	707
Self-insurance reserve (primarily storm recovery costs) — net	7 years	190	221
Self-insurance reserve to be reviewed (b)(c)	To be determined	128	71
Securities reacquisition costs (pre-industry restructure)	5 years	41	48
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	22	2
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	71	104
Rate review expenses (a)	Largely 3 years	6	11
Rate review expenses to be reviewed (b)(c)	To be determined	1	1
Advanced meter customer education costs (c)	7 years	10	9
Deferred conventional meter depreciation	8 years	152	107
Deferred advanced metering system costs	7 years	2	—
Energy efficiency performance bonus (a)	1 year	9	8
Under-recovered wholesale transmission service expense (a)(c)	1 year	40	—
Wholesale transmission settlement costs	Not applicable	—	9
Energy efficiency programs (a)	Not applicable	1	—
Other regulatory assets	Not applicable	—	1
Total regulatory assets		2,093	2,007
Regulatory liabilities:
Estimated net removal costs	Life of utility plant	244	115
Investment tax credit and protected excess deferred taxes	Various	28	33
Over-collection of transition bond revenues (a)(e)	4 years	33	37
Deferred advanced metering system revenues	7 years		52
Committed spending for demand-side management initiatives (a)	Not applicable		25
Over-recovered wholesale transmission service expense (a)(c)	1 year	—	13
Energy efficiency programs (a)	Not applicable	—	2
Total regulatory liabilities		305	277
Net regulatory asset		$1,788	$1,730
____________

(a)	Not earning a return in the regulatory rate-setting process.

(b)	Costs incurred since the period covered under the last rate review.

(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.

(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

(e)
Bondco net regulatory assets of $335 million at December 31, 2012 consist of $368 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $33 million. Bondco net regulatory assets of $427 million at December 31, 2011 consist of $464 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $37 million.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act enacted in March 2010 reduce, effective 2013, the amount of OPEB costs deductible for federal income tax purposes by the amount of the Medicare Part D subsidy received by the EFH Corp. OPEB plans in which we participate. Under income tax accounting rules, deferred tax assets related to accrued OPEB liabilities must be reduced immediately for the future effect of the legislation. Accordingly, in the first quarter of 2010, our deferred tax assets were reduced by $42 million. All of this amount was recorded as a regulatory asset (before gross-up for liability in lieu of deferred income taxes) as the additional amounts due related to income taxes are being recovered in our rates beginning January 1, 2012.

As a result of purchase accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount will be accreted to other income over the recovery period remaining at October 10, 2007 (approximately nine years). In August 2011, the PUCT issued a final order in Oncor's rate review filed in January 2011. The rate review included a determination of the recoverability of regulatory assets at June 30, 2010, including the recoverability period of those assets deemed allowable by the PUCT.

In September 2008, the PUCT approved a settlement for Oncor to recover its estimated future investment for advanced metering deployment. Oncor began billing the advanced metering surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. Oncor accounts for the difference between the surcharge billings for advanced metering facilities and the allowed revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures. As indicated in the table above, the regulatory asset at December 31, 2012 totaled $2 million and the regulatory liability at December 31, 2011 totaled $52 million.

In accordance with the PUCT's August 2009 order in Oncor's rate review, the remaining net book value and anticipated removal cost of existing conventional meters that are being replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

See Note 12 for additional information regarding nuclear decommissioning cost recovery.

5.	BORROWINGS UNDER CREDIT FACILITIES

At December 31, 2012, Oncor had a $2.4 billion secured revolving credit facility (reflecting a May 2012 $400 million commitment increase as discussed below) to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. The revolving credit facility expires in October 2016, and Oncor has the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approval. Pursuant to the terms of the revolving credit facility, Oncor requested and received a $400 million increase in commitments under the revolving credit facility effective May 15, 2012. The terms of the revolving credit facility allow Oncor to request an additional increase in its borrowing capacity of $100 million, provided certain conditions are met, including lender approval.
Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of Oncor's other secured indebtedness by a first priority lien on property acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.
At December 31, 2012, Oncor had outstanding borrowings under the revolving credit facility totaling $735 million with an interest rate of 1.46% and outstanding letters of credit totaling $6 million. At December 31, 2011, Oncor had outstanding borrowings under the revolving credit facility totaling $392 million with an interest rate of 1.40% and outstanding letters of credit totaling $6 million.
Borrowings under the revolving credit facility bear interest at per annum rates equal to, at Oncor's option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to Oncor's senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to Oncor's senior secured non-credit enhanced long-term debt. At December 31, 2012, all outstanding borrowings bore interest at LIBOR plus 1.25%. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to Oncor's senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2012, letters of credit bore interest at 1.25%, and a commitment fee (at a rate of 0.175% per annum) was payable on the unfunded commitments under the facility, each based on Oncor's current credit ratings.
Subject to the limitations described below, borrowing capacity available under the credit facility at December 31, 2012 and 2011 was $1.659 billion and $1.602 billion, respectively. Generally, Oncor's indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6, the Deed of Trust permits Oncor to secure indebtedness (including borrowings under its revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2012, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP plus indebtedness described above. At December 31, 2012, Oncor was in compliance with this covenant with a debt-to-capitalization ratio of 0.44 to 1.00 and with all other covenants.

The revolving credit facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control that are not permitted transactions, cross-default provisions in the event Oncor or any of its subsidiaries (other than Bondco) defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

6.	LONG-TERM DEBT

At December 31, 2012 and 2011, our long-term debt consisted of the following:

	December 31,
	2012	2011
Oncor (a):
6.375% Fixed Senior Notes due May 1, 2012	$—	$376
5.950% Fixed Senior Notes due September 1, 2013	—	524
6.375% Fixed Senior Notes due January 15, 2015	500	500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	—
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	300	300
5.300% Fixed Senior Notes due June 1, 2042	500	—
Unamortized discount	(35)	(38)
Less amounts due currently	—	(376)
Total Oncor	5,090	4,711
Oncor Electric Delivery Transition Bond Company LLC (b):
4.950% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2013	10	56
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015 (c)	145	145
4.810% Fixed Series 2004 Bonds due in semiannual installments through November 15, 2012	—	63
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	281	290
Unamortized fair value discount related to transition bonds	(1)	(3)
Less amounts due currently	(125)	(118)
Total Oncor Electric Delivery Transition Bond Company LLC	310	433
Total long-term debt (d)	$5,400	$5,144
____________

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor's other secured indebtedness. See "Deed of Trust" below for additional information.

(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

(c)	Principal payments commence in February 2013.

(d)	According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money.

Debt-Related Activity in 2012

Debt Repayments

Repayments of long-term debt in 2012 totaled $1.018 billion and represented $376 million principal amount of 6.375% senior secured notes paid at the scheduled maturity date of May 1, 2012, the redemption of $524 million principal amount of 5.950% senior secured notes due September 1, 2013 (2013 Notes) as discussed below and $118 million principal amount of transition bonds paid at scheduled maturity dates.

In June 2012, pursuant to the terms of the indenture and officer's certificate governing the 2013 Notes, Oncor redeemed all of the 2013 Notes. Oncor paid a redemption price equal to 100% of the principal amount of the 2013 Notes plus a make-whole amount of $33 million. For accounting purposes, the make-whole amount has been deferred as a regulatory asset and will be amortized to interest expense until September 1, 2013, the original maturity date of the 2013 Notes (see Note 4).

Issuance of New Senior Secured Notes

In May 2012, Oncor issued $400 million aggregate principal amount of 4.100% senior secured notes maturing in June 2022 (2022 Notes) and $500 million aggregate principal amount of 5.300% senior secured notes maturing in June 2042 (2042 Notes, and collectively with the 2022 Notes, the Notes). Oncor used the proceeds (net of the initial purchasers' discount, fees and expenses) of approximately $890 million from the sale of the Notes to repay borrowings under its revolving credit facility, redeem the 2013 Notes (as discussed above) and for other general corporate purposes. The Notes are secured equally and ratably with all of Oncor's other secured indebtedness pursuant to the Deed of Trust by a first priority lien on property acquired or constructed for the transmission and distribution of electricity.

Interest on the Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2012. Oncor may at its option at any time and from time to time redeem all or part of the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. The Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The Notes were issued in a private placement, and in August 2012 Oncor offered holders of the Notes the opportunity to exchange their respective Notes for notes that have terms identical in all material respects to the Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in July 2012.

Deed of Trust

Oncor's secured indebtedness, including the 2022 and 2042 Notes described above and the revolving credit facility described in Note 5, are secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2012, the amount of available bond credits was approximately $2.2 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $731 million.

Debt-Related Activity in 2011

Debt Repayments

Repayments of long-term debt in 2011 totaled $113 million and represented transition bond principal payments at scheduled maturity dates.

Interest Rate Hedge Transaction

In August 2011, Oncor entered into an interest rate hedge transaction hedging the variability of treasury bond rates used to determine interest rates on an anticipated issuance of senior secured notes (see below for information regarding the debt issuance). The hedges were terminated in November 2011 upon the issuance of the senior secured notes. In 2011, Oncor recognized the $46 million ($29 million after tax) loss related to the fair value of the hedge transaction in other comprehensive income, which is expected to be reclassified into net income over the life of the senior secured notes issued, which mature in 2041.

Issuance of New Senior Secured Notes

In November 2011, Oncor issued $300 million aggregate principal amount of 4.550% senior secured notes maturing in December 2041 (2041 Notes). Oncor used the net proceeds of approximately $297 million from the sale of the notes to repay borrowings under its revolving credit facility, including loans under the revolving credit facility and for general corporate purposes. The notes are secured by the first priority lien described below, and are secured equally and ratably with all of Oncor's other secured indebtedness.

Interest on the 2041 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2012. Oncor may at its option redeem the notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The 2041 Notes were issued in a private placement, and in August 2012 Oncor offered holders of the 2041 Notes the opportunity to exchange their respective 2041 Notes for notes that have terms identical in all material respects to the 2041 Notes (2041 Exchange Notes), except that the 2041 Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The 2041 Exchange Notes were registered on a Form S-4, which was declared effective in July 2012.

Maturities

Long-term debt maturities at December 31, 2012 are as follows:

Year:	Amount
2013	$125
2014	131
2015	639
2016	41
2017	324
Thereafter	4,301
Unamortized fair value discount	(1)
Unamortized discount	(35)
Total	$5,525

Fair Value of Long-Term Debt

The estimated fair value of our long-term debt (including current maturities) totaled $6.568 billion and $6.705 billion at December 31, 2012 and 2011, respectively, and the carrying amount totaled $5.525 billion and $5.638 billion, respectively. The fair value is estimated based upon the market value as determined by quoted market prices, representing Level 1 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2012, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2013	$7
2014	5
2015	4
2016	3
2017	1
Thereafter	—
Total future minimum lease payments	$20

Rent charged to operation and maintenance expense totaled $15 million for each of the years ended December 31, 2012, 2011 and 2010.

Capital Expenditures

Oncor and Texas Holdings agreed with major interested parties to the terms of a stipulation that was approved by the PUCT in 2008 as discussed in Note 2. As one of the provisions of this stipulation, Oncor committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. At December 31, 2012, Oncor had satisfied this spending commitment. These expenditures did not include the CREZ facilities.

Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2013 requirement is $62 million.

Guarantees

Oncor has entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions as discussed below.

Oncor is the lessee under various operating leases that obligate it to guarantee the residual values of the leased assets. At December 31, 2012, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled $7 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 1.7 years.

For the purpose of obtaining greater access to materials, Oncor has guaranteed the repayment of borrowings under a nonaffiliated party's $7 million credit facility maturing on March 31, 2013. The nonaffiliated party's borrowings under the credit facility are limited to inventory produced solely to satisfy the terms of a contract with Oncor. Oncor would be entitled to the related inventory upon repayment of the credit facility (or payment to the nonaffiliated party). At December 31, 2012, the nonaffiliated party had borrowings of $4 million under the facility.

Legal/Regulatory Proceedings

In October 2010, the PUCT established Docket No. 38780 for the remand of Docket No. 20381, the 1999 wholesale transmission charge matrix case. A joint settlement agreement was entered into effective October 6, 2003. This settlement resolves disputes regarding wholesale transmission pricing and charges for the period of January 1997 through August 1999, the period prior to the September 1, 1999 effective date of the legislation that authorized 100% postage stamp pricing for ERCOT wholesale transmission. After a series of appeals became final, the 1999 matrix docket was remanded to the PUCT to address two additional issues.

The first issue is the wholesale transmission transition mechanism for the period of September 1999 through December 1999. The disputed issue is whether the PUCT should have allowed the transition mechanism to continue for the last four months of 1999. The appealing parties (Texas Municipal Power Agency, the City of Denton, the City of Garland and GEUS (formerly known as Greenville Electric Utility System)) argued that the transition mechanism was not authorized in the September 1, 1999 100% postage stamp pricing legislation. Oncor's transmission deficit position was mitigated by approximately $8 million in the last four months of 1999 through the transition mechanism. In October 2011, certain parties filed a proposed settlement of this issue, subject to PUCT approval, in which Oncor would pay approximately $9 million including interest through October 9, 2003. The PUCT approved the settlement in January 2012. No appeals were filed prior to the appeals deadline, and the PUCT order became final in February 2012. Oncor made the payment in accordance with the settlement in February 2012. In November 2012, the PUCT gave its final approval of the TCRF application allowing Oncor recovery of the $9 million settlement payment through TCRF billings during the period of September 2012 through February 2013.

The second issue is the San Antonio City Public Service Board's (CPSB) claim that the PUCT did not have the authority to reduce CPSB's requested transmission cost of service (TCOS) revenue requirement. CPSB's initial TCOS rate was in effect from 1997 through 2000. Since the period of January 1997 through August 1999 is incorporated in the joint settlement, CPSB's remaining claim is for the period of September 1999 through December 2000. In January 2011, CPSB made a filing with the PUCT (PUCT Docket No. 39068), seeking an additional $22 million of TCOS revenue, including interest, for the 16-month period, of which Oncor would be responsible for approximately $11 million.  In late 2011, Oncor intervened in the proceeding and, along with several other parties, filed motions to dismiss CPSB's request. In January 2012, the PUCT upheld an administrative law judge's earlier decision to dismiss CPSB's request. No appeals were filed prior to the appeals deadline, and the PUCT order became final in February 2012.

We are involved in other various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

Labor Contracts

Certain Oncor employees are represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2013.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

8.	MEMBERSHIP INTERESTS

On February 13, 2013, our board of directors declared a cash distribution of $31 million , which was paid to EFIH on February 15, 2013.

During 2012, our board of directors declared, and we paid, the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount Paid
October 24, 2012	October 30, 2012	$47
July 25, 2012	July 31, 2012	31
April 25, 2012	May 1, 2012	33
February 14, 2012	February 21, 2012	36

During 2011, our board of directors declared, and we paid, the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount Paid
October 25, 2011	October 26, 2011	$52
July 27, 2011	July 28, 2011	32
April 27, 2011	April 28, 2011	16
February 15, 2011	February 16, 2011	16

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor's board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements.

Until December 31, 2012, Oncor's distributions were limited to its cumulative net income and regulatory capital structure restrictions. Effective January 1, 2013, distributions are limited only to the extent Oncor maintains a required regulatory capital structure as discussed below.

Oncor's distributions continue to be limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2012, Oncor's regulatory capitalization ratio was 58.8% debt and 41.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility's debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2012, $167 million was available for distribution to Oncor's members under the capital structure restriction, of which approximately 80% relates to Oncor's ownership interest.

For the period beginning October 11, 2007 and ending December 31, 2012, Oncor's cash distributions (other than distributions of the proceeds of any issuance of limited liability company units) were limited by the Limited Liability Company Agreement and a stipulation agreement with the PUCT to an amount not to exceed Oncor's cumulative net income determined in accordance with US GAAP, as adjusted by applicable orders of the PUCT. Adjustments consisted of the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. The noncash impacts consisted of removing the effect of an $860 million goodwill impairment charge in 2008 and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments were the $72 million ($46 million after tax) one-time refund to customers in September 2008 and the funds spent as part of the $100 million commitment for additional energy efficiency initiatives that was completed in 2012. See Note 2 for additional information regarding the two cash commitments. At December 31, 2012, $420 million of membership interests was available for distribution under the cumulative net income restriction of which approximately 80% relates to our ownership interest. However, as discussed above, this restriction is no longer applicable.

9.	NONCONTROLLING INTERESTS

At December 31, 2012, Oncor's ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of Oncor's management team and board of directors.

10.    PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor's recovery of pension and OPEB costs applicable to services of its active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.'s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, Oncor entered into an agreement with EFH Corp. whereby it assumed responsibility for applicable pension and OPEB costs related to those personnel's recoverable service.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2012 and 2011, Oncor had recorded regulatory assets totaling $1.011 billion and $884 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

In a 2012 agreement described below, Oncor assumed primary responsibility for retirement costs related to certain non-recoverable service. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plan

Oncor participates in two defined benefit pension plans. The EFH Retirement Plan and the Oncor Retirement Plan are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. All benefits are funded by the participating employers. The pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the participating employers' policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations.

In August 2012, EFH Corp. approved certain amendments to the EFH Retirement Plan. These actions were completed in the fourth quarter of 2012, and the amendments resulted in:

•
the splitting off of assets and liabilities under the plan associated with Oncor's employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new qualified pension plan that provides benefits identical to those provided under the EFH Retirement Plan, for which Oncor assumed sponsorship from EFH Corp. effective January 1, 2013 (Oncor Retirement Plan);

•	maintaining assets and liabilities under the plan associated with active collective bargaining unit (union) employees of EFH Corp.'s competitive subsidiaries under the current plan;

•
the splitting off of assets and liabilities under the plan associated with all other plan participants (active nonunion employees of EFH Corp.'s competitive businesses) to a terminating plan, freezing benefits and vesting all accrued plan benefits for these participants, and

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.'s liabilities under the terminating plan.

As a result of these actions and in connection with assuming sponsorship of the Oncor Retirement Plan, Oncor entered into an agreement with EFH Corp. to assume primary responsibility for benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to Oncor's regulated utility business) at December 31, 2012. As Oncor received a corresponding amount of assets with the assumed liabilities, execution of the agreement did not have a material impact on its reported results of operations or financial condition. In the fourth quarter of 2012, EFH Corp. made cash contributions totaling $259 million to settle the terminating plan obligations and fully fund its obligations under the Oncor Retirement Plan.

Oncor also has supplemental pension plans for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan, the information for which is included below.

In July 2012, the US Congress enacted legislation that includes, among other things, pension funding stabilization provisions.  These provisions are expected to reduce required minimum pension plan contributions in the near term, but have no impact on long-term funding levels absent a sustained low interest rate environment.

OPEB Plan

Oncor participates with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service.

Pension and OPEB Costs Recognized as Expense

The pension and OPEB amounts provided herein include Oncor's allocated amounts related to EFH Corp.'s plans based on actuarial computations and reflect Oncor's employee and retiree demographics as described above. Oncor recognized the following net pension and OPEB costs as expense:

	Year Ended December 31,
	2012	2011	2010
Components of net pension costs:
Pension costs (a)	$179	$95	$67
OPEB costs	27	74	63
Total benefit costs	206	169	130
Less amounts deferred as a regulatory asset or property	(169)	(132)	(93)
Net amounts recognized as expense	$37	$37	$37

Oncor and EFH Corp. use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating pension cost. Oncor and EFH Corp. include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Oncor and EFH Corp. use the fair value method to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2012, 2011 and 2010 measurement dates:

	Pension Plan			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010
Assumptions Used to Determine Net Periodic Pension and Benefit Cost:
Discount rate (a)	5.00%	5.50%	5.90%	4.95%	5.55%	5.90%
Expected return on plan assets	7.40%	7.70%	8.00%	6.80%	7.10%	7.60%
Rate of compensation increase	3.81%	3.74%	3.71%	—	—	—
Components of Net Pension and Benefit Cost:
Service cost	$23	$20	$19	$5	$7	$6
Interest cost	106	110	106	39	54	52
Expected return on assets	(109)	(99)	(97)	(12)	(14)	(15)
Amortization of net transition obligation	—	—	—	1	1	1
Amortization of prior service cost (credit)	—	1	1	(20)	(1)	(1)
Amortization of net loss	78	63	38	14	27	20
Settlement charges	81	—	—	—
Net periodic pension and benefit cost	179	95	67	27	74	63
Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	110	106	124	83	(91)	75
Prior service cost (credit)	—	—	—	—	(127)	1
Amortization of net loss	(78)	(63)	(38)	(14)	(27)	(20)
Amortization of transition obligation (asset)	—	—	—	(1)	(1)	(1)
Amortization of prior service (cost) credit	—	(1)	(1)	20	1	—
Settlement charges	(81)	—	—	—	—	—
Curtailment	(5)	—	—	—	—	—
Total recognized as regulatory assets or other comprehensive income	(54)	42	85	88	(245)	55
Total recognized in net periodic pension and benefit costs and as regulatory assets or other comprehensive income	$125	$137	$152	$115	$(171)	$118
____________

(a)
As a result of the amendments discussed above, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 2012 was 4.20%.

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2012	2011	2010	2012	2011	2010
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	4.10%	5.00%	5.50%	4.10%	4.95%	5.55%
Rate of compensation increase	3.94%	3.81%	3.74%	—	—	—

	Pension Plan		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$2,215	$2,052	$809	$1,004
Service cost	23	20	5	7
Interest cost	106	110	39	54
Participant contributions	—	—	15	14
Medicare Part D reimbursement	—	—	3	5
Plan amendments	—	—	—	(127)
Settlement	(268)	—	—	—
Curtailment	(5)	—	—	—
Assumption of liabilities	860	—	6	—
Actuarial (gain) loss	198	119	94	(97)
Benefits paid	(91)	(86)	(58)	(51)
Projected benefit obligation at end of year	$3,038	$2,215	$913	$809
Accumulated benefit obligation at end of year	$2,908	$2,063	$—	$—

Change in Plan Assets:
Fair value of assets at beginning of year	$1,542	$1,341	$197	$208
Actual return (loss) on assets	199	112	25	8
Employer contributions	93	175	11	18
Settlement	(268)	—	—	—
Assets related to assumed liabilities	852	—	—	—
Participant contributions	—	—	15	14
Benefits paid	(91)	(86)	(58)	(51)
Fair value of assets at end of year	2,327	1,542	190	197

Funded Status:
Projected benefit obligation at end of year	$(3,038)	$(2,215)	$(913)	$(809)
Fair value of assets at end of year	2,327	1,542	190	197
Funded status at end of year	$(711)	$(673)	$(723)	$(612)

	Pension Plan		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(3)	$(3)	$—	$—
Other noncurrent liabilities	(708)	(670)	(723)	(612)
Net liability recognized	$(711)	$(673)	$(723)	$(612)
Regulatory assets:
Net loss	$602	$659	$247	$178
Prior service cost (credit)	—	—	(111)	(131)
Net transition obligation	—	—	—	1
Net regulatory asset recognized	602	659	136	48
Accumulated other comprehensive net loss	$3	$—	$1	$—

The following tables provide information regarding the assumed health care cost trend rates

	Year Ended December 31,
	2012	2011
Assumed Health Care Cost Trend Rates - Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.50%	9.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

Assumed Health Care Cost Trend Rates - Medicare Eligible:
Health care cost trend rate assumed for next year	7.50%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$115	$(99)
Effect on postretirement benefits cost	6	(5)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2012	2011
Pension Plans with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,038	$2,215
Accumulated benefit obligations	2,908	2,063
Plan assets	2,327	1,542

Pension Plans and OPEB Plan Investment Strategy and Asset Allocations

Oncor's investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The retirement plans' investments are managed in two pools: one associated with the recoverable service portion of plan obligations related to Oncor's regulated utility business, and the other associated with plan obligations for the closed group of retired and terminated plan participants not related to Oncor's regulated utility business that it assumed from EFH Corp. in connection with Oncor's sponsorship of the Oncor Plan¸ as discussed above. The recoverable service portion is invested in a broadly diversified portfolio of equity and fixed income securities. The nonrecoverable service portion is invested in fixed income securities intended to fully hedge the obligations, within practical limitations.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Nonrecoverable
US equities	24%-31%	—
International equities	20%-25%	—
Fixed income	45%-57%	100%

The investment objective for the OPEB Plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2012 provided below are consistent with the asset allocation targets

Fair Value Measurement of Pension Plan Assets

At December 31, 2012 and 2011, pension plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2012				At December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$—	$134	$—	$134	$—	$60	$—	$60
Equity securities:
US	206	95	—	301	263	54	—	317
International	280	7	—	287	152	50	—	202
Fixed income securities:
Corporate bonds (a)	—	1,319	—	1,319	—	859	—	859
US Treasuries	—	206	—	206	—	34	—	34
Other (b)	—	73	—	73	—	61	—	61
Preferred securities	—	—	7	7	—	—	9	9
Total assets	$486	$1,834	$7	$2,327	$415	$1,118	$9	$1,542
___________________
(a) Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.
(b) Other consists primarily of US agency securities.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2012 and 2011, OPEB Plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2012				At December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$—	$10	$—	$10	$—	$10	$—	$10
Equity securities:
US	49	6	—	55	52	3	—	55
International	31	—	—	31	23	3	—	26
Fixed income securities:
Corporate bonds (a)	—	42	—	42	—	54	—	54
US Treasuries	—	4	—	4	—	2	—	2
Other (b)	45	3	—	48	46	3	—	49
Preferred securities	—	—	—	—	—	—	1	1
Total assets	$125	$65	$—	$190	$121	$75	$1	$197
___________________
(a) Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody's.
(b) Other consists primarily of US agency securities.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans' strategic asset allocation is determined in conjunction with the plans' advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long-Term Rate of Return	Plan Type	Expected Long-Term Returns
US equity securities	7.7%	401(h) accounts	7.4%
International equity securities	9.3%	Life Insurance VEBA	6.4%
Fixed income securities	4.1%	Union VEBA	6.4%
Other	0.6%	Non-Union VEBA	3.2%
Weighted average (a)	7.4%	Weighted average	6.7%
_______________
(a) The 2013 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.10%.

Significant Concentrations of Risk

The plans' investments are exposed to risks such as interest rate, capital market and credit risks. Oncor and EFH Corp. seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor and EFH Corp. recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

Oncor and EFH Corp. selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2012 consisted of 332 corporate bonds with an average rating of AA using Moody's, S&P and Fitch ratings.

Amortization in 2013

In 2013, amortization of the net actuarial loss and prior service cost for the defined benefit pension plans from regulatory assets into net periodic benefit cost is expected to be $70 million and less than $1 million, respectively. Amortization of the net actuarial loss and prior service credit for the OPEB Plan from regulatory assets into net periodic benefit cost is expected to be $26 million and a $20 million credit, respectively.

Pension and OPEB Plan Cash Contributions

Oncor's contributions to the benefit plans were as follows:

	Year Ended December 31,
	2012	2011	2010
Pension plans contributions	$93	$175	$43
OPEB Plan contributions	11	18	18
Total contributions	$104	$193	$61

Oncor's funding of the pension plans and the OPEB Plan is expected to be $10 million and $12 million, respectively, in 2013. Oncor's funding for the pension plans (based on the funded status at December 31, 2012) and the OPEB Plan is expected to total approximately $395 million and $115 million, respectively, for the 2013 to 2017 period.

Future Benefit Payments

Estimated future benefit payments to beneficiaries are as follows:

	2013	2014	2015	2016	2017	2018-22
Pension benefits	$153	$157	$158	$164	$168	$910
OPEB	$43	$45	$48	$51	$53	$291

Thrift Plan

Oncor's employees may participate in a qualified savings plan, the EFH Corp. Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan's investment options. Oncor's contributions to the Thrift Plan totaled $12 million, $12 million and $11 million for the years ended December 31, 2012, 2011 and 2010, respectively.

11.	STOCK-BASED COMPENSATION

In 2008, Oncor established the SARs Plan under which certain of its executive officers and key employees may be granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, Oncor established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of its board of directors and other persons having a relationship with Oncor may be granted SARs payable in cash, or in some circumstances, Oncor membership interests. SARs under the SARs Plan and the Director SARs Plan are generally payable in cash based on the fair market value of the SAR on the date of exercise. There were no SARs under either plan eligible for exercise at December 31, 2011.

During the year ended December 31, 2012, Oncor granted no SARS under the SARs Plan. In November 2012, Oncor accepted the early exercise of all outstanding SARs (both vested and unvested, totaling 14,322,219 SARs under the SARs Plan and 55,000 SARs under the Director SARs Plan) issued to date pursuant to both SARs Plans. The early exercise was permitted by Oncor's board of directors pursuant to the provision of the SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. The early exercise of SARs entitled each participant in the SARs Plan to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. Additionally, each current executive officer agreed to defer payment of a portion of his/her Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate. As a result of the early exercise, in 2012 Oncor paid an aggregate of approximately $64 million related to Exercise Payments ($57 million charged to expense), and began accruing interest on approximately $18 million in aggregate dividends. As a result of the early exercise, no SARs are currently outstanding under either the SARs Plan or the Director SARs Plan.

Under both SARs plans, dividends that are paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder's account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. As a result, in 2012 Oncor recorded compensation expense of approximately $6 million relating to dividend accruals through November 2012. For accounting purposes, the liability is discounted based on an employee's or director's expected retirement date.

12.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions:

•
Oncor records revenue from TCEH, principally for electricity delivery fees, which totaled $1.0 billion for each of the years ended December 31, 2012 and 2011 and $1.1 billion for the year December 31, 2010. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included approximately $2 million for each of the years ended December 31, 2012, 2011 and 2010 pursuant to a transformer maintenance agreement with TCEH. The balance sheets at December 31, 2012 and 2011 reflect receivables from affiliates totaling $53 million and $138 million, respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees.

•
Oncor recognized interest income from TCEH under an agreement related to its generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. The interest income, which served to offset Oncor's interest expense on the transition bonds, totaled $16 million, $32 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Incremental amounts payable related to income taxes as a result of Oncor's delivery fee surcharges to customers related to transition bonds were reimbursed by TCEH. Prior to the August 2012 sale to EFIH disclosed below, our financial statements reflected a note receivable from TCEH that totaled $179 million ($41 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2011 related to these income taxes.

In August 2012, Oncor sold to EFIH all future interest reimbursements and the remaining $159 million obligation under the note with TCEH. As a result, EFIH paid, and Oncor received, an aggregate $159 million for the agreements. The sale of the related-party agreements was reported as a $2 million (after tax) decrease in total membership interests in 2012 in accordance with accounting rules for related-party matters.

•
EFH Corp. subsidiaries charge Oncor for certain administrative services. EFH Corp. and Oncor also charge each other for shared facilities at cost. These net costs, which are primarily reported in operation and maintenance expenses, totaled $35 million, $38 million and $40 million for the years ended December 31, 2012, 2011 and 2010, respectively.

•
Under Texas regulatory provisions, the trust fund for decommissioning TCEH's Comanche Peak nuclear generation facility is funded by a delivery fee surcharge Oncor collects from REPs and remits monthly to TCEH. Delivery fee surcharges totaled $16 million, $17 million and $16 million for the years ended December 31, 2012, 2011 and 2010, respectively. Oncor's sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, Oncor would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

Prior to 2012, Oncor reflected the difference between the trust fund assets and the decommissioning liability (both reported on TCEH's balance sheet) in its financial statements as a regulatory liability or asset with an offsetting receivable from or payable to TCEH (the beneficiary of the nuclear decommissioning trust).  However, amounts associated with nuclear decommissioning activities were not included in Oncor's net income or accumulated other comprehensive income.  During 2012, Oncor determined that due to its role as the collection agent of funds, the recording of a regulatory liability or asset in its financial statements was an error.  As such, the balance sheet at December 31, 2011 has been restated to remove both the $225 million receivable from TCEH related to the Comanche Peak nuclear plant decommissioning and the associated regulatory liability of $225 million.  This restatement reduced the receivable from TCEH to zero and increased regulatory assets by $225 million. This error did not have a material impact on our reported results of operations, cash flows or financial condition.

•
Oncor has a 19.5% limited partnership interest, with a carrying value of less than $1 million at December 31, 2012 and 2011, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled less than $1 million for each of the years ended December 31, 2012 and 2011, and $2 million for the year ended December 31, 2010. These losses primarily represent amortization of software assets held by the subsidiary.

•
We are a member of EFH Corp.'s consolidated tax group, though Oncor is not, and EFH Corp.'s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement, we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor's results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements under “Income Taxes.” At December 31, 2012 and 2011, we had amounts due to EFH Corp. under the agreements totaling $34 million and $2 million, respectively. In the year ended December 31, 2012, we made income tax payments to EFH Corp. totaling $35 million (including net payments of $2 million made by Oncor to EFH Corp.). Income tax refunds from EFH Corp. in the year ended December 31, 2011 totaled $89 million. Income tax payments to EFH Corp. in the year ended December 31, 2010 totaled $107 million. Income tax refunds from noncontrolling interests in the years ended December 31, 2012 and 2011 totaled $5 million and $25 million, respectively, and income tax payments to noncontrolling interests in the year ended December 31, 2010 totaled $21 million.

•
Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP's obligation to collect transition bond-related charges on behalf of the utility. Under these tariffs, as a result of TCEH's credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2012 and 2011, TCEH had posted letters of credit in the amount of $11 million and $12 million, respectively, for Oncor's benefit.

•
In connection with assuming sponsorship of the Oncor Retirement Plan, Oncor entered into an agreement with EFH Corp. to assume primary responsibility for retirement benefits of a closed group of retired and terminated vested retirement plan participants not related to its regulated utility business. As the Oncor Retirement Plan received an amount of plan assets equal to the liabilities Oncor assumed for those participants, execution of the agreement did not have a material impact on its reported results of operations or financial condition. See Note 10 for further information regarding funding for the pension plans.

•
Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of Oncor's debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for Oncor and certain of our affiliates for which they have received or will receive customary fees and expenses.

See Notes 3, 8 and 10 for information regarding the tax sharing agreement, distributions to EFIH and the allocation of EFH Corp.'s pension and OPEB costs, respectively.

13.	SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

Oncor is the primary beneficiary and consolidates a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from Oncor that is pledged as collateral to secure the bonds. Oncor acts as the servicer for this entity to collect transition charges authorized by the PUCT. These funds are remitted to the trustee and used for interest and principal payments on the transition bonds and related costs.

The material assets and liabilities of Bondco are presented separately on the face of our Consolidated Balance Sheet because the assets are restricted and can only be used to settle the obligations of Bondco, and Bondco's creditors do not have recourse to our general credit or assets.

Our maximum exposure does not exceed our equity investment in Bondco, which was $16 million at both December 31, 2012 and 2011. We did not provide any financial support to Bondco during the years ended December 31, 2012 and 2011.

Major Customers
Revenues from TCEH represented 29%, 33% and 36% of total operating revenues for the years ended December 31, 2012, 2011 and 2010, respectively. Revenues from REP subsidiaries of a nonaffiliated entity collectively represented 15% of total operating revenues for each of the years ended December 31, 2012, 2011 and 2010. No other customer represented 10% or more of total operating revenues in the years ended December 31, 2012, 2011 or 2010.

Other Income and Deductions

	Year Ended December 31,
	2012	2011	2010
Other income:
Accretion of adjustment (discount) to regulatory assets due to purchase accounting	$23	$29	$34
Net gain on sale of other properties and investments	3	1	2
Total other income	$26	$30	$36
Other deductions:
Professional fees	$3	$4	$4
Equity losses in unconsolidated affiliate (Note 12)	—	—	2
SARs early exercise (Note 11)	57	—	—
Other	4	5	2
Total other deductions	$64	$9	$8

Interest Expense and Related Charges

	Year Ended December 31,
	2012	2011	2010
Interest expense	$366	$359	$342
Amortization of fair value debt discounts resulting from purchase accounting	—	—	2
Amortization of debt issuance costs and discounts	18	3	5
Allowance for funds used during construction -capitalized interest portion	(10)	(3)	(2)
Total interest expense and related charges	$374	$359	$347

Restricted Cash

Restricted cash amounts reported on our balance sheet consisted of the following:

	At December 31, 2012		At December 31, 2011
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Customer collections related to transition bonds used only to service debt and pay expenses	$55	$—	$57	$—
Reserve for fees associated with transition bonds	—	10	—	10
Reserve for shortfalls of transition bond charges	—	6	—	6
Total restricted cash	$55	$16	$57	$16

Trade Accounts Receivable

Trade accounts receivable reported on our balance consisted of the following:

	At December 31,
	2012	2011
Gross trade accounts receivable	$395	$436
Trade accounts receivable from TCEH	(55)	(131)
Allowance for uncollectible accounts	(2)	(2)
Trade accounts receivable from nonaffiliates - net	$338	$303

Gross trade accounts receivable at December 31, 2012 and 2011 included unbilled revenues of $147 million and $127 million, respectively.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property
Investments and other property reported on our balance consisted of the following:

	At December 31,
	2012	2011
Assets related to employee benefit plans, including employee savings programs, net of distributions	$80	$70
Land	3	3
Total investments and other property	$83	$73

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2012 and 2011, the face amount of these policies totaled $152 million and $137 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $65 million and $46 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Avg. Life at December 31, 2012	2012	2011
Assets in service:
Distribution	4.1% / 24.5 years	$9,745	$9,486
Transmission	2.8% / 35.2 years	5,482	4,919
Other assets	9.3% / 10.8 years	856	822
Total		16,083	15,227
Less accumulated depreciation		5,407	5,203
Net of accumulated depreciation		10,676	10,024
Construction work in progress		627	530
Held for future use		15	15
Property, plant and equipment - net		$11,318	$10,569

Depreciation expense as a percent of average depreciable property approximated 3.9% for the year ended December 31, 2012 and 4.0% for each of the years ended December 31, 2011 and 2010.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At December 31, 2012			At December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$295	$79	$216	$248	$77	$171
Capitalized software	409	220	189	378	181	197
Total	$704	$299	$405	$626	$258	$368

Aggregate amortization expense for intangible assets totaled $53 million, $48 million and $39 million for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, the weighted average remaining useful lives of capitalized land easements and software were 89 years and 5 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2013	$56
2014	56
2015	56
2016	53
2017	45

At both December 31, 2012 and 2011, goodwill totaling $4.1 billion was reported on the balance sheet. None of this goodwill is being deducted for tax purposes (see Note 1 regarding goodwill impairment assessment and testing). In the fourth quarter of 2008, Oncor recorded a goodwill impairment charge of $860 million, which was not deductible for income tax-related purposes.

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits reported on our balance sheet consisted of the following:

	At December 31,
	2012	2011
Retirement plans and other employee benefits	$1,495	$1,340
Liabilities related to subsidiary tax sharing agreement	278	286
Uncertain tax positions (including accrued interest)	169	147
Other	57	59
Total	$1,999	$1,832

Supplemental Cash Flow Information

	Year Ended December 31,
	2012	2011	2010
Cash payments (receipts) related to:
Interest	$360	$339	$337
Capitalized interest	(3)	(2)	(2)
Interest (net of amounts capitalized).	357	337	335
Income taxes
Federal	9	(134)	109
State	21	20	19
Total income taxes	30	(114)	128
SARs early exercise	64	—	—
Noncash investing and financing activities:
Construction expenditures (a)	103	140	78
Capital contribution related to settlement of certain income taxes payable (b)	—	30	40
Debt exchange transactions - Oncor	—	—	324
____________

(a)	Represents end-of-period accruals.

(b)	Reflects noncash settlement of certain income taxes payable arising as a result of the sale of noncontrolling interests in Oncor.

14	CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONDENSED FINANCIAL INFORMATION

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010
Income tax expense	$(9)	$(7)	$(5)
Equity in earnings of subsidiary	279	293	282
Net income	270	286	277
Other comprehensive income (net of tax benefit of — , $14, and — )	—	(23)	—
Comprehensive income	270	263	277

See Notes to Financial Statements.

CONDENSED STATEMENTS OF CASH FLOWS
(millions of dollars)

	Year Ended December 31,
	2012	2011	2010

Cash provided by operating activities	$146	$116	$169
Cash used in financing activities — distributions paid to parent	(147)	(116)	(169)
Net change in cash and cash equivalents	(1)	—	—
Cash and cash equivalents - beginning balance	$1	$1	$1
Cash and cash equivalents - ending balance	$—	1	1

See Notes to Financial Statements.

CONDENSED BALANCE SHEETS
(millions of dollars)

	At December 31,
	2012	2011
ASSETS
Cash and cash equivalents — current	$—	$1
Investments	6,133	6,028

Total assets	$6,133	$6,029
LIABILITIES AND MEMBERSHIP INTEREST

Income taxes payable to EFH Corp. — current	$9	$—
Accumulated deferred income taxes	4	23
Other noncurrent liabilities and deferred credits	278	286
Total liabilities	291	309

Membership interest	5,842	5,720
Total liabilities and membership interest	$6,133	$6,029

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONDENSED FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to "we," "our," "us" and "the company" are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context.

The accompanying unconsolidated condensed balance sheets are presented at December 31, 2012 and 2011, and the accompanying unconsolidated statements of income and cash flows are presented for the years ended December 31, 2012, 2011 and 2010. We are a Delaware limited liability company wholly-owned by EFIH, which is a wholly owned subsidiary of EFH Corp. As of December 31, 2012, we own approximately 80% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules of the US Securities and Exchange Commission. Because the unconsolidated condensed financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 13. Our subsidiary has been accounted for under the equity method. All dollar amounts in the financial statements are stated in millions of US dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor's board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements.

Until December 31, 2012, Oncor's distributions were limited to its cumulative net income and regulatory capital structure restrictions. Effective January 1, 2013, distributions are limited only to the extent Oncor maintains a required regulatory capital structure as discussed below.

Oncor's distributions continue to be limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2012, Oncor's regulatory capitalization ratio was 58.8% debt and 41.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility's debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2012, $167 million was available for distribution to Oncor's members under the capital structure restriction, of which approximately 80% relates to our ownership interest.

For the period beginning October 11, 2007 and ending December 31, 2012, Oncor's cash distributions (other than distributions of the proceeds of any issuance of limited liability company units) were limited by the Limited Liability Company Agreement and a stipulation agreement with the PUCT to an amount not to exceed Oncor's cumulative net income determined in accordance with US GAAP, as adjusted by applicable orders of the PUCT. Adjustments consisted of the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. The noncash impacts consisted of removing the effect of an $860 million goodwill impairment charge in 2008 and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments were the $72 million ($46 million after tax) one-time refund to customers in September 2008 and the funds spent as part of the $100 million commitment for additional energy efficiency initiatives that was completed in 2012. See Note 2 for additional information regarding the two cash commitments. At December 31, 2012, $420 million of membership interests was available for distribution under the cumulative net income restriction of which approximately 80% relates to our ownership interest. However, as discussed above, this restriction is no longer applicable.

On February 13, 2013, Oncor's board of directors declared a cash distribution of $31, which was paid to us on February 15, 2013. During 2012, 2011 and 2010, Oncor's board of directors declared, and Oncor paid to us cash distributions totaling $147 million, $116 million and $169 million, respectively.

Supplemental Cash Flow Information

	Year Ended December 31,
	2012	2011	2010
Cash payments to EFH Corp. related to federal income taxes	$33	$—	$—
Capital contribution related to settlement of certain income taxes payable (a)	$—	$30	$40
____________

(a)	Reflects noncash settlement of certain income taxes payable arising as a result of the sale of noncontrolling interests in Oncor.